As filed with the Securities and Exchange Commission on April 11, 2005

Registration No. 333-123136

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI TOKYO FINANCIAL GROUP

(Exact name of Registrant as specified in its charter)

MITSUBISHI TOKYO FINANCIAL GROUP, INC.

(Translation of Registrant’s name into English)

Japan	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6326

Japan

+81-3-3240-8111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Attention:  Robert E. Hand, Esq.

General Counsel and Director of Public Affairs, Legal and Compliance Office for the Americas

The Bank of Tokyo-Mitsubishi, Ltd., Headquarters for the Americas

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mark S. Bergman, Esq.

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Building, 2nd Floor

2-2 Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share			Proposed maximum aggregate offering price			Amount of registration fee(5)
Common stock, no par value(1)	350,000 shares	(2)	US$	8,784	(3)	US$	3,074,496,169	(2)(3)	US$	361,868	(2)(3)
Class 8 preferred shares, no par value	1,008 shares	(2)	US$	9,505	(4)	US$	9,580,838	(2)(4)	US$	1,128	(2)(4)

(1)	American depositary receipts evidencing American depositary shares issuable upon deposit of the shares of common stock registered under this registration statement are registered under a separate registration statement on Form F-6 (Registration No. 333-13338).
(2)	Represents the maximum number of shares of common stock and preferred stock, respectively, that the registrant expects to issue to UFJ Holdings shareholders resident in the United States in connection with the merger described in this registration statement. The shares to be issued in connection with the merger outside the United States are not registered under this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the average of the high and low trading prices of UFJ Holdings common stock on the Tokyo Stock Exchange on February 25, 2005 after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date.
(4)	The class 8 preferred shares are being offered in exchange for UFJ Holdings class VI preferred shares previously sold in transactions exempt from registration under the Securities Act. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act, based on the liquidation preference of the class VI preferred shares after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on February 25, 2005.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated April 11, 2005

Prospectus

Merger Proposal

between

MITSUBISHI TOKYO FINANCIAL GROUP, INC.

and

UFJ HOLDINGS, INC.

The boards of directors of Mitsubishi Tokyo Financial Group, Inc., or MTFG, and UFJ Holdings, Inc. have agreed to a statutory merger under the Commercial Code of Japan pursuant to which UFJ Holdings will merge with MTFG, with MTFG being the surviving entity. As a result of the merger, shareholders of UFJ Holdings will become shareholders of the surviving entity. Concurrently, the surviving entity will be renamed “Mitsubishi UFJ Financial Group, Inc.” and use the abbreviation “MUFG”. This merger is referred to as the “merger” in this prospectus. On February 18, 2005, the two companies entered into an integration agreement setting forth the merger ratio and certain other terms of the merger and, on                     , 2005, the two parties entered into a merger agreement setting forth the final terms of the merger. The merger ratio has been set at 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock, and this ratio will not be adjusted to reflect changes in the market values of MTFG and UFJ Holdings common stock. Under the current schedule, the merger, if approved, is expected to be completed on or around October 1, 2005.

Based on the number of shares of UFJ Holdings capital stock issued as of September 30, 2004, MTFG expects to allocate an aggregate of 3,166,591 shares of its common stock, representing a 48.57% increase in MTFG’s issued shares as of September 30, 2004, to shareholders of UFJ Holdings in connection with the merger. MTFG shares that will be used in the merger will consist of shares that MTFG will newly issue on the effective date of the merger.

As part of the merger, MTFG will issue one share of class 8 preferred shares in exchange for each share of UFJ Holdings’ class VI preferred shares. Subject to the final terms being approved, the MTFG class 8 preferred shares will have a non-cumulative preferred dividend of ¥     per share per annum and a liquidation preference of ¥     per share. The MTFG class 8 preferred shares will generally have no voting rights except under special circumstances. The other terms of the MTFG class 8 preferred shares are expected to be substantially the same as those of UFJ Holdings’ class VI preferred shares. See “Description of Preferred Stock” for detailed information about the MTFG class 8 preferred shares.

The general meeting of shareholders of UFJ Holdings, at which the shareholders of UFJ Holdings will vote on the terms of the merger agreement, is currently scheduled to be held on June     , 2005 at UFJ Holdings’ principal office in Tokyo, Japan. Shareholders of record of UFJ Holdings as of March 31, 2005 will be entitled to vote at that meeting. To attend and vote at the shareholders meeting, shareholders of UFJ Holdings must follow the procedures outlined in the convocation notice and the mail-in voting cards that UFJ Holdings will distribute to the shareholders of record.

The merger can only be completed if the terms of the merger agreement are approved by shareholders of MTFG and UFJ Holdings and several other conditions are satisfied. The additional conditions and other terms of the merger are more fully described in this prospectus. For a discussion of these conditions, please see “The Merger—Conditions to the Merger.”

This prospectus has been prepared for shareholders of UFJ Holdings resident in the United States to provide them with detailed information in connection with the merger. It also provides important information about the shares of MTFG common stock and class 8 preferred stock to be issued and delivered to UFJ Holdings shareholders in connection with the merger. You are encouraged to read this prospectus in its entirety.

Shares of MTFG common stock are traded in Japanese yen on the Tokyo Stock Exchange under the code number 8306. On April 6, 2005, the last reported official sale price of shares of MTFG common stock on the Tokyo Stock Exchange was ¥945,000 per share. MTFG’s common stock is also listed on the Osaka Securities Exchange in Japan and on the Official List of the UK Listing Authority and traded on the market for listed securities on the London Stock Exchange in the United Kingdom. Application has been made to list MTFG’s common stock on the Nagoya Stock Exchange in Japan. ADSs, each representing one one-thousandth of a share of common stock of MTFG, are quoted on the New York Stock Exchange, or NYSE, under the symbol “MTF”. On April 6, 2005, the last reported official sale price of the ADSs on the NYSE was $8.73 per ADS.

MTFG is not asking for a proxy, and you may not send a proxy to MTFG.

You should carefully consider the risk factors beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional business and financial information about MTFG and UFJ Holdings that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact MTFG at the following address or telephone number: 4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-6326, Japan, Attention: Public Relations Office, telephone: +81-3-3240-8136. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE     , 2005, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE MERGER.

For additional information about MTFG and UFJ Holdings, see “Where You Can Obtain More Information.”

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What are MTFG and UFJ Holdings proposing?

A.	MTFG and UFJ Holdings are proposing to merge, with MTFG being the surviving entity. As a result of the merger, holders of UFJ Holdings common stock will become holders of the surviving entity’s common stock. On February 18, 2005, MTFG and UFJ Holdings entered into the integration agreement setting forth the merger ratio and, on , 2005, the two parties entered into the merger agreement setting forth the final terms of the merger.

Q.	Why are MTFG and UFJ Holdings proposing the merger?

A.	MTFG and UFJ Holdings aim, through the merger, to create a leading comprehensive financial group that is competitive on a global basis and provides a broad range of financial products and services to a worldwide client base. MTFG and UFJ Holdings believe that their business operations and domestic and global branch networks are highly complementary. By leveraging the respective strengths of each group, creating synergies through the merger and reinforcing a customer-focused management philosophy, the combined entity will seek to become Japan’s premier comprehensive global financial group. The combined entity will have what the parties believe is the largest market value among Japanese financial institutions, and it will be the largest bank in the world when measured by assets. The combined entity will also have a strong presence in core financial business areas, including:

• banking;	• credit cards and consumer finance;

• trust banking;	• leasing; and

• securities;	• international banking.

• investment trusts;

Q.	What will UFJ Holdings shareholders receive in the merger?

A.	Holders of UFJ Holdings common stock will receive 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock. For a discussion of the merger ratio, please see “The Merger.”

Holders of UFJ Holdings preferred stock are currently expected to receive shares of MTFG preferred stock (subject to the final terms being approved) as follows:

•	Holders of class II preferred shares of UFJ Holdings: an equal number of shares of class 5 preferred shares newly issued by MTFG

•	Holders of class IV preferred shares of UFJ Holdings: an equal number of shares of class 6 preferred shares newly issued by MTFG

•	Holders of class V preferred shares of UFJ Holdings: an equal number of shares of class 7 preferred shares newly issued by MTFG

•	Holders of class VI preferred shares of UFJ Holdings: an equal number of shares of class 8 preferred shares newly issued by MTFG

•	Holders of class VII preferred shares of UFJ Holdings: an equal number of shares of class 9 preferred shares newly issued by MTFG.

Q.	Does the board of directors of UFJ Holdings recommend the merger?

A.	Yes. The board of directors of UFJ Holdings unanimously recommends that shareholders vote FOR the merger.

Q.	How will fractional shares be treated in the merger?

A.

If any fractional shares of MTFG common stock would otherwise be allotted to holders of UFJ Holdings common stock in the merger, such fractional shares will not be issued to the respective shareholders, but instead shares representing the aggregate of all such fractional shares, except for those consisting of 1% of one share or its integral multiples as described below, will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of UFJ Holdings shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts. However, fractional shares of MTFG common stock consisting of 1% of one share or any integral multiples thereof will be entered or recorded in the fractional share register of MTFG.

Q.	When is the merger expected to be completed?

A.	MTFG and UFJ Holdings expect to complete the merger on or around October 1, 2005.

Q.	What are the required votes to approve the merger agreement at the general meeting of shareholders of UFJ Holdings?

A.	At the general meeting of UFJ Holdings shareholders, holders of record as of March 31, 2005 of issued shares of common stock and class I, class II, class IV, class V, class VI and class VII preferred shares are entitled to one vote per share. The following shares, however, are not entitled to vote at the general meeting of UFJ Holdings:

•	treasury shares held by UFJ Holdings; and

•	shares held by entities in which UFJ Holdings (together with its subsidiaries) holds more than 25% of the voting rights.

The required quorum for a vote on the terms of the merger agreement at the general meeting of UFJ Holdings shareholders is one-third of the aggregate of the above common and preferred shares with voting rights at the general meeting. In determining the required quorum for the shareholders meetings for UFJ Holdings, shares without voting rights are not counted. The class I, class II, class IV, class V, class VI and class VII preferred shares of UFJ Holdings, which in the aggregate and as of September 30, 2004 represented 12.34% of the total number of shares entitled to vote, are voting together with the common stock shareholders at the ratio of one vote for one preferred share because a proposal to pay the full amount of preferential dividends on those classes of preferred shares is not included in the agenda of the meeting.

The affirmative vote of shareholders comprising two-thirds of the above common and preferred shares with voting rights represented at the general meetings of shareholders of UFJ Holdings is required to approve the terms of the merger agreement.

In addition, the terms of the merger agreement are also required to be approved at the class shareholders meetings for each class of UFJ Holdings shares, namely the common shares and the class I, class II, class IV, class V, class VI and class VII preferred shares, by the affirmative vote of two-thirds of the issued shares of the relevant class with voting rights represented at each class shareholders meeting. The required quorum at the common share class shareholders meeting is a majority of the issued common shares with voting rights, and the required quorum at each of the preferred class shareholders meetings is a majority of the total issued shares for the relevant class of preferred shares.

Q.	If I own UFJ Holdings shares how do I vote at the shareholders meeting?

A.

If you have one or more shares of UFJ Holdings common stock, you will have voting rights with respect to each share of common stock. You may exercise voting rights by attending the shareholders meeting in person or by having another shareholder having voting rights attend the meeting as your attorney-in-fact, by the Internet or by arranging to return the mail-in voting card sent to the registered shareholders by UFJ Holdings. Completed voting cards must be received at least one day before the meeting. If you are a UFJ Holdings shareholder resident in the United States, mail-in voting cards and related materials will be sent to your standing proxies in Japan, if you have one, who will then transmit those voting cards and related materials to you according to the terms of the respective proxy agreements. If you are not residing in Japan, you are encouraged to contact your standing proxy in Japan or your securities broker through which you purchased the shares. A UFJ Holdings shareholder is also entitled to exercise voting rights through the Internet by accessing UFJ Holdings’ website and inputting an exercise code and password. Internet voting is available only on UFJ Holdings’ Japanese-language website.

Q.	What is the record date for voting at the shareholders meeting?

A.	The record date will be March 31, 2005. Accordingly, holders of UFJ Holdings shares of record as of March 31, 2005 will be eligible to vote at the shareholders meeting to be held on June , 2005. Holders of shares issued after March 31, 2005, such as shares that may be issued after March 31, 2005 as a result of convertible or exchangeable securities (which were issued prior to March 31, 2005) being converted or exchanged, will not be entitled to vote at the shareholders meeting.

Q.	What materials am I receiving?

A.	UFJ Holdings will distribute voting materials, including a mail-in voting card, to registered shareholders that will enable them to exercise their voting rights. For shareholders who are not resident in Japan and have a standing proxy in Japan, UFJ Holdings will distribute voting materials to their standing proxies in Japan. Therefore, if you are a UFJ Holdings shareholder that is not resident in Japan and have a standing proxy in Japan with respect to UFJ Holdings shares, you are encouraged to contact your standing proxy in Japan. If you are a UFJ Holdings shareholder that is not resident in Japan and have purchased UFJ Holdings shares through a securities broker located outside Japan, you are encouraged to ask your broker to obtain the voting materials from its standing proxy or custodian in Japan or to otherwise make proper arrangements.

Q.	How will shares represented at the shareholders meeting by mail-in voting cards be treated?

A.	The voting cards used for the general meeting of shareholders of UFJ Holdings will list the proposals to be voted on by shareholders at the general meeting, including approval of the terms of the merger agreement. The voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal. In accordance with Japanese law and practice, UFJ Holdings intends to count towards the quorum requirements for its shareholders meeting any shares represented by voting cards that are returned to UFJ Holdings, including voting cards that do not indicate a “for” or “against” vote for any of the proposals, and to count voting cards that do not indicate a “for” or “against” vote for any proposal as having voted “for” approval of the proposals, including the terms of the merger agreement.

Q.	May I change my vote after I submit my mail-in voting card?

A.	Yes. If you want to change your previously returned voting card, you must either attend the shareholders meeting personally or through another shareholder having voting rights, whom you appoint as your attorney-in-fact, or vote via the Internet. By attending the meeting in person or having another shareholder who has voting rights and is authorized to vote your shares attend the meeting on your behalf, or by voting via the Internet, you will automatically revoke your mail-in voting card. Your vote submitted via the Internet, however, will also be automatically revoked if you subsequently attend the shareholders meeting in person or through another shareholder having voting rights whom you appoint as your attorney-in-fact.

Q.	May I change my vote after I submit my vote via the Internet?

A.

Yes. If you wish to change a vote previously submitted via the Internet, you must either attend the shareholders meeting personally or through another shareholder having voting rights whom you appoint as your attorney-in-fact, or by resubmitting your vote via the Internet. By attending the meeting in person or having another shareholder entitled to vote your shares attend the meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your vote perviously submitted via the Internet. If you submit more than one vote via the Internet, the last vote submitted will be counted.

Q.	If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A.	Whether your broker will vote your shares without your instructions depends on the terms and conditions of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q.	Do I have opposition rights?

A.	Under the Commercial Code of Japan, you may have opposition rights of appraisal in connection with the merger. Any UFJ Holdings shareholder who notifies UFJ Holdings in writing prior to the general meeting of shareholders of his or her intention to oppose the merger, and who votes against the approval of the terms of the merger agreement at the general meeting and complies with the other relevant procedures set forth in the Commercial Code of Japan, may demand that UFJ Holdings purchase his or her shares of UFJ Holdings common stock at the fair value which such shares would have had but for the resolution approving the terms of the merger agreement. The failure of a shareholder of UFJ Holdings to provide such notice prior to the general meeting or to vote against the approval of the terms of the merger agreement at the general meeting will in effect constitute a waiver of the shareholder’s right to demand that UFJ Holdings purchase his or her shares of common stock at that value.

Q.	Should I send in my stock certificates now?

A.	No. After the terms of the merger agreement are approved at the shareholders meetings of MTFG and UFJ Holdings, you, your standing proxy or custodian in Japan or your broker will, on your or your broker’s behalf, receive a notice requesting that shareholders submit their share certificates representing UFJ Holdings stock during the period stated in the notice, which will end one day prior to the date of the merger. The notice will also include instructions on how to exchange your UFJ Holdings share certificates for MTFG share certificates. Please do not send your share certificates until you receive these instructions from your standing proxy in Japan or broker.

Q.	How will trading in UFJ Holdings shares be affected in connection with the completion of the merger?

A.	Under the current schedule and assuming the merger is approved, UFJ Holdings shares will be delisted from the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange in Japan and from the Official List of the UK Listing Authority in the United Kingdom on or around September 27, 2005.

The additional shares of MTFG to be issued on the effective date of the merger are expected to be listed on the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange in Japan and on the Official List of the UK Listing Authority in the United Kingdom. ADSs, each representing one one-thousandth of one share of the surviving entity, are also expected to be traded on the New York Stock Exchange in the United States.

Q.	Will I receive dividends on UFJ Holdings common stock for the year ended March 31, 2005 from UFJ Holdings?

A.	No. UFJ Holdings has previously announced that it will not pay a dividend on its common stock or preferred stock for the year ended March 31, 2005.

Q.	Will I be entitled to receive dividends from MTFG on shares of MTFG common stock for the year ended March 31, 2005 or the interim period ending September 30, 2005?

A.	No. You will not receive dividends for the year ended March 31, 2005, or the interim period ending September 30, 2005. MTFG currently expects to pay (1) dividends in June 2005 to holders of record of its common shares as of March, 31, 2005, subject to approval at MTFG’s general meeting of shareholders in June 2005, and (2) interim dividends in December 2005 to holders of record of its common shares as of September 30, 2005, subject to approval at MTFG’s board of directors meeting in December 2005.

Q.	What are the Japanese tax consequences of the merger?

A.	The merger is expected to be accomplished as a “qualified merger,” which is a tax-free transaction for Japanese tax purposes. Therefore, a non-resident holder will not recognize any income or gain or loss for Japanese tax purposes upon the exchange of its UFJ Holdings shares for MTFG shares in the merger, except to the extent it receives cash in lieu of fractional shares of MTFG shares. See “Taxation—Japanese Taxation.”

Q.	What are the U.S. tax consequences of the merger?

A.	The merger may qualify as a tax-free reorganization for U.S. federal income tax purposes; however, this determination cannot be made until after the closing date of the merger. Therefore, it is possible that U.S. holders will recognize income or gain or loss for U.S. tax purposes upon the exchange of their UFJ Holdings shares for MTFG shares. See “Taxation—U.S. Federal Income Tax Considerations.”

Q.	Whom can I call with questions?

A.	If you have more questions about the merger, you should call:

Mr. Hirotsugu Hayashi

Mitsubishi Tokyo Financial Group, Inc.

26F Marunouchi Building

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6326

Japan

Telephone: +81-3-3240-9059

Mr. Hitoshi Shimamura

UFJ Holdings, Inc.

1-1, Otemachi 1-chome

Chiyoda-ku, Tokyo 100-8114

Japan

Telephone: +81-3-3212-5458

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire prospectus.

The Companies

Mitsubishi Tokyo Financial Group, Inc. (Page 104)

MTFG is one of the world’s leading bank holding companies. MTFG is a holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation, or Mitsubishi Trust Bank. MTFG provides a broad range of financial services, including commercial banking, investment banking, trust-banking and asset management services, to individuals and corporate customers through its two principal subsidiaries and their respective subsidiaries. MTFG on a consolidated basis had total assets of ¥113.3 trillion as of September 30, 2004, net income of ¥823.0 billion for the fiscal year ended March 31, 2004 and net income of ¥131.4 billion for the six months ended September 30, 2004.

MTFG’s address is:

Mitsubishi Tokyo Financial Group, Inc.

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6326

Japan

Telephone: +81-3-3240-8111

UFJ Holdings, Inc. (Page 116 )

UFJ Holdings is the holding company for the UFJ group, which is one of Japan’s leading providers of financial services. The UFJ group provides a broad spectrum of financial products and services, including retail banking, corporate banking, global banking and trading, trust services, securities underwriting and brokerage services, investment banking services and asset management services. UFJ Holdings on a consolidated basis had total assets of ¥82.6 trillion as of September 30, 2004, net income of ¥607.7 billion for the fiscal year ended March 31, 2004 and net income of ¥245.7 billion for the six months ended September 30, 2004.

UFJ Holdings’ address is:

UFJ Holdings, Inc.

5-6, Fushimimachi 3-chome

Chuo-ku, Osaka-shi, Osaka 541-0044

Japan

Telephone: +81-6-6228-7111

The Merger (Page 61)

The boards of directors of MTFG and UFJ Holdings have resolved to combine their businesses by consummating a statutory merger under the Commercial Code of Japan. On February 18, 2005, the two companies entered into an integration agreement setting forth the merger ratio and certain other terms of the merger and, on                     , 2005, the two parties entered into a merger agreement setting forth the final terms of the merger.

If the terms of the merger agreement are approved at the two companies’ shareholders meetings, which are both currently scheduled to be held on June     , 2005, and if the other conditions to completing the merger are satisfied, the merger is expected to be completed on or around October 1, 2005.

On the date the merger becomes effective, UFJ Holdings will merge with MTFG, with MTFG being the surviving entity. As a result of the merger, UFJ Holdings shareholders of record as of September 30, 2005, other than MTFG (if it holds UFJ Holdings common stock on that date), will become entitled to receive 0.62 shares of MTFG common stock in exchange for each share of UFJ Holdings common stock. The resulting number of shares of MTFG common stock to which UFJ Holdings shareholders are entitled will be recorded in MTFG’s register of shareholders. The shares representing the aggregate of all fractional shares less than integral multiples of 1% of one share of MTFG will be sold through the Tokyo Stock Exchange, and the net cash proceeds from the sale will be distributed to the former holders of UFJ Holdings shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts. The fractional shares consisting of 1% of one share or any integral multiples thereof will be entered or recorded in the fractional share register of MTFG.

Holders of UFJ Holdings preferred stock are currently expected to receive shares of MTFG preferred stock (subject to the final terms being approved) as follows:

•	Holders of class II preferred shares of UFJ Holdings: an equal number of shares of class 5 preferred shares newly issued by MTFG

•	Holders of class IV preferred shares of UFJ Holdings: an equal number of shares of class 6 preferred shares newly issued by MTFG

•	Holders of class V preferred shares of UFJ Holdings: an equal number of shares of class 7 preferred shares newly issued by MTFG

•	Holders of class VI preferred shares of UFJ Holdings: an equal number of shares of class 8 preferred shares newly issued by MTFG

•	Holders of class VII preferred shares of UFJ Holdings: an equal number of shares of class 9 preferred shares newly issued by MTFG.

Based on the closing prices of MTFG and UFJ Holdings common shares and the fair value of the preferred shares as of February 18, 2005, the last full trading day prior to the companies entering into and announcing the integration agreement, the aggregate transaction value was ¥4.4 trillion. Based on the same market information and the fair value of the preferred shares as of                     , 2005 (which is the most current practicable date to calculate the transaction value), the aggregate transaction value was ¥             trillion.

Reasons for the Merger (Page 66)

MTFG and UFJ Holdings aim, through the merger, to create a leading comprehensive financial group that is competitive on a global basis and provides a broad range of financial products and services to a worldwide client base. MTFG and UFJ Holdings believe that their business operations and domestic and global branch networks are highly complementary. By leveraging the respective strengths of each group, creating synergies through the merger and reinforcing a customer-focused management philosophy, the combined entity will seek to become Japan’s premier comprehensive global financial group. The combined entity will have what the parties believe is the largest market value among Japanese financial institutions, and it will be the largest bank in the world when measured by assets. The combined entity will also have a strong presence in core financial business areas, including:

• banking;	• credit cards and consumer finance;

• trust banking;	• leasing; and

• securities;	• international banking.

• investment trusts;

MTFG believes that the proposed merger with UFJ Holdings would enable MTFG to further its goal of becoming a comprehensive, globally competitive financial group for several reasons, including:

•	UFJ Holdings’ competitive position in Japan’s Nagoya and Osaka metropolitan areas is highly complementary to MTFG’s domestic network, which is primarily focused in the Tokyo metropolitan region; and

•	UFJ Holdings’ client base of small- and medium-sized enterprises and retail customers complements MTFG’s primarily corporate client base, facilitating the development of diverse products and services and a more focused sales approach.

In agreeing to the proposed merger terms, UFJ Holdings particularly considered that:

•	a merger with MTFG is attractive from a financial condition perspective because MTFG

•	is alone among Japan’s four largest banking groups in having repaid all public funds, and

•	has a lower problem loan ratio and lower ratio of deferred tax assets to Tier I capital than Japan’s other major banking groups;

•	MTFG’s strengths in the Tokyo metropolitan area and overseas markets complement UFJ Holdings’ prominent position in the Nagoya and Osaka metropolitan areas; and

•	MTFG’s corporate client base is complementary to the focus of UFJ Holdings on retail customers and small- and medium-sized enterprises.

UFJ Holdings believes the combined entity will have a stronger presence with large corporate clients in Japan and in overseas markets than UFJ Holdings currently enjoys.

Required UFJ Holdings Shareholder Approvals (Pages 58 and 59)

UFJ Holdings plans to seek shareholder approval of the terms of the merger agreement at its general meeting of shareholders, which is currently scheduled to be held on June     , 2005 in Japan at its office in Tokyo. Under the Commercial Code of Japan, the notice of convocation of a general meeting of shareholders must be sent at least two weeks in advance to all shareholders of record having voting rights. For shareholders not resident in Japan, UFJ Holdings will send the notice of convocation to their standing proxies in Japan or other persons in Japan who hold the shares on behalf of those shareholders and in whose name the shares are registered in UFJ Holdings’ register of shareholders. UFJ Holdings plans to mail out its notice on June     , 2005.

At this meeting, among other things, shareholders will be asked to approve the final terms of the merger agreement into which MTFG and UFJ Holdings entered on                     , 2005.

At the general meeting of UFJ Holdings shareholders, holders of record as of March 31, 2005 of issued shares of common stock and class I, class II, class IV, class V, class VI and class VII preferred shares will be entitled to one vote per share. The following shares, however, will not be entitled to vote at the general meeting of UFJ Holdings:

•	treasury shares held by UFJ Holdings; and

•	shares held by entities in which UFJ Holdings (together with its subsidiaries) holds more than 25% of the voting rights.

The required quorum for a vote on the terms of the merger agreement at the general meeting of UFJ Holdings shareholders is one-third of the aggregate of the above common and preferred shares with voting rights at the general meeting. The class I, class II, class IV, class V, class VI and class VII preferred shares of UFJ

Holdings, which in the aggregate and as of September 30, 2004 represented 12.34% of the total number of shares entitled to vote, are voting together with the common stock shareholders at the ratio of one vote for one preferred share because a proposal to pay the full amount of preferential dividends on those classes of preferred shares is not included in the agenda of the meeting.

At the general meeting of UFJ Holdings shareholders, the affirmative vote of shareholders comprising two-thirds of the common and preferred shares with voting rights represented at the general meetings of shareholders of UFJ Holdings is required to approve the terms of the merger agreement.

As of September 30, 2004, MTFG, its directors and corporate auditors and their affiliates held of record approximately 1.3% of the voting rights of UFJ Holdings common stock, and approximately 6.4% of the voting rights of MTFG common stock (excluding shares held in trust accounts or shares held for trading purposes by the securities company subsidiaries).

As of September 30, 2004, UFJ Holdings, its directors and corporate auditors and their affiliates held of record approximately 1.1% of the voting rights of UFJ Holdings common stock, and approximately 0.3% of the voting rights of MTFG common stock (excluding shares held in trust accounts or shares held for trading purposes by the securities company subsidiaries).

In addition, the terms of the merger agreement are also required to be approved at the class shareholders meetings for each class of UFJ Holdings shares, namely the common shares and the class I, class II, class IV, class V, class VI and class VII preferred shares, by the affirmative vote of two-thirds of the issued shares of the relevant class with voting rights represented at each class shareholders meeting. The required quorum at the common share class shareholders meeting is a majority of the issued common shares with voting rights, and the required quorum at each of the preferred class shareholders meetings is a majority of the total issued shares with voting rights for the relevant class of preferred shares.

UFJ Holdings General Meeting of Shareholders (Page 58)

Shareholders eligible to vote at the general meeting of shareholders of UFJ Holdings may do so in person, by arranging to return voting cards to UFJ Holdings or via the Internet. The voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the meeting, including approval of the terms of the merger agreement.

Each UFJ Holdings shareholder is entitled, with certain exceptions, to one vote per share of common stock.

Management (Page 292)

The first of the two tables below provides information about those of MTFG’s current management who are expected to serve in the combined entity in the general capacities indicated. The second table provides information about those of UFJ Holdings’ current management who are expected to serve in the combined entity in the general capacities indicated. Specific capacities of the following individuals will be determined after the shareholders meetings of MTFG and UFJ Holdings.

From MTFG:

Name	Position at Combined Entity
Haruya Uehara	Deputy Chairman
Nobuo Kuroyanagi	President

From UFJ Holdings:

Name	Position at Combined Entity
Ryosuke Tamakoshi	Chairman

The other nominees to be jointly proposed by the boards of MTFG and UFJ Holdings for election as directors and corporate auditors of the combined entity have not yet been determined. MTFG and UFJ Holdings currently expect to designate these nominees when the merger agreement is signed. The executive officers of the combined entity have not yet been determined.

The compensation, benefits and other terms of employment of the persons that will serve as directors and corporate auditors of the combined entity have not been determined, but their compensation levels are currently not expected to change materially from general levels in prior years as a result of their election as directors or corporate auditors of the combined entity.

No Solicitation of Proxies, Consents or Authorizations (Page 56)

Shareholders may vote at the respective general meetings of shareholders of MTFG and UFJ Holdings either in person or by using the mail-in voting card distributed in accordance with the Commercial Code of Japan. Neither MTFG nor UFJ will solicit any separate form of proxy, consent or authorization. MTFG and UFJ Holdings have, however, retained Innisfree M&A Incorporated and Georgeson Shareholder Communications Inc. as their respective agents for the purpose of soliciting overseas shareholders’ approval of the merger.

Conditions to the Merger (Page 83)

The merger can only be completed if the terms of the merger agreement are approved by shareholders of MTFG and UFJ Holdings and certain other conditions are satisfied. Please see “The Merger—Conditions to the Merger” for a complete discussion of these conditions. The integration agreement states that all of the merger agreements entered into separately between each of the respective group subsidiaries will be terminated if the merger agreement between MTFG and UFJ Holdings is not approved at the shareholders meetings of both holding companies. If a merger agreement relating to the mergers of the bank, trust bank or securities subsidiaries is not approved at the shareholders meetings of the relevant subsidiaries, however, only the relevant merger agreement will be terminated. Please see “The Merger—Description of Material Merger Terms” for more information on the merger agreement’s termination provisions.

The merger must be approved by the Prime Minister of Japan before its effective date, and a filing must be made with the Fair Trade Commission of Japan at least 30 days prior to the effective date of the merger. The merger also requires the prior approval of the U.S. Board of Governors of the Federal Reserve System. The integration agreement states that the agreement will be terminated if the required regulatory approvals for the merger are not obtained prior to the date of the merger, or if such approvals are obtained subject to any condition or restriction that may result in a material obstacle to achieving the purposes of the merger. Please see “The Merger—Conditions to the Merger” for more information on regulatory approvals.

Opposition Rights of Appraisal (Page 94)

Under the Commercial Code of Japan, you may have opposition rights of appraisal in connection with the merger. In order to exercise this right, you must notify UFJ Holdings in writing of your intention to oppose the merger prior to UFJ Holdings’ general meeting of shareholders, and also vote against the approval of the merger agreement at the general meeting of shareholders. If you comply with the above and other procedures required by the Commercial Code of Japan, you may demand that UFJ Holdings purchase your shares at the fair value that your shares would have had if the resolution approving the merger agreement had not been passed. Please see “The Merger—Opposition Rights” for a complete discussion of these rights.

Related Transactions (page 97)

On September 17, 2004, MTFG purchased 3.5 billion Series 1 class E preferred shares of UFJ Bank for ¥700 billion. The class E preferred shares are non-voting shares but are entitled to approval rights in respect of certain material matters concerning UFJ Bank and are also convertible into voting class F preferred shares of UFJ Bank, subject to certain conditions. MTFG has a put option and UFJ Holdings a call option with respect to those shares, as summarized below:

•	If the merger is not approved at any of the class shareholders meetings of UFJ Holdings, MTFG may convert all of its non-voting UFJ Bank class E preferred shares to voting class F preferred shares of UFJ Bank.

•	If the merger is not approved at two consecutive meetings of any of the class shareholders meetings of UFJ Holdings, MTFG may sell its UFJ Bank class E preferred shares to UFJ Holdings at a price equal to the acquisition price.

Even if the merger is not approved at the class shareholders meetings as described above, MTFG may not convert or sell its class E preferred shares as stated above if the merger is also not approved at the general shareholders meeting of UFJ Holdings. Instead, MTFG may sell its class E preferred shares to UFJ Holdings at a price equal to 130% of its acquisition price if the merger is not approved at the June 2005 general shareholders meeting of UFJ Holdings and:

•	a proposal of a business integration between MTFG and UFJ Holdings is not approved at a general shareholders meeting of UFJ Holdings to be held after October 1, 2005, or

•	a proposal of a business integration between UFJ Holdings and a third party is approved at a general and class shareholders meeting of UFJ Holdings to be held after October 1, 2005.

In the above two cases, UFJ Holdings may also buy back the UFJ Bank class E preferred shares from MTFG at a price equal to 130% of the acquisition price.

Material Tax Consequences (Page 316)

Japanese Taxation

The merger is expected to be accomplished as a “qualified merger,” which is a tax-free transaction for Japanese tax purposes. Therefore, a non-resident holder will not recognize any income or gain or loss for Japanese tax purposes upon the exchange of its UFJ Holdings shares for MTFG shares in the merger, except to the extent it receives cash in lieu of fractional shares of MTFG shares. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisers regarding its tax status in each jurisdiction.

U.S. Taxation

The merger may qualify as a tax-free reorganization for U.S. federal income tax purposes. In order for this to be the case, it is necessary that the beneficial holders of the stock of UFJ Holdings at the time of the merger beneficially own stock in MTFG immediately after the merger that possesses either (a) at least 50% of the total combined voting power of all classes of MTFG stock entitled to vote immediately after the merger or (b) at least 50% of the total value of shares of all classes of stock immediately after the merger. This determination cannot be made until after the closing date of the merger.

As set out in detail in “Taxation—U.S. Federal Income Tax Considerations,” on the basis of a number of assumptions and information obtained following investigative steps, MTFG has determined that if the merger had taken place on March 31, 2005 on exactly the same terms as those proposed in this prospectus, the ownership test described above would have been satisfied on the basis of value. However, the accuracy and value of this determination is dependent on the accuracy and completeness of the assumptions and the information on which it was made. Some or all of these assumptions may not be accurate and complete.

Furthermore, the fact that the ownership test would have been satisfied on a date prior to the date of the actual merger does not mean that the ownership test would be satisfied immediately after the merger, when it actually takes places. MTFG makes no representation that the ownership test will be satisfied on the basis of either value or voting power immediately after the merger and, therefore, no representation that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Therefore, it is possible that U.S. holders will recognize income or gain for U.S. tax purposes upon the exchange of their UFJ Holdings shares for MTFG shares or ADSs. Please see “Taxation—U.S. Federal Income Tax Considerations” for a more detailed description of U.S. taxation matters.

Risk Factors (Page 15)

In determining whether to vote to approve the terms of the merger agreement, you should carefully consider the risk factors beginning on page 13 of this prospectus.

Accounting Treatment of the Merger (Page 95)

The merger will be accounted for under the purchase method of accounting in accordance with U.S. GAAP.

Trading Markets (Page 56)

Upon completion of the merger, shares of common stock of the combined entity are expected to be listed on the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange in Japan and on the market for listed securities on the London Stock Exchange in the United Kingdom, and ADSs each representing one one-thousandth of a share of the combined entity’s common stock will be listed on the NYSE.

Summary Market Price Information (Page 56)

The following table sets forth the last reported sale prices on the Tokyo Stock Exchange for MTFG and UFJ Holdings common stock, and the implied equivalent value of UFJ Holdings common stock based upon the merger ratio, on February 18, 2005, the last trading day before public announcement of the proposed merger ratio, and on                     , 2005.

	UFJ Holdings common stock (historical)	UFJ Holdings common stock (implied equivalent value)	MTFG common stock (historical)
February 18, 2005	¥579,000	¥597,060	¥963,000
, 2005

Summary Financial Data (Pages 34, 37 and 54)

The table below sets forth historical and pro forma unaudited per share data of MTFG and historical and unaudited equivalent per share data of UFJ Holdings for net income, cash dividends and book value.

	For the fiscal year ended March 31, 2004
	UFJ Holdings		MTFG
	Historical(1)	Pro Forma Equivalent(2)	Historical(1)	Pro Forma
		(unaudited)		(unaudited)
Cash dividends per share(3)	—	¥2,480.00	¥4,000.00	¥4,000.00
Income from continuing operations per share:
Basic	¥115,227.05	91,614.50	128,443.00	147,765.32
Diluted	86,803.31	81,455.73	125,123.73	131,380.21

	For the six months ended September 30, 2004
	UFJ Holdings		MTFG
	Historical(1)	Pro Forma Equivalent(2)	Historical(1)	Pro Forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net book value per share (as of the end of the period)	¥8,569.15	¥417,585.68	¥549,725.57	¥673,525.29
Cash dividends per share(3)	—	3,720.00	6,000.00	6,000.00
Income from continuing operations per share:
Basic	42,527.48	21,842.08	19,850.94	35,229.16
Diluted	33,605.00	20,800.86	19,743.30	33,549.77

(1)	Calculated using the weighted average number of shares outstanding for the period.

(2)	Pro forma equivalent per share amounts were calculated by multiplying the pro forma income from continuing operations per share, pro forma net book value per share and pro forma cash dividends per share by the merger ratio, which is each share of common stock of UFJ Holdings to 0.62 shares of common stock of MTFG.
(3)	Cash dividends per share reflect those paid during each of the periods indicated.

Where to Find More Information (Page 326)

As required by the U.S. Securities Act of 1933, MTFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the U.S. Securities and Exchange Commission, or SEC. This prospectus is a part of that registration statement, which includes additional information.

In addition, MTFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

As used in this prospectus, references to “MTFG” and “UFJ Holdings” are to Mitsubishi Tokyo Financial Group, Inc. and to UFJ Holdings, Inc., respectively, as well as to MTFG and UFJ Holdings and their respective consolidated subsidiaries, as the context requires. Unless the context otherwise requires, references in this prospectus to the financial results or business of the “UFJ group” refer to those of UFJ Holdings and its consolidated subsidiaries. Also, unless the context otherwise requires, references to the “merger” are to the proposed merger between MTFG and UFJ Holdings, the terms of which are set out in the integration agreement dated February 18, 2005 and the merger agreement dated                     , 2005 between MTFG and UFJ Holdings. Unless the context otherwise requires, references to the “combined entity” are to the combined business and operations of Mitsubishi UFJ Financial Group, Inc. and its consolidated subsidiaries following the completion of the merger.

As used in this prospectus, “dollar” or “$” means the lawful currency of the United States of America, and “Yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information of MTFG and UFJ Holdings contained in this prospectus has been presented in accordance with U.S. GAAP, except for the risk-weighted capital ratios, the business segment financial information and some other specifically identified information, which are prepared in accordance with Japanese banking regulations or Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

RISK FACTORS

Prior to making a decision on the merger, you should carefully consider, along with other matters set out in this prospectus, the following considerations:

Risks Relating to the Merger

The combined entity may have difficulty integrating the business and operations of MTFG and the UFJ group, which may have a material adverse effect on the combined entity’s business, results of operations, financial condition and stock price.

The merger of MTFG and UFJ Holdings will be a complex, time-consuming and costly process. Risks to the successful completion of the merger include:

•	potential disruptions of the combined entity’s ongoing business and the distraction of its management;

•	difficulties in integrating the domestic and overseas branch and subsidiary network, head office functions, information and management systems, personnel and customer base of the two groups, which may prevent the combined entity from enhancing the convenience and efficiency of its branch and subsidiary network and operational systems as planned;

•	impairment of relationships with customers, employees and strategic partners;

•	additional credit-related expenses or losses that may be incurred as uniform accounting policies and policies for establishing allowances are applied to the asset and loan portfolio of the two groups;

•	unanticipated asset-quality problems in UFJ Holdings’ asset portfolio that may cause significant losses on write-downs or require additional allowances to be established; and

•	unanticipated expenses in connection with litigation related to the merger.

The combined entity may not succeed in addressing these risks or other problems encountered in connection with the merger. Significant or unexpected costs may be incurred during the integration process, preventing the combined entity from achieving the targeted cost reductions from the business integration. If the combined entity is unable to resolve smoothly the problems that arise in the integration process between MTFG and the UFJ group, its business, results of operations, financial condition and stock price may be materially and adversely affected.

The combined entity may have difficulty achieving the benefits expected from the merger, which may have a material adverse effect on the combined entity’s business, results of operations and financial condition.

The combined entity’s ability to realize the growth opportunities and other expected benefits of the merger will depend in part on the successful integration of the domestic and overseas branch and subsidiary network, head office functions, information and management systems, personnel and customer base and other resources and aspects of MTFG’s and UFJ Holdings’ holding companies, banks, trust banks and securities companies. To realize the anticipated benefits of the merger, the combined entity must implement a business plan that will effectively combine two operations that are diverse in terms of their respective products, services, customer segments and geographic scope, as well as management systems. Achieving the targeted cost savings is dependent on the successful implementation of the integration plan. The combined entity expects to incur annual integration-related expenses in implementing the integration plan, and for the first two years after the merger, the integration-related expenses are expected to exceed the targeted cost savings. These integration-related expenses may continue to exceed cost savings beyond that period. The primary challenges involved in achieving the benefits of the merger include:

•	retaining the existing customers and strategic partners of each company;

•	integrating management, key employees and other personnel of both MTFG and the UFJ group;

•	coordinating and consolidating the functions of the domestic and overseas branch offices of the combined entity and its subsidiaries;

•	identifying and streamlining redundant operations and assets;

•	combining customer products and services effectively and quickly;

•	transitioning relevant operations and facilities smoothly to a common information technology system; and

•	developing and implementing uniform accounting and reserve policies, internal controls, disclosure policies and procedures and other standards.

Estimates of targeted cost savings and other synergies in connection with the merger are inherently uncertain, and the combined entity may fail to achieve these targeted cost savings and other synergies.

MTFG and UFJ Holdings have announced that the combined entity will seek to realize cost savings through the merger, but that annual integration-related costs within the first two fiscal years after the merger are expected to exceed cost synergies during that period. In addition, MTFG and UFJ Holdings announced that the combined entity will report for the fiscal year ending March 31, 2006 a significant amount of extraordinary charges under Japanese GAAP, a majority of which are non-cash items. The combined entity’s targeted cost-savings are based on a number of assumptions, including that the combined entity will be able to implement necessary cost-saving measures such as the consolidation of overlapping products, services, branch offices and head office functions. In addition, these cost-savings targets assume that the combined entity will be able to integrate the operations, systems and personnel of the two institutions efficiently. If the combined entity fails to achieve the targeted cost savings from the merger, its financial condition and results of operations could be materially and adversely affected.

Although the combined entity also expects revenue synergies to yield increases in gross revenue, a decrease in revenue is expected for the first one to two years following the merger due to adjustments in loan exposures to certain borrowers. Revenue synergies are dependent on the successful implementation of the combined entity’s business strategy. If the revenue synergies do not materialize in the expected time period, the combined entity’s financial condition and results of operations could be materially and adversely affected.

Significant costs will be incurred in the course of and as a result of the merger.

MTFG and UFJ Holdings expect to incur significant costs related to the merger. The combined entity will incur, for the first few years following the merger, significant expenses to close overlapping branches and subsidiaries and to integrate IT systems and other operations. Transaction-related expenses include financial advisory, legal and accounting fees and expenses, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. Additionally, MTFG and UFJ Holdings may also incur significant costs in compensating shareholders who exercise their opposition rights of appraisal, as well as creditors with creditor protection rights. Additional litigation-related costs may also be incurred as a result of the civil suit brought by Sumitomo Trust & Banking Co., Ltd. against UFJ Holdings in October 2004, or any other litigation that may arise in connection with the merger. MTFG and UFJ Holdings may also incur additional unanticipated expenses in connection with the merger and the integration of the operations, information systems, domestic and overseas branch office network and personnel of the two groups.

The merger ratio is fixed and will not be adjusted to reflect changes in the market values of MTFG and UFJ Holdings common stock; as a result, the value of MTFG common stock you receive in the merger may be less than when you vote on the merger.

Upon the completion of the merger, each share of UFJ Holdings common stock excluding those held by MTFG, if any, will be exchanged for 0.62 shares of MTFG common stock. The ratio at which UFJ Holdings’ common stock will be converted is fixed, and will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of MTFG or UFJ Holdings common stock change, there will be no change in the number of shares of MTFG common stock you will receive in the merger. Furthermore, neither company is permitted to terminate the merger or solicit another vote of its stockholders solely due to changes in the market prices of either company’s common stock.

Any change in the prices of either company’s common stock occurring prior to the effective date of the merger will affect the value that holders of UFJ Holdings common stock receive in the merger. The value of the MTFG common stock received in the merger (which will occur approximately three months after the shareholders meetings) may be higher or lower than the value as of the date of this prospectus and as of the date of UFJ Holdings’ general meeting of shareholders, depending on the then prevailing market prices of MTFG and UFJ Holdings common stock.

The share prices of MTFG and UFJ Holdings common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility in the past. Stock price changes may result from a variety of factors, including actual changes in, or investor perception of, MTFG’s and UFJ Holdings’ businesses, operations and prospects. Regulatory developments, including developments relating to the business improvement orders currently outstanding with respect to UFJ Holdings, as well as legal proceedings against UFJ Holdings relating to alleged evasion of inspections conducted by the Financial Services Agency of Japan and changes in general market and economic conditions may also affect the stock price of MTFG and UFJ Holdings. You should obtain and review recent market quotations for MTFG and UFJ Holdings common stock before voting on the merger.

The merger is subject to regulatory approvals and will be subject to various conditions expected to be set forth in the merger agreement and, even though the terms of the merger agreement may be approved by both sets of shareholders, the merger nonetheless may not be completed as scheduled or at all.

The merger agreement is expected to provide that the respective obligations of MTFG and UFJ Holdings to complete the merger are subject to a number of specified conditions, including the obtaining or satisfying of all regulatory approvals, permits, consents and requirements necessary for the consummation of the merger. Regulatory authorities in Japan or elsewhere may seek to block or delay the merger, or may impose conditions that reduce the anticipated benefits of the merger or make it difficult to complete as planned. In addition, MTFG and UFJ Holdings have the right to terminate the integration agreement at any time, upon the parties’ mutual written consent. Either party may also terminate the integration agreement upon a continuing breach of the agreement by the other party that has a material adverse effect on either party or the ability of either party to perform its obligations under the integration agreement. Even if the merger agreement is executed by the parties and approved at the general meetings of shareholders of MTFG and UFJ Holdings, the merger may still not be completed as scheduled or at all.

The merger may be completed even though MTFG, UFJ Holdings or the combined entity may be materially and adversely affected by factors arising from the announcement of the merger, regulatory developments, industry-wide changes or other causes.

In general, under the terms of the integration agreement between MTFG and UFJ Holdings, the parties may terminate the integration agreement if material adverse changes affect MTFG or UFJ Holdings between the date of signing of the integration agreement and the end of June 2005. However, MTFG and UFJ Holdings have agreed to consult each other if there is any event that could be considered a material adverse change, and the parties could decide to proceed with the merger despite any such event. Furthermore, the merger may be completed despite the occurrence of events such as a decrease in either company’s stock price, failure by either company to meet or exceed research analysts’ or other estimates or projections, additional administrative action against UFJ Holdings from regulatory authorities or changes in the economic or business environment affecting banking institutions generally.

If MTFG and UFJ Holdings complete the merger despite the occurrence of a material adverse change, the combined entity’s business, market position, results of operations or financial condition may be adversely affected.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the combined entity’s financial results and the market value of its common stock following the merger.

In accordance with U.S. GAAP, the combined entity will account for the merger using the purchase method of accounting. The combined entity will allocate the total purchase price to its assets and liabilities based on the proportionate share of the fair values of those assets and liabilities. The combined entity will incur additional amortization expense over the estimated useful lives of certain of the identifiable intangible assets acquired in connection with the transaction. In addition, the excess of the purchase price over the fair values of UFJ Holdings’ assets and liabilities will be recorded as goodwill. If the recorded goodwill becomes impaired, the combined entity may be required to incur material charges relating to the impairment of goodwill. If the anticipated benefits of the merger are not achieved, the combined entity’s financial results, including earnings per share, and the market value of the combined entity’s common stock could be adversely affected.

Negative media coverage of the merger, as well as statements by parties with competing interests, could have a material adverse effect on the combined entity’s reputation, business and results of operations.

The merger between MTFG and UFJ Holdings has been the subject of extensive coverage by both Japanese and foreign media, and of statements by parties with competing interests. Some of this coverage and these statements are negative and pertain to a wide range of matters relating to the merger. Negative media coverage and statements about the merger, regardless of their veracity, may affect investor sentiment and could have a material adverse effect on the stock price of the combined entity. The resulting reputational harm from such negative media coverage and statements relating to the merger may also impact consumer perception, negatively affecting the business and results of operations of the combined entity. The combined entity, as well as MTFG and UFJ Holdings, may also be forced to devote considerable resources to address the impact of such media coverage and statements relating to the merger.

MTFG, the UFJ group and the combined entity could be forced to sell some of their equity securities at price levels lower than they would otherwise sell at in order to remain in compliance with relevant Japanese laws.

Japanese banks generally are prohibited by the Banking Law and the Anti-Monopoly Law of Japan from purchasing or holding 5% or more of the equity interest in any domestic third party. In order to comply with this requirement, prior to or soon after the merger MTFG and the UFJ group may be required to sell some of their equity securities to the extent their combined holdings would exceed this 5% threshold after the merger. In order to remain compliant with the Banking Law and the Anti-Monopoly Law, MTFG, the UFJ group and the combined entity may sell some of their equity securities at price levels lower than they would otherwise sell at.

A successful legal challenge to the validity of the merger following its completion may invalidate the shares of MTFG issued in the merger.

Until six months after the effective date of the merger, a court action seeking to nullify the merger may be brought by any MTFG or UFJ Holdings shareholder, director, corporate auditor, liquidator, bankruptcy trustee or eligible creditor who disapproved the merger. The merger may be nullified by a court if a material procedural defect is found to have occurred in connection with the consummation of the merger. If any court action challenging the merger on this legal basis is brought, the price or liquidity of the combined entity’s shares may be adversely affected, regardless of the merits of the claim. Moreover, in the event that the merger is nullified by a court, UFJ Holdings would be revived and all of the MTFG shares issued in the merger would thereafter become invalid. Previous shareholders of UFJ Holdings would once again become shareholders of the revived UFJ Holdings.

UFJ Holdings has not obtained updated fairness opinions from its financial advisors reflecting changes in circumstances and assumptions that may have occurred since the signing of the integration agreement.

UFJ Holdings has not obtained updated fairness opinions from its financial advisors, J.P. Morgan Securities Asia Pte. Limited and Merrill Lynch Japan Securities Co., Ltd., since February 18, 2005. The fairness opinions provided by these financial advisors do not speak of as of any date other than the date of those opinions and are subject to various assumptions and qualifications. Changes in the operations and prospects of MTFG and UFJ Holdings, general market and economic conditions and other factors which may be beyond the control of MTFG and UFJ Holdings, and on which the fairness opinions were based, may have altered the value of MTFG and UFJ Holdings, or the market price of MTFG and UFJ Holdings common stock as of the date of this prospectus, or may alter such values and prices by the time the merger is completed. You are encouraged to read the fairness opinions, which are included elsewhere in this prospectus, in their entirety.

The fairness opinions obtained by UFJ Holdings are based on financial information prepared under Japanese GAAP, and accordingly U.S. investors should not unduly rely on such fairness opinions.

The financial analysis and fairness opinions of UFJ Holdings’ financial advisors, J.P. Morgan Securities and Merrill Lynch, are based upon financial information of MTFG and UFJ Holdings prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and U.S. GAAP. Additionally, while UFJ Holdings’ financial advisors have assumed that the merger will be accounted for as a pooling of interests for purposes of their financial analysis and fairness opinions, it will be accounted for under the purchase method of accounting under U.S. GAAP. The financial advisors have not reviewed any financial information prepared by MTFG or UFJ Holdings under U.S. GAAP and have not taken account of any differences between Japanese GAAP and U.S. GAAP. Accordingly, the financial analysis and fairness opinions of UFJ Holdings’ financial advisors may have limited utility to U.S. investors. U.S. investors should not unduly rely on the financial analysis and fairness opinions of UFJ Holdings’ financial advisors contained elsewhere in this prospectus.

Risks Relating to the Combined Entity’s Business after the Merger

The combined entity may suffer additional losses in the future due to problem loans.

MTFG and the UFJ group have suffered from asset quality problems since the early 1990s. Despite recent progress by MTFG in reducing the level of its problem loans, UFJ Holdings continues to have a particularly concentrated exposure to large troubled borrowers and the combined entity will have a considerable amount of problem loans on its balance sheet at the time the merger is completed. A number of borrowers are still facing challenging circumstances, and the combined entity’s problem loans and credit-related expenses could increase if:

•	current restructuring plans of borrowers are not successfully implemented;

•	additional large borrowers become insolvent or must be restructured;

•	economic conditions in Japan deteriorate;

•	real estate prices in Japan continue to decline or stock prices in Japan decline;

•	the rate of corporate bankruptcies in Japan or elsewhere in the world rises;

•	additional economic problems arise elsewhere in the world; or

•	the global economic environment deteriorates generally.

An increase in problem loans and credit-related expenses would adversely affect the combined entity’s results of operations, weaken its financial condition and erode its capital base. Credit losses may increase if the combined entity elects, or is forced by economic or other considerations, to sell or write off its problem loans at a larger discount, in a larger amount or in a different time or manner than it may otherwise want.

The combined entity’s allowance for credit losses may be insufficient to cover future loan losses.

MTFG’s and UFJ Holdings’ allowance for credit losses in their loan portfolios are based on evaluations, assumptions and estimates about their customers, the value of collateral MTFG and UFJ Holdings hold and the economy as a whole. The combined entity’s loan losses could prove to be materially different from the estimates and could materially exceed the allowances. If the combined entity’s actual loan losses are higher than currently expected, the current allowances for credit losses will be insufficient. The combined entity may incur credit losses or have to provide for additional allowance for credit losses if :

•	economic conditions, either generally or in particular industries in which large borrowers operate, deteriorate;

•	the standards for establishing allowances change, causing the combined entity to change some of the evaluations, assumptions and estimates used in determining the allowances;

•	the value of collateral the combined entity holds declines; or

•	the combined entity is adversely affected by other factors to an extent that is worse than anticipated.

The credit quality of the combined entity’s loan portfolio may be adversely affected by the continuing financial difficulties facing some companies operating in the Japanese real estate, construction, trading, wholesale and retail, and automotive sectors.

MTFG and UFJ Holdings have large exposures to some borrowers in the Japanese real estate, construction, trading, wholesale and retail, and automotive sectors, and are thus exposed to the ongoing financial difficulties faced by some borrowers operating in those sectors. Some of the companies in these sectors to which MTFG or UFJ Holdings has extended credit are exposed to ongoing financial difficulties and they may be in restructuring negotiations or considering whether to seek bankruptcy protection. If these companies are unsuccessful in their restructuring efforts due to continuing financial and operational difficulties or other factors, are otherwise forced to seek bankruptcy protection, or if other lenders discontinue or decrease their financial support to these companies for any reason, there may be further significant deterioration in the credit quality of the combined entity’s loan portfolio, which would expose it to further loan losses.

The combined entity’s exposure to troubled borrowers may increase, and its recoveries from these borrowers may be lower than expected.

The combined entity may provide additional loans, equity capital or other forms of support to troubled borrowers in order to facilitate their restructuring and revitalization efforts. The combined entity may forbear from exercising some or all of its rights as a creditor against them, and it may forgive loans to them in conjunction with their debt restructuring. The combined entity may take these steps even when its legal rights might permit it to take stronger action against the borrower and even when others might take stronger action against the borrower to maximize recovery or to reduce exposure in the short term. The combined entity may provide support to troubled borrowers for various reasons, including any of the following reasons arising from Japan’s business environment and customs:

•	political or regulatory considerations;

•	reluctance to push a major client into default or bankruptcy or to disrupt a restructuring plan supported by other lenders; and

•	a perceived responsibility for the obligations of the combined entity’s affiliated and associated companies, as well as companies with which MTFG or UFJ Holdings have historical links or other long-standing relationships.

These practices may substantially increase the combined entity’s exposure to troubled borrowers and increase its losses.

The combined entity may experience losses because its remedies for credit defaults by its borrowers are limited.

The combined entity may not be able to realize the value of the collateral it holds or enforce its rights against defaulting customers because of:

•	the difficulty of foreclosing on collateral in Japan;

•	the illiquidity of and depressed values in the Japanese real estate market; and

•	the depressed values of pledged securities held as collateral.

The combined entity’s business may be adversely affected by negative developments with respect to other Japanese financial institutions, both directly and through the effect they may have on the overall Japanese banking environment and on their borrowers.

Many Japanese financial institutions, including banks, non-bank lending and credit institutions, affiliates of securities companies and insurance companies, are still experiencing declining asset quality and capital adequacy and other financial problems. This may lead to severe liquidity and solvency problems, which have in the past resulted in the liquidation, government control or restructuring of affected institutions. The continued financial difficulties of other financial institutions could adversely affect the combined entity because:

•	MTFG and UFJ Holdings have extended loans, some of which are classified as nonaccrual and restructured loans, to banks and other financial institutions that will not be consolidated subsidiaries of the combined entity;

•	MTFG and UFJ Holdings are shareholders of some other banks and financial institutions that will not be consolidated subsidiaries of the combined entity;

•	MTFG and UFJ Holdings may be requested to participate in providing assistance to support distressed financial institutions that will not be consolidated subsidiaries of the combined entity;

•	financial institutions may become majority owned or controlled by the Japanese government as a result of the government’s conversion of its preferred stock into common stock or injection of additional public funds into financial institutions pursuant to the Deposit Insurance Law of Japan, such as the injection of public funds into Resona Bank, Ltd. and Ashikaga Bank, Ltd. in 2003, or other newly introduced frameworks for the injection of public funds into financial institutions;

•	if the government takes control of major financial institutions, the combined entity will become a direct competitor of government controlled financial institutions and may be put at a competitive disadvantage if the Japanese government provides regulatory, tax, funding or other benefits to those financial institutions to strengthen their capital, facilitate their sale or otherwise;

•	deposit insurance premiums could rise if deposit insurance funds prove to be inadequate;

•	repeated or large scale bankruptcies or government support or control of financial institutions could generally undermine depositor confidence or adversely affect the overall banking environment; and

•	negative media coverage of the Japanese banking industry, regardless of its accuracy and applicability to the combined entity, could affect investor sentiment and have a materially adverse effect on the combined entity’s stock price.

The combined entity may experience difficulties implementing effective internal controls.

In order to operate a global financial institution, it is essential for the combined entity to have effective internal controls, corporate compliance functions, and accounting systems to manage its assets and operations. Moreover, under the U.S. Sarbanes-Oxley Act of 2002, which will apply by reason of the combined entity’s status as an SEC reporting company, the combined entity will be required to establish internal control over its financial reporting and its management will be required to assess the effectiveness of the combined entity’s internal control over financial reporting and disclose whether such internal control is effective. The combined entity’s auditors must also conduct an audit to evaluate management’s assessment of the effectiveness of the internal control over financial reporting, and then render an opinion on the combined entity’s assessment and the effectiveness of its internal control over financial reporting.

Designing and implementing an effective system of internal controls capable of monitoring and managing the combined entity’s business and operations represents a significant challenge for the combined entity. Particularly, UFJ Holdings has previously admitted, in response to administrative action from the Financial Services Agency, to failures in internal controls that led to inappropriate responses to Financial Services Agency inspections of UFJ Bank’s large borrower classifications, errors in the management of loans to small- and medium-sized borrowers and deficiencies in its system for monitoring and managing credit risk. The internal control framework to be implemented by the combined entity will need to have the ability to identify and prevent similar occurrences on a group-wide basis. The design and implementation of internal controls may require significant management and human resources, and result in considerable costs. In addition, as a result of unanticipated issues arising after the merger, the combined entity may need to take a permitted scope limitation on its assessment of internal control over financial reporting, may report material weaknesses in its internal control over financial reporting or may be unable to assert that its internal control over financial reporting is effective. If such circumstances arise, it could adversely affect the market perception of the combined entity.

The combined entity may be adversely affected if economic conditions in Japan worsen.

Since the early 1990s, the Japanese economy has performed poorly due to a number of factors, including weak consumer spending and lower capital investment by Japanese companies, causing a large number of corporate bankruptcies and the failure of several major financial institutions. Although some economic indicators and stock prices have recently improved, if the economy weakens, then the combined entity’s earnings and credit quality may be adversely affected.

Changes in interest rate policy, particularly unexpected or sudden increases in interest rates, could adversely affect the value of the combined entity’s bond portfolio, problem loans and results of operations.

MTFG and UFJ Holdings hold a significant amount of Japanese government bonds and foreign bonds, including U.S. Treasury bonds. An increase in relevant interest rates, particularly if such increase is unexpected or sudden, may negatively affect the value of the combined entity’s bond portfolio and reduce the so called “spread,” which is the difference between the rate of interest earned and the rate of interest paid. In addition, an increase in relevant interest rates may increase the combined entity’s problem loans as some of its borrowers may not be able to meet the increased interest payment requirements, thereby adversely affecting its results of operations and financial condition.

Corporate credibility issues among its borrowers could increase the combined entity’s problem loans or otherwise negatively affect its results of operations.

During the past few years, high profile bankruptcy filings and reports of past accounting or disclosure irregularities, including fraud, in the United States, Japan and other countries have raised corporate credibility issues, particularly with respect to public companies. In response to these developments and regulatory responses to these developments in the United States, Japan and elsewhere, regulators, auditors and corporate managers generally have begun to review financial statements more thoroughly and conservatively. As a result, additional accounting irregularities and corporate governance issues may be uncovered and bring about additional bankruptcy filings and regulatory action in the United States, Japan and elsewhere. Such developments could increase the combined entity’s credit costs if they directly involve its borrowers or indirectly affect its borrowers’ credit.

The combined entity may not be able to maintain its capital ratios above minimum required levels, which could result in the suspension of some or all of its operations.

The combined entity, as a holding company, and its Japanese subsidiary banks, which will consist of a bank formed through the combination of Bank of Tokyo-Mitsubishi and UFJ Bank as well as a trust bank formed through the combination of Mitsubishi Trust Bank and UFJ Trust Bank Limited, will be required to maintain risk-weighted capital ratios above the levels specified in the capital adequacy guidelines of the Financial Services Agency. The capital ratios will be calculated in accordance with Japanese banking regulations based on information derived from the relevant entity’s financial statements prepared in accordance with Japanese GAAP. The combined entity’s subsidiaries in California, UnionBanCal Corporation and Union Bank of California, N.A., referred to collectively as UNBC, are subject to similar U.S. capital adequacy guidelines. The combined entity or its subsidiary banks may be unable to continue to satisfy the capital adequacy requirements because of:

•	credit costs the combined entity or its subsidiary banks may incur as it disposes of problem loans and removes impaired assets from its balance sheet;

•	credit costs the combined entity or its subsidiary banks may incur due to losses from a future deterioration in asset quality;

•	a reduction in the value of the combined entity’s or its subsidiary banks’ deferred tax assets;

•	changes in accounting rules or in the guidelines regarding the calculation of bank holding companies’ or banks’ capital ratios;

•	declines in the value of securities portfolio of the combined entity or its subsidiary banks;

•	the inability of the combined entity or its subsidiary banks to refinance their subordinated debt obligations with equally subordinated debt;

•	adverse changes in foreign currency exchange rates; and

•	other adverse developments discussed in these risk factors.

If the combined entity’s capital ratios fall below required levels, the Financial Services Agency could require the combined entity to take a variety of corrective actions, including withdrawal from all international operations or suspension of all or part of its business operations.

The combined entity’s capital ratios may also be negatively affected by contemplated or recently adopted regulatory changes.

Several proposed regulatory changes could have an adverse impact on the combined entity’s capital ratios. In particular, the Financial System Council of the Financial Services Agency is discussing the adoption of rules that limit the amount of deferred tax assets that may be included in the calculation of Tier I or total regulatory capital. The imposition of any such limits would likely reduce the combined entity’s regulatory capital, perhaps materially. As of September 30, 2004,

•	MTFG’s net deferred tax assets amounted to ¥653 billion under Japanese GAAP, or approximately 16.2% of the amount of its Tier I capital of ¥4,025 billion calculated in accordance with Japanese GAAP as required by the Financial Services Agency, and

•	UFJ Holdings’ net deferred tax assets amounted to ¥1,044 billion under Japanese GAAP, or approximately 47.4% of the amount of its Tier I capital of ¥2,203 billion calculated in accordance with Japanese GAAP as required by the Financial Services Agency.

In addition, effective March 31, 2003, the Financial Services Agency strongly suggested that major banks calculate loan loss reserves for certain impaired loans by analyzing the projected cash flows from those loan assets, discounted to present value, instead of basing reserves on historical loan loss data. MTFG and UFJ Holdings employ a methodology to calculate loan loss reserves for these credits based on their estimated cash flows. However, if in the future the Financial Services Agency adopts a calculation methodology that is different from the methodology employed by MTFG and UFJ Holdings, the size of the combined entity’s allowance for loan losses under Japanese GAAP could increase. Because capital ratios are calculated under Japanese GAAP, this change may materially reduce the combined entity’s capital ratios. Further regulatory changes are expected based on the new framework relating to regulatory capital requirements that were established by the Basel Committee on Banking Supervision and endorsed by the central bank governors and the heads of bank supervisory authorities of the Group of Ten (G10) countries in June 2004.

The combined entity may fail to meet the operating targets in the restructuring plan it will submit to the Financial Services Agency, which could subject it to administrative actions, the replacement of senior management, the conversion of preferred shares held by the Resolution and Collection Corporation and other adverse actions.

UFJ Holdings is a recipient of public funds from the Resolution and Collection Corporation, a Japanese government entity. The public funds were injected in the form of a preferred stock investment, and this preferred stock will be exchanged as part of the merger for newly issued preferred stock of the surviving entity. As a result, the combined entity will be required to prepare and submit a restructuring plan to the Financial Services Agency, and to periodically update such restructuring plan. Material failure to achieve the operating targets outlined in the restructuring plan could result in the following:

•	the combined entity or its affiliates may be subject to administrative action from the Financial Services Agency;

•	the Financial Services Agency may take steps to replace senior management of the combined entity or its bank subsidiaries; or

•	the Resolution and Collection Corporation may convert its holdings of the combined entity’s preferred stock into common stock, which may make the Japanese government the combined entity’s largest shareholder.

In addition, the Financial Services Agency, the Resolution and Collection Corporation or other governmental agencies could take other actions, as a regulator or shareholder, that are designed to protect the interests of depositors or the Japanese government’s investment but may be materially adverse to the interests of other investors in the combined entity.

The Japanese government could become a significant shareholder in the combined entity.

After the merger, the Resolution and Collection Corporation will hold preferred shares that do not have voting rights but are convertible into         % of the combined entity’s common shares. If the preferred shares are converted into common shares, the Japanese government could hold a substantial interest in the combined entity. On April 4, 2003, the Financial Services Agency issued guidelines concerning when the Japanese government may convert the preferred shares of banks or bank holding companies that it owns into common shares. Among the conditions under which the Japanese government may convert its preferred shares under those guidelines is the non-payment of dividends on those preferred shares for two consecutive fiscal years, or non-payment for one fiscal year and only a partial payment of preferred dividends for the second fiscal year. UFJ Holdings has announced it will not pay preferred dividends for the fiscal year ended March 31, 2005. If the combined entity is unable to pay the necessary amount of dividends on its preferred shares for any reason, the Japanese government could elect to convert the preferred shares it holds into common shares. This could result in significant reputational harm and significant changes to the combined entity’s strategic goals and operations.

Administrative sanctions by the Financial Services Agency against the UFJ group could have a materially adverse effect on the combined entity’s reputation, business, results of operations and stock price.

In June 2004, the Financial Services Agency levied business improvement administrative actions against the UFJ group after concluding that members of the UFJ’s group’s management had taken actions that amounted to evasions of inspections conducted by the Financial Services Agency on the classification of large borrowers. The causes of these sanctions led to the resignation of the top management of UFJ Holdings, UFJ Bank and UFJ Trust Bank. The Financial Services Agency’s administrative order also directed the UFJ group to address serious deficiencies in its internal control framework. Subsequently, in October 2004, the Financial Services Agency filed criminal indictments against UFJ Bank and former members of its management. In conjunction with these indictments, the Tokyo District Public Prosecutors Office announced in December 2004 that they would seek to prosecute UFJ Bank, its former executive officers and a former employee on suspicion of violations of the Banking Law of Japan. In February 2005, three former executives of UFJ Bank pleaded guilty to obstructing the Financial Services Agency’s inspections in violation of the Banking Law. These administrative sanctions and criminal proceedings may affect investor sentiment and could have a material adverse effect on the stock price of the combined entity. The resulting reputational harm from these events may also adversely impact consumer perception or relationships with both existing and potential business partners, negatively affecting the business and operations of the combined entity.

The combined entity’s results of operations and capital ratios will be negatively affected if it is required to reduce its deferred tax assets.

MTFG, UFJ Holdings and their Japanese subsidiary banks determine the amount of their net deferred tax assets and regulatory capital pursuant to Japanese GAAP and Japanese banking regulations, which differ from U.S. GAAP and U.S. regulations. Under current Japanese banking regulations, all deferred tax assets established pursuant to Japanese GAAP are included in regulatory capital. Currently, Japanese GAAP generally permits the establishment of deferred tax assets for tax benefits that are expected to be realized during a period that is reasonably foreseeable, generally five fiscal years. The calculation of deferred tax assets under Japanese GAAP is based upon various assumptions, including assumptions with respect to future taxable income. Actual results may differ significantly from these assumptions. Even if the combined entity’s ability to include deferred tax assets in regulatory capital is not affected by rule changes (see “The combined entity’s capital ratios may also be negatively affected by contemplated or recently adopted regulatory changes” above), if the combined entity concludes, based on its projections of future taxable income, that it or its Japanese bank subsidiaries will be unable to realize a portion of the deferred tax assets, the combined entity’s deferred tax assets may be reduced and, as a result, the combined entity’s results of operations may be negatively affected and its capital ratios may decline. The calculation of deferred tax assets under U.S. GAAP requires consideration of different factors.

The combined entity may not be able to refinance its subordinated debt obligations with equally subordinated debt, and as a result its capital ratios may be adversely affected.

As of September 30, 2004, subordinated debt accounted for approximately

•	33.6% of MTFG’s total regulatory capital,

•	31.8% of Bank of Tokyo-Mitsubishi’s total regulatory capital,

•	43.3% of Mitsubishi Trust Bank’s total regulatory capital,

•	37.7% of UFJ Holdings’ total regulatory capital,

•	38.6% of UFJ Bank’s total regulatory capital, and

•	37.5% of UFJ Trust Bank’s total regulatory capital,

in each case, as calculated under Japanese GAAP. The combined entity or its subsidiary banks may not be able to refinance their subordinated debt obligations with equally subordinated debt after the merger. The failure to refinance these subordinated debt obligations with equally subordinated debt may reduce their total regulatory capital and, as a result, negatively affect their capital ratios.

If the Japanese stock market declines, the combined entity may incur losses on its securities portfolio and its capital ratios will be adversely affected.

MTFG and UFJ Holdings hold large amounts of marketable equity securities. The market values of these securities are inherently volatile. The Nikkei 225 stock average declined to a 20-year low in April 2003 before recovering during the fiscal year ended March 31, 2004. The Nikkei 225 stock average remained relatively unchanged during the fiscal year ended March 31, 2005. As of April 6, 2005, the Nikkei 225 stock average was approximately ¥11,827. The combined entity will incur losses on its securities portfolio if the Japanese stock market declines in the future. Material declines in the Japanese stock market may also materially adversely affect the combined entity’s capital ratios.

The combined entity’s efforts to reduce its shareholdings of equity securities may adversely affect its relationships with customers as well as its stock price.

Like many Japanese financial institutions, a substantial portion of MTFG’s and UFJ Holdings’ equity securities portfolio is held for strategic and business-relationship purposes. In November 2001, the Japanese government enacted a law forbidding bank holding companies and banks, including MTFG and UFJ Holdings and their respective bank subsidiaries, from holding, after September 30, 2006, stock with an aggregate value that exceeds their adjusted Tier I capital. The sales of equity securities, whether to remain compliant with this prohibition on holding stock in excess of its adjusted Tier I capital, to reduce the combined entity’s risk exposure to fluctuations in equity security prices, to comply with the requirements of the Banking Law and the Anti-Monopoly Law or otherwise, will reduce the combined entity’s strategic shareholdings, which may have an adverse effect on relationships with its customers. In addition, the combined entity’s plans to reduce its strategic shareholdings may encourage some of its customers to sell their shares of the combined entity’s common stock, which may have a negative impact on its stock price.

The combined entity’s trading and investment activities will expose it to interest rate, exchange rate and other risks.

MTFG and UFJ Holdings undertake extensive trading and investment activities involving a variety of financial instruments, including derivatives. The combined entity’s income from these activities will be subject to volatility caused by, among other things, changes in interest rates, foreign currency exchange rates and equity and debt prices. For example:

•	increases in interest rates may have an adverse effect on the value of the combined entity’s fixed income securities portfolio, as discussed in “—Changes in interest rate policy, particularly unexpected or sudden increases in interest rates, could adversely affect the value of the combined entity’s bond portfolio, problem loans and results of operations” above; and

•	the strengthening of the yen against the U.S. dollar and other foreign currencies will reduce the value, in the combined entity’s financial statements, of its substantial portfolio of foreign currency denominated investments.

In addition, downgrades of the credit ratings of some of the fixed income securities in the combined entity’s portfolio could negatively affect its results of operations. The combined entity’s results of operations and financial condition in future periods will be exposed to the risks of loss associated with these activities.

A downgrade of the combined entity’s credit ratings could have a negative effect on its business.

A downgrade of the combined entity’s credit ratings by one or more of the credit rating agencies could have a negative effect on its treasury operations and other aspects of its business. In the event of a downgrade of the combined entity’s credit ratings, its treasury business unit may have to accept less favorable terms in its transactions with counterparties, including capital raising activities, or may be unable to enter into some transactions. This could have a negative impact on the profitability of the combined entity’s treasury and other operations and adversely affect its results of operations and financial condition.

The combined entity might have to pay risk premiums on borrowings from international financial institutions or be subject to credit limitations by them.

As a result of concerns regarding asset quality and the failure of several large Japanese financial institutions, international financial institutions have in the past:

•	charged an additional risk premium to Japanese financial institutions for short-term borrowings in the interbank market; and

•	placed restrictions on the amount of credit, including interbank deposits, that they extend to Japanese banks.

These restrictions on credit resulted in higher operating expenses and decreased profitability for affected Japanese banks. If conditions in the Japanese banking and other financial sectors further deteriorate, international markets could again impose risk premiums or credit restrictions on Japanese banks, including the combined entity.

The combined entity may not be able to achieve the goals of its business strategies.

The combined entity currently plans to pursue various business strategies to improve its profitability. In addition to the risk associated with combining the two groups, there are various other risks that could adversely impact the ability of the combined entity to achieve its business objectives. For example:

•	the combined entity may be unable to cross-sell its products and services as effectively as anticipated;

•	the combined entity may be unable to integrate the personnel of the two groups or its plan to reassign personnel may be unsuccessful;

•	the combined entity may have difficulty in coordinating the operations of its subsidiaries and affiliates as planned due to legal restrictions, internal conflict or market resistance;

•	the combined entity may lose customers and business as it integrates and, in some cases, rebrands some of its subsidiaries’ or affiliates’ operations;

•	the combined entity’s efforts to streamline operations may require more time than expected and cause some negative reactions from its customers;

•	new products and services introduced by the combined entity may not gain acceptance among customers; and

•	the combined entity may have difficulty integrating the information systems within its group.

The combined entity will be exposed to increased risks as it expands the range of its products and services.

As the combined entity expands the range of its products and services beyond its traditional banking and trust businesses and as the sophistication of financial products and management systems grows, it will be exposed to new and increasingly complex risks. The combined entity may have only limited experience with the risks related to the expanded range of these products and services. To the extent the combined entity expands its product and service offerings through acquisitions, it faces risks relating to the integration of acquired businesses with its existing operations. Moreover, some of the activities that the combined entity’s subsidiaries are expected to engage in, such as derivatives and foreign currency trading, present substantial risks. The combined entity’s risk management systems may prove to be inadequate and may not work in all cases or to the degree required. As a result, the combined entity may be subject to substantial market, credit and other risks in relation to the expanding scope of its products, services and trading activities, which could result in the combined entity incurring substantial losses. In addition, the combined entity’s efforts to offer new services and products may not succeed if product or market opportunities develop more slowly than expected or if the profitability of opportunities is undermined by competitive pressures.

Any adverse changes in UNBC’s business could significantly affect the combined entity’s results of operations.

UNBC is expected to contribute a significant portion of the combined entity’s net income. Any adverse change in the business or operations of UNBC could significantly affect the combined entity’s results of operations. Factors that could negatively affect UNBC’s results include adverse economic conditions in California, including the decline in the technology sector, the California state government’s financial condition, a potential downturn in the real estate and housing industries in California, substantial competition in the California banking market, growing uncertainty over the U.S. economy due to the threat of terrorist attacks, fluctuating oil prices and rising interest rates, negative trends in debt ratings and equity valuations of various borrowers increasing the risk of corporate bankruptcy filings, and additional costs which may arise from enterprise-wide compliance with applicable laws and regulations such as the Bank Secrecy Act and related amendments under the U.S. Patriot Act.

The combined entity will be exposed to substantial credit and market risks in Asia, Latin America and other regions.

The combined entity will be active in Asia, Latin America and other regions through a network of branches and subsidiaries and will thus be exposed to a variety of credit and market risks associated with countries in these regions. A decline in the value of Asian, Latin American or other relevant currencies could adversely affect the creditworthiness of some of the combined entity’s borrowers in those regions. For example, the loans MTFG and the UFJ group have made to Asian, Latin American and other overseas borrowers and banks are often denominated in yen, U.S. dollars or other foreign currencies. These borrowers often do not hedge the loans to protect against fluctuations in the values of local currencies. A devaluation of the local currency would make it more difficult for a borrower earning income in that currency to pay its debts to the combined entity and other foreign lenders. In addition, some countries in which the combined entity will operate may attempt to support the value of their currencies by raising domestic interest rates. If this happens, the borrowers in these countries would have to devote more of their resources to repaying their domestic obligations, which may adversely affect their ability to repay their debts to the combined entity and other foreign lenders. The limited credit availability resulting from these and related conditions may adversely affect economic conditions in some countries. This could cause a further deterioration of the credit quality of borrowers and banks in those countries and cause the combined entity to incur further losses. In addition, the combined entity will be active in other regions that expose it to risks similar to the risks described above and also risks specific to those regions, which may cause the combined entity to incur losses or suffer other adverse effects.

The combined entity’s income and expenses relating to its international operations, as well as its foreign assets and liabilities, will be exposed to foreign currency fluctuations.

The combined entity’s international operations will be subject to fluctuations in foreign currency exchange rates against the Japanese yen. When the yen appreciates, yen amounts for transactions denominated in foreign currencies, including a substantial portion of UNBC’s transactions, decline. In addition, a portion of the combined entity’s assets and liabilities will be denominated in foreign currencies. To the extent that the combined entity’s foreign currency denominated assets and liabilities are not matched in the same currency or appropriately hedged, fluctuations in foreign currency exchange rates against the yen may adversely affect the combined entity’s financial condition, including its capital ratios. In addition, fluctuations in foreign exchange rates will create foreign currency translation gains or losses.

Losses relating to the combined entity’s pension plans and a decline in returns on its plan assets may negatively affect the combined entity’s results of operations and financial condition.

The combined entity may incur losses if the fair value of its pension plans’ assets declines, if the rate of return on its pension assets declines or if there is a change in the actuarial assumptions on which the calculations of the projected benefit obligations are based. Changes in the interest rate environment and other factors may also adversely affect the amount of unfunded pension obligations and the resulting annual amortization expense.

The combined entity may have to compensate for losses in its loan trusts and jointly operated designated money in trusts. This could have a negative effect on the combined entity’s results of operations.

The combined entity’s trust bank subsidiary may have to compensate for losses of principal of all loan trusts and some jointly operated designated money in trusts. Funds in those guaranteed trusts are generally invested in loans and securities. The combined entity’s trust bank subsidiary will be required to maintain reserves in the accounts of those guaranteed trusts for loan losses and other impairments of principal, but the amount of these compensation obligations would not appear as a liability on the combined entity’s balance sheet. If the amount of assets and reserves held in the guaranteed trusts falls below the principal as a result of loan losses, losses in the investment portfolio or otherwise, which are not absorbed by the profit earned by the trusts, the combined entity’s trust bank subsidiary would be required to make a payment on the guaranties.

Trust beneficiaries of loan trusts and jointly operated designated money in trust are entitled to a semi-annual dividend, which in practice is the “projected rate” published semi-annually. Sharp declines in interest rates or in the value of the securities held in its trusts’ investment portfolios will partly reduce performance-dependent trust fees that the combined entity’s trust bank subsidiary will generate from its loan trusts and jointly operated designated money in trust, thereby adversely affecting the combined entity’s results of operations.

The combined entity’s business and operations will be exposed to various system, political and social risks beyond its control.

As a major financial institution, the combined entity’s business and operations will be significantly dependent upon the domestic and world economies and will thus be exposed to various system, political and social risks beyond its control. Recent examples include disruptions of the Internet and other information networks due to major virus outbreaks, major terrorist activity such as the September 11 attacks, serious political instability and major health epidemics such as the outbreak of severe acute respiratory syndrome, or SARS. Such incidents may directly affect the combined entity’s business and operations by disrupting its operational infrastructure or internal systems. Such incidents may also negatively impact the economic conditions, political regimes and social infrastructure of countries and regions in which the combined entity operates, and possibly the global economy as a whole. These various factors beyond the combined entity’s control, as well as the threat of such risks or related countermeasures, may materially and adversely affect the combined entity’s business, operating results and financial condition.

The combined entity may be subject to liability and regulatory action if it is unable to protect personal and other confidential information.

In recent years, there have been many cases of personal information and records in the possession of corporations and institutions being leaked or improperly accessed. In the event that personal information in the combined entity’s possession about its customers or employees is leaked or improperly accessed and subsequently misused, the combined entity may be subject to liability and regulatory action. The standards applicable to the combined entity have become more stringent under the new Personal Information Protection Act of Japan, which became effective from April 2005. As an institution in possession of personal information, the combined entity may have to provide compensation for economic loss and emotional distress arising out of a failure to protect such information in accordance with the Personal Information Protection Act. In addition, such incidents could create a negative public perception of the combined entity’s operations, systems or brand, which may in turn decrease customer and market confidence and materially and adversely affect the combined entity’s business, operating results and financial condition.

Adverse regulatory developments or changes in laws, government policies or economic controls could have a negative impact on the combined entity’s business and results of operations.

The combined entity conducts its business subject to ongoing regulation and associated regulatory risks, including the effects of changes in the laws, regulations, policies, voluntary codes of practice and interpretations in Japan and the other markets in which the combined entity operates. Future developments or changes in laws, regulations, policies, voluntary codes of practice, fiscal or other policies and their effects are unpredictable and beyond its control. In particular, the Financial Services Agency has announced various regulatory changes that it would consider. For example, in December 2004, the Financial Services Agency launched an initiative designed to identify additional subjects for future financial reforms to be enacted over the next two years relating to various financial issues, including, among other things, the possible enactment of an investment services law, which aims to provide an overall regulatory regime applicable to financial institutions and financial products and the improvement of corporate governance and risk management of financial institutions. The Financial Services Agency and other regulatory authorities also have the authority to conduct, at any time, inspections to review banks’ accounts, including those of the combined entity’s bank subsidiaries. Any of the changes referred to above or any action that must be taken by the combined entity, whether as a result of regulatory developments or changes or inspections, could negatively affect its business and results of operations.

The combined entity’s business may be adversely affected by competitive pressures, which have increased significantly due to regulatory changes.

In recent years, the Japanese financial system has been increasingly deregulated and barriers to competition have been reduced. In addition, the Japanese financial industry has been undergoing significant consolidation, as a result of which larger and more integrated financial institutions have emerged as competitors. If the combined entity is unable to compete effectively in this more competitive and deregulated business environment, its business, results of operations and financial condition will be adversely affected.

Restrictions on the combined entity’s subsidiaries’ ability to pay dividends and make other distributions could limit amounts payable by the combined entity.

As a holding company, substantially all of the combined entity’s cash flow will come from dividends that its subsidiaries and affiliated companies pay to the combined entity. Under some circumstances, various statutory or contractual provisions may restrict the amount of dividends the combined entity’s subsidiaries and affiliated companies can pay to the combined entity. If the combined entity’s subsidiaries and affiliated companies do not have sufficient earnings, they will be unable to pay dividends to the combined entity, and the combined entity in turn may be unable to pay dividends.

Risks Related to Owning the Combined Entity’s Shares

Efforts by other companies to reduce their shareholdings in the combined entity may adversely affect its stock price.

Many companies in Japan that hold MTFG and UFJ Holdings shares have announced plans to reduce their shareholdings in other companies. Any future plans of the combined entity to sell shares in other companies may further encourage those companies and other companies to sell the combined entity’s shares. If an increased number of shares of the combined entity’s common stock are sold in the market, it will adversely affect the trading price of shares of the combined entity’s common stock.

Rights of shareholders under Japanese law may be different from those under the laws of jurisdictions within the United States and other countries.

The combined entity’s articles of incorporation, the regulations of its board of directors and the Japanese Commercial Code will govern the combined entity’s corporate affairs. Legal principles relating to such matters as the validity of corporate procedures, directors’ and officers’ fiduciary duties and shareholders rights will be different from those that would apply if the combined entity were not a Japanese corporation. Shareholders rights under Japanese law are different in some respects from shareholders rights under the laws of jurisdictions within the United States and other countries. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in a jurisdiction outside of Japan.

It may not be possible for investors to effect service of process within the United States upon the combined entity or its directors, senior management or corporate auditors, or to enforce against the combined entity or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The combined entity will be a joint stock company incorporated under the laws of Japan. Almost all of the combined entity’s directors, senior management and corporate auditors are expected to reside outside of the United States. Many of the assets of the combined entity and these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon the combined entity or these persons or to enforce, against the combined entity or these persons, judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. MTFG believes that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of claims predicated solely upon the federal securities laws of the United States.

Risks Related to Owning the Combined Entity’s ADSs

If you choose to hold ADSs, you will have fewer rights than a shareholder and you must act through the depositary to exercise these rights.

The rights of the combined entity’s shareholders under Japanese law to take actions such as voting their shares, receiving dividends and distributions, bringing derivative actions, examining the combined entity’s accounting books and records and exercising appraisal rights will only be available to shareholders of record. Because the depositary, through its custodian, is the record holder of the shares underlying the ADSs, a holder of ADSs may not be entitled to the same rights as a shareholder. In your capacity as an ADS holder, you will not be able to bring a derivative action, examine the combined entity’s accounting books and records or exercise appraisal rights, except through the depositary.

Foreign exchange rate fluctuations may affect the U.S. dollar value of the combined entity’s ADSs and dividends payable to holders of the combined entity’s ADSs.

Market prices for the combined entity’s ADSs may fall if the value of the yen declines against the U.S. dollar. In addition, the U.S. dollar amount of cash dividends and other cash payments made to holders of the combined entity’s ADSs would be reduced if the value of the yen declines against the U.S. dollar.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

MTFG may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the SEC including this prospectus as well as an annual report on Form 20-F and other reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves. MTFG relies on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding MTFG’s and UFJ Holdings’ intent, belief or current expectations or the current belief or current expectations of MTFG’s and UFJ Holdings’ management with respect to, among others:

•	financial condition;

•	results of operations;

•	business plans and other management objectives;

•	business strategies, competitive positions and growth opportunities;

•	the consummation and benefits of the proposed merger and realization of financial and operating synergies and efficiencies, including estimated cost savings and revenue enhancement;

•	the financial and regulatory environment in which MTFG and UFJ Holdings operate;

•	the problem loan levels and loan losses of MTFG, UFJ Holdings and the combined entity; and

•	the equity and foreign exchange markets.

In many, but not all cases, MTFG uses words such as “anticipate,” “aim,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probability,” “risk” and similar expressions, as they relate to MTFG or UFJ Holdings or MTFG’s or UFJ Holdings’ management, to identify forward-looking statements. These statements reflect MTFG’s or UFJ Holdings’ current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	the ability to integrate MTFG’s and UFJ Holdings’ businesses, product lines and branch offices in a manner that achieves the expected results;

•	timing, impact and other uncertainties associated with MTFG’s other or future acquisitions or combinations within relevant industries and the integration of these other future acquisitions;

•	requirements imposed by regulatory authorities to permit the transactions contemplated hereby to be consummated;

•	changes in the monetary and interest rate policies of the Bank of Japan and other G-7 central banks;

•	fluctuations in interest rates, equity prices and foreign currencies, the adequacy of loan loss reserves, the inability to hedge certain risks economically, changes in consumer spending and other habits, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which MTFG and UFJ Holdings and their respective affiliates operate;

•	risks of international business;

•	regulatory risks;

•	contingent liabilities;

•	competitive factors in the industries in which MTFG and UFJ Holdings compete, and the impact of competitive services and pricing in both MTFG and UFJ Holdings’ markets;

•	risks associated with debt service requirements and interest rate fluctuations;

•	degree of financial leverage; and

•	other risks referenced from time to time in MTFG’s filings with the SEC.

MTFG does not intend to update these forward-looking statements. MTFG is under no obligation, and disclaim any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL DATA OF MTFG

On April 2, 2001, MTFG was formed as a holding company for Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and Nippon Trust Bank. Nippon Trust Bank was formerly a majority-owned subsidiary of Bank of Tokyo-Mitsubishi and merged into Mitsubishi Trust Bank in October 2001. The business combination between Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank was accounted for under the pooling-of-interests method and, accordingly, the selected statement of operations and balance sheet data shown below for the periods ended before the combination set forth the combined results of Bank of Tokyo-Mitsubishi, including Nippon Trust Bank, and Mitsubishi Trust Bank as if the combination had been in effect for all the periods presented.

Selected statement of operations data for the fiscal years ended March 31, 2000, 2001, 2002, 2003 and 2004 and selected balance sheet data as of March 31, 2000, 2001, 2002, 2003 and 2004 set forth below have been derived from MTFG’s audited consolidated financial statements. The selected consolidated financial data for MTFG and its consolidated subsidiaries at and for the six months ended September 30, 2003 and 2004 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of MTFG included elsewhere in this prospectus, which management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods. The results of operations for the six-month period are not necessarily indicative of the results for a full year’s operations.

Except for risk-adjusted capital ratios, which are calculated in accordance with Japanese banking regulations based on information derived from MTFG’s financial statements prepared in accordance with Japanese GAAP, and the average balance information, the selected financial data set forth below are derived from MTFG’s financial statements prepared in accordance with U.S. GAAP.

You should read the selected financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTFG” and MTFG’s consolidated financial statements and other financial data included elsewhere in this prospectus. The following data are qualified in their entirety by reference to all of that information.

	Fiscal year ended March 31,					Six months ended September 30,
	2000	2001	2002	2003	2004	2003	2004
	(in millions, except per share data and number of shares)
Statement of operations data:
Interest income	¥2,160,017	¥2,278,168	¥2,013,571	¥1,582,493	¥1,421,754	¥744,894	¥695,542
Interest expense	1,084,134	1,309,454	938,274	539,270	426,514	226,482	215,616

Net interest income	1,075,883	968,714	1,075,297	1,043,223	995,240	518,412	479,926
Provision (credit) for credit losses	355,724	783,855	598,412	437,972	(114,109)	(129,602)	167,059

Net interest income after provision (credit) for credit losses	720,159	184,859	476,885	605,251	1,109,349	648,014	312,867
Non-interest income	378,929	853,492	359,696	840,634	1,308,095	713,278	427,361
Non-interest expense	1,079,786	1,021,708	1,161,294	1,182,406	1,236,040	581,980	538,417

Income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle	19,302	16,643	(324,713)	263,479	1,181,404	779,312	201,811
Income tax expense (benefit)	63,658	47,594	(99,729)	69,872	357,817	255,379	69,446

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	(44,356)	(30,951)	(224,984)	193,607	823,587	523,933	132,365
Income (loss) from discontinued operations-net	(2,873)	(27,084)	1,235	10,370	(585)	5,276	—
Cumulative effect of a change in accounting principle, net of tax(1)	—	—	5,867	(532)	—	—	(977)

Net income (loss)	¥(47,229)	¥(58,035)	¥(217,882)	¥203,445	¥823,002	¥529,209	¥131,388

Net income (loss) available to common shareholders	¥(52,693)	¥(66,371)	¥(222,050)	¥190,941	¥815,021	¥525,041	¥127,909

	Fiscal year ended March 31,						Six months ended September 30,
	2000	2001	2002	2003		2004	2003	2004
	(in millions, except per share data and number of shares)
Amounts per share(2):
Basic earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥(9,083.09)	¥(7,143.20)	¥(41,255.15)	¥32,240.37		¥128,443.00	¥83,039.35	¥19,850.94
Basic earnings (loss) per common share-net income (loss) available to common shareholders	(9,606.89)	(12,067.64)	(39,976.55)	33,991.75		128,350.88	83,882.26	19,700.46
Diluted earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	(9,083.09)	(7,143.20)	(41,255.15)	29,486.78		125,123.73	79,757.80	19,743.30
Diluted earnings (loss) per common share-net income (loss) available to common shareholders	(9,606.89)	(12,067.64)	(39,976.55)	31,164.84		125,033.96	80,567.44	19,593.10
Number of shares used to calculate basic earnings per common share (in thousands)	5,485	5,500	5,555	5,617		6,350	6,259	6,493
Number of shares used to calculate diluted earnings per common share (in thousands)	5,485	5,500	5,555	5,863	(3)	6,517	6,516	6,504
Cash dividends per share declared during the fiscal year(4)
– Common shares	¥8,255.25	¥8,255.25	¥4,127.63	¥6,000.00		¥4,000.00	¥4,000.00	¥6,000.00
	$74.91	$74.91	$37.46	$54.45		$36.30	$36.30	$54.45
– Preferred shares (Class 1)	¥57,120.00	¥82,500.00	¥41,250.00	¥123,750.00		¥82,500.00	¥41,250.00	¥41,250.00
	$518.33	$748.64	$374.32	$1,122.96		$748.64	$374.32	$374.32
– Preferred shares (Class 2)	¥8,150.00	¥16,200.00	¥8,100.00	¥24,300.00		¥16,200.00	¥8,100.00	¥8,100.00
	$73.96	$147.01	$73.50	$220.51		$147.01	$73.50	$73.50

	As of March 31,					As of September 30,
	2000	2001	2002	2003	2004	2003	2004
	(in millions)
Balance sheet data:
Total assets	¥84,975,507	¥93,472,202	¥94,360,925	¥96,537,404	¥103,699,099	¥101,851,277	¥113,294,262
Loans, net of allowance for credit losses	48,563,172	47,953,919	48,494,545	47,105,433	47,637,729	46,900,599	50,846,540
Total liabilities	80,981,592	90,287,654	91,738,617	93,978,776	99,854,128	98,625,301	109,467,921
Deposits	54,777,171	60,105,742	63,659,501	67,303,678	70,024,252	69,856,596	72,064,301
Long-term debt	4,540,277	4,963,455	5,183,841	5,159,132	5,659,877	5,407,370	5,477,822
Shareholders’ equity	3,993,915	3,184,548	2,622,308	2,558,628	3,844,971	3,225,976	3,826,341
Capital stock(5)	956,664	956,664	973,156	1,084,708	1,084,708	1,084,708	1,084,708

	As of March 31,					As of September 30,
	2000	2001	2002	2003	2004	2003	2004
	(in millions, except percentages)
Other financial data:
Average balances:	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest-earning assets	¥82,944,880	¥83,192,062	¥85,027,796	¥86,246,966	¥90,850,630	¥90,039,278	¥96,860,081
Interest-bearing liabilities	74,408,264	75,645,416	78,683,185	79,658,352	84,975,055	83,854,192	89,572,079
Total assets	86,603,249	89,322,862	92,365,532	95,478,978	102,827,850	100,528,294	108,610,640
Shareholders’ equity	3,582,200	3,445,630	3,035,140	2,432,279	3,289,783	2,665,179	3,872,352
Return on equity and assets:	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) available to common shareholders as a percentage of total average assets	(0.06)%	(0.07)%	(0.24)%	0.20%	0.79%	1.04%	0.23%
Net income (loss) available to common shareholders as a percentage of average shareholders’ equity	(1.47)%	(1.93)%	(7.32)%	7.85%	24.77%	39.29%	6.59%
Dividends per common share as a percentage of basic earnings per common share	— (6)	— (6)	— (6)	17.65%	3.12%	4.77%	30.46%
Average shareholders’ equity as a percentage of total average assets	4.14%	3.86%	3.29%	2.55%	3.20%	2.65%	3.57%
Net interest income as a percentage of total average interest-earning assets	1.30%	1.16%	1.26%	1.21%	1.10%	1.15%	0.99%
Credit quality data:
Allowance for credit losses	¥1,486,212	¥1,716,984	¥1,735,180	¥1,360,136	¥888,127	¥1,069,044	¥938,208
Allowance for credit losses as a percentage of loans	2.97%	3.46%	3.45%	2.81%	1.83%	2.23%	1.81%
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	¥2,844,915	¥4,272,794	¥4,164,982	¥2,753,026	¥1,731,083	¥2,234,265	¥1,791,739
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of loans	5.68%	8.60%	8.29%	5.68%	3.57%	4.66%	3.46%
Allowance for credit losses as a percentage of nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	52.24%	40.18%	41.66%	49.41%	51.30%	47.85%	52.36%
Net loan charge-offs	¥679,736	¥598,362	¥603,404	¥814,811	¥337,124	¥157,375	¥121,181
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loan charge-offs as a percentage of average loans	1.30%	1.21%	1.23%	1.64%	0.69%	0.65%	0.48%
Average interest rate spread	1.14%	1.01%	1.18%	1.15%	1.06%	1.11%	0.95%
Risk-adjusted capital ratio calculated under Japanese GAAP(7)	11.43%	10.15%	10.30%	10.84%	12.95%	12.44%	10.92%

(1)	Effective April 1, 2001, MTFG adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. On April 1, 2002, MTFG adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” Effective April 1, 2004, MTFG adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”.
(2)	Amounts have been adjusted to reflect the stock-for-stock exchange creating MTFG for the fiscal years ended March 31, 2000 and 2001.
(3)	Includes the common shares potentially issuable pursuant to the 3% exchangeable guaranteed notes due 2002 and Class 2 preferred stock. The 3% exchangeable guaranteed notes due 2002 were redeemed in November 2002.
(4)	For the convenience of readers, the U.S. dollar amounts are presented as translations of Japanese yen amounts at the rate of ¥110.20 = U.S.$1.00, the noon buying rate on September 30, 2004 in New York City for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York.
(5)	Amounts include common stock and non-redeemable Class 2 preferred stock. Redeemable Class 1 preferred stock is excluded.
(6)	Percentages against basic loss per common share have not been presented because such information is not meaningful.
(7)	Risk-adjusted capital ratios have been calculated in accordance with Japanese banking regulations, based on information derived from MTFG’s consolidated financial statements prepared in accordance with Japanese GAAP. Ratios for the fiscal years ended March 31, 2000 and 2001 represent combined risk-adjusted capital ratios of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank before any combination-related adjustments.
(8)	Upon the acquisition of additional common shares of ACOM, Co., Ltd. (“ACOM”) in April 2004, MTFG applied the equity method of accounting to its investments in ACOM in a manner consistent with the accounting for step-by-step acquisition of a subsidiary. Accordingly, certain financial data for past periods have been retroactively adjusted.

SELECTED CONSOLIDATED FINANCIAL DATA OF UFJ HOLDINGS

The following table sets forth certain selected consolidated financial data for UFJ Holdings and its consolidated subsidiaries as of and for the fiscal years ended March 31, 2003 and 2004. The selected consolidated statements of operations data for the fiscal years ended March 31, 2003 and 2004 and the balance sheet data as at March 31, 2003 and 2004 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of UFJ Holdings included elsewhere in this prospectus. The selected consolidated financial data for UFJ Holdings and its consolidated subsidiaries as at and for the six months ended September 30, 2003 and 2004 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of UFJ Holdings included elsewhere in this prospectus, which management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods. The results of operations for the six-month period are not necessarily indicative of the results for a full year’s operations.

You should read the selected financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of UFJ Holdings” and UFJ Holdings’ consolidated financial statements and other financial data included elsewhere in this prospectus. The following data are qualified in their entirety by reference to all of that information.

	Fiscal years ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in millions, except per share data and number of shares)
Statement of operations data:
Interest income	¥1,187,028	¥1,058,413	¥535,055	¥613,462
Interest expense	269,786	209,038	108,481	136,310

Net interest income	917,242	849,375	426,574	477,152
Provision for loan losses	511,898	313,124	134,881	202,398

Net interest income after provision for loan losses	405,344	536,251	291,693	274,754
Non-interest income	544,436	1,149,967	656,822	524,523
Non-interest expense	1,214,154	979,912	490,391	550,564

Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	(264,374)	706,306	458,124	248,713
Income tax expense	23,753	95,618	57,449	5,906

Income (loss) before cumulative effect of change in accounting principle and extraordinary gain	(288,127)	610,688	400,675	242,807
Cumulative effect of change in accounting principle, net of taxes (1)	(62,000)	(2,959)	(2,959)	2,942
Extraordinary gain, net of taxes	12,319	—	—	—

Net income (loss)	¥(337,808)	¥607,729	¥397,716	¥245,749

Net income (loss) available to common stockholders	¥(383,218)	¥579,901	¥383,869	¥219,419

	Fiscal years ended March 31,			Six months ended September 30,
	2003	2004		2003		2004
	(in millions, except per share data and number of shares)
Amounts per share:
Basic earnings (loss) per common share—income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	¥(67,823)	¥115,227		¥76,830		¥42,528
Basic earnings (loss) per common share—net income (loss) available to common stockholders	(77,926)	114,642		76,242		43,106
Diluted earnings (loss) per common share—income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	(67,823)	86,803		57,020		33,605
Diluted earnings (loss) per common share—net income (loss) available to common stockholders	(77,926)	86,382		56,598		34,012
Number of shares used to calculate basic earnings per common share (in thousands)	4,918	5,058		5,035		5,090
Number of shares used to calculate diluted earnings per common share (in thousands)	4,918	7,015	(2)	7,013	(2)	7,225	(2)
Cash dividends per share declared during the fiscal year:
Preferred stock (Class I)	¥984	¥264		¥264		¥508
Preferred stock (Class II)	4,770	1,590		1,590		3,180
Preferred stock (Class III)	5,055	1,151		1,151		1,168
Preferred stock (Class IV)	4,185	1,395		1,395		2,790
Preferred stock (Class V)	4,365	1,455		1,455		2,910
Preferred stock (Class VI)	474	24		24		5
Preferred stock (Class VII)	3,450	1,150		1,150		2,300

	At March 31,		At September 30,
	2003	2004	2003	2004
	(in millions)
Balance sheet data:
Total assets	¥77,337,421	¥80,639,731	¥80,165,840	¥82,621,683
Loans, net of allowance for loan losses	43,489,478	42,981,743	42,139,028	41,847,467
Total liabilities	76,965,265	79,204,886	79,351,913	81,113,520
Deposits	56,130,501	58,537,935	57,291,723	57,506,750
Long-term debt	3,734,025	4,157,758	3,960,897	5,775,359
Stockholders' equity	372,156	1,434,845	813,927	1,508,163
Capital stock	1,000,000	1,000,000	1,000,000	1,000,000

	At March 31,		At September 30,
	2003	2004	2004
	(in millions, except percentages)
Other financial data:
Credit quality data:
Allowance for loan losses	¥3,195,187	¥2,438,309	¥2,080,771
Allowance for loan losses as a percentage of loans	6.84%	5.37%	4.74%
Non-accrual and restructured loans, and accruing loans contractually past due 90 days or more	¥7,169,794	¥5,084,867	¥4,400,313
Non-accrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of loans	15.36%	11.20%	10.02%
Allowance for loan losses as a percentage of nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	44.56%	47.95%	47.29%
Net loan charge-offs	¥799,315	¥1,068,433	¥640,465

(1)	SFAS No. 143 “Accounting for Asset Retirement Obligations” was adopted effective April 1, 2003. FASB Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities an interpretation of ARB No. 51” was adopted for the interim reporting period beginning April 1, 2004 with respect to entities created before February 1, 2003. SFAS No. 142 “Goodwill and Other Intangible Assets” was adopted effective April 1, 2002.
(2)	Includes the common stock obtainable on conversion of convertible preferred stock, if dilutive.

The total risk-based capital ratio calculated under Japanese GAAP was 9.24% at March 31, 2004 and 9.92% at September 30, 2004. Risk-based capital ratios have been calculated in accordance with Japanese banking regulations, based on information derived from UFJ Holdings’ consolidated financial statements prepared in accordance with Japanese GAAP.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed balance sheet as of September 30, 2004 and the unaudited pro forma combined condensed statements of income for the year ended March 31, 2004 and for the six months ended September 30, 2004 combine the historical consolidated balance sheets and consolidated statements of income of MTFG and UFJ Holdings under U.S. GAAP, giving effect to the proposed merger, after reflecting the pro forma adjustments described in the notes to unaudited pro forma combined condensed financial information. The business combination will be accounted for by the purchase method of accounting with MTFG treated as the acquirer.

Under U.S. GAAP, as a result of the application of the purchase method of accounting in connection with the proposed merger, the purchase price of all outstanding shares of UFJ Holdings has been allocated on a preliminary basis to UFJ Holdings’ consolidated assets and liabilities based on the estimated fair values of those assets and liabilities.

The unaudited pro forma combined condensed balance sheet gives effect to the proposed merger as if it had been effective on September 30, 2004. The unaudited pro forma combined condensed statements of income give effect to the proposed merger as if it had been effective on April 1, 2003. This information has been derived from and should be read in conjunction with the historical consolidated financial statements of MTFG and UFJ Holdings, including their respective notes thereto, which have been prepared in accordance with U.S. GAAP.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the proposed merger been made at the beginning of the periods presented or the future results of the combined operations. In addition, the allocation of the purchase price reflected in the unaudited pro forma financial information is subject to adjustments and will vary from the actual purchase price allocation that will be recorded upon completion of the proposed merger based upon changes in the balance sheet including fair value estimates.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2004

	MTFG	UFJ Holdings	Pro forma adjustments		Pro forma combined
	(in millions)
Assets
Cash and due from banks	¥3,591,732	¥8,149,014	¥(14,814	) (A)	¥11,890,225
			164,293	(B)
Interest-earning deposits in other banks	4,116,045	569,684	(268,491	) (A)	4,419,981
			2,743	(B)
Call loans, funds sold, and receivables under resale agreements	2,246,091	460,560	(1,592	) (A)	2,705,059
Receivables under securities borrowing transactions	3,958,769	3,244,318	(162,492	) (A)	7,040,595
Trading account assets	7,910,977	4,827,545	(189,382	) (A)	12,549,140
Investment securities:
Securities available for sale	31,633,734	18,035,485	273,974	(B)	49,943,193
Securities being held to maturity	1,876,692	—	15	(B)	1,876,707
Preferred stock investment in UFJ Bank Limited	700,000	—	(700,000	) (A)	—
Other investment securities	282,321	275,943	(13,367	) (B)	918,200
			373,303	(C)

Total investment securities	34,492,747	18,311,428	(66,075)		52,738,100

Loans, net of unearned income and deferred loan fees	51,784,748	43,928,238	(38,052	) (A)	95,848,003
			173,069	(C)
Allowance for credit losses	(938,208)	(2,080,771)			(3,018,979)

Net loans	50,846,540	41,847,467	135,017		92,829,024

Premises and equipment-net	569,285	597,926	2,027	(B)	1,208,126
			38,888	(C)
Accrued interest	142,374	69,586	(151	) (A)	211,809
Customers’ acceptance liability	23,705	30,358			54,063
Intangible assets	251,991	620,086	37,597	(B)	1,657,388
			(620,086	) (C)
			1,367,800	(C)
Goodwill	69,468	2,399,391	(2,399,391	) (C)	4,691,472
			4,622,004	(C)
Deferred tax assets	1,051,544	56,284	110	(B)	642,743
			(465,195	) (C)
Accounts receivable	2,077,517	634,689	(11,074	) (A)	2,701,132
Other assets	1,945,477	803,347	(1,217	) (A)	2,743,253
			8,531	(B)
			(12,885	) (C)

Total	¥113,294,262	¥82,621,683	¥2,166,165		¥198,082,110

(continued)

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

	MTFG	UFJ Holdings	Pro forma adjustments		Pro forma combined
	(in millions)
Liabilities and Shareholders’ Equity
Deposits:
Domestic offices:
Non-interest-bearing	¥4,812,258	¥3,860,822	¥(13,542	) (A)	¥8,700,996
			41,458	(B)
Interest-bearing	53,869,927	51,306,252	(41,743	) (A)	105,170,089
			14,588	(B)
			21,065	(C)
Overseas offices, principally interest-bearing	13,382,116	2,339,676	(228,019	) (A)	15,499,650
			5,877	(C)

Total deposits	72,064,301	57,506,750	(200,316)		129,370,735
Debentures	30,752	—			30,752
Call money, funds purchased, and payables under repurchase agreements	8,846,928	2,169,787	(1,592	) (A)	11,015,123
Payables under securities lending transactions	2,916,200	2,380,652	(162,492	) (A)	5,134,360
Due to trust account and other short-term borrowings	10,948,012	7,808,808	(6,667	) (A)	19,106,509
			356,356	(B)
Trading account liabilities	2,068,544	2,647,808	(189,382	) (A)	4,526,970
Obligations to return securities received as collateral	2,640,781	195,478			2,836,259
Bank acceptances outstanding	23,705	30,358			54,063
Accrued interest	103,787	68,371	(151	) (A)	172,117
			110	(B)
Long-term debt	5,477,822	5,775,359	(31,385	) (A)	11,411,302
			29,760	(B)
			159,746	(C)
Accounts payable	2,836,121	635,590	(11,074	) (A)	3,460,637
Other liabilities	1,510,968	1,894,559	(701,218	) (A)	2,735,546
			33,651	(B)
			8,064	(C)
			(10,478	) (C)

Total liabilities	109,467,921	81,113,520	(727,068)		189,854,373

Commitments and contingent liabilities
Shareholders’ equity:
Capital Stock:
Preferred stock	122,100	732,224	(732,224	) (D)	122,100
Common stock	1,084,708	267,776	(267,776	) (D)	1,084,708

Capital surplus	1,057,624	2,527,309	4,401,396	(C)	5,459,020
			(2,527,309	) (D)
Retained earnings
Appropriated for legal reserve	239,571	—			239,571
Unappropriated	1,047,485	(2,490,221)	2,490,221	(D)	1,047,485
Accumulated other changes in equity from nonowner sources, net of taxes	277,358	480,429	(480,429	) (D)	277,358

Total	3,828,846	1,517,517	2,883,879		8,230,242
Less treasury stock, at cost	2,505	9,354	(9,354	) (D)	2,505

Shareholders’ equity-net	3,826,341	1,508,163	2,893,233		8,227,737

Total	¥113,294,262	¥82,621,683	¥2,166,165		¥198,082,110

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004

	MTFG	UFJ Holdings	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Interest income:
Loans, including fees	¥450,682	¥483,857	¥(377	) (A)	¥923,218
			(10,944	) (C)
Deposits in other banks	25,311	8,153	(1,179	) (A)	32,285
Investment securities	176,931	102,606	13	(B)	279,550
Trading account assets	23,181	8,674			31,855
Call loans, funds sold, and receivables under resale agreements and securities borrowing transactions	19,437	10,172	(110	) (A)	29,502
			3	(B)

Total	695,542	613,462	(12,594)		1,296,410

Interest expense:
Deposits	94,088	38,815	(1,179	) (A)	131,724
Debentures	348	—			348
Call money, funds purchased, and payables under repurchase agreements and securities lending transactions	30,452	11,694	(110	) (A)	42,050
			14	(B)
Due to trust account, other short-term borrowings, and trading account liabilities	34,983	20,444	(16	) (A)	55,414
			3	(B)
Long-term debt	55,745	65,357	(361	) (A)	100,461
			346	(B)
			(20,626	) (C)

Total	215,616	136,310	(21,929)		329,997

Net interest income	479,926	477,152	9,335		966,413
Provision for credit losses	167,059	202,398			369,457

Net interest income after provision for credit losses	312,867	274,754	9,335		596,956

Non-interest income:
Fees and commissions	312,471	297,036	(4,624	) (A)	616,699
			11,816	(B)
Foreign exchange gains (losses)-net	(164,247)	5,402	1	(B)	(158,844)
Trading account profits (losses)-net	12,323	(65,469)			(53,146)
Investment securities gains-net	196,686	250,735			447,421
Other non-interest income	70,128	36,819	(9,605	) (A)	105,741
			8,399	(B)

Total	427,361	524,523	5,987		957,871

Non-interest expense:
Salaries and employee benefits	238,935	160,962	(534	) (A)	404,274
			1,913	(B)
			2,998	(C)
Occupancy expenses-net	60,424	68,039	(306	) (A)	140,889
			11,853	(B)
			879	(C)
Fees and commission expenses	42,079	29,905	(4,624	) (A)	67,863
			503	(B)
Amortization of intangible assets	33,740	55,074	5,470	(B)	109,036
			(55,074	) (E)
			69,826	(E)
Insurance premiums, including deposit insurance	26,276	25,758	2	(B)	52,036
Minority interest in income of consolidated subsidiaries	15,752	3,754			19,506
Communications	14,195	4,684	233	(B)	19,112
Other non-interest expenses	107,016	202,388	(8,765	) (A)	300,699
			60	(B)

Total	538,417	550,564	24,434		1,113,415

(continued)

	MTFG	UFJ Holdings	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Income from continuing operations before income tax expense	201,811	248,713	(9,112)		441,412
Income tax expense	69,446	5,906	(3,663	) (D)	71,689

Income from continuing operations	132,365	242,807	(5,449)		369,723
Income from continuing operations allocable to preferred shareholders	3,479	26,330			29,809

Income from continuing operations available to common shareholders	¥128,886	¥216,477	¥(5,449)		¥339,914

Amounts per share:
Basic earnings per common share—income from continuing operations available to common shareholders	¥19,850.94	¥42,527.48			¥35,229.16
Diluted earnings per common share—income from continuing operations available to common shareholders	19,743.30	33,605.00			33,549.77
Weighted average common shares outstanding (in thousands)	6,493	5,090			9,649
Weighted average diluted common shares outstanding (in thousands)	6,504	7,225			10,300

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED MARCH 31, 2004

	MTFG	UFJ Holdings	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Interest income:
Loans, including fees	¥921,666	¥840,832	¥(834)	(A)	¥1,739,775
			(21,889)	(C)
Deposits in other banks	48,093	21,264	(5,907)	(A)	63,450
Investment securities:
Interest	341,062	139,411	20	(B)	480,493
Dividends	41,207	22,571			63,778
Trading account assets	28,451	17,681			46,132
Call loans and funds sold	5,384	3,558	(66)	(A)	8,885
			9	(B)
Receivables under resale agreements and securities borrowing transactions	35,891	13,096	(605)	(A)	48,382

Total	1,421,754	1,058,413	(29,272)		2,450,895

Interest expense:
Deposits	178,549	74,818	(5,907)	(A)	222,006
			(25,454)	(C)
Debentures	4,035	—			4,035
Call money and funds purchased	9,910	1,274	(66)	(A)	11,118
Payables under repurchase agreements and securities lending transactions	74,043	18,587	(605)	(A)	92,098
			73	(B)
Due to trust account	4,950	6,210	6	(B)	11,166
Other short-term borrowings and trading account liabilities	34,262	19,404	(34)	(A)	53,632
Long-term debt	120,765	88,745	(800)	(A)	168,224
			766	(B)
			(41,252)	(C)

Total	426,514	209,038	(73,273)		562,279

Net interest income	995,240	849,375	44,001		1,888,616
Provision (credit) for credit losses	(114,109)	313,124	(13)	(B)	199,002

Net interest income after provision (credit) for credit losses	1,109,349	536,251	44,014		1,689,614

Non-interest income:
Fees and commissions	572,668	445,717	(7,131)	(A)	1,034,694
			23,440	(B)
Foreign exchange gains—net	413,911	95,561			509,472
Trading account profits-net	103,903	228,971			332,874
Investment securities gains—net	118,648	316,911			435,559
Refund of the local taxes by the Tokyo Metropolitan Government	41,989	25,695			67,684
Other non-interest income	56,976	37,112	(18,177)	(A)	91,270
			15,359	(B)

Total	1,308,095	1,149,967	13,491		2,471,553

Non-interest expense:
Salaries and employee benefits	506,710	344,550	(1,049)	(A)	834,874
			3,804	(B)
			(19,141)	(C)
Occupancy expenses-net	120,507	121,193	(535)	(A)	265,696
			22,773	(B)
			1,758	(C)
Gains on other real estate owned	(579)	—			(579)
Fees and commission expenses	80,252	50,882	(7,131)	(A)	124,711
			708	(B)
Amortization of intangible assets	63,582	82,722	9,083	(B)	212,318
			(82,722)	(E)
			139,653	(E)
Insurance premiums, including deposit insurance	54,392	52,054	3	(B)	106,449
Minority interest in income of consolidated subsidiaries	42,404	19,668			62,072
Communications	27,623	9,436	491	(B)	37,550
Other non-interest expenses	341,149	299,407	(16,593)	(A)	624,437
			474	(B)

Total	1,236,040	979,912	51,576		2,267,528

Income from continuing operations before income tax expense	1,181,404	706,306	5,929		1,893,639
Income tax expense	357,817	95,618	2,674	(D)	456,109

Income from continuing operations	823,587	610,688	3,255		1,437,530
Income from continuing operations allocable to preferred shareholders	7,981	27,828	—		35,809

Income from continuing operations available to common shareholders	¥815,606	¥582,860	¥3,255		¥1,401,721

Amounts per share:
Basic earnings per common share—income from continuing operations available to common shareholders	¥128,443.00	¥115,227.05			¥147,765.32
Diluted earnings per common share—income from continuing operations available to common shareholders	125,123.73	86,803.31			131,380.21
Weighted average common shares outstanding (in thousands)	6,350	5,058			9,486
Weighted average diluted common shares outstanding (in thousands)	6,517	7,015			10,866

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.    Basis of Pro Forma Presentation

The unaudited pro forma financial information is based on the purchase method of accounting, and the pro forma adjustments include the adjustments to record the consolidated assets and liabilities of UFJ Holdings at their estimated fair values on the date of acquisition. The pro forma adjustments also eliminate intercompany balances and transactions as of and during the periods presented. Although management uses its best judgment in estimating fair values based on information currently available, the estimation methodologies and assumptions used in estimating fair values are inherently subjective. The use of different estimation methodologies or market assumptions may have a significant effect on the estimated fair values. In addition, the final allocation of purchase price will be determined after the proposed merger is completed and the fair values of the consolidated assets and liabilities of UFJ Holdings as of the closing date are finally determined. The application of the purchase method of accounting to the actual merger may be materially different from the pro forma adjustments presented in this prospectus as additional information becomes available and as additional analysis is performed. Further, the unaudited pro forma financial information does not reflect the impact of targeted cost savings and other synergies and incremental cost of merger, all of which can not be objectively quantifiable.

MTFG will issue shares of convertible preferred stock in exchange for the outstanding convertible preferred stock of UFJ Holdings. However, since the terms and conditions of such securities have not yet been determined, and the actual payment of dividends depends on both the sufficiency of the retained earnings of the combined entity and the resolution of the shareholders at the relevant ordinary general meeting of shareholders in the case of annual preferred dividends, or the board of directors in the case of the preferred interim dividends, the unaudited pro forma combined condensed statements of income do not include any pro forma adjustments to the amount of income from continuing operations allocable to preferred shareholders. In addition, the fair value of the shares of convertible preferred stock will finally be determined based on their detailed terms and conditions, and consequently, the total purchase price is subject to change.

The unaudited pro forma financial information does not reflect changes to MTFG’s capitalization subsequent to September 30, 2004, including the redemption of 40,700 shares of MTFG’s Class 1 preferred stock on October 1, 2004, the redemption of the remaining 40,700 shares outstanding of MTFG’s Class 1 preferred stock on April 1, 2005, and the issuance of 100,000 shares of MTFG’s Class 3 preferred stock on February 17, 2005, all of which are unrelated to the proposed merger.

Japanese banks generally are prohibited by the Banking Law and the Anti-Monopoly Law of Japan from purchasing or holding 5% or more of the equity interest in any domestic third party. In order to comply with this requirement, MTFG, UFJ Holdings and/or the combined entity may sell some available-for-sale equity securities. No adjustments have been made to the unaudited pro forma financial information to reflect the potential impact of such sales. The pro forma effect of such sales would not materially change the pro forma balance sheet since such investment is already carried at fair value in the historical balance sheet with unrealized gains/losses recorded in the shareholders’ equity. The actual gains or losses, if any, to be recorded upon the sale of such securities, will depend on the future market price of these investments at the time of sale, which is not currently determinable.

2.    Pro Forma Adjustments

Acquisition of UFJ Holdings

On August 12, 2004, MTFG, UFJ Holdings, Bank of Tokyo-Mitsubishi, UFJ Bank, Mitsubishi Trust Bank, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities concluded a basic agreement with regard to the management integration of the holding companies, banks, trust banks, and securities companies of the two groups. Subsequently, on September 17, 2004, MTFG purchased 3.5 billion class E preferred shares issued by

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

UFJ Bank for ¥700 billion. The closing date of the acquisition of UFJ Holdings is expected to be on or around October 1, 2005, subject to shareholder and regulatory approval. The purchase price is ¥4,409,460 million.

The proposed merger will be accounted for by the purchase method of accounting for business combinations. MTFG’s share of UFJ Holdings’ assets and liabilities will be recorded at fair value, with the excess of the purchase price over MTFG’s share of the fair value of UFJ Holdings’ net assets accounted for as goodwill.

The paragraphs below refer to the corresponding items set forth in the pro forma combined condensed balance sheet and statements of income.

Unaudited Pro Forma Combined Condensed Balance Sheet

(A)	Adjustments to eliminate intercompany receivables and payables, including an adjustment to eliminate MTFG’s investment in UFJ Bank’s preferred stock and corresponding minority interest included in “Other liabilities” in the historical balance sheet of UFJ Holdings.

(B)	Adjustments to consolidate the balance sheets of companies that will be controlled by the combined entity after the proposed merger in which the investments of both MTFG and UFJ Holdings had been accounted for by the equity method. The book values of certain assets of those companies are also adjusted to reflect the elimination of intercompany unrealized profits.

(C)	Measurement of the purchase consideration and allocation of the purchase price to the assets acquired and liabilities assumed.

The total purchase price includes MTFG convertible preferred stock, MTFG common stock and certain direct acquisition costs determined as follows:

	(in millions except per share amounts)
Convertible preferred stock	¥1,357,838	(a)

Outstanding common stock issued by UFJ Holdings (in thousands)	5,101,322
Exchange ratio	0.62

MTFG common stock to be issued (in thousands)	3,162,820
Average closing market price of MTFG common stock	962,500

	3,044,214	(b)
Less costs of registration and issuance	656	(c)
Direct acquisition costs	8,064	(d)

Total purchase price	¥4,409,460

(a)	MTFG will issue new shares of convertible preferred stock in exchange for the outstanding convertible preferred stock of UFJ Holdings. However, as the terms and conditions of such securities have not yet been determined, the fair value of the convertible preferred stock is estimated assuming the same terms and conditions as the outstanding convertible preferred stock issued by UFJ Holdings. The fair value of the convertible preferred stock is based on the present value of the cash dividend and principal payment streams as well as the conversion feature valued using a binomial option model, and using the historical volatility of the common stock of MTFG. The entire amount is included in capital surplus in the pro forma combined condensed balance sheet, although the actual allocation within shareholders’ equity will be determined upon the issuance.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

The details of the method used to determine the fair value of the convertible preferred stock are as follows:

Valuation Approach

The embedded conversion feature is a non-standard American-type option where the payoff depends on the path followed by the price of UFJ Holdings’ common stock and not just its final value. In other words, if the conversion option is exercised, the number of shares of common stock received for each share of preferred stock depends on UFJ Holdings’ stock price evolution up to that point in time. This characteristic precludes the application of pricing formulae (closed-form solutions) such as Black-Scholes type calculators. The alternative is to use a numerical method to derive the value of the preferred shares. These procedures include binomial / trinomial trees, Monte Carlo simulation, etc. For the valuation date under consideration, MTFG used the method of Hull & White, 1993, “Efficient Procedures for Valuing European and American Path-Dependent Options” to determine the present value of the capital appreciation and conversion feature. This solution adapts lattices to handle path-dependency by using a type of forward process for the path-dependent variable. The value of the derivative is then determined using backwards induction, comparing at each time-step the value from the early exercise to the rollback value. The dividend stream was valued separately by discounting the cash flows at the pre-tax cost of debt.

Assumptions

Major assumptions in the calculation of fair value were as follows:

•	Maturity: MTFG used the period from February 18, 2005 to the date of mandatory conversion for each class of preferred stock, which ranges from 0.50 to 9.45 years.

•	Discount rate:

•	For the capital appreciation and conversion option segment, MTFG used the applicable risk free rate, which ranges from 0.001% to 1.371%.

•	For the present value of the dividend stream, MTFG used the applicable risk free rate plus the spread for BBB rated Japanese banks, which ranges from 0.13% to 1.91%

•	Volatility: MTFG used 45.97% as the volatility for all classes of preferred shares, except for class I. The historical volatility of MTFG was calculated as the annualized standard deviation of the continuously compounded return since April 2, 2001, the date of incorporation of MTFG, to February 18, 2005, the valuation date. For class I, the historical volatility of 34.23% was calculated as the annualized standard deviation of the continuously compounded return for the past six months prior to the valuation date.

•	Common stock price: MTFG used the market price of ¥963,000 per share of MTFG’s common stock as of February 18, 2005 multiplied by the common stock share exchange ratio of 0.62.

•	Class III preferred shares of UFJ Holdings: The class III preferred shares were valued by applying the mandatory conversion rate since they were maturing the day after the calculation date, October 1, 2004.

(b)	MTFG will issue shares of common stock in exchange for 100% of common stock of UFJ Holdings at an exchange ratio of 0.62 shares of MTFG for each share of UFJ Holdings. The estimated fair value of MTFG shares is based on the average closing market price of MTFG common stock for the period commencing two trading days prior to and ending two trading days after the merger ratio was agreed to and announced on February 18, 2005. The entire amount is included in capital surplus in the pro forma combined condensed balance sheet, although the actual allocation within shareholders’ equity will finally be determined upon the issuance.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

(c)	Represents estimated costs of registration and issuance of the MTFG common stock recognized as a reduction of the otherwise determinable fair value of the securities.

(d)	Represents estimated direct costs of the business combination, including professional service fees paid to financial advisors and consultants for accounting and legal issues.

The purchase price was allocated to UFJ Holdings’ tangible assets and liabilities, identifiable intangible assets and goodwill as follows:

			(in millions)
Total purchase price			¥4,409,460

Less (Add):
Book value of UFJ Holdings’ net assets	1,508,163
UFJ Holdings’ goodwill and other intangible assets	(3,019,477)
Estimated adjustments to reflect assets acquired at fair value
Investment securities	373,303	(e)
Net loans	173,069	(f)
Premises and equipment	38,888	(g)
Core deposit intangible assets	829,600	(h)
Overdraft relationship intangible assets	36,800	(h)
Credit card relationship and co-brand contract right intangible assets	143,900	(h)
Trust customer relationship intangible assets	161,300	(h)
Asset management relationship intangible assets	24,500	(h)
Broker dealer customer relationship intangible assets	3,100	(h)
Information technology intangible assets	122,200	(h)
Trade name intangible assets	46,400	(h)
Deferred tax assets	(465,195	) (i)
Prepaid pension cost	(12,885	) (j)
Estimated amounts allocated to liabilities assumed at fair value
Deposits	(26,942	) (k)
Long-term debt	(159,746	) (l)
Accrued pension liability included in other liabilities	9,136	(j)
Deferred tax liabilities included in other liabilities	1,342	(i)
Total fair value of net assets acquired			(212,544)

Goodwill			¥4,622,004

(e)	Investment securities: Fair value of non-public equity investments is based on their expected dividend streams, sale proceeds, and liquidity, using income approach. Fair value of non-public convertible preferred equity investments is estimated taking into consideration the value of the preferred dividends prior to conversion as well as the present value of the options to convert.

(f)	Net loans: Fair value is determined using discounted cash flows based on current rates at which loans of similar credit quality would be made to borrowers for the same maturities. Fair value of non-performing loans is valued based on their principal balance net of specific reserve.

(g)	Premises and equipment: Fair value is based on appraised values, either through independent third party appraisals or internal appraisals.

(h)	Intangible assets: Fair values of core deposit intangible assets, overdraft relationship intangible assets, credit card relationship intangible assets, trust customer relationship intangible assets, asset management relationship intangible assets, broker dealer customer relationship intangible assets, information technology intangible assets and trade name intangible assets are based on an independent valuation report and based on current assumptions and estimates, which are subject to change.

(i)	Deferred tax assets and liabilities are created as a result of fair value adjustments, assuming an effective statutory tax rate of approximately 40.6%.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

(j)	Prepaid pension cost and Accrued pension liability: Reflects the adjustment to remeasure the fair value of UFJ Holdings’ projected benefit obligation and plan assets.

(k)	Interest-bearing deposits: Fair value of time deposits is determined using the discounted cash flow method based on rates offered for deposits with similar maturities.

(l)	Long-term debt: Fair value is determined based on discounted cash flows based on current rates for issues of similar maturity and credit quality.

(D)	Adjustments to eliminate UFJ Holdings’ historical shareholders’ equity.

Unaudited Pro Forma Combined Condensed Statements of Income

(A)	Adjustments to eliminate income and expenses from transactions between MTFG and UFJ Holdings.

(B)	Adjustments to consolidate statements of income of companies that will be controlled by the combined entity after the proposed merger in which the investments of both MTFG and UFJ Holdings are accounted for by the equity method.

(C)	Includes the adjustments related to the difference between the carrying values and fair values of UFJ Holdings’ loans, deposits, long-term debt, pension liabilities, and premises acquired, as follows:

•	Interest income on loans: The adjustment will be recognized over the estimated remaining life of the loan portfolio of eight years. The impact of this adjustment is to reduce pre-tax interest income by ¥21,889 million and ¥10,944 million for the fiscal year ended March 31, 2004 and six months ended September 30, 2004, respectively.

•	Interest expense on deposits: The adjustment will be recognized over the estimated remaining life of the deposit liability portfolio of one year. The impact of this adjustment is to reduce pre-tax interest expense by ¥25,454 million for the fiscal year ended March 31, 2004.

•	Interest expense on long-term debt: The adjustment will be recognized over the estimated remaining life of the long-term debt liabilities over three to four years. The impact of this adjustment is to reduce pre- tax interest expense by ¥41,252 million and ¥20,626 million for the fiscal year ended March 31, 2004 and six months ended September 30, 2004, respectively.

•	Pension expense: The amounts of amortization of unrecognized prior service cost and the amortization of net actuarial loss recorded in the historical statements of operations of UFJ Holdings are eliminated. The impact of the adjustment is to decrease pre-tax salaries and employee benefits by ¥19,141 million and will increase by ¥2,998 million for the fiscal year ended March 31, 2004 and six months ended September 30, 2004, respectively.

•	Depreciation expense on premises: The adjustment will be recognized over the estimated remaining life of the premises of twenty two years. The impact of this adjustment is to increase pre-tax occupancy expense by ¥1,758 million and ¥ 879 million for the fiscal year ended March 31, 2004 and six months ended September 30, 2004, respectively.

(D)	Adjustments to record the tax effect of the pro forma adjustments using a statutory tax rate of approximately 40.6%.

(E)	Adjustments to amortization expense related to acquired intangible assets was ¥139,653 million and ¥69,826 million for the fiscal year ended March 31, 2004 and six months ended September 30, 2004, respectively.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

The analysis of the adjustments by type of intangible asset is as follows.

	For the six months ended September 30, 2004	For the fiscal year ended March 31, 2004
	(in millions)
Core deposit intangible	¥41,480	¥82,960
Information technology	12,220	24,440
Credit card relationship and co-brand contract right	6,767	13,532
Trust relationship	6,204	12,408
Others	3,155	6,313

Total	¥69,826	¥139,653

The estimated useful lives of the intangible assets are as follows:

Core deposit intangible	10 years
Overdraft relationships	9 years
Credit card relationships—UFJ	13 years
Credit card relationships—Nippon Shinpan	7 years
Co-brand contract rights—UFJ	13 years
Co-brand contract rights—Nippon Shinpan	Indefinite life
Trust customer relationships	13 years
Asset management relationships	40 years
Broker dealer customer relationships (Retail)	11 years
Broker dealer customer relationships (Wholesale)	30 years
Information technology	5 years
Trade name—UFJ	22 years
Trade name—UFJ Tsubasa	11 years
Trade name—Nippon Shinpan	Indefinite life

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

(F)	To derive the combined pro forma income from continuing operations available to common shareholders, combined pro forma income from continuing operations has been reduced by income allocable to preferred shareholders. For income allocable to preferred shareholders, amounts recorded in the historical statements of operations are used without adjustment. No payment of dividends on MTFG preferred stock can be made unless the combined entity has sufficient retained earnings and, in the case of annual preferred dividends, the shareholders at the relevant ordinary general meeting of shareholders or, in the case of the preferred interim dividends, the board of directors, resolves to distribute the retained earnings.

	For the six months ended September 30, 2004		For the fiscal year ended March 31, 2004
	(in millions)
Combined pro forma income from continuing operations available to common stockholders—Basic		¥339,914		¥1,401,721
Add back:
Income from continuing operations allocable to preferred shareholders	¥29,809		¥35,809
Less:
Income from continuing operations allocable to antidilutive preferred shareholders	20,212		1,724
Income from continuing operations allocable to non-convertible preferred shareholders	3,358		6,717

Income from continuing operations allocable to dilutive preferred shareholders		6,239		27,368
Dilutive securities of MTFG’s subsidiaries		(587)		(1,501)

Combined pro forma income from continuing operations available to common stockholders—Diluted		¥345,566		¥1,427,588

Weighted average shares used for the computation of basic income from continuing operations per share of the combined entity were calculated using the historical weighted average shares outstanding of MTFG and UFJ Holdings for the year ended March 31, 2004 and six months ended September 30, 2004, adjusted using the merger ratio.

Weighted average shares used for the computation of diluted income from continuing operations per share of the combined entity were calculated as follows:

	For the six months ended September 30, 2004	For the fiscal year ended March 31, 2004
	(in thousands)
Basic weighted average shares outstanding	9,649	9,486
Convertible preferred stock	651	1,380
Diluted weighted average shares outstanding	10,300	10,866

3.    Management’s restructuring and integration plan, and its financial consequences

In connection with the merger, the parties have been developing a business plan for integrating the operations of MTFG and UFJ Holdings. Based on the current plan, the total costs related to the integration plan have been estimated to be approximately ¥620 billion, which will be incurred over the five-year period through the fiscal year ending March 31, 2010. The plan will continue to be refined toward the completion of the business combination, and the estimated amount of integration costs and when these costs are incurred will be significantly affected by such continuing refinement of the integration plan. The plan at this time does not specifically identify the offices, branches, and components of systems to be integrated. Consequently, the

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

detailed integration procedures, including the timing of the integrations and the methods of exit, have not been determined. The employee redeployment plan also depends on the details of the consolidation of the branch network and the integration of operations and systems. In addition, the integration plan will be implemented and certain related commitments will become legally binding after the merger is approved by MTFG and UFJ Holdings’ shareholders and relevant regulatory authorities. Therefore, these integration costs are not reflected in the unaudited pro forma financial information as they are not yet factually supportable, except the direct acquisition costs described in Note (C) to the unaudited pro forma combined condensed balance sheet.

Currently, the integration plan includes the integration of head office functions and management resources, consolidation of overlapping outlets, establishment of joint outlets, redeployment of staff and other human resources, and reduction of infrastructure costs through standardization of operations and systems. System integration costs have been estimated at approximately ¥330 billion, of which approximately ¥110 billion, ¥80 billion, and ¥70 billion will be incurred in the fiscal years ending March 31, 2006, 2007 and 2008, respectively. Costs related to the branch network have been estimated to be approximately ¥110 billion, a major part of which will be incurred in the fiscal years ending March 31, 2006 and 2007. Other integration costs, including those related to the integration of head office functions, redeployment of staff, advertising and signage, taxes, and miscellaneous expenses, have been estimated at approximately ¥180 billion, of which approximately ¥70 billion will be incurred in the fiscal year ending March 31, 2006 and approximately ¥30 billion in each of the fiscal years ending March 31, 2007 and 2008. Certain of these integration costs, such as penalties on the early cancellation of leases and service contracts by UFJ Holdings, will be recorded as liabilities assumed in the business combination, while other costs will be recorded as expenses when they are incurred, depending on the nature and timing of these integration costs.

See “Business —Enhancing Integration and Management Efficiency” for more information on the integration plan.

SELECTED UNAUDITED PRO FORMA PER SHARE DATA OF MTFG AND UFJ HOLDINGS

The following table sets forth historical unaudited pro forma and pro forma equivalent information with respect to income from continuing operations per share and dividends per share for the fiscal year ended March 31, 2004 and the six months ended September 30, 2004 and net book value per share as of September 30, 2004 for MTFG and UFJ Holdings. The historical information for MTFG and UFJ Holdings has been prepared under U.S. GAAP. The information that follows should be read in conjunction with the unaudited pro forma combined condensed financial information and related notes included elsewhere in this prospectus, together with the historical U.S. GAAP consolidated financial statements of MTFG and UFJ Holdings included in this prospectus.

The comparative pro forma and pro forma equivalent per share data has been included for comparative purposes only and do not purport to be indicative of (1) the actual results of operations or financial position which would have been obtained if the merger had been completed at the beginning of the earliest period presented or as of the date indicated or (2) the results of operations or financial position which may be obtained in the future.

	For the fiscal year ended March 31, 2004
	UFJ Holdings		MTFG
	Historical(1)	Pro Forma Equivalent(2)	Historical(1)	Pro Forma
Cash dividends per share(3)	¥—	¥2,480.00	¥4,000.00	¥4,000.00
Income from continuing operations per share:
Basic	115,227.05	91,614.50	128,443.00	147,765.32
Diluted	86,803.31	81,455.73	125,123.73	131,380.21

	For the six months ended September 30, 2004
	UFJ Holdings		MTFG
	Historical(1)	Pro Forma Equivalent(2)	Historical(1)	Pro Forma
Net book value per share (as of the end of the period)	¥8,569.15	¥417,585.68	¥549,725.57	¥673,525.29
Cash dividends per share(3)	—	3,720.00	6,000.00	6,000.00
Income from continuing operations per share:
Basic	42,527.48	21,842.08	19,850.94	35,229.16
Diluted	33,605.00	20,800.86	19,743.30	33,549.77

(1)	Calculated using the weighted average number of shares outstanding for the period.
(2)	Pro forma equivalent per share amounts were calculated by multiplying the pro forma income from continuing operations per share, pro forma net book value per share and pro forma cash dividends per share by the merger ratio, which is each share of common stock of UFJ Holdings to 0.62 shares of common stock of MTFG.
(3)	Cash dividends per share reflect those paid during each of the periods indicated.

EXCHANGE RATES

The table below sets forth, for each period indicated, the noon buying rate in New York City for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York, expressed in Japanese yen per $1.00. On April 6, 2005, the noon buying rate was $1.00 equals ¥108.67 and the inverse noon buying rate was ¥100 equals $0.92.

	High	Low	Period End	Average of Month-end Rates
	(yen per dollar)
Fiscal year ended March 31, 2001	125.23	104.19	125.54	111.65
Fiscal year ended March 31, 2002	134.77	115.89	132.70	125.64
Fiscal year ended March 31, 2003	133.40	115.71	118.07	121.10
Fiscal year ended March 31, 2004	120.55	104.18	104.18	112.75
Fiscal year ended March 31, 2005	114.30	102.26	107.22	107.28
Fiscal year ending March 31, 2006 (through April 6)	108.67	107.57	108.67	n.a.
October 2004	111.34	106.04	106.04	n.a.
November 2004	106.91	102.58	103.04	n.a.
December 2004	105.59	102.56	102.68	n.a.
January 2005	104.93	102.26	103.55	n.a.
February 2005	105.84	103.70	104.25	n.a.
March 2005	107.49	103.87	107.22	n.a.
April 2005 (through April 6)	108.67	107.57	108.67	n.a.

MARKET PRICE AND DIVIDEND INFORMATION

The primary market for MTFG’s common stock is the Tokyo Stock Exchange. MTFG’s common stock is also listed and traded on the Osaka Securities Exchange in Japan and on the Official List of the UK Listing Authority and traded on the market for listed securities on the London Stock Exchange in the United Kingdom. Application has been made to list MTFG’s common stock on the Nagoya Stock Exchange in Japan. ADSs, each representing one one-thousandth of a share of common stock, are listed on the NYSE under the symbol “MTF”.

The primary market for shares of UFJ Holdings’ common stock is the Tokyo Stock Exchange. In Japan, UFJ Holdings common stock is also listed and traded on the Osaka Securities Exchange and the Nagoya Stock Exchange. UFJ Holdings common stock is also listed on the Official List of the UK Listing Authority and traded on the market for listed securities on the London Stock Exchange in the United Kingdom.

The following table sets forth, for the periods indicated, the reported high and low sale prices for shares of MTFG common stock and UFJ Holdings common stock on the Tokyo Stock Exchange. The following table also sets forth, for the periods indicated, the reported high and low sales prices per ADS of MTFG ADSs traded on the NYSE.

	MTFG common stock		UFJ Holdings common stock		MTFG ADS
	Price Per Share		Price Per Share		Price Per ADS
	High	Low	High	Low	High	Low

Fiscal year ended March 31, 2002	¥1,350,000	¥688,000	¥979,000	¥225,000	$11.27	$5.15
Fiscal year ended March 31, 2003	1,060,000	438,000	392,000	86,000	8.31	3.65
Fiscal year ended March 31, 2004	1,080,000	351,000	673,000	85,200	10.11	2.98
Fiscal year ended March 31, 2005	1,230,000	800,000	794,000	405,000	10.40	7.12

Fiscal year ended March 31, 2003:
First quarter	1,060,000	770,000	392,000	269,000	8.31	5.91
Second quarter	925,000	700,000	332,000	228,000	7.64	5.98
Third quarter	901,000	620,000	306,000	86,000	7.34	5.08
Fourth quarter	737,000	438,000	174,000	102,000	6.20	3.65
Fiscal year ended March 31, 2004:
First quarter	548,000	351,000	180,000	85,200	4.63	2.98
Second quarter	747,000	475,000	498,000	181,000	6.60	4.04
Third quarter	929,000	672,000	576,000	354,000	8.42	6.31
Fourth quarter	1,080,000	770,000	673,000	401,000	10.11	7.34
Fiscal year ended March 31, 2005
First quarter	1,110,000	800,000	794,000	473,000	10.40	7.12
Second quarter	1,230,000	889,000	556,000	405,000	10.40	8.11
Third quarter	1,040,000	858,000	622,000	463,000	10.24	8.02
Fourth quarter	1,060,000	924,000	625,000	558,000	10.26	8.61
Fiscal year ending March 31, 2006
First quarter (through April 6)	945,000	924,000	575,000	560,000	8.82	8.55

Month of:
October 2004	972,000	858,000	513,000	463,000	8.84	8.02
November 2004	1,010,000	877,000	565,000	474,000	9.66	8.40
December 2004	1,040,000	947,000	622,000	531,000	10.24	9.05
January 2005	1,060,000	971,000	625,000	590,000	10.26	9.40
February 2005	1,010,000	938,000	616,000	558,000	9.66	8.95
March 2005	974,000	924,000	588,000	558,000	9.47	8.61
April 2005 (through April 6)	945,000	924,000	575,000	560,000	8.82	8.55

On April 6, 2005 the last reported official sale price of MTFG shares on the Tokyo Stock Exchange was ¥945,000 per share, and the last reported official sale price of UFJ Holdings shares on the Tokyo Stock Exchange was ¥574,000 per share. On April 6, 2005 the last reported sale price of MTFG ADSs traded on the NYSE was $8.73 per ADS.

Set forth below are the closing prices of MTFG shares and ADSs and UFJ Holdings shares on February 18, 2005 and                     , 2005. February 18, 2005 was the last full trading day prior to the companies entering into and announcing the integration agreement after close of trading on February 18, 2005. The table also presents implied equivalent value per share of UFJ Holdings common stock on each date by multiplying the last reported official sale price per share of MTFG common stock on the Tokyo Stock Exchange on that day by 0.62. The implied equivalent value per share of UFJ Holdings common stock indicates what UFJ Holdings would be worth to its shareholders if the merger had occurred on the relevant date and those shareholders had received 0.62 shares of MTFG common stock for each UFJ Holdings share they held, in terms of the number of MTFG shares they would receive.

	UFJ Holdings common stock (historical)	UFJ Holdings common stock (implied equivalent value)	MTFG common stock (historical)	MTFG ADSs (historical)
February 18, 2005	¥579,000	¥597,060	¥963,000	$9.18
, 2005

Following the merger, shares of common stock of the combined entity are expected to be listed and traded on the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange in Japan and on the market for listed securities on the London Stock Exchange in the United Kingdom. ADSs representing shares of common stock of the combined entity are expected to be listed on the NYSE.

Dividend Information

The following table sets out the dividends per share declared on MTFG common stock and UFJ Holdings common stock during each period indicated.

	MTFG	UFJ Holdings
Fiscal year ended March 31,
2000	¥8,255.25	n.a.	(1)
2001	8,255.25	n.a.	(1)
2002	4,127.63	—
2003	6,000.00	—
2004	4,000.00	—

(1)	UFJ Holdings was formed on April 1, 2001.

For the fiscal year ended March 31, 2005, MTFG has announced that it intends to declare dividends of ¥6,000 per share of common stock, and UFJ Holdings has announced that it intends to pay no dividends to its common shareholders.

GENERAL MEETING OF UFJ HOLDINGS SHAREHOLDERS

General

UFJ Holdings will distribute mail-in voting cards to its shareholders of record as of March 31, 2005 (or their standing proxies, as appropriate) who have voting rights for use at its annual general meeting of shareholders, which is scheduled to be held at         a.m. on June         , 2005 (Japan time) at the office of UFJ Holdings in Tokyo, Japan. UFJ Holdings is distributing the voting cards, together with the notice of convocation of the meeting and reference documents concerning the exercise of voting rights, by mail to its shareholders who have voting rights. For shareholders who are not resident in Japan and have a standing proxy in Japan with respect to UFJ Holdings shares, UFJ Holdings will distribute the voting cards and notice of convocation to their standing proxies in Japan, who will then transmit those materials to the shareholders according to the terms of the respective proxy agreements. Shareholders who are not resident in Japan and who have purchased UFJ Holdings shares through a securities broker located outside Japan can contact their broker to obtain the materials from the broker’s custodian or standing proxy in Japan.

The purpose of the annual general meeting of shareholders will be, among other things:

•	to consider and to vote upon the approval of the terms of the merger agreement;

•	to consider and to vote upon the election of the board of directors for the combined entity; and

•	to transact such other business related to such proposals as may properly come before the annual general meeting.

Voting

Voting Rights

A shareholder generally has one voting right for each whole share. The common shares stated below are not entitled to voting rights and such common shares are not counted in the number of shares when determining whether a quorum exists:

•	treasury shares;

•	shares held by a company in which UFJ Holdings and its subsidiaries own more than 25% of the total voting rights; and

•	shares issued after the record date as a result of conversion of convertible stock, exercise of stock acquisition rights, conversion of convertible stock and fractional shareholders becoming a shareholder of a whole share.

Holders of UFJ Holdings’ class I, class II, class IV, class V, class VI and class VII preferred shares will be entitled to vote, together with the common shareholders, at UFJ Holdings’ general meeting of shareholders in June 2005 at the ratio of one vote for one preferred share because a proposal to pay the full amount of preferential dividends on those preferred shares is not included in the agenda for that meeting. In addition, holders of UFJ Holdings’ common shares and class I, class II, class IV, class V, class VI and class VII preferred shares will be entitled to vote separately to approve the merger as a class at their respective class shareholders meeting.

All of the outstanding class I preferred shares are held by a special purpose trust, and all of the outstanding class VI preferred shares are held by a separate special purpose trust. The trustee of each trust will exercise the voting rights with respect to the class I preferred shares and class VI preferred shares on behalf of the respective trust. Under the terms of the trust deeds, the holders of preferred share units issued by each trust are entitled to instruct the relevant trustee on how it should vote at the general shareholders meeting when the class I preferred shares and class VI preferred shares are being voted together with the common shares and other preferred shares. Conversely, holders of preferred share units will not be entitled to instruct the relevant trustee on how to vote at the separate preferred shareholders meetings for the class I preferred shares and class VI preferred shares. Under the terms of both trust deeds, the trustees will, on each resolution on which a vote is required at the class I and class VI preferred shareholders meetings, vote the shares in accordance with the outcome of the vote at the general shareholders meeting. The trustees are required to vote the class I and class VI preferred shares in this manner, because they will obtain a legal opinion to the effect that the rights of the class I preferred shareholders and class VI preferred shareholders with respect to dividends, liquidation distributions and conversion rights will remain substantially equivalent after the merger.

Record Date

In accordance with its articles of incorporation, UFJ Holdings fixed March 31, 2005 as the record date for determining the holders of its capital stock entitled to exercise voting rights at the annual general meeting of shareholders discussed above. As of March 31, 2005, there were              shares of UFJ Holdings common stock issued, excluding              shares of treasury stock. Of those,              shares, representing         % of the issued shares, were held of record by residents of the United States, and              shares, representing         % of the issued shares, were held of record by UFJ Holdings’ directors and corporate auditors.

As of September 30, 2004, the following preferred shares of UFJ Holdings were issued and outstanding:

•	12,989 class I preferred shares;

•	200,000 class II preferred shares;

•	150,000 class IV preferred shares;

•	150,000 class V preferred shares;

•	1,008 class VI preferred shares; and

•	200,000 class VII preferred shares.

Additionally, all 12,237 class III preferred shares outstanding as of September 30, 2004 were mandatorily converted into UFJ Holdings common stock on October 1, 2004.

As of September 30, 2004, the Resolution and Collection Corporation held all of the issued and outstanding class II, class IV, class V and class VII preferred shares issued by UFJ Holdings.

Vote Required

The required quorum for a vote on the terms of the merger agreement at the general meeting of UFJ Holdings shareholders is one-third of the aggregate of the above common and preferred shares with voting rights at the general meeting. In determining the required quorum for the shareholders meetings for UFJ Holdings, shares without voting rights are not counted. The affirmative vote of shareholders comprising two-thirds of the common and preferred shares with voting rights represented at the general meetings of shareholders of UFJ Holdings is required to approve the terms of the merger agreement. See “—Voting Rights” above. In addition, the terms of the merger agreement are also required to be approved at the class shareholders meetings for each class of UFJ Holdings shares, namely the common shares and the class I, class II, class IV, class V, class VI and class VII preferred shares, by the affirmative vote of two-thirds of the issued shares of the relevant class with voting rights represented at each class shareholders meeting. The required quorum at the common share class shareholders meeting is a majority of the issued common shares with voting rights, and the required quorum at each of the preferred class shareholders meetings is a majority of the total issued shares with voting rights for the relevant class of preferred shares.

Use of Voting Cards

Holders of shares of common stock entitled to exercise voting rights at the annual general meeting of shareholders may exercise their voting rights by using the voting card that will be distributed by mail to those holders or their standing proxies in Japan.

Voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the meeting, including approval of the terms of the merger agreement. The face of each voting card will state that if the voting card is returned without indicating a vote “for” or “against” any of the proposals referred to in the voting card, the shares represented by that voting card will be deemed to have voted in favor of those proposals.

In accordance with applicable Japanese law and practice, UFJ Holdings intends to:

•	count toward the quorum requirements for its shareholders meeting any shares represented by voting cards that are returned to it, including voting cards that do not indicate a “for” or “against” vote for any of the proposals; and

•	count the shares represented by voting cards without indicating a “for” or “against” vote for any of the proposals as votes in favor of approval of the terms of the merger agreement and the other proposals referred to in the voting cards.

Internet Voting

A UFJ Holdings shareholder is entitled to exercise voting rights through the Internet by accessing UFJ Holdings’ website and inputting an exercise code and password. Internet voting is available only on UFJ Holdings’ Japanese-language website.

Revocation

Any person who votes by the Internet or who submits a voting card may revoke the vote by voting in person, or through another shareholder who has voting rights and who is appointed as that person’s attorney-in-fact and present, at the annual general meeting of shareholders. A shareholder may also change a vote previously submitted via the Internet or a voting card by submitting a subsequent vote via the Internet. If a shareholder submits more than one vote via the Internet, the last vote submitted will be counted.

No Solicitation of Proxies, Consents or Authorizations

UFJ Holdings will not solicit any separate form of proxy, consent or authorization from the mail-in voting cards distributed in accordance with the Commercial Code of Japan. MTFG and UFJ Holdings have, however, retained Innisfree M&A Incorporated and Georgeson Shareholder Communications Inc. as their respective agents for the purpose of soliciting overseas shareholders’ approval of the merger.

Agenda

The following proposals are expected to be presented at the annual general meeting of shareholders:

•	special resolution approving the merger agreement between MTFG and UFJ Holdings, including resolutions electing the directors and corporate auditors of the combined entity, as nominated jointly by MTFG and UFJ Holdings; and

•	special resolution amending UFJ Holdings’ articles of incorporation.

THE MERGER

This section of the prospectus describes material aspects of the proposed merger, including the integration agreement and the merger agreement. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the merger. You may obtain additional information about MTFG and UFJ Holdings included in the registration statement on Form F-4 filed with the SEC without charge by following the instructions in the section entitled “Where You Can Obtain More Information.”

General

Holders of record of UFJ Holdings common stock having voting rights as of March 31, 2005 will receive a notice of convocation of the annual general meeting of shareholders of UFJ Holdings, including the voting materials that contain the terms and conditions of the merger agreement. Shareholders outside Japan who have a standing proxy in Japan will receive the materials through their standing proxies in Japan. Shareholders outside Japan who purchased UFJ Holdings shares through a broker located outside Japan can ask their broker to obtain the notice of convocation from the broker’s standing proxy or custodian in Japan, or to otherwise make proper arrangements.

An English translation of the integration agreement, dated February 18, 2005, is included in this prospectus as Annex A. An English translation of the merger agreement, dated                     , 2005, is included in this prospectus as Annex B.

Background to the Merger

Overview

In recent years, the deregulation of the Japanese financial markets, structural reforms in the regulation of the financial industry, difficult market conditions and an increasingly rigorous regulatory climate have resulted in dramatic changes for Japanese banks. Deregulation and structural reforms in the financial industry have increased competition for many Japanese banks from both other financial institutions and new market entrants. Meanwhile, adverse market conditions in many sectors of the Japanese economy have exacerbated asset quality problems and led to a marked deterioration in the financial condition and capital base of many Japanese banks.

Deregulation and structural reforms in the financial industry have eliminated barriers between different types of Japanese financial institutions, thereby intensifying the competition for many Japanese banks. For example, under the new regulatory framework, not only are banks permitted to engage in the securities business by establishing or otherwise owning domestic and overseas securities subsidiaries with the approval of the Financial Services Agency, other financial institutions such as securities and insurance companies are permitted to engage in new areas of permissible activities. New market entrants have begun to offer various banking services, often through non-traditional distribution channels. These structural changes have also facilitated the entry and expansion of various large foreign financial institutions in the Japanese domestic market.

The foregoing developments, along with the 1998 amendment to the Banking Law of Japan that allowed the establishment of bank holding companies, have been a major factor behind the consolidation and reorganization of Japanese banks and financial institutions, as many major Japanese banks decided to merge or reorganize their operations to maintain their competitiveness and financial stability. These include the predecessor institutions to MTFG and UFJ Holdings. This continuing industry-wide consolidation in the Japanese banking sector has in turn further increased competition.

The Japanese government’s efforts to reduce non-performing loans have led to a marked deterioration in the financial condition and capital base of many Japanese banks. Continued financial difficulties facing borrowers in many sectors of the Japanese economy, as evidenced in part by the high level of recent corporate restructurings and bankruptcies in Japan, and continuing declines in real estate prices have also increased asset quality problems for Japanese banks and forced them to record additional write-offs and agree to loan forgiveness proposals.

The management of MTFG and UFJ Holdings have continually monitored the position of their respective banking groups in light of the changing competitive environment of the Japanese banking industry, the Japanese government’s stance on problem loans and other regulatory developments and market conditions in order to determine available options for increasing their competitiveness and enhancing shareholder value.

UFJ Holdings’ Recent Regulatory Problems and Financial Difficulties

In this uncertain economic environment in Japan, the Financial Services Agency has, since 2000, undertaken a series of inspections focusing in particular on the classification of large borrowers by Japan’s major banking institutions. The Financial Services Agency also established a requirement, in its program for financial revival announced in October 2002, that major banks reduce by half their percentage of non-performing loans as disclosed under Japanese banking regulation by March 2005. As they worked to address large troubled borrowers, most major Japanese banks recorded large net losses under Japanese GAAP for the years ended March 31, 2002 and 2003.

Over the course of their continuing inspections in 2004, the Financial Services Agency determined that the management of UFJ Bank had obstructed the Financial Services Agency’s investigation into the classification of certain of these borrowers by systematically withholding relevant information on the borrowers’ financial condition and falsely responding to requests for information from inspectors. In June 2004, the Financial Services Agency issued a series of administrative orders that highlighted the need to strengthen the operations and internal controls of UFJ Bank to respond appropriately to the Financial Services Agency’s inspections. As part of its response to the administrative orders, UFJ Bank strengthened its internal audit department, including through the establishment of a specific team dedicated to the evaluation of large borrowers.

The causes of the administrative orders and continuing losses led to the resignation of the top management of UFJ Holdings, UFJ Bank and UFJ Trust Bank. Subsequently, in October 2004, the Financial Services Agency filed criminal indictments against UFJ Bank and former members of its management with the Tokyo District Public Prosecutors Office. At the same time, the Financial Services Agency ordered the suspension of loan origination for new customers by UFJ Bank’s Tokyo corporate office and Osaka corporate office for the period from October 18, 2004 to April 17, 2005. In conjunction with these indictments, the Tokyo District Public Prosecutors Office announced in December 2004 that it would seek to prosecute UFJ Bank, its former executives and a former employee on suspicion of violations of the Banking Law.

During the year ended March 31, 2004, UFJ Bank continued to have a highly concentrated exposure to a limited number of borrowers undergoing restructuring, even in comparison to Japan’s other major banks. In the course of addressing large troubled borrowers, UFJ Holdings made further downward revisions to its previous estimates of its Japanese GAAP results for the year ended March 31, 2004 and on May 24, 2004 announced large additional losses in its Japanese GAAP financial statements with respect to the year ended March 31, 2004. The additional losses recorded by UFJ Holdings and the continuing restructuring of major borrowers created a significant risk that UFJ Holdings would be unable to maintain the 8% capital adequacy ratio (calculated in accordance with Japanese banking regulations and based on Japanese GAAP financial statements) required of Japanese banks with international operations as of September 30, 2004. In evaluating the risks such a failure would entail for UFJ Holdings and its shareholders in preparing the required update to its business revitalization plan, the management of UFJ Holdings concluded that significant strengthening of the capital base of UFJ Holdings before September 30, 2004 was of utmost importance. As a result, UFJ Holdings began actively studying options to improve its financial condition, including through the sale of assets, a business combination or the issuance of securities.

Discussions of Transfer of UFJ Trust Bank to Sumitomo Trust & Banking Co. Ltd.

UFJ Holdings announced on May 21, 2004 that it had reached a basic agreement to transfer the operations of UFJ Trust Bank, other than its corporate lending business, to Sumitomo Trust & Banking Co., Ltd. or a trust bank to be newly incorporated by Sumitomo Trust as its wholly owned subsidiary. The parties also agreed that, subject to further negotiations, UFJ Holdings would make a preferred share investment in the new trust bank and that UFJ Bank and UFJ Trust Bank would become exclusive agents for Sumitomo Trust and the new trust bank. The parties also agreed not to provide information to any third party or hold any discussions with any third party regarding any transaction that might conflict with the purpose of the basic agreement between UFJ Holdings and Sumitomo Trust. UFJ Holdings and its advisers then engaged in a process of due diligence and negotiation of terms with Sumitomo Trust. In the course of those negotiations the management of UFJ Holdings concluded that the proposed transaction with Sumitomo Trust would likely be insufficient to address the increasing risk UFJ Holdings faced with respect to maintaining its capital adequacy ratio above required levels as of September 30, 2004. Following a series of internal meetings in early July 2004, the management of UFJ Holdings presented these conclusions to the board of directors. UFJ Holdings informed Sumitomo Trust of its decision to terminate further discussions on July 13, 2004.

Discussions of Business Integration between MTFG and UFJ Holdings

On July 14, 2004, MTFG received a request from UFJ Holdings to discuss the possibility of integrating the management of the two financial groups. On July 16, 2004, MTFG President and CEO Nobuo Kuroyanagi and UFJ Holdings President and CEO Ryosuke Tamakoshi announced that they had agreed to commence discussions regarding the possible integration of MTFG and UFJ Holdings. In connection with the commencement of discussions regarding a management integration, MTFG and UFJ Holdings signed a memorandum of understanding, which, among other things, contained MTFG’s commitment to commence negotiations toward the management integration and to cooperate in strengthening UFJ Holdings’ capital. The board of directors of UFJ Holdings met on July 16, 2004 to approve the execution of the memorandum of understanding.

On July 16, 2004, Sumitomo Trust filed a preliminary injunction against UFJ Holdings, UFJ Bank and UFJ Trust Bank to prevent the UFJ group from engaging in discussions with MTFG, alleging that UFJ Holdings, UFJ Bank and UFJ Trust Bank had a legal obligation under the basic agreement with Sumitomo Trust not to hold discussions relating to the transfer of the relevant business operations of UFJ Trust Bank with any party other than Sumitomo Trust, and that such basic agreement remained in force despite the termination notice from UFJ Holdings, UFJ Bank and UFJ Trust Bank.

On July 27, 2004, discussions on the proposed management integration were postponed temporarily due to a ruling by the Tokyo District Court granting a preliminary injunction in favor of Sumitomo Trust against UFJ Holdings, UFJ Bank and UFJ Trust Bank, reasoning that the basic agreement, including the exclusivity clause, remained in force, the exclusivity clause provided sufficient legal basis for the preliminary injunction order, and the granting of the preliminary injunction was necessary. The preliminary injunction prevented UFJ Holdings from engaging in discussions with any third party involving the merger or sale of UFJ Trust Bank. UFJ Holdings, UFJ Bank and UFJ Trust Bank filed an objection against the ruling on July 28, 2004.

On August 4, 2004, the Tokyo District Court approved its previous preliminary injunction ruling dated July 27, 2004 in favor of Sumitomo Trust preventing UFJ Holdings from engaging in discussions with any third party involving the merger or sale of UFJ Trust Bank. UFJ Holdings, UFJ Bank and UFJ Trust Bank appealed this ruling to the Tokyo High Court.

On August 11, 2004, the Tokyo High Court overturned the Tokyo District Court’s August 4, 2004 ruling, reasoning that the exclusivity clause had become null and void as of August 10, 2004 at the latest due to the loss of mutual trust among the parties. Immediately after the Tokyo High Court’s decision, MTFG, UFJ Holdings, Bank of Tokyo-Mitsubishi and UFJ Bank concluded a basic agreement relating to MTFG’s cooperation in strengthening UFJ Holdings’ capital by September 30, 2004.

On August 12, 2004, MTFG, UFJ Holdings, Bank of Tokyo-Mitsubishi, UFJ Bank, Mitsubishi Trust Bank, UFJ Trust Bank, Mitsubishi Securities Co., Ltd. and UFJ Tsubasa Securities Co., Ltd. also concluded a basic agreement with regard to the management integration of the holding companies, banks, trust banks, and securities companies of the two groups. The board of directors of UFJ Holdings met on August 11 and 12 to discuss and approve the terms of the agreement.

On August 20, 2004, MTFG and UFJ Holdings announced the establishment of the Integration Committee and the Group Integration Policy. The Integration Committee assumed responsibility for coordinating business and management strategy between MTFG and UFJ Holdings and for overseeing the ongoing negotiations and due diligence process relating to the planned capital injection and wider business integration. The board of directors of UFJ Holding met on August 20, 2004 to discuss and approve the formation of the Integration Committee.

On August 24, 2004, UFJ Holdings received a management integration proposal from Sumitomo Mitsui Financial Group, Inc. The terms of the proposal included a merger ratio of one share of Sumitomo Mitsui Financial Group common stock for each share of UFJ Holdings common stock, which represented an approximately 30% premium to shareholders of UFJ Holdings based on the recent share prices of the two companies. Sumitomo Mitsui Financial Group also stated a willingness to make a capital injection of up to ¥700 billion into UFJ Holdings by September 30, 2004 and that its offer regarding the integration ratio would remain valid until September 24, 2004. The offer was subject to conduct of due diligence. UFJ Holdings announced that it had not changed its basic policy of pursuing a management integration with MTFG, and that it would review Sumitomo Mitsui Financial Group’s proposal.

On August 27, 2004, Bank of Tokyo-Mitsubishi, UFJ Bank, Mitsubishi Trust Bank, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities established Bank, Trust and Securities Integration Committees, as well as various sub-committees, to address details relating to the management integration of the commercial banks, trust banks and the securities companies of the two groups. The board of directors of UFJ Holdings met on August 27, 2004 to discuss and approve the establishment of the additional integration committees, and to receive a report from management on the progress of integration discussions.

On August 30, 2004, the Supreme Court of Japan confirmed and upheld the conclusion of the August 11, 2004 ruling of the Tokyo High Court. While the Tokyo High Court had ruled that the exclusivity clause had become null and void, the Supreme Court based its decision on the reasoning that there was no need to grant a preliminary injunction.

On August 30, 2004, UFJ Holdings received a proposal from Sumitomo Mitsui Financial Group regarding the provision of a capital injection to UFJ Holdings. UFJ Holdings announced that it would review Sumitomo Mitsui Financial Group’s proposal with the help of its advisors. In the offer, Sumitomo Mitsui Financial Group reaffirmed its willingness to make a capital injection of up to ¥700 billion and proposed that it take the form of convertible preferred stock of UFJ Holdings. Sumitomo Mitsui Financial Group stated that it would refrain from conversion during any period following execution of an integration agreement between the groups. The offer remained subject to conduct of due diligence.

At a series of board meetings between August 30, 2004 and September 10, 2004, the directors of UFJ Holdings received reports from management as to the progress of negotiations of the capital injection from MTFG and the overall integration with MTFG. At such meetings, the board also evaluated the potential for raising capital from other sources, including through the offer extended by Sumitomo Mitsui Financial Group, and the negative consequences to UFJ Holdings and its shareholders of failing to complete a transaction by September 30, 2004. The UFJ Holdings board on September 10, 2004 unanimously approved the capital injection from MTFG and the continuation of the overall integration process with MTFG. On September 10, 2004, MTFG and UFJ Holdings and UFJ Bank concluded an agreement, based on the basic agreement announced on August 11, 2004, regarding MTFG’s cooperation in strengthening the UFJ group’s capital. Under the terms of the agreement, MTFG agreed to purchase ¥700 billion of Series 1 class E preferred shares from UFJ Bank. On

September 17, 2004, the capital injection of ¥700 billion announced on September 10, 2004 was completed. Significant terms of the preferred shares issued are discussed under “Related Transactions” below. The preferred shares include put and call features that are intended to give the boards of directors of both of the parties the flexibility to fulfill their fiduciary duties. The preferred shares include put features that are intended to enable MTFG to avoid a deadlock situation and call features that are intended to provide UFJ Holdings the flexibility to consider other third party offers, in each case, if the integration between MTFG and UFJ Holdings is ultimately not approved. The 30% premium payable under certain circumstances, which was agreed upon by both parties to account for various factors in the case of a redemption, would result in increased acquisition costs to a third party.

UFJ Holdings did not engage in direct discussions with Sumitomo Mitsui Financial Group prior to concluding the September 10th agreement with MTFG. As discussed below under “—Determination of UFJ Holdings’ Board of Directors,” UFJ Holdings recognized the Sumitomo Mitsui Financial Group’s proposed merger ratio represented a premium to its shareholders but determined that the execution risks of interrupting its negotiations with MTFG and attempting to begin discussions with Sumitomo Mitsui Financial Group as well as the expected severe consequences if UFJ Holdings failed to secure a capital injection by September 30, 2004 outweighed any potential benefits of pursuing the alternate transaction. UFJ Holdings also concluded that an integration with Sumitomo Mitsui Financial Group would create long-term uncertainty about the financial condition of the combined group as it would have much higher levels of public funds included in capital, deferred tax assets and non-performing loans than if UFJ Holdings merged with MTFG.

On September 24, 2004, UFJ Holdings received a letter from Sumitomo Mitsui Financial Group extending the deadline for replying to Sumitomo Mitsui Financial Group’s August 24, 2004 merger proposal to June 2005. UFJ Holdings announced that it had not changed its basic policy of pursuing a management integration with MTFG, and that it was still reviewing Sumitomo Mitsui Financial Group’s merger proposal.

On October 28, 2004, Sumitomo Trust filed a lawsuit in the Tokyo District Court against UFJ Holdings, UFJ Bank and UFJ Trust Bank, claiming that it had exclusive rights to hold long-term negotiations with UFJ Holdings regarding any acquisition of UFJ Trust Bank, and therefore MTFG and UFJ Holdings should halt talks on merging their trust bank operations.

From the end of October 2004, MTFG and UFJ Holdings conducted legal, financial and business due diligence on each other’s operations.

On January 31, 2005, the board of UFJ Holdings convened a special meeting, which was also attended by members of senior management, as well as outside legal and financial advisors. The board received reports from management on the results of their due diligence review of MTFG. The board discussed and confirmed with management and the legal and financial advisors the company’s strategic objectives and conditions in negotiating a merger ratio and related terms of the integration agreement.

On February 4, 2005, the board of UFJ Holdings reconvened and the board reconfirmed with management and the legal and financial advisors to UFJ Holdings the objectives they had discussed in their meeting of January 31, 2005 and requested that management and the financial advisors prepare detailed financial analyses to inform their deliberations as soon as practicable following provision by UFJ Holdings and MTFG of all information necessary for the financial advisors to perform their financial analyses.

Between February 4 and February 13, 2005, UFJ Holdings and MTFG negotiated the terms of the integration agreement.

On February 14, 2005, the UFJ Holdings board of directors held a special meeting and received management’s report on the status of negotiations. The board also reviewed and discussed analyses of the expected synergies from the merger prepared by management, received the joint report of JPMorgan and Merrill Lynch summarizing their financial analyses and discussed with the legal advisors to UFJ Holdings the legal standards applicable to the board’s decision and the proposed terms of the integration agreement. JPMorgan and Merrill Lynch did not, and were not asked to, opine as to any proposed merger ratio at this meeting.

Between February 14 and February 18, 2005, UFJ Holdings and MTFG continued to negotiate on the merger ratio and other terms of the integration agreement.

On February 18, 2005, the UFJ Holdings board of directors held a special meeting to consider the proposed final terms of the integration agreement. At this meeting, which was also attended by members of senior management, and outside legal and financial advisors, management reviewed with the board of directors the strategic considerations relating to the transaction and the progress of the negotiations regarding the merger ratio. JPMorgan and Merrill Lynch reviewed their joint financial analyses regarding the proposed merger ratio with the board and rendered to the board their respective oral opinions (subsequently confirmed in writing) that, as of that date of their respective opinions and based on and subject to the considerations in their respective written opinions, the proposed merger ratio was fair, from a financial point of view, to holders of UFJ Holdings common stock. Following further review and discussion among the members of the UFJ Holdings board of directors, the board of directors voted unanimously to approve the integration agreement with MTFG.

On the same day, the MTFG board of directors also held a special meeting to consider the terms of the integration agreement including the merger ratio with its outside legal and financial advisors present. The board reviewed and discussed the negotiation process and terms of the integration agreement, as well as the results of the financial and legal due diligence on UFJ Holdings, management’s views of the expected strategic benefits and synergies of the integration and the analysis of the merger ratio conducted by the financial advisors. The financial advisors, Nomura Securities Co., LTD, Morgan Stanley Japan Limited and Lazard Frères & Co. LLC, rendered to the board and solely for the board’s benefit their respective written opinions, stating that as of the date of their respective opinions and based on and subject to the assumptions and qualifications in each opinion the merger ratio with respect to MTFG common stock and UFJ Holdings common stock was fair from a financial point of view to MTFG. The financial advisors’ opinions did not express any opinion or recommendation as to how holders of MTFG common stock or UFJ common stock should vote at the shareholders’ meetings to be held in connection with the merger. After overall review and discussion, the MTFG board of directors unanimously approved the merger ratio and the execution of the integration agreement.

On February 25, 2005, UFJ Holdings received a notice from Sumitomo Mitsui Financial Group stating that it had withdrawn its previous proposal for integration with UFJ Holdings and its previously proposed merger ratio.

Reasons for the Merger

As the needs of customers in Japan and abroad diversify and become increasingly sophisticated, MTFG and UFJ Holdings aim, through the merger, to create a leading comprehensive financial group that is competitive on a global basis and provides a broad range of financial products and services to a worldwide client base. MTFG and UFJ Holdings believe that their business operations and domestic and global branch networks are highly complementary. By leveraging the respective strengths of each group, creating synergies through the merger and reinforcing a customer-focused management philosophy, the combined entity will seek to become Japan’s premier comprehensive global financial group. The combined entity will have what the parties believe is the largest market value among Japanese financial institutions, and it will be the largest bank in the world when measured by assets. The combined entity will also have a strong presence in core financial business areas, including:

• banking;	• credit cards and consumer finance;

• trust banking;	• leasing; and

• securities;	• international banking.

• investment trusts;

Specifically, the merger will enable the combined entity to leverage the two groups’ industry-leading domestic and overseas networks and comprehensive financial services capabilities to provide new ideas, strategies and competitive products to large corporate customers. With respect to small- and medium-sized corporate customers, the merger will strengthen the combined entity’s lineup of lending-related products and services and enable it to adopt a more regionally focused sales approach. With regard to individual customers, the combined entity will aim to improve customer convenience through the provision of “one-stop shopping” while fully mobilizing the two groups’ combined strengths to provide high-quality financial products and services matched to customer needs.

MTFG believes that the proposed merger with UFJ Holdings would enable MTFG to further its goal of becoming a comprehensive, globally competitive financial group for several reasons, including:

•	UFJ Holdings’ competitive position in Japan’s Nagoya and Osaka metropolitan areas is highly complementary to MTFG’s domestic network, which is primarily focused in the Tokyo metropolitan region; and

•	UFJ Holdings’ client base of small- and medium-sized enterprises and retail customers complements MTFG’s primarily corporate client base, facilitating the development of diverse products and services and a more focused sales approach.

In agreeing to the proposed merger terms, UFJ Holdings particularly considered that:

•	a merger with MTFG is attractive from a financial condition perspective because MTFG

•	is alone among Japan’s four largest banking groups in having repaid all public funds, and

•	has a lower problem loan ratio and lower ratio of deferred tax assets to Tier I capital than Japan’s other major banking groups;

•	MTFG’s strengths in the Tokyo metropolitan area and overseas markets complement UFJ Holdings’ prominent position in the Nagoya and Osaka metropolitan areas; and

•	MTFG’s corporate client base is complementary to the focus of UFJ Holdings on retail customers and small- and medium-sized enterprises.

UFJ Holdings believes the combined entity will have a stronger presence with large corporate clients in Japan and in overseas markets than UFJ Holdings currently enjoys.

Competitive Strengths

MTFG and UFJ Holdings believe that the integration of the two groups will result in the following significant competitive advantages for the combined entity, which are described in greater detail in “Business—Business Strategy of Mitsubishi UFJ Financial Group—Competitive Strengths of the Combined Entity:”

•	Japan’s pre-eminent global banking network.

•	Strong business foundation based on retail deposits and diverse customer base.

•	Strong financial and capital base.

•	Highly complementary businesses and networks.

•	Strong corporate governance and transparency.

Determination of UFJ Holdings’ Board of Directors

On February 18, 2005 the board of directors of UFJ Holdings unanimously determined that the integration agreement and related transactions were advisable and in the best interests of UFJ Holdings and its shareholders.

Over the course of negotiations leading up to this decision, the UFJ Holdings board of directors consulted with management as well as financial and legal advisors. Throughout this process, the board of directors of UFJ Holdings sought both to secure the financial condition of UFJ Holdings and to enter into a business combination that would offer long-term strategic benefits to UFJ Holdings and its shareholders. The UFJ Holdings board believes that the merger with MTFG will offer significant benefits in both respects.

With respect to financial condition, the board considered that MTFG:

•	is alone among Japan’s four largest banking groups in having repaid all public funds, and

•	has a lower problem loan ratio and lower ratio of deferred tax assets to Tier I capital than Japan’s other major banking groups.

With respect to long-term strategic opportunities, the board considered that:

•	MTFG’s strengths in the Tokyo metropolitan area and overseas markets complement UFJ Holdings’ prominent position in the Chubu and Kansai regions of Japan,

•	MTFG’s corporate client base is complementary to the focus of UFJ Holdings on retail customers and small- and medium-sized enterprises, and

•	the integration committee established by the two groups has developed plans for the realization of cost savings and revenue enhancements following the merger.

At the time of approving the integration agreement, the board of UFJ Holdings also considered the following factors as generally supporting its decision to enter into the agreement:

•	its understanding of the businesses, operations, financial condition, earnings and prospects of both UFJ Holdings and MTFG (including the report of management of UFJ Holdings on the results of their due diligence review of MTFG and its subsidiaries),

•	its understanding of the current and prospective economic, market and industry environment in which UFJ Holdings and MTFG operate, including global, national and local economic conditions, and the changing competitive landscape for financial services in Japan, including the trend toward consolidation,

•	the implied value of the merger ratio provided for in the integration agreement relative to the current and historical trading prices of the common stock of each of UFJ Holdings and MTFG and relative to the valuation analyses prepared by JPMorgan and Merrill Lynch of comparative valuations for each of UFJ Holdings and MTFG and the theoretical value created by the merger for the holders of UFJ Holdings common shares,

•	the opinions delivered to the UFJ Holdings board of directors by each of JPMorgan and Merrill Lynch to the effect that, as of the date of the opinion and based upon and subject to the assumptions and considerations in their respective opinions, the proposed merger ratio was fair, from a financial point of view, to the holders of UFJ Holdings common stock,

•	the complementary nature of the businesses of UFJ Holdings and MTFG and the potential synergies as noted above, and

•	the applicable provision in the integration agreement that the key leadership of the combined entity after completion of the merger will be drawn from senior executives from each of UFJ Holdings and MTFG.

In August and September of 2004, following the announcement of integration discussions with MTFG, UFJ Holdings received Sumitomo Mitsui Financial Group’s unsolicited proposal for both a capital injection and a merger. At the time of approving a ¥700 billion issuance of UFJ Bank preferred stock to MTFG on September 10, 2004, the UFJ Holdings board of directors considered the potential benefit to UFJ Holdings’ shareholders from the specific merger ratio then proposed by Sumitomo Mitsui Financial Group, as well as the risk of issuing preferred stock, which includes put rights that could discourage other merger partners, to MTFG without an agreed merger ratio with MTFG, against:

•	the relatively higher certainty of receiving a capital injection from MTFG and the overall progress in negotiations with MTFG,

•	the execution risk of beginning discussions with a new counterparty with no guarantee of success,

•	the potential severity of the financial risk to UFJ Holdings and its shareholders of not securing additional capital prior to September 30, 2004 and the very limited time available, and

•	relative strategic disadvantages of a combination with Sumitomo Mitsui Financial Group, including:

•	uncertainty that would be created by a combined entity’s high dependence on public funds and deferred tax assets, and

•	greater customer and geographic overlap that might limit growth opportunities.

Based on all the information available at that time, the board of UFJ Holdings decided to agree to the capital injection from MTFG and continue integration discussions with MTFG. In the course of considering approval of the integration agreement, the board of UFJ Holdings confirmed its belief that integration with MTFG continues to offer greater strategic benefits and that UFJ Holdings has, following the conduct of due diligence and easing of market concerns around its financial condition, been able to agree to a merger ratio that it considers advisable and in the best interests of UFJ Holdings and its shareholders. The directors of UFJ Holdings considered that the one-to-one ratio initially proposed by Sumitomo Financial Group represented a premium to UFJ Holdings shareholders of approximately 25% as of February 18, 2005, higher than the 6% premium represented by the merger ratio with MTFG, but also continued to believe that the financial condition challenges a combined UFJ Holdings and Sumitomo Mitsui Financial Group would face would create greater risks and uncertainties for long-term shareholders than a combination with MTFG. Press reports concerning the asset quality of Sumitomo Mitsui Financial Group and Sumitomo Mitsui’s integration discussions with Daiwa Securities also strengthened the board’s belief that integration discussions with Sumitomo Mitsui Financial Group would entail greater uncertainty and execution risk.

The UFJ Holdings board of directors also considered potential risks associated with the merger with MTFG in connection with its deliberations regarding the integration agreement, including:

•	the challenges of integrating the businesses, operations and workforces of the two groups, both of which are large and complex financial institutions,

•	the risk that anticipated cost savings and other expected synergies may not be achieved,

•	the costs that are expected to be incurred in connection with completing the merger, and

•	that the fixed merger ratio would not be adjusted for subsequent changes in the market prices of the shares of UFJ Holdings and MTFG.

In view of the wide variety of factors considered in connection with its evaluation of the integration agreement and the complexity of these matters, the UFJ Holdings board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the UFJ Holdings board may have given different weight to different factors. The UFJ Holdings board conducted an overall analysis of the factors described above, including discussions with management and the legal and financial advisors of UFJ Holdings, and considered the factors overall to be favorable to, and to support, its determination. The UFJ Holdings board also relied on the experience and expertise of JPMorgan and Merrill Lynch, its financial advisors, for quantitative analyses of the financial terms of the merger. See “—Advice of UFJ Holdings’ Financial Advisors” below.

Advice of UFJ Holdings’ Financial Advisors

Opinion of Merrill Lynch

Merrill Lynch Japan Securities Co., Ltd. has acted as one of the financial advisors to UFJ Holdings in connection with the merger and has assisted the board of directors of UFJ Holdings in its examination of the fairness, from a financial point of view, of the merger ratio to the holders of UFJ Holdings common shares.

On February 18, 2005, Merrill Lynch rendered its oral opinion in Japanese to the board of directors of UFJ Holdings that, based upon and subject to the factors and assumptions set forth in its written opinion, matters considered and limits of review set forth therein, as of such date, the merger ratio was fair, from a financial point of view, to the holders of UFJ Holdings common shares. Merrill Lynch confirmed its oral opinion by delivering to the UFJ Holdings’ board of directors a written opinion, in Japanese, dated February 18, 2005.

The full text of an English translation of Merrill Lynch’s opinion, dated February 18, 2005, which contains many of the assumptions Merrill Lynch made, the matters it considered and the limitations on the review it undertook in connection with the delivery of its opinion, is included in Annex H to this prospectus and is incorporated by reference into this prospectus. Merrill Lynch’s opinion is directed to the board of directors of UFJ Holdings and addresses only the fairness of the merger ratio from a financial point of view to the holders of UFJ Holdings common shares. It does not address any other aspect of the merger and does not constitute a recommendation to any UFJ Holdings shareholder as to how that shareholder should vote at the general meeting of the shareholders with respect to the proposed merger or any other matter. It also does not express any opinion as to the prices at which the common shares of UFJ Holdings or the common shares of MTFG will trade following the announcement of the merger nor the prices at which the common shares of the combined entity will trade following the consummation of the merger. In addition, UFJ Holdings’ board of directors did not ask Merrill Lynch to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of UFJ Holdings, other than the holders of the UFJ Holdings common shares. The following summary of Merrill Lynch’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion. The holders of UFJ Holdings common shares are urged to read the Merrill Lynch opinion carefully and in its entirety.

In connection with its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to UFJ Holdings and MTFG that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of UFJ Holdings and MTFG furnished to Merrill Lynch by the senior management of UFJ Holdings and MTFG, as well as the amount and timing of the cost savings, revenue enhancement and related expenses expected to result from the merger (the “Expected Synergies”) furnished to Merrill Lynch by senior management of UFJ Holdings and MTFG;

•	conducted discussions with members of senior management of UFJ Holdings and MTFG concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

•	reviewed the market prices and valuation multiples for the common shares of UFJ Holdings and the common shares of MTFG and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the publicly reported financial condition and results of operations of UFJ Holdings and MTFG and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of UFJ Holdings and MTFG and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed a draft dated February 17, 2005 of the integration agreement; and

•	reviewed such other financial studies, analyses and professional reports and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any assets or liabilities of UFJ Holdings, MTFG or their subsidiaries and affiliates, including any loan portfolios, deferred tax assets, valuation allowance or hedge or derivative positions, nor been furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of the adequacy of allowances for loan losses, and it neither made an independent evaluation of the adequacy of allowances for loan losses of UFJ Holdings or MTFG, nor reviewed any individual credit files of UFJ Holdings, MTFG or their subsidiaries and affiliates and, as a result, Merrill Lynch assumed that the aggregate allowance for loan losses for each of UFJ Holdings and MTFG is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Merrill Lynch did not evaluate the solvency or fair value of UFJ Holdings or MTFG under any local or national laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of UFJ Holdings, MTFG or their subsidiaries and affiliates.

With respect to the financial and operating information, including, without limitation, financial forecasts, valuation of contingencies, projections regarding risk-weighted assets and capital as defined under relevant Japanese regulations, under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and the Expected Synergies, furnished to or discussed with Merrill Lynch by UFJ Holdings or MTFG, Merrill Lynch assumed that they were reasonably prepared and, at that time, reflected the best available estimates and judgment of senior management of UFJ Holdings and MTFG as to the expected future financial performance of UFJ Holdings, MTFG and the combined entity and the Expected Synergies.

Merrill Lynch assumed that shares of class II preferred shares, class IV preferred shares, class V preferred shares, class VI preferred shares and class VII preferred shares of UFJ Holdings (collectively, the “UFJ Holdings Preferred Shares”) will be exchanged for preferred shares, to be newly issued by MTFG (collectively, the “New MTFG Preferred Shares”), as set forth in the integration agreement. Merrill Lynch also assumed that the terms of the New MTFG Preferred Shares will be substantially the same as the terms of the respective UFJ Holdings Preferred Shares, other than the adjustment to the conversion price of the UFJ Holdings Preferred Shares to reflect the merger ratio. To the extent Merrill Lynch’s opinion takes into consideration dilution that would result from the conversion of the UFJ Holdings Preferred Shares, Merrill Lynch assumed that the UFJ Holdings Preferred Shares will be converted in accordance with the respective conversion price or assumed conversion price of the UFJ Holdings Preferred Shares. Merrill Lynch expressed no opinion as to whether or when holders of the UFJ Holdings Preferred Shares or the New MTFG Preferred Shares may elect to convert such shares.

Merrill Lynch further assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles in Japan, which differ in certain respects from accounting principles generally accepted in other countries, and that it will qualify as a tax-free reorganization for Japanese income tax purposes. Merrill Lynch’s opinion is based upon financial information in accordance with generally accepted accounting principles in Japan which was supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not review any financial information prepared by UFJ Holdings or MTFG under generally accepted accounting principles in the United States and did not take account of any differences between generally accepted accounting principles in Japan and those in the United States.

Merrill Lynch also assumed that the final form of the integration agreement was substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and upon the information made available to Merrill Lynch as of, the date of the opinion, and Merrill Lynch was under no obligation to update its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

In connection with the preparation of the opinion, Merrill Lynch was not authorized by UFJ Holdings or its board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of UFJ Holdings. Merrill Lynch noted that UFJ Holdings received an unsolicited merger proposal from Sumitomo Mitsui Financial Group, Inc. (“SMFG”). Because UFJ Holdings determined not to engage in any discussions with any person regarding a transaction that might be an alternative to the merger and Merrill Lynch did not discuss, nor was Merrill Lynch asked to discuss, the SMFG merger proposal with SMFG or its representatives, Merrill Lynch was not able to evaluate the SMFG merger proposal, including any cost savings, revenue enhancement and related expenses expected to result from the SMFG merger proposal, on the same basis on which it evaluated the merger. As a result, Merrill Lynch was not in the position to express any opinion as to the relative merits of the merger with MTFG and the SMFG merger proposal.

The summary set forth above and under “—Financial Analyses Used By Merrill Lynch and JPMorgan” does not purport to be a complete description of the analyses or data presented by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion.

Merrill Lynch is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The board of directors of UFJ Holdings selected Merrill Lynch as its financial advisor because of Merrill Lynch’s experience, expertise and familiarity with UFJ Holdings and its business.

Merrill Lynch is acting as financial advisor to UFJ Holdings and UFJ Bank, a subsidiary of UFJ Holdings, in connection with the merger and the issuance of the Series 1 class E preferred shares of UFJ Bank to MTFG. In connection with such services, UFJ Holdings and UFJ Bank have paid to Merrill Lynch a fee of ¥1,240,000,000 and will, contingent upon the consummation of the merger, pay an additional fee of ¥10,000,000. In addition, UFJ Holdings and UFJ Bank have agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has, in the past, provided other financial advisory and financing services to UFJ Holdings, UFJ Bank and MTFG and may continue to do so, and has received, and may receive, fees for the rendering of such services. During the fiscal years ended March 31, 2003, 2004 and 2005, Merrill Lynch, in addition to being reimbursed for certain of its expenses, earned aggregate fees of $32,054,000 from UFJ Holdings and its affiliates and aggregate fees of $2,239,000 from MTFG and its affiliates in connection with such services.

Merrill Lynch also directly or indirectly has an equity interest in, and provides know-how and expertise to, UFJ Strategic Partner Co., Ltd., a subsidiary of UFJ Bank, and Genesis Capital K.K., a joint venture with UFJ Bank and UFJ Strategic Partner Co., Ltd., both of which are engaged in the management of non-performing loans. UFJ Bank and Merrill Lynch formed UFJ Strategic Partner Co., Ltd. in March 2003. Merrill Lynch, through its subsidiary, has acquired ¥120 billion in non-voting preferred shares of UFJ Strategic Partner, has the same number of directors on the board of UFJ Strategic Partner as UFJ Bank and has seconded employees to UFJ Strategic Partner. As an incentive to increase the economic value of UFJ Strategic Partner, Merrill Lynch was granted stock options to acquire additional non-voting preferred shares, the value of such options being linked to increases in the value of UFJ Strategic Partner. Under the terms of the investment agreement governing UFJ Strategic Partner, upon sending a convocation notice by UFJ Bank to its shareholder for the merger of UFJ Bank with and into Bank of Tokyo-Mitsubishi, contemplated by UFJ Holdings and MTFG to occur contemporaneously with the merger, Merrill Lynch would have been entitled to obtain control of UFJ Strategic Partner and to accelerate the return of its original investment and its receipt of profits relating to such investment. On March 31, 2005, Merrill Lynch executed a waiver pursuant to which Merrill Lynch agreed not to exercise such rights upon the merger of UFJ Bank with and into Bank of Tokyo-Mitsubishi. Merrill Lynch projects that its profit from its investment in UFJ Strategic Partner will be approximately ¥49 billion. Merrill Lynch’s investment in UFJ Strategic Partner will not be affected by whether the merger occurs, by the merger ratio or by the timing of the merger between UFJ Bank and the Bank of Tokyo-Mitsubishi.

In July 2004, UFJ Bank and Merrill Lynch established Genesis Capital K.K., with UFJ Bank investing ¥9.5 million and Merrill Lynch investing ¥170.5 million. Also in July 2004, Genesis Capital, Merrill Lynch, UFJ

Strategic Partner and UFJ Tsubasa Securities established the Genesis Fund, a corporate rehabilitation investment fund. The Genesis Fund is owned 70% by Merrill Lynch, 25% by UFJ Strategic Partner and 5% by UFJ Tsubasa Securities, which have agreed to commit up to ¥100 billion of capital to the Genesis Fund in proportion to their respective ownership percentages. Merrill Lynch’s return on its investment in the Genesis Fund will be determined based upon the performance of the fund, and will be distributed in accordance with its percentage ownership of the fund. Neither the merger, the merger ratio nor the timing of the merger between UFJ Bank and the Bank of Tokyo-Mitsubishi will affect Merrill Lynch’s investment in Genesis Capital or the Genesis Fund.

In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the common shares of UFJ Holdings and other securities of UFJ Holdings and its subsidiaries and affiliates, as well as the common shares of MTFG and other securities of MTFG and its subsidiaries and affiliates, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of JPMorgan

UFJ Holdings’ board of directors has retained J.P. Morgan Securities Asia Pte. Limited, Tokyo Branch as one of its financial advisors in connection with the proposed transaction. In connection with this engagement, UFJ Holdings requested that JPMorgan evaluate the fairness, from a financial point of view, to the holders of UFJ Holdings common stock of the merger ratio in the proposed transaction.

At the February 18, 2005 meeting of UFJ Holdings’ board of directors, JPMorgan rendered its oral opinion, that, as of such date, based upon and subject to the factors and assumptions set forth in its written opinion, the merger ratio in the proposed transaction was fair, from a financial point of view, to the holders of UFJ Holdings common stock. JPMorgan confirmed its oral opinion by delivering to the UFJ Holdings’ board of directors a written opinion dated February 18, 2005.

The full text of the written opinion of JPMorgan dated February 18, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this prospectus as Annex I and is incorporated in this prospectus by reference. UFJ Holdings’ stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to UFJ Holdings’ board of directors, is directed only to the merger ratio in the proposed transaction and does not constitute a recommendation to any stockholder of UFJ Holdings as to how such stockholder should vote at the UFJ Holdings general shareholders meeting or on any other matter. In addition, UFJ Holdings’ board of directors did not ask JPMorgan to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of UFJ Holdings, other than the holders of the UFJ Holdings common stock. The summary of the opinion of JPMorgan set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the basic agreement dated August 12, 2004;

•	reviewed the February 17, 2005 draft of the integration agreement;

•	reviewed certain publicly available business and financial information concerning UFJ Holdings, MTFG, SMFG and the industries in which they operate;

•	compared the proposed financial terms of the proposed transaction with the publicly available financial terms of SMFG’s proposal of a merger with UFJ Holdings;

•	compared the financial and operating performance of UFJ Holdings and MTFG with publicly available information concerning SMFG and certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of UFJ Holdings common stock, MTFG common stock, SMFG common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of UFJ Holdings and MTFG relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed transaction;

•	reviewed certain due diligence reports prepared by advisors to UFJ Holdings; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan did not have an opportunity to review any non-public business or financial information concerning SMFG.

JPMorgan also held discussions with certain members of the management of UFJ Holdings and MTFG with respect to certain aspects of the proposed transaction, and the past and current business operations of UFJ Holdings and MTFG, the financial condition and future prospects and operations of UFJ Holdings and MTFG, the effects of the proposed transaction on the financial condition and future prospects of UFJ Holdings and MTFG, and certain other matters JPMorgan believed necessary or appropriate to its inquiry. As instructed by the board of directors of UFJ Holdings, JPMorgan conducted only limited due diligence on the financial and operating performance and condition of UFJ Holdings and MTFG. As further instructed by the board of directors of UFJ Holdings, JPMorgan did not have any discussions with any representatives of SMFG concerning SMFG’s public proposal of a merger with UFJ Holdings. As a result, the analysis requested by the board of directors of UFJ Holdings and JPMorgan’s opinion are limited to the extent of the information that was made available to JPMorgan.

JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by UFJ Holdings and MTFG or otherwise reviewed by it, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. JPMorgan did not evaluate the solvency of UFJ Holdings or MTFG or any of their respective subsidiaries under laws of any jurisdiction relating to bankruptcy, insolvency or similar matters. In addition, JPMorgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, JPMorgan assumed that such allowances for losses are in the aggregate adequate to cover such losses. JPMorgan did not review individual credit files nor did JPMorgan make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities including, but not limited to, valuation allowances) of UFJ Holdings or MTFG or any of their respective subsidiaries, and JPMorgan was not furnished with any such evaluation or appraisal. In relying on financial analyses and forecasts provided to it, including the synergies referred to above, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company to which such forecasts relate.

JPMorgan further assumed that the proposed transaction will be accounted for as a pooling of interests under generally accepted accounting principles in Japan, which differ in certain respects from accounting principles generally accepted in other countries, and that the proposed transaction will qualify as a tax-free reorganization for Japanese income tax purposes. JPMorgan’s opinion is based on financial information in accordance with Japanese GAAP which was supplied or otherwise made available to it, discussed with or reviewed by it or publicly available. JPMorgan did not review any financial information prepared by UFJ Holdings or MTFG under generally accepted accounting principles in the United States and did not take account of any differences between Japanese GAAP and U.S. GAAP.

In addition, JPMorgan assumed that shares of class II preferred shares, class IV preferred shares, class V preferred shares, class VI preferred shares and class VII preferred shares of UFJ Holdings will be exchanged for the preferred shares to be newly issued by MTFG, as set forth in the integration agreement. JPMorgan also assumed that the terms of the new MTFG preferred shares will be substantially the same as the terms of the related UFJ Holdings preferred shares, other than the adjustment to the conversion price of the UFJ Holdings preferred shares to reflect the merger ratio. To the extent JPMorgan’s opinion takes into consideration dilution that would result from the conversion of the UFJ Holdings preferred shares, JPMorgan assumed that the UFJ Holdings preferred shares would be converted into UFJ Holdings common stock, as the case may be, in accordance with the respective conversion prices or assumed conversion prices of the UFJ Holdings preferred shares. JPMorgan expressed no opinion as to whether or when holders of the UFJ Holdings preferred shares or the new MTFG preferred shares may elect to convert such shares.

JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan assumed that the definitive integration agreement will not differ in any material respect from the draft integration agreement furnished to it. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on UFJ Holdings or MTFG or on the contemplated benefits of the proposed transaction.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the written opinion dated February 18, 2005, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to the holders of UFJ Holdings common stock of the merger ratio in the proposed transaction, and JPMorgan expressed no opinion as to the underlying decision by UFJ Holdings to engage in the proposed transaction. JPMorgan expressed no opinion as to the price at which MTFG common stock will trade at any future time. In addition, JPMorgan expressed no opinion with respect to any other transaction contemplated in the basic agreement or the integration agreement.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the proposed transaction or any other alternative transaction. In addition, JPMorgan was not permitted by the board of directors of UFJ Holdings to engage in any discussions or negotiations with representatives of SMFG concerning SMFG’s public proposal of a merger with UFJ Holdings. JPMorgan’s financial analysis of SMFG’s public proposal of a merger with UFJ Holdings was subject to the limitations described above. JPMorgan expressed no opinion as to fairness, from a financial point of view, of the SMFG merger ratio, the relative merits, from a financial point of view, of SMFG’s public proposal of a merger with UFJ Holdings and the proposed transaction or as to whether any alternative transaction might produce consideration for UFJ Holdings’ shareholders in an amount in excess of that contemplated in the proposed transaction.

The summary set forth above and under “—Financial Analyses Used By Merrill Lynch and JPMorgan” does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. As described above, the opinion of JPMorgan was among many factors taken into consideration by UFJ Holdings’ board of directors in making its determination to approve the basic agreement, the integration agreement and the proposed transaction.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise UFJ

Holdings with respect to the proposed transaction on the basis of such experience and its familiarity with UFJ Holdings.

For services rendered in connection with the proposed transaction, UFJ Holdings and UFJ Bank have agreed to pay JPMorgan a fee of ¥10,000,000 if the proposed transaction is consummated. In addition, UFJ Holdings has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws. Through April 6, 2005, UFJ Holdings has reimbursed JPMorgan an aggregate of ¥6,556,435 for such expenses.

JPMorgan and its affiliates have, from time to time, provided financial advisory and financing services to UFJ Holdings, UFJ Bank, MTFG and their affiliates for which they have received customary compensation. For the period from January 1, 2002 through the end of February 2005, JPMorgan, in addition to being reimbursed for certain of its expenses, earned aggregate fees of $46,147,335 from UFJ Holdings and its affiliates and aggregate fees of $21,160,881 from MTFG and its affiliates in connection with such services. JPMorgan acted as financial advisor to UFJ Holdings and UFJ Bank in connection with the issuance of Series 1 class E preferred shares of UFJ Bank and received a fee of ¥10,000,000 for such services. JPMorgan or one of its affiliates may also provide other financial advisory and financing services to UFJ Holdings, UFJ Bank, MTFG and their affiliates in the future and may receive fees for such services. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of UFJ Holdings, MTFG, UFJ Tsubasa Securities, Mitsubishi Securities or SMFG for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Financial Analyses Used by Merrill Lynch and JPMorgan

The following is a summary of the material financial analyses presented by Merrill Lynch and JPMorgan in Japanese to the board of directors of UFJ Holdings on February 14, 2005 in connection with the merger. These analyses, as updated through February 17, 2005, also provided in substantial part the basis for their respective opinions. However, it does not purport to be a complete description of the analyses performed by Merrill Lynch and JPMorgan or of their presentations to the board of directors of UFJ Holdings. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch and JPMorgan, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as they existed at or prior to February 17, 2005 and is not necessarily indicative of current or future market conditions. All IBES estimates used in the analyses described below are median estimates of research analysts compiled by the Institutional Brokers Estimate System (“IBES”).

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in those analyses as a comparison is identical to UFJ Holdings, MTFG or the merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transactions, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Merrill Lynch and JPMorgan explained in their presentation to the board of directors of UFJ Holdings their assumptions concerning the merger, including earnings estimates prepared by UFJ Holdings and MTFG management and by research analysts compiled by IBES as well as expected synergies estimated by UFJ Holdings and MTFG management. With respect to (1) the financial and operating information, including, without limitation, financial forecasts, valuation of contingencies, projections regarding risk-weighted assets and capital as defined under relevant Japanese regulations, under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, furnished to or discussed with Merrill Lynch and JPMorgan by UFJ Holdings or MTFG, (2) the amount and timing of the Expected Synergies furnished to or discussed with Merrill Lynch and JPMorgan by UFJ Holdings or MTFG and (3) the amount and timing of the cost savings, revenue enhancement and related expenses expected to result from the proposed SMFG merger furnished to or discussed with Merrill Lynch and JPMorgan by UFJ Holdings without discussion with or conducting due diligence on SMFG (the “SMFG Expected Synergies”), Merrill Lynch and JPMorgan assumed that they were reasonably prepared and reflect the best then available estimates and judgment of senior management of UFJ Holdings and MTFG, as to the expected future financial performance of UFJ Holdings, MTFG or the combined entity of UFJ Holdings and MTFG and the Expected Synergies, or of UFJ Holdings, as to the expected future financial performance of the combined entity of UFJ Holdings and SMFG and the SMFG Expected Synergies.

Merrill Lynch and JPMorgan further assumed that both the merger and the proposed SMFG merger would be accounted for as a pooling of interests under generally accepted accounting principles in Japan, which differ in certain respects from accounting principles generally accepted in other countries, and that each would qualify as a tax-free reorganization for Japanese income tax purposes. Merrill Lynch’s and JPMorgan’s analyses are based upon financial information prepared in accordance with generally accepted accounting principles in Japan which was supplied or otherwise made available to Merrill Lynch and JPMorgan, discussed with or reviewed by or for Merrill Lynch and JPMorgan, or publicly available. Merrill Lynch and JPMorgan did not review any financial information prepared by UFJ Holdings, MTFG or SMFG under generally accepted accounting principles in the United States and have not taken into account any differences between generally accepted accounting principles in Japan and those in the United States.

In performing financial analyses of UFJ Holdings and SMFG, Merrill Lynch and JPMorgan assumed that all outstanding convertible preferred shares issued by UFJ Holdings or SMFG will be converted into common shares of UFJ Holdings or SMFG, respectively, in accordance with the respective conversion price or assumed conversion price of such preferred shares.

In arriving at their respective opinions, Merrill Lynch and JPMorgan made qualitative judgments as to the significance and relevance of each analysis and factor considered by them. Accordingly, Merrill Lynch and JPMorgan believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and their respective opinions. In their analyses, Merrill Lynch and JPMorgan made numerous assumptions with respect to UFJ Holdings, MTFG, SMFG, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of UFJ Holdings and involve the application of complex methodologies and educated judgment.

The following is a summary of each of the material financial analyses performed by Merrill Lynch and JPMorgan in connection with their respective opinions dated February 18, 2005.

Calculation of Transaction Value and Ownership of Combined Entity

Merrill Lynch and JPMorgan reviewed MTFG’s proposed merger ratio of 0.62 of a common share of MTFG for each UFJ Holdings common share. Assuming that UFJ Holdings has 7,386,379 common shares issued on a fully-diluted basis and MTFG has 6,542,001 common shares issued on a fully-diluted basis, at the February 17, 2005 price of MTFG common shares of ¥973,000, the implied offer price for each of UFJ Holdings common shares is ¥603,260, the fully-diluted transaction value is ¥4,455,907 million and UFJ Holdings’ fully-diluted ownership of the combined entity will be 41.2%.

UFJ Holdings Common Shares

Analysis of Historical Stock Price of UFJ Holdings Common Shares.    Merrill Lynch and JPMorgan reviewed the recent trading performance of UFJ Holdings common shares and compared this to the per share price of ¥603,260 implied by MTFG’s proposed merger ratio of 0.62 of a MTFG common share for each UFJ Holdings common share. The per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions with MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of Merger Discussions with MTFG (July 14, 2004)
Previous Day	¥569,000	¥405,000	¥472,000
1 Week Average	565,250	431,000	453,000
1 Month Average	590,364	454,045	490,045

Comparable Companies Analysis.     Merrill Lynch and JPMorgan reviewed certain publicly available financial, operating and stock market information for the four largest financial groups in Japan. These companies were: UFJ Holdings, MTFG, SMFG and Mizuho Financial Group, Inc.

For each of these companies, Merrill Lynch and JPMorgan calculated the ratio of the closing stock price on February 17, 2005 to estimated earnings per share for the fiscal years ending March 31, 2006 and March 31, 2007 using IBES estimates and actual book value per share as of December 31, 2004 and then derived ranges of imputed valuations for UFJ Holdings common shares. The results of this analysis are set forth below:

	February 17, 2005		Price-to-Earnings Ratio (IBES)(1)		Price-to-Book Ratio
	Price	Market Capitalization	2006 Estimates	2007 Estimates	December 31, 2004 Actual
		(in billions)
UFJ Holdings	¥569,000	¥2,938	15.3x	11.1x	3.31x
MTFG	973,000	6,369	15.4x	13.4x	1.49x
SMFG	714,000	4,456	14.2x	12.1x	2.33x
Mizuho Financial Group	504,000	6,020	18.3x	15.8x	2.29x

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

	Multiple		Per Share Value
	Minimum	Maximum	UFJ Holdings
Price-to-earnings multiple(1) (2006 IBES and UFJ Holdings Estimates)	13.0x	15.0x	¥484,900	¥654,609
Price-to-earnings multiple(1) (2007 IBES and UFJ Holdings Estimates)	10.0x	12.0x	489,447	612,479
Price-to-book value multiple (December 31, 2004 Actual)	1.5x	2.5x	258,083	430,138

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

By multiplying each of UFJ Holdings’ estimated earnings per share for the fiscal year ending March 31, 2006, as estimated by IBES and UFJ Holdings, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal year ending March 31, 2006, Merrill

Lynch and JPMorgan derived a range of imputed valuations for holders of UFJ Holdings common shares of ¥484,900 to ¥654,609. By multiplying each of UFJ Holdings’ estimated earnings per share for the fiscal year ending March 31, 2007, as estimated by IBES and UFJ Holdings, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal year ending March 31, 2006, Merrill Lynch and JPMorgan derived a range of imputed valuations for holders of UFJ Holdings common shares of ¥489,447 to ¥612,479. By multiplying UFJ Holdings’ actual book value per share as of December 31, 2004 by the minimum and maximum multiples derived from the comparable companies’ actual book value per share as of December 31, 2004, Merrill Lynch and JPMorgan derived a range of imputed valuations for UFJ Holdings common shares of ¥258,083 to ¥430,138.

Discounted Cash Flow Analysis.    Merrill Lynch and JPMorgan performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per UFJ Holdings common share assuming UFJ Holdings continued to operate as a stand-alone entity and compared these to the per share price of ¥603,260 implied by MTFG’s proposed merger ratio of 0.62 of a MTFG common share for each UFJ Holdings common share. This range was determined by adding (1) the present value of the stream of dividends that UFJ Holdings can pay to shareholders over the next five years while maintaining its target ratio of Tier I capital to risk-weighted assets and (2) the present value of the terminal value, calculated by applying price-to-earnings multiples to forecasted earnings for the fiscal year ending March 31, 2010. Merrill Lynch and JPMorgan assumed a target ratio of Tier I capital ranging from 5.5% to 7.5%. In calculating a terminal value, Merrill Lynch and JPMorgan applied price-to-earnings multiples ranging from 11.0x to 13.0x to forecasted earnings for the fiscal year ending March 31, 2010. The dividend stream and terminal values were then discounted using discount rates ranging from 8.0% to 10.0%. Merrill Lynch and JPMorgan viewed these rates as the appropriate range of discount rates for a company with UFJ Holdings’ risk characteristics and based upon an analysis of the comparable cost of equity for UFJ Holdings and other comparable financial groups. For the purposes of such analysis, Merrill Lynch and JPMorgan utilized estimates of UFJ Holdings’ senior management of risk-weighted assets, estimates of UFJ Holdings’ senior management of earnings for the period from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2010 and IBES estimates of earnings for the period from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2009. Merrill Lynch and JPMorgan further assumed earnings growth of 10% per year for the fiscal year ending March 31, 2010 from the fiscal year ending March 31, 2009 to derive IBES earnings estimates for the fiscal year ending March 31, 2010. In all cases, Merrill Lynch and JPMorgan deducted ¥700 billion, as the amount of Series 1 class E preferred shares of UFJ Bank, from the aggregate sum of the present value of the stream of dividends and the present value of the terminate value. Based on this analysis, Merrill Lynch and JPMorgan derived an implied valuation per UFJ Holdings common share of ¥480,221 to ¥631,956 using IBES earnings estimates and ¥514,973 to ¥674,796 using UFJ Holdings’ management’s earnings estimates.

MTFG Common Shares

Analysis of Historical Stock Price of MTFG Common Shares.    Merrill Lynch and JPMorgan reviewed the recent trading performance of MTFG common shares. The per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions with MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of Merger Discussions with MTFG (July 14, 2004)
Previous Day	¥973,000	¥1,040,000	¥959,000
1 Week Average	988,750	1,034,000	938,000
1 Month Average	985,500	1,012,136	958,545

Comparable Companies Analysis.    Merrill Lynch and JPMorgan reviewed certain publicly available financial, operating and stock market information for the four largest financial groups in Japan. These companies were: UFJ Holdings, MTFG, SMFG and Mizuho Financial Group, Inc.

For each of these companies, Merrill Lynch and JPMorgan calculated the ratio of the closing stock price on February 17, 2005 to estimated earnings per share for the fiscal years ending March 31, 2006 and March 31, 2007 using IBES estimates and actual book value per share as of December 31, 2004 and then derived ranges of imputed valuations for MTFG common shares. The results of this analysis are set forth below:

	February 17, 2005		Price-to-Earnings Ratio (IBES)(1)		Price-to-Book Ratio
	Price	Market Capitalization	2006 Estimates	2007 Estimates	December 31, 2004 Actual
		(in billions)
UFJ Holdings	¥569,000	¥2,938	15.3x	11.1x	3.31x
MTFG	973,000	6,369	15.4x	13.4x	1.49x
SMFG	714,000	4,456	14.2x	12.1x	2.33x
Mizuho Financial Group	504,000	6,020	18.3x	15.8x	2.29x

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

	Multiple		Per Share Value
	Minimum	Maximum	MTFG
Price-to-earnings multiple(1) (2006 IBES and MTFG Estimates)	15.0x	17.0x	¥755,827	¥1,077,037
Price-to-earnings multiple(1) (2007 IBES and MTFG Estimates)	13.0x	15.0x	858,116	1,087,991
Price-to-book value multiple (December 31, 2004 Actual)	1.5x	2.5x	981,129	1,635,216

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

By multiplying each of MTFG’s estimated earnings per share for the fiscal year ending March 31, 2006, as estimated by IBES and MTFG, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal year ending March 31, 2006, Merrill Lynch and JPMorgan derived a range of imputed valuations for holders of MTFG common shares of ¥755,827 to ¥1,077,037. By multiplying each of MTFG’s estimated earnings per share for the fiscal year ending March 31, 2007, as estimated by IBES and MTFG, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal year ending March 31, 2007, Merrill Lynch and JPMorgan derived a range of imputed valuations for holders of MTFG common shares of ¥858,116 to ¥1,087,991. By multiplying MTFG’s actual book value per share as of December 31, 2004 by the minimum and maximum multiples derived from the comparable companies’ actual book value per share as of December 31, 2004, Merrill Lynch and JPMorgan derived a range of imputed valuations for MTFG common shares of ¥981,129 to ¥1,635,216.

Discounted Cash Flow Analysis.    Merrill Lynch and JPMorgan performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per MTFG common share assuming MTFG continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the stream of dividends that MTFG can pay to shareholders over the next five years while maintaining its target ratio of Tier I capital to risk-weighted assets and (2) the present value of the terminal value, calculated by applying price-to-earnings multiples to forecasted earnings for the fiscal year ending March 31, 2010. Merrill Lynch and JPMorgan assumed a target ratio of Tier I capital ranging from 5.5% to 7.5%. In calculating a terminal value of MTFG common shares, Merrill Lynch and JPMorgan applied price-to-earnings multiples ranging from 11.0x to 13.0x to forecasted earnings for the fiscal year ending March 31, 2010. The dividend stream and terminal values were then discounted using discount rates ranging from 7.0% to 9.0%. Merrill Lynch and JPMorgan viewed these rates as the appropriate range of discount rates for a company with MTFG’s risk characteristics and based upon an analysis of the comparable cost of equity for MTFG and other comparable financial groups. For the purposes of such analysis, Merrill Lynch and JPMorgan utilized estimates of MTFG’s senior management of risk-weighted assets, estimates of MTFG’s senior management of earnings for the period from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2010 and IBES earnings estimates for the period from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2009. Merrill Lynch and JPMorgan further assumed earnings growth of 10% per year for the fiscal year ending March 31, 2010 from the fiscal year ending March 31, 2009 to derive IBES earnings estimates for the fiscal year ending March 31, 2010. In all cases, Merrill Lynch and JPMorgan deducted ¥372.1 billion, as the aggregate amount of Class 1 and First Series Class 3 preferred shares of MTFG, from the aggregate sum of the present value of the stream of dividends and the present value of the terminal value. Based on this analysis, Merrill Lynch and JPMorgan derived an implied valuation per MTFG common share of ¥1,031,534 to ¥1,299,584 using IBES earnings estimates and ¥899,141 to ¥1,156,196 using earnings estimates of MTFG senior management.

Analysis of MTFG’s Proposal

Based on their assessments of the fair value of UFJ Holdings common shares and MTFG common shares, Merrill Lynch and JPMorgan determined implied merger ratio ranges and the implied premium of the merger ratio of 0.62 of a MTFG common share per UFJ Holdings common share proposed by MTFG. Merrill Lynch and JPMorgan also assessed MTFG’s proposed merger ratio of 0.62 of a MTFG common share for each UFJ Holdings common share using several additional methodologies, including a contribution analysis, a pro forma earnings-per-share accretion/dilution analysis and a value creation analysis.

Implied Merger Ratio Based on Stock Price.    Merrill Lynch and JPMorgan determined implied merger ratios based on their reviews of the recent trading performance of UFJ Holdings common shares and MTFG common shares and compared these implied merger ratio ranges with the proposed merger ratio of 0.62 of a MTFG common share per UFJ Holdings common share. The merger ratios implied by the per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions between UFJ Holdings and MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of UFJ Holdings/MTFG Merger Discussions (July 14, 2004)
Previous Day	0.58	0.39	0.49
1 Week Average	0.57	0.42	0.48
1 Month Average	0.60	0.45	0.51

Implied Premium of Proposed MTFG Merger Ratio.    Merrill Lynch and JPMorgan determined the implied premium of the proposed merger ratio of 0.62 of a MTFG common share per UFJ Holdings common share for the UFJ Holdings common shares based on the recent trading performance of UFJ Holdings common shares and MTFG common shares. The implied premium based on the per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions between UFJ Holdings and MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of UFJ Holdings/MTFG Merger Discussions (July 14, 2004)
Previous Day	6.0%	59.2%	26.0%
1 Week Average	8.5	48.7	28.4
1 Month Average	3.5	38.2	21.3

Contribution Analysis.    Merrill Lynch and JPMorgan compared UFJ Holdings and MTFG common shareholders’ respective percentage ownership of the combined entity of 41.2% and 58.8%, respectively, to UFJ Holdings’ and MTFG’s respective contribution (and the implied ownership based on such contribution) to the combined entity using estimates of net income of both the respective companies’ management and IBES for the fiscal years ending March 31, 2006 and March 31, 2007, actual BIS capital as of December 31, 2004, actual book value as of December 31, 2004, actual adjusted book value as of September 30, 2004 and market capitalization on a fully-diluted basis of UFJ Holdings and MTFG as of February 17, 2005. The results of this analysis are summarized in the table below.

	Total Value Contribution (Fully Diluted)		UFJ Holdings/MTFG Ratio Per Share
	UFJ Holdings	MTFG
Net Income (2006 Estimated – IBES)(1)	39.9%	60.1%	0.59
Net Income (2007 Estimated – IBES)(1)	44.3	55.7	0.70
Net Income (2006 Estimated – Company)(1)	49.4	50.6	0.87
Net Income (2007 Estimated – Company)(1)	45.6	54.4	0.74
BIS Capital (December 31, 2004 Actual)	43.5	56.5	0.68
Book Value (December 31, 2004 Actual)	22.9	77.1	0.26
Adjusted Book Value (September 30, 2004 Actual)	18.1	81.9	0.20
Market Capitalization (February 17, 2005)	39.8	60.2	0.58

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

Pro Forma Earnings-Per-Share Accretion/Dilution Analysis.    Merrill Lynch and JPMorgan analyzed the financial impact of the merger on the estimated earnings per share for MTFG common shares, using the estimated after-tax synergies expected by UFJ Holdings and MTFG senior management to result from the merger as well as UFJ Holdings and MTFG earnings estimates for the fiscal year ending March 31, 2006 through the fiscal year ending March 31, 2009 based on UFJ Holdings and MTFG management and IBES earnings forecasts. This analysis indicated that with after-tax synergies, the merger would be approximately 34.7% dilutive to management’s estimate of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2006, approximately 0.8% accretive to management’s estimate of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2007, approximately 10.5% accretive to management’s estimate of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2008 and approximately 23.1% accretive to management’s estimate of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2009. This analysis also indicated that with after-tax synergies, the merger would be approximately 42.7% dilutive to IBES estimates of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2006, approximately 1.1% dilutive to the IBES estimates of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2007, approximately 0.9% accretive to IBES estimates of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2008 and approximately 14.2% accretive to IBES estimates of MTFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2009.

Value Creation Analysis.    Merrill Lynch and JPMorgan analyzed the value created by the merger based on the February 17, 2005 share prices of UFJ Holdings common shares and MTFG common shares, in each case on a fully-diluted basis, and the net present value of after-tax synergies expected by UFJ Holdings’ and MTFG’s management as a result of the merger. Based on the February 17, 2005 price of UFJ Holdings common shares of ¥569,000 and UFJ Holdings market capitalization on a fully-diluted basis of approximately ¥4,203 billion, the February 17, 2005 price of MTFG common shares of ¥973,000 and MTFG market capitalization on a fully-diluted basis of approximately ¥6,365 billion, and the net present value of the synergies expected by UFJ Holdings’ and MTFG’s management calculated based upon a discount rate of 8.5% and a terminal earnings multiple of 12.0x, the combined entity’s value per share will be ¥1,040,861 and the implied value per UFJ Holdings common share is ¥645,334 on a fully-diluted basis. Therefore, Merrill Lynch and JPMorgan calculated that the value created per UFJ Holdings common share will be ¥76,334 (13.4% of its February 17, 2005 market value) on a pro forma basis and that the value created per MTFG common share will be ¥67,861 (7.0% of its February 17, 2005 market value) on a pro forma basis.

Analysis of SMFG’s Proposal

Merrill Lynch and JPMorgan also analyzed the unsolicited merger proposal, received by UFJ Holdings from SMFG on August 24, 2004, to combine UFJ Holdings and SMFG in which SMFG proposed an exchange ratio of 1.0 SMFG common share for each UFJ Holdings common share. The SMFG merger proposal contained no express condition regarding the Series 1 class E preferred shares of UFJ Bank, and publicly indicated that SMFG expected to realize net cost synergies from the merger of ¥200 billion (pre-tax).

Merrill Lynch’s and JPMorgan’s assessment of the SMFG merger proposal took into account the impact of the Series 1 class E preferred shares held by MTFG. In certain circumstances, MTFG has the right to put the class E series 1 preferred shares of UFJ Bank to UFJ Holdings or a third party, including:

•	at 100% of the issue price in the event a third party acquires one-third or more of UFJ Holdings equity securities;

•	at 100% of the issue price in the event the merger of MTFG and UFJ Holdings is not approved at two consecutive meetings of the holders of any class of UFJ Holdings shares (except in the event that such proposal is also not approved at a general meeting of UFJ Holdings shareholders); and

•	at a price of 130% of the issue price in the event the merger of MTFG and UFJ Holdings is not approved at the general meeting of UFJ Holdings shareholders held with respect to the fiscal year ending March 31, 2005 and either such proposal is again rejected at a general shareholders meeting held after October 1, 2005, or a proposal from a third party is approved at a general shareholders meeting after October 1, 2005, in which case UFJ Holdings will also have the right to call the securities at 130% of the issued price.

As a result, if SMFG plans to merge with UFJ Holdings, SMFG has to be prepared to pay the premium of 30% (¥210 billion) to MTFG. For purposes of Merrill Lynch’s and JPMorgan’s valuation analysis, the premium payable to MTFG was considered as a one time extraordinary cost in the fiscal year ending March 31, 2006. Merrill Lynch and JPMorgan assumed a tax rate of 40% for such premium. The cost of the premium would represent approximately 27% of pro forma combined net income for the fiscal year ending March 31, 2006, based on combined IBES net income estimates for UFJ Holdings and SMFG, and there would be an immediate absolute reduction of 110 basis points in SMFG’s current BIS capital ratio, based on SMFG’s consolidated risk-weighted assets as of December 31, 2004.

Merrill Lynch’s and JPMorgan’s analysis of the proposed SMFG merger ratio was of necessity less comprehensive than their analysis of the proposed MTFG merger ratio, because they were not able to evaluate the merger with SMFG, including any cost savings, revenue enhancements and related expenses expected to result from the merger with SMFG, on the same basis on which they evaluated the merger with MTFG, because: (1) UFJ Holdings agreed not to engage in any discussions with any person other than MTFG regarding a transaction of a type similar to the merger with MTFG, (2) UFJ Holdings instructed Merrill Lynch and JPMorgan not to engage in any such discussions with SMFG or its representatives and (3) neither UFJ Holdings nor Merrill Lynch or JPMorgan conducted due diligence on SMFG regarding its financial estimates and businesses to the same extent they conducted due diligence on MTFG.

Calculation of Transaction Value and Ownership of Combined Entity.    Merrill Lynch and JPMorgan reviewed SMFG’s proposed merger ratio of 1.0 common share of SMFG for each UFJ Holdings common share. Assuming that UFJ Holdings has 7,386,379 common shares issued on a fully-diluted basis and SMFG has 9,288,480 common shares issued on a fully-diluted basis, at the February 17, 2005 price of SMFG common shares of ¥714,000, the implied offer price for each of UFJ Holdings common shares is ¥714,000, the fully-diluted transaction value is ¥5,273,875 million and UFJ Holdings’ fully-diluted ownership of the combined entity will be 44.3%.

Comparative Analysis of Pro Forma Capital, Asset Quality and Business Statistics.    Merrill Lynch and JPMorgan compared pro forma capital and asset quality in a combined UFJ Holdings-MTFG entity to that in a combined UFJ Holdings-SMFG entity. A combined UFJ Holdings-MTFG entity would be less dependent on public funds than a UFJ Holdings-SMFG entity, requiring ¥1.4 trillion and ¥2.5 trillion of public funds, respectively, representing 21.3% and 41.7% of combined Tier I capital, respectively. In addition, because MTFG has no convertible preferred shares outstanding and SMFG has preferred shares that may be converted into common shares in two years (for ¥2.5 trillion in the fiscal years ending March 31, 2009 and March 31, 2010), which, with the possible mandatory conversion of preferred shares of Mizuho Financial Group, Inc. and Resona Holdings, Inc. at approximately the same time, may result in an over-supply of Japanese bank shares in the market. A UFJ Holdings-MTFG combined entity would likely have an adequate capital level to redeem its Tier I trust preferred securities (¥0.57 trillion), while a UFJ Holdings-SMFG combined entity might require refinancing to redeem its ¥1.4 trillion of Tier I trust preferred securities outstanding. Finally, a UFJ Holdings-MTFG combined entity would have a lower dependency on deferred tax assets than a UFJ Holdings-SMFG combined entity (net deferred taxes representing 26.6% and 48.6%, respectively, of Tier I capital) and a lesser amount of non-performing loans than a UFJ Holdings-SMFG combined entity (¥4.285 trillion and ¥5.238 trillion, respectively, representing 4.70% and 5.24% of total loans, respectively).

Merrill Lynch and JPMorgan also compared certain business statistics for a combined UFJ Holdings-MTFG entity to those for a combined UFJ Holdings-SMFG entity. A combined UFJ Holdings-MTFG entity would have 77,896 employees, 728 domestic branches, 59 overseas branches and 38 overseas offices, while a combined UFJ Holdings-SMFG entity would have 76,283 employees, 867 domestic branches, 38 overseas branches and 23 overseas offices.

SMFG Common Shares

Analysis of Historical Stock Price of SMFG Common Shares.    Merrill Lynch and JPMorgan reviewed the recent trading performance of SMFG common shares. The per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions between UFJ Holdings and MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of UFJ Holdings/MTFG Merger Discussions (July 14, 2004)
Previous Day	¥714,000	¥670,000	¥714,000
1 Week Average	716,000	689,400	684,400
1 Month Average	714,409	704,045	722,909

Comparable Companies Analysis.    Merrill Lynch and JPMorgan reviewed certain publicly available financial, operating and stock market information for the four largest financial groups in Japan. These companies were: UFJ Holdings, MTFG, SMFG and Mizuho Financial Group, Inc.

For each of these companies, Merrill Lynch and JPMorgan calculated the ratio of the closing stock price on February 17, 2005 to estimated earnings per share for the fiscal years ending March 31, 2006 and March 31, 2007 using IBES estimates and actual book value per share as of December 31, 2004 and then derived ranges of imputed valuations for SMFG common shares. The results of this analysis are set forth below:

	February 17, 2005		Price-to-Earnings Ratio (IBES)		Price-to-Book Ratio
	Price	Market Capitalization	2006 Estimates	2007 Estimates	December 31, 2004 Actual
		(in billions)
UFJ Holdings	¥569,000	¥2,938	15.3x	11.1x	3.31x
MTFG	973,000	6,369	15.4x	13.4x	1.49x
SMFG	714,000	4,456	14.2x	12.1x	2.33x
Mizuho Financial Group	504,000	6,020	18.3x	15.8x	2.29x

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated

	Multiple		Per Share Value
	Minimum	Maximum	SMFG
Price-to-earnings multiple (2006 IBES Estimates)(1)	13.0x	15.0x	¥654,339	¥755,006
Price-to-earnings multiple (2007 IBES Estimates)(1)	10.0x	12.0x	590,086	708,103
Price-to-book value multiple (December 31, 2004 Actual)	1.5x	2.5x	459,127	765,212

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

By multiplying each of SMFG’s estimated earnings per share for the fiscal years ending March 31, 2006 and March 31, 2007, in each case, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal years ending March 31, 2006 and March 31, 2007, Merrill Lynch and JPMorgan derived a range of imputed valuations for SMFG common shares of ¥590,086 to ¥755,006. By multiplying SMFG’s actual book value per share as of December 31, 2004 by the minimum and maximum multiples derived from the comparable companies’ actual book value per share as of December 31, 2004, Merrill Lynch and JPMorgan derived a range of imputed valuations for SMFG common shares of ¥459,127 to ¥765,212.

Discounted Cash Flow Analysis.    Merrill Lynch and JPMorgan performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per SMFG common share assuming SMFG continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the stream of dividends that SMFG can pay to shareholders over the next five years while maintaining its target ratio of Tier I capital to risk-weighted assets and (2) the present value of the terminal value, calculated by applying a multiple to forecasted earnings for the fiscal year ending March 31, 2010. Merrill Lynch and JPMorgan assumed a target ratio of Tier I capital ranging from 5.5% to 7.5%. In calculating a terminal value of SMFG common shares, Merrill Lynch and JPMorgan applied multiples ranging from 11.0x to 13.0x to forecasted earnings for the fiscal year ending March 31, 2010. The dividend stream and terminal values were then discounted using discount rates ranging from 8.0% to 10.0%. Merrill Lynch and JPMorgan viewed these rates as the appropriate range of discount rates for a company with SMFG’s risk characteristics and based upon an analysis of the comparable cost of equity for SMFG and other comparable banks. For the purposes of such analysis, Merrill Lynch and JPMorgan utilized IBES estimates for earnings for the period from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2009 and assumed earnings growth of 10% per year for the fiscal year ending March 31, 2010 over the fiscal year ending March 31, 2009 to derive IBES estimates for the fiscal year ending March 31, 2010. Merrill Lynch and JPMorgan further assumed (1) no growth of risk- weighted assets for the fiscal year ending March 31, 2005 over the risk-weighted assets as of September 30, 2004 to derive risk-weighted assets for the fiscal year ending March 31, 2005 and (2) 2% growth of risk-weighted assets per year from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2010 to derive risk-weighted assets from the fiscal year ending March 31, 2006 to the fiscal year ending March 31, 2010. Based on this analysis, Merrill Lynch and JPMorgan derived an implied valuation per SMFG common share of ¥778,456 to ¥972,831.

Analysis of SMFG’s Proposal

Based on their assessments of the fair value of UFJ Holdings common shares and SMFG common shares, Merrill Lynch and JPMorgan determined implied merger ratio ranges and the implied premium of the merger ratio of 1.0 SMFG common share per UFJ Holdings common share proposed by SMFG. Merrill Lynch and JPMorgan also assessed SMFG’s proposed merger ratio of 1.0 SMFG common share for each UFJ Holdings common share using several additional methodologies, including a contribution analysis, a pro forma earnings-per-share accretion/dilution analysis and a value creation analysis.

Implied Merger Ratio Based on Stock Price.    Merrill Lynch and JPMorgan determined implied merger ratios based on their reviews of the recent trading performance of UFJ Holdings common shares and SMFG common shares and compared these implied merger ratio ranges with the proposed merger ratio of 1.0 SMFG common share per UFJ Holdings common share. The merger ratios implied by the per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions between UFJ Holdings and MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of UFJ Holdings/MTFG Merger Discussions (July 14, 2004)
Previous Day	0.80	0.60	0.66
1 Week Average	0.79	0.63	0.66
1 Month Average	0.83	0.64	0.68

Implied Premium of SMFG’s Proposal.    Merrill Lynch and JPMorgan determined the implied premium of the proposed merger ratio of 1.0 SMFG common share per UFJ Holdings common share for the UFJ Holdings common shares based on the recent trading performance of UFJ Holdings common shares and SMFG common shares. The implied premium based on the per share closing price trading data for the previous day, one-week average and one-month average for each of (1) February 18, 2005, (2) July 30, 2004, which is the date on which the SMFG merger proposal became public, and (3) July 14, 2005, which is the date on which the merger discussions between UFJ Holdings and MTFG became public, is summarized in the table below.

	Reference Date
	February 18, 2005	Leak of SMFG Merger Proposal (July 30, 2004)	Leak of UFJ Holdings/MTFG Merger Discussions (July 14, 2004)
Previous Day	25.5%	65.4%	51.3%
1 Week Average	26.7	60.0	51.1
1 Month Average	21.0	55.1	47.5

Contribution Analysis.    Merrill Lynch and JPMorgan compared UFJ Holdings and SMFG common shareholders’ respective percentage ownership of the combined entity of 44.3% and 55.7%, respectively, to UFJ Holdings’ and SMFG’s respective contribution (and the implied ownership based on such contribution) to the combined entity using IBES estimates of net income for the fiscal years ending March 31, 2006 and March 31, 2007, actual BIS capital as of December 31, 2004, actual book value as of December 31, 2004 and market capitalization on a fully-diluted basis of UFJ Holdings and SMFG as of February 17, 2005. The results of this analysis are summarized in the table below.

	Total Value Contribution (Fully Diluted)		UFJ Holdings/SMFG Ratio Per Share
	UFJ Holdings	SMFG
Net Income (2006 Estimated – IBES)(1)	37.1%	62.9%	0.74
Net Income (2007 Estimated – IBES)(1)	40.8	59.2	0.86
BIS Capital (December 31, 2004 Actual)	42.1	57.9	0.91
Book Value (December 31, 2004 Actual)	30.9	69.1	0.56
Market Capitalization (February 17, 2005)	38.8	61.2	0.80

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated.

Pro Forma Earnings-Per-Share Accretion/Dilution Analysis.    Merrill Lynch and JPMorgan analyzed the financial impact of the merger on the estimated earnings per share for UFJ Holdings common shares and SMFG common shares, using estimates of after-tax synergies to result from the proposed merger provided by UFJ Holdings’ senior management, including the premium to be paid to MTFG in connection with SMFG’s purchase of class E or class F preferred shares of UFJ Bank at 130% of ¥700 billion (on an after-tax basis), as well as UFJ Holdings and SMFG earnings estimates for the fiscal year ending March 31, 2006 through the fiscal year ending March 31, 2009 based on IBES earnings forecasts. This analysis indicated that with after-tax synergies, the merger would be approximately 60.4% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2006, approximately 11.0% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2007, approximately 9.6% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2008 and approximately 0.7% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2009. This analysis also indicated that with the synergies proposed by SMFG, based on the assumed tax rate of 40%, the merger would be approximately 26.5% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2006, approximately 1.9% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2007, approximately 2.5% dilutive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2008 and approximately 0.4% accretive to IBES estimates of SMFG’s fully-diluted earnings per share for the fiscal year ending March 31, 2009.

Value Creation Analysis.    Merrill Lynch and JPMorgan analyzed the value created by the merger based on the February 17, 2005 share prices of UFJ Holdings common shares and SMFG common shares, in each case on a fully-diluted basis, and the net present value of the synergies projected by UFJ Holdings’ management that would result from a merger of UFJ Holdings and SMFG. Based on the February 17, 2005 price of UFJ Holdings common shares of ¥569,000 and UFJ Holdings market capitalization on a fully-diluted basis of approximately ¥4,203 billion, the February 17, 2005 price of SMFG common shares of ¥714,000 and SMFG market capitalization on a fully-diluted basis of approximately ¥6,632 billion, and the net present value of the synergies projected by UFJ Holdings’ management calculated based upon a discount rate of 9.0% and a terminal earnings multiple of 12.0x, the combined entity’s value per share will be ¥700,374 and the implied value per UFJ Holdings common share is ¥700,374 on a fully-diluted basis. Therefore, Merrill Lynch and JPMorgan calculated that the value created per UFJ Holdings common share will be ¥131,374 (23.1% of its February 17, 2005 market value) on a pro forma basis and that the value lost per SMFG common share will be ¥13,626 (1.9% of its February 17, 2005 market value) on a pro forma basis.

Merrill Lynch and JPMorgan also analyzed the value created by the merger based on the net present value of the synergies proposed by SMFG that would result from a merger of UFJ Holdings and SMFG, assuming phase-in of ¥200 billion (pre-tax) SMFG proposed synergies of ¥40 billion, ¥80 billion and ¥120 billion (after tax) for the fiscal years ending March 31, 2007, March 31, 2008 and March 31, 2009, respectively. Based on the February 17, 2005 price of UFJ Holdings common shares of ¥569,000 and UFJ Holdings market capitalization of approximately ¥4,203 billion, the February 17, 2005 price of SMFG common shares of ¥714,000 and SMFG market capitalization of approximately ¥6,632 billion, and the net present value of the synergies proposed by SMFG calculated based upon a discount rate of 9.0% and a terminal earnings multiple of 12.0x, the combined entity’s value per share will be ¥714,463 and the implied value per UFJ Holdings common share is ¥714,463 on a fully-diluted basis. Therefore, Merrill Lynch and JPMorgan calculated that the value created per UFJ Holdings common share will be ¥145,463 (25.6% of its February 17, 2005 market value) on a pro forma basis and that the value created per SMFG common share will be ¥463 (0.1% of its February 17, 2005 market value) on a pro forma basis.

Structure of the Merger

The merger will be conducted by alloting shares of MTFG to former UFJ Holdings shareholders pursuant to the Commercial Code of Japan. The terms of the merger are set forth in the merger agreement. Upon the merger, UFJ Holdings will merge into MTFG, with MTFG being the surviving entity. Concurrently, the surviving entity will be renamed “Mitsubishi UFJ Financial Group, Inc.” UFJ Holdings shareholders of record as of September 30, 2005 will receive shares of MTFG common stock in accordance with the agreed merger ratio. Under the integration agreement, the merger ratio was set at 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock. If the merger agreement is approved and if the other conditions specified in the merger agreement are satisfied, MTFG and UFJ Holdings will merge on the date specified in the merger agreement, which is proposed to be October 1, 2005. The merger will become legally effective when the registration is made, which date is expected to be on or around October 3, 2005.

In accordance with the Commercial Code of Japan and pursuant to the merger agreement, if any fractional shares of MTFG common stock would otherwise be allotted to holders of UFJ Holdings common stock as a result of the allotment of shares of MTFG common stock for every share of UFJ Holdings common stock at the merger ratio set forth in the merger agreement, such fractional shares representing MTFG shares less than integral multiples on 1% of one share will not be issued to the respective shareholders, and the shares representing the aggregate of all such fractional shares will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of UFJ Holdings common stock on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts. Fractional shares representing the integral multiples of 1% of one share will be entered or recorded in the fractional share register of MTFG.

Holders of UFJ Holdings preferred stock are currently expected to receive shares of MTFG preferred stock (subject to the final terms being approved) as follows:

•	Holders of class II preferred shares of UFJ Holdings: an equal number of shares of class 5 preferred shares newly issued by MTFG

•	Holders of class IV preferred shares of UFJ Holdings: an equal number of shares of class 6 preferred shares newly issued by MTFG

•	Holders of class V preferred shares of UFJ Holdings: an equal number of shares of class 7 preferred shares newly issued by MTFG

•	Holders of class VI preferred shares of UFJ Holdings: an equal number of shares of class 8 preferred shares newly issued by MTFG

•	Holders of class VII preferred shares of UFJ Holdings: an equal number of shares of class 9 preferred shares newly issued by MTFG.

In accordance with their terms, each UFJ Holdings’ class I preferred share outstanding as of August 1, 2005 will be mandatorily converted into shares of UFJ Holdings common stock at a conversion ratio of ¥3,000,000 divided by the higher of (a) the average market price of UFJ Holdings common stock for a specified period before August 1, 2005 and (b) ¥750,000. Prior to August 1, 2005, holders of UFJ Holdings’ class I preferred shares may also elect to convert the preferred shares into common stock. Following the conversion, holders of the class I preferred shares will receive the merger consideration on the same basis as the common shareholders of UFJ Holdings as described above. Holders of the class I preferred shares, however, will be entitled to vote at UFJ Holdings general meeting of shareholders and at a separate class preferred shareholders meeting in June 2005. See “General Meeting of UFJ Holdings Shareholders—Voting—Voting Rights.”

An English translation of the relevant provisions of the Commercial Code of Japan is included in this prospectus as Annex C.

Conditions to the Merger

The consummation of the merger is conditioned upon the approval of a special resolution of the general meetings of shareholders of each of MTFG and UFJ Holdings expected to be held on June     , 2005.

Under the Commercial Code of Japan and its articles of incorporation, for UFJ Holdings a special resolution requires a quorum comprising the holders of one-third of the total issued common shares and the total preferred shares voting together with the common shares at the general meeting of shareholders. The class I, class II, class IV, class V, class VI and class VII preferred shares of UFJ Holdings, which in the aggregate and as of September 30, 2004 represented 12.34% of the total number of shares entitled to vote, are voting together with the common stock shareholders at the ratio of one vote for one preferred share because a proposal to pay the full amount of preferential dividends on those classes of preferred shares is not included in the agenda of the meeting. Under the Commercial Code of Japan and its articles of incorporation, for MTFG a special resolution requires a quorum comprising the holders of one-third of the total issued common shares.

The following shares, however, will not be entitled to vote at, and will not be counted in determining the required quorum for, the general shareholders meetings of UFJ Holdings or MTFG, as the case may be:

•	treasury shares held by UFJ Holdings or MTFG, as the case may be;

•	shares held by entities in which UFJ Holdings (together with its subsidiaries) or MTFG (together with its subsidiaries), as the case may be, holds more than 25% of the voting rights; and

•	share issued after the applicable record date.

The special resolution regarding the merger is required to be approved at UFJ Holdings general meeting of shareholders by an affirmative vote of two-thirds of the shares of common stock with voting rights and the class

I, class II, class IV, class V, class VI and class VII preferred shares voting together with the common shares represented at the general meeting. The special resolution is also required to be approved at MTFG’s general meeting of shareholders by an affirmative vote of two-thirds of the shares of common stock with voting rights represented at the general meeting.

As of March 31, 2005, there were             shares of MTFG common stock issued, excluding              shares of treasury stock. Of these,              shares, representing     % of the voting rights, were held of record by MTFG’s directors, corporate auditors and their affiliates. Additionally,              shares, representing     % of the voting rights, were held of record by UFJ Holdings’ directors, corporate auditors and their affiliates. As of March 31, 2005, there were              shares of UFJ Holdings common stock issued, excluding              shares of treasury stock, and              shares of preferred stock having voting rights at the general meeting of shareholders of UFJ Holdings in June 2005. Of these,              shares of common stock, representing     % of the voting rights, were held of record by UFJ Holdings’ directors, corporate auditors and their affiliates. Additionally,              shares of common stock, representing     % of the voting rights, were held of record by MTFG’s directors, corporate auditors and their affiliates.             shares of UFJ Holdings class II, class IV, class V and class VII preferred stock, representing approximately     % of the total voting rights, were held by the Resolution and Collection Corporation.

The merger agreement is required to be approved at the general meeting of shareholders of both MTFG and UFJ Holdings. If there is a procedural defect in the consummation of the merger, any MTFG or UFJ Holdings shareholder, director, corporate auditor, liquidator, bankruptcy trustee or creditor who disapproved the merger may file a lawsuit asserting that the merger is null and void within six months following the effective date of the merger. See “Risk Factors—Risks Relating to the Merger—A successful legal challenge to the validity of the merger following its completion may invalidate the shares of MTFG issued in the merger.”

In addition, the terms of the merger agreement are also required to be approved at each class shareholders meeting of both MTFG and UFJ Holdings by the affirmative vote of two-thirds of the issued shares for the relevant class represented at each such class shareholders meeting. The required quorum at each of these class shareholders meetings is a majority of the total issued shares with voting rights for the relevant class.

The merger also needs to be approved by the Prime Minister of Japan before its effective date. MTFG will file an application for such approval through the Financial Services Agency once the merger agreement is approved at the relevant shareholders meetings. Furthermore, a filing needs to be made with the Fair Trade Commission of Japan at least 30 days prior to the effective date of the merger. Certain conditions of the merger may be modified, or the effective date of the merger may be postponed, by the above-mentioned authorities.

The merger also requires the prior approval of the U.S. Board of Governors of the Federal Reserve System. Notice to, or the prior approval of, state bank regulatory authorities in certain states within the United States in which MTFG and UFJ Holdings have subsidiaries or branch offices also will be required. Depending upon the ways in which certain subsidiaries of MTFG and UFJ Holdings will be combined, transactions in connection with the merger may also require the prior approval of applicable bank regulatory authorities.

Description of Material Merger Terms

Integration Agreement

On February 18, 2005, MTFG, Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and Mitsubishi Securities Co., Ltd., together with UFJ Holdings, UFJ Bank, UFJ Trust Bank and UFJ Tsubasa Securities Co., Ltd., entered into an integration agreement that sets forth certain terms and conditions of the merger, including, among other things, the form of merger, the new names of the combined entities and the merger ratio. Following execution of the integration agreement, a merger agreement as contemplated by the Commercial Code of Japan will be entered separately between each of the respective group entities, namely between each holding company, bank, trust bank and securities company. Each of these merger agreements will confirm the terms and conditions of merger described below. The following description is a summary of the integration agreement and the entire text of such agreement is included in this prospectus as Annex A.

Form of each merger

Each of the entities on the UFJ side will be merged with and into an entity on the MTFG side according to the table below. The MTFG side entities will be the surviving entities in each merger, and the names of the combined entities following the mergers are also indicated below.

MTFG Side	UFJ Side	Surviving Entity’s Name
MTFG	UFJ Holdings	Mitsubishi UFJ Financial Group, Inc.
Bank of Tokyo-Mitsubishi	UFJ Bank	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Mitsubishi Trust Bank	UFJ Trust Bank	Mitsubishi UFJ Trust and Banking Corporation
Mitsubishi Securities	UFJ Tsubasa Securities	Mitsubishi UFJ Securities Co., Ltd.

The combined entities will have their respective head offices in Tokyo.

Execution of the merger agreements and date of the mergers

Each of the entities is scheduled to enter a merger agreement, respectively, before the last day of April 2005. The date of each merger will be October 1, 2005, which date may be changed when necessary upon consultation between the respective entities. It is stated in the integration agreement that the merger agreements of all the entities will be terminated if the merger agreement is not approved at the shareholders meetings of the holding companies. Conversely, if a merger agreement relating to the mergers of the bank, trust bank or securities subsidiaries is not approved at the shareholders meetings of the relevant subsidiaries, only the relevant merger agreement will be terminated. Other causes of termination will be agreed upon consultation between the relevant entities.

Merger ratios

Each of the entities on the MTFG side will allot and deliver the following number of shares to shareholders of each of the entities on the UFJ side listed on their register of shareholders as of the day immediately preceding the date of the merger:

•	0.62 shares of MTFG common stock for one share of UFJ Holdings common stock;

•	one share of each of the five classes of preferred shares of MTFG for one share of each of class II preferred shares, class IV preferred shares, class V preferred shares, class VI preferred shares and class VII preferred shares of UFJ Holdings, with substantially the same terms as the terms of those class shares except for modifications necessary to adjust their conversion prices in conformity with the merger ratio;

•	0.62 shares of Bank of Tokyo-Mitsubishi common stock for one share of UFJ Bank common stock;

•	one share of each of the six classes of preferred shares of Bank of Tokyo-Mitsubishi for one share of each of Series 1 class A preferred shares, Series 1 class D preferred shares, Series 2 class D preferred shares, Series 1 class E preferred shares, Series 1 class F preferred shares and Series 2 class F preferred shares of UFJ Bank, with substantially the same terms as the terms of those class shares except for modifications necessary to adjust their conversion prices in conformity with the merger ratio;

•	0.62 shares of Mitsubishi Trust Bank common stock for one share of UFJ Trust Bank common stock;

•	one share of a class preferred share of Mitsubishi Trust Bank for one share of each of class I series 1 preferred shares and class I series 2 preferred shares of UFJ Trust Bank, with substantially the same terms as the terms of those class shares except for modifications necessary to adjust their conversion prices in conformity with the merger ratio; and

•	0.42 shares of Mitsubishi Securities common stock for one share of UFJ Tsubasa Securities common stock.

Occurrence of Material Adverse Effect

The MTFG side and the UFJ side have agreed, upon the occurrence of any material adverse effect on or after the date of the integration agreement, to use reasonable best efforts to consult in good faith with respect to the terms and conditions of the mergers. For purposes of the integration agreement, the term “material adverse effect” means, with respect to the relevant party,

•	an effect which is material and adverse to its financial condition, results of operations, cash flow, business or future revenue plan, on a consolidated basis, or

•	an obstacle which is material to the ability to timely perform any important obligation prescribed in the integration agreement or the relevant merger agreement.

Covenants

Each party to the integration agreement has agreed to:

•	use its reasonable best efforts to obtain approval of its merger agreement at its annual shareholders meeting and each class shareholders meeting (if any), which efforts include (i) actively promoting its shareholders to approve the merger agreement and (ii) stating in the mail-in voting cards that such cards which do not indicate a “for” or “against” vote for the approval of the merger agreement shall be deemed as having voted “for” the approval;

•	use its reasonable best efforts to obtain approvals, permissions, etc. from relevant authorities, both domestic and foreign;

•	use its reasonable best efforts to maintain the listing of its shares on stock exchanges (including foreign exchanges);

•	use its reasonable best efforts to prepare necessary documents and take other necessary procedures required under the U.S. Securities Act (including the preparation of financial statements based on U.S. GAAP and a registration statement on Form F-4 and submission of satisfactory comfort letters of accountants); and

•	inform the other party upon receipt of a proposal, contact or inquiry from a third party (“third-party proposal”) regarding any capital alliance, business alliance or transfer of the whole or an important part of its business or assets (including a transfer of shares, transfer of business, merger, corporate split, stock-for-stock exchange, stock-for-stock transfer or any other action which substantially has the same effect as a transfer of an important part of the business or assets, except for any arrangements to make Mitsubishi Securities a direct subsidiary of MTFG) (each of the foregoing being referred to as an “alternative alliance”) and provide a copy of any documents received from such third party and update the other party in a timely manner on the status of any such third party proposal, contact or inquiry.

Each party has also agreed not to:

•	enter or effect any agreement for an alternative alliance;

•	propose or solicit an alternative alliance;

•	discuss or negotiate an alternative alliance with or provide directly or indirectly, information in relation to an alternative alliance to a third party;

•	include in the agenda of its shareholders meeting any matter relating to an alternative alliance (unless such matter has been properly proposed by a shareholder in accordance with the Commercial Code of Japan); or

•	express an opinion in favor of a tender offer which is not conducted by the other party.

Third-Party Proposals

MTFG and UFJ Holdings have agreed that:

•	If either of them (the “receiving party”) receives a third-party proposal regarding an alternative alliance before MTFG and UFJ Holdings execute a merger agreement, and the receiving party reasonably determines that the failure to consider the proposal would likely result in a breach of the fiduciary duties of their directors or corporate auditors under the Commercial Code of Japan, it shall promptly notify the other party (the “non-receiving party”) of such determination, together with a copy of the proposal, and both parties shall commence good faith discussions with respect to a response to the third party.

•	If, after notifying and consulting with the non-receiving party, the receiving party enters into a confidentiality agreement with the third party that imposes, upon the third party, confidentiality obligations not less stringent than those imposed by the receiving party on the non-receiving party, the receiving party shall be entitled to negotiate with and provide information to the third party; provided, however, that the receiving party shall promptly give a copy of any document it receives from or gives to the third party to the non-receiving party and provide the non-receiving party with information about the discussions with the third party in reasonable detail promptly after such discussions.

•	The non-receiving party shall, within ten days from the receipt of the notification described above, have the option to offer new terms and conditions of the proposed merger to the receiving party. Immediately upon the expiration of the ten-day period, MTFG and UFJ Holdings shall commence good faith discussions on how to proceed thereafter in light of the terms and conditions of the merger (including any newly offered terms) and the third-party proposal, taking into consideration all related circumstances. If, as the result of such discussions, MTFG and UFJ Holdings so agree, they may modify the terms and conditions of the proposed mergers, exempt the receiving party from obligations under the integration agreement, or terminate the integration agreement.

Representations and warranties

MTFG and UFJ Holdings have each made customary representations and warranties in the integration agreement, including:

•	its recent financial reports and financial statements are in accordance with Japanese GAAP and fairly reflect its financial condition and have been audited by its accountants;

•	no matter which has or could have a material adverse effect on such entity exists; and

•	all the documents and information provided or disclosed to the other party in connection with the management integration are accurate and true in all material respects and do not include any materially false statement or omit any material fact which should be stated therein so as not to make it misleading and that such party is not aware of any information which could materially and adversely affect the management integration or such entity’s business that has not been disclosed to the other party.

Effective period of the integration agreement

The effective period of the integration agreement will be until the earlier of June 29, 2005 or the cancellation or termination of the integration agreement. MTFG and UFJ Holdings may terminate the integration agreement, upon consultation with the other parties belonging to their side, when:

•	the other holding company is in breach of its representations, warranties or obligations under such agreement, which breach would have a material adverse effect on the breaching party, and such breach is not cured by the earlier of 30 days after receiving written notice from the terminating party or June 28, 2005; or

•	any event having a materially adverse effect on the other party occurs, and such event is not cured by the earlier of 30 days after receiving written notice from the other party or June 28, 2005.

Delivery of Share Certificates of UFJ Holdings and Allotment of Shares of MTFG

If the terms of the merger agreement are approved at the relevant general meetings of shareholders of MTFG and UFJ Holdings, UFJ Holdings will both give public notice and send individual notices of the merger to each of its shareholders and pledgees of record in its register of shareholders. The notices will request that shareholders submit their share certificates representing UFJ Holdings’ common stock within a specified period, not less than one month in duration, and inform them that their share certificates will become void if not submitted during that period.

Upon submission of UFJ Holdings’ share certificates, shareholders of UFJ Holdings will receive receipts to show that they submitted share certificates. In the event that the share certificates of UFJ Holdings are deposited with the Japan Securities Depository Center, Inc., such share certificates need not be actually submitted by each of the beneficial shareholders to UFJ Holdings within the submission period. The shares of UFJ Holdings common stock will be delisted three business days prior to the allotment record date (or four business days if the allotment record date is a holiday).

Share certificates of MTFG common stock to be alloted, in the merger will be alloted, and mailed to the registered addresses of shareholders (in the case of shareholders not resident in Japan, to the registered addresses of their respective standing proxies in Japan) listed in the register of shareholders (where share certificates of UFJ Holdings common stock have been submitted during the submission period) or will be made available in exchange for share certificates of UFJ Holdings common stock (where share certificates of UFJ Holdings have not been so submitted), after the completion of the merger.

Voting Matters

As of March 31, 2005, there were              shares of UFJ Holdings common stock issued (excluding treasury shares) having voting rights, subject to limitations imposed by the articles of incorporation and Japanese law. Pursuant to the Commercial Code of Japan and its articles of incorporation, UFJ Holdings will send a mail-in voting card to each of its shareholders of record as of March 31, 2005 who have voting rights (or, for shareholders not resident in Japan, to their standing proxies) with respect to the matters to be considered at the relevant general meeting of shareholders, including the terms of the merger agreement. The cost of this distribution will be borne directly by UFJ Holdings. See “General Meeting of UFJ Holdings Shareholders” for a more detailed description of the vote required and the use and revocation of voting cards at the general meeting of shareholders.

Opposition Rights

Any UFJ Holdings shareholder who notifies UFJ Holdings in writing prior to the relevant general meeting of shareholders of his or her intention to oppose the merger, and who votes against approval of the terms of the merger agreement at the general meeting and complies with the other procedures set forth in the Commercial Code of Japan discussed below may demand that UFJ Holdings purchase his or her shares of UFJ Holdings stock at the fair value which such shares would have had but for the resolution approving the terms of the merger agreement. The failure of a shareholder of UFJ Holdings to provide such notice prior to the general meeting or to vote against approval of the terms of the merger agreement at the general meeting will in effect constitute a waiver of the shareholder’s right to demand that UFJ Holdings purchase his or her shares of stock at the above fair value.

The demand referred to in the preceding paragraph must be made in writing within 20 days from the date on which the resolution approving the terms of the merger agreement was adopted and should state the class and the number of shares held by such shareholder. The Commercial Code of Japan does not require any other statement in the demand. If the value of such shares is agreed upon between the opposing shareholder of UFJ Holdings and UFJ Holdings, then UFJ Holdings is required to make payment to such shareholder of the agreed value within 90 days from the date of such resolution. If the shareholder and UFJ Holdings do not agree on the value of such shares within 60 days from the date on which the resolution was adopted, the shareholder may, within 30 days after the expiration of the 60-day period, file a petition with the Osaka District Court for a determination of the value of his or her shares. UFJ Holdings is also required to make payment of statutory interest on such share value as determined by the court after the expiration of the 90-day period referred to in the second preceding sentence. The payment of the price of shares shall be made in exchange for the share certificates, the transfer of shares becoming effective upon the payment of the price.

Shareholders of MTFG have equivalent rights to vote against approval of the terms of the merger agreement and demand the purchase of their shares of MTFG stock by MTFG. To exercise such rights, a holder of MTFG stock must comply with the same procedures applicable to a holder of UFJ Holdings stock described in the two preceding paragraphs, except that the petition for a determination of the share value should be filed with the Tokyo District Court.

Opposition rights in the context of a merger between two Japanese companies are set forth in Articles 408-3 and 245-2 through 245-4 of the Commercial Code of Japan. An English translation of these articles is included in this prospectus as Annex C.

Status under the U.S. Federal Securities Laws of Shares Received in the Merger

The exchange of shares of MTFG common stock for shares of UFJ Holdings held by U.S. shareholders in connection with the merger has been registered under the U.S. Securities Act. Accordingly, there will be no restrictions under the U.S. Securities Act upon the resale or transfer of such shares by U.S. shareholders of UFJ Holdings except for those shareholders, if any, who are deemed to be “affiliates” of UFJ Holdings, as such term is used in Rule 144 and Rule 145 under the U.S. Securities Act. Persons who may be deemed to be affiliates of UFJ Holdings generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, UFJ Holdings. With respect to those shareholders who may be deemed to be affiliates of UFJ Holdings, Rule 144 and Rule 145 place certain restrictions on the offer and sale within the United States or to U.S. persons of shares of MTFG common stock that may be received by them pursuant to the merger. This prospectus does not cover resales of shares of MTFG common stock received by any person who may be deemed to be an affiliate of UFJ Holdings.

Accounting Treatment

The merger will be accounted for by MTFG under the purchase method of accounting in accordance with U.S. GAAP.

Differences in Shareholders Rights

Both MTFG and UFJ Holdings are joint stock companies organized under the laws of Japan and listed on the First Section of the Tokyo Stock Exchange and regional stock exchanges in Japan. In addition, the description of the attributes of shares of common stock in the share capital provisions of the articles of incorporation of MTFG and UFJ Holdings are substantially similar. As a result, there are no material legal differences in the legal rights of holders of MTFG common stock and of UFJ Holdings common stock.

Tax Consequences of the Merger

Japanese Tax Consequences

The merger is expected to be accomplished as a “qualified merger,” which is a tax free transaction for Japanese tax purposes. Therefore, a non-resident holder will not recognize any income or gain or loss for Japanese tax purposes upon the exchange of its UFJ Holdings shares for MTFG shares in the merger, except to the extent it receives cash in lieu of fractional shares of MTFG shares. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisers regarding its tax status in each jurisdiction.

United States Tax Consequences

The merger may qualify as a tax-free reorganization for U.S. federal income tax purposes; however, this determination cannot be made until after the closing date of the merger. Therefore, it is possible that U.S. holders will recognize income or gain for U.S. tax purposes upon the exchange of their UFJ shares for MTFG shares or ADSs. Please see “Taxation—U.S. Federal Income Tax Considerations” for a more detailed description of U.S. taxation matters.

RELATED TRANSACTIONS

Mitsubishi Tokyo Financial Group’s Acquisition of Preferred Shares Issued by UFJ Bank

Overview

On September 17, 2004, MTFG purchased 3.5 billion Series 1 class E preferred shares of UFJ Bank for ¥700 billion. The class E preferred shares issued by UFJ Bank are non-voting shares but are entitled to approval rights in respect of certain material matters concerning UFJ Bank and are also convertible into voting class F preferred shares of UFJ Bank, subject to certain conditions set forth in the basic recapitalization agreement entered into in connection with the capital injection among MTFG, UFJ Holdings and UFJ Bank on September 10, 2004. The basic recapitalization agreement sets forth the conditions for converting the class E preferred shares, as well as MTFG’s put option and UFJ Holdings’ call option with respect to those shares, as summarized below:

•	If the merger is not approved at any of the class shareholders meetings of UFJ Holdings, MTFG may convert all of its non-voting class E preferred shares to voting class F preferred shares.

•	If the merger is not approved at two consecutive meetings of any of the class shareholders meetings of UFJ Holdings, MTFG may sell its class E preferred shares to UFJ Holdings at a price equal to the acquisition price.

        Even if the merger is not approved at the class shareholders meetings as described above, MTFG may not convert or sell its class E preferred shares as stated above if the merger is also not approved at the general shareholders meeting of UFJ Holdings. Instead, MTFG may sell its class E preferred shares to UFJ Holdings at a price equal to 130% of its acquisition price if the merger is not approved at the June 2005 general shareholders meeting of UFJ Holdings and

•	a proposal of a business integration between MTFG and UFJ Holdings is not approved at a general shareholders meeting of UFJ Holdings to be held after October 1, 2005, or

•	a proposal of a business integration between UFJ Holdings and a third party is approved at a general and class shareholders meeting of UFJ Holdings to be held after October 1, 2005.

        In the above two cases, UFJ Holdings may also buy back the class E preferred shares from MTFG at a price equal to 130% of the acquisition price.

General Description of Class E Preferred Shares Issued by UFJ Bank

Approval of certain material matters with respect to UFJ Bank, including any amendment of UFJ Bank’s articles of incorporation, any statutory merger or other reorganizations, the disposition or acquisition of any assets the value of which is 5% or more of UFJ Bank’s net assets based on its latest balance sheet, any issuance of shares (except upon conversion of preferred shares), stock acquisition rights (shinkabu yoyaku ken) or bonds with stock acquisition rights (shinkabu yoyaku ken tsuki shasai) and any appointment or removal of directors, would require the approval of class E preferred shareholders in addition to any other shareholder or board of directors resolutions required by UFJ Bank’s articles of incorporation and/or applicable law.

Holders of UFJ Bank’s class F preferred shares issuable upon conversion of the class E preferred shares would have voting rights at a general meeting of shareholders of UFJ Bank. Approval of certain material matters with respect to UFJ Bank, including any amendment of UFJ Bank’s articles of incorporation, any statutory merger or other reorganization, the disposition or acquisition of any assets the value of which is 5% or more of UFJ Bank’s net assets based on its latest balance sheet, any issuance of shares (except upon conversion of preferred shares), stock acquisition rights or bonds with stock acquisition rights and any appointment or removal of directors, would also require the approval of class F preferred shareholders in addition to any other shareholder or board of directors resolutions required by UFJ Bank’s articles of incorporation and/or applicable law.

The basic recapitalization agreement sets forth, among other things, the following:

Restrictions on MTFG’s right to convert the non-voting class E preferred shares it holds into voting preferred shares.    MTFG may not convert the non-voting class E preferred shares into voting class F preferred shares unless:

•	any person other than MTFG or UFJ Holdings (except for such person or company as agreed upon by MTFG and UFJ Holdings in advance) becomes a shareholder of UFJ Bank;

•	any statutory merger, stock-for-stock exchange (kabushiki kokan), stock-for-stock transfer (kabushiki iten), corporate split (kaisha bunkatsu) or transfer of business (eigyo joto) between UFJ Holdings and any company other than MTFG is approved either by UFJ Holdings’ board of directors or at its general meeting of shareholders;

•	any issuance of any new shares of any class, stock acquisition rights or bonds with stock acquisition rights by UFJ Holdings is approved by UFJ Holdings’ board of directors;

•	(i) any person or company comes to own more than one-third of UFJ Holdings’ equity securities including shares, stock acquisition rights or bonds with stock acquisition rights; or (ii) a tender offer for UFJ Holdings’ equity securities commences and it is confirmed by public notice or public announcement under Paragraph 1 of Article 27-13 of the Securities and Exchange Law that a number of UFJ Holdings’ equity securities has been tendered such that the offeror and its specially related persons will come to own more than 20% of UFJ Holdings’ equity securities as a result of such tender offer; or

•	the proposal for the statutory merger or any other integration between MTFG and UFJ Holdings is not approved at any meeting of the holders of any class of UFJ Holdings’ shares (except in the event that such proposal is also not approved at a general meeting of shareholders of UFJ Holdings).

If any of the above triggering events occurs, MTFG may convert all (but not a part) of the class E preferred shares it holds in accordance with the provisions of Article 222-5 of the Commercial Code upon notice to UFJ Bank of a reasonably detailed description of the event. The conversion of all of the Series 1 class E preferred shares to the class F preferred shares is to take effect in accordance with the provisions of Article 222-6 of the Commercial Code.

Restrictions on the ability to transfer shares of UFJ Bank.    Neither MTFG nor UFJ Holdings may, without the other party’s prior consent, transfer, incur a lien on or otherwise dispose of any shares of UFJ Bank it holds to or in favor of any third party.

MTFG’s put option and UFJ Holdings’ call option relating to the preferred shares.    If any of the following events occurs, MTFG will have the right to sell all of the class E preferred shares or class F preferred shares of UFJ Bank it holds to UFJ Holdings or any third party designated by UFJ Holdings and, if the fourth event listed below occurs, UFJ Holdings will have the right to purchase, or to cause any person designated by UFJ Holdings to purchase, all of the preferred shares of UFJ Bank held by MTFG:

•	at a price equal to 130% of MTFG’s acquisition price for the preferred shares if UFJ Holdings breaches any of its representations and warranties (except for those relating to certain criminal charges set forth in the basic agreement of recapitalization), covenants or any other obligations under the basic agreement of recapitalization in any material respect;

•	at a price equal to MTFG’s acquisition price for the preferred shares plus the accumulated outstanding amount of preferred dividends if:

•	any person or company comes to own more than one-third of UFJ Holdings’ equity securities; or

•	a tender offer for UFJ Holdings’ equity securities commences and it is confirmed by public notice or public announcement under Paragraph 1 of Article 27-13 of the Securities and Exchange Law that a number of UFJ Holdings’ equity securities has been tendered such that the offeror and its specially related persons will come to own more than one-third of UFJ Holdings’ equity securities as a result of such tender offer;

•	at a price equal to MTFG’s acquisition price for the preferred shares plus the accumulated outstanding amount of preferred dividends if the proposal for the statutory merger or any other integration of MTFG and UFJ Holdings is not approved at two consecutive meetings of the holders of any class of UFJ Holdings’ shares (except in the event that such proposal is also not approved at a general meeting of shareholders of UFJ Holdings); or

•	at a price equal to 130% of MTFG’s acquisition price for the preferred shares if the proposal submitted by the board of directors of UFJ Holdings in connection with the business integration between MTFG and UFJ Holdings is not approved at the general meeting of shareholders of UFJ Holdings to be held with respect to the fiscal year ended March 31, 2005, and either

•	the proposal submitted by UFJ Holdings is not approved at a general meeting of shareholders of UFJ Holdings to be held on or after October 1, 2005, or

•	the proposal submitted by any person other than the board of directors of UFJ Holdings in connection with a business integration between UFJ Holdings and any company other than MTFG is approved at a general meeting of shareholders of UFJ Holdings to be held on or after October 1, 2005 and meetings of holders of any class or classes of shares of UFJ Holdings whose approval is required under the Commercial Code.

In the above two cases, UFJ Holdings will have the right to purchase, or to cause any person designated by UFJ Holdings to purchase, all of the preferred shares of UFJ Bank held by MTFG at a price equal to 130% of MTFG’s acquisition price for the preferred shares.

For the above purposes, the “accumulated outstanding amount of preferred dividends” means (i) in connection with the fiscal year to which the dividend payment date for Series 1 class E preferred shares belongs and any subsequent fiscal year, the aggregate amount of the balance by which the dividends actually paid on the preferred shares of UFJ Bank held by MTFG fall short of the preferred dividends payable on the preferred shares of UFJ Bank held by MTFG in each relevant fiscal year, plus (ii) the preferred dividends payable on the preferred shares of UFJ Bank held by MTFG in the fiscal year in which the sale or purchase of the preferred shares of UFJ Bank held by MTFG takes place, calculated on the basis of a 365-day year for the actual number of days elapsed from the first day of the relevant fiscal year to the date of the sale or purchase of the preferred shares of UFJ Bank held by MTFG.

BUSINESS

Business Strategy of Mitsubishi UFJ Financial Group

MTFG and UFJ Holdings aim, through the merger, to create a leading comprehensive financial group that is competitive on a global basis and provides a broad range of financial products and services to a worldwide client base with increasingly diverse and sophisticated needs. MTFG and UFJ Holdings believe the total market value of the combined entity (approximately ¥10 trillion as of December 31, 2004) will be the largest among Japanese financial institutions and that the combined entity will be the largest bank in the world when measured by assets. The combined entity will aim, through operations, synergies and its growth strategy, to become one of the top five global financial institutions in terms of market value by the end of fiscal year 2008.

MTFG and UFJ Holdings believe the two groups are complementary both in terms of business operations and branch networks and that a more customer-focused management philosophy will enhance the combined entity’s corporate value. By leveraging the respective strengths of each group, and by further pursuing efficiencies, the combined entity will aim to improve the standard of its products and services and seek to provide significant benefits expected from the merger to customers and shareholders.

Integration Structure

MTFG and UFJ Holdings will aim to integrate their operations in the following manner:

•	Holding companies. Mitsubishi Tokyo Financial Group, Inc. and UFJ Holdings, Inc. will merge, with MTFG as the surviving company. MTFG will be renamed “Mitsubishi UFJ Financial Group, Inc.” with the abbreviation “MUFG”.

•	Banks. Bank of Tokyo-Mitsubishi and UFJ Bank will merge, and the surviving entity, Bank of Tokyo-Mitsubishi, will be a wholly-owned subsidiary of the new holding company. Bank of Tokyo-Mitsubishi will be renamed “The Bank of Tokyo-Mitsubishi UFJ, Ltd.”

•	Trust banks. Mitsubishi Trust Bank and UFJ Trust Bank will merge, and the surviving entity, Mitsubishi Trust Bank, will be a wholly-owned subsidiary of the new holding company. Mitsubishi Trust Bank will be renamed “Mitsubishi UFJ Trust and Banking Corporation”

•	Securities companies. Mitsubishi Securities and UFJ Tsubasa Securities will merge, and the surviving entity, Mitsubishi Securities, will become a majority-owned, direct subsidiary of the new holding company. Mitsubishi Securities will be renamed “Mitsubishi UFJ Securities, Co., Ltd.”

Competitive Strengths of the Combined Entity

Japan’s Preeminent Global Banking Network.    The combined entity will serve diverse financial needs worldwide using its extensive domestic network, as well as a global network that will cover over 40 countries and be staffed by experienced personnel familiar with local business customs. The combined entity’s domestic corporate and retail clients will have access to a wide range of products and services, including some of those offered by UnionBank of California.

Strong Business Foundation Based on Retail Deposits and Diverse Customer Base.    The significant level of retail deposits (estimated at ¥66 trillion) that the combined entity is expected to hold after the integration has the potential to be a source of improved earnings in the retail segment. The combined entity’s diverse customer base, including an estimated 40 million retail customers and 280,000 corporate customers, will also be an important element in facilitating expansion of the trust and investment banking services in the corporate banking business. By providing a wide range of financial products and services to its diverse customer base, the combined entity will seek to significantly enhance its profitability and competitiveness.

Strong Financial Foundation.    In comparison to other major Japanese financial groups, the equity capital of the combined entity is expected to be less dependent on public funds and deferred tax assets. The combined entity plans to repay public funds as rapidly as is prudent and aims to implement its growth strategy under a more focused management. MTFG has been a leader among Japanese financial groups in achieving large-scale reductions of non-performing loans. The combined entity will continue these efforts to achieve financial soundness. The strong financial foundation of the combined entity will not only enable the group to assume larger risk positions but also allow management resources to be fully devoted to business initiatives.

Highly Complementary Businesses and Networks.    MTFG and UFJ Holdings believe that the combined entity will be well positioned to realize integration synergies and to strengthen its customer base and business foundation in a well-balanced manner due to the highly complementary nature of MTFG’s and the UFJ group’s businesses and branch networks. For example, while MTFG’s customer base consists primarily of large corporations, the UFJ group’s primary customer base consists of individual customers and small- and medium-sized companies. The branch network of the two groups is also complementary, as MTFG has a large number of branches in the Tokyo metropolitan area, while the UFJ group’s branch network is more concentrated in the Nagoya and Osaka metropolitan areas. These factors will also help reduce the impact of the planned consolidation of overlapping outlets on the existing customer base and operations. The combined entity will seek to enhance customer convenience through the balanced development of branch networks primarily in the Tokyo, Nagoya and Osaka metropolitan areas. MTFG and the UFJ group believe that the combined entity will be able to provide a wider range of customer services due to the complimentary nature of the companies comprising the new bank group created through the integration.

Strong Corporate Governance and Transparency.    As the only Japanese bank holding company listed on the NYSE, MTFG has been subject to the U.S. Sarbanes-Oxley Act and has been preparing to meet the requirements in respect of internal control financial reporting that are mandated for all SEC reporting companies. The combined entity will aim to continue implementing a strong corporate governance system and to conduct transparent management at a level expected of a leading global financial institution. The combined entity will also seek to implement appropriate corporate social responsibility policies to support sustainable growth.

Specific Initiatives

In order for the combined entity to develop into an integrated, comprehensive financial group, it must expand its profitability and adopt a more customer-focused philosophy. The combined entity has established the following five strategies to facilitate the achievement of its strategic goals.

•	Timely and thorough responses to customer needs. Utilizing enhanced resources created by the merger, the combined entity will aim to respond to the increasingly diverse financial needs of retail and corporate clients by tailoring its products and services based on customer segments and regional characteristics.

•	Continuously deliver innovative value-added products and services. The combined entity will seek to strengthen its research and development capabilities and enhance marketing through its increased ability to make systems-related investments and by marshaling its human resources. Moreover, by actively utilizing and implementing the latest information technology and financing structures, the combined entity will strive to continuously develop innovative products and services.

•	Establish an extensive branch/ATM network and direct channels to better meet customer needs. Along with maintaining and improving the extensive domestic and global branch network that will result from the integration, the combined entity will also undertake to open new types of branches in response to customer needs. The combined entity will consider opening new outlets to serve large corporate customers as well as small- and medium-sized enterprises. In addition, by enhancing the functionality of its ATMs and direct channels, the combined entity will seek to build a highly convenient direct-access service network. The combined entity will also seek to develop more than 100 plaza outlets to integrate banking, trust asset services and securities in a one-stop shop format.

•	Enhance the quality of financial products and services in a continuous and sustainable manner. As a leading financial institution, the combined entity will seek to supplement existing, successful products and services by continuously reviewing and improving the quality of its financial products and services offerings from a customer perspective.

•	Manage operations to gain customer trust, and implement corporate social responsibility policies that fulfill the role of a leading corporate citizen. To earn the trust of its customers, the combined entity will strive to strengthen corporate governance practices, implement effective compliance and risk management systems and enhance internal controls. In addition, the combined entity will actively strive to meet its corporate social responsibilities in accordance with its role as a leading corporate citizen.

Through these initiatives, the combined entity intends to strengthen its three core business lines—retail, corporate and trust assets.

•	Retail. In the retail area, the combined entity will seek to expand investment product offerings and services through strategic alliances with Manulife, AIG, AXA, Millea and others, and increasing the staff responsible for customers. It will seek to expand housing loans and its consumer finance business. The combined entity will also seek to capitalize on plaza outlets and the combined entity’s trust agency system to meet the needs of customers (particularly high-net-worth individuals) for trust services.

•	Corporate. In the corporate area, the combined entity will seek to increase loans to small- and medium-sized businesses and expand the branch network catering to business customers. It will also seek to increase its share of bank services by providing customized services for large businesses, increasing points of contact with small- and medium-sized businesses and using online call centers. It will also seek to grow its domestic settlement business and foreign currency business. It will seek to strengthen its practice in derivatives, syndicated loans, asset financing and structured finance as well as its market solicitation business and securities brokerage business. Additionally, the combined entity will provide support for the expected expansion of Japanese businesses into Asian markets.

•	Trust Business. The combined entity will seek to expand its product offerings, as well as its investment management services and specified money trusts. It will also seek to integrate production and sales functions and expand services that target regional banks and enhance its retail channels. The combined entity also expects to strengthen its processing function and cement its position as providing the industry standard for stock investment trust activities.

Structure of Combined Entity’s Operations

In order to implement a customer-focused management philosophy and provide tangible benefits to customers, the combined entity will seek to introduce an integrated business group system to revise its group-wide operational framework, while also taking steps to enhance its ability to serve a wider range of customer needs.

Implementation of integrated business group system.    The combined entity will introduce an integrated business group system to provide timely and customized products and services to meet the financial needs of individual and corporate clients, formulate a unified strategy for each customer segment and expand operations on a group-wide basis through close cooperation between group banks and companies. Three integrated business group headquarters will be established at the new holding company for the retail, corporate and trust assets businesses.

Adaptation of community-based business operations.    The combined entity will also strive to promote community-based operations and respond effectively to regional customer needs by assigning corporate officers to the retail and corporate business groups of commercial banks in eastern, central and western Japan. The combined entity will also develop service and credit-supervisory capabilities in each region as part of its efforts to provide financial services that properly recognize and account for local characteristics.

Enhancing Integration and Management Efficiency

Based on a review of its domestic and overseas branch office network, employees, operations and systems, the combined entity will seek to reduce costs and increase efficiency through the merger in the areas listed below. The combined entity will seek to realize annual cost savings of approximately ¥240 billion by the fiscal year ending March 31, 2009 under Japanese GAAP. The combined entity expects to record integration related costs of ¥620 billion, which will be incurred over the five-year period through the fiscal year ending March 31, 2010. The plan will continue to be refined toward the completion of the business combination, and the estimated amount of integration costs and when these costs are incurred will be significantly affected by such continuing refinement of the integration plan.

Integrate Head Office and Streamline Organizational Structure.    The combined entity will seek to integrate and streamline head office functions and focus its management resources on achieving efficiency at the operational level. In addition, it will streamline its organizational structure and clearly delineate management roles, responsibilities and reporting lines to enable effective and timely decision-making.

Increase Branch Network Convenience and Efficiency.    The combined entity will seek to enhance the efficiency of its branch network by consolidating overlapping outlets, while ensuring that customer convenience and service levels are not compromised. In particular, the combined entity will focus on the consolidation of outlets in the Tokyo metropolitan area, where there are more overlapping outlets. Overseas, the combined entity will seek to enhance overall efficiency by consolidating overlapping outlets while strengthening its network to enhance customer services. The combined entity will also aim to utilize its service channels more effectively; for example, the combined entity will establish joint outlets to minimize costs while providing one-stop shopping for banking, trust banking, securities and other financial services. It expects to consolidate approximately 170 retail branches and 100 corporate offices, as well as approximately 30 overseas offices, by the end of the fiscal year ending March 31, 2009.

Relocate Staff Efficiently.    The combined entity expects to scale back and redeploy its workforce, mainly through the streamlining of back-office operations. In terms of the redeployment of staff and resources, the combined entity plans to focus on strategic areas such as retail, small business, investment banking and asset management services. In total, it expects to reduce staff by approximately 6,000 employees and to reassign approximately 4,000 employees to strategic business areas and marketing operations by the end of the fiscal year ending March 31, 2009.

Integrate Operations and Systems.    The combined entity will adopt a uniform standard for operations and systems while prioritizing improvements in function, quality and reliability, and will aim to reduce the group’s overall infrastructure costs. On the date of the merger, the systems for Bank of Tokyo-Mitsubishi and UFJ Bank will be separately maintained under a system that enables basic services such as cash deposits, withdrawals and remittances to be provided at the branch offices of both banks. The combined entity expects to integrate systems for its treasury and overseas activities by October 1, 2005, and to integrate its domestic settlement and information systems by the end of the fiscal year ending March 31, 2008.

System integration costs have been estimated at approximately ¥330 billion, of which approximately ¥110 billion, ¥80 billion and ¥70 billion will be incurred in fiscal years ending March 31, 2006, 2007 and 2008, respectively. Costs related to the branch network have been estimated to be approximately ¥110 billion, a major part of which will be incurred in the fiscal years ending March 31, 2006 and 2007. Other integration costs, including those related to the integration of head office functions, redeployment of staff, advertising and signage, taxes and miscellaneous expenses, have been estimated at approximately ¥180 billion, of which approximately ¥70 billion will be incurred in the fiscal year ending March 31, 2006 and approximately ¥30 billion in each of the fiscal years ending March 31, 2007 and 2008.

See “Risk Factors—Risks Relating to the Merger—Estimates of targeted cost savings and other synergies in connection with the merger are inherently uncertain, and the combined entity may fail to achieve these targeted cost savings and other synergies.”

Mitsubishi Tokyo Financial Group

MTFG is one of the world’s leading bank holding companies. Through its two directly held subsidiary banks, Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, and their subsidiaries, MTFG provides a full range of domestic and international financial services, including commercial banking, investment banking and asset management services, as well as trust services, to individuals and corporate customers.

MTFG is a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan. On April 2, 2001, Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and Nippon Trust Bank established MTFG to be a holding company for the three of them. Before that, each of the banks had been a publicly held company. On April 2, 2001, through a stock-for-stock exchange, they became wholly-owned subsidiaries of MTFG, and the former shareholders of the three banks became shareholders of MTFG. Nippon Trust Bank was later merged into Mitsubishi Trust Bank. As a result, MTFG now has two directly held banking subsidiaries, Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, although each of these two banks also has other subsidiaries of its own.

While maintaining the corporate cultures and core competencies of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, MTFG, as the holding company, seeks to work with them to find ways to:

•	establish a more diversified financial services group operating across business sectors;

•	leverage the flexibility afforded by MTFG’s organizational structure to expand its business;

•	benefit from the collective expertise of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank;

•	achieve operational efficiencies and economies of scale; and

•	enhance the sophistication and comprehensiveness of the group’s risk management expertise.

In order to further enhance its operations and increase profits, in April 2004 MTFG introduced an integrated business group system comprising three core business areas: Retail, Corporate, and Trust Assets (Asset Management and Administration). These three businesses serve as the group’s core sources of net operating profit. In addition, the role of MTFG as the holding company has expanded from strategic coordination to integrated strategic management. Group-wide strategies are determined by the holding company and executed by the subsidiary banks and other subsidiaries.

Under the integrated business group system, each business unit of MTFG cooperates with the various business units and groups of Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and Mitsubishi Securities. For example,

•	Mitsubishi Securities collaborates with the retail banking business unit to develop and offer products and services for MTFG’s retail clients as part of MTFG’s Integrated Retail Banking Business Group.

•	The commercial banking business unit, the global corporate banking business unit, the investment banking and asset management business unit and Mitsubishi Securities work together to develop and provide products and services for MTFG’s corporate clients as part of MTFG’s Integrated Corporate Banking Business Group.

•	Bank of Tokyo-Mitsubishi’s IT solution business, which is part of the eBusiness and IT initiatives business unit, offers services as part of MTFG’s Integrated Corporate Banking Business Group.

•	Bank of Tokyo-Mitsubishi’s asset management services and global custody services, which is part of the investment banking and asset management business unit, collaborates with business groups of Mitsubishi Trust Bank to offer services and products as part of MTFG’s Integrated Trust Assets Business Group.

•	The retail banking services provided by Mitsubishi Trust Bank’s trust banking business group and the real estate services provided to individuals by Mitsubishi Trust Bank’s real estate business group are provided as part of MTFG’s Integrated Retail Banking Business Group.

•	The corporate finance products and services provided by Mitsubishi Trust Bank’s trust banking business group, the real estate services provided to corporate clients by Mitsubishi Trust Bank’s real estate business group and the services provided by Mitsubishi Trust Bank’s stock transfer agency business group are provided as part of MTFG’s Integrated Corporate Banking Business Group.

•	The trust assets management services and the asset administration and custodial services provided by Mitsubishi Trust Bank’s trust assets business group are provided as part of MTFG’s Integrated Trust Assets Business Group.

The UNBC business unit, the operations services unit, the treasury unit, the system services unit, the eBusiness & IT initiatives unit with the exception of IT solution business, and the corporate center are not part of MTFG’s integrated business group system. With the exception of treasury-related services, services in the global markets business group are provided as part of MTFG’s integrated corporate banking business group.

Under this integrated business group system, MTFG aims to reduce overlapping of functions within the group, thereby increasing efficiency and realizing the benefits of its group resources and scale of operations. Moreover, through greater integration of MTFG’s shared expertise in the banking, trust and securities businesses, it aims to deliver a more diverse but integrated lineup of products and services to customers. As part of MTFG’s efforts to increase group synergies and customer convenience, it also seeks to create and develop new services and distribution channels.

Set forth below is a list of MTFG’s significant subsidiaries at March 31, 2004.

Name	Country of incorporation	Proportion of ownership interest	Proportion of voting interest
The Bank of Tokyo-Mitsubishi, Ltd.	Japan	100.00%	100.00%
The Mitsubishi Trust and Banking Corporation	Japan	100.00	100.00
Mitsubishi Securities Co., Ltd.	Japan	58.38	58.12
DC Card Co., Ltd.	Japan	43.06	43.06
Tokyo-Mitsubishi Asset Management Ltd.	Japan	54.69	54.69
Mitsubishi Tokyo Wealth Management Securities, Ltd.	Japan	100.00	100.00
The Diamond Factors Limited	Japan	76.94	76.94
The Diamond Home Credit Company Limited	Japan	99.66	99.66
MTB Investment Technology Institute Co., Ltd.	Japan	100.00	100.00
Tokyo-Mitsubishi Cash One Ltd.	Japan	60.80	60.80
Defined Contribution Plan Consulting of Japan Co., Ltd.	Japan	70.00	70.00
BOT Lease Co., Ltd.	Japan	21.06	21.06
UnionBanCal Corporation	United States	62.20	62.20
Union Bank of California, N.A.	United States	62.20	62.20
Bank of Tokyo-Mitsubishi Trust Company	United States	100.00	100.00
Tokyo-Mitsubishi International plc(1)	United Kingdom	100.00	100.00
Mitsubishi Tokyo Wealth Management (Switzerland), Ltd.	Switzerland	100.00	100.00
Mitsubishi Trust International Limited	United Kingdom	100.00	100.00
Mitsubishi Trust & Banking Corporation (U.S.A.)	United States	100.00	100.00
Mitsubishi Trust Finance (Ireland) PLC	Ireland	100.00	100.00

(1) On July 5, 2004, Tokyo-Mitsubishi International plc changed its name to “Mitsubishi Securities International plc.”

Bank of Tokyo-Mitsubishi

Bank of Tokyo-Mitsubishi is a major Japanese commercial banking organization. It provides a broad range of domestic and international banking services in Japan and around the world. As of September 30, 2004, Bank of Tokyo-Mitsubishi’s network in Japan included 247 branches, 20 sub-branches, 63 loan plazas, 490 branch

ATMs and 17,721 convenience store-based, non-exclusive ATMs. Bank of Tokyo-Mitsubishi organizes its operations based on customer and product segmentation, as follows:

•	retail banking;

•	commercial banking;

•	global corporate banking;

•	investment banking and asset management, and Mitsubishi Securities;

•	UNBC;

•	operations services;

•	treasury; and

•	other, including systems services and eBusiness & IT initiatives.

Retail Banking Business Unit

The retail banking business unit of Bank of Tokyo-Mitsubishi offers a full range of banking products and services, including financial consulting services to individual customers in Japan. In addition to its branch offices, the retail banking business unit offers products and services through other direct distribution channels such as ATMs (including a convenience store-based ATM network utilized by a number of different banks), telephone and Internet banking services and mail order. Some of Bank of Tokyo-Mitsubishi’s branches are joint branches with either Mitsubishi Trust Bank or Mitsubishi Securities, or both. As of September 30, 2004, five of these joint branches have been converted into MTFG Plaza branches that provide a variety of financial products and services targeted toward individual investors.

Deposits and loans.    The unit offers a full range of bank deposit products. One such product is a multiple purpose bank account that not only includes ordinary deposits but also has overdraft privileges collateralized by time deposits, bank debentures and public bonds held in custody. The unit also offers housing loans, educational loans, special purpose loans, card loans and other loans to individuals.

Individual annuity insurance.    The unit has been actively promoting the sales of individual annuity insurance products since the Japanese government lifted the prohibition against sales of such products by Japanese banks in 2002. The unit’s current product lineup features capital guarantee variable annuity products and foreign currency-denominated fixed annuity insurance products. The latter lets customers choose between U.S. dollar and euro denominations, and is the first such annuity insurance product introduced in Japan. In April 2004, MTFG also introduced the first annuity insurance in Japan to offer an annuity capital guarantee at 110% of the basic benefit amount, which was also the first product developed as part of an alliance with Manulife Life Insurance Company.

Investment trusts.    The unit offers 32 equity and bond funds and a program fund, the M-CUBE program, which is exclusively organized for Bank of Tokyo-Mitsubishi by Frank Russell Company and combines six specific funds. MTFG offers a menu of funds that allows customers to achieve their desired balance of risk diversification and return.

As part of the effort to realize synergies between MTFG’s two Japanese bank subsidiaries, the unit markets to its retail customers select trust products of Mitsubishi Trust Bank under a trust agency arrangement.

Tokyo-Mitsubishi Direct.    The unit offers a telephone and Internet banking service called Tokyo-Mitsubishi Direct. Since the service was launched in 1999, the number of customers has risen steadily, reaching 2.5 million individual customers at the end of September 2004, which is approximately 17% of the unit’s total customer base.

Credit cards.    The unit offers MasterCard and VISA credit cards through several channels. Through Bank of Tokyo-Mitsubishi, it offers the Tokyo-Mitsubishi Card. It also offers credit cards through Bank of Tokyo-Mitsubishi’s subsidiaries, DC Card Co., Ltd. and Tokyo Credit Service, Ltd. In October 2004, Bank of Tokyo Mitsubishi launched a new comprehensive card service that adds credit card and electronic money functions to its bank cash card. The new service also enhances security through a biometric verification system.

Tokyo-Mitsubishi Cash One.    The unit offers loans to its customers through Tokyo-Mitsubishi Cash One Ltd., a consumer credit company established jointly by Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and three leading Japanese consumer credit companies: ACOM, DC Card and JACCS Co., Ltd.

Commercial Banking Business Unit

As part of MTFG’s Integrated Corporate Banking Business Group, the commercial banking business unit of Bank of Tokyo-Mitsubishi provides banking products and services to a wide range of business customers, from large corporations to medium-sized and small businesses, and is responsible for customer relationships. The unit serves these customers through 115 offices in Japan as well as directly from its headquarters. The unit provides traditional commercial banking services, such as deposits, settlement, foreign exchange and loans, as well as trust products of Mitsubishi Trust Bank, electronic banking and highly sophisticated consultancy services to meet its customers’ needs. The unit works closely with other business units, such as the global corporate banking business unit, the treasury unit and the investment banking and asset management business unit.

Financing and fund management.    The unit advises on financing methods to meet various financing needs, including loans with derivatives, corporate bonds, commercial paper, asset backed securities, securitization programs and syndicated loans. The unit also offers a wide range of products to meet fund management needs, such as deposits with derivatives, government bonds, debenture notes and investment funds.

Advice on business expansion overseas.    The unit provides advisory services to clients launching businesses overseas, particularly Japanese companies expanding into other Asian countries.

Settlement services.    The unit provides electronic banking services that allow customers to make domestic and overseas remittances electronically. The unit’s settlement and cash management services include global settlement services, Global Cash Management Services, a global pooling/netting service, and Treasury Station, a fund management system for group companies. These services are particularly useful to customers who do business worldwide.

Risk management.    The unit offers swap, option and other risk-hedge programs to customers seeking to control foreign exchange, interest rate and other business risks.

Corporate management/financial strategies.    The unit provides advisory services to customers in the areas of mergers and acquisitions, inheritance-related business transfers and stock listings. The unit also helps customers develop financial strategies to restructure their balance sheets. These strategies include the use of credit lines, factoring services and securitization of real estate.

Corporate welfare facilities.    The unit offers products and administrative services to help customers with employee benefit plans. As a service to customers, the unit often provides housing loans to customers’ employees. The unit also provides company-sponsored employee savings plans and defined contribution plans.

Global Corporate Banking Business Unit

The global corporate banking business unit of Bank of Tokyo-Mitsubishi provides banking services to large Japanese corporations and their overseas operations as well as to non-Japanese corporations who do business on a global basis. The unit serves customers through corporate banking divisions in Tokyo, a global network of 57 overseas branches and sub-branches, 16 representative offices and overseas banking subsidiaries.

Overseas business support.    The unit provides a full range of services to support customers’ overseas activities, including loans, deposits, assistance with mergers and acquisitions and cash management services. The unit provides financial services to customers in cooperation with other business units, such as the treasury unit and the investment banking and asset management business unit, and also through subsidiaries that are part of those units, such as Mitsubishi Securities, Mitsubishi Securities International plc (formerly Tokyo-Mitsubishi International plc) and BTM Capital Corporation.

The unit also provides advisory services to help customers develop financial strategies, such as arranging the issuance of asset-backed commercial paper, providing credit commitments and securitizing real estate in Japan. Together with the investment banking and asset management business unit, the unit also developed its investment banking business to increase MTFG’s non-interest income.

Global Cash Management Service.    Bank of Tokyo-Mitsubishi started offering Global Cash Management Service, or GCMS, through MTFG’s foreign branches. This service allows customers to monitor their foreign accounts and make remittances through their personal computers and Bank of Tokyo-Mitsubishi has introduced several enhancements such as Internet-based access and Chinese-language capability. This service is now available through 22 foreign branches and the total number of GCMS corporate customers was over 2,563 as of September 30, 2004.

Investment Banking and Asset Management Business Unit and Mitsubishi Securities

Bank of Tokyo-Mitsubishi’s investment banking business unit and asset management business unit were merged in May 2003 to form the investment banking and asset management business unit.

Investment Banking

The unit provides capital markets, derivatives, securitization, syndicated loans, structured finance and other services. Other business units of Bank of Tokyo-Mitsubishi cooperate with the investment banking and asset management business unit in offering services to customers. In addition, BTM Capital Corporation and BTM Leasing & Finance, Inc. provide leasing services to their customers.

Capital Markets.    The unit provides arrangement services relating to private placements for mainly medium-sized enterprise issuers and institutional investors. During the six months ended September 30, 2004, MTFG arranged 1,314 issuances totaling ¥146.2 billion.

Derivatives.    The unit develops and offers derivatives products for risk management and other financial needs. The unit has trading desks and sales teams specializing in derivatives in Tokyo, Singapore, Hong Kong, London and New York.

Securitization.    In the securitization area, the unit is primarily engaged in asset-backed commercial paper programs and has securitization teams based in Tokyo, New York and London. It continues to develop and structure new types of transactions.

Syndicated loans.    The unit structures and syndicates many types of loan transactions, including term loans, revolving credit and structured transactions. It has loan syndication operations in Tokyo, New York, London, Hong Kong and Singapore. MTFG arranged syndicated loans with an aggregate principal amount totaling $44.0 billion in the year ended December 31, 2003.

Structured finance.    The unit engages in project finance, real estate finance, lease related finance, and other types of non-recourse or limited-recourse and structured financings. It provides customers with financial advisory services, loan arrangements and agency services. It has teams located in Tokyo, Hong Kong, Singapore, London, New York and Boston.

Other investment banking services.    In the United States, the unit offers leasing services through two subsidiaries, BTM Capital Corporation and BTM Leasing & Finance. BTM Capital Corporation offers a wide range of leasing services to non-Japanese customers, while BTM Leasing & Finance focuses on providing services to the U.S. subsidiaries and affiliates of Japanese corporations.

Asset Management

The unit provides asset management and trust products and services mainly to high net worth individuals, branch customers and corporate clients in Japan. Generally, these products and services are delivered to customers of Bank of Tokyo-Mitsubishi through the retail banking business unit and the commercial banking business unit, and are provided by Mitsubishi Asset Management Co., Ltd. and Mitsubishi Trust Bank. Mitsubishi Asset Management Co., Ltd. was formed on October 1, 2004 through a merger between Tokyo-Mitsubishi Asset Management Ltd. and Mitsubishi Trust Asset Management Co., Ltd. Mitsubishi Asset Management aims to become a leader in Japan’s publicly offered investment trust industry by leveraging its high-quality, sophisticated products and services with MTFG’s broad customer base.

Asset management.    Mitsubishi Asset Management, a licensed investment trust management company and discretionary investment advisor, provides investment trust-related products and services. It also offers a wide array of other investment products which, as of September 30, 2004, are marketed by almost 70 Japanese financial institutions, including the Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and regional banks, mainly to individual customers.

Mitsubishi Asset Management has continued to expand its investment product line. In the first half of the fiscal year ended March 31, 2005, it launched a new fund that mainly invests in Japanese real-estate investment trusts and pays dividends quarterly.

Bank of Tokyo-Mitsubishi and Mitsubishi Asset Management also maintain business relationships with Mellon Financial Group, Frank Russell Company, Ltd. and Schroder Investment Management (Japan) Ltd. Mitsubishi Asset Management distributes sophisticated investment products provided by these institutions.

Advice on Defined Contribution Plans.    MTFG provides consulting services for defined contribution plans through Defined Contribution Plan Consulting of Japan Co., Ltd., which was established by Bank of Tokyo-Mitsubishi in alliance with Mitsubishi Trust Bank, Meiji Yasuda Life Insurance Company and Tokio Marine & Nichido Fire Insurance Co., Ltd., following legislation introduced in October 2001. Defined Contribution Plan Consulting of Japan provides a full range of services, such as plan administration services and advising clients in the selection of investment products, to meet various needs for MTFG’s corporate clients and the plan participants.

Wealth management.    In 2002, two wealth management companies were established to capitalize on MTFG’s wealth management resources and capabilities. In August 2002, Mitsubishi Tokyo Wealth Management Securities, Ltd. began its operations, and in September 2002, Mitsubishi Tokyo Wealth Management (Switzerland), Ltd. took over the private banking business from Bank of Tokyo-Mitsubishi (Switzerland), Ltd. These two subsidiaries provide sophisticated and broad investment services and solutions to high net worth customers.

Mitsubishi Securities

Mitsubishi Securities offers investment banking services, including securities-related services and advice on mergers and acquisitions and corporate advisory matters, to its customers.

In September 2002, MTFG merged Bank of Tokyo-Mitsubishi’s securities subsidiaries and affiliate, KOKUSAI Securities Co., Ltd., Tokyo-Mitsubishi Securities Co., Ltd. and Tokyo-Mitsubishi Personal Securities Co., Ltd., and Mitsubishi Trust Bank’s securities affiliate, Issei Securities Co., Ltd., to create Mitsubishi Securities. As of September 30, 2004, MTFG indirectly owned 58.33% of Mitsubishi Securities through Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank. On February 18, 2005, MTFG announced that it would make Mitsubishi Securities a directly-held subsidiary on July 1, 2005 by acquiring all of the shares of Mitsubishi Securities common stock held by Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, subject to the approval of the relevant regulators. As a result of the transaction, MTFG would directly hold Mitsubishi Securities common stock representing 56.9% of the outstanding voting rights. Mitsubishi Securities functions as the core of MTFG’s securities and investment banking business. MTFG has consolidated most of its securities business and various areas of its investment banking business, such as mergers and acquisitions, derivatives, corporate advisory and securitization operations that were previously conducted through Bank of Tokyo-Mitsubishi’s investment banking unit, into Mitsubishi Securities. In the fiscal year ended March 31, 2003, MTFG started to account for Mitsubishi Securities as a separate segment for financial management purposes.

In addition to its own branch network, Mitsubishi Securities caters to the needs of individual investors in cooperation with Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank through joint branches and MTFG Plazas. As of September 30, 2004, Mitsubishi Securities had 69 offices, 32 of which had been converted to joint branches with Bank of Tokyo-Mitsubishi or Mitsubishi Trust Bank.

In the fixed income securities business, Mitsubishi Securities offers customers a wide range of investment products. Mitsubishi Securities provides in-depth company and strategy reports through its in-house research functions and its equity sales staff provides services to a wide range of domestic and overseas clients ranging from individual investors to institutional investors. Through its derivative products, Mitsubishi Securities provides various solutions to meet customers’ risk management needs. Other services offered by Mitsubishi Securities include bond underwriting, equity underwriting, securitization of assets, initial public offerings, mergers and acquisitions, and support for investor relations activities. To reinforce its global network, Mitsubishi Securities acquired the overseas securities subsidiaries of Bank of Tokyo-Mitsubishi in New York, Hong Kong and Singapore in 2003, and made Tokyo-Mitsubishi International plc (currently Mitsubishi Securities International plc) in London into its subsidiary in July 2004.

UNBC Business Unit

As of September 30, 2004, Bank of Tokyo-Mitsubishi owned 62.3% of UnionBanCal Corporation, a publicly traded company listed on the NYSE. UnionBanCal is a U.S. commercial bank holding company. Union Bank of California, N.A., UnionBanCal’s bank subsidiary, is one of the largest commercial banks in California based on total assets and total deposits and is among the oldest banks on the West Coast, having roots as far back as 1864.

UNBC provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations, primarily in California, Oregon and Washington but also nationally and internationally.

UNBC’s operations are divided into four primary groups.

The Community Banking and Investment Services Group.    This group offers its customers a wide spectrum of financial products within its comprehensive lineup. With a broad line of checking and savings, investment, loan and fee-based banking products, individual and business clients, including not-for-profit, small and institutional investors, can each have their specific needs met. As of September 30, 2004, these products are offered in 301 full-service branches, primarily in California, as well as in Oregon and Washington. In addition, the group offers international and settlement services, e-banking through its website, check cashing services at its Cash & Save locations and loan and investment products tailored to its high net worth consumer customers through its private banking business. Institutional customers are offered employee benefit, 401(k) administration, corporate trust, securities lending and custody (global and domestic) services. The group also includes a registered broker-dealer and a registered investment advisor, which provide investment advisory services and manage a proprietary mutual fund family.

The Commercial Financial Services Group.    This group offers a variety of commercial financial services, including commercial loans and project financing, real estate financing, asset-based financing, trade finance and letters of credit, lease financing, customized cash management services and selected capital markets products. The group’s customers include middle-market companies, large corporations, real estate companies and other more specialized industry customers. In addition, specialized depository services are offered to title and escrow companies, retailers, domestic financial institutions, bankruptcy trustees and other customers with significant deposit volumes.

The International Banking Group.    This group primarily provides correspondent banking and trade finance-related products and services to financial institutions worldwide, primarily in Asia. This group has a long and stable history of providing these services to that market.

The Global Markets Group.    This group, in collaboration with other UNBC business groups, offers customers a broad range of products. They include a variety of foreign exchange products and risk management products, such as interest rate swaps and options. The group trades money market and fixed income securities in the secondary market and serves institutional investment needs. The group also manages market-related risks for UNBC as part of its responsibilities for asset/liability management, including funding UNBC’s liquidity needs and addressing its interest rate risk.

Operations Services Unit

Through its operations services unit, Bank of Tokyo-Mitsubishi provides operations and settlement services to its other business units. The unit also earns fee income by providing settlement and remittance services, including correspondent banking services, to Bank of Tokyo-Mitsubishi’s customers. In addition, the unit also offers competitive operations and settlement services to other financial institutions to meet their outsourcing needs.

Operations services.    The operations division of Bank of Tokyo-Mitsubishi’s operations services unit provides operations services for the domestic commercial banking activities of the retail banking, commercial banking and global corporate banking business units. Bank of Tokyo-Mitsubishi has expanded centralized processing at its operations centers, which will increase the efficiency of its branch offices.

The operations division also offers outsourcing services in foreign remittance, export and import operations for Japanese financial institutions. As of September 30, 2004, 70 Japanese banks utilized Bank of Tokyo-Mitsubishi’s foreign remittance services offered under its Global Operation Automatic Link (GOAL) service, and a number of Japanese banks outsourced their export and import operations to Bank of Tokyo-Mitsubishi.

Correspondent banking and settlement.    The payment and clearing services division of Bank of Tokyo-Mitsubishi’s operations services unit maintains financial institutions’ accounts with correspondent arrangements. As of September 30, 2004, Bank of Tokyo-Mitsubishi had correspondent arrangements with 2,976 foreign banks and other financial institutions, of which 1,626 had yen settlement accounts with Bank of Tokyo-Mitsubishi. Bank of Tokyo-Mitsubishi also had correspondent arrangements with 133 Japanese financial institutions, for which Bank of Tokyo-Mitsubishi held 147 yen and foreign currency accounts.

The Foreign Exchange Yen Clearing System in Japan introduced an entrustment procedure for yen clearing through which banks may entrust other banks to conduct yen clearing for them. Bank of Tokyo-Mitsubishi has the largest share of this business in the market. As of September 30, 2004, 47 regional and foreign banks in Japan outsourced their yen clearing operations to Bank of Tokyo-Mitsubishi. Bank of Tokyo-Mitsubishi handled approximately 29% of these transactions based on transaction amounts and is a market leader in the yen settlement business.

Bank of Tokyo-Mitsubishi’s payment and clearing services division is also taking the initiative in the global implementation of the Continuous Linked Settlement operation, which is intended to eliminate the settlement risk that can occur when foreign exchange deals are settled.

Treasury Unit

The treasury unit of Bank of Tokyo-Mitsubishi manages Bank of Tokyo-Mitsubishi’s overall funding requirements. The unit is responsible for Bank of Tokyo-Mitsubishi’s asset liability management and manages

Bank of Tokyo-Mitsubishi’s securities investment portfolio, foreign exchange and derivatives transactions, including proprietary trading. It works with other business units to provide various financial products such as foreign currency forward, currency options and commercial paper.

The treasury unit is active in financial markets worldwide and has global treasury offices in Tokyo, New York, London, Singapore and Hong Kong.

As part of its asset liability management for Bank of Tokyo-Mitsubishi, the treasury unit seeks to control the interest rate and liquidity risks of Bank of Tokyo-Mitsubishi and to enable it to conduct its investment and fund-raising activities within an appropriate range of risk. The treasury unit centrally monitors and manages all interest rate risk and liquidity risk for Bank of Tokyo-Mitsubishi.

In the international money markets, the treasury unit raises foreign currency funds through inter-bank transactions, deposits and certificates of deposit. It actively deals in short-term yen-denominated instruments, such as interest rate swaps, futures and options on futures. Bank of Tokyo-Mitsubishi is a major market maker in short-term yen interest rate swaps.

Bank of Tokyo-Mitsubishi is a leading market maker for the Tokyo foreign exchange and over-the-counter currency option markets. Bank of Tokyo-Mitsubishi has a large market share of transactions in the U.S. dollar-yen sector and in other major cross currency and currency option trading.

The unit also actively trades in the secondary market for Japanese government bonds, local government bonds and government guaranteed bonds.

Other Business Units

In addition to the above, Bank of Tokyo-Mitsubishi also has other business units, including:

•	system services, which is responsible for Bank of Tokyo-Mitsubishi’s computer systems;

•	eBusiness & IT initiatives, which is responsible for developing and overseeing information technology within the Bank of Tokyo-Mitsubishi as well as related business opportunities; and

•	the corporate center, which retains functions such as strategic planning, overall risk management, internal auditing and compliance within Bank of Tokyo-Mitsubishi.

Mitsubishi Trust Bank

Mitsubishi Trust Bank is one of the major trust banks in Japan. It engages in the following businesses:

•	trust-banking business;

•	trust assets business;

•	real estate business;

•	stock transfer agency business; and

•	global markets business.

As of September 30, 2004, Mitsubishi Trust Bank had a network of 44 branches and two sub-branches in Japan.

Trust-Banking Business Group

The trust-banking business group of Mitsubishi Trust Bank provides retail banking and trust services, as well as corporate financing services. The trust-banking business group provides a full range of trust and commercial banking products and various financial services to individuals, corporations, institutional investors and public organizations. Mitsubishi Trust Bank offers some of its products and services through its trust agency arrangements with various banks, including Bank of Tokyo-Mitsubishi.

As it serves as the first point of contact with customers, this group is responsible for building and maintaining good relationships with retail and corporate clients.

Retail banking services.    The trust-banking business group offers a variety of asset-management and asset administration services to individuals. The group’s asset management products include savings instruments such as current accounts, ordinary deposits, time deposits, deposits at notice and other deposit facilities. It also offers trust products, such as loan trusts and money trusts, and other investment products, such as investment trusts, performance-based money trusts and foreign-currency deposits.

The group creates portfolios tailored to the customers’ needs by combining savings instruments and investment products. The group also provides a range of asset management and asset administration products as well as customized trust products for high net worth individuals. Examples of services offered include advisory services relating to, among other things, the purchase and disposal of real estate and effective land utilization and testamentary trusts.

Since 1999, Mitsubishi Trust Bank has offered a members-only service called the “Excellent Club” targeted at customers who have aggregate balances of over ¥10 million per household at Mitsubishi Trust Bank. As of September 30, 2004, the Excellent Club had a membership of over 260,000 households. Members of the Excellent Club have access to, among other things, favorable interest rates and fee discounts, wealth management services and special products such as the “Excellent Club time deposits.”

Corporate finance products and services.    The trust-banking business group offers a range of services which integrate trust and banking functions in order to satisfy the financial needs of approximately 7,000 corporate clients. Examples of traditional commercial banking services include loans, the arrangement of syndicated loans, securitization and the establishment of loan commitments. Leveraging Mitsubishi Trust Bank’s experience and know-how relating to the asset management business, real estate brokerage and appraisal services, the group offers services tailored to the financial strategies of each client, including securitization of real estate, receivables and other assets.

With respect to securitization services, the group is engaged in the securitization of the Government Housing Loan Corporation’s housing loans and the securitization of non-performing loans in cooperation with Japan’s Resolution and Collection Corporation. As of September 30, 2004, the outstanding balance of loan credits (including non-performing loans), property, sales credits and other credits that were securitized was over ¥7 trillion.

In order to meet the various needs of corporate customers, the group offers appropriate solutions by providing trust banking that combines trust services, such as those related to pensions and real estate, with diverse financing options.

Trust Assets Business Group

The trust assets business group provides fiduciary asset management and administration services. As of September 30, 2004, the balance of corporate pension assets entrusted to Mitsubishi Trust Bank surpassed the level held by all other trust banks in Japan combined.

This group is strengthening its consulting capabilities in response to an increasing demand for specialized consulting services as more Japanese companies seek to reform their pension and human resources systems.

Trust assets management services.    The group manages investment funds, corporate pensions, public pensions, public sector funds and individual funds on behalf of its clients and in accordance with their investment objectives.

Mitsubishi Trust Asset Management Co., Ltd. merged with Tokyo-Mitsubishi Asset Management to form Mitsubishi Asset Management Co., Ltd. on October 1, 2004. MTFG believes this merger strengthens MTFG’s competitiveness in Japan’s publicly offered investment trust industry by combining high-quality, sophisticated products and services with MTFG’s broad customer base.

To address the diverse needs of Mitsubishi Trust Bank’s clients, the group offers a wide range of products, including actively managed funds for investors seeking to outperform the market as well as passively managed or index-based funds, which are becoming increasingly popular. The group also provides currency overlay management services and alternative investment products.

Asset administration and custodial services.    In the asset administration business, the group provides a broad range of administrative and custodial services to corporations, institutional investors and other clients. In May 2002, Mitsubishi Trust Bank transferred to Master Trust Bank of Japan, Ltd. assets under management encompassing securities held by funds including pension trusts, specified money trusts and securities investment trusts. Master Trust Bank of Japan is a trust bank which specializes in asset administration. It was established in May 2000 by Mitsubishi Trust Bank, Nippon Life, UFJ Trust Bank, Meiji Yasuda Life and Deutsche Bank. In October 2002 and November 2003, UFJ Trust Bank transferred its assets under management encompassing securities held by funds, including pension trusts, specified money trusts, and securities investment trusts to Master Trust Bank of Japan, increasing its trust assets to approximately ¥75 trillion as of September 30, 2004.

Real Estate Business Group

In addition to its principal business of real estate brokerage operations, the real estate business group utilizes its significant know-how relating to the securitization of real estate and real estate development, management and appraisal, to meet the diverse real estate-related needs of retail and corporate clients. The group is also focused on providing services that build on the experience and expertise of a trust bank. For example, the group offers advice relating to clients’ real estate assets in the context of the restructuring of their businesses and financial strategies and their balance sheets, as clients try to respond to changes in the accounting treatment of impairment losses and the increased focus on consolidated financial statements under Japanese GAAP. The group retains the services of a large number of highly qualified experts, including registered architects, registered real estate transaction managers, appraisers and associate appraisers and registered real estate consultants.

Stock Transfer Agency Business Group

In April 2004, Mitsubishi Trust Bank upgraded the status of its stock transfer agency business from part of the trust-banking business group to a newly established stock transfer agency business group. Mitsubishi Trust Bank aims to expand its stock transfer agency business by tapping into a wider client base and working closely with Bank of Tokyo-Mitsubishi. The group offers stock transfer agency services for corporate clients where Mitsubishi Trust Bank acts as an agent, as designated under the Japanese Commercial Code, and handles various administrative procedures such as stock title transfers and the calculation and payment of dividends. The group also offers consultation services relating to investor relations and corporate governance to listed companies and advises companies planning to go public on how to prepare for an initial public offering and other practical procedures involved in the issuance of shares. The group also provides a service that enables companies to send shareholder meeting notices to, and receive proxies from, shareholders via the Internet. As of September 30, 2004, Mitsubishi Trust Bank was serving as the stock transfer agent for 950 companies based in Japan and overseas.

Global Markets Business Group

The global markets business group is active in various financial operations, including banking, money and capital markets operations, securities investments and custody operations and asset management. With the U.S., European and Asian markets as its core foundation, the group’s business, through efficient management of its portfolio of financial products including securities, loan receivables and derivatives, has consistently maintained a high level of profitability and has been one of Mitsubishi Trust Bank’s most important businesses.

In the area of international finance, the group offers loans, guarantees and other credit facilities to multinational corporate clients, including the overseas affiliates of Japanese corporations.

As of September 30, 2004, Mitsubishi Trust Bank maintained a presence in the world’s major financial markets through a network of five branches, three representative offices and five major subsidiaries.

Property

The following table presents MTFG’s premises and equipment at cost as of March 31, 2003 and 2004:

	At March 31
	2003	2004
	(in millions)
Land	¥193,278	¥171,379
Buildings	432,230	426,691
Equipment and furniture	489,307	443,251
Leasehold improvements	234,443	228,104
Construction in progress	20,134	4,136

Total	1,369,392	1,273,561
Less accumulated depreciation	725,598	693,488

Premises and equipment—net	¥643,794	¥580,073

MTFG’s head office is located at 4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, and comprises 2,221.19 square meters of office space. At March 31, 2004, MTFG conducted its banking operations either in its owned premises or in leased properties.

The following table presents the areas and book values of MTFG’s material office and other properties at March 31, 2004:

	Area	Book value
	(in thousands of square feet)	(in millions)
Owned land	9,550	¥171,379
Leased land	1,220	—
Owned buildings.	16,885	180,019
Leased buildings	11,446	—

MTFG’s owned land and buildings are primarily used by its branches. Most of the buildings and land owned by MTFG are free from material encumbrances, except as described below.

In March 1999, Bank of Tokyo-Mitsubishi sold a 50% undivided interest in each of its head office land and building and its main office land and building and, at the same time, Bank of Tokyo-Mitsubishi entered into an agreement to lease back from the buyer the 50% undivided interests of the buildings sold for a period of seven years. MTFG accounted for these transactions as financing arrangements.

During the fiscal year ended March 31, 2004, MTFG invested approximately ¥52.0 billion in its subsidiaries primarily for office renovations and purchases of furniture and equipment.

Legal Proceedings

From time to time, MTFG is involved in various litigation matters. Based on its current knowledge and consultation with legal counsel, MTFG believes the current litigation matters, when ultimately determined, will not have a material adverse effect on its results of operations and financial position.

UFJ Holdings

UFJ Holdings, established in April 2001, is a financial services holding company in Japan. Its two largest subsidiaries are:

•	UFJ Bank Limited, formed in January 2002 by the merger of Sanwa Bank and Tokai Bank, and

•	UFJ Trust Bank Limited, previously known as Toyo Trust.

The UFJ group provides a broad spectrum of financial products and services, including retail banking, corporate banking, global banking and trading, trust services, securities underwriting and brokerage services, investment banking services and asset management services. Through alliances, joint ventures and acquisitions facilitated by recent deregulation and by its holding company structure, the UFJ group aims to augment its capabilities to provide insurance products and a broadened range of securities brokerage, underwriting and other financial services to its core Japanese retail and middle corporate markets.

UFJ Holdings coordinates the business development, operations and risk management among two key bank subsidiaries and other subsidiaries and affiliates. In addition, by unifying the coordination and development of strategies for all of the subsidiaries and affiliates, UFJ Holdings identifies and pursues strategic opportunities to complement the current product and service offerings of the UFJ group.

The UFJ group’s business operations are structured as follows:

•	UFJ Bank, which has the following units:

•	retail banking business,

•	corporate banking business,

•	global banking and trading business, and

•	planning and administration,

•	UFJ Trust Bank, and

•	other businesses, including securities and asset management.

Recent Regulatory Problems and Financial Difficulties

In recent years, deregulation and structural reforms in the financial services industry have increased competition, and adverse market conditions in many sectors have exacerbated asset quality problems and led to a marked deterioration in the financial condition and capital base of many Japanese financial institutions, including UFJ Holdings. In this environment, UFJ Holdings recorded large net losses under Japanese GAAP for the years ended March 31, 2002, 2003 and 2004. These losses and the continuing restructuring of major borrowers created a risk that UFJ Holdings would be unable to maintain the 8% capital adequacy ratio (calculated in accordance with Japanese banking regulations and based on Japanese GAAP financial statements) required of Japanese banks with international operations as of September 30, 2004 prior to the UFJ group’s receipt of a capital injection from MTFG.

In the course of ongoing inspections of the classification of large borrowers by Japanese banks, the Financial Services Agency in 2004 concluded that members of the UFJ group’s management had obstructed the Financial Services Agency’s inspection into the classification of such borrowers by systematically withholding relevant information on borrowers’ financial condition and falsely responding to requests for information from inspectors. In June 2004, the Financial Services Agency issued a series of administrative orders which highlighted the need to strengthen the operations and internal controls of UFJ Bank to respond appropriately to the Financial Services Agency’s inspections. As part of its response to the administrative orders, UFJ Bank strengthened its internal audit department, including through the establishment of a specific team dedicated to the evaluation of large borrowers.

The top management of UFJ Holdings, UFJ Bank and UFJ Trust Bank resigned in May 2004. Subsequently, in October 2004, the Financial Services Agency filed criminal indictments against UFJ Bank and former members of its management with the Tokyo District Public Prosecutors Office. At the same time, the Financial Services Agency ordered the suspension of loan origination for new customers by UFJ Bank’s Tokyo corporate office and Osaka corporate office for the period from October 18, 2004 to April 17, 2005. In conjunction with these indictments, the Tokyo District Public Prosecutors Office announced in December 2004 that it would seek to prosecute UFJ Bank, its former executives and a former employee on suspicion of violations of the Banking Law.

Retail Banking

UFJ Bank’s retail banking business serves individual customers through its large domestic network of manned and automated service outlets as well as alternative service distribution channels such as the Internet, mail and telephone. As of September 30, 2004, UFJ Bank had approximately 15 million retail banking customers. In cooperation with other group companies, UFJ Bank provides its retail banking customers with a full range of deposit and loan products as well as a range of securities, credit card and other retail services.

Retail Network.    UFJ Bank has an extensive domestic network comprised of 410 branches, 75 sub-branches and 1,642 fully automated service outlets as of September 30, 2004. These branches and service outlets are concentrated principally in Japan’s three largest metropolitan areas of Tokyo, Osaka and Nagoya.

Since the merger of Sanwa Bank and Tokai Bank in January 2002, UFJ Bank has restructured its branch network to reduce duplicative branch locations, customized branch office capabilities to the requirements of its customer base, and promoted the efficient distribution and cross-selling of services through the establishment of joint branches designed to offer retail banking, trust and/or securities-related products and services at a single location. From January 15, 2002 to September 30, 2004, UFJ Bank and UFJ Trust Bank on a combined basis reduced the number of their manned domestic branches from 494 to 410, and implemented their strategy to limit lines of service offered at each branch office to those services for which customer demand exists.

While reducing the number of manned branches, UFJ Bank has increased the role that automated teller machines, including ATMs owned and operated by third parties, play in ensuring that its customers enjoy easy access to its services. As of September 30, 2004, UFJ Bank had 1,642 fully automated service corners, and through agreements with third parties had arranged for services to be made available through an additional 12,657 ATMs. Over the last few years, UFJ Bank has increased the range of financial products and services that retail customers can access through its ATM network, making this an efficient distribution channel for a broadening array of retail banking services. For example, UFJ Bank’s “Automated Consulting and Contract Machines” enable its customers to conduct a range of transactions through an audiovisual intercom connection to an operator even after regular business hours or on holidays. These transactions include opening accounts, registering change of addresses, reporting lost cash cards and bank account books and making repayments of housing loans.

UFJ Bank (then Sanwa Bank) opened its first joint branch with UFJ Trust Bank (then Toyo Trust) in 1999, and its first joint branch with UFJ Tsubasa Securities in 2002. As of September 30, 2004, UFJ Bank and UFJ Trust Bank had 11 joint branches offering banking and trust services and UFJ Bank and UFJ Tsubasa Securities had 8 joint branches offering banking and securities brokerage services. On December 1, 2004, when the ban on the provision of securities intermediary services by Japanese commercial banks was lifted, UFJ Bank began to offer securities intermediation services with UFJ Tsubasa Securities and installed securities sales desks in 15 branches, primarily in the Tokyo, Nagoya and Osaka metropolitan areas.

In recent years the UFJ group has also increased substantially its customers’ ability to access its services through the Internet, by telephone and through other non-traditional service channels. Almost all of the UFJ group’s retail banking services are now offered through on-line banking. On-line banking services may also be accessed through customers’ mobile phones.

In September 2003, UFJ Bank began implementing its UFJ24 initiative to improve the accessibility of its services and further enhance customer convenience. As one vital part of this initiative, the number of locations offering 24-hour UFJ Bank ATMs nationwide was expanded from 12 to 308 in September 2003. As of September 30, 2004, 325 locations offered 24-hour UFJ Bank ATMs. UFJ Bank also introduced 24-hour live operator service for its telephone customer-service center starting in October 2003. Other steps in this initiative include increasing the number of TV service windows that operate evenings and weekends, opening new types of branches with greatly extended operating hours for teller services, setting up teller windows exclusively for individuals and introducing a reservation system to reduce waiting time.

Deposits.    UFJ Bank offers a full range of deposit products, including non-interest bearing accounts, interest-bearing ordinary deposits, time deposits with various maturities up to ten years, negotiable certificates of deposit and foreign currency denominated deposits. As of September 30, 2004, UFJ Bank had approximately ¥24 trillion in deposits from retail customers and approximately ¥436 billion of foreign currency denominated deposits, of which 75% were U.S. dollar deposits, 18% were Australian dollar deposits and 6% were Euro deposits.

Sales of Investment Trust and Insurance Products.    Upon deregulation of a range of Japanese banking services and in response to increasing demands of customers for substitute products for deposits under a prolonged low interest rate environment, UFJ Bank has offered over-the-counter sales of investment trust and insurance products through its retail branch network since December 1999 and April 2001, respectively. Initially, sales of insurance products were restricted to the areas of housing loan insurance and casualty insurance during overseas travel. Since October 2002, as a result of further deregulation, UFJ Bank has also been offering annuity insurance products. UFJ Bank expects to add more products for over-the-counter sales in the future. UFJ Bank receives fees for the initial sale of investment trust products and insurance products, and continues to receive annual fees with respect to the outstanding investment trust securities sold. UFJ Bank sold ¥429 billion of investment trust products to retail customers during the fiscal year ended March 31, 2004 and ¥262 billion during the six months ended September 30, 2004. An aggregate of ¥798 billion of investment trust securities sold by UFJ Bank was outstanding as of September 30, 2004. UFJ Bank sold ¥111 billion of annuity insurance products to retail customers in the fiscal year ended March 31, 2004 and ¥65 billion during the six months ended September 30, 2004.

Retail Lending.    UFJ Bank’s retail banking unit offers a range of loan products, including housing and consumer loans.

UFJ Bank is one of the leading private-sector housing lenders in Japan, and it sees this area as an opportunity for further growth in spite of the overall declines in the Japanese real estate market. In recent years it has used its housing loan offices, which numbered 125 as of September 30, 2004, to deepen its relationships with housing developers and real estate brokers, which are the source for about 90% of UFJ Bank’s new housing loans. UFJ Bank offers housing loans with a variety of interest rate and repayment structures, and has sought to reduce the time required to process loan applications by increasing the efficiency of its credit investigation process and improving its auto-scoring model. As a result of its efforts, UFJ Bank booked ¥1.6 trillion in new housing loans during the fiscal year ended March 31, 2004 and ¥0.6 trillion during the six months ended September 30, 2004. The following table sets forth the outstanding balance of housing loans and other loans to individuals under Japanese GAAP in UFJ Bank’s domestic loan portfolio as of the dates set forth below:

	As of March 31,		As of September 30,
	2003	2004	2003	2004
	(in billions)
Housing loans	¥6,359	¥7,361	¥6,721	¥7,653
Other loans to individuals	3,113	2,902	2,999	2,802

Total loans to individuals(1)	¥9,472	¥10,264	¥9,720	¥10,455

(1)	Excludes loans by Mobit Co.

UFJ Bank’s retail branches provide consumer loans of various kinds. In addition, through Mobit Co., a joint venture formed in 2000 with two consumer finance companies, UFJ Bank provides consumer financing to individual borrowers whose credit quality is lower than that traditionally served by commercial banks but higher than that served by consumer finance companies. Combining the consumer finance expertise of UFJ Bank’s partners with the trusted UFJ brand, UFJ Bank seeks to extend consumer loans to this traditionally underserved market segment at higher interest rates than would typically be charged in its retail banking business. As of September 30, 2004, Mobit had approximately 259,000 customer accounts and total loans outstanding of ¥188 billion. Mobit also guarantees consumer loans of regional banks and, as of September 30, 2004, had guaranteed ¥54 billion of loans originated by regional banks and the UFJ group. From October 2002, UFJ Bank also began providing consumer credit card loans that are guaranteed by Mobit in the same way that Mobit guarantees consumer loans of regional banks.

UFJ Bank’s subsidiary UFJ Card is one of Japan’s leading credit card issuers, and plays a key role in the group’s retail banking business. UFJ Card had 8.9 million cardholders as of September 30, 2004, an increase of 0.2 million from March 31, 2004. In March 2004, UFJ Bank also invested ¥200 billion in convertible preferred shares issued by Nippon Shinpan Co., Ltd., another major issuer of credit cards in Japan. The investment is part of a strategic alliance between the two institutions in the credit card business that is intended to strengthen the competitiveness of UFJ Bank’s retail business. As of September 30, 2004, Nippon Shinpan had approximately 14.4 million cardholders. Together with its wider business integration with MTFG, the UFJ group also intends to merge UFJ Card and Nippon Shinpan by October 2005.

Corporate Banking

UFJ Bank serves a broad corporate customer base, including many leading companies in Japan as well as a variety of governmental and quasi-governmental entities. As of September 30, 2004, UFJ Bank had approximately 65,000 corporate clients, excluding small businesses. In December 2004, the UFJ group transferred a portion of UFJ Trust Bank’s operations relating to large-sized companies to UFJ Bank in order to improve both efficiency and credit management.

UFJ Bank has identified small- and medium-sized companies as the primary market for its commercial loans, and has been developing and marketing new loan products for that market. Although large corporate clients remain an important part of its overall business, commercial lending and the provision of other financial services to medium-sized companies are the primary focus for growth for its corporate banking business unit.

In order to increase lending to medium-sized companies, in April 2002 UFJ Bank set up a specialized office designated to deal with new customers in the Tokyo metropolitan area. As of September 30, 2004, UFJ Bank had 11 offices in the Tokyo metropolitan area, 3 offices in the Chubu area (Central Japan) and 4 offices in the Kansai area (Western Japan). For small business customers, UFJ Bank set up, in April 2003, the Business Banking Office (BBO). The BBO has introduced new types of loans for which credit examinations are done by an auto-scoring model, and that do not require collateral.

One key aim of UFJ Bank’s corporate banking business is to increase fees and commissions. Fee and commissions businesses include settlement services, foreign exchange-related services, investment banking (including arranging privately placed bonds, syndicated loans, merger and acquisitions and securitizations) and sales of derivatives products. In Japan, investment banking businesses were historically provided mainly to large corporate customers. However, UFJ Bank is now targeting medium-sized companies by utilizing the know-how gained from business with large corporate customers and in overseas markets, standardizing its services and lowering the minimum contract amount. UFJ Bank is closely cooperating with UFJ Tsubasa Securities in providing investment banking services to its customers, especially in the mergers and acquisitions area, with UFJ Bank playing primarily a client relationship role and UFJ Tsubasa Securities leading the execution of transactions.

In an effort to improve the quality of its loan portfolio, UFJ Bank has taken measures to help troubled borrowers restructure and revive their businesses. In July 2002, UFJ Bank established the Corporate Advisory Group to closely monitor troubled borrowers. Through this group, UFJ Bank makes final disposals of problem loans in cases when borrowers have no hope of recovery and provides support to borrowers who are experiencing financial difficulties but have strongly competitive core businesses. In cooperation with companies in the UFJ group such as UFJ Tsubasa Securities and UFJ Trust Bank, as well as other entities involved in effecting corporate revivals such as business consulting firms, the Resolution and Collection Corporation and the Industrial Revitalization Corporation, UFJ Bank proactively works with customers to effect their restructuring and revitalization. In the fiscal year ended March 31, 2005, UFJ Bank took aggressive steps to support major large troubled borrowers by forgiving indebtedness, engaging in debt-for-equity swaps and offering other support.

To accelerate revitalization of small- and medium-sized companies, UFJ Bank established UFJ Strategic Partner, a joint venture with Merrill Lynch, in December 2002 and in March 2003 transferred to it, or arranged for it to take a participation interest in, loans with a face value of approximately ¥1.3 trillion to small- and medium-sized companies. Utilizing Merrill Lynch’s experience and expertise in the corporate revitalization business, UFJ Strategic Partner provides advisory services for formulating and implementing restructuring plans. Beginning in July 2004, UFJ Strategic Partner’s role was expanded to include providing advisory services for additional problem loans to small- and medium-sized companies. As a result, UFJ Strategic Partner now advises small- and medium-sized companies with their problem loans, and UFJ Bank focuses on preventive measures involving borrowers in all higher-risk categories.

In another measure aimed at improving its loan portfolio, UFJ Bank established the Genesis Fund with Merrill Lynch in July 2004. The Genesis Fund is an investment fund that purchases loans extended by UFJ Bank and other financial institutions mainly to small- and medium-sized companies and works with these borrowers to increase their corporate value. The Genesis Fund targets companies that have sound business operations but are experiencing difficulties because of excessive investments or debt and where prospects are good for increasing corporate value by conducting financial restructuring programs and taking other actions. The Genesis Fund purchases these loans at market prices and, while extending additional financing as deemed appropriate, works with borrowers to return them to financial health. The Genesis Fund is owned 70% by Merrill Lynch and 30% by the UFJ group and can have assets of up to ¥100 billion. Frontier Servicer Co., a UFJ group company, will service the loans on behalf of the Genesis Fund.

Leasing and Factoring.    The UFJ group’s leasing operations were integrated in April 2004 to form UFJ Central Leasing Co., Ltd. UFJ Central Leasing had consolidated assets of ¥940 billion as of September 30, 2004, ranking it third in Japan’s leasing industry, and serves approximately 72,000 corporate clients. UFJ Business Finance specializes in providing factoring services to corporate clients.

Global Finance and Trading Business

UFJ Bank’s global banking and trading business consists of two business segments:

•	overseas commercial banking, and

•	global trading.

Overseas Commercial Banking.    UFJ Bank’s overseas commercial banking services network consists of locations in 30 cities in 16 countries. As of September 30, 2004, UFJ Bank had the following marketing bases outside of Japan: 18 branches, 5 sub-branches, 3 representative offices and 11 subsidiaries. UFJ Bank had international deposits and negotiable certificates of deposit of ¥2 trillion as of September 30, 2004, denominated mostly in U.S. dollars.

The focus of UFJ Bank’s overseas commercial banking is to support the overseas activities of Japanese companies, particularly in Asia. Many of its existing small- and medium-sized corporate customers have been expanding, and will continue to expand, their manufacturing facilities outside of Japan, especially in Asia. UFJ Bank will continue to develop services to accommodate its corporate customers’ demands, arising in connection with their overseas expansion, by utilizing its large network and forming alliances, including equity investments, with major local banks in Asia which can provide local currency lending to its customers.

In particular, UFJ Bank has developed a significant network in China, with five branches and one representative office in mainland China, and one branch and one sub-branch in Hong Kong, as well as alliances with a number of local banks. The UFJ group uses this platform to extend financial services and other forms of assistance to Japanese companies and other clients. Four Chinese branches are licensed to conduct deposit, loan and settlement services in Chinese yuan. In November 2003, the group established the China Business Planning Department in Shanghai to strengthen and promote business strategies for China. In addition, China Business Promotion Offices are located in Tokyo, Osaka and Nagoya to provide extensive services and information on business opportunities in China to clients.

UFJ Bank’s overseas commercial banking network contributes to its global settlement business. UFJ Bank’s branch and affiliate network in Asia provides the settlement services required by many of UFJ Bank’s medium-sized corporate clients that have operations throughout Asia. UFJ Bank’s global network allows it to offer enhanced cash management systems to meet the demands of its corporate clients throughout most parts of the world.

Global Trading.    As part of its global trading business, UFJ Bank offers various products that allow its corporate customers to enhance their cash flow and/or manage their business-related risks. UFJ Bank offers a full range of foreign exchange and derivative products. In addition, UFJ Bank engages in proprietary trading of foreign exchange, bonds and derivative instruments, both in the Japanese and overseas trading markets. Recently, UFJ Bank has focused on “flow trading,” which involves making trading positions on customer orders.

Planning and Administration

UFJ Bank’s planning and administration unit consists of the general funding department, which conducts treasury operations, and the strategic support group, which provides financial assistance and rehabilitation consulting services mainly to borrowers classified as “special mention” with loans of ¥500 million or more, borrowers classified as “doubtful” or below and certain other large borrowers.

UFJ Trust Bank

UFJ Trust Bank administers various trusts, such as investment trusts and pension trusts, and offers various other trust-related services, such as corporate agency services, real estate services and testamentary and inheritance services. As part of the efforts to integrate the trust business, the merger of Sanwa Trust and Banking Company, Limited into Toyo Trust was completed in October 1999. In addition, effective July 1, 2001 Toyo Trust merged with The Tokai Trust and Banking Co., Ltd. Toyo Trust changed its name to UFJ Trust Bank on January 15, 2002.

The UFJ group expects to generate additional business opportunities and develop new trust-related products and services as its commercial banking customers are referred to trust-related services and as the UFJ group increases collaboration among its trust business unit and other business units. In order to increase customer referrals and encourage cooperation among its business units, the UFJ group has initiated several programs, such as employee exchange programs and educational seminars on trust products and services for its commercial bankers, and will continue to develop additional coordination initiatives.

UFJ Bank and UFJ Trust Bank have established joint branches at 11 locations to offer retail banking services and trust services. In addition, the UFJ group is planning to appoint UFJ Bank as trust agency of UFJ Trust Bank, and offer trust services through 199 of UFJ Bank’s branches as of September 30, 2004.

The UFJ group has identified loan trusts, jointly operated money trusts, pension trusts, securities related services, corporate agency services and the securitization business as its core trust businesses.

Loan Trusts and Jointly Operated Money Trusts.    UFJ Trust Bank offers loan trusts and jointly operated designated money trusts as savings vehicles primarily for individuals. UFJ Trust Bank generally guarantees the principal of loan trusts and jointly operated designated money trusts. Trust beneficiaries are entitled to receive a dividend, which in principle is based on the performance of the trust assets but in practice is the “projected rate” published at the time of subscription and at the beginning of each semiannual period. As of September 30, 2004, UFJ Trust Bank had ¥0.7 trillion of assets in loan trusts and ¥1.4 billion of assets in jointly operated designated money trusts with principal indemnity clauses.

Corporate Agency Services.    UFJ Trust Bank provides a variety of services relating to equity securities for companies, including stockholder registry management, stock transfer operations, notices of stockholder meetings, calculation and payments of dividends and services relating to capital increases. In addition, UFJ Trust Bank provides advice to companies seeking to list their shares. The UFJ group believes the demand for corporate agency services will increase as the number of companies seeking to list their shares rises and the numbers of stockholders and publicly traded shares increase. As of September 30, 2004, UFJ Trust Bank provided corporate agency services for 884 domestic publicly traded companies and 1,237 domestic private companies, and is one of the leaders in this area.

Real Estate Related Services.    UFJ Trust Bank offers a broad range of services to meet customer needs in the real estate field, including the following:

•	real estate brokerage,

•	land trust, which refers to management of real property on behalf of the owner,

•	real estate consulting, and

•	real estate appraisal.

Securitization Business.    In recent years, Japan’s market for asset securitization has continued to expand as companies seek to streamline their balance sheets and diversify their sources of funding, and as investors increasingly seek asset-backed products to diversify their investment portfolio. UFJ Trust Bank is actively developing a range of products to respond to this increasing demand for securitization services. In addition, Toyo Trust will seek opportunities to offer securitization services to its expanded corporate banking customers as its operations become more fully integrated. UFJ Trust Bank’s products and services in this area include the following:

•	Monetary claim trusts: Financial institutions and other types of companies often use monetary claim trusts as a method of funding by entrusting their monetary assets and then selling their beneficial interests in these trusts to third party investors. Assets entrusted in monetary claim trusts include commercial loan portfolios, trade receivables and specific claims, such as leases, credit card receivables and automobile loans.

•	Lease property trusts: Leased assets, such as office equipment and other types of equipment, owned by leasing companies, are entrusted and beneficiary interests in the trust are sold to investors.

•	Real estate securitization: Owners of real estate entrust their real estate interests, and equity and debt securities and other financial instruments backed by the real estate are sold to investors. UFJ Trust is engaged in the establishment and administration of these investment vehicles.

Pension Trusts.    The management of corporate pension trusts and national pension fund trusts comprises a significant portion of the UFJ group’s trust business. As Japan’s population continues to age, corporate pensions that provide for the support of retirees are attracting growing interest from society at large. In addition, various changes in retirement pension plans, including the introduction of defined contribution pension plans have been implemented and are expected to lead to an increase in pension fund assets. As a result, the UFJ group expects increased demand for UFJ Trust Bank’s pension trust related services, such as actuarial accounting, record keeping of entrants and qualified beneficiaries, receipt of contributions and payment of benefits and the administration and management of pension assets. As of September 30, 2004, UFJ Trust Bank managed approximately 3,800 pension trust funds with total assets of ¥6.8 trillion.

Securities Related Services.    Funds entrusted in investment trusts and specific money trusts (tokkin) are held by UFJ Trust Bank and invested in a portfolio of securities as directed by an asset management company. Since UFJ Trust Bank does not exercise investment discretion over the entrusted funds, its role is limited to administrative functions. In recent years, the level of assets entrusted in investment trusts has increased as retail investors have increasingly turned to investments in equity markets for higher returns. In addition, recent liberalization of financial markets in Japan has required trust banks to provide more diverse and sophisticated administration services with respect to these types of trusts. As one of the leaders in the administration of investment trusts, the UFJ group believes it is well positioned to take advantage of these developments. As of September 30, 2004, UFJ Trust Bank acted as trustee for investment trusts established by 47 investment trust companies, with total assets in trust of ¥12.3 trillion.

Private Client Services.    The UFJ group offers a wide range of services relating to asset management and inheritance to high net worth individuals, through Private Securities Management Co., Ltd., a company in which the UFJ group owns 92.2% of the issued shares.

Other

The UFJ group’s other business unit is comprised of its securities business, its asset management business and other businesses.

Securities Business

Through its subsidiary UFJ Tsubasa Securities, formed in June 2002 through the merger of UFJ Capital Markets Securities and Tsubasa Securities, the UFJ group underwrites and deals in public bonds and equity securities, provides commissioned company services for corporate bonds, arranges private placements, provides retail brokerage services and provides custodial and other securities-related services. The UFJ group companies own approximately 70% of the shares of UFJ Tsubasa, which is listed on the Tokyo Stock Exchange and the Osaka Securities Exchange.

Wholesale Securities.    The UFJ group acts in the domestic capital markets as an underwriter of debt securities and equity securities. Historically, bank-affiliated securities companies focused primarily on underwriting bond issuances because regulatory restrictions limited the ability of subsidiaries of banks to underwrite equity issuances. Since deregulation in October 1999, bank-affiliated securities companies have been developing their equity underwriting business. UFJ Tsubasa Securities underwrote ¥568 billion of bond issuances and ¥75 billion of equity issuances for the year ended March 31, 2004 and ¥156 billion of bond issuances and more than ¥55 billion of equity issuances for the six months ended September 30, 2004.

In addition, the UFJ group actively trades in the secondary markets for Japanese government bonds, local government bonds and government-guaranteed bonds. For the year ended March 31, 2004 and the six months September 30, 2004, the aggregate value of bonds traded by UFJ Tsubasa Securities, excluding bond futures and bond futures options, exceeded ¥140 trillion and ¥85 trillion, respectively.

Retail Securities.    The UFJ group offers retail securities brokerage services primarily through UFJ Tsubasa Securities. UFJ Tsubasa Securities had ¥3.5 trillion in customer assets as of September 30, 2004, making it the fifth largest Japanese securities company by this measure.

Through its affiliate, kabu.com Securities Co. Ltd., in which the UFJ group has a 29% interest, the UFJ group also offers on-line retail brokerage and investment trust services. As of September 30, 2004, kabu.com Securities had approximately 181,000 customer accounts and was the fifth largest Japanese on-line securities company by number of customer accounts.

Asset Management Business

The UFJ group’s asset management business includes:

•	the management of clients’ assets, mainly pension funds, and

•	the formation, offering and management of investment trusts.

The UFJ group believes that the integration of businesses of the UFJ group companies will enable the UFJ group to expand its asset management business. In particular, the UFJ group intends to:

•	build upon the capabilities of the UFJ group’s trust business to expand its asset management business, and

•	draw on the marketing capabilities of its retail banking business to increase sales of investment trusts.

Asset Management Business.    UFJ Trust Bank and UFJ Asset Management Co., Ltd., which was formed in April 2001 through a merger among Sanwa Asset Management Co., Ltd., Tokai Asset Management Co., Ltd. and The Toyo Trust Asset Management Co. Ltd., both offer asset management services. As of September 30, 2004, UFJ Trust Bank and UFJ Asset Management Co., Ltd. on a combined basis managed approximately ¥14.6 trillion of assets entrusted by their clients. The UFJ group intends to continue offering these services in a more focused fashion, with UFJ Trust Bank focusing on an investment style emphasizing balanced portfolio management and UFJ Asset Management focusing on a more active investment style emphasizing particular investment sectors.

Investment Trust Management Business.    In Japan, sales of investment trusts by banks have been allowed since December 1998. As individuals diversify their investment portfolios, sales of investment trusts through bank counters have steadily increased. The UFJ group has been able to increase sales of investment trusts without affecting its deposit base. The UFJ group forms, offers and manages investment trusts through UFJ Partners

Asset Management Co., Ltd., which had assets of ¥2.14 trillion under management as of September 30, 2004. Moreover, the UFJ group has also been expanding the marketing and sales outlets for its investment trusts, such as increasing over-the-counter sales of investment trusts through its retail banking network and beginning to offer investment trusts through its securities brokerage affiliates and through other unaffiliated financial institutions.

Information Technology

In recent years, information technology has become vital to the competitiveness of financial institutions. The UFJ group believes its mainframe system and branch operation systems are well-suited to support the provision of a full line of financial services and to accommodate the addition of new products, services and affiliated financial service providers.

The mainframe system that serves UFJ Bank, which was installed and became fully operational in January 2002, utilizes a “hub and spoke” architecture that allows the addition of new distribution channels, products, services and business alliances. The system is made up of independent components for specific business sectors, which simplifies the development and upgrade of systems. A “data warehouse” framework enables the centralized management of data. UFJ Bank also employs an innovative branch operating system which offers image processing and other capabilities that simplify the processing of hand-written forms and other back-office tasks, and also facilitates the centralization of clerical functions.

As part of a continuing plan announced in September 2003 to enhance its information technology capabilities, in April 2004 UFJ Holdings established a subsidiary to promote the development of internal systems and, through the reorganization of another subsidiary, UFJ Holdings plans to strengthen its business alliance with TIS Inc. relating to the development and provision of information-technology consulting services.

Employees

As of September 30, 2004, the UFJ group had 32,372 employees. The UFJ group considers its labor relations to be good.

Legal Proceedings

Sumitomo Trust & Banking Co. filed a lawsuit with the Tokyo District Court on October 28, 2004 seeking to prevent the UFJ group from engaging in negotiations concerning the possible sale of its trust business with any third party, including MTFG, and instead negotiate exclusively with Sumitomo Trust through June 2005. On March 7, 2005, Sumitomo Trust submitted a brief adding an alternative claim for damages of ¥100 billion, claiming that it should be compensated in an amount equivalent to the profit it claims it would have received had the proposed transfer of certain operations of UFJ Trust Bank to Sumitomo Trust been consummated.

The UFJ group is also subject to administrative sanctions and criminal proceedings brought by the Financial Services Agency and described under “—Supervision and Regulation—Administrative Sanctions Against the UFJ Group by the Financial Services Agency” below.

Competition

The combined entity will face strong competition in all of its principal areas of operation. The deregulation of the Japanese financial markets as well as structural reforms in the regulation of the financial industry have resulted in dramatic changes in the Japanese financial system. Structural reforms have prompted Japanese banks to merge or reorganize their operations, thus changing the nature of the competition from other financial institutions as well as from other types of businesses.

Japan

Deregulation.    Competition in Japan has intensified as a result of the relaxation of regulations relating to Japanese financial institutions. Previously, there were various restrictions, such as foreign exchange controls, ceilings on deposit interest rates and restrictions that compartmentalized business sectors. These restrictions served to limit competition. However, as a result of the deregulation of the financial sector, such as through the “Financial Big Bang” which was announced in 1996, most of these restrictions were lifted before 2000. Deregulation has eliminated barriers between different types of Japanese financial institutions, which are now able to compete directly against one another. Deregulation and market factors have also facilitated the entry of various large foreign financial institutions into the Japanese domestic market.

The Law Amending the Relevant Laws for the Reform of the Financial System, or the Financial System Reform Act, which was promulgated in June 1998, provided a framework for the reform of the Japanese financial system by reducing the barriers between the banking, securities and insurance businesses and enabled financial institutions to engage in businesses which they were not permitted to conduct before. The Banking Law, as amended, now permits banks to engage in the securities business by establishing or otherwise owning domestic and overseas securities subsidiaries with the approval of the Financial Services Agency, an agency of the Cabinet Office. Further increase in competition among financial institutions is expected in these new areas of permissible activities.

In terms of new market entrants, other financial institutions, such as Orix Corporation, and non-financial companies, such as Sony Corporation and Ito-Yokado Co., Ltd., have also begun to offer various banking services, often through non-traditional distribution channels. Also, in recent years, various large foreign financial institutions have significantly expanded their presence in the Japanese domestic market. Citigroup, for example, has expanded its banking activities and moved aggressively to provide investment banking and other financial services, including retail services.

In the corporate banking sector, the principal effect of these reforms has been the increase in competition as two structural features of Japan’s highly specialized and segmented financial system have eroded:

•	the separation of banking and securities businesses in Japan; and

•	the distinctions among the permissible activities of Japan’s three principal types of private banking institutions.

For a discussion of the three principal types of private banking institutions, see “ —The Japanese Financial System.” In addition, in recent years, Japanese corporations are increasingly raising funds by accessing the capital markets, both within Japan and overseas, resulting in a decline in demand for loan financing. Furthermore, as foreign exchange controls have been generally eliminated, customers can now have direct access to foreign financial institutions, with which the combined entity must also compete.

In the consumer banking sector, the deregulation of interest rates on yen deposits and other factors have enabled banks to offer customers an increasingly attractive and diversified range of products. For example, banks may now sell investment trusts and some types of insurance products, with the possibility of expanding to additional types of insurance products in the future. The combined entity will face competition in this sector from other private financial institutions as well as from Japan Post, a government-run public services corporation established on April 1, 2003, which was formerly known as the Postal Service Agency and which is the world’s largest holder of deposits. Recently, competition has also increased due to the development of new products and distribution channels. For example, Japanese banks have started competing with one another by developing innovative proprietary computer technologies that allow them to deliver basic banking services in a more efficient manner and to create sophisticated new products in response to customer demand.

The trust assets business is a promising growth area that is competitive and becoming more so because of changes in the industry. In addition, there is growing corporate demand for change in the trust regulatory environment, such as reform of the pension system and related accounting regulations under Japanese GAAP. However, competition may increase in the future as regulatory barriers to entry are lowered. A new trust business law came into effect on December 30, 2004. Among other things, the new new trust business law expands the types of property that can be entrusted and allows non-financial companies to conduct trust business upon approval. The new law also adopts a new type of registration for companies that wish to conduct only the administration type trust business. These regulatory developments are expected to facilitate the expansion of the trust business, but competition in this area is also expected to intensify.

Integration.    Another major reason for heightened competition in Japan is the integration and reorganization of Japanese financial institutions. In 1998, amendments were made to the Banking Law to allow the establishment of bank holding companies, and this development together with various factors, such as the decline of institutional strength caused by the bad loan crisis and intensifying global competition, resulted in a number of integrations involving major banks in recent years. In September 2000, The Dai-Ichi Kangyo Bank, Limited, The Fuji Bank, Limited and The Industrial Bank of Japan, Limited jointly established a holding company, Mizuho Holdings, Inc., to own the three banks. In April 2002, these three banks were reorganized into two banks—Mizuho Bank, Ltd. and Mizuho Corporate Bank, Ltd. In April 2001, The Sumitomo Bank, Limited and The Sakura Bank, Limited were merged into Sumitomo Mitsui Banking Corporation. In December 2001, The Daiwa Bank, Ltd. and two regional banks established Daiwa Bank Holdings Inc., which in March 2002 consolidated with Asahi Bank, Ltd. and changed its corporate name to Resona Holdings, Inc. in October 2002. For information on the injection of public funds into Resona Bank, Ltd., a subsidiary bank of Resona Holdings, Inc., see “—Supervision and Regulation—Japan—Deposit Insurance System and Government Investment in Financial Institutions.”

Foreign

In the United States, the combined entity will face substantial competition in all aspects of its business. The combined entity will face competition from other large U.S. and foreign-owned money-center banks, as well as from similar institutions that provide financial services. Through Union Bank of California, MTFG currently competes principally with U.S. and foreign-owned money-center and regional banks, thrift institutions, insurance companies, asset management companies, investment advisory companies, consumer finance companies, credit unions and other financial institutions.

In other international markets, the combined entity will face competition from commercial banks and similar financial institutions, particularly major international banks and the leading domestic banks in the local financial markets in which it will conduct business.

The Japanese Financial System

Japanese financial institutions may be categorized into three types:

•	the central bank, namely the Bank of Japan;

•	private banking institutions; and

•	government financial institutions.

The Bank of Japan

The Bank of Japan’s role is to maintain price stability and the stability of the financial system to ensure a solid foundation for sound economic development.

Private Banking Institutions

Private banking institutions in Japan are commonly classified into three categories (the following numbers are based on currently available information published by the Financial Services Agency) as of June 11, 2004:

•	ordinary banks (128 ordinary banks and 72 foreign commercial banks with ordinary banking operations);

•	trust banks (26 trust banks, including 8 Japanese subsidiaries of foreign financial institutions); and

•	long-term credit banks (one long-term credit bank).

Ordinary banks in turn are classified as city banks, of which there are six, including Bank of Tokyo-Mitsubishi and UFJ Bank, and regional banks, of which there are 114. In general, the operations of ordinary banks correspond to commercial banking operations in the United States. City banks and regional banks are distinguished based on head office location as well as the size and scope of their operations.

The city banks are generally considered to constitute the largest and most influential group of banks in Japan. Generally, these banks are based in large cities, such as Tokyo and Osaka, and operate nationally through networks of branch offices. City banks have traditionally emphasized their business with large corporate clients, including the major industrial companies in Japan. However, in light of deregulation and other competitive factors, many of these banks, including Bank of Tokyo-Mitsubishi and UFJ Bank, in recent years have increased their emphasis on other markets, such as small and medium-sized companies and retail banking.

With some exceptions, the regional banks tend to be much smaller in terms of total assets than the city banks. Each of the regional banks is based in one of the Japanese prefectures and extends its operations into neighboring prefectures. Their clients are mostly regional enterprises and local public utilities, although the regional banks also lend to large corporations. In line with the recent trend among financial institutions toward mergers or business tie-ups, various regional banks have announced or are currently negotiating or pursuing integration transactions, in many cases in order to be able to undertake the huge investments required in information technology.

Trust banks, including Mitsubishi Trust Bank and UFJ Trust Bank, provide various trust services relating to money trusts, pension trusts and investment trusts and offer other services relating to real estate, stock transfer agency and testamentary services as well as banking services.

Long-term credit banks are engaged primarily in providing long-term loans to Japanese industries, principally with funds obtained from the issue of debentures.

In recent years, almost all of the city banks have consolidated with other city banks and also, in some cases, with trust banks or long-term credit banks. Integration among these banks was achieved, in most cases, through the use of a bank holding company as discussed in “—Competition—Japan—Integration” and “—Supervision and Regulation—Japan—Bank Holding Company Regulations.”

In addition to ordinary banks, trust banks and long-term credit banks, other private financial institutions in Japan, including shinkin banks or credit associations, and credit cooperatives, are engaged primarily in making loans to small businesses and individuals.

Government Financial Institutions

Since World War II, a number of government financial institutions have been established. These corporations are wholly owned by the government and operate under its supervision. Their funds are provided mainly from government sources.

Among them are the following:

•	The Development Bank of Japan, whose purpose is to contribute to the economic development of Japan by extending long-term loans, mainly to primary and secondary sector industries;

•	Japan Bank for International Cooperation, whose purpose is to supplement and encourage the private financing of exports, imports, overseas investments and overseas economic cooperation;

•	Japan Finance Corporation for Small Business, The Government Housing Loan Corporation and The Agriculture, Forestry and Fisheries Finance Corporation, the purpose of each of which is to supplement private financing in its relevant field of activity; and

•	The Postal Service Agency, which was reorganized in April 2003 into Japan Post, a government-run public services corporation.

In April 2004, the Tokyo metropolitan government acquired the Japanese subsidiary of a foreign trust bank and relaunched it as New Bank Tokyo. Under the Tokyo metropolitan government’s plan, New Bank Tokyo is expected to focus on loans and guarantees for small and medium-sized businesses, as well as tie-ups with various non-financial businesses. The new bank is scheduled to begin operations starting April 2005.

Supervision and Regulation

Japan

Supervision.    As a result of the deregulation and structural reforms in the Japanese financial industry, Japanese financial institutions gained the opportunity to provide a wider range of financial products and options to their clients, while at the same time becoming subject to stricter control and supervision.

After several reorganizations of Japanese governmental agencies, the Financial Services Agency was established as an agency of the Cabinet Office in 1998. It is responsible for supervising and inspecting financial institutions, making policy for the overall Japanese financial system and conducting insolvency proceedings with respect to financial institutions. The Bank of Japan, as the central bank for financial institutions, conducts “on-site inspections,” in which its staff visits financial institutions and inspects the assets and risk management systems of those institutions.

The Banking Law.    Among various acts that regulate financial institutions, the Banking Law and its subordinated orders and ordinances are regarded as the fundamental law for ordinary banks and other private financial institutions. The Banking Law addresses bank holding companies, capital adequacy, inspections and reporting, as well as the scope of business activities, disclosure, accounting, limitation on granting credit and standards for arm’s length transactions.

Bank holding company regulations.    In December 1997, the Anti-Monopoly Law was amended to generally permit the creation and existence of holding companies, which had been previously prohibited, except in circumstances in which the existence of a holding company would result in an excessive concentration of economic power. Additional legislative measures relating to holding companies of certain types of financial institutions, such as banks, trust banks and securities companies, were also proposed around this time and they ultimately became effective in March 1998. In connection with those legislative measures and amendments, in December 1997, the Fair Trade Commission amended the guidelines under the Anti-Monopoly Law to relax the standards for approval of a financial institution’s stockholdings of more than 5% in another company, thereby permitting a financial institution to acquire interests in other financial institutions.

A bank holding company is prohibited from carrying on any business other than the management of its subsidiaries and other incidental businesses. A bank holding company may have any of the following as a subsidiary: a bank (including a trust bank and a long-term credit bank), a securities company, an insurance company or a foreign subsidiary that is engaged in the banking, securities or insurance business. In addition, a bank holding company may have as a subsidiary any company that is engaged in a business relating or incidental to the businesses of the companies mentioned above, such as a credit card company, a leasing company or an investment advisory company. Companies that cultivate new business fields may also become the subsidiary of a bank holding company.

Capital adequacy.    The capital adequacy guidelines adopted by the Financial Services Agency that are applicable to Japanese bank holding companies and banks with international operations closely follow the risk- weighted approach proposed by the Basel Committee on Banking Supervision of the Bank for International Settlements, and are intended to further strengthen the soundness and stability of Japanese banks.

In addition to credit risks, the guidelines regulate market risks. Market risk is defined as the risk of losses in on- and off-balance-sheet positions arising from movements in market prices. The risks subject to these guidelines are:

•	the risks pertaining to interest rate-related instruments and equities in the trading book; and

•	foreign exchange risks and commodities risks of the bank.

Under the risk-based capital framework for credit risk purposes of the capital adequacy guidelines, on-balance sheet assets and off-balance sheet exposures are assessed according to broad categories of relative risk, based primarily on the credit risk of the counterparty and country transfer risk. Five categories of risk weights (0%, 10%, 20%, 50%, 100%) are applied to the different types of balance sheet assets. Off-balance sheet exposures are taken into account by applying different categories of “credit conversion factors” or by using the “current exposure” method to arrive at credit-equivalent amounts, which are then weighted in the same manner as on-balance sheet assets involving similar counterparties, except that the maximum risk weight is 50% for exposures relating to foreign exchange, interest rate and other derivative contracts.

With regard to capital, the capital adequacy guidelines are in accordance with the standards of the Bank for International Settlement for a target minimum standard ratio of capital to modified risk-weighted assets of 8.0%. Modified risk-weighted assets is the sum of risk-weighted assets compiled for credit risk purposes and market risks multiplied by 12.5. The capital adequacy guidelines place considerable emphasis on tangible common stockholders’ equity as the core element of the capital base, with appropriate recognition of other components of capital.

Capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. Tier I capital generally consists of stockholders’ equity items, including common stock, preferred stock, capital surplus, retained earnings (which includes deferred tax assets) and minority interests, but recorded goodwill and other items, such as treasury stock, are deducted from Tier I capital. Tier II capital generally consists of:

•	general reserves for credit losses, subject to a limit of 1.25% of modified risk-weighted assets;

•	45% of the unrealized gains on investment securities available for sale;

•	45% of the land revaluation excess;

•	the balance of perpetual subordinated debt; and

•	the balance of subordinated term debt with an original maturity of over five years up to 50% of Tier I capital.

Tier III capital generally consists of short-term subordinated debt with an original maturity of at least two years and which is subject to a “lock-in” provision, which stipulates that neither interest nor principal may be paid if such payment would cause the bank’s overall capital amount to be less than its minimum capital requirement. At least 50% of the minimum total capital requirements must be maintained in the form of Tier I capital.

Several regulatory changes have been proposed with respect to the calculation of capital ratios. In particular, the Financial System Council of the Financial Services Agency is discussing the adoption of rules limiting the amount of deferred tax assets that may be included in the calculation of Tier I and total regulatory capital.

Inspection and reporting.    By evaluating banks’ systems of self-assessment, auditing their accounts and reviewing their compliance with laws and regulations, the Financial Services Agency monitors the financial soundness of banks, including the status and performance of their control systems for business activities. The inspection of banks is performed pursuant to a Financial Inspection Manual published by the Financial Services Agency with a view to emphasizing (1) each bank’s self-assessment rather than the advice of the governmental authority and (2) risk management made by each bank instead of a simple assessment of its assets. In recent years, the Financial Services Agency has continuously conducted special inspections of major banks in Japan regarding the grading and levels of write-offs and provisioning of some of their borrowers.

The Financial Services Agency, if necessary in order to secure the sound and appropriate operation of a bank’s business, may request the submission of reports or materials from, or conduct an on-site inspection of, the bank or the bank holding company which holds the bank. If a bank’s capital adequacy ratio falls below a specified level, the Financial Services Agency may request the bank to submit an improvement program and may restrict or suspend the bank’s operation when it determines that action is necessary.

Under the amendments to the Banking Law and its subordinated orders and ordinances, which became effective as of April 1, 2002, a person who desires to hold 20% or, in exceptional cases 15%, or more of the voting rights of a bank holding company or a bank is required to obtain prior approval from the Prime Minister. In addition, the Prime Minister may request the submission of reports or materials from, or conduct an inspection of, the person who holds 20% or 15%, as the case may be, or more of the voting rights of a bank holding company or a bank if necessary in order to ensure the appropriate business operation of the bank.

Furthermore, any person who becomes a holder of more than 5% of the voting rights of a bank holding company or bank must report its ownership of voting rights to the Director of the relevant local finance bureau within five business days. In addition, any subsequent change of 1% or more in any previously reported holding or any change in material matters set out in reports previously filed must be reported, with some exceptions.

The Bank of Japan also conducts inspections of banks similar to those undertaken by the Financial Services Agency. The amended Bank of Japan Law provides that the Bank of Japan and financial institutions may agree as to the form of inspection to be conducted by the Bank of Japan.

Laws limiting shareholdings of banks.    The provisions of the Anti-Monopoly Law that prohibit a bank from holding more than 5% of another company’s voting rights do not apply to a bank holding company. However, the Banking Law prohibits a bank holding company and its subsidiaries from holding, on an aggregated basis, more than 15% of the voting rights of companies other than those which can legally become subsidiaries of bank holding companies.

In November 2001, a law which imposes a limitation on a bank’s shareholding of up to the amount equivalent to its Tier I capital was enacted. This limitation was scheduled to become effective in September 2004, but the effective date has been postponed to September 2006. To assist banks in complying with this limitation while mitigating the adverse impact on the stock market, the Banks’ Shareholdings Purchase Corporation was established through the contributions of 128 financial institutions to acquire stocks from banks at market prices. The lifespan of the Banks’ Shareholdings Purchase Corporation was extended to March 2017.

In October 2002, the Policy Board of the Bank of Japan issued guidelines for the Bank of Japan’s purchase of listed stocks from commercial banks whose aggregate value of stockholdings exceed their Tier I capital. The Bank of Japan has adopted this policy for the purpose of assisting commercial banks in reducing the size of their share portfolios without materially adversely affecting prevailing market prices. Under the guidelines, which were revised in March 2003, the Bank of Japan will acquire up to ¥3 trillion of stock from the portfolios of commercial banks at prevailing market prices and not sell the acquired securities until after September 2007.

The Securities and Exchange Law.    Article 65 of the Securities and Exchange Law of Japan generally prohibits a bank from engaging in the securities business. Under this law, banks may not engage in the securities business except for limited activities such as dealing in, underwriting and acting as broker for, Japanese governmental bonds, Japanese local government bonds and Japanese government guaranteed bonds, and selling Japanese and foreign investment trust certificates. A recent deregulation of the securities business has clarified that banks may engage in market-inducting businesses such as providing advice regarding public offerings or listings and that the Japanese government will allow banks with appropriate firewalls to provide securities intermediary services.

In general, the restrictions of the Securities and Exchange Law do not extend directly to the subsidiaries of banks located outside Japan, which engage in the securities business mainly in connection with capital-raising by Japanese companies outside of Japan.

Despite the general prohibition under Article 65, the Financial System Reform Act allows banks, trust banks, securities companies and insurance companies to engage in the businesses of other financial sectors through their subsidiaries in Japan.

Furthermore, banks’ securities subsidiaries in Japan are now permitted to engage in the underwriting and brokerage of not only bonds, but also equity securities. This has enabled the securities subsidiaries of banks to offer various securities-related services to their customers.

In addition, MTFG, UFJ Holdings and some of their subsidiaries are required to file with the Director of the Kanto Local Finance Bureau of the Ministry of Finance a securities report for each fiscal period supplemented by semi-annual and extraordinary reports pursuant to the Securities and Exchange Law.

Anti-money laundering laws.    Under the Law for Punishment of Organized Crimes and Regulation of Criminal Profits, banks and other financial institutions are required to report to the competent minister, in the case of banks, the Commissioner of the Financial Services Agency, any assets which they receive while conducting their businesses that are suspected of being illicit profits from criminal activity.

Law concerning trust business conducted by financial institutions.    Under the Trust Business Law, joint stock companies that are licensed by the Prime Minister as trust companies are allowed to conduct trust business. In addition, under the Law Concerning Concurrent Operation for Trust Business by Financial Institutions, banks and other financial institutions, as permitted by the Prime Minister, are able to conduct trust business. The Trust Business Law was amended in December 2004 to expand the types of property that can be entrusted, to allow non-financial companies to conduct trust business and to allow a new type of registration to conduct only the administration type trust business.

Deposit insurance system and government investment in financial institutions.    The Deposit Insurance Law is intended to protect depositors if a financial institution fails to meet its obligations. The Deposit Insurance Corporation was established in accordance with that law.

City banks, regional banks, trust banks, long-term credit banks and various other credit institutions participate in the deposit insurance system on a compulsory basis.

Under the Deposit Insurance Law, the maximum amount of protection is ¥10 million per customer within one bank. Since April 1, 2005, all deposits are subject to the ¥10 million cap, except non-interest bearing deposits that are redeemable on demand and used by the depositor primarily for payment and settlement functions, which are fully protected without a maximum amount limitation. Currently, the Deposit Insurance Corporation charges insurance premiums equal to 0.09% on the deposits in current accounts, ordinary accounts and other similar accounts, which are fully protected as mentioned above, and premiums equal to 0.08% on the deposits in other accounts.

Since 1998, the failure of a number of large-scale financial institutions has led to the introduction of various measures with a view to stabilize Japan’s financial system, including financial support from the national budget.

The Law Concerning Emergency Measures for Revitalization of Financial Function, or the Financial Revitalization Law, enacted in October 1998, provides for (1) temporary national control of a failed financial institution, (2) the dispatch of a financial resolution administrator to the failed financial institution, and (3) the establishment of a bridge bank which takes over the business of the failed financial institution on a temporary basis.

The Law Concerning Emergency Measures for Early Strengthening of Financial Function, or the Financial Function Early Strengthening Law, also enacted in October 1998, provided for government funds to be made available to financial institutions “prior to failure” as well as to financial institutions with “sound” management, to increase the capital ratio of such financial institutions and to strengthen their function as financial market intermediaries. The availability of new funds for this purpose ended in March 2001. Capital injections made under the Financial Function Early Strengthening Law amounted to approximately ¥10 trillion.

Banks and bank holding companies that have received investments from the Resolution and Collection Corporation under the framework that previously existed under the Financial Function Early Strengthening Law, including UFJ Holdings, are required to submit and, if necessary, update their restructuring plans relating to their management, finances and other activities. If a bank or bank holding company materially fails to meet the operating targets set in its restructuring plan, the Financial Services Agency can require it to report on alternative measures to achieve the targets, and also issue a business improvement order requiring it to submit a business improvement plan that indicates concrete measures to achieve the targets. See “—Administrative Sanctions Against the UFJ Group by the Financial Services Agency.” The preferred shares that were previously issued by UFJ Holdings to the Resolution and Collection Corporation will be exchanged for newly issued preferred shares of the combined entity, and as a result, the surviving entity will also be required to submit restructuring plans until those preferred shares are redeemed. See “Risk Factors—Risks Relating to the Combined Entity’s Business after the Merger—The combined entity may fail to meet the operating targets in the restructuring plan it will submit to the Financial Services Agency, which could subject it to administrative actions, the replacement of senior management, the conversion of preferred shares held by the Resolution and Collection Corporation and other adverse actions.”

Starting in April 2001, amendments to the Deposit Insurance Law established a new framework which enables the Deposit Insurance Corporation to inject capital into a bank if the Commissioner of the Financial Services Agency recognizes it must do so to guard against financial systemic risk. In May 2003, Resona Bank, Ltd., a subsidiary bank of Resona Holdings, Inc., was recognized by the Prime Minister to be in need of a subscription of shares and other measures to expand its capital. The recognition was made in accordance with Article 102, Section 1 of the Deposit Insurance Law. In response to the recognition, Resona Bank, Ltd. applied for and received an injection of public funds in the total amount of ¥1.96 trillion.

Personal Information Protection Law.    With regards to protection of personal information, the new Personal Information Protection Law became fully effective on April 1, 2005. Among other matters, the law requires Japanese banking institutions to limit the use of personal information to the stated purpose and to properly manage the personal information in their possession, and forbids them from providing personal information to third parties without consent. If a bank violates certain provisions of the law, the Financial Services Agency may advise or order the bank to take proper action. Furthermore, stricter rules than the standards stated in the law may be introduced for financial institutions in the near future.

Administrative Sanctions Against the UFJ Group by the Financial Services Agency.     The UFJ group’s predecessor entities, like other major Japanese banks, were recipients of public funds in the form of preferred shares and subordinated loans during the 1990s. Due to the continued ownership by Japan’s Resolution and Collection Corporation of preferred shares of UFJ Holdings, the UFJ group is required to prepare a business revitalization plan and report to the Financial Services Agency on progress in meeting its goals. For the year ended March 31, 2003, 15 financial institutions, including the UFJ group, underperformed some of their plan targets by more than 30% and, as a result, the Financial Services Agency in August 2003 issued business improvement administrative orders against such institutions.

For the year ended March 31, 2004, the UFJ group again failed to meet the goals of its business revitalization plan, largely due to the recognition of substantial additional credit-related expenses as a result of inspections conducted by the Financial Services Agency on the classification of large borrowers. In the course of those inspections, the Financial Services Agency concluded that members of the UFJ group’s management had taken actions that amounted to evasions of inspection. Following these events, the UFJ group was the subject of additional business improvement administrative actions by the Financial Services Agency in June 2004. The causes of these sanctions led to the resignation of the top management of UFJ Holdings, UFJ Bank and UFJ Trust Bank. The administrative order also directed the UFJ group to address serious deficiencies in its internal control framework. The UFJ group’s new management submitted a business improvement plan to the Financial Services Agency in July 2004 and intends to take any measures necessary to address the Financial Services Agency’s concerns. Subsequently, in October 2004, the Financial Services Agency filed criminal indictments against UFJ Bank and former members of its management with the Tokyo District Public Prosecutors Office. At the same time, the Financial Services Agency ordered the suspension of loan origination for new customers by UFJ Bank’s Tokyo corporate office and Osaka corporate office for the period from October 18, 2004 to April 17, 2005. In conjunction with these indictments, the Tokyo District Public Prosecutors Office announced in December 2004 that it would seek to prosecute UFJ Bank, its former executive officers and a former employee on suspicion of violations of the Banking Law. In February 2005, three former executives of UFJ Bank pleaded guilty to obstructing the Financial Services Agency’s inspections in violation of the Banking Law.

United States

As a result of its operations in the United States, the combined entity will be subject to extensive U.S. federal and state supervision and regulation.

Overall supervision and regulation.    The combined entity will be subject to supervision, regulation and examination with respect to its U.S. operations by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to the U.S. Bank Holding Company Act of 1956, as amended, or the BHCA, and the International Banking Act of 1978, as amended, or the IBA, because it will be a bank holding company and a foreign banking organization, respectively, as defined pursuant to those statutes.

The Federal Reserve Board functions as the “umbrella” regulator under amendments to the BHCA effected by the Gramm-Leach-Bliley Act of 1999, which among other things:

•	prohibited further expansion of activities in which bank holding companies, acting directly or through nonbank subsidiaries, may engage;

•	authorized qualifying bank holding companies to opt to become “financial holding companies,” and thereby acquire the authority to engage in an expanded list of activities, including merchant banking, insurance underwriting and a full range of securities activities; and

•	modified the role of the Federal Reserve Board by specifying new relationships between the Federal Reserve Board and the functional regulators of nonbank subsidiaries of both bank holding companies and financial holding companies.

MTFG has not elected to become a financial holding company.

The BHCA generally prohibits each of a bank holding company and a foreign banking organization that maintains branches or agencies in the United States from, directly or indirectly, acquiring more than 5% of the voting shares of any company engaged in nonbanking activities in the United States unless the bank holding company or foreign banking organization has elected to become a financial holding company, as discussed above, or the Federal Reserve Board has determined, by order or regulation, that such activities are so closely related to banking as to be a proper incident thereto and has granted its approval to the bank holding company or foreign banking organization for such an acquisition. The BHCA also requires a bank holding company or foreign banking organization that maintains branches or agencies in the United States to obtain the prior approval of an appropriate federal banking authority before acquiring, directly or indirectly, the ownership of more than 5% of the voting shares or control of any U.S. bank or bank holding company. In addition, under the BHCA, a U.S. bank or a U.S. branch or agency of a foreign bank is prohibited from engaging in various tying arrangements involving it or its affiliates in connection with any extension of credit, sale or lease of any property or provision of any services.

U.S. branches and agencies of subsidiary Japanese banks.    Under the authority of the IBA, Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank operate seven branches, two agencies and four representative offices in the United States. Bank of Tokyo-Mitsubishi operates branches in Los Angeles and San Francisco, California; Chicago, Illinois; New York, New York; Portland, Oregon; and Seattle, Washington; agencies in Atlanta, Georgia and Houston, Texas; and representative offices in Washington, D.C; Minneapolis, Minnesota; Dallas, Texas; and Jersey City, New Jersey. Mitsubishi Trust Bank operates a branch in New York, New York.

UFJ Bank operates four branches and two representative offices in the United States: it operates branches in Los Angeles and San Francisco, California; Chicago, Illinois; and New York, New York; and representative offices in Florence, Kentucky; and Houston, Texas.

The IBA provides, among other things, that the Federal Reserve Board may examine U.S. branches and agencies of foreign banks, and that each such branch and agency shall be subject to on-site examination by the appropriate federal or state bank supervisor as frequently as would a U.S. bank. The IBA also provides that if the Federal Reserve Board determines that a foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in its home country, or if there is reasonable cause to believe that the foreign bank or its affiliate has committed a violation of law or engaged in an unsafe or unsound banking practice in the United States, the Federal Reserve Board may order the foreign bank to terminate activities conducted at a branch or agency in the United States.

U.S. branches and agencies of foreign banks must be licensed, and are also supervised and regulated, by a state or by the Office of the Comptroller of the Currency, or the OCC, the federal regulator of national banks. All of the branches and agencies of Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and UFJ Bank in the United States are state-licensed. Under U.S. federal banking laws, state-licensed branches and agencies of foreign banks may engage only in activities that would be permissible for their federally-licensed counterparts, unless the Federal Reserve Board determines that the additional activity is consistent with sound practices. U.S. federal banking laws also subject state-licensed branches and agencies to the single-borrower lending limits that apply to federal branches and agencies, which generally are the same as the lending limits applicable to national banks, but are based on the capital of the entire foreign bank.

As an example of state supervision, the branches of Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and UFJ Bank in New York are licensed by the New York State Superintendent of Banks, or the Superintendent, pursuant to the New York Banking Law. Under the New York Banking Law and the Superintendent’s Regulations, each of Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and UFJ Bank must maintain with banks in the State of New York eligible assets as defined and in amounts determined by the Superintendent. These New York branches must also submit written reports concerning their assets and liabilities and other matters, to the extent required by the Superintendent, and are examined at periodic intervals by the New York State Banking Department. In addition, the Superintendent is authorized to take possession of the business and property of Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank or UFJ Bank located in New York whenever events specified in the New York Banking Law occur.

U.S. subsidiary banks.    MTFG indirectly owns and controls three U.S. banks:

•	Bank of Tokyo-Mitsubishi Trust Company, New York, New York (through Bank of Tokyo-Mitsubishi, a registered bank holding company),

•	Union Bank of California, N.A. (through Bank of Tokyo-Mitsubishi and its subsidiary, UnionBanCal Corporation, a registered bank holding company), and

•	Mitsubishi Trust & Banking Corporation (U.S.A.), New York, New York (through Mitsubishi Trust Bank, a registered bank holding company).

Bank of Tokyo-Mitsubishi Trust Company and Mitsubishi Trust & Banking Corporation (U.S.A.) are chartered by the State of New York and are subject to the supervision, examination and regulatory authority of the Superintendent pursuant to the New York Banking Law. Union Bank of California, N.A., is a national bank subject to the supervision, examination and regulatory authority of the OCC pursuant to the National Bank Act.

The Federal Deposit Insurance Corporation, or the FDIC, is the primary federal agency responsible for the supervision, examination and regulation of the two New York-chartered banks referred to above, and insures the deposits of all three U.S. subsidiary banks. In the event of the failure of an FDIC-insured bank, the FDIC is virtually certain to be appointed as receiver, and would resolve the failure under provisions of the Federal Deposit Insurance Act.

An FDIC-insured institution that is affiliated with a failed or failing FDIC-insured institution can be required to indemnify the FDIC for losses resulting from the insolvency of the failed institution, even if this causes the affiliated institution also to become insolvent. In the liquidation or other resolution of a failed FDIC-insured depository institution, deposits in its U.S. offices and other claims for administrative expenses and employee compensation are afforded priority over other general unsecured claims, including deposits in offices outside the United States, non-deposit claims in all offices and claims of a parent company. Moreover, under long-standing Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks.

Bank capital requirements and capital distributions.    MTFG’s U.S. bank subsidiaries and UnionBanCal Corporation, MTFG’s U.S. subsidiary bank holding company, are subject to applicable risk-based and leverage capital guidelines issued by U.S. regulators for banks and bank holding companies. All of MTFG’s U.S. subsidiary banks are “well capitalized” under those guidelines as they apply to banks, and MTFG’s U.S. subsidiary bank holding company exceeds all minimum regulatory capital requirements applicable to domestic bank holding companies. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, provides, among other things, for expanded regulation of insured depository institutions, including banks, and their parent holding companies. As required by FDICIA, the federal banking agencies have established five capital tiers ranging from “well capitalized” to “critically undercapitalized” for insured depository institutions. As an institution’s capital position deteriorates, the federal banking regulators may take progressively stronger actions, such as further restricting affiliate transactions, activities, asset growth or interest payments. In addition, FDICIA generally prohibits an insured depository institution from making capital distributions, including the payment of dividends, or the payment of any management fee to its holding company, if the insured depository institution would subsequently become undercapitalized.

The availability of dividends from insured depository institutions in the United States is limited by various other statutes and regulations. The National Bank Act and other federal laws prohibit the payment of dividends by a national bank under various circumstances and limit the amount a national bank can pay without the prior approval of the OCC. In addition, state-chartered banking institutions are subject to dividend limitations imposed by applicable federal and state laws.

Other regulated U.S. subsidiaries.    MTFG’s nonbank subsidiaries that engage in securities or futures-related activities in the United States are regulated by appropriate functional regulators, such as the SEC, the Commodities Futures Trading Commission, any self-regulatory organizations of which they are members, and the appropriate state regulatory agencies. These nonbank subsidiaries are required to meet separate minimum capital standards as imposed by those regulatory authorities.

The Gramm-Leach-Bliley Act removed almost all of the pre-existing statutory barriers to affiliations between commercial banks and securities firms by repealing Sections 20 and 32 of the Glass-Steagall Act. At the same time, however, the so-called “push-out” provisions of the Gramm-Leach-Bliley Act narrowed the exclusion of banks, including the U.S. branches of foreign banks, from the definitions of “broker” and “dealer” under the Securities Exchange Act of 1934, potentially requiring all such banks to transfer some activities to affiliated broker-dealers. The SEC has issued rules regarding the push-out of “dealer” functions that became effective on September 30, 2003. On June 30, 2004, the SEC issued its proposed Regulation B, which would govern the push-out requirements for “broker” functions. The SEC has proposed to adopt Regulation B as a final rule in January 2005, with full compliance required approximately one year thereafter, although the final form of Regulation B and the date of its effectiveness are still subject to change. At this time, MTFG does not believe that these push-out rules as adopted or as currently proposed will have a significant impact on its business as currently conducted in the United States.

USA PATRIOT Act.    The USA PATRIOT Act of 2001 substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extraterritorial jurisdiction of the United States. Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal and reputational consequences for the institution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF MTFG

You should read the following discussion and analysis in conjunction with “Selected Consolidated Financial Data of MTFG” and MTFG’s consolidated financial statements and related notes included elsewhere in this prospectus.

Introduction

MTFG is a holding company for Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank. Through its subsidiaries and affiliated companies, MTFG engages in a broad range of financial operations, including commercial banking, investment banking, trust banking and asset management services, and provides related services to individual and corporate customers.

Key Financial Figures

The following are some key figures in accordance with U.S. GAAP relating to MTFG’s business:

	Fiscal year ended March 31,			Six months ended September 30,
	2002	2003	2004	2003	2004
	(in billions)
Net interest income	¥1,075.3	¥1,043.3	¥995.3	¥518.4	¥479.9
Provision (credit) for credit losses	598.4	438.0	(114.1)	(129.6)	167.1
Non-interest income	359.7	840.6	1,308.1	713.3	427.4
Non-interest expense	1,161.3	1,182.4	1,236.1	582.0	538.4

Net income (loss)	¥(217.9)	¥203.4	¥823.0	¥529.2	¥131.4

Total assets	¥94,360.9	¥96,537.4	¥103,699.1	¥101,851.3	¥113,294.3

Historically, MTFG’s revenues consisted mainly of net interest income. Net interest income is a function of:

•	the amount of interest-earning assets,

•	the so-called “spread,” or the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities,

•	the general level of interest rates, and

•	the proportion of interest-earning assets financed by non-interest-bearing liabilities and equity.

In recent fiscal years, non-interest income has increased significantly. Non-interest income consists of:

•	fees and commissions, including

•	trust fees,

•	fees on funds transfer and service charges for collections,

•	fees and commissions on international business,

•	fees and commissions on credit card business,

•	service charges on deposits,

•	fees and commissions on securities business, and

•	other fees and commissions;

•	foreign exchange gains (losses)—net, which primarily include net gains (losses) on currency derivative instruments entered into for trading purposes and transaction gains (losses) on the translation into Japanese yen of monetary assets and liabilities denominated in foreign currencies;

•	trading account profits—net, which primarily include net gains (losses) on trading securities and interest rate derivative instruments entered into for trading purposes;

•	investment securities gains (losses)—net, which primarily include net gains on sales of marketable securities, particularly marketable equity securities; and

•	other non-interest income.

Provision (credit) for credit losses are charged to operations to maintain the allowance for credit losses at a level deemed appropriate by management. Although in recent periods, MTFG generally recorded a provision for credit losses, MTFG recorded a reversal of allowance for credit losses in the six months ended September 30, 2003 and the fiscal year ended March 31, 2004.

Core Business Areas

Effective April 1, 2004, MTFG implemented a new integrated business group system, which integrates the operations of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank in the following three areas—Retail, Corporate and Trust Assets. These three businesses serve as MTFG’s core sources of net operating profit. For operations that are not covered by the integrated business group system, MTFG has classified its business segments into Treasury, UNBC and other.

MTFG reports its segment information based on Japanese GAAP, which is not consistent with MTFG’s financial statements prepared on the basis of U.S. GAAP. The following chart illustrates the relative contributions to net revenue for the six months ended September 30, 2004 of the three core business areas and the other business areas based on MTFG’s segment information:

Business Trends and Challenges

Reduction of nonperforming loans.    MTFG has been actively working on disposing nonperforming loans. MTFG met the guideline for the disposal of nonperforming loans, which was based on a Japanese regulation established under the program for financial revival announced by the Japanese government in October 2002.

Under the program, the Financial Services Agency stated that it would strive to normalize the problems with nonperforming loans by March 31, 2005, by reducing major Japanese banks’ ratio of nonperforming loans to total loans by about half. The following table sets forth a summary of MTFG’s nonaccrual and restructured loans, and accruing loans that are contractually past due 90 days or more as to principal or interest payments, and allowance for credit losses at March 31, 2003 and 2004 and at September 30, 2004:

	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions, except percentages)
Nonaccrual loans	¥1,413.6	¥1,083.1	¥1,366.3
Restructured loans	1,319.0	632.4	413.9
Accruing loans contractually past due 90 days or more	20.4	15.6	11.5
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of loans	5.68%	3.57%	3.46%
Allowance for credit losses	¥1,360.1	¥888.1	¥938.2
Allowance for credit losses as a percentage of loans	2.81%	1.83%	1.81%
Allowance for credit losses as a percentage of nonaccrual and restructured loans and accruing loans contractually past due 90 days or more	49.41%	51.30%	52.36%

In the future, MTFG may suffer additional losses due to new nonperforming loans, and its allowance for credit losses may be insufficient to cover future loan losses.

Broader range of products.    The reduction of barriers since the late 1990s among the banking, securities and insurance businesses has enabled MTFG to engage in businesses which it was not permitted to conduct before. In addition, deregulation of interest rates on yen deposits and other factors have enabled MTFG to offer customers an increasingly attractive and diversified range of products. MTFG has been seeking, and will continue to seek, to increase its fees and commissions by taking advantage of the reduction of barriers and other deregulatory trends.

Greater competition.    MTFG faces strong competition in all of its principal areas of operation as a result of the relaxation of regulations relating to Japanese financial institutions. Deregulation has eliminated barriers between different types of Japanese financial institutions, which are now able to compete directly against one another. Deregulation and market factors have also facilitated the entry of various large foreign financial institutions into the Japanese domestic market. Greater competition may prevent MTFG from increasing its level of fee income in the future.

External economic conditions.    The financial services industry and the global financial markets are influenced by many unpredictable factors, including economic conditions, monetary policy, international political events, liquidity in global markets and regulatory developments. MTFG’s operations are significantly affected by external factors, such as the level and volatility of interest rates, currency exchange rates, stock and real estate markets and other economic and market conditions. In addition, MTFG holds a significant number of shares in some of its customers for strategic purposes, in particular to maintain long-term relationships. These shareholdings expose MTFG to risk of losses resulting from a decline in market prices of the shares. Accordingly, MTFG’s results of operations may vary significantly from period to period because of unpredictable events, including unexpected failures of large corporate borrowers, defaults in emerging markets and market volatility.

Recent Developments

Management Integration of Mitsubishi Tokyo Financial Group and the UFJ Group

Signing of Basic Agreement.    On August 12, 2004, MTFG, UFJ Holdings, Bank of Tokyo-Mitsubishi, UFJ Bank, Mitsubishi Trust Bank, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities concluded a basic agreement with regard to the management integration of the holding companies, banks, trust banks and securities companies of the two groups.

Preferred Stock Investment into UFJ Bank.    On September 17, 2004, MTFG purchased 3.5 billion class E preferred shares issued by UFJ Bank for ¥700 billion. This capital injection to UFJ Bank is part of MTFG’s proposed management integration with the UFJ group. The preferred shares issued by UFJ Bank are non-voting shares but convertible into voting preferred shares of UFJ Bank subject to restrictions set forth in the separate agreement described below. The investment is based on the assumption that the management integration of the two groups will proceed, and is intended to maximize the benefits of the management integration.

On September 10, 2004, MTFG, UFJ Holdings and UFJ Bank also entered into a separate agreement setting forth, among other things, the following:

•	restrictions on MTFG’s right to convert the non-voting preferred shares into voting preferred shares;

•	restrictions on MTFG’s ability to transfer the preferred shares; and

•	MTFG’s put option and UFJ Holdings’ call option relating to the preferred shares.

For a detailed discussion of MTFG’s preferred stock investment into UFJ Bank, see “Related Transactions.”

Signing of Integration Agreement.    On February 18, 2005, MTFG, UFJ Holdings, Bank of Tokyo-Mitsubishi, UFJ Bank, Mitsubishi Trust Bank, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities entered into an integration agreement, which sets forth various terms of the management integration, including the merger ratios, company names and other material terms. The merger ratios with respect to the common stock set forth in the integration agreement are as follows:

•	Holding companies: 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock;

•	Banks: 0.62 shares of Bank of Tokyo-Mitsubishi common stock for each share of UFJ Bank common stock;

•	Trust banks: 0.62 shares of Mitsubishi Trust Bank common stock for each share of UFJ Trust Bank common stock; and

•	Securities companies: 0.42 shares of Mitsubishi Securities common stock for each share of UFJ Tsubasa Securities common stock.

Announcement of Integration Strategy.    On February 18, 2005, MTFG and UFJ Holdings also announced some details about implementing the combined entity’s integration strategy. In particular, MTFG and UFJ Holdings announced the following cost saving measures:

•	A group-wide reduction and reassignment of roughly 10,000 employees by streamlining back office operations mainly in the head office, including a reduction of staff by approximately 6,000 and a reassignment of approximately 4,000 to strategic business areas and marketing sections by the end of the fiscal year ending March 31, 2009.

•	Integration of systems relating to treasury activities and overseas activities by the closing of the merger, and integration of the domestic settlement and information systems by the end of the fiscal year ending March 31, 2008.

•	Consolidation of approximately 170 retail branches and 100 corporate branches in Japan, and approximately 30 overseas branches by the end of the fiscal year ending March 31, 2009.

•	Integration of head office functions and overlapping subsidiaries.

In implementing the integration strategy, MTFG anticipates that integration-related costs will exceed cost synergies for the first one to two years following the merger until the cost saving effects begin to materialize. In addition, MTFG expects that the combined entity’s revenues will decrease for the first one to two years after the merger as the combined entity adjusts loan exposures to certain borrowers.

Introduction of MTFG’s Integrated Business Groups

Effective April 1, 2004, MTFG implemented a new integrated business group system that combines the operations of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank in the following three areas—Retail, Corporate, and Trust Assets. Although this new measure did not change the legal entities of MTFG, Bank of Tokyo-Mitsubishi, and Mitsubishi Trust Bank, it is intended to create more synergies by making collaboration of MTFG’s subsidiary banks more effective and efficient.

As a result of implementing the new integrated business group system, MTFG has presented the business segment information for the six months ended September 30, 2004 in accordance with a new basis of segmentation. Business segment information for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 have been reclassified to conform to the presentation for the six months ended September 30, 2004. See “—Business Segment Analysis.”

Redemption of Class 1 Preferred Shares

On October 1, 2004, MTFG redeemed 40,700 shares of the 81,400 issued shares of its class 1 preferred shares on a pro-rata basis at ¥3 million per share, pursuant to the terms and conditions for class 1 preferred shares set forth in its articles of incorporation.

Further, on April 1, 2005, MTFG redeemed all of the remaining outstanding shares of the class 1 preferred shares, comprising 40,700 shares, at ¥3 million per share, according to the provision of its articles of incorporation.

Issuance of Class 3 Preferred Shares

On February 17, 2005, MTFG issued 100,000 shares of class 3 preferred shares at ¥2.5 million per share, the aggregate amount of the issue price being ¥250 billion. The preferred shares were issued by means of a third party allocation to Meiji Yasuda Life Insurance Company, Tokio Marine & Nichido Fire Insurance Co., Ltd. and Nippon Life Insurance Company. The preferred shares do not have voting rights at any general meetings of shareholders, unless otherwise provided by applicable laws and regulations. Preferred dividends are set to be ¥60,000 per share annually, except that the preferred dividends on the class 3 preferred shares for the fiscal year ended March 31, 2005 will be ¥7,069 per share.

The reason for the issuance was to increase MTFG’s equity capital. The proceeds from the issuance have been applied to MTFG’s capital injection to Bank of Tokyo-Mitsubishi on February 21, 2005, in which MTFG was allocated preferred shares of Bank of Tokyo-Mitsubishi by means of a third party allocation.

Decision to Make Mitsubishi Securities a Directly-Held Subsidiary

On February 18, 2005, MTFG announced that it would make Mitsubishi Securities a directly-held subsidiary by acquiring all of the shares of Mitsubishi Securities common stock held by Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank. As a result of the transaction, which is scheduled to be completed on July 1, 2005 subject to the approval of the relevant regulators, MTFG would directly hold Mitsubishi Securities common stock representing 56.9% of the voting rights as of that date.

Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM

In March 2004, MTFG and ACOM, Co., Ltd., a consumer finance company in Japan, reached an agreement with respect to a strategic business alliance in retail financial services and a capital alliance. The main elements of the business alliance are undertaken by ACOM and Bank of Tokyo-Mitsubishi. As part of the capital alliance, in April 2004, MTFG acquired an additional 12.9% of the common shares of ACOM, resulting in an aggregate ownership interest of 15.1% in ACOM. Prior to the acquisition, MTFG held 2.2% of the common shares of ACOM and accounted for the investment as available–for-sale securities. As a result of its additional investment and a change in its relationship with ACOM, including an increase in its representation on ACOM’s board of directors, MTFG had the ability to exercise significant influence over the operations of ACOM and applied the equity method to the investment for the six months ended September 30, 2004. The equity method was applied in a manner consistent with the accounting for a step-by-step acquisition of a subsidiary in accordance with Accounting Principles Board Opinion, or APB, Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Accordingly, the accompanying financial statements for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 have been retroactively adjusted to reflect the adoption of the equity method. For more information, see note 2 to MTFG’s condensed consolidated financial statements as of September 30, 2004 and for the six-month periods ended September 30, 2003 and 2004.

Basic Agreement Regarding the Combination of Operations and Reorganization to Strengthen the Consumer Finance Business

On October 29, 2004, MTFG, Bank of Tokyo-Mitsubishi, and MTFG’s subsidiaries DC Card Co., Ltd. and Tokyo-Mitsubishi Cash One Ltd., or Cash One, reached a basic agreement with ACOM to integrate and reorganize the business operations of MTFG’s consumer finance business. Cash One will integrate its business operations with DC Card’s processing centers, call centers and guarantee divisions during the first half of the fiscal year ending March 31, 2006. On January 31, 2005, ACOM acquired shares in DC Card and Cash One. After the acquisition of the shares, ACOM owns approximately 55% and MTFG owns approximately 45% of the common shares of Cash One, which has changed its name to DC Cash One Ltd.

Change of Shareholdings in Diamond Computer Service

On December 22, 2004, Diamond Computer Service, Co., Ltd., or DCS, a former equity method investee, became MTFG’s wholly-owned subsidiary through a stock-for-stock exchange. 26,205 shares of MTFG common stock were issued in exchange for all of the outstanding shares of DCS’s common stock based on the exchange ratio of 0.00135 shares of common stock of MTFG for each share of DCS’s common stock. The reason for the share exchange was to reorganize and optimize the organizational structure of MTFG’s solution businesses and to clarify DCS’s central role as head of MTFG’s IT solutions business. Following the completion of the exchange offer, in accordance with a business alliance between DCS and Mitsubishi Research Institute, Inc., or MRI, a research and consulting company headquartered in Tokyo, Japan, MTFG sold 60% of its shares of DCS to MRI. The alliance with MRI aims to strengthen the solution creation and consulting capabilities of DCS.

Planned Merger of Mitsubishi Asset Management and UFJ Partners Asset Management

On December 24, 2004, MTFG, UFJ Holdings, Mitsubishi Asset Management Co., Ltd. and UFJ Partners Asset Management Co., Ltd. entered into a Memorandum of Understanding concerning the merger of Mitsubishi Asset Management and UFJ Partners Asset Management. Mitsubishi Asset Management was created on October 1, 2004 by the merger of Tokyo-Mitsubishi Asset Management Ltd. and Mitsubishi Trust Asset Management Co., Ltd., and MTFG owns 92.8% of Mitsubishi Asset Management. The merger of Mitsubishi Asset Management and UFJ Partners Asset Management is scheduled to be completed between October 1, 2005 and April 1, 2006.

Business Revitalization Plan of Mitsubishi Motors

On January 28, 2005, Mitsubishi Motors Corporation announced a new business revitalization plan through the fiscal year ending March 31, 2008. The new revitalization plan includes measures for stabilizing Mitsubishi Motors’ operations and improving its financial position over the medium-and long-term. In connection with the revitalization plan, and at the request of Mitsubishi Motors, Bank of Tokyo-Mitsubishi, Mitsubishi Heavy Industries, Ltd. and Mitsubishi Corporation participated in a capital enhancement of ¥274 billion by purchasing newly issued common and preferred shares of Mitsubishi Motors on March 10, 2005. As a result, Bank of Tokyo-Mitsubishi subscribed to common and preferred shares of Mitsubishi Motors for an aggregate amount of ¥154 billion, of which ¥54 billion consisted of a debt-for-equity swap. In addition, on March 22, 2005, Mitsubishi Trust Bank purchased, in a debt-for-equity swap, newly issued preferred shares of Mitsubishi Motors for an aggregate amount of ¥10.2 billion.

Suspension of Consolidated Corporate-Tax System

In February 2005, MTFG’s application to suspend the consolidated corporate-tax system, which has been adopted since the fiscal year ended March 31, 2003, was approved by the Japanese tax authorities. MTFG intends to file, for the fiscal year ended March 31, 2005, its tax returns under the consolidated corporate-tax system, which allows companies to base tax payments on the combined profits or losses of a parent company and its wholly-owned domestic subsidiaries. Due to the suspension of the consolidated corporate-tax system, deferred income taxes will be calculated separately based on temporary differences and future taxable income at each company as of March 31, 2005 for the fiscal year ended March 31, 2005. MTFG currently does not believe that the change in its tax status will have a material impact on its financial position and results of operations.

Planned Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities

As discussed under “Recently Issued Accounting Pronouncements” below, the planned transfer of the substitutional portion of employee pension fund is still in process and MTFG cannot reasonably estimate the final impact of the transfer until its completion.

Business Environment

MTFG’s results of operations and financial condition are exposed to changes in various external economic factors, including:

•	general economic conditions;

•	interest rates;

•	currency exchange rates; and

•	stock and real estate prices.

With respect to the financial and economic environment for the six months ended September 30, 2004, overseas economies moved toward recovery in the early part of this period, particularly in the United States where the recovery was driven by large-scale tax cuts, and in China where domestic demand continued to expand. In the latter part of this period, however, a certain degree of uncertainty prevailed in overseas economies as the positive effects of the tax cuts in the United States began to wane, as China began to restrain investments and as crude oil prices rose sharply.

In the Japanese economy, exports and capital expenditures rose due to increased overseas demand in the early part of the current period. Private consumption also steadily increased due to an improvement in consumer confidence. Nevertheless, the Japanese economy began slowing down in the latter part of the six months ended September 30, 2004 period and consumer prices continued to decline.

Regarding the interest rate environment, in the EU, the European Central Bank’s policy rate remained at 2%. In the United States, the target for the federal funds rate was raised by 0.25% in each of June, August, September, November and December 2004, and by another 0.25% in each of February and March 2005 from 1.0% to 2.75%. In Japan, the Bank of Japan continued its current easy monetary policy and kept short-term interest rates at near zero percent. On the other hand, the yield on ten-year Japanese government bonds which was approximately 1.5% in April 2004, rose temporarily to approximately 1.9% in June and July, before declining to approximately 1.4% in September 2004. As of early April 2005, the yield was around 1.3%. The following chart shows the interest rate trends in Japan since January 1999:

Source: Bank of Japan

The Japanese stock markets weakened slightly during the six months ended September 30, 2004 period. The Nikkei Stock Average, which is an average of 225 blue chip stocks listed on the Tokyo Stock Exchange, declined from ¥11,715.39 at March 31, 2004 to ¥10,823.57 at September 30, 2004. As of early April 2005, the Nikkei Stock Average was around ¥11,700.

In the foreign exchange markets, although the yen initially depreciated against the U.S. dollar mainly due to the rise in the U.S. federal funds rate, the exchange rate subsequently stabilized and remained within a narrow range. The noon buying rates of the Federal Reserve Bank of New York for yen were ¥104.18 per $1.00 at March 31, 2004 and ¥110.20 per $1.00 at September 30, 2004. Between October 2004 and March 2005, the yen generally appreciated against the U.S. dollar. The noon buying rate of the Federal Reserve Bank of New York was ¥107.22 per $1.00 at March 31, 2005.

The number of corporate bankruptcy filings in Japan during the six months ended September 30, 2004 was approximately 7,000 representing an 18% decline compared with the corresponding period in the previous fiscal year.

Critical Accounting Estimates

MTFG’s financial statements are prepared in accordance with U.S. GAAP. Many of the accounting policies require management to make difficult, complex or subjective judgments regarding the valuation of assets and liabilities. The accounting policies are fundamental to understanding MTFG’s operating and financial review and prospects. The notes to MTFG’s consolidated financial statements provide a summary of MTFG’s significant accounting policies. The following is a summary of the critical accounting estimates.

Allowance for Credit Losses

The allowance for credit losses represents management’s estimate of probable losses in MTFG’s loan portfolio. The evaluation process involves a number of estimates and judgments. The allowance is based on two principles of accounting: (1) Statement of Financial Accounting Standards, or SFAS, No. 5, “Accounting for Contingencies,” which requires that losses be accrued when they are probable of occurring and can be estimated; and (2) SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures,” which require that losses be accrued based on the difference between the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral or the loan’s value that is observable in the secondary market and the loan balance.

MTFG’s allowance for credit losses consists of an allocated allowance and an unallocated allowance. The allocated allowance comprises (a) the allowance for specifically identified problem loans, (b) the allowance for large groups of smaller balance homogeneous loans, (c) the allowance for loans exposed to specific country risk and (d) the formula allowance. Both the allowance for loans exposed to specific country risk and formula allowance are provided to performing loans, that are not subject to either the allowance for specifically identified problem loans or the allowance for large groups of smaller balance homogeneous loans. The allowance for loans exposed to specific country risk covers transfer risk which is not specifically covered by other types of allowance. Each of these components is determined based upon estimates that can and do change when actual events occur.

The allowance for specifically identified problem loans, which represent large-balance, non-homogeneous loans that have been individually determined to be impaired, uses various techniques to arrive at an estimate of loss. Historical loss information, discounted cash flows, fair value of collateral and secondary market information are all used to estimate those losses.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment, and the allowance for such loans is established through a process that begins with estimates of probable losses inherent in the portfolio, based upon various analyses, including historical delinquency and credit loss experience.

The allowance for loans exposed to specific country risk is based on an estimate of probable losses relating to MTFG’s exposure to countries that MTFG identifies as having a high degree of transfer risk. MTFG uses a country risk grading system that assigns risk ratings to individual countries. To determine the risk rating, MTFG considers the instability of foreign currency and difficulties regarding its borrowers’ ability to service their debt.

The formula allowance uses a model based on historical losses as an indicator of future probable losses and as a result could differ from losses incurred in the future. However, since this history is updated with the most recent loss information, the differences that might otherwise occur are mitigated.

MTFG’s actual losses could be more or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in the allocated allowance. For further information regarding MTFG’s allowance for credit losses, see “—Financial Condition—Allowance for Credit Losses, Nonperforming and Past Due Loans.”

In addition to the allowance for credit losses on its loan portfolio, MTFG maintains an allowance for credit losses on off-balance-sheet credit instruments, including commitments to extend credit, a variety of guarantees and standby letters of credit. Such allowance is included in other liabilities. With regard to the allocated allowance for specifically identified credit exposure and the allocated formula allowance, MTFG applies the same methodology that it uses in determining the allowance for loan credit losses.

To the extent that actual losses differ from management’s estimates, additional provisions for credit losses may be required that would adversely impact MTFG’s operating results and financial condition in future periods.

Impairment of Investment Securities

U.S. GAAP requires the recognition in earnings of an impairment loss on investment securities for a decline in fair value that is other than temporary. Determinations of whether a decline is other than temporary often involves estimating the outcome of future events. Management judgment is required in determining whether factors exist that indicate that an impairment loss has been incurred at the balance sheet date. These judgments are based on subjective as well as objective factors. MTFG conducts a review semi-annually to identify and evaluate investment securities that have indications of possible impairment.

Debt and marketable equity securities.    In determining whether a decline in fair value is other than temporary for a particular security, indicators of an other-than-temporary decline for both debt and marketable equity securities include the extent of decline in fair value below cost and the length of time that the decline has continued. If a decline in fair value is 20% or more or a decline in fair value has continued for six months or more, MTFG generally deems such decline as an indicator of other-than-temporary decline. MTFG also considers the financial condition and near-term prospects of issuers primarily based on the credit standing of the issuers as determined by its credit rating system.

Prior to the fiscal year ended March 31, 2004, MTFG did not take the lengths of time that a decline continued into consideration with respect to debt securities because a substantial majority of its investments in debt securities are in high-grade fixed-rate bonds, including sovereign bonds such as U.S. treasury bonds and it generally had the intent to hold such investments for a period longer than that inherent in cyclical short-term market price fluctuations due to market interest rate and foreign exchange rate changes. However, in light of the recent decline in the bond market, which made it difficult for MTFG to hold debt securities for a period longer than that necessary for recovery, during the fiscal year ended March 31, 2004, MTFG determined that the length of period that a decline in fair value continued should be considered in identifying other-than temporary decline in fair value of debt securities. The aggregate amount of unrealized losses at March 31, 2004 and September 30, 2004 that MTFG determined to be temporary were ¥54,707 million and ¥36,366 million, respectively.

The determination of other-than-temporary impairment for certain securities held by UnionBanCal Corporation, MTFG’s U.S. subsidiary, which primarily consists of securities backed by the full faith and credit of the U.S. government and corporate asset-backed and debt securities, are made on the basis of a cash flow analysis of securities and/or the ability of UnionBanCal Corporation to hold such securities to maturity.

Non-marketable equity securities.    MTFG considers the credit standing of issuers and the extent of decline in net assets of issuers to determine whether the decline is other than temporary. When MTFG determines that the decline is other than temporary, non-marketable equity securities are written down to MTFG’s share of the amount of the issuer’s net assets, which approximates fair value.

The markets for equity securities and debt securities are inherently volatile, and the values of both types of securities have fluctuated significantly in recent years. Accordingly, MTFG’s assessment of potential impairment involves risks and uncertainties depending on the market condition. If MTFG later concludes that a decline is other than temporary, the impairment loss may significantly affect its operating results and financial condition in future periods.

Valuation of Deferred Tax Assets

A valuation allowance for deferred tax assets is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Future realization of the tax benefit of existing deductible temporary differences or carryforwards ultimately depends on the existence of sufficient taxable income in future periods.

In determining a valuation allowance, MTFG performs a review of future taxable income (exclusive of reversing temporary differences and carryforwards) and future reversals of existing taxable temporary differences. Due to losses in recent years and continuing weak economic conditions, the determination of the valuation allowance involves difficult judgments to estimate future taxable income.

At March 31, 2004, MTFG had operating loss carryforwards of ¥1,737.9 billion. Future realization of the tax benefit of the carryforwards or existing deductible temporary differences ultimately depends on the existence of sufficient taxable income in future periods. Based on its estimates of future taxable income, MTFG recognized a valuation allowance for a portion of the operating loss carryforwards.

Because the establishment of the valuation allowance is an inherently uncertain process involving estimates, currently established allowance may not be sufficient. If the estimated allowance is not sufficient, MTFG will incur additional deferred tax expenses, which could materially affect its operating results and financial condition in future periods.

Accounting for Goodwill

U.S. GAAP requires MTFG to test goodwill for impairment at least annually using a two-step process that begins with an estimation of the fair value of a reporting unit of its business, which is to be compared with the carrying amount of the unit, to identify potential impairment of goodwill. The fair value of a reporting unit is defined as the amount at which the unit as a whole could be bought or sold in a current transaction between willing parties. Since an observable quoted market price for units is not always available, the estimate of fair value is based on the best information available, including prices for comparable units and the results of using other valuation techniques including the present value technique, which requires an estimate of future cash flows and other assumptions. If the carrying amount of a reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss. This test requires comparison of the implied fair value of the unit’s goodwill with the carrying amount of that goodwill. The estimate of the implied fair value of the reporting unit’s goodwill requires MTFG to allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including unrecognized intangible assets, if any, since the implied fair value is determined as the excess of the fair value of a reporting unit over the net amounts assigned to its assets and liabilities in the allocation. Accordingly, the second step of the impairment test also requires an estimate of the fair value of individual assets and liabilities, including any unrecognized intangible assets that belong to that unit. At March 31, 2004 and September 30, 2004, MTFG had goodwill of ¥56,690 million and ¥69,468 million, respectively.

Accrued Severance Indemnities and Pension Liabilities

MTFG has defined benefit retirement plans, including lump-sum severance indemnities and pension plans, which cover substantially all of its employees. Severance indemnities and pension costs are calculated based upon a number of actuarial assumptions, including discount rates, expected long-term rates of return on its plan assets and rates of increase in future compensation levels. In accordance with U.S. GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods, and affect MTFG’s recognized net periodic pension costs and accrued severance indemnities and pension obligations in future periods. MTFG had an unrecognized net actuarial loss for domestic severance indemnities and pension plans of ¥353.8 billion at

March 31, 2004. Differences in actual experience or changes in assumptions may affect MTFG’s financial condition and operating results in future periods.

The discount rates for the domestic plans are set to reflect the interest rates of high-quality fixed-rate instruments with maturities that correspond to the timing of future benefit payments.

In developing its assumptions for expected long-term rates of return, MTFG refers to the historical average returns earned by the plan assets and the rates of return expected to be available for reinvestment of existing plan assets, which reflect recent changes in trends and economic conditions, including market price. MTFG also evaluates input from its actuaries, including their reviews of asset class return expectations.

Valuation of Financial Instruments with No Available Market Prices

Some assets and liabilities, including available-for-sale securities, trading accounts and derivatives, are reflected at their estimated fair values in MTFG’s financial statements. Fair values for the substantial majority of MTFG’s portfolio of financial instruments with no available market prices are determined based upon externally verifiable model inputs and quoted prices. All financial models, which are used for independent risk monitoring, must be validated and periodically reviewed by qualified personnel independent of the area that created the model. The fair value of derivatives is determined based upon liquid market prices evidenced by exchange-traded prices, broker-dealer quotations or prices of other transactions with similarly rated counterparties. If available, quoted market prices provide the best indication of value. If quoted market prices are not available for fixed maturity securities and derivatives, MTFG discounts expected cash flows using market interest rates commensurate with the credit quality and maturity of the investment. Alternatively, MTFG may use matrix or model pricing to determine an appropriate fair value. In determining fair values, MTFG considers various factors, including time value, volatility factors and underlying options, warrants and derivatives.

The estimated fair values of financial instruments without quoted market prices are as follows:

	At March 31,		At September 30,
	2003	2004	2004
	(in billions)
Financial assets:
Trading account assets, excluding derivatives . . . . . . . .	¥4,593	¥5,732	¥5,793
Investment securities . . . . . . . . . .	21,413	25,328	30,292
Derivative financial instruments, net . . . . . . . . . . . . . . . .	179	153	35
Financial liabilities:
Trading account liabilities, excluding derivatives . . . . . . . .	179	182	197
Obligations to return securities received as collateral . . . . . . . .	950	2,322	2,635

A significant portion of trading account assets and liabilities, excluding derivatives, investment securities and obligations to return securities received as collateral consists of Japanese national government and agency bonds, and foreign government and official institutions bonds, for which prices are actively quoted among brokers and are readily available but are not publicly reported and therefore are not considered quoted market prices. Additionally, a substantial portion of derivative financial instruments are comprised of over-the-counter interest rate and currency swaps and options. Estimates of fair value of these derivative transactions are determined using quantitative models with multiple market inputs, which can be validated through external sources, including brokers and market transactions with third parties.

Accounting Changes

Variable Interest Entities—In January 2003, the Financial Accounting Standards Board, or the FASB, issued FASB Interpretation, or FIN, No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities, or VIEs. The consolidation requirements of FIN No. 46 apply immediately to VIEs created after January 31, 2003. MTFG has applied, as required, FIN No. 46 to all VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003, which has been amended by the FASB as described below.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” or FIN No. 46R. FIN No. 46R modifies FIN No. 46 in certain respects including the scope exception, the definition of VIEs, and other factors that would affect the determination of VIEs and primary beneficiaries that must consolidate VIEs. FIN No. 46R, as written, applies to VIEs created before February 1, 2003 no later than the end of the first reporting period that ends after March 15, 2004, and to all special purpose entities no later than the first reporting period that ends after December 15, 2003. Subsequent to the issuance of FIN No. 46R, the Chief Accountant of the U.S. Securities and Exchange Commission, or the SEC, stated the SEC staff’s position in a letter to the American Institute of Certified Public Accountants, or the AICPA, dated March 3, 2004, that the SEC staff does not object to the conclusion that FIN No. 46R should not be required to be applied at a date earlier than the original FIN No. 46 and that foreign private issuers would be required to apply FIN No. 46R at various dates depending on the entity’s year-end and the frequency of interim reporting. In accordance with the letter, MTFG adopted FIN No. 46R on April 1, 2004, except for certain investment companies, for which the effective date of FIN No. 46R is deferred. Under FIN No. 46R, any difference between the net amount added to the balance sheet and the amount of any previously recognized interest in the VIE is to be recognized as a cumulative effect of a change in accounting principle. The cumulative effect of the change in accounting principle was to decrease net income by ¥977 million, and to increase MTFG’s assets and liabilities by ¥1,470,217 million and ¥1,472,093 million, respectively.

Derivative Instruments and Hedging Activities—In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, (2) clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows, (3) amends the definition of underlyings, one of three characteristics of derivatives, to include the occurrence or non-occurrence of a specified event such as scheduled payments under a contract, and (4) amends certain other existing pronouncements, in particular, those related to the scope of instruments that are subject to the requirements of SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on MTFG’s financial position or results of operations.

Certain Financial Instruments with Characteristics of Both Liabilities and Equity—In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which is MTFG’s fiscal year ending March 31, 2005. On November 7, 2003, FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” delayed the effective date of certain provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of SFAS No. 150 did not have a material impact on MTFG’s financial position and results of operations.

Disclosure about Pension and Other Postretirement Benefit—In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106,” or SFAS No. 132R, which replaces existing FASB disclosure requirements for pensions. SFAS No. 132R requires disclosure of more details about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. SFAS No. 132R is generally effective for the fiscal years ended after December 15, 2003, and for interim periods beginning after December 15, 2003. The required disclosure is presented in the footnotes to MTFG’s financial statements as of March 31, 2003 and 2004 and the three years in the period ended March 31, 2004, and as of September 30, 2004 and for the six-month periods ended September 30, 2003 and 2004.

Impairment of Securities Investments—In November 2003, the FASB Emerging Issues Task Force , or the EITF, reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” or EITF 03-1. EITF 03-1 requires certain additional quantitative and qualitative disclosures in addition to the disclosures already required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The new disclosure requirements are applied to financial statements for the fiscal years ended after December 15, 2003. The required disclosure is presented in the footnotes to MTFG’s financial statements as of March 31, 2003 and 2004 and the three years in the period ended March 31, 2004. In March 2004, the EITF also reached a consensus on additional accounting guidance for other-than-temporary impairments, which requires an evaluation and recognition of other-than-temporary impairment by a three-step impairment test. The guidance should be applied for reporting periods beginning after June 15, 2004. On September 30, 2004, FASB Staff Position EITF Issue 03-1-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. The FASB will be issuing implementation guidance related to this topic. Once issued, MTFG will evaluate the impact of adopting EITF 03-1.

Recently Issued Accounting Pronouncements

Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities—In January 2003, the EITF reached a consensus on Issue No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities,” or EITF 03-2, which was ratified by the FASB in February 2003. EITF 03-2 addresses accounting for a transfer to the Japanese government of a substitutional portion of an employee pension fund and requires employers to account for the entire separation process of the substitutional portion from an entire plan upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets as the culmination of a series of steps in a single settlement transaction. It also requires that the difference between the fair value of the obligation and the assets required to be transferred to the government, if any, should be accounted for as a subsidy from the government, separately from gain or loss on settlement of the substitutional portion of the obligation, upon completion of the transfer.

In June 2003, Bank of Tokyo-Mitsubishi submitted to the government an application to transfer the obligation to pay benefits for future employee service related to the substitutional portion and the application was approved in August 2003. In August 2004, Bank of Tokyo-Mitsubishi made another application for transfer to the government of the remaining substitutional portion and the application was approved in November 2004. Upon completion of the separation, the substitutional obligation and related plan assets will be transferred to a government agency, and Bank of Tokyo-Mitsubishi will be released from paying the substitutional portion of the benefits to its employees but the timing of the completion of the transfer is not known yet. The impact on MTFG’s condensed consolidated financial statements of the transfer accounted for in accordance with EITF 03-2 is not known and cannot be reasonably estimated until the completion of the transfer.

Loans and Debt Securities Acquired in a Transfer—In December 2003, the AICPA issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” or SOP 03-3, which supersedes AICPA Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans” and addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least, in part, to credit quality. SOP 03-3 limits accretable yield to the excess of the investor’s estimate of undiscounted cash flows over the investor’s initial investment in the loan and prohibits the recognition of the non-accretable difference. Under SOP 03-3, subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life while any decreases in such cash flows should be recognized as impairments. SOP 03-3 also provides guidance with regard to presentation and disclosures. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. MTFG has not completed the study of what effect SOP 03-3 will have on MTFG’s financial position and results of operations.

Share-Based Payment—In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123 preferred a fair-value-based method of accounting for share-based payment transactions with employees, but it permitted the option of continuing to apply the guidance of using intrinsic-value-based measurement method in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. SFAS No. 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires a fair-value-based measurement method in accounting for share-based payment transactions with employees. As a result, the cost resulting from all share-based payment transactions shall be recognized in the financial statements. SFAS No. 123R is effective as of the beginning of the interim or annual reporting periods beginning after June 15, 2005. MTFG has not completed the study of what effect SFAS No. 123R will have on MTFG’s financial position and results of operations. See note 1 to MTFG’s financial statements as of March 31, 2003 and 2004 and for the three years in the period ended March 31, 2004 and note 14 to MTFG’s condensed consolidated financial statements as of September 30, 2004 and for the six-month periods ended September 30, 2003 and 2004, included elsewhere in this prospectus, for the pro forma information as if the fair value based method had been applied to all awards in accordance with SFAS No.123.

Exchanges of Nonmonetary Assets—In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The guidance in APB No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier adoption permitted. MTFG has not completed the study of what effect SFAS No. 153 will have on MTFG’s financial position and results of operations.

Results of Operations

The following table sets forth a summary of MTFG’s results of operations for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004. As discussed in “Recent Developments—Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM” above, MTFG’s results of operations for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 have been adjusted.

	Fiscal years ended March 31,			Six months ended September 30,
	2002	2003	2004	2003	2004
	(in billions)
Interest income	¥2,013.5	¥1,582.5	¥1,421.8	¥744.9	¥695.5
Interest expense	938.2	539.2	426.5	226.5	215.6

Net interest income	1,075.3	1,043.3	995.3	518.4	479.9

Provision (credit) for credit losses	598.4	438.0	(114.1)	(129.6)	167.1
Non-interest income	359.7	840.6	1,308.1	713.3	427.4
Non-interest expense	1,161.3	1,182.4	1,236.1	582.0	538.4

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	(324.7)	263.5	1,181.4	779.3	201.8
Income tax expense (benefit)	(99.7)	69.9	357.8	255.4	69.4

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	(225.0)	193.6	823.6	523.9	132.4
Income (loss) from discontinued operations—net	1.2	10.3	(0.6)	5.3	—
Cumulative effect of a change in accounting principle, net of tax	5.9	(0.5)	—	—	(1.0)

Net income (loss)	¥(217.9)	¥203.4	¥823.0	¥529.2	¥131.4

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Net income for the six months ended September 30, 2004 was ¥131.4 billion, a decrease of ¥397.8 billion, or 75.2%, from ¥529.2 billion for the six months ended September 30, 2003. MTFG’s basic earnings per common share (net income available to common shareholders) for the six months ended September 30, 2004 was ¥19,700.46, a decrease of ¥64,181.80, from ¥83,882.26 for the six months ended September 30, 2003. Income from continuing operations before income taxes and cumulative effect of a change in accounting principle for the six months ended September 30, 2004 was ¥201.8 billion, a decrease of ¥577.5 billion, or 74.1%, from ¥779.3 billion for the six months ended September 30, 2003. These changes in MTFG’s operating results were primarily attributable to the following:

•	A provision for credit losses of ¥167.1 billion was recorded for the six months ended September 30, 2004, compared with the reversal of allowance for credit losses of ¥129.6 billion for the six months ended September 30, 2003. This change in the provision (credit) for credit losses was due mainly to a significant decrease in MTFG’s specific allowance for nonperforming loans in the six months ended September 30, 2003, which did not occur in the six months ended September 30, 2004, and to an increase in MTFG’s specific allowance for nonperforming loans in the six months ended September 30, 2004 as a result of credit downgrades for several borrowers to which MTFG extended relatively large amounts of loans.

•

Non-interest income decreased ¥285.9 billion, or 40.1%, from ¥713.3 billion for the six months ended September 30, 2003 to ¥427.4 billion for the six months ended September 30, 2004. This decrease was primarily because net foreign exchange losses of ¥164.2 billion were recorded for the six months ended

September 30, 2004, compared with net foreign exchange gains of ¥259.7 billion for the six months ended September 30, 2003. This change in foreign exchange transactions mainly reflected the depreciation of the Japanese yen against foreign currencies during the six months ended September 30, 2004, compared to the six months ended September 30, 2003, when the yen appreciated against foreign currencies. This decrease was partially offset by an increase of ¥50.7 billion in other non-interest income and an increase of ¥47.8 billion in net investment securities gains and an increase of ¥45.0 billion in fees and commissions.

•	Net interest income decreased ¥38.5 billion, or 7.4%, from ¥518.4 billion for the six months ended September 30, 2003 to ¥479.9 billion for the six months ended September 30, 2004. This decrease was primarily due to a decline in the average interest rate spread. In addition, a decrease in average foreign investment securities, which earn relatively higher yields, was a factor in the decrease in MTFG’s net interest income.

These unfavorable changes were partially offset by a decrease of ¥43.6 billion in non-interest expenses from ¥582.0 billion for the six months ended September 30, 2003 to ¥538.4 billion for the six months ended September 30, 2004 mainly due to the decrease in other non-interest expenses, principally reflecting a decrease in provision for off-balance-sheet credit instruments caused by a decrease in off-balance-sheet credit exposure.

MTFG’s results of operation may be affected by external and unpredictable events, including the unexpected failure of borrowers, defaults in emerging markets and financial and stock market volatility. Accordingly, the interim results are not necessarily indicative of the results for the full fiscal year.

        Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

MTFG reported ¥823.0 billion of net income for the fiscal year ended March 31, 2004, compared to ¥203.4 billion of net income for the fiscal year ended March 31, 2003. MTFG’s basic earnings per common share (net income available to common shareholders) for the fiscal year ended March 31, 2004 was ¥128,350.88 compared to an earnings per share of ¥33,991.75 for the fiscal year ended March 31, 2003. Income from continuing operations before income tax expense and cumulative effect of a change in accounting principle for the fiscal year ended March 31, 2004 was ¥1,181.4 billion, compared with ¥263.5 billion for the fiscal year ended March 31, 2003. The changes in MTFG’s operating results were primarily attributable to the following:

•	The reversal of allowance for credit losses of ¥114.1 billion was recorded for the fiscal year ended March 31, 2004, compared with provision for credit losses of ¥438.0 billion for the fiscal year ended March 31, 2003. The reversal of allowance for credit losses was due mainly to improvement of MTFG’s loan portfolio as evidenced by the reduction in its nonperforming and impaired loans through various measures including the disposal of nonperforming loans, and improving credit status of borrowers in Japan in general as evidenced by the decreased number of bankruptcy filings during the fiscal year ended March 31, 2004.

•	Non-interest income increased ¥467.5 billion from ¥840.6 billion for the fiscal year ended March 31, 2003 to ¥1,308.1 billion for the fiscal year ended March 31, 2004. This increase was primarily attributable to an increase of ¥388.3 billion in net foreign exchange gains reflecting the appreciation of the yen against foreign currencies, and to net investment securities gains of ¥118.6 billion compared to net investment securities losses of ¥22.7 billion for the fiscal year ended March 31, 2003 mainly due to the improvement in the Japanese stock market. Refund of local taxes by the Tokyo Metropolitan Government also contributed to the increase in non-interest income. These increases were partially offset by a decrease of ¥163.7 billion in net trading account profits, primarily due to the rise in long-term interest rates in Japan.

These favorable changes were partially offset by a decrease of ¥48.0 billion in net interest income due primarily to a decline in the average interest rate spread.

Net Interest Income

Net interest income is a function of:

•	the amount of interest-earning assets;

•	the so-called “spread,” or the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities;

•	the general level of interest rates; and

•	the proportion of interest-earning assets financed by non-interest-bearing liabilities and equity.

MTFG’s net interest income for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 and 2004 were not materially affected by gains or losses resulting from derivative financial instruments used for hedging purposes.

The following is a summary of the interest rate spread for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004. As discussed in “Recent Developments—Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM” above, the information for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 has been adjusted.

	Fiscal years ended March 31,						Six months ended September 30,
	2002		2003		2004		2003		2004
	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate (Annualized)	Average balance	Average rate (Annualized)
	(in billions, except percentages)						(in billions, except percentages)
Interest-earning assets:
Domestic	¥59,665.2	1.36%	¥62,605.1	1.19%	¥ 67,524.8	1.06%	¥65,832.0	1.14%	¥74,211.8	1.01%
Foreign	25,362.6	4.73	23,641.9	3.55	23,325.8	3.03	24,207.3	3.04	22,648.3	2.81

Total	¥85,027.8	2.37%	¥86,247.0	1.83%	¥ 90,850.6	1.56%	¥90,039.3	1.65%	¥96,860.1	1.43%

Financed by:
Interest-bearing funds:
Domestic	¥61,089.7	0.53%	¥64,827.9	0.34%	¥ 70,151.1	0.31%	¥68,558.0	0.31%	¥75,097.7	0.32%
Foreign	17,593.5	3.50	14,830.5	2.13	14,823.9	1.41	15,296.2	1.56	14,474.4	1.32

Total	78,683.2	1.19	79,658.4	0.68	84,975.0	0.50	83,854.2	0.54	89,572.1	0.48
Non-interest-bearing funds	6,344.6	—	6,588.6	—	5,875.6	—	6,185.1	—	7,288.0	—

Total	¥85,027.8	1.11%	¥86,247.0	0.62%	¥ 90,850.6	0.46%	¥90,039.3	0.50%	¥96,860.1	0.44%

Spread on:
Interest-bearing funds		1.18%		1.15%		1.06%		1.11%		0.95%
Total funds		1.26%		1.21%		1.10%		1.15%		0.99%

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Net interest income for the six months ended September 30, 2004 was ¥479.9 billion, a decrease of ¥38.5 billion, or 7.4%, from ¥518.4 billion for the six months ended September 30, 2003.

This decrease was due primarily to a decline in the average interest rate spread. In addition, the decrease in average foreign investment securities, which earn relatively higher yields, was a factor in the decrease in net interest income.

The average interest rate spread decreased 16 basis points from 1.11% for the six months ended September 30, 2003 to 0.95% for the six months ended September 30, 2004. The average rate of both foreign interest-earning assets and foreign interest-bearing liabilities declined during the six months ended September 30, 2004. Since the average balance of foreign interest-earning assets for the six months ended September 30, 2004 was about 1.6 times larger than the average balance of foreign interest-bearing liabilities for the same period, the decline in the average rate had a negative effect on MTFG’s net interest income.

Net interest income as a percentage of average total funds decreased 16 basis points from 1.15% for the six months ended September 30, 2003 to 0.99% for the six months ended September 30, 2004.

Average interest-earning assets for the six months ended September 30, 2004 were ¥96,860.1 billion, an increase of ¥6,820.8 billion, or 7.6%, from ¥90,039.3 billion for the six months ended September 30, 2003. The increase was primarily attributable to an increase of ¥5,552.6 billion in domestic investment securities, which reflected an increase in MTFG’s holdings of Japanese government bonds, and an increase of ¥2,630.5 billion in domestic loans. The increase in domestic loans was primarily due to an increase in loans to industries such as manufacturing, wholesale and retail, and banks and other financial institutions, reflecting the consolidation of certain VIEs in accordance with FIN No. 46R. These increases were partially offset by a decrease of ¥356.3 billion in trading account assets and a decrease of ¥232.1 billion in interest-earning deposits in other banks.

Average interest-bearing liabilities for the six months ended September 30, 2004 were ¥89,572.1 billion, an increase of ¥5,717.9 billion, or 6.8%, from ¥83,854.2 billion for the six months ended September 30, 2003. The increase in average interest-bearing liabilities primarily reflected an increase of ¥5,322.2 billion in other short-term borrowings, and trading account liabilities, reflecting an increase of funding from the Bank of Japan in connection with its daily money market operations, and an increase in commercial paper issued by VIEs consolidated in accordance with FIN No. 46R. In addition, an increase of ¥1,112.4 billion in deposits contributed to the increase in average interest-bearing liabilities. These increases were partially offset by a decrease of ¥461.8 billion in debentures, as previously outstanding debentures matured and because MTFG has stopped issuing new debentures since April 2002.

        Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Net interest income for the fiscal year ended March 31, 2004 was ¥995.3 billion, a decrease of ¥48.0 billion, or 4.6%, from ¥1,043.3 billion for the fiscal year ended March 31, 2003. This decrease was due primarily to a decline in the average interest rate spread. In addition, a decrease in average foreign loans, which earn relatively higher yields, contributed to the decrease in net interest income.

The average interest rate spread decreased 9 basis points from 1.15% for the fiscal year ended March 31, 2003 to 1.06% for the fiscal year ended March 31, 2004. The average rate of both the foreign interest-earning assets and foreign interest-bearing liabilities declined during the fiscal year ended March 31, 2004, primarily due to the decline in short-term interest rates in most foreign markets. Since the average balance of foreign interest-earning assets for the fiscal year ended March 31, 2004 was about 1.6 times larger than the average balance of foreign interest-bearing liabilities for the same period, the decline in the average rate had a negative effect on MTFG’s net interest income.

Net interest income as a percentage of average total funds decreased 11 basis points from 1.21% for the fiscal year ended March 31, 2003 to 1.10% for the fiscal year ended March 31, 2004.

The increase in average interest-earning assets for the fiscal year ended March 31, 2004 was primarily attributable to increases in average trading account assets, average investment securities and average call loans, funds sold, and receivables under resale agreements and securities borrowing transactions, which yield relatively low rate of interest income. These increases were partially offset by decreases in average interest-earning deposits and average loans, which yield relatively high rate of interest income. The shift in investment from relatively high yielding assets to low yielding assets more than offset an increase in average interest-earning assets and had a negative impact on interest income.

The increase in average interest-bearing liabilities for the fiscal year ended March 31, 2004 primarily reflected an increase in average call money, funds purchased, and payables under repurchase agreements and securities lending transactions, average deposits and average other short-term borrowings and trading account liabilities.

        Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Net interest income for the fiscal year ended March 31, 2003 was ¥1,043.3 billion, a decrease of ¥32.0 billion, or 3.0%, from ¥1,075.3 billion for the fiscal year ended March 31, 2002. This decrease was due primarily to a decline in the average interest rate spread in the further declining interest rate environment. The decline in interest rate spread more than offset the impact of a net increase in average interest-earning assets.

The average interest rate spread decreased 3 basis points from 1.18% for the fiscal year ended March 31, 2002 to 1.15% for the fiscal year ended March 31, 2003. Net interest income as a percentage of average total funds decreased 5 basis points from 1.26% for the fiscal year ended March 31, 2002 to 1.21% for the fiscal year ended March 31, 2003.

Average interest-earning assets for the fiscal year ended March 31, 2003 was ¥86,247.0 billion, an increase of ¥1,219.2 billion, or 1.4%, from ¥85,027.8 billion for the fiscal year ended March 31,2002. This increase was principally attributable to an increase of ¥2,706.7 billion in average investment securities, partially offset by decreases in average interest-earning deposits, average call loans, funds sold, and receivables under resale agreements and securities borrowing transactions. The increase in average investment securities was attributable primarily to increases in Japanese government and foreign bonds, including U.S. treasury bonds, and reflected few viable investment options due to the extremely low rates of return in Japan. The average of interest-bearing liabilities for the fiscal year ended March 31, 2003 was ¥79,658.4 billion, an increase of ¥975.2 billion, or 1.2%, from ¥78,683.2 billion for the fiscal year ended March 31, 2002. This increase was principally attributable to an increase in average domestic deposits, which was primarily comprised of average demand deposits, partly offset by a decrease in average debentures and a decrease in average short-term funds in money markets, such as call money and funds purchased, and payables under repurchase agreements.

Provision (Credit) for Credit Losses

Provision (credit) for credit losses are charged to operations to maintain the allowance for credit losses at a level deemed appropriate by management. For a description of the approach and methodology used to establish the allowance for credit losses, see “—Financial Condition—Allowance for Credit Losses, Nonperforming and Past Due Loans.”

        Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Provision for credit losses of ¥167.1 billion was recorded for the six months ended September 30, 2004, compared with a reversal of allowance for credit losses of ¥129.6 billion for the six months ended September 30, 2003. This change in the provision (credit) for credit losses is due mainly to a significant decrease in MTFG’s specific allowance for nonperforming loans in the six months ended September 30, 2003, which did not occur in the six months ended September 30, 2004, and to an increase in MTFG’s specific allowance for nonperforming loans in the six months ended September 30, 2004 as a result of credit downgrades for several borrowers to which MTFG extended relatively large amounts of loans. For a further discussion of the allowance for credit losses, see “—Financial Condition—Allowance for Credit Losses, Nonperforming and Past Due Loans.”

        Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

A reversal of allowance for credit losses of ¥114.1 billion was recorded for the fiscal year ended March 31, 2004, compared with a provision for credit losses of ¥438.0 billion for the fiscal year ended March 31, 2003. This change was due mainly to a decrease in MTFG’s specific allowance as a result of its reduction of nonperforming loans and a decrease in its formula allowance reflecting a decline in loans classified as special mention or substandard. For a further discussion of the allowance for credit losses, see “—Financial Condition—Allowance for Credit Losses, Nonperforming and Past Due Loans.”

        Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

The provision for credit losses for the fiscal year ended March 31, 2003 was ¥438.0 billion, representing a decrease of ¥160.4 billion from ¥598.4 billion for the fiscal year ended March 31, 2002. This decrease was attributable primarily to a decrease in the impairment allowance of ¥401.9 billion from ¥1,296.3 billion at March 31, 2002 to ¥894.4 billion at March 31, 2003, which reflected a decrease of ¥1,426.0 billion in impaired loans during the fiscal year ended March 31, 2003.

Non-Interest Income

The following table is a summary of MTFG’s non-interest income for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004. As discussed in “Recent Developments—Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM” above, MTFG’s non-interest income for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 has been adjusted.

	Fiscal years ended March 31,			Six months ended September 30,
	2002*	2003*	2004	2003*	2004
	(in billions)
Fees and commissions:
Trust fees	¥123.6	¥103.8	¥90.0	¥42.8	¥54.3
Fees on funds transfer and service charges for collections	58.1	58.1	59.8	27.9	34.1
Fees and commissions on international business	53.5	54.5	53.8	28.0	21.6
Fees and commissions on credit card business	45.0	57.1	60.5	29.2	30.3
Service charges on deposits	29.8	34.6	36.2	17.9	18.6
Fees and commissions on securities business	52.7	68.0	99.0	47.4	67.8
Other fees and commissions	123.3	144.7	173.4	74.3	85.8

Total	486.0	520.8	572.7	267.5	312.5
Foreign exchange gains (losses)—net	(333.0)	25.6	413.9	259.7	(164.2)
Trading account profits—net	138.5	267.6	103.9	17.8	12.3
Investment securities gains (losses)—net	6.8	(22.7)	118.6	148.9	196.7
Refund of the local taxes by the Tokyo Metropolitan Government	—	—	42.0	—	—
Other non-interest income	61.4	49.3	57.0	19.4	70.1

Total non-interest income	¥359.7	¥840.6	¥1,308.1	¥713.3	¥427.4

*	Reclassified to conform to the presentation for the fiscal year ended March 31, 2004.

Net foreign exchange gains (losses) primarily include net gains (losses) on currency derivative instruments entered into for trading purposes and transaction gains (losses) on the translation into Japanese yen of monetary assets and liabilities denominated in foreign currencies. The transaction gains (losses) on the translation into Japanese yen fluctuate from period to period depending upon the spot rates at the end of each period. This is primarily because the transaction gains (losses) on translation of securities available for sale, such as bonds denominated in foreign currencies, are not included in current earnings, but are reflected in other changes in equity from nonowner sources, while in principle all transaction gains (losses) on translation of monetary liabilities denominated in foreign currencies are included in current earnings.

Net trading account profits primarily include net gains (losses) on trading securities and interest rate derivative instruments entered into for trading purposes. Trading account assets or liabilities are carried at fair value and any changes in the value of trading account assets or liabilities, including interest rate derivatives, are recorded in net trading account profits. Derivative instruments for trading purposes also include those used as hedges of net exposures rather than for specifically identified assets or liabilities, which do not meet the specific criteria for hedge accounting.

Net investment securities gains (losses) primarily include net gains on sales of marketable securities, particularly marketable equity securities. In addition, impairment losses are recognized as an offset of net investment securities gains when management concludes that declines in fair value of investment securities are other than temporary.

        Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Non-interest income for the six months ended September 30, 2004 was ¥427.4 billion, a decrease of ¥285.9 billion, or 40.1%, from ¥713.3 billion for the six months ended September 30, 2003. This decrease was primarily attributable to a change of ¥423.9 billion in net foreign exchange gains (losses), from a gain of ¥259.7 billion for the six months ended September 30, 2003 to a loss of ¥164.2 billion for the six months ended September 30, 2004. This change was partially offset by an increase of ¥50.7 billion in other non-interest income, an increase of ¥47.8 billion in net investment securities gains and an increase of ¥45.0 billion in fees and commissions.

Fees and commissions for the six months ended September 30, 2004 increased ¥45.0 billion, or 16.8%, from ¥267.5 billion for the six months ended September 30, 2003. This increase primarily reflected an increase of ¥20.4 billion in fees and commissions on securities business, of which ¥12 billion was due to an increase in fees earned by Mitsubishi Securities. This increase was mainly due to an increase in commissions in brokerage, underwriting and distribution. These increases were in line with increased trading volume in the Japanese stock market and an increase in equity offerings in Japan during the same period. Other commissions at Mitsubishi Securities increased due to an increase in fees related to investment trusts and an increase in arrangement fees on securitization transactions. Other contributing factors to the increase in fees and commissions were an increase of ¥11.5 billion in trust fees, and an increase of ¥11.5 billion in other fees and commissions, which include expanding fee businesses such as agency fees earned upon the sales of annuities to individual customers at branches of MTFG’s bank subsidiary that act as sales agents for insurance companies.

Net foreign exchange losses of ¥164.2 billion were recorded for the six months ended September 30, 2004, compared with net foreign exchange gains of ¥259.7 billion for the six months ended September 30, 2003. This change was mainly due to an increase in transaction losses on translation of monetary liabilities denominated in foreign currencies due to the depreciation of the Japanese yen against foreign currencies during the six months ended September 30, 2004, while the yen appreciated against foreign currencies during the six months ended September 30, 2003.

Net trading account profits for the six months ended September 30, 2004 were ¥12.3 billion, a decrease of ¥5.5 billion, or 30.7%, from ¥17.8 billion for the six months ended September 30, 2003. Net trading account profits for the six months ended September 30, 2003 and 2004 consisted of the following:

	Six months ended September 30,
	2003	2004
	(in billions)
Net profits (losses) on derivative instruments, primarily interest rate futures, swaps and options	¥(37.0)	¥9.6
Net profits on trading securities	54.8	2.7

Trading account profits—net	¥17.8	¥12.3

Profits (losses) on derivative instruments were largely affected by the impact of the decline in Japanese long-term interest rates on interest rate swaps principally held for risk management purpose. Although such contracts were entered into for risk management purposes, a majority of them did not meet the conditions to qualify for hedge accounting under U.S. GAAP and MTFG accounted for such derivatives as trading positions.

For the six months ended September 30, 2004, MTFG generally maintained net receive-fix and pay-variable positions in its interest rate swap portfolios for the purpose of managing interest rate risks on domestic deposits. MTFG’s interest rate swap positions resulted in an increase of ¥46.6 billion in net profits on derivative instruments in the declining long-term interest rate environment toward the end of the interim period, although the long-term interest rate soared temporarily during the period.

However, a decrease of ¥52.1 billion in net profits on trading securities, which primarily reflected the decrease in trading profits in bonds and equities at Mitsubishi Securities, more than offset an increase of ¥46.6 billion in net profits on derivative instruments, resulting in a decrease in net trading account profits compared to the previous interim period.

Net investment securities gains for the six months ended September 30, 2004 were ¥196.7 billion, an increase of ¥47.8 billion, or 32.1%, from ¥148.9 billion for the six months ended September 30, 2003. Major components of net investment securities gains for the six months ended September 30, 2003 and 2004 are summarized below:

	Six months ended September 30,
	2003	2004
	(in billions)
Net gains on sales of marketable equity securities	¥136.2	¥174.7
Impairment losses on marketable equity securities	(6.3)	(14.1)
Other—net, principally gains on sales of debt securities	19.0	36.1

Investment securities gains—net	¥148.9	¥196.7

The increase in net investment securities gains during the six months ended September 30, 2004 was due primarily to an increase of ¥38.5 billion in net gains on sales of marketable equity securities. This increase primarily reflected the fact that, compared to the previous six months ended September 30, 2003, MTFG sold equity shareholdings which were held at a cost significantly lower than the prevailing market price, resulting in an increase in its gains on sales of its equity shareholdings.

Other non-interest income for the six months ended September 30, 2004 was ¥70.1 billion, an increase of ¥50.7 billion, or 261.8%, from ¥19.4 billion for the six months ended September 30, 2003. The increase for the six months ended September 30, 2004 reflected, among other items, a ¥10.1 billion gain on the sale of a merchant card portfolio at UnionBanCal Corporation, a ¥7.6 billion increase in equity in earnings of affiliated companies mainly due to MTFG’s investment in ACOM, and an ¥8.0 billion net gains on sale of premises and equipment. During the six months ended September 30, 2003, MTFG recorded a ¥2.7 billion net loss on sales of premises and equipment, which was included in other non-interest expenses.

        Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Non-interest income for the fiscal year ended March 31, 2004 was ¥1,308.1 billion, an increase of ¥467.5 billion, or 55.6%, from ¥840.6 billion for the fiscal year ended March 31, 2003. This increase was primarily attributable to an increase in net foreign exchange gains of ¥388.3 billion and an increase in net investment securities gains of ¥141.3 billion. These gains were partially offset by a decrease in net trading account profits of ¥163.7 billion.

Fees and commissions for the fiscal year ended March 31, 2004 increased ¥51.9 billion from the previous fiscal year. This increase primarily reflected an increase in fees and commissions on securities business, of which ¥26.5 billion was due to an increase in fees earned by Mitsubishi Securities. This increase was mainly because only seven months of fees and commissions generated by Mitsubishi Securities were recorded for the previous fiscal year, while its fees and commissions for twelve months were recorded for the fiscal year ended March 31, 2004. In addition, fees and commissions on securities business in Mitsubishi Securities increased for the fiscal year ended March 31, 2004, primarily due to an increase in equity-related commissions, which was in line with increased trading volume of the Japanese stock markets in general during the same period. Other factors contributing to the increase in other fees and commissions included expanding fee businesses such as agency fees earned on the sale of annuities to individual customers at branches of MTFG’s subsidiary banks which act as sales agents for insurance companies, and fees from investment banking activities in MTFG’s subsidiary banks. These increases were partially offset by a decrease in trust fees of ¥13.8 billion, which resulted primarily due to a decrease in fee income earned on loan trust.

Net trading account profits for the fiscal year ended March 31, 2004 were ¥103.9 billion, a decrease of ¥163.7 billion, or 61.2%, from ¥267.6 billion for the fiscal year ended March 31, 2003. The net trading account profits for the fiscal years ended March 31, 2003 and 2004 consisted of the following:

	Fiscal years ended March 31,
	2003	2004
	(in billions)
Net profits (losses) on derivative instruments, primarily interest-rate futures, swaps and options	¥254.9	¥(2.0)
Net profits on trading securities	12.7	105.9

Net trading account profits	¥267.6	¥103.9

Profits (losses) on derivative instruments were largely affected by the impact of the rise in Japanese long-term interest rates on interest rate swaps principally held for risk management purposes. Although such contracts were entered into for risk management purposes, a majority of them did not meet the conditions to qualify for hedge accounting under U.S. GAAP and thus were accounted for as trading positions.

For the fiscal year ended March 31, 2004, MTFG generally maintained net receive-fix and pay-variable positions in its interest rate swap portfolios for the purpose of managing interest rate risks on domestic deposits, and its interest rate swap positions resulted in losses in value in a rising Japanese long-term interest rate environment during the fiscal year ended March 31, 2004. The decrease in net profits on derivative instruments of ¥256.9 billion was partially offset by an increase in net profits on trading securities of ¥93.2 billion, primarily reflecting improved performance of trading in debt and equity securities at Mitsubishi Securities supported by high interest rate volatility and improvements in the Japanese stock markets during the fiscal year ended March 31, 2004.

Net foreign exchange gains for the fiscal year ended March 31, 2004 were ¥413.9 billion, an increase of ¥388.3 billion from ¥25.6 billion for the fiscal year ended March 31, 2003. The increase in net foreign exchange gains primarily reflected an increase in transaction gains on translation of monetary liabilities denominated in foreign currencies due to the appreciation of the yen. All transaction gains or losses on translation of monetary liabilities denominated in foreign currencies are included in current earnings. However, the transaction gains or losses on translation of securities available for sale, such as bonds denominated in foreign currencies, are not included in current earnings but are reflected in other changes in equity from nonowner sources.

Net investment securities gains for the fiscal year ended March 31, 2004 were ¥118.6 billion, an increase of ¥141.3 billion, from a loss of ¥22.7 billion for the fiscal year ended March 31, 2003. Major components of net investment securities gains for the fiscal years ended March 31, 2003 and 2004 are summarized below:

	Fiscal years ended March 31,
	2003	2004
	(in billions)
Net gains on sales of marketable equity securities	¥169.4	¥371.2
Impairment losses on marketable equity securities	(352.4)	(15.4)
Other—net, principally gains (losses) on debt securities	160.3	(237.2)

Net investment securities gains (losses)	¥(22.7)	¥118.6

The increase in net investment securities gains during the fiscal year ended March 31, 2004 reflected the improvement in the Japanese stock market, as net gains on sales of marketable equity securities increased and impairment losses on marketable equity securities decreased compared to the previous fiscal year. These gains were partially offset by losses on debt securities, which were mainly due to impairment losses on Japanese government bonds, reflecting the rise in long-term interest rates in Japan.

Non-interest income also increased due to the refund of the local taxes by the Tokyo Metropolitan Government of ¥42.0 billion in October 2003.

        Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Non-interest income for the fiscal year ended March 31, 2003 was ¥840.6 billion, an increase of ¥480.9 billion, or 133.7%, from ¥359.7 billion for the fiscal year ended March 31, 2002. This increase was attributable to an increase in fees and commissions of ¥34.8 billion, net foreign exchange gains of ¥25.6 billion compared to net foreign exchange losses of ¥333.0 billion for the fiscal year ended March 31, 2002, and an increase in net trading account profits of ¥129.1 billion.

Fees and commissions for the fiscal year ended March 31, 2003 were ¥520.8 billion, an increase of ¥34.8 billion, or 7.2%, from ¥486.0 billion for the fiscal year ended March 31, 2002. This increase primarily reflected an increase of ¥21.4 billion in other fees and commissions and an increase of ¥15.3 billion in fees and commissions on securities business. In other fees and commissions for the fiscal year ended March 31, 2003, ¥2.8 billion in fees and commissions were newly earned in connection with MTFG’s insurance brokerage activities. An increase of ¥3.4 billion in fees and commissions at UnionBanCal Corporation also contributed to the increase in other fees and commissions. Fees and commissions on securities business for the fiscal year ended March 31, 2003 included ¥19.4 billion of fees and commissions of Mitsubishi Securities, which became MTFG’s consolidated subsidiary on September 1, 2002. These increases were partly offset by a decrease of ¥19.8 billion, or 16.0%, in trust fees. The decrease in trust fees primarily reflected a decrease in fee income for administration services as a result of the transfer of certain trust assets to The Master Trust Bank of Japan, Ltd., an equity investee, in May 2002.

Net trading account profits for the fiscal year ended March 31, 2003 were ¥267.6 billion, an increase of ¥129.1 billion, or 93.3%, from ¥138.5 billion for the fiscal year ended March 31, 2002. The net trading account profits for the fiscal years ended March 31, 2002 and 2003 consisted of the following:

	Fiscal years ended March 31,
	2002	2003
	(in billions)
Net profits on derivative instruments, primarily interest-rate futures, swaps and options	¥149.3	¥254.9
Net profits (losses) on trading securities	(10.8)	12.7

Net trading account profits	¥138.5	¥267.6

The increase in net profits on derivative instruments was due primarily to an increase in net profits on interest rate swaps and interest rate options. In particular, in order to manage interest rate risks on domestic deposits, MTFG had net receive-fix and pay-variable positions in its interest rate swap portfolios. These portfolios gained in value in a declining interest rate environment.

The net profits on trading securities for the fiscal year ended March 31, 2003 were ¥12.7 billion, compared to net losses of ¥10.8 billion for the fiscal year ended March 31, 2002. This improvement in trading securities transactions primarily reflected net profits on trading of foreign bonds.

Net foreign exchange gains for the fiscal year ended March 31, 2003 were ¥25.6 billion, compared to net foreign exchange losses of ¥333.0 billion for the fiscal year ended March 31, 2002. Transaction gains on translation of foreign currency long-term debt for the fiscal year ended March 31, 2003 reflected primarily the appreciation of the yen against the U.S. dollar and other foreign currencies. MTFG had net losses on foreign exchange contracts entered into for trading purposes for the fiscal year ended March 31, 2003 due to the unfavorable foreign exchange markets. Other foreign exchange net gains for the fiscal year ended March 31, 2003 reflected transaction gains on translation of foreign currency-denominated borrowings used to manage the foreign currency exposure of available-for-sale debt securities. This increase was due primarily to the appreciation of the yen against the U.S. dollar and other foreign currencies while transaction losses on translation of foreign currency-denominated available-for-sale debt securities were recorded in other changes in equity from nonowner sources.

Net investment securities losses for the fiscal year ended March 31, 2003 were ¥22.7 billion, compared to net gains of ¥6.8 billion for the fiscal year ended March 31, 2002. Major components of net investment securities gains (losses) for the fiscal years ended March 31, 2002 and 2003 are summarized below:

	Fiscal years ended March 31,
	2002	2003
	(in billions)
Net gains on sales of marketable equity securities	¥263.4	¥169.4
Impairment losses on marketable equity securities	(281.0)	(352.4)
Other net gains	24.4	160.3

Net investment securities gains (losses)	¥6.8	¥(22.7)

Pursuant to the legislation forbidding banks, including MTFG’s Japanese subsidiary banks, from holding stocks with aggregate market values less unrealized gains in excess of their Tier I capital after September 30, 2004, a date which was later extended to September 30, 2006, MTFG actively sold its marketable equity securities. The decrease in net gains on sales of marketable equity securities reflected further declining stock market prices during the fiscal year ended March 31, 2003. In addition to sales in the stock markets, in the fiscal year ended March 31, 2003, MTFG sold marketable equity securities to the Bank’s Shareholdings Purchase Corporation and the Bank of Japan and through exchange traded funds.

The increase in impairment losses on marketable equity securities for the fiscal year ended March 31, 2003 also reflected the continuing declines in stock prices in Japan. MTFG has determined other-than-temporary declines in fair value of marketable equity securities primarily based on factors such as internal credit ratings, the extent of decline in market price and the length of time during which the decline has existed. Due to the change in the accounting estimate reflecting the long and sustained decline in the Japanese stock markets, MTFG recognized additional impairment losses on investment securities amounting to ¥26.5 billion for the fiscal year ended March 31, 2003.

Other net gains primarily included net gains on sales of debt securities, including bonds. The increase in such gains resulted mainly from increased sales of foreign bonds. The market prices of foreign bonds generally rose as interest rates declined during the fiscal year ended March 31, 2003.

Other non-interest income decreased ¥12.1 billion, or 19.7%, from ¥61.4 billion for the fiscal year ended March 31, 2002 to ¥49.3 billion for the fiscal year ended March 31, 2003. Other non-interest income was primarily comprised of income from the lease of software, net gains on sales of various assets, including software and other dividend income. The decrease for the fiscal year ended March 31, 2003 reflected several small decreases in these components.

Non-Interest Expense

The following table shows a summary of MTFG’s non-interest expense for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004. As discussed in “Recent Developments—Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM” above, MTFG’s non-interest expense for the fiscal years ended March 31, 2002, 2003 and 2004 and for the six months ended September 30, 2003 have been adjusted.

	Fiscal years ended March 31,			Six months ended September 30,
	2002*	2003*	2004	2003	2004
	(in billions)
Salaries and employee benefits	¥456.0	¥498.5	¥506.7	¥252.6	¥238.9
Occupancy expenses—net	134.7	121.0	120.5	59.5	60.4
Losses (gains) on other real estate owned	6.2	0.3	(0.6)	—	—
Goodwill amortization	7.9	—	—	—	—
Fees and commission expenses	72.2	77.2	80.3	43.8	42.1
Amortization of intangible assets	36.9	46.5	63.6	29.8	33.7
Insurance premiums, including deposit insurance	43.5	48.3	54.4	22.6	26.3
Minority interest in income of consolidated subsidiaries	21.5	2.9	42.4	14.2	15.8
Communications	21.3	22.0	27.6	13.1	14.2
Other non-interest expenses	361.1	365.7	341.2	146.4	107.0

Total non-interest expense	¥1,161.3	¥1,182.4	¥1,236.1	¥582.0	¥538.4

*	Reclassified to conform to the presentation for the fiscal year ended March 31, 2004.

        Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Non-interest expense for the six months ended September 30, 2004 was ¥538.4 billion, a decrease of ¥43.6 billion, or 7.5%, from ¥582.0 billion for the six months ended September 30, 2003. This decrease was primarily due to a ¥39.4 billion decrease in other non-interest expenses, principally reflecting a decrease in the provision for off-balance-sheet credit instruments caused by the decrease in off-balance-sheet exposure. In addition, a decrease of ¥13.7 billion in salaries and employee benefits contributed to the decrease in non-interest expense. The decrease in salaries and employee benefits was primarily due to a decrease in the net periodic pension cost. The reduction in the pension cost was the result of lower amortization charges, reflecting a decrease in the unrecognized net actuarial loss at the beginning of both periods. The decrease in the unrecognized net actuarial loss was mainly caused by an increase in the discount rate and in the actual return on plan assets.

        Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Non-interest expense for the fiscal year ended March 31, 2004 was ¥1,236.1 billion, an increase of ¥53.7 billion from the previous fiscal year. This increase was primarily attributable to an increase in minority interest in income of consolidated subsidiaries of ¥39.5 billion. The increases in salaries and employee benefits, amortization of intangible assets and insurance premiums, including deposit insurance, also caused the increase in non-interest expense compared to the previous fiscal year.

Salaries and employee benefits increased primarily due to an increase of ¥14.4 billion in salaries and employee benefits in Mitsubishi Securities, as only seven months of salaries and employee benefits of Mitsubishi Securities were recorded for the previous fiscal year, while its salaries and employee benefits for twelve months were recorded for the fiscal year ended March 31, 2004.

Amortization of intangible assets increased primarily due to an increase in the capitalized cost of software as MTFG continued to invest in new information systems, such as investment in the new IT system for Bank of Tokyo-Mitsubishi’s foreign offices.

Insurance premiums including that for deposit insurance increased, reflecting an increase in MTFG’s deposits.

Minority interest in income of consolidated subsidiaries increased ¥39.5 billion from ¥2.9 billion for the fiscal year ended March 31, 2003 to ¥42.4 billion for the fiscal year ended March 31, 2004. This increase was primarily attributable to the improvement in the results of operations at Mitsubishi Securities from a net loss for the fiscal year ended March 31, 2003 to positive net income for the fiscal year ended March 31, 2004. A significant recovery in the stock markets during the fiscal year ended March 31, 2004 contributed primarily to the improvement.

These increases were partially offset by a decrease in other non-interest expenses, which was partly due to the fact that other non-interest expenses for the previous fiscal year included a ¥22.5 billion loss resulting from the decrease in net assets in a subsidiary that was accounted for as having been sold in connection with the merger of the four securities companies to form Mitsubishi Securities on September 1, 2002.

        Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Non-interest expense for the fiscal year ended March 31, 2003 was ¥1,182.4 billion, an increase of ¥21.1 billion, or 1.8%, from ¥1,161.3 billion for the fiscal year ended March 31, 2002. This increase was due primarily to an increase of ¥42.5 billion in salaries and employee benefits, partially offset by a decrease of ¥13.7 billion in net occupancy expenses.

Salaries and employee benefits for the fiscal year ended March 31, 2003 were ¥498.5 billion, an increase of ¥42.5 billion, or 9.3%, from ¥456.0 billion for the fiscal year ended March 31, 2002. This increase primarily reflected an increase of ¥13.2 billion in net periodic pension costs and an increase of ¥24.0 billion of salaries and employee benefits of Mitsubishi Securities, which became a consolidated subsidiary on September 1, 2002 as a result of the merger of four securities companies. The increase in net periodic pension costs was due primarily to an increase of ¥11.8 billion in amortization of net actuarial loss. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” the minimum amortization of actuarial loss was included as a component of net periodic pension costs for the fiscal years ended March 31, 2002 and 2003 as the unrealized net loss exceeded 10% of the projected benefit obligation. The net actuarial loss reflected the fact that the actual return on plan assets fell below the expected return on plan assets during recent fiscal years. Plan assets, which include pension funds managed by various life insurance companies, investment advisory companies and trust banks, consisted of interest-earning deposits at banks, Japanese government bonds, other debt securities and marketable equity securities issued by domestic and foreign entities. Pension assets managed by insurance companies are included in pooled investment portfolios. Expected rates of return on plan assets are reviewed annually and computed primarily based on the historical average of long-term returns on such assets. The continuously depressed Japanese economy has adversely affected domestic stock markets. As a result, with respect to MTFG’s domestic subsidiaries’ plans, the actual return on the plan assets was negative by ¥48.7 billion for the fiscal year ended March 31, 2002 and negative by ¥63.3 billion for the fiscal year ended March 31, 2003. MTFG decreased the expected rate of return on plan assets from 4.45% for the fiscal year ended March 31, 2002 to 3.73% for the fiscal year ended March 31, 2003. The increase in salaries and employee benefits was partially offset by a decrease in salaries resulting from a reduction in the number of employees.

Net occupancy expenses for the fiscal year ended March 31, 2003 were ¥121.0 billion, a decrease of ¥13.7 billion, or 10.2%, from ¥134.7 billion for the fiscal year ended March 31, 2002. This decrease was due primarily to the reduction and consolidation of offices as a whole, while net occupancy expenses of Mitsubishi Securities contributed to an increase in net occupancy expenses.

Losses on other real estate owned for the fiscal year ended March 31, 2003 were ¥0.3 billion, a decrease of ¥5.9 billion, or 95.1%, from ¥6.2 billion for the fiscal year ended March 31, 2002. This decrease reflected a decrease in other real estate owned primarily through sales.

There was no goodwill amortization expense for the fiscal year ended March 31, 2003 as a result of the adoption of SFAS No. 142, which eliminated the amortization of goodwill, effective April 1, 2002.

Amortization of intangible assets for the fiscal year ended March 31, 2003 was ¥46.5 billion, an increase of ¥9.6 billion, or 25.9%, from ¥36.9 billion for the fiscal year ended March 31, 2002. This increase primarily reflected an increase in the capitalized cost of software as MTFG continued to invest in new information systems.

Insurance premiums for the fiscal year ended March 31, 2003 were ¥48.3 billion, an increase of ¥4.8 billion, or 11.1%, from ¥43.5 billion for the fiscal year ended March 31, 2002. This increase primarily reflected an increase in domestic deposits.

Minority interest in income of consolidated subsidiaries for the fiscal year ended March 31, 2003 was ¥2.9 billion, a decrease of ¥18.6 billion, or 86.6%, from ¥21.5 billion for the fiscal year ended March 31, 2002. This decrease was primarily attributable to the net loss of Mitsubishi Securities that was newly recognized as a result of the merger in the fiscal year ended March 31, 2003.

Other non-interest expenses for the fiscal year ended March 31, 2003 were ¥365.7 billion, an increase of ¥4.6 billion, or 1.3%, from ¥361.1 billion for the fiscal year ended March 31, 2002. Major items included in the non-interest expenses for the fiscal year ended March 31, 2003 are a ¥22.5 billion loss which resulted from the decrease in net assets in Tokyo-Mitsubishi Securities, a subsidiary that was accounted for as having been sold in connection with the merger of the four securities companies to form Mitsubishi Securities on September 1, 2002, and the additional post-merger expense of ¥10.6 billion that was incurred in completing the merger. These increases were substantially offset by a decrease of ¥35.5 billion in the provision for allowance for off-balance-sheet credit instruments. The provision for allowance for off-balance-sheet credit instruments for the fiscal year ended March 31, 2002 included an allocated provision of ¥19.6 billion against loan commitments extended to WorldCom, Inc. MTFG fulfilled the commitments extended to WorldCom, Inc. and recorded charge-offs for the fiscal year ended March 31, 2003.

Income Tax Expense (Benefit)

The following table presents a summary of MTFG’s income tax expense (benefit):

	Fiscal years ended March 31,			Six months ended September 30,
	2002	2003	2004	2003	2004
	(in billions, except percentages)
Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	¥(324.7)	¥263.5	¥1,181.4	¥779.3	¥201.8
Income tax expense (benefit)	¥(99.7)	¥69.9	¥357.8	¥255.4	¥69.4
Effective income tax rate	30.7%	26.5%	30.3%	32.8%	34.4%
Normal effective statutory tax rate	38.0%	39.9%	39.9%	39.9%	40.6%

        Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

The combined normal effective statutory tax rate was 39.9% and 40.6% for the six months ended September 30, 2003 and 2004, respectively. New local tax laws enacted in March 2003 for fiscal years beginning after March 31,2004 resulted in an increase of 0.7 percentage points in the combined normal effective statutory tax rate. For the six months ended September 30, 2004, the effective income tax rate was 34.4%, which was 6.2 percentage points lower than the statutory tax rate of 40.6%. The lower tax rate was due primarily to a decrease in the valuation allowance against deferred tax assets. The valuation allowance decreased ¥10.4 billion, from ¥133.8 billion at March 31, 2004 to ¥123.4 billion at September 30, 2004, as a result of achieving taxable income in the current interim period in excess of the projected current interim period taxable income at March 31, 2004, and improved expectations as to the ability to realize future tax benefits based on improved expectations as to taxable income in future periods.

The lower effective income tax rate for the six months ended September 30, 2003 was due primarily to a decrease of ¥92.4 billion in the valuation allowance against deferred tax assets. The valuation allowance decreased as a result of achieving taxable income in the current interim period in excess of the projected current interim period taxable income at March 31, 2003 and improved expectations as to the ability to realize future tax benefits based on improved expectations as to taxable income in future periods.

        Fiscal Years Ended March 31, 2004, 2003 and 2002

In September 2002, MTFG applied to the tax authorities for approval to file its national income tax returns based on the consolidated corporate-tax system starting from the fiscal year ended March 31, 2003, and received the approval in March 2003. The consolidated corporate-tax system allows companies to base tax payments on the combined profits or losses of a parent company and its wholly-owned domestic subsidiaries, and requires MTFG to pay, for the fiscal years ended March 31, 2003 and 2004, a surcharge tax of 2.0% of taxable income in addition to the national corporate income tax rate of 30.0% applied to separate tax returns filers. The increase in the normal effective statutory tax rate for the fiscal year ended March 31, 2003, resulted from this surcharge tax. This change in tax rate due to the adoption of the consolidated corporate-tax system resulted in a decrease of ¥37.5 billion in income tax expense for the fiscal year ended March 31, 2003 as a result of an increase in deferred tax assets.

In addition, under the new local tax laws which was enacted in March 2003 for the fiscal years beginning after March 31, 2004, new uniform local taxes become effective. These new rules introduce value-added taxes and replace part of the existing local taxes based on income. The new local taxes are computed based on three components: (a) amount of profit, (b) amount of value-added (total payroll, net interest paid or received, net rent paid and income before use of net operating losses) and (c) amount of total paid-in capital. The taxes are computed by adding together the totals of each of the three components which are calculated separately.

The enactment of the new uniform local tax laws mentioned above, which will supersede the current local taxes, including the local taxes levied by the Tokyo Metropolitan Government, resulted in a decrease of ¥75.1 billion in income tax expense for the fiscal year ended March 31, 2003 through an increase in deferred tax assets.

Reconciling items between the combined normal effective statutory tax rates and the effective income tax rates for the fiscal years ended March 31, 2002, 2003 and 2004 are summarized as follows:

	Fiscal years ended March 31,
	2002*	2003	2004
Combined normal effective statutory tax rate	38.0%	39.9%	39.9%
Reconciling items:
Nondeductible expenses	2.9	4.1	0.1
Goodwill amortization	0.7	—	—
Dividends from foreign subsidiaries	1.3	3.0	0.7
Foreign tax credit and payments	(1.9)	9.5	0.5
Higher (lower) tax rates applicable to income of subsidiaries	(2.6)	(0.4)	0.1
Foreign income exempted for income tax purpose	(0.5)	—	—
Foreign tax assessment (refund)	(0.7)	(3.2)	(0.1)
Minority interest	2.5	0.6	1.2
Change in valuation allowance	17.4	14.7	(12.6)
Expiration of loss carryforwards of subsidiaries	0.1	3.3	—
Enacted change in tax rates	—	(28.4)	(0.3)
Realization of previously unrecognized tax benefits of subsidiaries	(11.2)	(15.7)	(1.2)
Other—net	(0.7)	(0.9)	2.0

Effective income tax rate	30.7%	26.5%	30.3%

*	In calculating the effective income tax rate for the fiscal year ended March 31, 2002, the reconciling items were subtracted from the combined normal effective statutory tax rate since a loss before income tax benefit was recorded in that fiscal year.

The effective income tax rate of 30.3% for the fiscal year ended March 31, 2004 was 9.6 percentage points lower than the normal effective statutory tax rate of 39.9%. This lower tax rate primarily reflected a decrease in the valuation allowance against deferred tax assets which accounted for 12.6 percentage points of the reconciliation above. The valuation allowance decreased ¥184.9 billion from ¥318.7 billion at March 31, 2003, to ¥133.8 billion at March 31, 2004, as a result of achieving taxable income for the fiscal year in excess of the amount previously projected at March 31, 2003 and improved realizability of future tax benefits based on increased expected taxable income in future periods.

The effective income tax rate of 26.5% for the fiscal year ended March 31, 2003 was 13.4 percentage points lower than the normal effective statutory tax rate of 39.9%. This lower tax rate primarily reflected an enacted change in tax rate and realization of previously unrecognized tax benefits of subsidiaries. The enacted change in tax rate resulted from the adoption of the consolidated corporate-tax system and the new uniform local taxes, which introduced value-added taxes as discussed above, and accounted for 28.4% in the reconciliation above. The realization of previously unrecognized tax benefits of subsidiaries primarily related to the liquidation of several of MTFG’s domestic subsidiaries with accumulated losses and accounted for 15.7% in the reconciliation above.

Business Segment Analysis

MTFG measures the performance of each of its business segments in terms of “operating profit” in accordance with the regulatory reporting requirements of the Financial Services Agency of Japan. Operating profit and other segment information are based on Japanese GAAP and are not consistent with MTFG’s financial statements prepared on the basis of U.S. GAAP. For example, operating profit under Japanese GAAP does not reflect items such as a portion of the provision (credit) for credit losses, foreign exchange gains (losses) and equity investment securities gains (losses).

Effective April 1, 2004, MTFG implemented a new integrated business group system, which integrates the operations of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank in the following three areas—Retail, Corporate, and Trust Assets. Although this new measurement basis did not change the legal entities of MTFG, Bank of Tokyo-Mitsubishi, and Mitsubishi Trust Bank, it is intended to create more synergies by making collaboration between MTFG’s subsidiary banks more effective and efficient. Under this integrated business group system, the holding company formulates strategy for the group on an integrated basis, which is then executed by the subsidiaries. Through this system, MTFG aims to reduce overlapping of functions within the group, thereby increasing efficiency and realizing the benefits of the group resources and scale of operations. Moreover, through a greater integration of its shared expertise in banking, trust and securities businesses, MTFG aims to deliver a more diverse but integrated lineup of products and services for its customers.

In order to reflect its new integrated business group system, MTFG has changed the classification of its business segments. Regarding operations that are not covered by the integrated business group system, MTFG has classified its business segments into Treasury, UNBC and Other.

Integrated Retail Banking Business Group—Covers all domestic retail businesses, including commercial banking, trust banking, securities and wealth management businesses. This business group integrates the retail business of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank as well as retail product development, promotion and marketing in a single management structure. At the same time, the business group has developed and implemented MTFG Plaza, a new, one-stop, comprehensive financial services concept that provides integrated banking, trust and securities services.

Integrated Corporate Banking Business Group—Covers all domestic and overseas corporate businesses, including commercial banking, investment banking, trust banking and securities businesses. Through the integration of these business lines, diverse financial products and services are provided to MTFG’s corporate clients. The business group has clarified strategic domains, sales channels and methods to match the different growth stages and financial needs of MTFG’s corporate customers.

Integrated Trust Assets Business Group—Covers asset management and administration services for products such as pension trusts and security trusts by integrating the trust banking expertise of Mitsubishi Trust Bank and the international strengths of Bank of Tokyo-Mitsubishi. The business group provides a full range of services to corporate and other pension funds, including stable and secure pension fund management and administration, advice on pension schemes, and payment of benefits to scheme members.

Treasury—Treasury consists of the treasury unit at Bank of Tokyo-Mitsubishi, which conducts asset liability management and liquidity management for Bank of Tokyo-Mitsubishi, and the global markets business group at Mitsubishi Trust Bank. Treasury provides various financial operations such as money markets and foreign exchange operations and securities investments.

UNBC—UNBC consists of Bank of Tokyo-Mitsubishi’s subsidiaries in California, UnionBanCal Corporation and Union Bank of California, N.A. As of December 31, 2004, Bank of Tokyo-Mitsubishi owned 61.8% of UnionBanCal Corporation, a publicly traded company listed on the New York Stock Exchange. UnionBanCal is a U.S. commercial bank holding company. Union Bank of California, N.A., UnionBanCal’s bank subsidiary, is one of the largest commercial banks in California based on total assets and total deposits. UNBC provides a wide range of financial services to consumers, small businesses, middle market companies and major corporations, primarily in California, Oregon and Washington but also nationally and internationally.

Other—Other mainly consists of the corporate center of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank. The elimination of duplicated amounts of net revenue among business segments is also reflected in Other.

The presentation for the six months ended September 30, 2003 has been reclassified to conform to the new basis of segmentation for the six months ended September 30, 2004.

	Integrated Retail Banking Business Group	Integrated Corporate Banking Business Group			Integrated Trust Assets Business Group	Treasury	UNBC	Other	Total
		Domestic	Overseas	Total
	(in billions)
Six months ended September 30, 2003
Net Revenue	¥194.3	¥306.3	¥78.6	¥384.9	¥23.3	¥200.1	¥139.8	¥5.2	¥947.6
Operating expenses	155.4	131.5	58.3	189.8	23.5	20.7	83.1	47.4	519.9

Operating profit(loss)	¥38.9	¥174.8	¥20.3	¥195.1	¥(0.2)	¥179.4	¥56.7	¥(42.2)	¥427.7

Six months ended September 30, 2004
Net Revenue	¥216.4	¥316.0	¥74.3	¥390.3	¥25.5	¥149.3	¥145.7	¥5.0	¥932.2
Operating expenses	155.2	130.9	56.7	187.6	23.0	20.4	81.3	50.0	517.5

Operating profit(loss)	¥61.2	¥185.1	¥17.6	¥202.7	¥2.5	¥128.9	¥64.4	¥(45.0)	¥414.7

Total net revenue decreased ¥15.4 billion, or 1.6%, from ¥947.6 billion for the six months ended September 30, 2003 to ¥932.2 billion for the six months ended September 30, 2004. This decrease was due mainly to a decrease of ¥50.8 billion in Treasury. The decrease was partially offset by an increase of ¥22.1 billion in the Integrated Retail Banking Business Group.

Total operating expenses decreased ¥2.4 billion, or 0.5%, from ¥519.9 billion for the six months ended September 30, 2003 to ¥517.5 billion for the six months ended September 30, 2004. This decrease was mainly due to a decrease of ¥2.2 billion in the Integrated Corporate Banking Business Group.

Total operating profit decreased ¥13.0 billion, or 3.0%, from ¥427.7 billion for the six months ended September 30, 2003 to ¥414.7 billion for the six months ended September 30, 2004. This decrease was due mainly to a decrease of ¥50.5 billion in the Treasury. The decrease was partially offset by an increase of ¥22.3 billion in the Integrated Retail Banking Business Group.

Net revenue of the Integrated Retail Banking Business Group increased ¥22.1 billion, or 11.4%, from ¥194.3 billion for the six months ended September 30, 2003 to ¥216.4 billion for the six months ended September 30, 2004. Net revenue of the Integrated Retail Banking Business Group mainly consists of revenue from commercial banking operations such as deposits and lending operations, and fees related to the sales of investment products to retail customers, as well as fees from subsidiaries belonging to the Integrated Retail Banking Business Group. The increase in net revenue was mainly due to an increase in net fees, reflecting an increase in fees on sales of annuity, investment trusts and equity.

Operating expenses of the Integrated Retail Banking Business Group were ¥155.2 billion for the six months ended September 30, 2004, which was mostly unchanged from the previous interim period.

Operating profit of the Integrated Retail Banking Business Group increased ¥22.3 billion, or 57.3%, from ¥38.9 billion for the six months ended September 30, 2003 to ¥61.2 billion for the six months ended September 30, 2004. This increase was mainly due to an increase in net revenue, as explained above.

Net revenue of the Integrated Corporate Banking Business Group increased ¥5.4 billion, or 1.4%, from ¥384.9 billion for the six months ended September 30, 2003 to ¥390.3 billion for the six months ended

September 30, 2004. Net revenue of the Integrated Corporate Banking Business Group mainly consists of revenue from lending and other commercial banking operations, investment banking and trust banking businesses to corporate clients, as well as fees from subsidiaries belonging to the Integrated Corporate Banking Business Group. The increase in net revenue was due mainly to improved net revenue in domestic businesses.

With regard to the domestic businesses, net revenue of ¥316.0 billion, an increase of ¥9.7 billion, was recorded for the six months ended September 30, 2004. This increase was mainly due to an increase in fees in the investment banking business of ¥15.1 billion, reflecting an increase in fees from sales of derivative products and an increase in fees from arrangement of syndicated loans. Fees from foreign exchange transactions and trust asset businesses also increased by ¥2.5 billion and ¥2.1 billion, respectively. These increases were partially offset by a decrease in net interest income of ¥5.4 billion, reflecting the weak loan demand in the large- and medium-sized corporate sector and the decrease in profits from MTFG’s subsidiaries of ¥8.7 billion, mainly reflecting the decrease in trading profits at MTFG’s securities subsidiary.

With regard to the overseas businesses, net revenue of ¥74.3 billion, a decrease of ¥4.3 billion, was recorded for the six months ended September 30, 2004. This decrease was mainly due to a decrease in revenue of ¥5.8 billion from corporate banking business with non-Japanese corporate clients, reflecting weak loan demand and also due to a decrease in fees relating to M&A transactions. This decrease was partially offset by an increase in fees in the investment banking business of ¥1.5 billion, reflecting the increase in fees from sales of derivative products and leasing transactions.

Operating expenses of the Integrated Corporate Banking Business Group decreased ¥2.2 billion, or 1.2%, from ¥189.8 billion for the six months ended September 30, 2003 to ¥187.6 billion for the six months ended September 30, 2004. This decrease was due to a decrease of ¥0.6 billion in domestic businesses reflecting the decrease in personnel and other costs, and a decrease of ¥1.6 billion in overseas businesses mainly reflecting the increased efficiency in MTFG’s operations in Europe.

Operating profit of the Integrated Corporate Banking Business Group increased ¥7.6 billion, or 3.9%, from ¥195.1 billion for the six months ended September 30, 2003 to ¥202.7 billion for the six months ended September 30, 2004. This increase was due mainly to the increase in fees in net revenue and the decrease in operating expenses as stated above.

Net revenue of the Integrated Trust Asset Business Group increased ¥2.2 billion, or 9.4%, from ¥23.3 billion for the six months ended September 30, 2003 to ¥25.5 billion for the six months ended September 30, 2004. Net revenue of the Integrated Trust Assets Business Group mainly consists of fees from asset management and administration services for products such as pension trusts and security trusts. The increase in net revenue was due mainly to a ¥0.6 billion increase in revenue from MTFG’s asset management services and a ¥1.6 billion increase in administration services. The increase in asset management services primarily reflected increased revenue from sales of newly-introduced investment trust products in MTFG’s asset management subsidiaries. The increase in administration services primarily reflected an increase in investment trust fee income.

Operating expenses of the Integrated Trust Asset Business Group decreased ¥0.5 billion, or 2.1%, from ¥23.5 billion for the six months ended September 30, 2003 to ¥23.0 billion for the six months ended September 30, 2004. This decrease was mainly due to a decrease of ¥0.9 billion in expenses in asset management services at the trust bank.

Operating profit of the Integrated Trust Asset Business Group was ¥2.5 billion for the six months ended September 30, 2004, an increase of ¥2.7 billion, compared with net operating loss of ¥0.2 billion for the six months ended September 30, 2003. This increase reflected a ¥1.1 billion increase in operating profit of asset management services and a ¥1.6 billion increase in operating profit of asset administration services.

Net revenue of Treasury decreased ¥50.8 billion, or 25.4%, from ¥200.1 billion for the six months ended September 30, 2003 to ¥149.3 billion for the six months ended September 30, 2004. This decrease was mainly due to a decrease in other income, which primarily reflected a loss in hedging operations on foreign currency interest rate operations. This decrease was partially offset by an increase in fees on jointly operated designated money in trusts.

Net revenue of UNBC increased ¥5.9 billion, or 4.2%, from ¥139.8 billion for the six months ended September 30, 2003 to ¥145.7 billion for the six months ended September 30, 2004. This increase was due to an increase in net interest income, which was favorably influenced by higher earning asset volumes and strong deposit growth. Gains on sales of the merchant card portfolio as well as gains on the sale of real property also contributed to the increase in net revenue.

The following table sets forth MTFG’s business segment information for the fiscal years ended March 31, 2002, 2003 and 2004 as reclassified to conform to the new basis of segmentation:

	Integrated Retail Banking Business Group	Integrated Corporate Banking Business Group			Integrated Trust Assets Business Group	Treasury	UNBC	Other	Total
		Domestic	Overseas	Total
	(in billions)
Fiscal year ended March 31, 2002
Net Revenue	¥338.3	¥522.8	¥223.6	¥746.4	¥65.6	¥305.5	¥289.5	¥38.1	¥1,783.4
Operating expenses	294.1	222.8	131.0	353.8	46.8	41.8	157.2	108.2	1,001.9

Operating profit(loss)	¥44.2	¥300.0	¥92.6	¥392.6	¥18.8	¥263.7	¥132.3	¥(70.1)	¥781.5

Fiscal year ended March 31, 2003
Net Revenue	¥349.7	¥556.6	¥179.1	¥735.7	¥37.9	¥428.6	¥269.8	¥(10.3)	¥1,811.4
Operating expenses	304.6	246.9	121.0	367.9	47.5	41.3	155.6	89.7	1,006.6

Operating profit(loss)	¥45.1	¥309.7	¥58.1	¥367.8	¥(9.6)	¥387.3	¥114.2	¥(100.0)	¥804.8

Fiscal year ended March 31, 2004
Net Revenue	¥406.1	¥620.5	¥152.0	¥772.5	¥56.7	¥332.4	¥253.5	¥2.2	¥1,823.4
Operating expenses	311.0	259.9	109.2	369.1	47.3	41.6	150.9	92.8	1,012.7

Operating profit(loss)	¥95.1	¥360.6	¥42.8	¥403.4	¥9.4	¥290.8	¥102.6	¥(90.6)	¥810.7

Geographic Segment Analysis

The following table sets forth MTFG’s total revenue, income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle and net income (loss) on a geographic basis, based principally on the domicile of activities for the fiscal years ended March 31, 2002, 2003 and 2004. As discussed in “Recent Developments— Strategic Business and Capital Alliance between Mitsubishi Tokyo Financial Group and ACOM” above, MTFG’s geographic segment information for the periods presented below has been adjusted.

	Fiscal years ended March 31,
	2002	2003	2004
	(in billions)
Total revenue (interest income and non-interest income):
Domestic	¥1,219.9	¥1,286.9	¥1,651.9

Foreign:
United States	541.5	611.9	575.1
Europe	243.9	256.0	277.2
Asia/Oceania excluding Japan	239.0	150.6	78.1
Other areas*	129.0	117.7	147.5

Total foreign	1,153.4	1,136.2	1,077.9

Total	¥2,373.3	¥2,423.1	¥2,729.8

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle:
Domestic	¥(387.6)	¥(75.5)	¥711.1

Foreign:
United States	(31.4)	173.9	166.4
Europe	8.5	52.0	183.1
Asia/Oceania excluding Japan	44.8	61.5	48.2
Other areas*	41.0	51.6	72.6

Total foreign	62.9	339.0	470.3

Total	¥(324.7)	¥263.5	¥1,181.4

Net income (loss):
Domestic	¥(237.9)	¥(70.5)	¥464.2

Foreign:
United States	(57.0)	143.0	158.3
Europe	4.1	37.3	120.8
Asia/Oceania excluding Japan	35.0	43.3	26.5
Other areas*	37.9	50.3	53.2

Total foreign	20.0	273.9	358.8

Total	¥(217.9)	¥203.4	¥823.0

*	Other areas primarily include Canada, Latin America and the Caribbean.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Domestic net income for the fiscal year ended March 31, 2004 was ¥464.2 billion, compared to a ¥70.5 billion loss for the fiscal year ended March 31, 2003. This improvement primarily reflected the reversal of allowance for credit losses and the gains in investment securities due to the improvement in domestic stock prices.

Foreign net income for the fiscal year ended March 31, 2004 was ¥358.8 billion, compared to ¥273.9 billion for the fiscal year ended March 31, 2003. This increase primarily reflected the foreign exchange gains due to the appreciation of the Japanese yen against the U.S. dollar and the reversal of allowance for credit losses.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Domestic total revenue increased ¥67.0 billion, or 5.5%, from ¥1,219.9 billion for the fiscal year ended March 31, 2002 to ¥1,286.9 billion for the fiscal year ended March 31, 2003. This increase primarily reflected an increase in net trading account profits. The increase was partially offset by a decrease in interest income.

Foreign total revenue decreased ¥17.2 billion, or 1.5%, from ¥1,153.4 billion for the fiscal year ended March 31, 2002 to ¥1,136.2 billion for the fiscal year ended March 31, 2003. This decrease primarily reflected a decrease in interest income. The decrease was partially offset by increases in net foreign exchange gains and net investment securities gains.

Domestic loss from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle for the fiscal year ended March 31, 2003 was ¥75.5 billion, compared to a ¥387.6 billion loss for the fiscal year ended March 31, 2002. This improvement primarily reflected a decrease in the provision for credit losses and increases in net trading account profits.

Foreign income from continuing operations before income tax expense and cumulative effect of a change in accounting principle increased ¥276.1 billion from ¥62.9 billion for the fiscal year ended March 31, 2002 to ¥339.0 billion for the fiscal year ended March 31, 2003. This increase primarily reflected increases in net investment securities gains and net foreign exchange gains. This increase was partially offset by an increase in the provision for credit losses.

Effect of the Change in Exchange Rates on Foreign Currency Translation

The average exchange rate for the fiscal year ended March 31, 2004 was ¥113.07 per $1.00, compared to the prior fiscal year’s average exchange rate of ¥121.94 per $1.00. The average exchange rate for the conversion of the U.S. dollar financial statements of some of MTFG’s foreign subsidiaries for the fiscal year ended December 31, 2003 was ¥115.98 per $1.00, compared to the average exchange rate for the fiscal year ended December 31, 2002 of ¥125.34 per $1.00.

The change in the average exchange rate of the yen against the U.S. dollar and other foreign currencies resulted in translation losses on total revenue of approximately ¥48 billion, net interest income of approximately ¥23 billion and income before income taxes of approximately ¥18 billion for the fiscal year ended March 31, 2004.

Financial Condition

Total Assets

MTFG’s total assets at September 30, 2004 were ¥113.29 trillion, an increase of ¥9.59 trillion, or 9.3%, from ¥103.70 trillion at March 31, 2004. This increase was mainly due to an increase of ¥5.41 trillion in investment securities, which reflected an increase in MTFG’s holdings of Japanese government bonds, and an increase of ¥3.21 trillion in loans. The increase in loans was primarily due to an increase of ¥2.48 trillion in loans through VIEs that MTFG consolidated in accordance with the FIN No. 46R. These increases were partially offset by a decrease in call loans, funds sold, and receivables under resale agreements, and receivables under securities borrowing transactions.

MTFG’s total assets at March 31, 2004 were ¥103.70 trillion, representing an increase of ¥7.16 trillion, from ¥96.54 trillion at March 31, 2003. This increase was due primarily to an increase of ¥4.39 trillion in investment securities and an increase of ¥2.90 trillion in receivables under securities borrowing transactions. This increase was partially offset by a decrease of ¥1.18 trillion in cash and due from banks.

MTFG has allocated a substantial portion of its assets to international activities. As a result, reported amounts are affected by changes in the value of the yen against the U.S. dollar and other foreign currencies. Foreign assets are denominated primarily in U.S. dollars. The following table shows MTFG’s total assets at March 31, 2003 and 2004 by geographic region based principally on the domicile of the obligors:

	At March 31,
	2003	2004
	(in trillions)
Japan	¥69.74	¥79.66

Foreign:
United States of America	13.21	12.59
Europe	7.89	6.14
Asia/Oceania excluding Japan	3.15	3.01
Other areas*	2.55	2.30

Total foreign	26.80	24.04

Total	¥96.54	¥103.70

*	Other areas primarily include Canada, Latin America and the Caribbean.

At March 31, 2004, the noon buying rate of the Federal Reserve Bank of New York was ¥104.18 per $1.00, as compared with ¥118.07 per $1.00 at March 31, 2003. The yen equivalent amount of foreign currency denominated assets and liabilities increases as the relevant exchange rate indicating the yen value per one foreign currency unit becomes higher, evidencing a “weaker” yen, and decreases as the relevant exchange rate indicating the yen value per one foreign currency unit becomes lower, evidencing a “stronger” yen. The appreciation of the yen against the U.S. dollar and other foreign currencies during the fiscal year ended March 31, 2004 decreased the yen value of MTFG’s total assets by approximately ¥2.47 trillion. See “Exchange Rates.”

Loan Portfolio

The following table shows MTFG’s loans outstanding, before deduction of allowance for credit losses, by domicile and type of industry of borrower at March 31, 2003 and 2004 and September 30, 2004. Classification of loans by industry is based on the industry segment loan classification as defined by The Bank of Japan for regulatory reporting purposes and is not necessarily based on use of proceeds.

	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions)
Domestic:
Manufacturing	¥6,034.3	¥6,000.1	¥6,756.7
Construction	1,277.4	1,010.4	990.4
Real estate	4,298.1	4,585.3	4,758.9
Services	4,953.8	4,344.8	4,228.3
Wholesale and retail	5,458.3	4,999.0	5,287.6
Banks and other financial institutions	3,598.0	3,834.2	4,290.6
Communication and information services	1,516.0	874.6	826.8
Other industries	3,858.2	6,169.4	6,576.6
Consumer(1)	7,425.7	7,951.2	8,240.1

Total domestic	38,419.8	39,769.0	41,956.0

Foreign:
Governments and official institutions	235.1	183.1	125.4
Banks and other financial institutions	928.1	1,043.9	966.7
Commercial and industrial	8,413.5	7,239.9	8,137.5
Other	510.1	318.6	626.0

Total foreign	10,086.8	8,785.5	9,855.6

Less unearned income and deferred loan fees—net	41.0	28.6	26.9

Total (2)	¥48,465.6	¥48,525.9	¥51,784.7

(1)	Domestic loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and MTFG became able to present a precise breakdown of the balance of such consumer loans at March 31, 2004 and September 30, 2004 by the type of proprietor business, as presented below:

	Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
	(in billions)
March 31, 2004	¥28.2	¥19.3	¥738.4	¥230.7	¥52.3	¥1.2	¥4.1	¥10.6	¥1,084.8
September 30, 2004	¥23.3	¥17.5	¥712.6	¥212.1	¥45.7	¥1.1	¥9.5	¥3.8	¥1,025.6

Since	the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.
(2)	Includes loans held for sale of ¥4.0 billion, ¥12.9 billion and ¥1.9 billion at March 31, 2003 and 2004 and September 30, 2004, respectively, which are carried at the lower of cost or estimated fair value.

Loans are MTFG’s primary use of funds. The average loan balance accounted for 57.6% of total interest-earning assets for the fiscal year ended March 31, 2003 and 53.9% for the fiscal year ended March 31, 2004.

September 30, 2004 Compared to March 31, 2004

At September 30, 2004, MTFG’s total loans were ¥51.78 trillion, an increase of ¥3.25 trillion, or 6.7%, from ¥48.53 trillion at March 31, 2004. The loan balance at September 30, 2004 consisted of ¥41.96 trillion of domestic loans and ¥9.86 trillion of foreign loans. The loan balance at March 31, 2004 consisted of ¥39.77 trillion of domestic loans and ¥8.79 trillion of foreign loans.

Domestic loans increased ¥2.19 trillion to ¥41.96 trillion at September 30, 2004 from ¥39.77 trillion at March 31, 2004. This increase was primarily due to increases in loans to industries such as manufacturing, wholesale and retail, and banks and other financial institutions, reflecting the consolidation of certain VIEs. In accordance with the consolidation requirements of FIN No. 46R, MTFG consolidated several multi-seller finance entities, primarily commercial paper conduits, where MTFG is deemed to be the primary beneficiary.

Besides the effect of VIEs, domestic loans also increased due to increases in consumer loans and loans to other industries. Consumer loans increased due to promotion of residential mortgage loans. Loans to other industries increased as MTFG increased loans to the public sector which have lower credit risk, as a part of its effective use of funds.

Foreign loans increased ¥1.07 trillion to ¥9.86 trillion at September 30, 2004 from ¥8.79 trillion at March 31, 2004 mainly due to the effect of VIEs. Besides the effect of VIEs, foreign loans also increased due to an increase in loans made by UnionBanCal Corporation.

March 31, 2004 Compared to March 31, 2003

At March 31, 2004, MTFG’s total loans were ¥48.53 trillion, representing an increase of ¥0.06 trillion, or 0.1%, from ¥48.47 trillion at March 31, 2003. Before the deduction of unearned income and deferred loan fees—net, MTFG’s loan balance at March 31, 2004, consisted of ¥39.77 trillion of domestic loans and ¥8.79 trillion of foreign loans while the loan balance at March 31, 2003, consisted of ¥38.42 trillion of domestic loans and ¥10.09 trillion of foreign loans.

Domestic loans increased ¥1.35 trillion and foreign loans decreased ¥1.30 trillion. With respect to domestic loans, despite a significant decrease in nonperforming loans due to disposal, the total loan balance increased, reflecting an increase in consumer loans, as MTFG promoted residential mortgage loans, and an increase in loans to other industries mainly to the public sector, through increasing loans to Japanese government and related institutions, which have comparatively lower credit risk, as a part of MTFG’s effective use of funds.

Foreign loans decreased due to a decrease in the loan balance of UnionBanCal Corporation, MTFG’s largest overseas subsidiary, and due to the appreciation of the yen against the U.S. dollar and other foreign currencies. UnionBanCal Corporation pursued its strategy to increase its consumer loans and increased residential mortgage loans. However, the total loans decreased because of a decrease in loans to industries.

Allowance for Credit Losses, Nonperforming and Past Due Loans

The following table shows a summary of the change in the allowance for credit losses for the fiscal years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004:

	Fiscal years ended March 31,			Six months ended September 30,
	2002	2003	2004	2003	2004
	(in billions)
Balance at beginning of period	¥1,717.0	¥1,735.2	¥1,360.1	¥1,360.1	¥888.1

Provision (credit) for credit losses	598.4	438.0	(114.1)	(129.6)	167.1

Charge-offs:
Domestic	(513.2)	(753.8)	(294.2)	(127.1)	(112.8)
Foreign	(156.2)	(139.8)	(83.9)	(49.0)	(25.7)

Total	(669.4)	(893.6)	(378.1)	(176.1)	(138.5)
Less—Recoveries	66.0	78.8	41.0	18.7	17.3

Net charge-offs	(603.4)	(814.8)	(337.1)	(157.4)	(121.2)
Other, principally foreign currency translation adjustments	23.2	1.7	(20.8)	(4.1)	4.2

Balance at end of period	¥1,735.2	¥1,360.1	¥888.1	¥1,069.0	¥938.2

MTFG has been actively working on disposing nonperforming loans. MTFG met the guideline for the disposal of nonperforming loans, which was based on a Japanese regulation established under the program for financial revival announced by the Japanese government in October 2002. Under the program, the Financial Services Agency stated that it would strive to normalize the problems with nonperforming loans by March 31, 2005, by reducing major Japanese banks’ ratio of nonperforming loans to total loans by about half.

Provision for credit losses of ¥167.1 billion was recorded for the six months ended September 30, 2004, compared with reversal of allowance for credit losses of ¥129.6 billion for the six months ended September 30, 2003, including gain on sales of nonperforming loans of ¥8.8 billion and ¥5.2 billion for the six months ended September 30, 2004 and 2003, respectively. This change in the provision (credit) for credit losses was due mainly to a significant decrease in MTFG’s allocated allowance for specifically identified problem loans in the six months ended September 30, 2003, which did not occur in the six months ended September 30, 2004, and to an increase in MTFG’s allocated allowance for specifically identified problem loans in the six months ended September 30, 2004 as a result of credit of downgrades for several borrowers to which MTFG extended relatively large amounts of loans.

For the fiscal year ended March 31, 2004, MTFG recorded a reversal allowance of ¥114.1 billion due to a significant decrease in its specific allowance for nonperforming loans reflecting a decline in such loan balances, and a gain in connection with loan sales, as the loans’ sales price exceeded the loan balance, net of allowance.

The following table presents comparative data in relation to the principal amount of nonperforming loan sold and additional provision for credit losses.

	Principal amount of loans(1)	Allowance for credit losses(2)	Loans, net of allowance	Additional provision for credit losses (reversal of allowance)
	(in billions)
For the fiscal year ended March 31, 2002	¥275.1	¥160.6	¥114.5	¥5.0
For the fiscal year ended March 31, 2003	653.1	317.4	335.7	40.1
For the fiscal year ended March 31, 2004	315.9	133.2	182.7	(10.2)

(1)	Represents principal amount after the deduction of charge-offs made before the sales of nonperforming loans.
(2)	Represents allowance for credit losses at the latest balance-sheet date.

The sales of nonperforming loans resulted in additional provisions for credit losses of ¥40.1 billion for the fiscal year ended March 31, 2003 and reversal of allowance of ¥10.2 billion for the fiscal year ended March 31, 2004.

Through the sale of nonperforming loans to the Resolution and Collection Corporation and to other third parties, additional provisions or gains may arise from factors such as a change in the credit quality of the borrowers or the value of the underlying collateral subsequent to the prior reporting date, and the risk appetite and investment policy of the purchasers. For the fiscal year ended March 31, 2003, MTFG recorded additional provisions of ¥40.1 billion because the unexpected adverse change in borrowers’ credit-worthiness was severe. However, during the fiscal year ended March 31, 2004, MTFG realized a gain of ¥10.2 billion, because there was no such change and the conditions surrounding the sales of loans improved.

Due to the inherent uncertainty of factors that may affect negotiated prices, which reflect the borrowers’ financial condition, and the value of underlying collateral, the results during the reported periods are not necessarily indicative of the results that MTFG may record in the future.

In the fiscal years ended March 31, 2003 and 2004, MTFG also sold loans that were not recorded as nonperforming in aggregate principal amounts of ¥38.9 billion and ¥18.0 billion, respectively, and recorded additional provisions for credit losses of ¥4.9 billion and ¥1.5 billion, respectively, in connection with those sales. Although not categorized as nonperforming as of the most recent balance sheet date, most of these loans had suffered a decline in their credit quality as of the date of their sale and were sold as a precautionary measure to avoid further declines in the value of the loans and to avoid additional losses in the future.

MTFG incurred additional provisions of ¥45.0 billion in connection with the sale of loans including performing loans for the fiscal year ended March 31, 2003, and recorded a gain of ¥8.7 billion for the fiscal year ended March 31, 2004.

Charge-offs for the fiscal year ended March 31, 2004 were ¥378.1 billion, a decrease of ¥515.5 billion, or 57.7%, from ¥893.6 billion for the fiscal year ended March 31, 2003. For the fiscal year ended March 31, 2003, charge-offs were particularly high because MTFG accelerated the disposal of nonperforming loans to meet the governmental policy for disposal of such loans, and to improve its loan portfolio. However, for the fiscal year ended March 31, 2004, charge-offs significantly decreased because the amount of nonperforming loans MTFG disposed of was not large compared to the prior period, and because the business environment in Japan generally improved as evidenced by the decrease in bankruptcy filings. Charge-offs of domestic nonperforming loans decreased in all industries, led by a decrease of ¥213.4 billion in real estate, in which charge-offs were particularly large for the fiscal year ended March 31, 2003.

The following table summarizes the allowance for credit losses by component at March 31, 2002, 2003 and 2004 and September 30, 2004:

	March 31, 2002	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions)
Allocated allowance:
Specific—specifically identified problem loans	¥1,301.6	¥894.4	¥563.6	¥702.4
Large groups of smaller-balance homogeneous loans	38.3	38.0	38.8	38.0
Loans exposed to specific country risk	28.3	13.1	6.1	5.3
Formula—substandard, special mention and other loans	344.4	391.3	261.1	182.9
Unallocated allowance	22.6	23.3	18.5	9.6

Total allowance	¥1,735.2	¥1,360.1	¥888.1	¥938.2

Allowance policy

MTFG’s credit rating system is closely linked to the risk grading standards set by the Japanese regulatory authorities for asset evaluation and assessment, and is used as a basis for establishing the allowance for credit losses and charge-offs. The categorization is based on conditions that may affect the ability of borrowers to service their debt, such as current financial condition and results of operations, historical payment experience, credit documentation, other public information and current trends. For a discussion of MTFG’s credit rating system, see “—Credit, Market and Other Risk—Credit Risk Management—Credit Rating System.”

Change in total allowance and provision for credit losses

At September 30, 2004, the total allowance for credit losses was ¥938.2 billion, or 1.8% of MTFG’s total loan portfolio and 52.4% of total nonaccrual and restructured loans and accruing loans contractually past due 90 days or more. The increase in allowance for credit losses of ¥50.1 billion, or 5.6%, was primarily attributable to an increase of ¥138.8 billion in specific allowance for specifically identified problem loans, from ¥563.6 billion at March 31, 2004 to ¥702.4 billion at September 30, 2004, due to credit downgrades of several borrowers to which MTFG extended relatively large amounts of loans. However, formula allowance for substandard, special mention and other loans decreased by ¥78.2 billion, from ¥261.1 billion at March 31, 2004 to ¥182.9 billion at September 30, 2004. This decrease was due to a reduction of some performing loans, for which credit risk and percentage of allowance were comparatively high.

At March 31, 2004, the total allowance for credit losses was ¥888.1 billion, or 1.83% of MTFG’s total loan portfolio and 51.30% of its total nonaccrual and restructured loans and accruing loans contractually past due 90 days or more. At March 31, 2003, the total allowance for credit losses was ¥1,360.1 billion, or 2.81% of MTFG’s total loan portfolio and 49.41% of MTFG’s total nonaccrual and restructured loans and accruing loans contractually past due 90 days or more.

During the fiscal years ended March 31, 2002, 2003 and 2004, there were no significant additions to the allowance for credit losses resulting from directives, advice or counsel from governmental or regulatory bodies.

The provision for credit losses decreased consistently from the fiscal year ended March 31, 2002 to the fiscal year ended March 31, 2004. In particular, for the fiscal year ended March 31, 2004, MTFG recorded a reversal of allowance for credit losses due to a decrease of the allocated allowance for specifically identified problem loans, as its nonperforming loans decreased, and due to a decrease of formula allowance, as MTFG reduced some performing loans, for which credit risk and percentage of allowance were comparatively high.

Allocated allowance for specifically identified problem loans

The allocated credit loss allowance for specifically identified problem loans represents the allowance against impaired loans called for in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Impaired loans primarily include nonaccrual loans and restructured loans. MTFG generally discontinues accrual of interest income on loans when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more with respect to loans made by its banking subsidiaries, including Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, and 90 days or more with respect to loans of certain foreign banking subsidiaries. Loans are classified as restructured loans when MTFG grants a concession to the borrowers for economic or legal reasons related to the borrowers’ financial difficulties. Detailed reviews of impaired loans are performed on a daily basis after a borrower’s annual or semi- annual financial statements first become available. In addition, as part of an ongoing credit review process, MTFG’s credit officers monitor changes in all customers’ creditworthiness including bankruptcy, past due principal or interest, downgrading of external credit rating, declining stock price, business restructuring and other events and reassesses borrowers’ ratings in response to such events. This credit monitoring process form an integral part of MTFG’s overall control process. An impaired loan is evaluated individually based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent at a balance-sheet date.

The following table summarizes nonaccrual and restructured loans, and accruing loans that are contractually past due 90 days or more as to principal or interest payments, at March 31, 2003 and 2004 and September 30, 2004:

	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions, except percentages)
Nonaccrual loans:
Domestic:
Manufacturing	¥111.1	¥175.7	¥153.1
Construction	149.9	59.0	47.3
Real estate	266.4	154.8	253.0
Services	87.5	73.0	157.2
Wholesale and retail	224.5	108.5	294.6
Banks and other financial institutions	17.8	21.4	4.6
Communication and information services	14.1	5.1	5.1
Other industries	53.9	39.8	25.4
Consumer*	151.0	141.8	137.2

Total domestic	1,076.2	779.1	1,077.5
Foreign	337.4	304.0	288.8

Total nonaccrual loans	1,413.6	1,083.1	1,366.3

Restructured loans:
Domestic:
Manufacturing	215.6	88.7	58.8
Construction	118.5	41.2	25.6
Real estate	264.9	131.0	114.2
Services	164.0	87.5	64.9
Wholesale and retail	292.8	149.3	59.8
Banks and other financial institutions	19.9	1.6	0.6
Communication and information services	11.1	4.7	4.0
Other industries	39.6	12.4	9.9
Consumer*	86.4	61.0	54.4

Total domestic	1,212.8	577.4	392.2
Foreign	106.2	55.0	21.7

Total restructured loans	1,319.0	632.4	413.9

Accruing loans contractually past due 90 days or more:
Domestic	17.5	14.7	9.9
Foreign	2.9	0.9	1.6

Total accruing loans contractually past due 90 days or more	20.4	15.6	11.5

Total	¥2,753.0	¥1,731.1	¥1,791.7

Total loans	¥48,465.6	¥48,525.9	¥51,784.7

Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of total loans	5.68%	3.57%	3.46%

*

Domestic loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and MTFG became able to present a precise breakdown of the balance of such consumer loans at March 31, 2004 and September 30, 2004 by the type of proprietor business, as presented below:

	Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
	(in billions)
March 31, 2004:
Nonaccrual loans	¥1.6	¥0.9	¥52.3	¥14.2	¥5.8	—	¥0.2	—	¥75.0
Restructured loans	1.0	0.3	21.0	4.1	1.5	—	—	—	27.9
September 30, 2004:
Nonaccrual loans	¥1.5	¥0.8	¥54.4	¥14.4	¥4.1	—	¥0.3	¥0.4	¥75.9
Restructured loans	1.2	0.3	20.7	3.1	2.0	—	—	0.2	27.5

Since the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.

September 30, 2004 Compared to March 31, 2004.    The total amount of nonaccrual loans, restructured loans, and accruing loans that are contractually past due 90 days or more increased ¥60.6 billion from ¥1,731.1 billion at March 31, 2004 to ¥1,791.7 billion at September 30, 2004. The total amount of nonaccrual loans, restructured loans, and accruing loans that are contractually past due 90 days or more as a percentage of total loans decreased from 3.57% at March 31, 2004 to 3.46% at September 30, 2004.

Nonaccrual loans increased ¥283.2 billion from ¥1,083.1 billion at March 31, 2004 to ¥1,366.3 billion at September 30, 2004. By industry classification, nonaccrual loans increased by ¥186.1 billion in Wholesale and retail, ¥98.2 billion in Real estate, and ¥84.2 billion in Service, but in all other industry classifications, nonaccrual loans decreased, as presented in the table above. These increases in the three industries were due to credit downgrades of several borrowers to which MTFG extended relatively large amount of loans.

Restructured loans decreased ¥218.5 billion from ¥632.4 billion at March 31, 2004 to ¥413.9 billion at September 30, 2004. Restructured loans decreased in all industry classifications due to MTFG’s effort to reduce nonperforming loans mentioned below.

Based on the Japanese government’s “Program for Financial Revival” to reduce nonperforming loans and its own initiative to improve the quality of its loan portfolio, MTFG has made an effort to reduce nonperforming loans through the disposition of nonperforming loans and its continued efforts to revive financially distressed companies, which in turn lead to upgrading of credit risks and collection of loans. In particular, a designated team has been providing various advisory supports services to financially distressed borrowers in order to improve their financial conditions. This team has been assisting companies in enhancing their corporate values, which resulted in the upgrading of their credit risks. In addition, improving conditions in several facets of the Japanese economy and MTFG’s continued stringent self-assessment of its portfolio have enabled MTFG to significantly reduce new nonperforming loans.

March 31, 2004 Compared to March 31, 2003.    Total nonaccrual loans were ¥1,083.1 billion at March 31, 2004, a decrease of ¥330.5 billion, or 23.4%, from ¥1,413.6 billion at March 31, 2003. This decrease was largely attributable to a decrease of ¥116.0 billion in domestic nonaccrual loans to borrowers in the wholesale and retail industry and a decrease of ¥111.6 billion in domestic nonaccrual loans to borrowers in the real estate industry. These decreases principally reflected sales and charge-offs of such loans during the fiscal year ended March 31, 2004.

Total restructured loans were ¥632.4 billion at March 31, 2004, a decrease of ¥686.6 billion, or 52.1%, from ¥1,319.0 billion at March 31, 2003. Restructured loans to most industry segments decreased substantially during the fiscal year ended March 31, 2004. The reasons are as follows:

•	The amount of newly identified nonperforming loans significantly decreased because of the general upturn in the Japanese economy as evidenced by the decrease in bankruptcy filings.

•	Many borrowers were upgraded mainly through MTFG’s policy to support the borrowers’ revival efforts.

•	MTFG also made efforts to reduce nonperforming loans through collection.

The following table summarizes the balance of impaired loans and the related impairment allowance at March 31, 2002, 2003 and 2004 and at September 30, 2004, excluding large groups of smaller-balance homogeneous loans:

	March 31, 2002		March 31, 2003		March 31, 2004		September 30, 2004
	Loan balance	Impairment allowance	Loan balance	Impairment allowance	Loan balance	Impairment allowance	Loan balance	Impairment allowance
	(in billions, except percentages)
Requiring an impairment allowance	¥3,556.6	¥1,296.3	¥2,408.5	¥894.4	¥1,405.8	¥563.6	¥1,535.3	¥702.4
Not requiring an impairment allowance	489.1	—	211.2	—	183.1	—	155.8	—

Total	¥4,045.7	¥1,296.3	¥2,619.7	¥894.4	¥1,588.9	¥563.6	¥1,691.1	¥702.4

Percentage of the allocated impairment allowance to total impaired loans	32.0%		34.1%		35.5%		41.5%

In addition to impaired loans presented in the above table, MTFG had impaired loans held for sale of ¥3.2 billion, ¥3.8 billion, ¥12.6 billion and ¥1.4 billion at March 31, 2002, 2003 and 2004 and at September 30, 2004, respectively.

September 30, 2004 Compared to March 31, 2004.    Impaired loans increased ¥102.2 billion, or 6.4%, from ¥1,588.9 billion at March 31, 2004 to ¥1,691.1 billion at September 30, 2004. The percentage of the allocated allowance to total impaired loans at September 30, 2004 was 41.5%, an increase of 6.0 basis points, from 35.5% at March 31, 2004.

The increase in the percentage of allocated impairment allowance to total impaired loans was due to the increase in nonaccrual loans, for which a comparatively higher amount of the allocated allowance was provided.

March 31, 2004 Compared to March 31, 2003.    Impaired loans decreased ¥1,030.8 billion, or 39.3%, from ¥2,619.7 billion at March 31, 2003 to ¥1,588.9 billion at March 31, 2004, reflecting decreases in nonaccrual loans and restructured loans as set forth above.

The percentage of the allocated allowance to total impaired loans at March 31, 2004 was 35.5%, an increase of 1.4 percentage points from 34.1% at March 31, 2003. The percentage of impairment allowance allocated to nonaccrual loans at March 31, 2004 was 39.1%, a decrease of 5.4 percentage points from 44.5% at March 31, 2003. The percentage of impairment allowance allocated to restructured loans at March 31, 2004 was 28.6%, an increase of 6.3 percentage points from 22.3% at March 31, 2003.

Based upon a review of borrowers’ financial status, from time to time each of MTFG’s banking subsidiaries grants various concessions to troubled borrowers at the borrowers’ request, including reductions in the stated interest rates or the principal amount of loans, and extensions of the maturity date. According to the policies of each of MTFG’s banking subsidiaries, such modifications are made to mitigate the near-term burden of the loans provided to the borrowers and to better match the payment terms with the borrower’s expected future cash flows or, in cooperation with other creditors, to reduce the overall debt burden of the borrowers so that they may normalize their operations, in each case to improve the likelihood that the loans will be repaid in accordance with the revised terms. The nature and amount of the concessions depend on the particular financial condition of each borrower. In principle, however, each of MTFG’s banking subsidiaries does not modify the terms of loans to borrowers that are considered “Likely to Become Bankrupt,” “Virtually Bankrupt” or “Bankrupt” because in these cases there is little likelihood that the modification of loan terms would enhance recovery of the loans.

Allocated allowance for large groups of smaller-balance homogeneous loans

The allocated allowance for large groups of smaller-balance homogeneous loans is focused on loss experience for the pool rather than on an analysis of individual loans. Large groups of smaller-balance homogeneous loans primarily consist of first mortgage housing loans to individuals. The allowance for groups of performing loans is based on historical loss experience over a period. In determining the level of the allowance for delinquent groups of loans, MTFG classifies groups of homogeneous loans based on the risk rating and/or the number of delinquencies. MTFG determines the credit loss allowance for delinquent groups of loans based on the probability of insolvency by the number of actual delinquencies and actual loss experience. The loss experience is usually determined by reviewing the historical loss rate. The allocated credit loss allowance for large groups of smaller-balance homogeneous loans was ¥38.0 billion at September 30, 2004, substantially unchanged from ¥38.8 billion at March 31, 2004, a slight increase from ¥38.0 billion at March 31, 2003.

Allocated allowance for country risk exposure

The allocated credit loss allowance for country risk exposure is based on an estimate of probable losses relating to the exposure to countries that MTFG identifies as having a high degree of transfer risk. MTFG uses a country risk grading system that assigns risk ratings to individual countries. To determine the risk rating, MTFG considers the instability of the relevant foreign currency and difficulties regarding debt servicing. The allowance is determined based on the assessment of individual country risks, taking into consideration various factors such as the political and macroeconomic situation, debt repayment capability and the secondary market price, if available, of debt obligations of the concerned countries. It is generally based on a function of default probability and expected recovery ratios, taking external credit ratings into account. The allocated allowance for country risk exposure decreased ¥0.8 billion from ¥6.1 billion at March 31, 2004 to ¥5.3 billion at September 30, 2004.

The following is a summary of cross-border outstandings to counterparties* in major Asian and Latin American countries at March 31, 2003 and 2004 and September 30, 2004:

	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions)
Hong Kong	¥224.7	¥333.4	¥357.0
Singapore	278.0	226.5	263.9
People’s Republic of China	145.0	213.6	256.8
South Korea	289.2	226.1	246.8
Thailand	167.4	164.1	231.7
Malaysia	116.2	106.3	116.7
Philippines	61.3	53.5	43.6
Indonesia	33.9	28.4	34.2
Brazil	120.0	82.5	68.2
Mexico	76.3	46.3	63.6
Argentina	34.1	18.2	9.1

*	MTFG recorded allocated allowance for country risk exposure for specific countries, not all of the countries above.

MTFG does not expect the Tsunami disaster caused by the earthquake occurred off the coast of Sumatra Island in December 2004 to have a material impact on MTFG’s loan portfolio.

Formula allowance for substandard, special mention and unclassified loans

The formula allowance is calculated by applying estimated loss factors to outstanding substandard, special mention and unclassified loans. In evaluating of inherent loss for these loans, MTFG relies on a statistical analysis that incorporates a percentage of total loans based on historical loss experience.

Bank of Tokyo-Mitsubishi has computed the formula allowance based on estimated credit losses using a methodology defined by the credit rating system. Estimated losses inherent in the loan portfolio at the balance sheet date are calculated by multiplying the default ratio by the irrecoverable ratio (determined as a complement of the recovery ratio). The default ratio is determined by each credit risk rating, taking into account the historical number of defaults of borrowers within each credit risk rating divided by the total number of borrowers within that credit risk rating existing at the beginning of the five-year observation period. The recovery ratio is determined by the historical experience of collections against loans in default.

Mitsubishi Trust Bank also computes the formula allowance based on a similar methodology on the basis of historical loss experience except for a few technical differences in methodology including shorter observation periods to develop the ratio for formula allowance of each credit rating calculation and the extent of grouping of loans in computing the allowance, reflecting the smaller size of the loan portfolio.

UnionBanCal Corporation, MTFG’s largest overseas subsidiary, calculates the formula allowance by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, leases and commitments. Changes in risk grades affect the amount of the formula allowance. Loss factors are based on historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are developed in the following ways:

•	pass graded loss factors for commercial, financial and industrial loans, as well as all problem graded loan loss factors, are derived from a migration model that tracks historical losses over a period, which MTFG believes captures the inherent losses in the loan portfolio;

•	pass graded loss factors for commercial real estate loans and construction loans are based on the average annual net charge-off rate over a period reflective of a full economic cycle; and

•	pooled loan loss factors (not individually graded loans) are based on expected net charge-offs for one year. Pooled loans are loans that are homogeneous in nature, such as consumer installment, home equity, residential mortgage loans and automobile leases.

Though there are a few technical differences in the methodology used for the allowance for credit losses as mentioned above, MTFG examines overall sufficiency of the formula allowance periodically by back-test comparison with the actual loss experience subsequent to the balance sheet date.

The formula allowance decreased ¥130.2 billion from ¥391.3 billion at March 31, 2003 to ¥261.1 billion at March 31, 2004. This decrease was due to a reduction of some performing loans of which credit risk and percentage of allowance were comparatively high.

Unallocated allowance

The unallocated allowance contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions include the following, as MTFG’s management understood them to exist at the balance sheet date:

•	general economic and business conditions affecting MTFG’s key lending areas;

•	credit quality trends, including trends in nonperforming loans expected to result from existing conditions;

•	collateral values;

•	loan volumes and concentrations;

•	seasoning of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	recent loss experience in particular segments of the portfolio;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	findings of MTFG’s internal credit examiners.

To the extent that any of these conditions is evidenced by a specifically identifiable problem credit as of the evaluation date, management’s estimate of the effect of the condition may be reflected as a specific allowance, applicable to the specific credit. Where any of these conditions is not evidenced by a specifically identifiable problem credit as of the evaluation date, management’s evaluation of the probable loss related to the condition is first reflected in the formula allowance and then considered in the unallocated allowance. The allowance for credit losses is based upon estimates of probable losses inherent in the loan portfolio. Although MTFG uses methodologies that are intended to reduce the differences between estimated and actual losses, the actual losses can vary from the estimated amounts.

The unallocated allowance decreased ¥4.8 billion from ¥23.3 billion at March 31, 2003 to ¥18.5 billion at March 31, 2004. This decrease primarily reflected improving economic factors and identifiable improving conditions in several specific sectors in the United States.

Allowance for Off-balance-sheet Credit Instruments

In addition to the allowance for credit losses on the loan portfolio, MTFG maintains an allowance for credit losses on off-balance-sheet credit instruments, including commitments to extend credit, a variety of guarantees and standby letters of credit. This allowance is included in other liabilities. With regard to the specific allocated allowance for specifically identified credit exposure and the allocated formula allowance, MTFG applies the same methodology that it uses in determining the allowance for loan credit losses. The allowance for credit losses on off-balance-sheet credit instruments was ¥72.6 billion at September 30, 2004, ¥110.7 billion at March 31, 2004, and ¥83.3 billion at March 31, 2003. This increase is primarily due to the accelerated restructuring and downgrades of some borrowers to whom MTFG had extended off-balance sheet credit.

Investment Portfolio

MTFG’s investment securities are primarily comprised of marketable equity securities and Japanese government and Japanese government agency bonds, which are mostly classified as available-for-sale securities. MTFG also holds Japanese government bonds which are classified as securities being held to maturity.

Historically, MTFG has held equity securities of some of its customers for strategic purposes, in particular to maintain long-term relationships with these customers. However, MTFG’s current goal is to reduce the aggregate value of its equity securities to approximately 50% of its Tier I capital by March 31, 2007 because MTFG believes from a risk management perspective that reducing the price fluctuation risk in its equity portfolio is imperative. MTFG has not yet determined how the management integration with UFJ group will impact its plans in this area. As of September 30, 2004, MTFG had reduced the aggregate value of marketable equity securities under Japanese GAAP to 63% of its Tier I capital, which satisfies the requirements of the legislation forbidding banks from holding equity securities in excess of their Tier I capital after September 30, 2006.

Investment securities increased ¥5.41 trillion, or 18.6%, from ¥29.08 trillion at March 31, 2004 to ¥34.49 trillion at September 30, 2004, due primarily to an increase in available-for-sale securities of ¥4.00 trillion. Investment securities increased ¥4.39 trillion, from ¥24.69 trillion at March 31, 2003 to ¥29.08 trillion at March 31, 2004.

The following table shows information as to the value of MTFG’s investment securities available for sale and being held to maturity at March 31, 2004 and September 30, 2004.

	March 31, 2003			March 31, 2004			September 30, 2004
	Amortized cost	Estimated fair value	Net unrealized gains	Amortized cost	Estimated fair value	Net unrealized gains	Amortized cost	Estimated fair value	Net unrealized gains
	(in billions)
Securities available for sale:
Debt securities, principally Japanese government bonds and corporate bonds	¥20,418.8	¥20,773.0	¥354.2	¥23,413.4	¥23,547.1	¥133.7	¥27,873.8	¥28,045.4	¥171.6
Marketable equity securities	2,856.7	3,581.3	724.6	2,410.4	4,083.2	1,672.8	2,222.8	3,588.3	1,365.5

Total securities available for sale	¥23,275.5	¥24,354.3	¥1,078.8	¥25,823.8	¥27,630.3	¥1,806.5	¥30,096.6	¥31,633.7	¥1,537.1

Debt securities being held to maturity, principally Japanese government bonds	¥191.1	¥203.5	¥12.4	¥1,250.8	¥1,257.9	¥7.1	¥1,876.7	¥1,890.8	¥14.1

Available-for-sale securities increased ¥4.00 trillion from ¥27.63 trillion at March 31, 2004 to ¥31.63 trillion at September 30, 2004, primarily due to an increase in debt securities. The increase of ¥4.50 trillion in debt securities available for sale primarily reflected an increase in MTFG’s holdings of Japanese government bonds due to higher profit opportunities in the government bond market during the period. The increase in debt securities available for sale was partially offset by a decrease of ¥0.49 trillion in marketable equity securities, which was primarily attributable to MTFG’s disposal of marketable equity securities and the general weakening of Japanese stock prices during the six months ended September 30, 2004.

Available-for-sale securities increased ¥3.28 trillion from ¥24.35 trillion at March 31, 2003 to ¥27.63 trillion at March 31, 2004. This increase was due primarily to an increase in amount of Japanese government bonds and an increase in the value of marketable equity securities. The increase in Japanese government bonds was partly due to the fact that MTFG’s balance of deposits exceeded its loans, and Japanese government bonds were a viable investment option for MTFG.

Net unrealized gains on available-for-sale securities were ¥1.81 trillion at March 31, 2004 and ¥1.54 trillion at September 30, 2004, respectively. These net unrealized gains related principally to marketable equity securities and the decrease of ¥0.27 trillion in net unrealized gains reflected the reduction of MTFG’s marketable equity securities during the period and the general weakening of Japanese stock prices at September 30, 2004, as compared to March 31, 2004.

Net unrealized gains on available-for-sale securities included in the investment portfolio at March 31, 2003 and 2004 were ¥1.08 trillion and ¥1.81 trillion, respectively. These net unrealized gains related principally to marketable equity securities and the increase in net unrealized gains reflected a significant improvement in the Japanese stock market at March 31, 2004, compared to March 31, 2003.

The amortized cost of securities being held to maturity increased ¥0.63 trillion from ¥1.25 trillion at March 31, 2004 to ¥1.88 trillion at September 30, 2004. The amortized cost of securities being held to maturity increased ¥1.06 trillion from ¥0.19 trillion at March 31, 2003 to ¥1.25 trillion at March 31, 2004. These increases were due primarily to increases in investment in Japanese government bonds.

As stated in “Recent Developments—Management Integration of Mitsubishi Tokyo Financial Group and the UFJ Group,” MTFG purchased ¥700 billion in preferred shares issued by UFJ Bank in September 2004. These preferred shares were carried on MTFG’s balance sheet as of September 30, 2004 at cost.

In April 2003, MTFG reassessed the appropriateness of the classification for the available-for-sale securities which had been acquired subsequent to September 2000, when Bank of Tokyo-Mitsubishi transferred its held-to-maturity securities to available-for-sale securities, and acquisitions thereafter had been classified as either available-for-sale or trading. As a result of reassessment, ¥78.3 billion of securities are reclassified as held-to-maturity.

In addition to the reclassification of securities from available-for-sale to held-to-maturity as set forth above, during the fiscal year ended March 31, 2004, MTFG started to classify a portion of its newly acquired debt securities into the held-to-maturity category to enable more stable fund management.

MTFG had an investment in shares of common stock issued by Mitsubishi Motors Corporation of ¥15.0 billion at March 31, 2004. These shares were classified as available-for-sale securities and were measured at fair value based on the quoted market price of ¥263 per share at March 31, 2004. Subsequent to March 31, 2004, the per share quoted market price of Mitsubishi Motors Corporation declined to a level below ¥80 per share, after hitting over ¥300 per share in mid-April. Based on a price level of ¥100 per share in September 2004, a significant part of MTFG’s investment has been lost subsequent to March 31, 2004.

Cash and Due from Banks

Cash and due from banks increased ¥0.48 trillion, or 15.4%, from ¥3.11 trillion at March 31, 2004 to ¥3.59 trillion at September 30, 2004. Net cash used in operating activities was ¥1.05 trillion and net cash used in investment activities was ¥4.76 trillion, while net cash provided by financing activities was ¥6.21 trillion. Net cash provided by financing activities primarily resulted from a net increase in other short-term borrowings of ¥2.57 trillion and a net increase in call money, funds purchased, and payables under repurchase agreements and securities lending transactions of ¥2.24 trillion.

Cash and due from banks at March 31, 2004 was ¥3.11 trillion, a decrease of ¥1.18 trillion from ¥4.29 trillion at March 31, 2003. The decrease in cash and due from banks was primarily attributable to a decrease in deposits with the Bank of Japan at the end of the fiscal year, due to an increase in investments in short-term Japanese government bonds at the end of the fiscal year.

Interest-Earning Deposits in Other Banks

Interest-earning deposits in other banks fluctuate significantly from day to day depending upon financial market conditions. Interest-earning deposits in other banks at September 30, 2004 were ¥4.12 trillion, an increase of ¥0.61 trillion, from ¥3.51 trillion at March 31, 2004. This increase primarily reflected the shift to investment in interest-earning deposits in other banks due to the relatively higher yield compared to call loans and funds sold, which decreased by ¥0.33 trillion during the same period.

Interest-earning deposits in other banks at March 31, 2004 decreased ¥0.50 trillion from ¥4.01 trillion at March 31, 2003. This decrease primarily reflected a decrease in foreign currency deposits.

Receivables under Securities Borrowing Transactions / Receivables under Resale Agreements

Receivables under securities borrowing transactions decreased ¥0.79 trillion, or 16.7%, from ¥4.75 trillion at March 31, 2004 to ¥3.96 trillion at September 30, 2004. This decrease primarily reflected the shift in investment from the securities repurchase market to investment in Japanese government bonds due to higher profit opportunities in the government bond market during the period. Receivables under resale agreements also decreased by ¥0.54 trillion for similar reasons.

Trading Account Assets

Trading account assets, which consist of trading securities and derivative assets, decreased ¥0.47 trillion, or 5.6%, from ¥8.38 trillion at March 31, 2004 to ¥7.91 trillion at September 30, 2004. The decrease was partially due to a decrease of ¥1.28 trillion in trading commercial paper, reflecting consolidation of certain VIEs in accordance with FIN No. 46R. MTFG’s derivative assets, including interest rate swaps and currency swaps also decreased compared to March 31, 2004 as MTFG reduced its trading positions in derivative assets. The increase in trading securities at Mitsubishi Securities partially offset the decreases mentioned above.

Deferred Tax Assets

Deferred tax assets increased ¥0.04 trillion, or 4.4%, from ¥1.01 trillion at March 31, 2004 to ¥1.05 trillion at September 30, 2004. This increase was due primarily to an increase in existing deductible temporary differences reflected an increase in allowance for credit losses and a decrease in existing taxable temporary differences resulted from a decrease in unrealized gains on investment securities available for sale. The increase was partially offset by a decrease in net operating loss carryforwards.

Deferred tax assets decreased ¥0.63 trillion, or 38.4%, from ¥1.64 trillion at March 31, 2003 to ¥1.01 trillion at March 31, 2004. This decrease was due primarily to a decrease in existing deductible temporary differences. The decrease in existing deductible temporary differences reflected a decrease in allowance for credit losses and an increase in unrealized gains on investment securities available for sale. A decrease in net operating loss carryforwards, which is attributable to the existence of taxable income in MTFG’s domestic banking subsidiaries for the fiscal year ended March 31, 2004, also contributed to the decrease in deferred tax assets.

Accounts Receivable

Accounts receivable increased ¥1.56 trillion, or 297.1%, from ¥0.52 trillion at March 31, 2004 to ¥2.08 trillion at September 30, 2004. This increase was due primarily to an increase in Japanese government bond transactions at the end of the interim period, where delivery/payment was due after September 30, 2004.

Total Liabilities

Total liabilities at September 30, 2004 were ¥109.47 trillion, an increase of ¥9.62 trillion, or 9.6%, from ¥99.85 trillion at March 31, 2004. This increase was primarily due to an increase of ¥5.83 trillion in short-term borrowings, an increase of ¥2.04 trillion in deposits and an increase of ¥1.70 trillion in accounts payable.

At March 31, 2004, total liabilities were ¥99.85 trillion, an increase of ¥5.87 trillion, from ¥93.98 trillion at March 31, 2003. This increase primarily reflected increases of ¥2.81 trillion in other short-term borrowings and ¥2.72 trillion in total deposits. This increase was partially offset by a decrease of ¥1.09 trillion in trading account liabilities, and a decrease in the yen values for liabilities denominated in the U.S. dollar resulting from the appreciation of the yen. The appreciation of the yen against the U.S. dollar and other foreign currencies during the fiscal year ended March 31, 2004 decreased the yen values for liabilities denominated in foreign currencies by approximately ¥2.29 trillion.

Deposits

Deposits are MTFG’s primary source of funds. At September 30, 2004, total deposits were ¥72.06 trillion, an increase of ¥2.04 trillion, or 2.9%, from ¥70.02 trillion at March 31, 2004. This increase reflected a ¥1.4 trillion increase in domestic interest-bearing deposits, including ordinary deposits and certificates of deposits.

Total average deposits increased ¥3.61 trillion from ¥64.89 trillion for the fiscal year ended March 31, 2003 to ¥68.50 trillion for the fiscal year ended March 31, 2004. This increase reflected a ¥2.30 trillion increase in average domestic interest-bearing deposits and a ¥1.13 trillion increase in average domestic non-interest-bearing deposits, partially offset by a ¥0.08 trillion decrease in average foreign interest-bearing deposits.

Domestic deposits increased ¥1.30 trillion from ¥56.24 trillion at March 31, 2003 to ¥57.54 trillion at March 31, 2004, while foreign deposits increased ¥1.43 trillion from ¥11.06 trillion at March 31, 2003 to ¥12.49 trillion at March 31, 2004.

Although the Deposit Insurance Corporation guarantees in full all current deposits, ordinary deposits and other specified deposits until March 31, 2005, under the Deposit Insurance Law amended in December 2002, the movements toward the reduction of blanket deposit insurance to a ¥10 million maximum, have led some depositors to transfer their deposits to more financially stable banks. The increase in MTFG’s average domestic deposits for the fiscal year ended March 31, 2004 partly reflected such movements.

Short-Term Borrowings

MTFG uses short-term borrowings as a funding source and in its management of interest rate risk. Short-term borrowings increased ¥6.27 trillion, or 38.1%, from ¥16.44 trillion at March 31, 2004 to ¥22.71 trillion at September 30, 2004. Short-term borrowings include call money and funds purchased, payables under repurchase agreements, payables under securities lending transactions, due to trust account and other short-term borrowings.

Payable under securities lending transactions increased ¥1.46 trillion, or 100.1%, from ¥1.46 trillion at March 31, 2004 to ¥2.92 trillion at September 30, 2004. This increase primarily reflected the lower cost of funding in the securities repurchase market.

Other short-term borrowings increased by ¥3.92 trillion primarily due to increased funding from The Bank of Japan in connection with its daily money market operations and to an increase in commercial paper issued by VIEs MTFG consolidated in accordance with FIN No. 46R.

The total average balance of short-term borrowings increased ¥3.04 trillion from ¥12.94 trillion for the fiscal year ended March 31, 2003 to ¥15.98 trillion for the fiscal year ended March 31, 2004. Short-term borrowings increased ¥2.86 billion from ¥13.58 trillion at March 31, 2003 to ¥16.44 trillion at March 31, 2004. This increase was primarily attributable to an increase of ¥2.81 trillion in other short-term borrowings primarily due to an increase of funding from The Bank of Japan in connection with its daily money market operations.

Accounts Payable

Accounts payable increased ¥1.70 trillion, or 147.9%, from ¥1.14 trillion at March 31, 2004 to ¥2.84 trillion at September 30, 2004, due primarily to the increase in Japanese government bond transactions at the end of the interim period, where delivery/payment was due after September 30, 2004.

Severance Indemnities and Pension Liabilities

MTFG has defined benefit pension plans in Japan and overseas, which cover substantially all of its employees. In Japan, MTFG has Employees’ Pension Fund plans, which are defined benefit plans established under the Japanese Welfare Pension Insurance Law. These plans are composed of (a) a substitutional portion based on the pay-related part of the old-age pension benefits prescribed by the Japanese Welfare Pension Insurance Law (similar to social security benefits in the U.S.) and (b) a corporate portion based on a contributory defined benefit pension arrangement established at the discretion of each employer. An employer with an Employees’ Pension Fund plan and its employees are exempt from contributions to Japanese Pension Insurance that would otherwise be required if they had not elected to fund the substitutional portion of the benefit through an Employees’ Pension Fund plan arrangement. The Employee’s Pension Fund plan, in turn, pays both the corporate and substitutional pension benefits to retired beneficiaries out of its plan assets. Benefits of the substitutional portion are based on a standard remuneration scheduled as determined by the Japanese Welfare Pension Insurance Law, but the benefits of the corporate portion are based on a formula determined by each employer’s Employees’ Pension Fund plan. In June 2001, the Japanese Welfare Insurance Law was amended to permit each employer’s Employees’ Pension Fund plan to separate the substitutional portion from its Employees’ Pension Fund plan and transfer the obligation and related assets to the government. The separation process occurs in several phases.

In August 2003, the government approved Bank of Tokyo-Mitsubishi’s application to transfer the obligation to pay benefits for future employee service related to the substitutional portion. Upon that approval, Bank of

Tokyo-Mitsubishi began making pension insurance payments to the government and the government assumed the benefit obligations arising from future employee services. To complete the entire separation process, in August 2004, Bank of Tokyo-Mitsubishi made another application for transfer to the government of the remaining substitutional portion related to the benefit obligation for past services, but the timing of the approval is not known yet. Upon completion of the separation, the remaining substitutional obligation and related pension plan assets, determined pursuant to a government formula, will be transferred to a government agency, and Bank of Tokyo-Mitsubishi will be released from paying the remaining substitutional portion of the benefits to its employees. After the separation, both Bank of Tokyo-Mitsubishi and its employees will be required to make periodic contributions to the Japanese Pension Insurance, and the Japanese government will be responsible for all benefit payments earned under the Japanese Welfare Pension Insurance Law.

The impact on MTFG’s financial statements of the transfer, which will be accounted for in accordance with EITF 03-2, discussed in “Recently Issued Accounting Pronouncements,” is not known and cannot be reasonably estimated until the completion of the transfer.

Funding and Liquidity

MTFG’s primary source of liquidity is from a large balance of deposits, mainly ordinary deposits, certificates of deposit and time deposits. Time deposits have shown a historically high rollover rate among MTFG’s corporate and individual depositors. Due to the economic and financial environment in Japan, as well as to MTFG’s relatively high financial standing in Japan, deposits at MTFG have steadily increased during recent periods.

At September 30, 2004, MTFG’s total deposits were ¥72.06 trillion, an increase of ¥2.04 trillion from ¥70.02 trillion at March 31, 2004. These deposit products provide MTFG with a sizable source of stable and low-cost funds. MTFG continuously monitors the relevant interest rate characteristics of these funds and utilize asset and liability management techniques to manage the possible impact on its net interest margin of the rollovers. MTFG’s average deposits, combined with average shareholders’ equity, funded 68.2% of its average total assets of ¥108.61 trillion during the six months ended September 30, 2004. Most of the remaining funding was provided by short-term borrowings and long-term senior and subordinated debt. Short-term borrowings consist of call money and funds purchased, payables under repurchase agreements, payables under securities lending transactions, due to trust account and other short-term borrowings. From time to time, MTFG has issued long-term instruments such as bonds with mainly three to five years’ maturity. Liquidity may also be provided by sale of financial assets, including securities available for sale, trading securities and loans. Additional liquidity may be provided by the maturity of the loans outstanding.

Shareholders’ Equity

The following table presents a summary of MTFG’s shareholders’ equity at March 31, 2003 and 2004 and at September 30, 2004:

	At March 31,		At September 30, 2004
	2003	2004
	(in billions, except percentages)
Preferred stock	¥222.1	¥137.1	¥122.1
Common stock	984.7	1,069.7	1,084.7
Capital surplus	1,058.6	1,057.9	1,057.6
Retained earnings	407.9	1,198.0	1,287.1
Accumulated other changes in equity from nonowner sources	(111.4)	384.7	277.3
Less treasury stock, at cost	(3.3)	(2.4)	(2.5)

Total shareholders’ equity	¥2,558.6	¥3,845.0	¥3,826.3

Ratio of total shareholders’ equity to total assets	2.65%	3.71%	3.38%

September 30, 2004 Compared to March 31, 2004

Total shareholders’ equity decreased ¥18.7 billion, or 0.5%, from ¥3,845.0 billion at March 31, 2004 to ¥3,826.3 billion at September 30, 2004. This decrease was primarily due to a decrease of ¥107.3 billion in accumulated other changes in equity from nonowner sources reflecting a decrease in net unrealized gains on investment securities available for sale.

MTFG’s preferred stock decreased ¥15.0 billion from ¥137.1 billion at March 31, 2004 to ¥122.1 billion at September 30, 2004 due to the conversion of some class 2 preferred shares into common stock. Accordingly, MTFG’s common stock increased ¥15.0 billion from ¥1,069.7 billion at March 31, 2004 to ¥1,084.7 billion at September 30, 2004. On October 1, 2004, MTFG redeemed 40,700 shares of the 81,400 issued shares of its class 1 preferred stock.

Due to MTFG’s holding a large amount of marketable Japanese equity securities and the volatility of the equity markets in Japan, changes in the fair value of marketable equity securities have significantly affected MTFG’s shareholders’ equity. The following table presents information relating to the accumulated net unrealized gains before tax effect in respect of marketable equity securities at March 31, 2004 and September 30, 2004.

	March 31, 2004	September 30, 2004
	(in billions, except percentages)
Accumulated net unrealized gains	¥1,672.8	¥1,365.5
Accumulated net unrealized gains to total assets	1.61%	1.21%

The decrease in accumulated net unrealized gains on marketable equity securities at September 30, 2004 reflected the reduction of MTFG’s marketable equity securities during the period and the general weakening of the Japanese stock market at September 30, 2004, compared to March 31, 2004.

March 31, 2004 Compared to March 31, 2003

Total shareholders’ equity increased ¥1,286.4 billion, or 50.3%, from ¥2,558.6 billion at March 31, 2003 to ¥3,845.0 billion at March 31, 2004, and the ratio of total shareholders’ equity to total assets also showed an increase of 1.06 percentage points from 2.65% at March 31, 2003 to 3.71% at March 31, 2004. The increase in total shareholders’ equity for the fiscal year ended March 31, 2004, and the resulting increase in the ratio to total assets, were principally attributable to an increase of ¥790.1 billion in retained earnings, resulting from net income for the fiscal year ended March 31, 2004 and an increase of ¥402.6.0 billion in net unrealized gains on investment securities available for sale, net of taxes, recorded as part of accumulated other changes in equity from nonowner sources.

Due to MTFG’s holdings of a large amount of marketable Japanese equity securities and the volatility of the equity markets in Japan, changes in the fair value of marketable equity securities have significantly affected MTFG’s shareholders’ equity. The following table presents information relating to the accumulated net unrealized gains before tax effect in respect of marketable equity securities at March 31, 2003 and 2004:

	At March 31,
	2003	2004
	(in billions, except percentages)
Accumulated net unrealized gains	¥724.6	¥1,672.8
Accumulated net unrealized gains to total assets	0.75%	1.61%

The increase in accumulated net unrealized gains on marketable equity securities at March 31, 2004 was mainly due to the improvement in the Japanese stock market compared to the previous fiscal year.

Capital Adequacy

MTFG is subject to various regulatory capital requirements promulgated by the regulatory authorities of the countries in which MTFG operates. Failure to meet minimum capital requirements can initiate mandatory actions by regulators that, if undertaken, could have a direct material effect on MTFG’s consolidated financial statements.

MTFG continually monitors its risk-adjusted capital ratio closely and manages operations in consideration of the capital ratio requirements. These ratios are affected not only by fluctuations in the value of assets, including marketable securities and deferred tax assets, but also by fluctuations in the value of the yen against the U.S. dollar and other foreign currencies and by general price levels of Japanese equity securities.

Capital Requirements for Banking Institutions in Japan

A Japanese banking institution is subject to the minimum capital adequacy requirements both on a consolidated basis and a stand-alone basis, and is required to maintain the minimum capital irrespective of whether it operates independently or as a subsidiary under the control of another company. A bank holding company is also subject to the minimum capital adequacy requirements on a consolidated basis. Under the Financial Services Agency’s guidelines, capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. Tier I capital generally consists of shareholders’ equity items, including common stock, non-cumulative preferred stocks, capital surplus, minority interests and retained earnings (which includes deferred tax assets), but recorded goodwill and other items, such as treasury stock, are deducted from Tier I capital. Tier II capital generally consists of general reserves for credit losses up to 1.25% of risk-weighted assets, 45% of the unrealized gains on investment securities available for sale, 45% of the land revaluation excess, the balance of perpetual subordinated debt and the balance of subordinated term debt with an original maturity of over five years subject to certain limitations, up to 50% of Tier I capital. Tier III capital consists of short-term subordinated debt with an original maturity of at least two years, subject to certain limitations. At least 50% of the minimum capital requirements must be maintained in the form of Tier I capital.

Under the Japanese regulatory capital requirements, MTFG’s consolidated capital components, including Tier I, Tier II and Tier III and risk-weighted assets are calculated from its consolidated financial statements prepared under Japanese GAAP. Also, each of the consolidated and stand-alone capital components of MTFG’s banking subsidiaries in Japan is calculated from consolidated and non-consolidated financial statements prepared under Japanese GAAP, respectively.

For a detailed discussion of the capital adequacy guidelines adopted by the Financial Service Agency and proposed amendments, see “Business—Supervision and Regulation—Japan—Capital Adequacy.”

Capital Requirements for Banking Institutions in the United States of America

In the United States, UnionBanCal Corporation and its banking subsidiary, Union Bank of California, N.A., MTFG’s largest subsidiaries operating outside Japan, are subject to various regulatory capital requirements administered by U.S. Federal banking agencies, including minimum capital requirements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, they must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under U.S. regulatory accounting practices. Their capital amounts and prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a detailed discussion of the capital adequacy guidelines applicable to MTFG’s U.S. bank subsidiaries, see “Business—Supervision and Regulation—United States—Bank Capital Requirements and Capital Distributions.”

Capital Requirements for Securities Firms in Japan and Overseas

MTFG has securities subsidiaries in Japan and overseas, which are also subject to regulatory capital requirements. In Japan, under the Securities and Exchange Law, securities companies are required to maintain adjusted capital at specified levels as compared with the quantified total of their business risks on a non-consolidated basis. Article 52 of the Securities and Exchange Law requires securities companies to file month-end reports regarding their capital adequacy ratio, which is the ratio of adjusted capital to a quantified total of business risks, to the Commissioner of the Financial Services Agency or the Director General of the Local Finance Bureau, and to disclose their capital adequacy ratio to the public on a quarterly basis. A securities company must also file a report on a daily basis with the Commissioner of the Financial Services Agency or the Director General of the Local Finance Bureau if its capital adequacy ratio falls below 140%. Article 56-2 of the Securities and Exchange Law determines the actions which the Prime Minister, through the Commissioner of the Financial Services Agency, may take if the ratio falls further. Specifically, if the ratio falls below 120%, the Commissioner of the Financial Services Agency may order the securities company to change its method of business or to deposit its property in trust, or order other measures for the public interest and investor protection if necessary. A securities company whose ratio falls below 100% may be subject to additional proceedings, including temporary suspension of its business and revocation of its registration as a securities company if there is no prospect that the ratio will recover three months after the suspension came into effect. Overseas securities subsidiaries are subject to the relevant regulatory capital requirements of the countries or jurisdictions in which they operate. At March 31, 2004, Mitsubishi Securities’s capital accounts, less certain illiquid assets of ¥397.8 billion, were 403.2% of total amounts equivalent to market, counterparty credit and operations risks. At September 30, 2004, Mitsubishi Securities’ capital accounts, less certain illiquid assets of ¥415.2 billion, were 414.2% of total amounts equivalent to market, counterparty credit and operations risks.

Mitsubishi Tokyo Financial Group Ratios

The table below presents MTFG’s consolidated risk-based capital, risk-adjusted assets and risk-based capital ratios at March 31, 2003 and 2004 and September 30, 2004 (underlying figures are calculated in accordance with Japanese banking regulations based on information derived from MTFG’s consolidated financial statements prepared in accordance with Japanese GAAP, as required by the Financial Services Agency of Japan):

	March 31, 2003	March 31, 2004	September 30, 2004	Minimum capital ratios required
		(in billions, except percentages)
Capital components:
Tier I capital	¥3,128.7	¥3,859.4	¥4,025.9
Tier II capital includable as qualifying capital	2,847.6	3,157.9	2,818.1
Tier III capital includable as qualifying capital	30.0	30.0	—
Deductions from total qualifying capital	37.9	54.5	894.3
Total risk-based capital	5,968.4	6,992.8	5,949.7
Risk-weighted assets	55,049.6	53,996.8	54,457.1
Capital ratios:
Tier I capital	5.68%	7.14%	7.39%	4.00%
Total risk-based capital	10.84	12.95	10.92	8.00

MTFG’s Tier I capital ratio increased by 0.25 percentage points from 7.14% at March 31, 2004 to 7.39% at September 30, 2004, due to MTFG’s net income for the interim period. However, MTFG’s total risk-based capital ratio decreased by 2.03 percentage points to 10.92% mainly due to its investments in ACOM and UFJ Bank, which decreased its total risk-based capital as those investments were deducted from its qualifying capital under Japanese regulations, and also due to the increase in its loans and investment securities, which in turn increased its risk-weighted assets.

MTFG’s total risk-based capital ratio increased 2.11 percentage points from 10.84% at March 31, 2003 to 12.95% at March 31, 2004. This increase was due primarily to an increase in Tier 1 capital, which primarily resulted from an increase in retained earnings.

Capital Ratios of MTFG’s Subsidiary Banks in Japan

The table below presents the risk-based capital ratios of Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank at March 31, 2003 and 2004 and September 30, 2004 (underlying figures are calculated in accordance with Japanese banking regulations based on information derived from their consolidated and non-consolidated financial statements prepared in accordance with Japanese GAAP, as required by the Financial Services Agency of Japan):

	March 31, 2003	March 31, 2004	September 30, 2004	Minimum capital ratios required
Consolidated capital ratios:
Bank of Tokyo-Mitsubishi:
Tier I capital	5.34%	6.52%	6.69%	4.00%
Total risk-based capital	10.43	11.97	10.56	8.00
Mitsubishi Trust Bank:
Tier I capital	6.66	7.76	8.29	4.00
Total risk-based capital	12.00	15.03	11.71	8.00
Stand-alone capital ratios:
Bank of Tokyo-Mitsubishi:
Tier I capital	5.12	6.35	6.51	4.00
Total risk-based capital	10.24	12.18	10.65	8.00
Mitsubishi Trust Bank:
Tier I capital	6.16	7.78	8.24	4.00
Total risk-based capital	11.23	15.16	11.71	8.00

As of September 30, 2004, the consolidated Tier I capital ratios of both Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank increased compared to the ratios as of March 31, 2004, due to the net income of each bank for the interim period. However, the consolidated total risk-based capital ratio decreased for both Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank mainly due to the loans that both banks made to MTFG, which decreased their total risk-based capital as those loans were deducted from their qualifying capital under Japanese regulations. Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank made loans of ¥400.0 billion and ¥300.0 billion, respectively, with regard to the investment by MTFG in UFJ Bank. The increase in loans and investment securities at Bank of Tokyo-Mitsubishi, which increased their risk-weighted assets, also was a factor to the decrease in the consolidated total risk-based capital ratio at Bank of Tokyo-Mitsubishi.

Capital Ratios of Subsidiary Banks in the United States

The table below presents the risk-based capital ratios of UnionBanCal Corporation and Union Bank of California, which are both subsidiaries of Bank of Tokyo-Mitsubishi, at December 31, 2002 and 2003 and June 30, 2004.

	December 31, 2002	December 31, 2003	June 30, 2004	Minimum capital ratios required
UnionBanCal Corporation:
Tier I capital
(to risk-weighted assets)	11.18%	11.31%	10.46%	4.00%
Tier I capital
(to quarterly average assets)(1)	9.75	9.03	8.36	4.00
Total capital
(to risk-weighted assets)	12.93	14.14	13.07	8.00

	December 31, 2002	December 31, 2003	June 30, 2004	Minimum capital ratios required	Ratios OCC(2) requires to be “well capitalized”
Union Bank of California:
Tier I capital
(to risk-weighted assets)	10.37%	10.44%	10.58%	4.00%	6.00%
Tier I capital
(to quarterly average assets)(1)	9.01	8.30	8.46	4.00	5.00
Total capital
(to risk-weighted assets)	11.87	11.88	11.95	8.00	10.00

(1)	Excludes certain intangible assets.
(2)	OCC represents the Office of the Comptroller of the Currency of the United States.

MTFG’s management believes that, as of December 31, 2003 and June 30, 2004, UnionBanCal Corporation and Union Bank of California met all capital adequacy requirements to which they are subject.

As of December 31, 2003 and June 30, 2004, Union Bank of California was categorized as “well-capitalized” under the regulatory framework for prompt corrective action in accordance with the notification from the OCC. To be categorized as “well-capitalized,” Union Bank of California must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that MTFG’s management believes have changed Union Bank of California’s category.

Off-Balance-Sheet Arrangements

In the normal course of business, MTFG engages in several types of off-balance-sheet arrangements to meet the financing needs of customers, including various types of guarantees, commitments to extend credit and commercial letters of credit. The contractual amounts of these guarantees and other off-balance-sheet instruments represent the amounts at risk should the contracts be fully drawn upon with a subsequent default by MTFG’s customer and a decline in the value of the underlying collateral. Since many of these contracts expire without being drawn down, the total contractual or notional amounts of these contracts do not necessarily represent MTFG’s future cash requirements.

The following table summarizes these commitments at March 31, 2004:

	Amount of commitment expiration by period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
	(in billions)
Guarantees:
Standby letters of credit and financial guarantees	¥1,074	¥365	¥260	¥1,048	¥2,747
Performance guarantees	662	327	139	85	1,213
Liquidity facilities	603	—	—	—	603
Derivative instruments	16,456	2,587	1,582	580	21,205
Guarantees for the repayment of trust principal	349	1,389	333	9	2,080
Liabilities of trust accounts	3,600	15	11	260	3,886
Others	309	—	—	—	309

Total guarantees	23,053	4,683	2,325	1,982	32,043

Other off-balance-sheet instruments:
Commitments to extend credit	19,440	3,599	2,049	522	25,610
Commercial letters of credit	376	1	—	—	377
Other	165	1	4	53	223

Total other off-balance-sheet instruments	19,981	3,601	2,053	575	26,210

Total	¥43,034	¥8,284	¥4,378	¥2,557	¥58,253

See note 24 to MTFG’s consolidated financial statements as of March 31, 2003 and 2004 for a description of the nature of MTFG’s guarantees and other off-balance-sheet instruments.

At March 31, 2004, approximately 74% of these commitments will expire within one year, 22% from one year to five years and 4% after five years. Such risks are monitored and managed as a part of MTFG’s risk management system as set forth in “—Credit, Market and Other Risk.” In addition, in accordance with SFAS No. 5, “Accounting for Contingencies,” MTFG evaluates off-balance-sheet arrangement in the manner described in note 1 to its consolidated financial statements.

In the aggregate, the income generated from fees and commissions is one of MTFG’s most important sources of revenue. Such income amounted to ¥572.7 billion during the fiscal year ended March 31, 2004, accounting for approximately 44% of MTFG’s non-interest income for the fiscal year. However, the fees generated specifically from off-balance-sheet arrangements are not a dominant source of MTFG’s fees and commissions.

See note 11 to MTFG’s condensed consolidated financial statements for the six-month period ended September 30, 2004 for the contractual or notional amounts of such contracts at September 30, 2004.

Some of MTFG’s off-balance-sheet arrangements are related to activities of special purpose entities, most of which are VIEs. As set out in “—Accounting Changes—Variable Interest Entities,” MTFG did not apply FIN No. 46 and/or FIN No. 46R to entities created before February 1, 2003 until the six-month period ended September 30, 2004. Accordingly, such entities were not consolidated as of March 31, 2004. Off-balance-sheet arrangements include the following types of special purpose entities.

Asset-backed Commercial Paper Conduits

MTFG administers several third-party owned, multi-seller finance companies (primarily asset-backed commercial paper conduits) that purchase financial assets, primarily pools of receivables, from third-party customers. Assets purchased by these conduits are generally funded by issuing commercial paper, or partly by borrowings from MTFG or third parties. While customers basically continue to service the transferred trade receivables, MTFG underwrites, distributes, makes a market in commercial paper issued by the conduits, provides liquidity and credit support facilities to the entities. These conduits earn profits from the interest rate spread between receivables purchased and commercial paper issued. These earnings are used to cover credit losses, taxes, professional fees and other administrative expenses. The residual interest, if any, is distributed to MTFG annually in the form of back-end fees.

MTFG provides liquidity facilities that are to be used in the event of any disruption in the commercial paper market and/or to manage mismatches in cash flows between the redemption of the commercial paper and the collection of the trade receivables. In addition, MTFG provides credit support facilities for the full and timely payment of maturing commercial paper. MTFG also acts as a dealer for the commercial paper program and distributes it primarily to institutional investors. MTFG occasionally holds the commercial paper in its trading account portfolio before marketing them to third party investors. The average holding period of the commercial paper before distribution to third party investors is approximately 9 days.

The total assets of the special purpose entities to which MTFG provides liquidity facilities were ¥3,182.3 billion at March 31, 2003 and ¥3,105.3 billion at March 31, 2004. MTFG provided liquidity and credit enhancements that were available for the redemption of outstanding commercial paper in the amounts of ¥2,418.8 billion at March 31, 2003 and ¥2,337.7 billion at March 31, 2004. MTFG also held in its portfolio of trading securities commercial paper issued by these entities in the amounts of ¥1,058.1 billion at March 31, 2003 and ¥1,423.6 at March 31, 2004. Moreover, MTFG provided liquidity advance fund in the amount of ¥151.7 billion at March 31, 2004.

Securitization Conduits of Client Properties

MTFG administers several third-party owned conduits that purchase clients assets, primarily buildings and lands, from third-party customers. Assets purchased by these conduits are generally funded by investments under partnership agreements from customers or by borrowings from MTFG or third-parties. While the customers basically continue to use the transferred real estate by lease-back agreements, the customers that invest in conduits absorb the expected losses of the conduits. With regard to transactions with these entities, MTFG earns fee in return for administration and interest on loan to the entities.

MTFG, as a non-primary beneficiary, had variable interests in this type of entities, with total assets of ¥1,031.3 billion as of March 31, 2004, and is exposed to maximum loss of ¥282.0 billion, which will realize in case MTFG’s loan to entities are not collected unexpectedly.

Investment Funds

MTFG holds equity or other forms of interest in various investment funds that invest in equity and debt securities, including listed Japanese securities and investment grade bonds and, to a limited extent, other types of assets. In addition to such interests, MTFG has commitments to provide additional investments to these funds as stipulated in the applicable investment agreements. MTFG intends to seek gain on its investment into such funds, while MTFG is exposed to the risk of losing the value of its investment.

MTFG occasionally sells assets such as nonperforming loans to these funds, in particular the Corporate Recovery Fund, when it believes that such sale may improve its asset quality.

Corporate Recovery Fund.    MTFG has non-controlling equity interests in corporate recovery funds whose principal business purpose is to generate profits by investing in companies in the process of restructuring and then, typically, selling these investments after the companies complete their restructurings. Such funds purchase nonperforming loans from MTFG or others and in some cases acquire majority ownership in the borrower companies by means of a debt-for-equity swap. MTFG’s non-voting interests in these funds amounted to ¥7.3 billion at March 31, 2003 and ¥35.9 billion at March 31, 2004, respectively. In addition, at March 31, 2004, MTFG had commitments to make additional contributions of up to ¥20.3 billion to these funds.

The total assets of the corporate recovery funds in which MTFG has interests were approximately ¥21.1 billion at March 31, 2003 and ¥127.6 billion at March 31, 2004. MTFG sold to corporate recovery funds nonperforming loans with an aggregate net book value of ¥7.0 billion for ¥4.1 billion during the fiscal year ended March 31, 2003 and an aggregate net book value of ¥2.2 billion for ¥1.6 billion during the fiscal year ended March 31, 2004. For a detailed discussion on additional provisions for credit losses associated with the sale of such loans, see “—Financial Condition—Allowance for Credit Losses, Nonperforming and Past Due Loans.”

Venture Capital Fund.    MTFG owns non-controlling equity interests in investment funds managed by fund management companies who have discretionary investment powers. These funds seek to invest in start-up companies or companies that are rapidly developing. The aggregate assets of these funds were approximately ¥1,900.1 billion at March 31, 2004. MTFG made contributions to these funds amounting to ¥93.2 billion at March 31, 2004. At March 31, 2004, in accordance with the applicable limited partnership agreements, MTFG had commitments to make additional contributions of up to ¥28.4 billion when required by the fund management companies.

Investment Trust.    MTFG purchases the share units of investment trusts as mid- to long-term investments. These investment trusts are managed by investment advisory companies with the objective of investing in a diversified portfolio consisting of equity and debt securities, primarily shares of Japanese public companies. At March 31, 2004, MTFG’s share units in investment trusts amounted to approximately ¥596.2 billion, which is equal to its maximum loss exposure. Generally, MTFG is not obligated to invest in or extend funds by purchasing additional share units and its off-balance-sheet exposures or commitments relating to this type of special purpose entity were not material.

Special Purpose Entities Created for Structured Financing

MTFG extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in real properties, to provide financing for special purpose projects including real estate development and natural resource development managed by third parties. MTFG generally acts as a member of a lending group and does not have any equity investment in the entities, which is typically provided by project owners. MTFG earns profit by arrangement fee and interest on non-recourse asset-backed loans to these entities.

MTFG, as a non-primary beneficiary, had variable interests in this type of entities, with total assets of ¥10,960.1 billion, as of March 31, 2004, and is exposed to maximum loss of ¥650.2 billion, which will possibly realize if its loans to entities are not collected in accordance with the contractual terms.

Trust Products

MTFG offers a variety of trust products and manages and administers a wide range of trust arrangements including securities investment trusts, pension trusts and trusts used in the securitization of assets originated by and transferred to third parties. In a typical trust arrangement, MTFG manages and administers the assets on behalf of the customers in an agency, fiduciary and trust capacity. In principle, MTFG does not assume the risks associated with the entrusted assets, which are borne by the customers. However, in limited cases MTFG assumes risks through guarantees or certain protections as provided in the applicable trust agreement. Fees on trust products that MTFG offered for the fiscal years ended March 31, 2003 and 2004 were ¥103.8 billion and ¥90.0 billion, respectively.

Repackaged Instruments

MTFG repackages financial instruments to create new financial instruments with features that match its customers’ needs and preferences. MTFG purchases financial instruments such as bonds and transfers them to special purpose entities which then issue new instruments. The special purpose entities may enter into derivative transactions including interest rate and currency swaps with MTFG or other financial institutions to modify the cash flows of the underlying financial instruments. MTFG underwrites and markets to its customers the new instruments issued by the special purpose entities. With regard to transactions with these entities, MTFG earns revenues by sales of securities, derivative transactions or arrangement fee. In addition, MTFG may purchase asset-backed securities and credit linked notes issued by entities managed by third parties. At March 31, 2004, the total assets of these entities were estimated as ¥5,333.7 billion and MTFG’s maximum exposure to loss as a result of its involvement with such entities were estimated as ¥575.8 billion.

See note 12 to MTFG’s condensed consolidated financial statements for the six-month period ended September 30, 2004 for MTFG’s involvement in VIEs.

Contractual Cash Obligations

In the normal course of its business, MTFG enters into contractual agreements whereby it commits to future purchases of products or services from unaffiliated parties. The following table shows a summary of MTFG’s contractual cash obligations at March 31, 2004:

	Payments due by period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
	(in billions)
Contractual cash obligations:
Time deposits	¥26,701	¥6,975	¥1,658	¥57	¥35,391
Debentures	266	—	—	—	266
Long-term debt	590	1,365	813	2,840	5,608
Capital lease obligations	18	25	6	3	52
Operating leases	24	44	36	56	160
Purchase obligations	145	7	4	35	191

Total	¥27,744	¥8,416	¥2,517	¥2,991	¥41,668

Purchase obligations include any legally binding contractual obligations that require MTFG to spend more than ¥100 million annually under the contract. Purchase obligations in the table primarily include commitments to make investments into ACOM, a partner of MTFG’s strategic business alliance, and corporate recovery or private equity investment funds.

Non-exchange Traded Contracts Accounted for at Fair Value

The use of non-exchange traded or over-the-counter contracts provides MTFG with the ability to adapt to the varied requirements of a wide customer base while mitigating market risks. Non-exchange traded contracts are accounted for at fair value, which is generally based on pricing models or quoted market prices for instruments with similar characteristics. Gains or losses on non-exchange traded contracts are included in “Trading account profits—net” in MTFG’s consolidated statements of operations. These contracts consist primarily of crude oil commodity contracts. The following table summarizes the changes in fair value of non-exchange traded contracts for the fiscal years ended March 31, 2003 and 2004:

	Fiscal years ended March 31,
	2003	2004
	(in millions)
Net fair value of contracts outstandings at beginning of fiscal year	¥(568)	¥10,275
Changes attributable to contracts realized or otherwise settled during the fiscal year	(3,599)	(8,467)
Fair value of new contracts when entered into during the fiscal year	(8)	(23)
Other changes in fair value, principally revaluation at end of fiscal year	14,450	10,269

Net fair value of contracts outstandings at end of fiscal year	¥10,275	¥12,054

During the fiscal years ended March 31, 2003 and 2004, the fair value of non-exchange traded contracts increased primarily due to an increase in the fair value of oil commodity contracts indexed to the Brent crude oil and WTI crude oil prices, reflecting political factors in the Middle East and other factors.

The following table summarizes the maturities of non-exchange traded contracts at March 31, 2004:

	Net fair value of contracts— unrealized gains
	Prices actively quoted	Prices based on models and other valuation methods
	(in millions)
Maturity less than 1 year	¥5,415	¥167
Maturity less than 3 years	2,284	238
Maturity less than 5 years	1,321	189
Maturity 5 years or more	2,440	—

Total fair values	¥11,460	¥594

Credit, Market and Other Risk

Rapid and extensive changes in the Japanese banking environment make risk management a continual challenge. Many of these changes arise from continuing economic and financial globalization and further advances in information technology. MTFG’s business opportunities are expanding and competition is increasing. MTFG is affected by ongoing reforms in the Japanese financial system, such as changes that allow for the integration of operations, business alliances across different industries and new entrants into the industries in which MTFG participates. These and other changes contribute to the risks MTFG faces.

MTFG faces credit risks, market risks, liquidity risks, operations risks, information security risks and other risks. MTFG manages these risks through its risk management system. The risks MTFG faces may be broadly divided into two types. One type consists of credit and market risks that are inherent in MTFG’s profit-seeking activities. The second type involves risks associated with MTFG’s own operations. MTFG’s management goal is to achieve a balance between earnings and risks. For this purpose, MTFG has instituted an integrated risk management policy throughout the group to identify, quantify, control, monitor and manage risk using consistent standards and techniques in each of the businesses.

Risk Management System

MTFG has an integrated risk management framework. The holding company and each of the subsidiary banks have their own chief risk officers and risk management divisions, which are independent of their respective operational segments.

MTFG determines the group-wide risk management policy at the holding company level, and the subsidiary banks implement the policy accordingly. The holding company seeks to raise group-wide risk awareness, integrate and improve the group’s risk management framework, allocate risk capital appropriately and eliminate specific concentrations of risk. MTFG’s board of directors is responsible for the group-wide risk management and control principles, and the boards of directors of the subsidiary banks are responsible for the respective bank’s risk management and control principles.

At the holding company level, the following subcommittees of MTFG’s executive committee review and evaluate key risks relating to the group: corporate risk management committee and credit & investment committee. MTFG’s corporate risk management division and credit & investment management division, which report directly to the chief risk management officer and these committees, monitor the risks in the day-to-day operations of the group as a whole. Other committees, offices and divisions at each of the subsidiary banks monitor and manage their own risks.

Integrated Risk Management

MTFG employs a capital allocation system that assists it in managing its risks in relation to its profit targets and expected returns. MTFG allocates economic capital to each of its subsidiary banks based on quantitative risk, type of risk and business group. Economic capital is calculated from credit risk, market risk, operational risk and equity portfolio risk. Capital allocation decisions are made semiannually in consultation with its subsidiary banks, and MTFG monitors and manages these allocations constantly. MTFG adopted a risk adjusted performance measurement as its management tool. This measurement enables MTFG to better assess its profitability and efficiency relative to its risks.

Credit Risk Management

Credit risk is the risk that MTFG will be unable to collect the amount due to it on the due date of a particular obligation as a result of the deterioration of the borrower’s financial condition. Credit risk is realized when a credit instrument previously extended to a borrower loses part or all of its value. This in turn exposes MTFG to financial loss. MTFG has established an internal framework to maintain its asset quality, manage credit risk exposure and achieve earnings commensurate with the risks undertaken by it.

Quantitative Analysis of Credit Risk

Using a highly complex model, MTFG analyzes its credit risk quantitatively. This model measures credit risk based on historical data relating to credit amounts, default rates and recovery rates that MTFG has collected from its subsidiary banks and takes into account the correlation among borrowers’ default probabilities. MTFG manages its credit risk based upon this analysis.

Portfolio Management

MTFG works to achieve earnings commensurate with the risk levels undertaken by it. MTFG’s strategy is to price its products based upon expected losses, as determined in accordance with its internal credit rating system. At the same time, by monitoring loan amounts and credit exposure by credit rating, type of business and region, it seeks to avoid a concentration of its credit risks in specific categories. MTFG regularly holds a committee to specifically discuss issues relating to credit concentration.

MTFG has a specialized unit that sets credit ceilings by country to address and manage country risk. MTFG regularly reviews these credit ceilings and adjust them when credit conditions change materially in any country.

Credit Risk Management System

MTFG closely monitors and supervises the credit portfolios of its subsidiary banks. MTFG seeks to identify problem credits at an early stage. MTFG uses the same credit rating and self-assessment system for its subsidiary banks, Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank.

Under MTFG’s credit risk management system, each subsidiary bank manages its own credit risk on a global consolidated basis, and MTFG oversees and manages credit risks on a group-wide basis.

At each of its subsidiary banks, MTFG has in place a system of checks and balances in which a credit administration section that is independent of the business development sections screens individual transactions and manages the extension of credit. Additionally, MTFG’s management regularly holds investment and financial meetings and credit and investment council meetings to review important matters related to credit risk management.

Credit Rating System

MTFG uses a credit rating system with a scale of 1 to 15 to evaluate credit risk, as set out in the table below. Based on this system, MTFG conducts a self-assessment of its assets and a quantitative risk measurement of credit risk, manages its loan portfolio and determine its pricing strategy. The credit rating system, which is based on the concept of probabilities of default, is consistent with both the method of evaluating credit risk under the new Basel Capital Accord and those of third-party credit rating agencies. MTFG’s credit rating system is also designed to conform to the regulatory authorities’ risk grading standards for classified loans. MTFG’s subsidiary banks constantly monitor changes in all of its customers’ creditworthiness and change ratings if necessary, so that they perform accurate assessment of their own assets. With respect to country risk, MTFG assesses each country using ten alphanumeric grades and determine a country risk rating.

	Credit rating
	1-9	10-12		13		14		15
Borrower grade	Normal	Close Watch	(1)	Likely to Become Bankrupt	(2)	Virtually Bankrupt	(3)	Bankrupt	(3)

(1)	Borrowers classified as “Close Watch” require close scrutiny because their business performance is unstable or their financial condition is unfavorable. Borrowers ranked 10, 11, and 12 correspond with “Needs Attention” and borrowers ranked 12 also correspond with “Special Attention,” a subcategory of “Needs Attention,” under the Financial Services Agency’s classification.
(2)	Borrowers classified as “Likely to Become Bankrupt” are not yet bankrupt, but are in financial difficulty with poor progress in achieving their business restructuring plans or are likely to become bankrupt in the future. Borrowers ranked 13 correspond with “In Danger of Bankruptcy” under the Financial Services Agency’s classification.
(3)	Borrowers classified as “Virtually Bankrupt” and “Bankrupt” are considered to be virtually bankrupt or are legally bankrupt. Borrowers ranked 14 and 15 correspond with “De Facto Bankrupt” and “Bankrupt,” respectively, under the Financial Services Agency’s classification.

Risk Management of Strategic Equity Portfolio

Through its banking subsidiaries, MTFG holds shares in some of its clients for strategic purposes, in particular to maintain long-term relationships with these clients. These investments have the potential to increase business revenues and to appreciate in value.

At the same time, there is a risk that MTFG will suffer losses on shares held for strategic purposes. Price fluctuation is an inherent risk in equity investment. MTFG regards the management of this risk as essential. MTFG is seeking to lower its exposure to this risk by reducing the amount of shares it holds for strategic purposes.

Reducing the amount of shares held for strategic purposes, and thereby minimizing the risk of price declines, has become a pressing issue for banks in Japan. Reductions have become necessary to manage risks effectively and to comply with the law to limit the shareholdings of banks. The law requires banks to reduce the balance of their shares to a level below the level of their Tier I capital by September 2006. MTFG achieved this target as of September 30, 2003, and has continued to maintain such levels as of March 31, 2004.

In addition to the disposition of shares undertaken to satisfy legal requirements, MTFG carries out a quantitative analysis of the risks related to its strategically-held shares from a risk management viewpoint. According to its calculations, the market value of MTFG’s total strategically-held shares as of March 31, 2004 increases or decreases approximately ¥3.2 billion when the TOPIX Index moves one percentage point upward or downward.

MTFG monitors the amount of strategically-held shares to maintain quantitative risks at an appropriate level in relation to its Tier I capital and to achieve earnings that compensate for the risks undertaken by it.

Market Risk Management

Market risk is the risk that the value of MTFG’s assets and liabilities could be adversely affected by changes in market variables such as interest rates, securities prices, or foreign exchange rates.

Market Risk Management System

Through its market risk management system, MTFG monitors its overall market risk and coordinates important matters at the holding company level, while its subsidiary banks manage the market risks related to their own trading and non-trading activities on a global consolidated basis.

Market Risk Management Process at Subsidiary Banks

At each of its subsidiary banks, MTFG maintains checks and balances through a system in which back and middle offices operate independently from front offices. In addition, ALM committee/ALM council meetings are held at Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, respectively, every month to review important matters related to market risk and control.

MTFG’s subsidiary banks have established quantitative limits relating to market risk based on their allocated economic capital. In addition, in order to keep losses within predetermined limits, MTFG’s subsidiary banks have established stop-loss rules which set limits for the maximum amount of losses arising from market activities.

Market Risk Management and Control

Market risk is managed quantitatively through methods such as value at risk, or VaR, interest rate sensitivity and stress testing as well as qualitatively by ensuring that appropriate processes and systems are in place for data management, reporting and evaluation. Various risk profiles are analyzed and evaluated and findings are reported to the executive committee and the corporate risk management committee of the holding company.

MTFG’s subsidiary banks set the quantitative limits for market risk and stop loss and their middle offices monitor these limits on a daily basis. The middle office of the holding company monitors MTFG’s subsidiary banks’ control over their limits and reports to its chief risk management officer on a daily basis as well. MTFG also monitors total loss levels on a consolidated basis.

In addition, with respect to the operation of each of the business units, each of MTFG’s subsidiary banks manages the market risks relating to its assets and liabilities, such as interest rate risk and exchange rate risk, by entering into various hedging transactions using marketable securities and derivatives, including futures, options and swaps. For a detailed discussion of the financial instruments employed as part of MTFG’s risk management strategy, see note 23 to MTFG’s consolidated financial statements as of March 31, 2003 and 2004 and for the fiscal years ended March 31, 2002, 2003 and 2004.

Market Risk Measurement

Market risks consist of general risks and specific risks. General market risks result from changes in entire markets, while specific risks relate to changes in the prices of individual stocks and bonds which are independent of the overall direction of the market.

To measure general market risk, MTFG uses the VaR technique to estimate changes in the market value of portfolios within a certain period by statistically analyzing past market data. MTFG uses the VaR technique to monitor and manage market risks quantitatively on a daily basis, taking into account risk diversification effects among all of its portfolios.

MTFG enhanced the methodology used in VaR risk calculation and introduced a historical simulation model (HS model) from October 2003. This new approach is based on 10-day holding period, with a 99% confidence interval based on an observation period consisting of the preceding 701 business days. (The former approach was based on a variance/covariance (VC) matrix with a 10-day holding period, with a 99% confidence interval based on three years of historical data.) This approach assumes that historical changes in market value are representative of future changes. MTFG adopted the historical simulation model because it involves fewer assumptions about the distribution of portfolio losses than parameter-based methodologies, e.g, VC models. The VC model assumes that changes in risk factors follow a normal distribution, which may differ from actual events, while the HS model is capable of capturing certain statistically infrequent movements, e.g., a fat tail. In addition, the HS model accounts for the characteristics of instruments with non-linear behavior.

The internal market risk model used by the holding company and subsidiary banks has been reviewed as to whether it meets the qualitative and quantitative criteria set forth in Section B of the January 1996 Amendment to the Capital Accord to Incorporate Market Risks and the Japanese Banking Law. MTFG has begun using the historical simulation model to calculate its capital adequacy ratios starting from the fiscal year ended March 31, 2005.

MTFG also conducts stress testing and backtesting. Some market situations are extremely difficult to predict and some events are statistically very infrequent. Stress testing uses scenarios that estimate the amount of loss likely to be incurred by a portfolio in such situations or as a result of such events. Backtesting is a method that verifies the reliability of risk-calculation models by retrospectively comparing estimates of risk with the gains and losses produced by actual market movements.

Illustrations of Market Risks in the Six Months Ended September 30, 2004

Trading Activities. The value at risk, or VaR, for MTFG’s total trading activities for the six months ended September 30, 2004 is presented in the table below. Quantitative market risks at September 30, 2004 were lower compared to those at March 31, 2004. Market risks related to interest rate, foreign exchange rates, equities and commodities had decreased. On a quarterly basis, the daily average VaR was ¥3.03 billion for the three months ended June 30, 2004 and ¥2.73 billion for the three months ended September 30, 2004. MTFG conducted back-testing for the 250 past business days prior to September 30, 2004 and the absolute value of losses never exceeded VaR.

	VaR for Trading Activities (April 2004-September 2004)(1)
Risk category:	Daily average	High	Low	September 30, 2004	March 31, 2004 (reference)
	(in billions)
Interest rate	¥2.13	¥3.55	¥1.27	¥2.47	¥2.69
Of which, yen	1.38	3.35	0.66	1.46	1.92
Of which, U.S. dollar	1.06	2.24	0.46	1.24	1.53
Foreign exchange	1.69	2.73	0.32	0.32	0.73
Equities	0.95	3.11	0.68	0.69	0.86
Commodities	0.06	0.11	0.03	0.06	0.69
(Diversification effect)	(1.94)	—	—	(0.79)	(1.72)

Total	¥2.88	¥5.67	¥1.87	¥2.75	¥3.24

(1)	Measured by historical simulation model based on 10-day holding period, with a 99% confidence interval based on an observation period consisting of the preceding 701 business days. The highest and lowest VaRs were taken from different days. Simple summation of VaRs by risk category is not equal to total VaR due to the effect of diversification.

Non-Trading Activities. The VaR for MTFG’s non-trading activities at September 30, 2004, excluding market risks related to its strategic equity portfolio and measured using the same standard as used for trading activities, was ¥172.96 billion, an ¥39.89 billion increase from March 31, 2004. Interest rate risks and equities-related risks increased ¥35.42 billion and ¥3.97 billion respectively.

Interest rate risks accounted for approximately 77% of MTFG’s total non-trading activity market risks, consisting of interest rate risk, foreign exchange rate risk, equities risk and commodities risk, whose VaR was ¥170.48 billion at September 30, 2004. The daily average interest rate VaR was ¥142.79 billion, with the highest recorded VaR being ¥182.93 billion, and the lowest being ¥115.10 billion. On a quarterly basis, the daily average VaR was ¥138.60 billion for the three months ended June 30, 2004, and ¥146.92 billion for the three months ended September 30, 2004. MTFG analyzes interest rate risks by major currencies. The Japanese yen interest rate risk ratio as of September 30, 2004 increased from 50% to 54%, while euro-related interest rate risk ratio decreased from 14% to 10%, each as compared to March 31, 2004.

Illustrations of Market Risks in the Fiscal Year Ended March 31, 2004

Trading activities. The VaR (historical simulation model) for MTFG’s total trading activities in the fiscal year ended March 31, 2004 is presented in the table below. Total amount of VaR as of March 31, 2004 was slightly higher compared to those as of March 31,2003. As of March 31, 2004, market risks related to foreign exchange rate had decreased slightly, while interest rate risks related to yen or U.S. dollar, equities and commodities increased. On a daily average basis, interest rate risks related to the U.S. dollar and to foreign exchange rates had decreased, while risks related to the yen, interest rates, equities and commodities increased.

	(April 2002—March 2003)
	(in billions)
VaR for Trading Activities
Risk category	Daily avg.	High	Low	March 31, 2003
Interest rate	¥4.72	¥9.92	¥1.63	¥2.70
Of which, yen	1.75	4.78	0.63	1.59
Of which, U.S. dollar	3.00	7.65	0.66	1.19
Foreign exchange	2.20	5.61	0.58	0.79
Equities	0.63	2.71	0.31	0.33
Commodities	0.25	0.52	0.00	0.26
Diversification effect	(2.25)	—	—	(1.06)

Total	¥5.55	¥11.12	¥2.76	¥3.04

	(April 2003—March 2004)
	(in billions)
VaR for Trading Activities
Risk category	Daily avg.	High	Low	March 31, 2004
Interest rate	¥3.59	¥9.00	¥1.20	¥2.69
Of which, yen	2.20	9.00	0.71	1.92
Of which, U.S. dollar	1.55	5.34	0.34	1.53
Foreign exchange	1.49	3.84	0.38	0.73
Equities	0.69	1.34	0.28	0.86
Commodities	0.36	0.81	0.07	0.69
Diversification effect	(1.84)	—	—	(1.72)

Total	¥4.29	¥9.39	¥2.05	¥3.24

Note:	Based on a 10-day holding period, with a confidence interval of 99% based on 701 business days of historical data. The highest and lowest VaR were taken from different days. A simple summation of VaR by risk category is not equal to total VaR due to the effect of diversification.

The average daily VaR by quarter in the fiscal year ended March 31, 2004 was as follows:

Quarter	Daily average VaR
April - June 2003	¥5.50 billion
July - September 2003	¥4.45 billion
October - December 2003	¥3.84 billion
January - March 2004	¥3.34 billion

Quantitative market risks fluctuate throughout the year, reflecting the reaction of trading activities to market volatility. Although market conditions were often volatile during the fiscal year ended March 31, 2004, MTFG’s trading-related revenue was relatively stable, with positive trading-related revenue recorded for 203 of 261 trading days during the period. Furthermore, the amount of trading-related revenue per day was kept within a stable range, with 34 days of positive revenue and only five days of negative revenue exceeding ¥1 billion.

The VaR measured by MTFG’s former model (variance/covariance model) for its total trading activities in the fiscal year ended March 31, 2004 is as follows.

	(April 2002—March 2003)
	(in billions)
VaR for Trading Activities
Risk category	Daily avg.	High	Low	March 31, 2003
Interest rate	¥1.46	¥2.52	¥0.93	¥1.01
Of which, yen	0.52	1.05	0.19	0.39
Of which, U.S. dollar	0.66	1.39	0.33	0.40
Foreign exchange	0.80	1.56	0.20	1.04
Equities	0.63	1.44	0.27	0.31
Commodities	0.14	0.28	0.05	0.08
Diversification effect	(0.48)	—	—	(0.38)

Total	¥2.55	¥3.59	¥1.73	¥2.06

	(April 2003—March 2004)
	(in billions)
VaR for Trading Activities
Risk category	Daily avg.	High	Low	March 31, 2004
Interest rate	¥1.46	¥2.25	¥0.98	¥1.46
Of which, yen	0.77	1.40	0.28	1.00
Of which, U.S. dollar	0.51	1.18	0.22	0.49
Foreign exchange	0.63	1.09	0.31	0.93
Equities	0.52	1.09	0.22	0.65
Commodities	0.14	0.29	0.02	0.21
Diversification effect	(0.39)	—	—	(0.59)

Total	¥2.36	¥3.40	¥1.59	¥2.65

Note:	Based on a one-day holding period, with a confidence interval of 99% based on three years of historical data. The highest and lowest VaR were taken from different days. A simple summation of VaR by risk category is not equal to total VaR due to the effect of diversification.

The holding period for the variance/covariance model differs from that of the historical simulation method.

Backtesting. MTFG conducts backtesting in which estimated quantitative risks are compared with actual realized and unrealized losses to verify the accuracy of MTFG’s VaR measurement model. Actual losses never exceeded VaR in MTFG’s backtesting of trading days in the fiscal year ended March 31, 2004. This means that MTFG’s VaR model provided reasonably accurate measurements during the fiscal year ended March 31, 2004.

Stress Testing. MTFG calculates, on a daily basis, the predicted losses of its current positions in each market sector, applying the worst ten-day volatility recorded during the observation period of 701 business days. As of March 31, 2004, MTFG held a total trading activity position of ¥4.7 billion of predicted loss of trading positions, compared to ¥3.6 billion as of March 31, 2003.

Capital Charges for Market Risk. The market risk regulations stipulated in the Basel Capital Accord require MTFG to include the effects of market risk in calculating capital adequacy ratios. Holding company and both subsidiary banks use an internal model approach to calculate general market risk, and a standardized approach to calculate specific risk. In applying the internal model approach, MTFG is required to meet qualitative and quantitative criteria. Internal and external examinations have demonstrated that MTFG’s systems have been able to meet these strict requirements.

Non-trading Activities. VaR for MTFG’s total non-trading activities as of March 31, 2004, excluding market risks related to MTFG’s strategic equity portfolio and measured using the same standard as used for trading activities, was ¥133.07 billion, a ¥3.81 billion increase from March 31, 2003. In the fiscal year ended March 31, 2004, interest rate risks and equities-related risks increased ¥11.85 billion and ¥27.47 billion respectively, while forex-related market risks declined ¥3.69 billion as a result of the decrease in exposure.

Interest rate risks accounted for approximately 77% of MTFG’s total non-trading activity market risks, consisting of interest rate risk, foreign exchange rate risk, equities risk and commodities risk. In the fiscal year ended March 31, 2004, the daily average interest rate VaR totaled ¥133.01 billion, with the highest recorded VaR being ¥168.44 billion and the lowest being ¥103.24 billion.

The daily average interest rate VaR by quarter in the fiscal year ended March 31, 2004 was as follows:

Quarter	Daily average VaR
April - June 2003	¥148.90 billion
July - September 2003	¥135.78 billion
October - December 2003	¥113.05 billion
January - March 2004	¥134.60 billion

MTFG analyzes interest rate risks by major currencies compared to the previous fiscal year. The Japanese yen interest rate risk ratio as of March 31, 2004 increased significantly from 29% to 50%, while U.S. dollar-related interest rate risk ratio decreased from 53% to 35% and euro-related interest rate risk decreased from 17% to 14%, each as compared to March 31, 2003.

Operational Risk Management

Operational risk refers to losses sustained due to defective internal control systems and disasters and other external factors. The need for the establishment of an operational risk management system is growing as operational risk loss incidents continue to occur not only at financial institutions but at other companies as well. In response to this need, the Basel Committee on Banking Supervision requires banks to charge operational risks to capital in the New Basel Capital Accord. MTFG deals with a wide variety of risks including those related to liquidity, operations, information security, staff management, criminal activity, transactions with customers, legal and compliance matters, disasters, strategy and business management, regulation changes and business reputation. To manage group-wide operational risk, MTFG is developing a risk management system that includes operational risk identification, assessment, control and monitoring.

Liquidity Risk Management

Liquidity risk is mainly the risk of incurring losses if a poor financial position hampers MTFG’s subsidiaries’ ability to cover funding requirements. MTFG’s subsidiary banks maintain appropriate liquidity in both Japanese yen and foreign currencies. MTFG’s subsidiary banks manage the daily funding mechanism and the funding sources, such as liquidity gap, liquidity-supplying products such as commitment lines and buffer assets.

In relation to its total liquidity risk, MTFG has established the following categories to assess group-wide liquidity risks: Normal, With-Concern, and Critical. The front offices and risk management offices of the holding company and of MTFG’s subsidiary banks exchange information and data on cash flows even at the Normal stage. At higher alert stages, MTFG centralizes group-wide information about liquidity risk. MTFG has also established a system for liaison and consultation on funding in preparation for emergencies, such as catastrophes, wars and terrorist attacks.

Operations Risk Management

Operations risk is the risk that MTFG will incur losses because its management or its employees fail to perform their jobs properly, cause accidents or engage in improprieties. To reduce operations risk, MTFG’s subsidiary banks endeavor to ensure the strict observance of procedures and rules, use automation and systems to reduce manual work and enhance systems for the management of cash and other instruments that require physical handling. They also provide operational counseling and have implemented cross-checking measures such as internal audits. MTFG shares data on operational incidents internally to prevent the recurrence of similar events.

Information Security Risk Management

Information security risk management refers to information systems designed to protect the group from losses that could result from the alteration, wrongful use, loss or unauthorized disclosure of information and from the destruction, malfunction or wrongful use of information systems. When developing any information system, MTFG performs tests designed to prevent breakdowns. In addition, MTFG has in place measures designed to minimize the effects of a system breakdown, including contingency plans, failsafe mechanisms and disaster prevention training. To safeguard customer information, MTFG has taken steps to prevent unauthorized infiltration of its computer systems and to strictly guard confidentiality. MTFG shares data on system breakdowns and information security incidents internally to help prevent the recurrence of similar events.

Compliance

MTFG considers compliance to be one of the most important considerations in conducting its businesses. As such, MTFG regularly reviews its compliance systems and seeks enhancements throughout its organization. The holding company actively participates in the planning of the overall compliance efforts and continuously monitors and supervises the status of these efforts. MTFG has a committee, which includes directors in charge of compliance at the holding company and the subsidiary banks, that holds quarterly meetings and considers items needed to improve and strengthen the overall compliance framework. In addition, the holding company’s compliance advisory committee, which is composed of external experts in the fields of law and accounting, also aims to improve the effectiveness and transparency of MTFG’s compliance efforts by making relevant proposals to the board of directors of the holding company.

MTFG’s subsidiary banks each maintain an office dedicated to the coordination of compliance-related activities. These offices seek to raise staff awareness of compliance issues by implementing compliance programs and issuing and updating compliance manuals that explain relevant legal requirements and internal rules, as well as through various staff training sessions. Compliance committee meetings are held at regular intervals to confirm the bank’s compliance status and to discuss related topics. Compliance officers are appointed at all of MTFG’s domestic and overseas headquarters and branch offices to perform periodic self-assessment and training. Independent checks are performed by separate internal audit sections to assess the effectiveness of MTFG’s compliance measures.

Internal Audit

Internal audit is a process by which the internal auditing sections independently verify the adequacy and effectiveness of internal control systems. The audit office of Bank of Tokyo-Mitsubishi and the audit division of Mitsubishi Trust Bank play a major role in the internal audit activities of MTFG. They monitor the risk management process in business operations and independently evaluate the effectiveness of internal control systems. These sections also seek to improve and correct any problems or issues identified.

In establishing efficient and effective audit work schedules, the type and magnitude of risks involved are considered in determining the frequency and depth of the audit activities. In the audit and compliance division of the holding company, MTFG has a monitoring group which evaluates and verifies appropriateness and effectiveness of internal control structures including the risk management structure, mainly by monitoring internal audit activities of MTFG’s subsidiary banks. As a core component of its activities, MTFG utilizes process-oriented audits advocated by the Committee of Sponsoring Organizations of the Treadway Commission in a way that ensures the effectiveness and efficiency of operations, reliability of financial reporting and compliance with applicable laws and regulations. MTFG has planned and carried out audit-related joint projects with subsidiary banks, including cooperative audits, establishment of general audit guidelines, and joint training programs.

MTFG has a committee, which includes directors in charge of internal audit and compliance at the holding company and the subsidiary banks, that discusses the internal audit structure and important policies for the group. This committee, which holds quarterly meetings, also reviews various audit-related projects and, if appropriate, promotes them group-wide.

ADDITIONAL FINANCIAL INFORMATION FOR MTFG

Due to close integration of foreign and domestic activities, it is difficult to make a precise determination of assets, liabilities, income and expenses of MTFG’s foreign operations. The foreign operations as presented include the business conducted by overseas subsidiaries and branches, and the international business conducted by the several international banking related divisions headquartered in Japan. MTFG’s management believes that the results appropriately represent MTFG’s domestic and foreign activities.

During the fiscal year ended March 31, 2003, the Bank of Japan changed the industry segment loan classification. Such change primarily includes an introduction of a new “Communication and information services” category. Due to the introduction of the new category, certain businesses previously included in “Manufacturing,” “Services,” and “Other” industries were reclassified into “Communication and information services.” This change is expected to provide a more transparent and detailed description of the loan portfolio. In response to the change, MTFG modified the loan reporting system. For comparative purposes, MTFG provides the information by industry segment as of March 31, 2003 and 2004, including III. Loan Portfolio and IV. Summary of Loan Loss Experience, based on both the old and new industry segment classifications.

In the fiscal year ended March 31, 2004, certain operations including domestic mortgage securities business were discontinued and certain figures in prior fiscal years were reclassified to discontinued operations to conform to the presentation for the fiscal year ended March 31, 2004.

Upon the acquisition of additional shares of ACOM Co. Ltd., MTFG applied the equity method of accounting to its investments in ACOM in a manner consistent with the accounting for a step-by-step acquisition of a subsidiary. Accordingly, certain financial information for fiscal years ended on and before March 31, 2004 have been retroactively adjusted.

I.    Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential

Average Balance Sheets, Interest and Average Rates

The following table shows MTFG’s average balances, interest and average interest rates for the fiscal years ended March 31, 2002, 2003 and 2004. Average balances are generally based on a daily average while a month-end average is used for certain average balances when it is not practicable to obtain applicable daily averages. The average balances determined by such methods are considered to be representative of MTFG’s operations.

	Fiscal years ended March 31,
	2002			2003			2004
	Average balance	Interest	Average rate	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	(in millions, except percentages)
Assets:
Interest-earning assets:
Interest-earning deposits in other banks:
Domestic	¥471,966	¥8,690	1.84%	¥365,166	¥3,773	1.03%	¥314,643	¥4,072	1.29%
Foreign	4,862,738	151,078	3.11	3,199,131	68,837	2.15	2,804,134	44,021	1.57

Total	5,334,704	159,768	2.99	3,564,297	72,610	2.04	3,118,777	48,093	1.54

Call loans, funds sold, and receivables under resale agreements and securities borrowing transactions:
Domestic	2,008,863	6,341	0.32	1,504,164	4,518	0.30	3,436,564	3,130	0.09
Foreign	2,890,112	159,084	5.50	2,483,718	56,857	2.29	2,392,079	38,145	1.59

Total	4,898,975	165,425	3.38	3,987,882	61,375	1.54	5,828,643	41,275	0.71

Trading account assets:
Domestic	3,165,218	11,525	0.36	3,753,237	10,330	0.28	5,455,464	23,005	0.42
Foreign	720,614	3,619	0.50	634,006	1,710	0.27	555,837	5,446	0.98

Total	3,885,832	15,144	0.39	4,387,243	12,040	0.27	6,011,301	28,451	0.47

Investment securities (see Note 1):
Domestic	16,107,181	128,055	0.80	17,957,078	122,348	0.68	18,989,987	111,772	0.59
Foreign	5,794,785	271,039	4.68	6,651,616	268,790	4.04	7,951,162	270,497	3.40

Total	21,901,966	399,094	1.82	24,608,694	391,138	1.59	26,941,149	382,269	1.42

Loans (see Note 2):
Domestic	37,911,969	659,223	1.74	39,025,438	602,899	1.54	39,328,149	572,157	1.45
Foreign	11,094,350	614,917	5.54	10,673,412	442,431	4.15	9,622,611	349,509	3.63

Total	49,006,319	1,274,140	2.60	49,698,850	1,045,330	2.10	48,950,760	921,666	1.88

Total interest-earning assets:
Domestic	59,665,197	813,834	1.36	62,605,083	743,868	1.19	67,524,807	714,136	1.06
Foreign	25,362,599	1,199,737	4.73	23,641,883	838,625	3.55	23,325,823	707,618	3.03

Total	85,027,796	2,013,571	2.37	86,246,966	1,582,493	1.83	90,850,630	1,421,754	1.56

Non-interest-earning assets:
Cash and due from banks	1,487,498			1,978,884			4,217,976
Other non-interest-earning assets	7,447,110			8,841,807			8,949,009
Allowance for credit losses	(1,716,475)			(1,668,959)			(1,210,948)

Total non-interest-earning assets	7,218,133			9,151,732			11,956,037

Total assets from discontinued operations	119,603			80,280			21,183

Total average assets	¥92,365,532			¥95,478,978			¥102,827,850

Notes:

1.	Tax-exempt income of tax-exempt investment securities has not been calculated on a tax equivalent basis because the effect of such calculation would not be material.
2.	Average balances on loans outstanding include all nonaccrual and restructured loans. See “III. Loan Portfolio.” The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yields with insignificant impact.

	Fiscal years ended March 31,
	2002			2003			2004
	Average balance	Interest	Average rate	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	(in millions, except percentages)
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Domestic	¥44,807,025	¥157,484	0.35%	¥50,445,839	¥86,460	0.17%	¥52,741,521	¥67,115	0.13%
Foreign	10,982,859	328,159	2.99	8,964,019	157,295	1.75	8,883,246	111,434	1.25

Total	55,789,884	485,643	0.87	59,409,858	243,755	0.41	61,624,767	178,549	0.29

Debentures—Domestic	2,931,103	20,491	0.70	1,343,078	8,508	0.63	498,518	4,035	0.81

Call money, funds purchased, and payables under repurchase agreements and securities lending transactions:
Domestic	5,383,197	23,926	0.44	4,839,272	13,402	0.28	6,729,173	20,792	0.31
Foreign	3,598,158	176,010	4.89	3,647,691	93,553	2.56	4,199,303	63,161	1.50

Total	8,981,355	199,936	2.23	8,486,963	106,955	1.26	10,928,476	83,953	0.77

Due to trust account—Domestic	2,940,975	16,683	0.57	1,691,359	8,673	0.51	1,326,313	4,950	0.37

Other short-term borrowings and trading account liabilities:
Domestic	2,032,642	15,519	0.76	2,825,797	13,853	0.49	4,536,380	26,997	0.60
Foreign	1,001,886	30,783	3.07	624,089	17,287	2.77	558,848	7,265	1.30

Total	3,034,528	46,302	1.53	3,449,886	31,140	0.90	5,095,228	34,262	0.67

Long-term debt:
Domestic	2,994,708	88,908	2.97	3,682,571	92,213	2.50	4,319,231	93,891	2.17
Foreign	2,010,632	80,311	3.99	1,594,637	48,026	3.01	1,182,522	26,874	2.27

Total	5,005,340	169,219	3.38	5,277,208	140,239	2.66	5,501,753	120,765	2.20

Total interest-bearing liabilities:
Domestic	61,089,650	323,011	0.53	64,827,916	223,109	0.34	70,151,136	217,780	0.31
Foreign	17,593,535	615,263	3.50	14,830,436	316,161	2.13	14,823,919	208,734	1.41

Total	78,683,185	938,274	1.19	79,658,352	539,270	0.68	84,975,055	426,514	0.50

Non-interest-bearing liabilities	10,580,038			13,337,356			14,547,857

Total liabilities from discontinued operations	67,169			50,991			15,155

Shareholders’ equity	3,035,140			2,432,279			3,289,783

Total average liabilities and shareholders’ equity	¥92,365,532			¥95,478,978			¥102,827,850

Net interest income and average interest rate spread		¥1,075,297	1.18%		¥1,043,223	1.15%		¥995,240	1.06%

Net interest income as a percentage of average total interest-earning assets			1.26%			1.21%			1.10%

The percentage of average total assets attributable to foreign activities was 33.6%, 29.3% and 27.2%, respectively, for the fiscal years ended March 31, 2002, 2003 and 2004.

The percentage of average total liabilities attributable to foreign activities was 33.9%, 29.9% and 27.9%, respectively, for the fiscal years ended March 31, 2002, 2003 and 2004.

Analysis of Net Interest Income

The following table shows changes in MTFG’s net interest income between changes in volume and changes in rate for the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002 and the fiscal year ended March 31, 2004 compared to the fiscal year ended March 31, 2003.

	Fiscal year ended March 31, 2002 versus fiscal year ended March 31, 2003			Fiscal year ended March 31, 2003 versus fiscal year ended March 31, 2004
	Increase (decrease) due to changes in			Increase (decrease) due to changes in
	Volume	Rate	Net change	Volume	Rate	Net change
	(in millions)
Interest income:
Interest-earning deposits in other banks:
Domestic	¥(1,338)	¥(3,579)	¥(4,917)	¥(522)	¥821	¥299
Foreign	(44,369)	(37,872)	(82,241)	(6,834)	(17,982)	(24,816)

Total	(45,707)	(41,451)	(87,158)	(7,356)	(17,161)	(24,517)

Call loans, funds sold, and receivables under resale agreements and securities borrowing transactions:
Domestic	(1,583)	(240)	(1,823)	1,760	(3,148)	(1,388)
Foreign	(10,667)	(91,560)	(102,227)	(1,513)	(17,199)	(18,712)

Total	(12,250)	(91,800)	(104,050)	247	(20,347)	(20,100)

Trading account assets:
Domestic	1,618	(2,813)	(1,195)	5,832	6,843	12,675
Foreign	(261)	(1,648)	(1,909)	(211)	3,947	3,736

Total	1,357	(4,461)	(3,104)	5,621	10,790	16,411

Investment securities (see Note 2):
Domestic	12,604	(18,311)	(5,707)	6,080	(16,656)	(10,576)
Foreign	34,624	(36,873)	(2,249)	44,210	(42,503)	1,707

Total	47,228	(55,184)	(7,956)	50,290	(59,159)	(8,869)

Loans:
Domestic	17,202	(73,526)	(56,324)	4,404	(35,146)	(30,742)
Foreign	(18,065)	(154,421)	(172,486)	(40,517)	(52,405)	(92,922)

Total	(863)	(227,947)	(228,810)	(36,113)	(87,551)	(123,664)

Total interest income:
Domestic	28,503	(98,469)	(69,966)	17,554	(47,286)	(29,732)
Foreign	(38,738)	(322,374)	(361,112)	(4,865)	(126,142)	(131,007)

Total	¥(10,235)	¥(420,843)	¥(431,078)	¥12,689	¥(173,428)	¥(160,739)

Notes:

1.	Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total “net change.”
2.	Tax-exempt income of tax-exempt investment securities has not been calculated on a tax equivalent basis because the effect of such calculation would not be material.

	Fiscal year ended March 31, 2002 versus fiscal year ended March 31, 2003			Fiscal year ended March 31, 2003 versus fiscal year ended March 31, 2004
	Increase (decrease) due to changes in			Increase (decrease) due to changes in
	Volume	Rate	Net change	Volume	Rate	Net change
	(in millions)
Interest expense:
Deposits:
Domestic	¥9,664	¥(80,688)	¥(71,024)	¥2,921	¥(22,266)	¥(19,345)
Foreign	(41,467)	(129,397)	(170,864)	(1,022)	(44,839)	(45,861)

Total	(31,803)	(210,085)	(241,888)	1,899	(67,105)	(65,206)

Debentures—Domestic	(11,018)	(965)	(11,983)	(5,350)	877	(4,473)

Call money, funds purchased, and payables under repurchase agreements and securities lending transactions:
Domestic	(1,649)	(8,875)	(10,524)	5,701	1,689	7,390
Foreign	1,270	(83,727)	(82,457)	8,297	(38,689)	(30,392)

Total	(379)	(92,602)	(92,981)	13,998	(37,000)	(23,002)

Due to trust account—Domestic	(7,003)	(1,007)	(8,010)	(1,578)	(2,145)	(3,723)

Other short-term borrowings and trading account liabilities:
Domestic	3,888	(5,554)	(1,666)	9,712	3,432	13,144
Foreign	(11,433)	(2,063)	(13,496)	(938)	(9,084)	(10,022)

Total	(7,545)	(7,617)	(15,162)	8,774	(5,652)	3,122

Long-term debt:
Domestic	17,224	(13,919)	3,305	13,840	(12,162)	1,678
Foreign	(14,345)	(17,940)	(32,285)	(10,941)	(10,211)	(21,152)

Total	2,879	(31,859)	(28,980)	2,899	(22,373)	(19,474)

Total interest expense:
Domestic	11,106	(111,008)	(99,902)	25,246	(30,575)	(5,329)
Foreign	(65,975)	(233,127)	(299,102)	(4,604)	(102,823)	(107,427)

Total	¥(54,869)	¥(344,135)	¥(399,004)	¥20,642	¥(133,398)	¥(112,756)

Net interest income:
Domestic	¥17,397	¥12,539	¥29,936	¥(7,692)	¥(16,711)	¥(24,403)
Foreign	27,237	(89,247)	(62,010)	(261)	(23,319)	(23,580)

Total	¥44,634	¥(76,708)	¥(32,074)	¥(7,953)	¥(40,030)	¥(47,983)

Note—Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total “net change.”

II. Investment Portfolio

The following table shows information as to the value of MTFG’s investment securities available for sale and being held to maturity at March 31, 2002, 2003 and 2004.

	At March 31,
	2002			2003			2004
	Amortized cost	Estimated market value	Net unrealized gains	Amortized cost	Estimated market value	Net unrealized gains	Amortized cost	Estimated market value	Net unrealized gains
	(in millions)
Securities available for sale:
Domestic:
Japanese national government and Japanese government agency bonds	¥9,887,613	¥9,951,250	¥63,637	¥10,912,961	¥11,023,887	¥110,926	¥14,651,744	¥14,677,458	¥25,714
Corporate bonds	1,341,079	1,353,028	11,949	1,179,487	1,185,335	5,848	1,355,202	1,357,784	2,582
Marketable equity securities	3,686,137	5,253,183	1,567,046	2,710,220	3,418,558	708,338	2,177,964	3,831,528	1,653,564
Other securities	844,695	854,358	9,663	824,975	834,750	9,775	581,848	584,837	2,989

Total domestic	15,759,524	17,411,819	1,652,295	15,627,643	16,462,530	834,887	18,766,758	20,451,607	1,684,849

Foreign:
U.S. Treasury and other U.S. government agencies bonds	1,004,277	1,031,942	27,665	2,524,559	2,559,314	34,755	2,853,379	2,855,529	2,150
Other governments and official institutions bonds	1,706,593	1,790,712	84,119	2,705,042	2,853,815	148,773	1,635,547	1,668,420	32,873
Mortgage-backed securities	1,444,359	1,523,026	78,667	1,195,741	1,211,111	15,370	1,127,467	1,153,570	26,103
Other securities	1,432,354	1,498,938	66,584	1,222,506	1,267,510	45,004	1,440,665	1,501,190	60,525

Total foreign	5,587,583	5,844,618	257,035	7,647,848	7,891,750	243,902	7,057,058	7,178,709	121,651

Total	¥21,347,107	¥23,256,437	¥1,909,330	¥23,275,491	¥24,354,280	¥1,078,789	¥25,823,816	¥27,630,316	¥1,806,500

Securities being held to maturity
Domestic:
Japanese national government and Japanese government agency bonds	¥89,945	¥94,266	¥4,321	¥70,208	¥74,095	¥3,887	¥1,050,931	¥1,053,611	¥2,680
Other securities	107,544	112,296	4,752	95,904	101,833	5,929	109,881	113,227	3,346

Total domestic	197,489	206,562	9,073	166,112	175,928	9,816	1,160,812	1,166,838	6,026

Foreign:
U.S. Treasury and other U.S. government agencies bonds	—	—	—	—	—	—	5,584	5,584	—
Other governments and official institutions bonds	69,529	72,822	3,293	25,020	27,596	2,576	32,577	33,551	974
Other securities	5,145	5,340	195	—	—	—	51,786	51,928	142

Total foreign	74,674	78,162	3,488	25,020	27,596	2,576	89,947	91,063	1,116

Total	¥272,163	¥284,724	¥12,561	¥191,132	¥203,524	¥12,392	¥1,250,759	¥1,257,901	¥7,142

Nonmarketable equity securities, presented in Other investment securities in the consolidated financial statements, were carried at costs of ¥129,498 million, ¥145,431 million and ¥200,557 million, at March 31, 2002, 2003 and 2004, respectively. The corresponding estimated fair values at those dates were not readily determinable.

The following table presents the book values, maturities and weighted average yields of investment securities available for sale and being held to maturity, excluding equity securities, at March 31, 2004. Weighted average yields are calculated based on amortized cost. Yields on tax-exempt obligations have not been calculated on a tax equivalent basis because the effect of such calculation would not be material:

	Maturities within one year		Maturities after one year but within five years		Maturities after five years but within ten years		Maturities after ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(in millions, except percentages)
Securities available for sale:
Domestic:
Japanese national government and Japanese government agency bonds	¥7,889,064	0.06%	¥4,809,907	0.74%	¥847,996	1.47%	¥1,130,491	0.85%	¥14,677,458	0.42%
Corporate bonds	227,361	1.69	1,013,050	0.98	109,254	0.88	8,119	0.85	1,357,784	1.09
Other securities	328,976	1.24	147,496	2.41	59,791	1.32	48,574	0.73	584,837	1.50

Total domestic	8,445,401	0.15	5,970,453	0.83	1,017,041	1.40	1,187,184	0.85	16,620,079	0.52

Foreign:
U.S. Treasury and other U.S. government agencies bonds	433,195	3.46	2,272,734	2.51	109,385	4.12	40,215	4.02	2,855,529	2.73
Other governments and official institutions bonds	277,289	2.00	1,250,698	3.25	130,831	4.30	9,602	5.31	1,668,420	3.13
Mortgage-backed securities	44,957	2.50	2,695	6.57	111,589	3.88	994,329	3.63	1,153,570	3.62
Other securities	155,397	2.64	818,412	2.67	179,025	3.96	96,694	3.63	1,249,528	2.92

Total foreign	910,838	2.83	4,344,539	2.75	530,830	4.06	1,140,840	3.66	6,927,047	3.01

Total	¥9,356,239	0.40%	¥10,314,992	1.63%	¥1,547,871	2.29%	¥2,328,024	2.21%	¥23,547,126	1.24%

Securities being held to maturity:
Domestic:
Japanese national government and Japanese government agency bonds	¥13,353	2.22%	¥1,026,733	0.48%	¥10,845	1.90%	¥—	—	¥1,050,931	0.51%
Other securities	14,080	2.07	40,925	1.86	53,879	1.55	997	1.50	109,881	1.73

Total domestic	27,433	2.14	1,067,658	0.53	64,724	1.61	997	1.50	1,160,812	0.63

Foreign:
U.S. Treasury and other U.S. government agencies bonds	—	—	1,168	7.96	—	—	4,416	7.90	5,584	7.92
Other governments and official institutions bonds	24,409	6.56	8,168	4.85	—	—	—	—	32,577	6.13
Other securities	2,263	2.30	43,672	2.37	5,851	1.04	—	—	51,786	2.22

Total foreign	26,672	6.20	53,008	2.88	5,851	1.04	4,416	7.90	89,947	3.99

Total	¥54,105	4.14%	¥1,120,666	0.64%	¥70,575	1.56%	¥5,413	6.72%	¥1,250,759	0.87%

Excluding U.S. Treasury and other U.S. government agencies bonds and Japanese national government bonds, the following table sets forth the securities of individual issuers held in MTFG’s investment securities portfolio which exceeded 10% of MTFG’s consolidated shareholders’ equity at March 31, 2004.

	Amortized cost	Fair value
	(in millions)
Germany government bonds	¥728,561	¥752,006
Mortgage-backed securities issued by Federal National Mortgage Association	559,474	557,761
Mortgage-backed securities issued by Federal Home Loan Mortgage Corporation	544,111	542,793

III.    Loan Portfolio

The following table shows MTFG’s loans outstanding, before deduction of allowance for credit losses, by domicile and type of industry of borrower at March 31 of each of the five fiscal years ended March 31, 2004. Classification of loans by industry is based on the industry segment loan classification as defined by the Bank of Japan for regulatory reporting purposes and is not necessarily based on use of proceeds:

	At March 31,
	2000	2001	2002		2003				2004
	Old classification	Old classification	Old classification		Old classification		New classification		Old classification		New classification
	(in millions)
Domestic:
Manufacturing	¥6,877,734	¥6,451,672	¥6,394,459		¥6,119,502		¥6,034,347		¥6,073,182		¥6,000,095
Construction	1,816,338	1,726,278	1,535,191		1,277,407		1,277,407		1,010,439		1,010,439
Real estate	5,045,318	5,272,787	4,923,688		4,297,718		4,298,146		4,584,882		4,585,299
Services	5,010,678	4,763,938	4,549,692		5,062,035		4,953,830		4,630,528		4,344,833
Wholesale and retail	6,926,200	6,592,660	5,983,958		5,634,752		5,458,337		5,149,173		4,998,952
Banks and other financial institutions(1)	3,947,735	4,069,828	4,271,182		3,598,028		3,598,028		3,834,178		3,834,178
Communication and information services	—	—	—		—		1,516,020		—		874,564
Other industries	3,837,809	2,797,419	3,850,153		5,004,704		3,858,031		6,535,434		6,169,456
Consumer	7,141,689	6,934,440	7,049,095		7,425,702		7,425,702		7,951,205		7,951,205	(3)

Total domestic	40,603,501	38,609,022	38,557,418		38,419,848		38,419,848		39,769,021		39,769,021

Foreign:
Governments and official institutions	244,172	315,321	326,086		235,093		235,093		183,117		183,117
Banks and other financial institutions(1)	692,322	783,501	680,449		928,059		928,059		1,043,904		1,043,904
Commercial and industrial	7,652,750	8,820,141	9,708,102		8,413,452		8,413,452		7,239,896		7,239,896
Other	887,507	1,173,223	1,000,044		510,179		510,179		318,543		318,543

Total foreign	9,476,751	11,092,186	11,714,681		10,086,783		10,086,783		8,785,460		8,785,460

Total	50,080,252	49,701,208	50,272,099		48,506,631		48,506,631		48,554,481		48,554,481
Less unearned income and deferred loan fees—net	30,868	30,305	42,374		41,062		41,062		28,625		28,625

Total	¥50,049,384	¥49,670,903	¥50,229,725	(2)	¥48,465,569	(2)	¥48,465,569	(2)	¥48,525,856	(2)	¥48,525,856	(2)

Notes:

(1)	Loans to the so-called non-bank finance companies are generally included in the “Banks and other financial institutions” category. Non-bank finance companies are primarily engaged in consumer lending, factoring and credit card businesses.
(2)	The above table includes loans held for sale of ¥3,178 million, ¥3,965 million and ¥12,893 million at March 31, 2002, 2003 and 2004, respectively.
(3)

Domestic loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and it is now able to present a precise breakdown of the balance of such consumer loans at March 31, 2004 by the type of proprietor business. This breakdown is presented below in accordance with MTFG’s new classification:

Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
(in millions)
¥28,229	¥19,283	¥738,377	¥230,730	¥52,253	¥1,200	¥4,121	¥10,620	¥1,084,813

Since the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the maturities of MTFG’s loan portfolio at March 31, 2004:

Old Classification

	Maturity
	One year or less	One to five years	Over five years	Total
	(in millions)
Domestic:
Manufacturing	¥4,056,239	¥1,816,167	¥200,776	¥6,073,182
Construction	711,640	237,073	61,726	1,010,439
Real estate	1,560,232	1,600,730	1,423,920	4,584,882
Services	2,617,043	1,480,844	532,641	4,630,528
Wholesale and retail	3,418,176	1,538,584	192,413	5,149,173
Banks and other financial institutions	2,409,860	864,335	559,983	3,834,178
Other industries	4,733,981	1,301,092	500,361	6,535,434
Consumer:
Installment loans to individuals	94,819	1,623,938	5,554,380	7,273,137
Other	553,090	49,148	75,830	678,068

Total domestic	20,155,080	10,511,911	9,102,030	39,769,021
Foreign	4,510,332	2,502,149	1,772,979	8,785,460

Total	¥24,665,412	¥13,014,060	¥10,875,009	¥48,554,481

New Classification

	Maturity
	One year or less	One to five years	Over five years	Total
	(in millions)
Domestic:
Manufacturing	¥4,005,442	¥1,803,598	¥191,055	¥6,000,095
Construction	711,640	237,073	61,726	1,010,439
Real estate	1,560,613	1,600,766	1,423,920	4,585,299
Services	2,411,446	1,412,402	520,985	4,344,833
Wholesale and retail	3,341,428	1,483,058	174,466	4,998,952
Banks and other financial institutions	2,409,860	864,335	559,983	3,834,178
Communication and information services	532,932	280,691	60,941	874,564
Other industries	4,533,810	1,156,902	478,744	6,169,456
Consumer:
Installment loans to individuals	94,819	1,623,938	5,554,380	7,273,137
Other	553,090	49,148	75,830	678,068

Total domestic	20,155,080	10,511,911	9,102,030	39,769,021
Foreign	4,510,332	2,502,149	1,772,979	8,785,460

Total	¥24,665,412	¥13,014,060	¥10,875,009	¥48,554,481

The above loans due after one year which had predetermined interest rates and floating or adjustable interest rates at March 31, 2004 are shown below.

	Domestic	Foreign	Total
	(in millions)
Predetermined rate	¥8,328,003	¥1,625,910	¥9,953,913
Floating or adjustable rate	11,285,938	2,649,218	13,935,156

Total	¥19,613,941	¥4,275,128	¥23,889,069

Nonaccrual, Past Due and Restructured Loans

MTFG generally discontinues accrual of interest income on loans when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more with respect to loans of banking subsidiaries, including Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank, and 90 days or more with respect to loans of certain foreign banking subsidiaries.

The following table shows the distribution of MTFG’s nonaccrual loans, restructured loans and accruing loans which are contractually past due 90 days or more as to principal or interest payments at March 31 of each of the five fiscal years ended March 31, 2004, based on the domicile and type of industry of the borrowers:

	At March 31,
	2000	2001	2002	2003		2004
	Old classification	Old classification	Old classification	Old classification	New classification	Old classification	New classification
	(in millions)
Nonaccrual loans:
Domestic:
Manufacturing	¥112,245	¥118,935	¥142,572	¥112,152	¥111,107	¥175,904	¥175,691
Construction	226,170	202,506	213,491	149,918	149,918	59,031	59,031
Real estate	829,616	939,267	841,414	266,408	266,408	154,776	154,776
Services	290,286	247,697	214,877	85,602	87,492	68,085	72,951
Wholesale and retail	389,262	229,965	251,061	238,986	224,468	118,058	108,516
Banks and other financial institutions	140,928	125,649	58,568	17,794	17,794	21,367	21,367
Communication and information services	—	—	—	—	14,081	—	5,128
Other industries	23,921	39,963	39,687	54,330	53,922	40,022	39,783
Consumer	56,206	163,076	166,333	150,989	150,989	141,844	141,844	(2)

Total domestic	2,068,634	2,067,058	1,928,003	1,076,179	1,076,179	779,087	779,087

Foreign:
Governments and official institutions	1,032	2,336	3,341	1,747	1,747	877	877
Banks and other financial institutions	14,458	8,403	9,119	8,387	8,387	87,162	87,162
Commercial and industrial	167,271	180,760	226,054	271,090	271,090	153,477	153,477
Other	26,604	32,345	7,059	56,156	56,156	62,521	62,521

Total foreign	209,365	223,844	245,573	337,380	337,380	304,037	304,037

Total	2,277,999	2,290,902	2,173,576	1,413,559	1,413,559	1,083,124	1,083,124

Restructured loans:
Domestic	449,673	1,855,616	1,859,176	1,212,832	1,212,832	577,348	577,348
Foreign	53,206	98,879	109,190	106,236	106,236	55,015	55,015

Total	502,879	1,954,495	1,968,366	1,319,068	1,319,068	632,363	632,363

Accruing loans contractually past due 90 days or more:
Domestic	62,286	24,005	20,276	17,533	17,533	14,696	14,696
Foreign	1,751	3,392	2,764	2,866	2,866	900	900

Total	64,037	27,397	23,040	20,399	20,399	15,596	15,596

Total	¥2,844,915	¥4,272,794	¥4,164,982	¥2,753,026	¥2,753,026	¥1,731,083	¥1,731,083

Notes:

(1)	The above table does not include real estate acquired in full or partial satisfaction of debt and certain assets under the management of the Cooperative Credit Purchasing Company which are recorded at estimated fair value less estimated cost to sell.
(2)	Domestic nonaccrual loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and it is now able to present a precise breakdown of the balance of such consumer loans at March 31, 2004 by the type of proprietor business. This breakdown is presented below in accordance with MTFG’s new classification:

Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
(in millions)
¥1,566	¥877	¥52,271	¥14,203	¥5,765	¥21	¥264	—	¥74,967

Since the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.

Gross interest income which would have been accrued at the original terms on domestic nonaccrual and restructured loans outstanding during the fiscal year ended March 31, 2004 was approximately ¥29.5 billion, of which ¥22.9 billion was included in the results of operations for the fiscal year. Gross interest income which would have been accrued at the original terms on foreign nonaccrual and restructured loans outstanding for the fiscal year ended March 31, 2004 was approximately ¥15.7 billion, of which ¥9.7 billion was included in the results of operations for the fiscal year.

Foreign Loans Outstanding

Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets denominated in Japanese yen or other non-local currencies. Material local currency loans outstanding which are neither hedged nor funded by local currency borrowings are included in cross-border outstandings.

At March 31, 2002 and 2004, MTFG had no cross-border outstandings to borrowers in any foreign country which in total exceeded 0.75% of consolidated total assets. The following table sets forth MTFG’s cross-border outstandings for the country in which the total was between 0.75% and 1% of consolidated total assets at March 31, 2003.

	Cross-border outstandings	Percentage of total assets
	(in millions)
United Kingdom	¥810,668	0.84%

Guarantees of outstandings of borrowers of other countries are considered to be outstandings of the guarantor. Loans made to, or deposits placed with, a branch of a foreign bank located outside the foreign bank’s home country are considered to be loans to, or deposits with, the foreign bank. Outstandings of a country do not include principal or interest amounts of which are supported by written, legally enforceable guarantees by guarantors of other countries or the amounts of outstandings to the extent that they are secured by tangible, liquid collateral held and realizable by Bank of Tokyo-Mitsubishi, Mitsubishi Trust Bank and their subsidiaries outside the country in which they operate.

In addition to credit risk, cross-border outstandings are subject to country risk that as a result of political or economic conditions in a country, borrowers may be unable or unwilling to pay principal and interest according to contractual terms. Other risks related to cross-border outstandings include the possibility of insufficient foreign exchange and restrictions on its availability.

In order to manage country risk, MTFG establishes various risk management measures internally. Among other things, MTFG first regularly monitors economic conditions and other factors globally and assesses country risk in each country where it has cross-border exposure. For purposes of monitoring and controlling the amount of credit exposed to country risk, MTFG sets a country limit, the maximum amount of credit exposure for an individual country, in consideration of the level of country risk and MTFG’s ability to bear such potential risk. MTFG also determines its credit policy for each country in accordance with its country risk level and MTFG’s business plan with regard to the country. Assessment of country risk, establishment of country limits, and determination of country credit policies are subject to review and approval by MTFG’s senior management and are updated periodically.

Exposure to East Asia

MTFG maintains a substantial network of branches and subsidiaries in East Asia and the region has been an important market for MTFG’s financial services. Certain economies in this region are growing at a rapid pace, while the economy is not always stable and exposed to country risk to a greater extent than developed countries. In response to on-going and possible developments in the regional economy, MTFG regularly reassesses the country risk of each country in the region, to adjust exposure levels, and to review and revise country credit policies.

The following table represents MTFG’s cross-border outstandings and unused commitments at March 31, 2003 and 2004, to certain East Asian countries:

	At March 31,
	2003		2004
	Cross-border outstanding	Unused commitments	Cross-border outstanding	Unused commitments
	(in billions)
South Korea	¥289.2	¥1.3	¥226.1	¥0.5
Indonesia	33.9	34.0	28.4	0.2
Thailand	167.4	8.8	164.1	4.4
Malaysia	116.2	2.2	106.3	1.0
Philippines	61.3	3.6	53.5	—
Hong Kong	224.7	0.6	333.4	—
People’s Republic of China	145.0	8.8	213.6	0.7
Singapore	278.0	17.8	226.5	2.7

Exposure to Latin America

Similar to economies in East Asia, growth of economy is expected while unstability is observed in Latin American region. The following is a summary of cross-border outstandings to counterparties in major Latin American countries at March 31, 2003 and 2004:

	At March 31,
	2003	2004
	(in billions)
Brazil	¥120.0	¥82.5
Mexico	76.3	46.3
Argentina	34.1	18.2

Loan Concentrations

At March 31, 2004, there were no concentrations of loans to a single industry group of borrowers, as defined by the Bank of Japan industry segment loan classifications, which exceeded 10% of MTFG’s consolidated total loans, except for loans in a category disclosed in the table of loans outstanding above.

Credit Risk Management

MTFG has a credit rating system, under which borrowers and transactions are graded on a worldwide basis. MTFG calculates probability of default by statistical means and manages its credit portfolio based on this credit rating system.

IV.     Summary of Loan Loss Experience

The following table shows an analysis of MTFG’s loan loss experience by type of borrowers’ business for each of the five fiscal years ended March 31, 2004:

	Fiscal years ended March 31,
	2000	2001	2002	2003		2004
	Old classification	Old classification	Old classification	Old classification	New classification	Old classification	New classification
	(in millions, except percentages)
Allowance for credit losses at beginning of fiscal year	¥1,813,680	¥1,486,212	¥1,716,984	¥1,735,180	¥1,735,180	¥1,360,136	¥1,360,136

Provision (credit) for credit losses	355,724	783,855	598,412	437,972	437,972	(114,109)	(114,109)

Charge-offs:
Domestic:
Manufacturing	25,537	31,386	55,916	75,430	75,278	18,726	18,644
Construction	77,878	82,078	35,365	60,837	60,837	35,612	35,612
Real estate	98,201	154,887	150,684	332,264	332,414	119,005	119,005
Services	53,877	72,673	51,803	82,478	87,573	17,019	17,647
Wholesale and retail	191,839	152,723	96,745	117,138	109,257	47,010	44,282
Banks and other financial institutions	67,782	22,453	64,615	20,817	20,817	1,516	1,516
Communication and information services	—	—	—	—	5,002	—	2,256
Other industries	47,209	6,069	11,500	25,304	23,090	6,114	6,040
Consumer	39,827	34,291	46,550	39,594	39,594	49,162	49,162 (2)

Total domestic	602,150	556,560	513,178	753,862	753,862	294,164	294,164
Total foreign	121,882	87,879	156,203	139,776	139,776	83,930	83,930

Total	724,032	644,439	669,381	893,638	893,638	378,094	378,094

Recoveries:
Domestic	25,244	26,666	42,112	57,790	57,790	17,299	17,299
Foreign	19,052	19,411	23,865	21,037	21,037	23,671	23,671

Total	44,296	46,077	65,977	78,827	78,827	40,970	40,970

Net charge-offs	679,736	598,362	603,404	814,811	814,811	337,124	337,124

Others(1)	(3,456)	45,279	23,188	1,795	1,795	(20,776)	(20,776)

Allowance for credit losses at end of fiscal year	¥1,486,212	¥1,716,984	¥1,735,180	¥1,360,136	¥1,360,136	¥888,127	¥888,127

Allowance for credit losses applicable to foreign activities:
Balance at beginning of fiscal year	¥295,131	¥190,571	¥243,716	¥244,650	¥244,650	¥263,929	¥263,929

Balance at end of fiscal year	¥190,571	¥243,716	¥244,650	¥263,929	¥263,929	¥245,842	¥245,842

Provision (credit) for credit losses	¥25,661	¥105,664	¥127,348	¥151,783	¥151,783	¥55,796	¥55,796

Ratio of net charge-offs during the fiscal year to average loans outstanding during the fiscal year	1.30%	1.21%	1.23%	1.64%	1.64%	0.69%	0.69%

Notes:

(1)	Others primarily include foreign exchange translation and discontinued operations adjustments.
(2)	Charge-offs of domestic loans within the “consumer” category in the above table include charge-offs of loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and it is now able to present a precise breakdown of charge-offs of such consumer loans for the fiscal year ended March 31, 2004 by the type of proprietor business. This breakdown is presented below in accordance with MTFG’s new classification:

Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
(in millions)
¥39	—	¥9,481	¥2,270	¥486	—	—	¥108	¥12,384

Since the system upgrade during effective for the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal years.

The following table shows an allocation of MTFG’s allowance for credit losses at March 31 of each of the five fiscal years ended March 31, 2004:

	At March 31,
	2000		2001		2002		2003				2004
	Old classification		Old classification		Old classification		Old classification		New classification		Old classification		New classification
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(in millions, except percentages)
Domestic:
Manufacturing	¥98,296	13.73%	¥159,387	12.98%	¥162,828	12.72%	¥143,262	12.62%	¥141,549	12.44%	¥124,735	12.51%	¥124,262	12.36%
Construction	124,352	3.63	133,752	3.47	168,595	3.05	139,662	2.63	139,662	2.63	31,908	2.08	31,908	2.08
Real estate	429,928	10.07	505,479	10.61	541,093	9.79	231,686	8.86	231,686	8.86	111,628	9.44	111,629	9.44
Services	178,237	10.01	172,568	9.59	175,281	9.05	124,182	10.44	129,678	10.21	77,589	9.54	82,236	8.95
Wholesale and retail	221,466	13.83	203,814	13.26	216,510	11.90	209,594	11.62	198,053	11.25	112,178	10.60	103,577	10.30
Banks and other financial institutions	64,934	7.88	86,470	8.19	59,971	8.50	51,204	7.42	51,204	7.42	33,944	7.90	33,944	7.90
Communication and information services	—	—	—	—	—	—	—	—	19,385	3.13	—	—	6,395	1.80
Other industries	57,684	7.67	47,607	5.63	48,466	7.67	74,060	10.32	62,433	7.97	46,543	13.45	44,574	12.69
Consumer	104,139	14.26	106,031	13.95	95,156	14.02	99,247	15.31	99,247	15.31	85,232	16.38	85,232 *	16.38
Foreign:
Governments and official institutions	14,769	0.49	18,571	0.63	33,304	0.65	2,298	0.48	2,298	0.48	1,428	0.38	1,428	0.38
Banks and other financial institutions	9,328	1.38	11,322	1.58	6,847	1.35	6,366	1.91	6,366	1.91	60,064	2.15	60,064	2.15
Commercial and industrial	144,028	15.28	192,484	17.75	189,332	19.31	216,058	17.34	216,058	17.34	148,894	14.91	148,894	14.91
Other	22,446	1.77	21,339	2.36	15,167	1.99	39,207	1.05	39,207	1.05	35,456	0.66	35,456	0.66
Unallocated	16,605	—	58,160	—	22,630	—	23,310	—	23,310	—	18,528	—	18,528	—

Total	¥1,486,212	100.00%	¥1,716,984	100.00%	¥1,735,180	100.00%	¥1,360,136	100.00%	¥1,360,136	100.00%	¥888,127	100.00%	¥888,127	100.00%

Allowance as a percentage of loans	2.97%		3.46%		3.45%		2.81%		2.81%		1.83%		1.83%
Allowance as a percentage of nonaccrual and restructured loans and accruing loans contractually past due 90 days or more	52.24%		40.18%		41.66%		49.41%		49.41%		51.30%		51.30%

*	The credit loss allowance for domestic loans within the “consumer” category in the above table include the credit loss allowance for loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, MTFG’s credit administration system was upgraded and it is now able to present a precise breakdown of the balance of the credit loss allowance for such consumer loans at March 31, 2004 by the type of proprietor business. This breakdown is presented below in accordance with MTFG’s new classification:

Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
(in millions)
¥292	¥196	¥7,671	¥2,371	¥554	¥13	¥42	¥104	¥11,243

Since the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.

While the allowance for credit losses contains amounts allocated to components of specifically identified loans as well as a group on portfolio of loans, the allowance for credit losses is available for credit losses in the entire loan portfolio and the allocations shown above are not intended to be restricted to the specific loan category. Accordingly, as the evaluation of credit risks changes, allocations of the allowance will be changed to reflect current conditions and various other factors.

V. Deposits

The following table shows the average amount of, and the average rate paid on, the following deposit categories for the fiscal years ended March 31, 2002, 2003 and 2004:

	Fiscal years ended March 31,
	2002		2003		2004
	Average amount	Average rate	Average amount	Average rate	Average amount	Average rate
	(in millions, except percentages)
Domestic offices:
Non-interest-bearing demand deposits	¥2,621,296	—%	¥3,427,440	—%	¥4,557,564	—%
Interest-bearing demand deposits	14,385,013	0.04	21,255,898	0.02	23,616,838	0.02
Deposits at notice	1,800,904	1.01	1,504,532	0.75	1,697,565	0.60
Time deposits	26,272,795	0.49	24,734,506	0.29	24,344,515	0.22
Certificates of deposit	2,348,313	0.14	2,950,903	0.03	3,082,603	0.02
Foreign offices, principally from banks located in foreign countries:
Non-interest-bearing demand deposits	1,654,887	—	2,053,080	—	2,321,091	—
Interest-bearing deposits, principally time deposits and certificates of deposit	10,982,859	2.99	8,964,019	1.75	8,883,246	1.25

Total	¥60,066,067		¥64,890,378		¥68,503,422

Deposits at notice represent interest-bearing demand deposits which require the depositor to give two or more days notice in advance of withdrawal.

The average amounts of total deposits by foreign depositors included in domestic offices for the fiscal years ended March 31, 2002, 2003 and 2004 were ¥485,399 million, ¥667,129 million and ¥945,755 million, respectively.

At March 31, 2004, the balance and remaining maturities of time deposits and certificates of deposit issued by domestic offices in amounts of ¥10 million (approximately US$96 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2004) or more and total foreign deposits issued in amounts of US$100,000 or more are shown in the following table.

	Time deposits	Certificates of deposit	Total
	(in millions)
Domestic offices:
Three months or less	¥6,246,584	¥2,190,275	¥8,436,859
Over three months through six months	2,025,283	219,186	2,244,469
Over six months through twelve months	2,250,229	147,703	2,397,932
Over twelve months	2,690,897	10,000	2,700,897

Total	¥13,212,993	¥2,567,164	¥15,780,157

Foreign offices			¥7,080,451

VI.    Short-Term Borrowings

The following table shows certain additional information with respect to MTFG’s short-term borrowings for the fiscal years ended March 31, 2002, 2003 and 2004:

	Fiscal years ended March 31,
	2002	2003	2004
	(in millions, except percentages)
Call money, funds purchased, and payables under repurchase agreements and securities lending transactions:
Average balance outstanding during the fiscal year	¥8,981,355	¥8,486,963	¥10,928,476
Maximum balance outstanding at any month-end during the fiscal year	9,252,127	17,520,365	12,891,989
Balance at end of fiscal year	9,243,032	9,319,870	9,397,338
Weighted average interest rate during the fiscal year	2.23%	1.26%	0.77%
Weighted average interest rate on balance at end of fiscal year	1.09%	1.18%	0.65%
Due to trust account:
Average balance outstanding during the fiscal year	¥2,940,975	¥1,691,359	¥1,326,313
Maximum balance outstanding at any month-end during the fiscal year	3,353,489	2,188,326	1,403,734
Balance at end of fiscal year	2,282,225	1,401,618	1,380,269
Weighted average interest rate during the fiscal year	0.57%	0.51%	0.37%
Weighted average interest rate on balance at end of fiscal year	0.51%	0.51%	0.30%
Other short-term borrowings:
Average balance outstanding during the fiscal year	¥2,038,669	¥2,763,028	¥3,727,461
Maximum balance outstanding at any month-end during the fiscal year	3,318,634	2,870,339	5,663,067
Balance at end of fiscal year	3,318,634	2,854,028	5,663,067
Weighted average interest rate during the fiscal year	2.24%	1.02%	0.40%
Weighted average interest rate on balance at end of fiscal year	1.09%	0.48%	0.12%

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS, INTEREST AND AVERAGE RATES—(Unaudited)

	Six months ended September 30,
	2003			2004
	Average balance	Interest	Average rate (Annualized)	Average balance	Interest	Average rate (Annualized)
	(in millions, except percentages)
Assets:
Interest-earning assets:
Interest-earning deposits in other banks	¥3,298,227	¥25,533	1.54%	¥3,066,169	¥25,311	1.65%
Call loans, funds sold, and receivables under resale agreements and securities borrowing transactions	5,102,018	25,609	1.00	5,977,304	19,437	0.65
Trading account assets	6,014,775	15,279	0.51	5,658,449	23,181	0.82
Investment securities	27,123,381	205,460	1.51	31,763,337	176,931	1.11
Loans	48,500,877	473,013	1.95	50,394,822	450,682	1.78

Total interest-earning assets	90,039,278	744,894	1.65	96,860,081	695,542	1.43

Non-interest-earning assets:
Cash and due from banks	3,474,309			4,265,280
Other non-interest-earning assets	8,325,964			8,373,783
Allowance for credit losses	(1,339,762)			(888,504)

Total non-interest-earning assets	10,460,511			11,750,559

Total assets from discontinued operations	28,505			—

Total average assets	¥100,528,294			¥108,610,640

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	¥61,684,610	91,012	0.29	¥62,797,011	94,088	0.30
Debentures	581,686	2,313	0.79	119,905	348	0.58
Call money, funds purchased, and payables under repurchase agreements and securities lending transactions	10,919,764	51,826	0.95	10,842,264	30,452	0.56
Due to trust account, other short-term borrowings, and trading account liabilities	5,430,353	22,628	0.83	10,752,593	34,983	0.65
Long-term debt	5,237,779	58,703	2.24	5,060,306	55,745	2.20

Total interest-bearing liabilities	83,854,192	226,482	0.54	89,572,079	215,616	0.48

Non-interest-bearing liabilities	13,996,316			15,166,209

Total liabilities from discontinued operations	12,607			—

Shareholders’ equity	2,665,179			3,872,352

Total average liabilities and shareholders’ equity	¥100,528,294			¥108,610,640

Net interest income and average interest rate spread		¥518,412	1.11%		¥479,926	0.95%

Net interest income as a percentage of total average interest-earning assets			1.15%			0.99%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UFJ HOLDINGS

You should read the following discussion and analysis in conjunction with “Selected Consolidated Financial Data of UFJ Holdings” and UFJ Holdings’ consolidated financial statements and related notes included elsewhere in this prospectus.

Introduction

General

UFJ Holdings is a financial services holding company. Through its subsidiaries and affiliated companies, UFJ Holdings engages in a broad range of financial operations including retail banking, corporate banking, investment banking, trust banking and securities related-businesses. UFJ Holdings was established in April 2001 to serve as the holding company for three major Japanese banking institutions, Sanwa Bank, Tokai Bank and Toyo Trust. This business combination was accounted for under U.S. GAAP as a purchase by Sanwa Bank of Tokai Bank and Toyo Trust. UFJ Holdings has taken steps to integrate and consolidate its subsidiaries and affiliates in order to increase efficiency as well as to improve and expand its service offerings in response to ongoing deregulation in the Japanese banking market. These steps included the January 2002 merger of Sanwa and Tokai to form UFJ Bank, rebranding Toyo Trust as UFJ Trust Bank, and the June 2002 merger of the group’s largest securities subsidiary with Tsubasa Securities to form UFJ Tsubasa Securities.

UFJ Holdings on a consolidated basis had total assets of ¥82.6 trillion as of September 30, 2004, net income of ¥607.7 billion for the fiscal year ended March 31, 2004 and net income of ¥245.7 billion for the six months ended September 30, 2004. UFJ Holdings provides its products and services through UFJ Bank, UFJ Trust Bank, UFJ Tsubasa Securities and UFJ Asset Management Co. Ltd. as well as other group companies. As of September 30, 2004, UFJ Bank had approximately 15 million retail banking customers and a network of 410 branches, 75 sub-branches and 1,642 fully automated service outlets. These branches and service outlets are concentrated principally in Japan’s three largest metropolitan areas of Tokyo, Osaka and Nagoya. UFJ Bank also serves a broad corporate customer base with approximately 65,000 corporate clients, excluding small businesses, as of September 30, 2004. UFJ Bank has identified small- and medium-sized companies as the primary market for its commercial loans, and has been developing and marketing new loan products for that market. Although large corporate clients remain an important part of its overall business, commercial lending and the provision of other financial services to small- and medium-sized companies are the primary focus for growth for its corporate banking business unit. UFJ Trust Bank administers various trusts, such as investment trusts and pension trusts, and offers various other trust-related services. UFJ Trust Bank has identified loan trusts, jointly operated money trusts, pension trusts, securities related services, corporate agency services and the securitization business as its core trust businesses. UFJ Holdings provides brokerage and trading and other securities businesses principally through its majority-owned subsidiary UFJ Tsubasa Securities and provides asset management services through UFJ Trust Bank and UFJ Asset Management Co.

Following the establishment of UFJ Holdings, the group strived to improve the profitability of its core operations through increasing revenue and reducing costs. In particular, UFJ Holdings positions itself to be the leader of the retail customers and small- and medium-sized businesses in the market.

Additional revenue generating activities have included:

•	increasing consumer and small- and medium-sized corporate lending, which typically carries higher interest rates than large-sized corporate lending,

•	UFJ Bank’s UFJ24 initiative, which has improved the accessibility of its services and increased utilization of its ATM network and generated additional fee income,

•	utilizing referrals from housing operators to increase mortgage lending,

•	cross-selling of products between UFJ Holdings’ banking, trust banking and securities subsidiaries;

Cost reduction measures taken at the time of the business combination of Sanwa Bank, Tokai Bank and Toyo Trust include:

•	rationalizing the combined branch network to reduce overlap of operations and reduce costs, and

•	reducing headcount through streamlining the UFJ Holdings’ organizational structure.

As more fully described under “The Merger,” UFJ Holdings believes the planned integration with MTFG will offer further opportunities for increased cross-selling of products, due to the complementary nature of the two groups’ client bases, and additional cost savings.

Recent Regulatory Problems and Financial Difficulties

In recent years, deregulation and structural reforms in the financial services industry have increased competition, and adverse market conditions in many sectors have exacerbated asset quality problems and led to a marked deterioration in the financial condition and capital base of many Japanese financial institutions, including UFJ Holdings. Extremely low interest rates and low levels of capital investment by corporate customers have contributed to declines in net interest income and outstanding loan balances. Adverse conditions in the Japanese economy have also contributed to high levels of nonperforming loans. In this environment, UFJ Holdings recorded large net losses under Japanese GAAP for the years ended March 31, 2002, 2003 and 2004. These losses and the continuing restructuring of major borrowers created a risk that UFJ holdings would be unable to maintain the 8% capital adequacy ratio (calculated in accordance with Japanese banking regulations and based on Japanese GAAP financial statements) required of Japanese banks with international operations as of September 30, 2004 prior to the UFJ group’s receipt of a capital injection from MTFG.

UFJ Holdings serves as the “main bank” for many of its corporate borrowers. The Japanese banking system has traditionally been characterized as a “main bank” system, where a main bank is conventionally defined as a bank that holds the largest single share of loans made to a borrower. In many cases, these main bank relationships are the result of historical links or other long-standing relationships with borrowers. Due to its main bank relationships and, in some cases, previous unsuccessful attempts at restructuring major borrowers, UFJ Holdings has a particularly concentrated risk exposure to a small group of very large borrowers experiencing weak economic performance. The significance of these borrowers is such that they account for the majority of impaired loans and changes in the economic condition of these borrowers disproportionately affect levels of loan loss allowance, charge-offs and impaired loans in UFJ Holdings’ consolidated loan portfolio.

In the course of ongoing inspections of the classification of large borrowers by Japanese banks, the Financial Services Agency in 2004 concluded that members of the UFJ group’s management had obstructed the Financial Services Agency’s inspection into the classification of such borrowers by systematically withholding relevant information on the borrowers’ financial condition and falsely responding to requests for information from inspectors. In June 2004, the Financial Services Agency issued a series of administrative orders that highlighted the need to strengthen the operations and internal controls of UFJ Bank to respond appropriately to the Financial Services Agency’s inspections. As part of its response to the administrative orders, UFJ Bank strengthened its internal audit department, including the establishment of a specific team dedicated to the evaluation of large borrowers.

The top management of UFJ Holdings, UFJ Bank and UFJ Trust Bank resigned in May 2004. Subsequently, in October 2004, the Financial Services Agency filed criminal indictments against UFJ Bank and former members of its management with the Tokyo District Public Prosecutors Office. At the same time, the Financial Services Agency ordered the suspension of loan origination for new customers by UFJ Bank’s Tokyo corporate office and Osaka corporate office for the period from October 18, 2004 to April 17, 2005. In conjunction with these indictments, the Tokyo District Public Prosecutors Office announced in December 2004 that it would seek to prosecute UFJ Bank, its former executives and a former employee on suspicion of violations of the Banking Law.

Key Financial Figures

The following are some key figures in accordance with U.S. GAAP relating to UFJ Holdings’ business:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Net interest income	¥917.2	¥849.4	¥426.6	¥477.2
Provision for loan losses	511.9	313.1	134.9	202.4
Non-interest income	544.4	1,149.9	656.8	524.5
Non-interest expense	1,214.1	979.9	490.4	550.6

Net income (loss)	¥(337.8)	¥607.7	¥397.7	¥245.7

Total assets	¥77,337.4	¥80,639.7	¥80,165.8	¥82,621.7

UFJ Holdings’ revenues consist of net interest income and non-interest income. Net interest income is a function of:

•	the amount of interest-earning assets,

•	the so-called “spread,” or the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities,

•	the general level of interest rates, and

•	the proportion of interest-earning assets financed by non-interest-bearing liabilities and equity.

Non-interest income consists of:

•	fees and commissions, including

•	trust fees,

•	fees on funds transfer and service charge for collections,

•	fees and commissions on international business,

•	fees and commissions on credit card business,

•	service charges on deposits,

•	fees and commissions on securities business,

•	fees and commissions on stock transfer agency services, and

•	other fees and commissions;

•	net foreign exchange gains (losses), which primarily include net gains (losses) on currency derivative instruments entered into for trading purposes and transaction gains (losses) on the translation into Japanese yen of monetary assets and liabilities denominated in foreign currencies;

•	net trading account profits, which primarily include net gains (losses) on trading securities and interest rate derivative instruments entered into for trading purposes;

•	net investment securities gains (losses), which primarily include net gains on sales of marketable securities, particularly marketable equity securities; and

•	other non-interest income.

Provision for loan losses are charged to operations to maintain the allowance for loan losses at a level deemed appropriate by management.

Business Segments

UFJ Holdings is organized into the following business segments: retail banking, corporate banking, global banking and trading, planning and administration, UFJ Trust and other. UFJ Holdings reports its segment information based on Japanese GAAP, which is not consistent with its financial statements prepared on the basis of U.S. GAAP. The following charts illustrate the relative contributions to net revenue for the six months ended September 30, 2004 of the business segments:

Business Trends and Challenges

Reduction of nonperforming loans. UFJ Holdings has been actively working on disposing nonperforming loans in order to meet the policy for the disposal of nonperforming loans, which was based on the program for financial revival announced by the Japanese government in October 2002. Under the program, the Financial Services Agency stated that it would strive to normalize the problems with nonperforming loans by March 31, 2005, by reducing major Japanese banks’ ratio of nonperforming loans to total loans by about half. The following table sets forth a summary of UFJ Holdings’ nonaccrual and restructured loans, and accruing loans that are contractually past due 90 days or more, and allowance for loan losses at March 31, 2003 and 2004 and at September 30, 2004:

	March 31, 2003	March 31, 2004	September 30, 2004
	(in billions, except percentages)
Nonaccrual loans	¥6,954.6	¥4,905.9	¥4,295.6
Restructured loans	192.3	159.2	80.6
Accruing loans contractually past due 90 days or more	22.9	19.8	24.1
Nonaccrual loans and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of total loans	15.4%	11.2%	10.0%
Allowance for loan losses	3,195.2	2,438.3	2,080.8
Allowance as a percentage of loans	6.8%	5.4%	4.7%
Allowance as a percentage of nonaccrual loans and restructured loans, and accruing loans contractually past due 90 days or more	44.6%	48.0%	47.3%

Broader range of products.    The reduction of barriers since the late 1990s among the banking, securities and insurance businesses has enabled UFJ Holdings to engage in businesses which it was not permitted to conduct before. In addition, deregulation of interest rates on yen deposits and other factors have enabled UFJ

Holdings to offer customers an increasingly attractive and diversified range of products. UFJ Holdings has been seeking, and will continue to seek, to increase its fees and commissions by taking advantage of the reduction of barriers and other deregulatory trends.

Greater competition.    UFJ Holdings faces strong competition in all of its principal areas of operation as a result of the relaxation of regulations relating to Japanese financial institutions. Deregulation has eliminated barriers between different types of Japanese financial institutions, which are now able to compete directly against one another. Deregulation and market factors have also facilitated the entry of various large foreign financial institutions into the Japanese domestic market. Greater competition may prevent UFJ Holdings from increasing its level of fee income in the future.

External economic conditions.    The financial services industry and the global financial markets are influenced by many unpredictable factors, including economic conditions, monetary policy, international political events, liquidity in global markets and regulatory developments. UFJ Holdings’ operations are significantly affected by external factors, such as the level and volatility of interest rates, currency exchange rates, stock and real estate markets and other economic and market conditions. In addition, UFJ Holdings holds a significant number of shares in some of its customers for strategic purposes, in particular to maintain long-term relationships. These shareholdings expose UFJ Holdings to risk of losses resulting from a decline in market prices of the shares. Accordingly, UFJ Holdings’ results of operations may vary significantly from period to period because of unpredictable events, including unexpected failures of large corporate borrowers, defaults in emerging markets and market volatility.

Strategic Alliance with Nippon Shinpan

In March 2004, UFJ Bank purchased ¥200 billion of preferred stock issued by Nippon Shinpan Co., Ltd., a large Japanese consumer credit company. The investment was part of a strategic alliance between the two institutions in the credit card business intended to strengthen the competitiveness of UFJ Bank’s retail business. UFJ Holdings plans to position Nippon Shinpan as a core company in UFJ Bank’s retail strategy, together with UFJ Bank’s subsidiary UFJ Card.

The preferred stock is convertible into common stock of Nippon Shinpan at the option of UFJ Holdings at any date until September 1, 2014, and at or after September 2, 2014 it will be mandatorily converted into common stock. The conversion price is subject to anti-dilution adjustments and a semi-annual adjustment based on market prices up to a maximum of ¥304.1 per common share and a minimum of ¥212.9 per common share. Dividends receivable on the preferred stock are non-cumulative and payable out of available earnings at a rate equal to the Japanese yen six-month TIBOR plus 1.0%. The preferred stock is non-voting except in the event that Nippon Shinpan has sufficient available earnings but does not declare and pay dividends on the preferred stock as well as certain situations as provided in the Commercial Code of Japan.

UFJ Holdings is Nippon Shinpan’s main bank and owned 10.0% of Nippon Shinpan’s common shares as of September 30, 2004. Under Japanese GAAP, Nippon Shinpan will not be deemed a consolidated subsidiary of UFJ Holdings until UFJ Bank converts the preferred stock into common shares. However, under U.S. GAAP, Nippon Shinpan is a subsidiary as of April 1, 2004 as UFJ Holdings is deemed to be the primary beneficiary of Nippon Shinpan, as that term is defined in Financial Accounting Standards Board Interpretation No. 46 (Revised), or FIN 46-R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, and is included in UFJ Holdings’ consolidated financial statements as of and for the six months ended September 30, 2004 as a result of applying the guidance in FIN 46-R. For periods prior to April 1, 2004, Nippon Shinpan was an equity affiliate of UFJ Holdings.

Nippon Shinpan’s operations consist primarily of consumer loans, credit cards, guarantees of personal credit and “shopping” loans for automobile and other consumer products which it provides under the brand name “NICOS”. Nippon Shinpan’s consumer loan business provides cardholders with personal loans, including cash withdrawals at designated ATMs, and generates revenue in the form of interest payments, fees and commissions. The credit card business generates revenues through merchant discount fees, finance charges and membership fees. Nippon Shinpan’s guarantee business provides guarantees for consumers applying for loans with its affiliated financial institutions, and generates revenue through commissions and other fees. The shopping loan business provides loans for consumers seeking to purchase merchandise and services, and generates revenue in the form of finance charges and merchant discount fees.

On a consolidated basis Nippon Shinpan had total assets of ¥1,678 billion as of September 30, 2004 and net income of ¥14.2 billion for the six months ended September 30, 2004 under U.S. GAAP.

The Financial Services Agency’s Inspections of Troubled Borrowers of Major Banks

Amid concerns over the impact of problem loans on the Japanese financial system as a whole, the Financial Services Agency announced a policy in October 2002 that banks should reduce by half the ratio of problem loans to total loans reported as of March 31, 2005 as calculated under Japanese banking regulations. In addition, the Financial Services Agency has strengthened its review process of problem loans by supplementing its regular inspections of the problem loans of Japanese banks with special inspections. The scope of these special inspections included the financial condition and internal classifications of certain large troubled borrowers of major banks, including UFJ Bank and UFJ Trust Bank. These inspections have been conducted periodically since the end of the fiscal year ended March 31, 2002. These inspections, including the regular inspections, resulted in the banks re-rating a number of borrowers’ classifications during the periods presented. The results of these inspections are consistent with the credit analyses performed and judgments made by management in determining UFJ Holdings’ U.S. GAAP loan loss allowance against borrowers in the periods presented. See “Qualitative and Quantitative Disclosures about Credit, Market and Other Risk—Credit Risk Management.”

Restructurings of Certain Large Borrowers

In recent periods, UFJ Holdings has increased efforts to address its exposure to large borrowers experiencing weak economic performance through charge-offs of loans and the utilization of government-sponsored revitalization initiatives. The Industrial Revitalization Corporation of Japan, or IRCJ, was established in April 2003 jointly by the public and private sector to provide revitalization assistance to the industrial and financial sectors in Japan. The IRCJ assists companies to formulate business revitalization plans and identify sponsors, such as private equity funds, investment banks or other entities, to invest in the companies and assist them with restructuring. The IRCJ assists these companies by purchasing their debt and entering into debt-for-equity swaps. The sponsors then purchase the debt and equity from the IRCJ, contribute new funds and assist the companies with implementing their business revitalization plans.

Some of UFJ Holdings’ large borrowers experiencing weak economic performance have submitted business revitalization plans to the IRCJ. As a main bank for these borrowers, UFJ Bank jointly submitted the plans to the IRCJ and agreed to extend financial support as follows:

•	Daiei. Daiei Inc. and its related group companies are one of Japan’s largest general retailers and supermarket operators. UFJ Bank and other “co-main” banks jointly submitted an application for support of a business revitalization plan to the IRCJ with Daiei and received approval in December 2004. Under the plan, the IRCJ and a sponsor yet to be selected will invest a total of at least ¥110 billion. This is to be comprised of ¥50 billion from the IRCJ, of which ¥40 billion will be in the form of a debt-for-equity swap and ¥10 billion will be in cash, and ¥60 billion from the sponsor. The IRCJ and the sponsor will each acquire a one-third controlling interest in the company. The plan also calls for ¥405 billion in debt forgiveness and cancellation of ¥192 billion, or approximately 82.8%, of the preferred stock of Daiei held by its three main banks. ¥40 billion of preferred stock that is outside the scope of the proposed cancellation will, after compulsory conversion to ordinary shares, be subject to a 10:1 reverse stock split. Of these amounts, UFJ Holdings will forgive ¥204.3 billion of debt and write- off ¥96 billion of preferred stock. Under the proposed plan, the relative value of existing ordinary shares in Daiei will be substantially diluted due to a capital reduction of approximately 99.6%, a 10:1 reverse stock split and a major recapitalization.

•

Daikyo.    Daikyo Incorporated and its related group companies are one of Japan’s leading apartment building developers and managers. Under Daikyo’s revitalization plan, accepted by the IRCJ in September 2004 and amended in January 2005, a total of ¥133.5 billion in financial support in the form of debt forgiveness and debt-for-equity swaps will be requested from financial institutions as well as a 50% write-off of preferred stock issued by Daikyo. Of these amounts, UFJ Bank will forgive ¥81.5 billion of debt and enter into a debt-for-equity swap for ¥30 billion of preferred stock. The debt-for-equity swap will result in a charge-off of ¥30 billion against the debt and recognition of an investment in Daikyo’s preferred stock at its fair value. In addition, a capital reduction of approximately 99.2% will be implemented and 50% of the preferred stock outstanding will be cancelled without compensation. The plan also calls for a capital increase through a third party share issue, which will reduce the relative position of existing shareholders.

•	Misawa Homes. Misawa Homes Holdings, Inc. and its related group companies are one of Japan’s leading residential housing operators. The revitalization plan announced in December 2004 calls for a total of ¥140 billion in financial support and cancellation of preferred stock issued by Misawa. Of this amount, UFJ Bank will forgive ¥85 billion of debt, enter into a debt-for-equity swap for ¥20 billion of preferred stock and write-off ¥108 billion of preferred stock. The debt-for-equity swap will result in a charge-off of ¥20 billion against the debt and recognition of an investment in Misawa Homes’ preferred stock at its fair value. In addition, the holdings of existing owners of ordinary shares will be diluted due to a capital reduction of approximately 99%, a 10:1 reverse stock split and a recapitalization by a sponsor to a controlling level.

These plans are subject to the approval of the creditors of the respective companies as well as identification of, and agreement with, suitable sponsors. In addition, UFJ Holdings will maintain its main bank relationship with these borrowers and therefore may be exposed to further losses in the future.

In addition to the above restructurings proposed to be made with the assistance of the IRCJ, some of UFJ Holdings’ other large borrowers have announced restructuring plans as follows:

•	Aplus. Aplus Co., Ltd. is a large consumer credit company. In September 2004, UFJ Bank sold ¥94 billion of Aplus debt and ¥30 billion of Aplus preferred stock to Shinsei Bank, Ltd., an unaffiliated bank. As a result of these transactions, UFJ Holdings no longer has significant exposure to Aplus.

•	Sojitz. Sojitz Holdings Corporation announced a new business plan on September 29, 2004. Pursuant to the plan, Sojitz issued ¥350 billion of preferred stock to its banks, primarily in debt-for-equity swaps, and ¥10 billion of preferred stock and ¥10 billion of convertible bonds to a third party investor on October 29, 2004. Of these amounts, UFJ Bank entered into a debt-for-equity swap for ¥330 billion of preferred stock. This resulted in a charge-off against the debt and recognition of an investment in Sojitz preferred stock at its fair value. UFJ Holdings will continue its main bank relationship with Sojitz and therefore may be exposed to further losses in the future.

•	Towa Real Estate. Towa Real Estate Development Co., Ltd. announced a financial support plan on December 29, 2004. The plan, which is subject to the approval of UFJ Bank and Towa’s other creditors, calls for Towa to enter into a strategic partnership with Mitsubishi Estate Co., Ltd. whereby Mitsubishi Estate and other investors will contribute ¥25 billion to Towa, UFJ Bank will transfer all of its preferred stock of Towa to Mitsubishi Estate, and an aggregate of ¥80 billion in financial support will be extended by UFJ Bank and Towa’s other creditors. UFJ Holdings will continue its main bank relationship with Towa and therefore may be exposed to further losses in the future.

Allowances for loan losses anticipated as a result of the above IRCJ revitalization plans and other restructurings have been recorded at each balance sheet date depending on the extent to which the impairment was deemed to have existed. Charge-offs have been made on the date of management approval.

Measures to Assist Small- and Medium-Sized Borrowers

To accelerate revitalization of small- and medium-sized companies, UFJ Bank established UFJ Strategic Partner, a joint venture with Merrill Lynch, in December 2002. UFJ Strategic Partner provides advisory services for formulating and implementing restructuring plans to small- and medium-sized companies and advises them on their problem loans. UFJ Strategic Partner expects to upgrade or finally dispose of its initial loan and loan participation portfolio within approximately three years. To date, small- and medium-sized companies with loans with a face value of approximately ¥1,300 billion have received this assistance. The credit ratings of a proportion of these borrowers has subsequently improved.

Economic Environment in Japan

UFJ Holdings operates primarily in Japan. After experiencing weak economic conditions and sluggish growth in previous years, Japan’s economy improved in the fiscal years ended March 31, 2003 and 2004 mainly due to an increase in exports and capital spending, as well as improvements in employment and wages. The real gross domestic product growth rate was 1.1% for the fiscal year ended March 31, 2003 and 3.2% for the fiscal year ended March 31, 2004. The economy continued to show some signs of improvement in the fiscal year ended March 31, 2005, including increases in capital investments and corporate profits.

Improving economic conditions since the fiscal year ended March 31, 2003 have resulted in declining numbers of corporate bankruptcies in Japan. The number of corporate bankruptcy filings in Japan reached a 17-year high during the fiscal year ended March 31, 2002 but has decreased since then. The following table presents information on the number of new corporate bankruptcy filings in Japan and total liabilities involved in such filings for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions, except for number of filings)
Corporate bankruptcy filings	18,928	15,790	8,337	6,847
Total liabilities	¥13,310	¥10,688	¥5,523	¥3,141

Short-term interest rates remained near zero percent as the Bank of Japan continued its policy to provide liquidity in the money markets. The yield on 10-year government bonds, used as a benchmark for long-term interest rates, started in April 2003 at around 0.7%, reached a record low of around 0.5% in June 2003, and finished in March 2004 at around 1.4%. The yield remained at around 1.4% in September 2004 and was 1.3% as of early April 2005.

There was a significant recovery in stock prices in the fiscal year ended March 31, 2004, although stock prices declined slightly in the six months ended September 30, 2004. The following table presents the Nikkei Stock Average and TOPIX at the dates indicated:

	March 31, 2002	September 30, 2002	March 31, 2003	September 30, 2003	March 31, 2004	September 30, 2004
Nikkei Stock Average	¥11,024.94	¥9,383.29	¥7,972.71	¥10,219.05	¥11,715.39	¥10,823.57
TOPIX	1,060.19	921.05	788.00	1,018.80	1,179.23	1,102.11

Stock prices have improved slightly since September 30, 2004, and at March 31, 2005, the Nikkei Stock Average was ¥11,761.10 and the TOPIX was 1,186.50.

In the foreign exchange markets, the value of the yen against the U.S. dollar generally appreciated during the fiscal year ended March 31, 2004 and the six months ended September 30, 2004. See “Exchange Rates” for the historical noon buying rates of the Federal Reserve Bank of New York.

International Financial Markets

In the United States, the 10-year U.S. treasury note, a benchmark for long-term interest rates, started at around 3.9% in April 2003 and finished at around 3.8% in March 2004. The yield was around 4.1% in September 2004 and 4.37% at February 28, 2005. The U.S. Federal Reserve decreased the federal funds rate by 0.25% to 1.00% in June 2003. Subsequent to March 31, 2004, the Federal Reserve raised the federal funds rate by 0.25% in June, August, September, November and December 2004 and February and March 2005, to 2.75%.

In the EU, the European Central Bank decreased its policy rate (refinancing rate) by 0.50% to 2.00% in June 2003 and has kept it at 2.00% since that time.

Critical Accounting Estimates

Introduction

UFJ Holdings’ consolidated financial statements are prepared in accordance with U.S. GAAP. Many of the accounting policies require management to make judgments regarding the valuation of assets and liabilities. The financial results of UFJ Holdings are affected by the accounting policies, assumptions and estimates that underlie the preparation of its financial statements. The accounting policies used in the preparation of the financial statements are set out in note 1 to the financial statements. In preparing the financial statements, management is required to select suitable accounting policies, apply them consistently and make judgements and estimates that are reasonable and prudent.

The accounting estimates that are deemed critical to UFJ Holdings’ operating results and financial condition are discussed below.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable losses in UFJ Holdings’ loan portfolio. The evaluation process involves a number of estimates and judgments. UFJ Holdings’ allowance for loan losses consists of specific allowances for specifically identified impaired borrowers and general allowances for homogeneous pools of commercial and consumer loans, and other loans which are not specifically identified as impaired.

UFJ Holdings uses a credit rating system to determine the credit quality of its borrowers. Borrowers are graded using information believed to reflect the borrower’s ability to fulfill its obligations. Among the factors considered are the borrower’s equity ratio, retained earnings to total assets ratio, debt to total assets ratio and borrowing capacity. Also included are earnings before taxes ratio, earnings before interest, taxes, depreciation and amortization ratio, the ability to repay debts and years to repay debts. These factors are based on an evaluation of current and historical information as well as subjective assessment and interpretation. Emphasizing one factor over another or considering additional factors that may be relevant in determining the credit rating of a particular borrower, but which are not an explicit part of UFJ Holdings’ methodology, could impact the credit rating UFJ Holdings assigns to that borrower.

The allowance for specifically identified impaired borrowers, which represent large-balance, non-homogeneous loans that have been specifically determined to be impaired, is determined based on an estimate of the present value of expected future cash flows or the fair value of collateral when the loan is considered to be collateral dependent or the observable market price of the loan, if one is available. The consideration of whether a loan is impaired as well as the estimate of a borrower’s ability to produce future cash flows and the amount and timing of such cash flows is highly subjective, especially for some of the largest borrowers where a wide range of estimates can result depending on the different assumptions used. In addition, UFJ Holdings’ real estate collateral valuations involve a number of detailed assumptions and estimates about current market conditions in the Japanese real estate sector. Substantially all collateral valuations are performed by UFJ Holdings group companies.

Large groups of smaller balance homogeneous loans and other loans which are not specifically identified as impaired are collectively evaluated for impairment, and the allowance for such loans is established through a process that begins with estimates of probable unidentified losses inherent in the portfolio. These estimates are based upon various analyses, including UFJ Holdings’ historical delinquency and loan loss experience, adjusted for qualitative factors, such as the current macro-economic conditions prevailing at each period an estimate is made as well as current lending policies and procedures. Since these estimates capture qualitative factors that are not present in the quantitative analysis, they can be highly subjective.

In addition to the allowance for loan losses on UFJ Holdings’ loan portfolio, UFJ Holdings maintains an allowance for credit losses on off-balance-sheet credit instruments, including commitments to extend credit, a variety of guarantees and standby letters of credit. Such allowance is included in Other liabilities. The considerations that UFJ Holdings uses in its estimate of provisions against off-balance-sheet credit risk are similar to those used for on-balance-sheet risk.

The adequacy of the allowance for loan losses requires the exercise of considerable judgment and the use of estimates, such as those discussed above. To the extent that actual losses exceed management’s estimates, additional allowance for loan losses may be required that could have a materially adverse impact on UFJ Holdings’ operating results and financial condition in future periods.

Valuation and Impairment of Financial Instruments

UFJ Holdings holds investment securities and trading assets and liabilities, including debt and marketable equity securities, non-marketable equity securities and derivatives. Fair value of financial instruments is the current amount that would be exchanged between willing buyers and sellers, other than in a forced sale or liquidation. Valuations of investment securities and trading assets and liabilities are primarily estimated based on quoted market prices, prices actively quoted among brokers or internally developed pricing models.

Quoted market prices in active markets, if available, are the most reliable measure of fair value. However, quoted market prices for debt securities traded over the counter, including Japanese and foreign government bonds, certain derivative instruments, private equity and preferred equity investments may not be available. When quoted market prices are not available, derivatives and securities values are determined based upon discounted cash flow analysis, comparison to similar observable market transactions, or the use of financial models. Discounted cash flow analysis is dependent upon estimated cash flows and the market discount rate used for credit rating and maturity comparable with the issuer. Valuation using pricing models is dependent upon time value, yield curve, option features, volatility factors, prepayment speeds, default rates, loss severity, foreign exchange rates, current market prices and transaction prices for underlying financial instruments. Pricing adjustments to model UFJ Holdings’ portfolio valuations consider liquidity, credit exposure, concentration risks, hedging strategies, quality of model inputs and other factors.

Where valuation of financial instruments is subjective due to the lack of market prices or inputs, management must apply judgment to make estimates and certain assumptions. For example, if prices or inputs to financial models are used for similar financial instruments, judgment is applied to make appropriate adjustments for differences in credit risk, liquidity, transaction costs or various other financial variables. Changes in model estimates and assumptions, market conditions and unexpected circumstances can significantly affect the fair values of the securities and trading assets and liabilities.

Trading assets and liabilities that are actively traded are valued based on quoted market prices. Since few derivatives are actively traded, the majority of derivatives are valued using internally developed models based on external market variables that can be independently validated by third-party sources. However, certain derivatives are valued based on external market variables that are less readily available and are subject to management judgment. For certain derivatives not valued by internally developed models, UFJ Holdings may periodically utilize external valuations performed by qualified independent counterparties.

The estimated fair values of financial instruments without quoted market prices were as follows:

	At March 31,		At September 30,
	2003	2004	2004
	(in billions)
Financial assets:
Trading securities	¥2,358	¥2,587	¥3,368
Investment securities	15,463	18,760	16,951
Derivative financial instruments, net	167	136	118

Financial liabilities:
Trading securities sold, not yet purchased	1,518	1,876	1,910
Obligations to return securities received as collateral	137	340	195

A significant portion of trading securities, investment securities, trading securities sold, not yet purchased and obligations to return securities received as collateral consists of Japanese national government and agency bonds, and foreign government and official institutions bonds, for which prices are actively quoted among brokers and are readily available but are not publicly reported and therefore are not considered quoted market prices. Additionally, a substantial portion of derivative financial instruments are comprised of over-the-counter interest rate and currency swaps and options. Estimates of fair value of these derivative transactions are determined using quantitative models with multiple market inputs.

An impairment loss on investment securities is required to be recognized in earnings for a decline in fair value that is other-than-temporary. UFJ Holdings conducts a review to identify and evaluate investment securities that have indications of possible impairment. UFJ Holdings assesses various quantitative and qualitative factors to determine whether impairment is other-than-temporary. The assessment of other-than-temporary impairment requires significant judgment and therefore can have a significant impact on the results of operations.

Debt and marketable equity securities.    In determining whether a decline in fair value is other-than-temporary for a particular security, indicators of an other-than-temporary decline for both debt and marketable equity securities include the extent of decline in fair value below cost and the length of time that the decline has continued. UFJ Holdings generally deems a decline in fair value of 20% or more or a decline in fair value that has continued for six months or more as an indicator of other-than-temporary decline. UFJ Holdings also considers the current financial condition and near-term prospects of issuers primarily based on the credit standing of the issuers as determined by UFJ Holdings’ credit rating system, market values of comparable companies, and changes in industry and market prospects.

Non-marketable equity securities.    Non-marketable equity securities are equity securities of companies that are not publicly traded or are thinly traded. Such securities are held at cost less other-than-temporary impairment. UFJ Holdings considers the credit standing of issuers and the extent of decline in net assets of issuers as well as other factors, including valuation of public companies of similar size operating in the same or similar industry, operating performance, industry trends and future expectations, to determine whether the decline is other-than-temporary. When UFJ Holdings determines that the decline is other-than-temporary, non-marketable equity securities are written down to their fair value. For certain non-marketable equity securities, UFJ Holdings may periodically utilize external valuation performed by qualified independent valuation consulting firms.

The markets for equity securities and debt securities are inherently volatile, and the values of both types of securities have fluctuated significantly in recent years. Accordingly, UFJ Holdings’ assessment of potential impairment involves risks and uncertainties depending on market conditions that are global or regional in nature and the condition of specific issuers or industries and management’s subjective assessment of the estimated future performance of investments.

Deferred Tax Asset Valuation Allowance

A valuation allowance for deferred tax assets is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.

In determining a valuation allowance, UFJ Holdings estimates future taxable income (exclusive of reversing temporary differences and loss carryforwards) and future reversals of existing taxable temporary differences using forecasted operating results, based on recent historical trends and approved business plans, a review of the eligible carryforward periods, tax planning opportunities and other relevant considerations. Future realization of the tax benefit of these carryforwards or existing deductible temporary differences ultimately depends on the existence of sufficient taxable income in future periods. The existence of high levels of negative retained earnings, taxable losses and credit costs incurred in the past years add to the inherent subjectivity in the determination of the valuation allowance. A valuation allowance of ¥2,666.7 billion has been recorded against deferred tax assets as of September 30, 2004.

Impairment of Goodwill

At September 30, 2004, UFJ Holdings had goodwill of ¥2,399 billion relating principally to the acquisition of Tokai Bank and Toyo Trust by Sanwa Bank on April 2, 2001. An impairment review of goodwill is performed at least annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The impairment review is performed for each reporting unit by projecting future cash flows of the reporting units to which the goodwill relates based upon budgets and plans and discounting these using a rate approximating the weighted average cost of capital after making adjustment for the risk inherent in the cash flows. A reporting unit is an operating segment or component of an operating segment that constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. If the present value of the projected cash flows, which represent the estimated fair value of the reporting units, were to be less than the carrying value of the underlying net assets and related goodwill, an impairment may have occurred. If it has been determined that an impairment has occurred, a charge would be recorded in income. This calculation requires the exercise of significant judgement by management.

Upon adoption of SFAS 142 on April 1, 2002, UFJ Holdings performed the transitional impairment test on goodwill. The initial adoption resulted in a cumulative adjustment charge to earnings of ¥62 billion. Also, during its subsequent annual impairment review on March 31, 2003, UFJ Holdings recorded an additional impairment on its goodwill of ¥194 billion, which was recorded in the fiscal year ended March 31, 2003.

Accrued Severance Indemnities and Pension Liabilities

UFJ Holdings has defined benefit retirement plans, including lump-sum severance indemnities and pension plans, which cover substantially all of its employees. Severance indemnities and pension costs are calculated based upon a number of actuarial assumptions, including discount rates, expected long-term rates of return on plan assets and rates of increase in future compensation levels. Actual results that differ from the assumptions are accumulated and amortized over future periods, and affect UFJ Holdings’ recognized net periodic pension costs and accrued severance indemnities and pension obligations in future periods.

In developing the assumptions for expected long-term rates of return, UFJ Holdings refers to the historical average returns earned by the plan assets and the rates of return expected to be available for reinvestment of existing plan assets, which reflect recent changes in trends and economic conditions, including market price.

UFJ Holdings had an unrecognized net actuarial loss for domestic severance indemnities and pension plans of ¥110.9 billion at September 30, 2004. Differences in actual experience or changes in assumptions may affect UFJ Holdings’ financial condition and reported results in future periods.

Accounting and Reporting Developments

See note 1 to UFJ Holdings’ consolidated financial statements for information concerning recent accounting and reporting developments.

Recently Issued Accounting Pronouncements

See note 1 to UFJ Holdings’ consolidated financial statements for information concerning recently issued accounting pronouncements.

Results of Operations

The following table summarizes UFJ Holdings’ results of operations for the fiscal years ended March 31, 2003 and 2004 and the six months ended September 30, 2003 and 2004:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Interest income	¥1,187.0	¥1,058.4	¥535.1	¥613.5
Interest expense	269.8	209.0	108.5	136.3

Net interest income	917.2	849.4	426.6	477.2
Provisions for loan losses	511.9	313.1	134.9	202.4
Non-interest income	544.4	1,149.9	656.8	524.5
Non-interest expense	1,214.1	979.9	490.4	550.6

Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	(264.4)	706.3	458.1	248.7
Income tax expense	23.7	95.6	57.4	5.9
Cumulative effect of change in accounting principle, net of taxes	(62.0)	(3.0)	(3.0)	2.9
Extraordinary gain, net of taxes	12.3	—	—	—

Net income (loss)	¥(337.8)	¥607.7	¥397.7	¥245.7

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

UFJ Holdings had net income of ¥245.7 billion for the six months ended September 30, 2004 as compared to ¥397.7 billion for the six months ended September 30, 2003. UFJ Holdings’ earnings per common share (net income available to common shareholders) for the six months ended September 30, 2004 was ¥43,106, compared to earnings per common share of ¥76,242 for the six months ended September 30, 2003. These decreases in net income were due primarily to the following:

•	a decrease of ¥132.3 billion in non-interest income from ¥656.8 billion for the six months ended September 30, 2003 to ¥524.5 billion for the six months ended September 30, 2004 primarily reflecting losses on the trading account of ¥65.4 billion for the six months ended September 30, 2004 compared to gains on the trading account of ¥177.4 billion in the six months ended September 30, 2003,

•	an increase of ¥67.5 billion in provisions for loan losses from ¥134.9 billion in the six months ended September 30, 2003 to ¥202.4 billion in the six months ended September 30, 2004 due primarily to efforts to restructure large exposures in the loan portfolio, and

•	an increase of ¥60.2 billion in non-interest expenses from ¥490.4 billion for the six months ended September 30, 2003 to ¥550.6 billion for the six months ended September 30, 2004 primarily as a result of the consolidation of Nippon Shinpan, partially offset by

•	an increase in interest income of ¥78.4 billion from ¥535.1 billion for the six months ended September 30, 2003 to ¥613.5 billion for the six months ended September 30, 2004 due primarily to the consolidation of Nippon Shinpan and increases in other retail lending.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

UFJ Holdings had net income of ¥607.7 billion for the fiscal year ended March 31, 2004 as compared to a net loss of ¥337.8 billion for the fiscal year ended March 31, 2003. UFJ Holdings’ earning per common share for the fiscal year ended March 31, 2004 was ¥114,642, compared to a loss per common share of ¥77,926 for the fiscal year ended March 31, 2003. These increases in net income were due primarily to the following:

•	an increase of ¥605.5 billion in non-interest income from ¥544.4 billion for the fiscal year ended March 31, 2003 to ¥1,149.9 billion for the fiscal year ended March 31, 2004 due to increases in fees and commissions, trading accounts gains and investment securities gains, all of which reflect improvements in market conditions between the periods,

•	a decrease of ¥198.8 billion in provisions for loan losses from ¥511.9 billion for the fiscal year ended March 31, 2003 to ¥313.1 billion for the fiscal year ended March 31, 2004 due primarily to improvements in the financial conditions of existing impaired borrowers and fewer new impaired borrowers, and

•	a decrease of ¥234.2 billion in non-interest expense from ¥1,214.1 billion for the fiscal year ended March 31, 2003 to ¥979.9 billion for the fiscal year ended March 31, 2004 primarily due to a goodwill impairment charge of ¥194.0 billion in the fiscal year ended March 31, 2003 relating to the trust business segment. In addition to this charge, an additional impairment charge of ¥62.0 billion relating to the trust business was recorded as a cumulative effect of change in accounting principle adjustment.

Net Interest Income

Net interest income is a function of:

•	the amount of interest-earning assets;

•	the so-called “spread,” or the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities;

•	the general level of interest rates; and

•	the proportion of interest-earning assets financed by non-interest-bearing liabilities and equity.

The following table summarizes UFJ Holdings’ net interest income for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Interest income	¥1,187.0	¥1,058.4	¥535.1	¥613.5
Interest expense	269.8	209.0	108.5	136.3

Net interest income	¥917.2	¥849.4	¥426.6	¥477.2

Interest Income

The following table summarizes UFJ Holdings’ interest income for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Loans, including fees	¥908.6	¥840.8	¥424.5	¥483.9
Deposits in other banks	33.9	21.3	12.2	8.1
Investment securities:
Interest	149.0	139.4	68.1	91.8
Dividends	32.6	22.6	10.0	10.8
Trading account assets	23.4	17.7	10.8	8.7
Call loans and funds sold	5.0	3.5	2.0	1.9
Receivables under reverse repurchase agreements and securities borrowing transactions	34.5	13.1	7.5	8.3

Total	¥1,187.0	¥1,058.4	¥535.1	¥613.5

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Interest income increased by ¥78.4 billion from ¥535.1 billion for the six months ended September 30, 2003 to ¥613.5 billion for the six months ended September 30, 2004. This increase was primarily due to an increase of ¥59.4 billion in interest income on loans from ¥424.5 billion for the six months ended September 30, 2003 to ¥483.9 billion for the six months ended September 30, 2004. In addition, interest earned on investment securities increased by ¥23.7 billion from ¥68.1 billion for the six months ended September 30, 2003 to ¥91.8 billion for the six months ended September 30, 2004.

Interest income earned on loans increased by ¥83.6 billion due to the consolidation of Nippon Shinpan’s credit card and other interest earning businesses for the six months ended September 30, 2004. Excluding the contribution of Nippon Shinpan, interest income earned on loans decreased slightly by ¥24.2 billion, reflecting lower levels of corporate loan origination due to weak corporate sector demand for the six months ended September 30, 2004 compared to the six months ended September 30, 2003.

The impact of reduced corporate lending for the six months ended September 30, 2004 was partially offset by an increase in other consumer lending which typically carries a higher interest rate than corporate lending. In addition, the general level of long-term interest rates was higher for the six months ended September 30, 2004 as compared to the six months ended September 30, 2003, which also helped partially offset the decline in corporate lending volumes.

Interest income earned on investment securities increased by ¥23.7 billion from ¥68.1 billion for the six months ended September 30, 2003 to ¥91.8 billion for the six months ended September 30, 2004. This increase was due to higher levels of debt securities carried throughout the six months ended September 30, 2004, as compared to the six months ended September 30, 2003. The decrease in demand for corporate loans resulted in the channeling of funding balances into higher holdings of debt securities.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Interest income decreased by ¥128.6 billion from ¥1,187.0 billion for the fiscal year ended March 31, 2003 to ¥1,058.4 billion for the fiscal year ended March 31, 2004. This was primarily due to a decrease of ¥67.8 billion in interest from loans from ¥908.6 billion for the fiscal year ended March 31, 2003 to ¥840.8 billion for the fiscal year ended March 31, 2004, a decrease of ¥19.6 billion in interest and dividends on investment securities from

¥181.6 billion for the fiscal year ended March 31, 2003 to ¥162.0 billion for the fiscal year ended March 31, 2004 and a decrease of ¥12.6 billion in deposits in other banks from ¥33.9 billion for the fiscal year ended March 31, 2003 to ¥21.3 billion for the fiscal year ended March 31, 2004.

The decrease in interest income from loans was due to lower levels of corporate loan origination for the fiscal year ended March 31, 2004 compared to the fiscal year ended March 31, 2003 due to weak corporate sector demand. The impact of the reduced corporate lending was partially offset by an increase in consumer lending which typically carries a higher rate than corporate lending. In addition, the general level of long-term interest rates was higher for the fiscal year ended March 31, 2004 as compared to the prior year, which also helped partially offset the decline in corporate lending volumes.

Interest and dividends earned on investment securities decreased by ¥19.6 billion from ¥181.6 billion for the fiscal year ended March 31, 2003 to ¥162.0 billion for the fiscal year ended March 31, 2004.

Interest income from foreign currency denominated debt securities decreased by ¥13.8 billion from ¥69.3 billion for the fiscal year ended March 31, 2003 to ¥55.5 billion for the fiscal year ended March 31, 2004. This reflects a reduction in UFJ Holdings’ portfolio of U.S. dollar-denominated debt securities together with a period-on-period decline in U.S. interest rates. In addition, interest income earned on domestic debt securities decreased by ¥2.2 billion from ¥79.7 billion for the fiscal year ended March 31, 2003 to ¥77.5 billion for the fiscal year ended March 31, 2004.

Dividends received on investment securities decreased by ¥10.0 billion from ¥32.6 billion for the fiscal year ended March 31, 2003 to ¥22.6 billion for the fiscal year ended March 31, 2004 due to a reduction in UFJ Holdings’ equity portfolio to reduce cross-holdings of customers’ equity securities.

The decrease of ¥12.6 billion in interest on deposits in other banks was due to a general reduction in interest earning deposits in other banks in the fiscal year ended March 31, 2004 as compared to the fiscal year ended March 31, 2003. Interest-earning deposits in other banks fluctuate significantly from day to day depending upon financial market conditions. Interest-earning deposits in other banks decreased 9.2%, from ¥964.2 billion at March 31, 2003 to ¥875.3 billion at March 31, 2004. This decrease primarily reflects the daily operation and liquidity needs of UFJ Holdings and money market conditions.

Interest Expense

The following table summarizes UFJ Holdings’ interest expense for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Deposits	¥108.2	¥74.8	¥37.3	¥38.8
Call money and funds purchased	3.2	1.3	0.6	0.7
Payables under repurchase agreements and securities lending transactions	38.0	18.6	10.4	11.0
Due to trust account	5.9	6.2	2.7	3.9
Other short-term borrowings and trading account liabilities	27.6	19.4	14.9	16.5
Long-term debt	86.9	88.7	42.5	65.4

Total	¥269.8	¥209.0	¥108.5	¥136.3

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Interest expense increased by ¥27.8 billion to ¥136.3 billion for the six months ended September 30, 2004 from ¥108.5 billion for the six months ended September 30, 2003. This increase was primarily due to an increase of ¥22.9 billion in interest payable on long-term borrowings from ¥42.5 billion for the six months ended September 30, 2003 to ¥65.4 billion for the six months ended September 30, 2004. The increase in interest payable on long-term borrowings was due to a net increase in long-term borrowing levels, which reflects the consolidation of Nippon Shinpan funding balances, partially offset by the deconsolidation of certain funding vehicles upon adoption of FIN 46R.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Interest expense decreased by ¥60.8 billion from ¥269.8 billion for the fiscal year ended March 31, 2003 to ¥209.0 billion for the fiscal year ended March 31, 2004. This was due to a decrease of ¥33.4 billion in deposit interest from ¥108.2 billion for the fiscal year ended March 31, 2003 to ¥74.8 billion for the fiscal year ended March 31, 2004, a reduction of ¥19.4 billion in payables under repurchase agreements and securities lending transactions from ¥38.0 billion for the fiscal year ended March 31, 2003 to ¥18.6 billion for the fiscal year ended March 31, 2004 and a decrease of ¥8.2 billion in other short-term borrowings from ¥27.6 billion for the fiscal year ended March 31, 2003 to ¥19.4 billion for the fiscal year ended March 31, 2004.

The decrease of ¥33.4 billion in deposit interest was primarily due to lower levels of interest credited to deposit accounts. As existing deposits expired during the fiscal year ended March 31, 2004, they were generally renewed at lower levels of interest compared to rates credited for the fiscal year ended March 31, 2003, which reflected UFJ Holdings’ strategy of aligning rates to market movements.

The decrease of ¥19.4 billion in payables under repurchase agreements and securities lending transactions and the decrease of ¥8.2 billion in interest payable on other short-term borrowings were due primarily to UFJ Holdings reducing its short-term funding portfolio in exchange for longer-term funding and higher deposit balances.

Provisions for Loan Losses

Provisions for loan losses are charged to operations to maintain the allowance for loan losses at a level deemed appropriate by management. For a description of the approach and methodology used to establish the provisions for loan losses, see “—Financial Condition—Allowance for Loan Losses, Nonperforming and Past Due Loans.”

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Provisions for loan losses was ¥202.4 billion for the six months ended September 30, 2004, an increase of ¥67.5 billion, or 50.1%, compared to ¥134.9 billion for the six months ended September 30, 2003. This increase reflected additional provisions as a result of UFJ Holdings’ efforts to restructure large exposures in its portfolio. In addition, the increase reflects provisions for loan losses in respect of loans made by Nippon Shinpan, which became a newly consolidated subsidiary during the six months ended September 30, 2004. Partially offsetting these increases was an improvement in the Japanese economy, which was reflected through a lowering of provisioning rates against large groups of smaller balance homogeneous loans and a consequential reduction of the related allowance, which was magnified by a reduction in the overall level of lending to these groups.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Provisions for loan losses was ¥313.1 billion for the year ended March 31, 2004, a decrease of ¥198.8 billion, or 38.8%, compared to ¥511.9 billion for the fiscal year ended March 31, 2003. This decrease principally reflected a reduction in the amount of impaired loans, complemented by improvements in the financial condition of existing impaired borrowers. Improvements in the Japanese economy were also reflected through a lowering of provisioning rates against large groups of smaller balance homogeneous loans and a consequential reduction of the related allowance, which was magnified by a reduction in the overall level of lending to these groups.

Non-Interest Income

The following table summarizes UFJ Holdings’ non-interest income for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Fees and commissions:
Trust fees	¥56.3	¥50.1	¥23.2	¥25.2
Fees on funds transfer and service charges for collections	78.6	80.7	40.0	40.9
Fees and commissions on international business	35.2	39.1	18.4	20.1
Fees and commissions on credit card business	16.7	33.6	16.5	41.8
Service charges on deposits	35.5	37.8	18.2	20.6
Fees and commissions on securities business	48.5	70.3	32.2	39.4
Fees and commissions on stock transfer agency services	28.7	30.2	15.1	17.0
Other fees and commissions	82.5	103.9	43.6	92.0

Total	382.0	445.7	207.2	297.0
Foreign exchange gains (losses)—net	(17.5)	95.6	33.1	5.4
Trading account gains (losses)—net	(37.5)	228.9	177.4	(65.4)
Investment securities gains—net	122.0	316.9	199.6	250.7
Refund of local taxes by the Tokyo Metropolitan Government	—	25.7	—	—
Equity in earnings (loss) of affiliated companies	0.5	(35.3)	9.1	9.2
Other non-interest income	94.9	72.4	30.4	27.6

Total non-interest income	¥544.4	¥1,149.9	¥656.8	¥524.5

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Non-interest income for the six months ended September 30, 2004 was ¥524.5 billion, a decrease of ¥132.3 billion, or 20.1%, from ¥656.8 billion for the six months ended September 30, 2003. This decrease was due primarily to net trading account losses of ¥65.4 billion for the six months ended September 30, 2004 as compared to net trading account gains of ¥177.4 billion for the six months ended September 30, 2003, offset partially by an increase of ¥89.8 billion in fees and commissions from ¥207.2 billion for the six months ended September 30, 2003 to ¥297.0 billion for the six months ended September 30, 2004 and an increase of ¥51.1 billion in net investment securities gains from ¥199.6 billion for the six months ended September 30, 2003 to ¥250.7 billion for the six months ended September 30, 2004.

UFJ Holdings had fees and commissions income of ¥297.0 billion for the six months ended September 30, 2004, compared to ¥207.2 billion for the six months ended September 30, 2003, an increase of ¥89.8 billion. The increase was due primarily to an increase of ¥25.3 billion in fees and commission on credit cards from the consolidation of Nippon Shinpan. In addition, fees and commissions on securities businesses increased by ¥7.2 billion from ¥32.2 billion for the six months ended September 30, 2003 to ¥39.4 billion for the six months ended September 30, 2004. This was primarily due to increased trading volumes in equity securities and investment funds reflecting improved market conditions as well as increased underwriting activity. Other fees and commissions increased by ¥48.4 billion from ¥43.6 billion for the six months ended September 30, 2003 to ¥92.0 billion for the six months ended September 30, 2004. This increase reflects additional fee earning activities of Nippon Shinpan.

Foreign exchange gains decreased by ¥27.7 billion from ¥33.1 billion for the six months ended September 30, 2003 to ¥5.4 billion for the six months ended September 30, 2004. This decrease primarily reflected a decrease in transaction gains on translation of monetary liabilities denominated in foreign currencies due to the depreciation of the yen.

Net trading account gains (losses) for the six months ended September 30, 2003 and 2004 consisted of the following:

	Six months ended September 30,
	2003	2004
	(in billions)
Net gains (losses) on derivative instruments, primarily interest-rate futures, swaps and options	¥33.9	¥(26.8)
Net gains (losses) on trading securities	143.5	(38.6)

Net trading account gains (losses)	¥177.4	¥(65.4)

Net trading account gains decreased by ¥242.8 billion from ¥177.4 billion for the six months ended September 30, 2003 to net trading account losses of ¥65.4 billion for the six months ended September 30, 2004.

Net gains on derivative instruments, primarily interest rate futures, swaps and options, decreased by ¥60.7 billion from a net gain of ¥33.9 billion for the six months ended September 30, 2003 to a net loss of ¥26.8 billion for the six months ended September 30, 2004. This decrease was due primarily to a decrease in net profits on interest rate swaps and interest rate options. In particular, in order to manage interest rate risks on its long-term debt, UFJ Holdings had net receive-fix and pay-variable positions in its interest rate swap portfolios. These portfolios decreased in value in an increasing interest rate environment.

Net gains on trading securities decreased by ¥182.1 billion, from a net gain of ¥143.5 billion for the six months ended September 30, 2003 to a net loss of ¥38.6 billion for the six months ended September 30, 2004. This decrease reflects weaker market conditions in the six months ended September 30, 2004 as compared to the six months ended September 30, 2003.

Net investment securities gains for the six months ended September 30, 2003 and 2004 are summarized below:

	Six months ended September 30,
	2003	2004
	(in billions)
Net gains on sales of equity securities	¥116.5	¥229.7
Impairment losses on equity securities	(55.8)	(31.4)
Net gains on sales of debt securities and others	138.9	52.4

Net investment securities gains	¥199.6	¥250.7

Net investment securities gains for the six months ended September 30, 2004 was ¥250.7 billion, an increase of ¥51.1 billion, or 25.6%, from ¥199.6 billion for the six months ended September 30, 2003. Net gains on sales of equity securities increased primarily due to the realization of cumulative unrealized equity gains as part of UFJ Holdings’ ongoing strategy to reduce its exposure to equity securities. Net gains on sales of debt securities and others decreased due primarily to worsening bond market conditions resulting from increases in interest rates.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Non-interest income for the fiscal year ended March 31, 2004 was ¥1,149.9 billion, an increase of ¥605.5 billion, or 111.2%, from ¥544.4 billion for fiscal year ended March 31, 2003. This increase was due primarily to net trading account gains of ¥228.9 billion for the fiscal year ended March 31, 2004 as compared to net trading account losses of ¥37.5 billion for the fiscal year ended March 31, 2003 as well as an increase of ¥194.9 billion in net investment securities gains from ¥122.0 billion for the fiscal year ended March 31, 2003 to ¥316.9 billion for the fiscal year ended March 31, 2004 and an increase of ¥113.1 billion in net foreign exchange gains from a loss of ¥17.5 billion for the fiscal year ended March 31, 2003 to a gain of ¥95.6 billion for the fiscal year ended March 31, 2004.

UFJ Holdings had fees and commissions income of ¥445.7 billion for the fiscal year ended March 31, 2004, compared to ¥382.0 billion for the fiscal year ended March 31, 2003. The increase was due primarily to an increase of ¥21.8 billion in fees and commissions on securities business from ¥48.5 billion for the fiscal year ended March 31, 2003 to ¥70.3 billion for the fiscal year ended March 31, 2004, an increase of ¥16.9 billion in fees and commissions on credit card businesses from ¥16.7 billion for the fiscal year ended March 31, 2003 to ¥33.6 billion for the fiscal year ended March 31, 2004, and an increase of ¥21.4 billion in other fees and commissions from ¥82.5 billion for the fiscal year ended March 31, 2003 to ¥103.9 billion for the fiscal year ended March 31, 2004.

The increase in fees and commissions in the securities business reflects increased securities trading volumes due to improved market conditions as well as increased underwriting activity. The increase in fees and commissions on credit card business reflected the consolidation of UFJ Card since the beginning of October 2002. The increase in other fees and commissions reflected increased fees and commissions from investment fund management and insurance brokerage activities.

UFJ Holdings had net foreign exchange gains of ¥95.6 billion for the fiscal year ended March 31, 2004, compared to net foreign exchange losses of ¥17.5 billion for the prior fiscal year. This improvement primarily reflected an increase in transaction gains on translation of monetary liabilities denominated in foreign currencies due to the appreciation of the yen. All transaction gains or losses on translation of monetary liabilities denominated in foreign currencies are included in current earnings. However, the transaction gains or losses on translation of securities available for sale, such as bonds denominated in foreign currencies, are not included in current earnings but are reflected in other changes in equity from nonowner sources.

Net trading account gains (losses) for the fiscal years ended March 31, 2003 and 2004 consisted of the following:

	Fiscal year ended March 31,
	2003	2004
	(in billions)
Net gains on derivative instruments, primarily interest-rate futures, swaps and options	¥213.9	¥36.9
Net gains (losses) on trading securities	(251.4)	192.0

Net trading account gains (losses)	¥(37.5)	¥228.9

UFJ Holdings recorded net trading account losses of ¥37.5 billion for the fiscal year ended March 31, 2003 and net trading account gains of ¥228.9 billion for the fiscal year ended March 31, 2004.

Net gains on derivative instruments, primarily interest-rate futures, swaps and options, decreased by ¥177.0 billion from ¥213.9 billion for the fiscal year ended March 31, 2003 to ¥36.9 billion for the fiscal year ended March 31, 2004. This decrease was due primarily to a decrease in net profits on interest rate swaps and interest rate options. In particular, in order to manage interest rate risks on its long-term debt, UFJ Holdings had net receive-fix and pay-variable positions in its interest rate swap portfolios. These portfolios decreased in value in an increasing interest rate environment.

Net losses on trading securities were ¥251.4 billion for the fiscal year ended March 31, 2003 as compared to net gains on trading securities of ¥192.0 billion for the fiscal year ended March 31, 2004. This increase of ¥443.4 billion was due primarily to improving market conditions in the fiscal year ended March 31, 2004 as compared to the fiscal year ended march 31, 2003.

Net investment securities gains for the fiscal years ended March 31, 2003 and 2004 are summarized below:

	Fiscal year ended March 31,
	2003	2004
	(in billions)
Net gains on sales of equity securities	¥181.7	¥404.0
Impairment losses on equity securities	(265.3)	(122.9)
Net gains on sales of debt securities and others	205.6	35.8

Net investment securities gains	¥122.0	¥316.9

Net investment securities gains for the fiscal year ended March 31, 2004 was ¥316.9 billion, an increase of ¥194.9 billion, or 159.8%, from ¥122.0 billion for the fiscal year ended March 31, 2003.

Net gains on sales of equity securities increased by ¥222.3 billion from ¥181.7 billion for the fiscal year ended March 31, 2003 to ¥404.0 billion for the fiscal year ended March 31, 2004. This increase was due primarily to realizing investment gains from the significant improvement in the Japanese stock market over the period. Net gains on sales of debt securities and others decreased by ¥169.8 billion from ¥205.6 billion for the fiscal year ended March 31, 2003 to ¥35.8 billion for the fiscal year ended March 31, 2004. This decrease was primarily due to worsening bond market conditions resulting from increases in interest rates.

In October 2003, a number of banks, including UFJ Bank and UFJ Trust Bank, entered into a settlement at court with the Tokyo Metropolitan Government and the Tokyo Governor and withdrew their complaints regarding the Tokyo Metropolitan Government’s local tax on large banks. The settlement included a revision of the applicable tax rate to 0.9%, from 3.0%, effective retroactive to the date of enactment of the local tax for the fiscal year ended March 31, 2001, and a refund representing the difference between the amount already paid by the banks and the amount computed based on the newly enacted rate plus accrued interest. As a result of this settlement, UFJ Holdings received an aggregate tax refund plus accrued interest of ¥25.7 billion in the fiscal year ended March 31, 2004.

For the fiscal year ended March 31, 2004, UFJ Holdings recorded losses of ¥35.3 billion on equity in earnings of affiliated companies as compared to gains of ¥0.5 billion for the fiscal year ended March 31, 2003 due primarily to net losses recorded to Nippon Shinpan in the period.

Non-Interest Expenses

The following table summarizes UFJ Holdings’ non-interest expenses for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Salaries and employee benefits	¥354.4	¥344.6	¥172.6	¥161.0
Occupancy expenses—net	121.2	121.2	60.6	68.0
Fees and commission expense	53.5	50.9	25.0	29.9
Amortization of intangible assets	85.0	82.7	40.5	55.1
Impairment of goodwill	194.0	—	—	—
Insurance premiums, including deposit insurance	50.9	52.0	25.8	25.8
Minority interest in income of consolidated subsidiaries	17.4	19.7	9.5	3.7
Communications	9.2	9.4	4.8	4.7
Provision (reversal) for acceptances and off-balance-sheet credit instruments	(12.0)	0.8	(14.2)	(9.7)
Losses on sales and disposal of premises and equipment	28.1	19.2	11.4	3.5
Other non-interest expenses	312.4	279.4	154.4	208.6

Total non-interest expense	¥1,214.1	¥979.9	¥490.4	¥550.6

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Non-interest expenses for the six months ended September 30, 2004 were ¥550.6 billion, an increase of ¥60.2 billion, or 12.3%, from ¥490.4 billion for the six months ended September 30, 2003. This increase was due primarily to increases in net occupancy expenses and amortization of intangible assets relating to the consolidation of Nippon Shinpan. This increase was slightly offset by a reduction in salaries and employee benefits.

On consolidation of Nippon Shinpan, UFJ Holdings recognized customer relationship, brand and trade name, and technology-related intangible assets of ¥162.3 billion. Amortization of these intangible assets in the six months ended September 30, 2004 was ¥9.4 billion.

A general decrease in salaries and employee benefits of UFJ Holdings due to a reduction in headcount and of employee bonuses was partially offset by increased salaries and employee benefit costs of Nippon Shinpan of ¥27.2 billion.

Other non-interest expenses, which consists of administrative-related expenses, depreciation, disposal gains and losses and other expenses, increased by ¥54.2 billion from ¥154.4 billion for the six months ended September 30, 2003 to ¥208.6 billion for the six months ended September 30, 2004. This increase reflects primarily other non-interest expenses associated with the consolidation of Nippon Shinpan.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Non-interest expenses decreased by ¥234.2 billion to ¥979.9 billion for the fiscal year ended March 31, 2004 from ¥1,214.1 billion for the fiscal year ended March 31, 2003. This decrease was primarily related to an impairment charge of ¥194.0 billion charged against UFJ Holdings’ trust business in the fiscal year ended March 31, 2003.

Income Tax Expense

The following table summarizes UFJ Holdings’ income tax expense for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions, except percentages)
Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	¥(264.4)	¥706.3	¥458.1	¥248.7
Income tax expense	23.8	95.6	57.4	5.9
Effective tax rate	(9.0)%	13.5%	12.5%	2.4%
Normal effective statutory tax rate	42.0%	42.0%	42.0%	40.7%

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

UFJ Holdings had income tax expense of ¥5.9 billion for the period ended September 30, 2004 compared to income tax expense of ¥57.4 billion for the year ended September 30, 2003. When UFJ Holdings was established on April 2, 2001, the business combination was accounted for as a purchase by Sanwa Bank of Tokai Bank and Toyo Trust and a valuation allowance was recognized for deferred tax assets in excess of the deferred tax liability, for Tokai Bank and Toyo Trust’s deductible temporary differences and operating loss at the acquisition date. For the period ended September 30, 2003, the tax benefits for deductible temporary differences and operating loss of Tokai Bank at the acquisition date that were subsequently recognized have been applied to reduce goodwill instead of reducing reported income tax expense at September 30, 2004.

The normal effective statutory tax of UFJ Holdings was 42.0% and 40.7% for six months ended September 30, 2003 and 2004, respectively. Under the new local tax laws which were enacted in March 2003 for the fiscal years beginning after March 31, 2004, new uniform local taxes became effective. These new rules introduce value-added taxes and replace part of the existing local taxes based on income. The new local taxes are computed based on three components: (a) amount of profit, (b) amount of value-added (total payroll, net interest paid or received, net rent paid and income before use of net operating losses) and (c) amount of total paid-in capital. The taxes are computed by adding together the totals of each of the three components which are calculated separately. The enactment of the new uniform local tax laws mentioned above, will supersede the current local taxes, including the local taxes levied by the Tokyo Metropolitan Government. New local tax laws enacted in March 2003 for fiscal years beginning after March 31, 2004 resulted in a decrease of 1.3% in the normal effective statutory tax rate of UFJ Holdings.

For the six months ended September 30, 2004, the effective income tax rate was 2.4%, which was 38.3% lower than the statutory tax rate of 40.7%. The lower tax rate was due primarily to a decrease in undistributed earnings from subsidiaries and affiliates compared to those amounts at March 31, 2004, and the continuing adjustments to the valuation allowance. For the six months ended September 30, 2003, the effective income tax rate was 12.5%, which was 29.5% lower than the statutory tax rate of 42.0%. The lower tax rate primarily reflects the continuing adjustments to the valuation allowance.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

UFJ had income tax expense of ¥95.6 billion for the year ended March 31, 2004 compared to income tax expense of ¥23.8 billion for the year ended March 31, 2003. This is due primarily to an increase in the tax expense by ¥64.3 billion related to the recognition of tax benefits acquired from Tokai Bank at the acquisition date.

The following table summarizes reconciling items between the effective statutory tax rates and the actual effective tax rates for the periods indicated:

	Fiscal year ended March 31,
	2003	2004
Normal effective statutory tax rate of UFJ Holdings	42.0%	42.0%
Increase (decrease) in taxes resulting from:
Nondeductible expenses	(0.5)	6.1
Undistributed (earnings) losses of foreign subsidiaries	(2.0)	0.8
Higher (lower) tax rates applicable to income of subsidiaries	3.5	(4.6)
Nontaxable income	—	(0.9)
Change in valuation allowance	(56.1)	(36.4)
Enacted net change in tax rates—net	29.5	(3.3)
Realization of previously unrealized tax benefits of subsidiaries	4.8	9.1
Goodwill impairment	(27.9)	—
Per capita tax	(0.3)	0.2
Other—net	(2.0)	0.5

Effective income tax rate	(9.0)%	13.5%

The effective income tax rate of 13.5% for the fiscal year ended March 31, 2004 was 28.5% lower than the normal effective statutory tax rate of 42.0%. This lower tax rate primarily reflected the continuing adjustments to the valuation allowance accounted against deferred tax at the rate of 90.6% at March 31, 2004. The effective income tax rate amounted to 9.0% for the fiscal year ended March 31, 2003 in the context when pretax loss was posted for the this period while the normal effective statutory tax rate was 42.0%. This difference in tax rate primarily reflected the enacted change in the tax rate, recognition of impairment loss of goodwill and the continuing adjustments to the valuation allowance against deferred tax at the rate of 92.4% at March 31, 2003.

Cumulative Effect of Change in Accounting Principle, Net of Taxes

Six Months ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Upon adoption of FIN 46R, UFJ Holdings concluded that certain borrowers are variable interest entities for which UFJ Holdings is the primary beneficiary. UFJ Holdings consolidated these borrowers for the first time in beginning April 1, 2004 and recognized a cumulative effect of a change in accounting principle, net of income taxes, of ¥2.9 billion. These entities included Nippon Shinpan and certain real estate businesses.

In the six months ended September 30, 2003, UFJ Holdings recognized a cumulative effect of a change in accounting principle of ¥3.0 billion in respect of an asset retirement obligation on adoption of FAS 143, “Accounting for Asset Retirement Obligations.” This relates to UFJ Holdings’ obligations in respect of leasehold improvements made to operating lease facilities whereby UFJ Holdings is required to return the facility to its original condition at the end of the lease term.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

In the fiscal year ended March 31, 2003, UFJ Holdings recorded a cumulative effect of a change in accounting principle of ¥62.0 billion in relation to a transitional goodwill impairment charge of the trust business segment, on adoption of FAS 142, “Goodwill and Other Intangible Assets.” In the fiscal year ended March 31, 2004, UFJ Holdings recognized a cumulative effect of a change in accounting principle of ¥3.0 billion in respect of an asset retirement obligation on adoption of FAS 143, “Accounting for Asset Retirement Obligations.”

Extraordinary Gain, Net of Taxes

In connection with the June 2002 transaction between UFJ Capital Markets and Tsubasa Securities that created UFJ Tsubasa Securities, ¥23.0 billion of excess of net assets acquired over consideration given was recorded. After writing down non-current non-financial assets, ¥12.3 billion was credited to income as an extraordinary gain in the fiscal year ended March 31, 2003 after writing down the carrying value of non-interest assets.

Business Segment Analysis

UFJ Holdings measures the performance of each of its business segments primarily in terms of “operating profit” in accordance with the regulatory reporting requirements of the Financial Services Agency. Operating profit and other segment information are based on Japanese GAAP and are not consistent with UFJ Holdings’ financial statements prepared on the basis of U.S. GAAP. For example, operating profit under Japanese GAAP does not reflect items such as a part of provisions for loan losses and equity investment securities gains (losses). In addition, this segment information does not include the results of operations of Nippon Shinpan, which is not deemed to be a consolidated subsidiary of UFJ Holdings under Japanese GAAP. If Nippon Shinpan were consolidated under Japanese GAAP, it would be reported within the retail banking business unit.

UFJ Holdings is organized into the following business segments:

•	The Retail Banking business unit provides banking products and services of UFJ Bank to individual customers in Japan.

•	The Corporate Banking business unit provides banking products and services of UFJ Bank to large corporations and small- and medium-sized companies.

•	The Global Banking and Trading business unit provides banking services of UFJ Bank to large Japanese corporations on their overseas operations as well as non-Japanese corporations who do business on a global basis and conduct trading operations with markets and customers.

•	The UFJ Bank Planning and Administration unit includes UFJ Bank’s treasury services (asset and liability management, bond-related business) as well as the corporate advisory group and other indirect business of UFJ Bank.

•	The UFJ Trust business unit provides all operations of UFJ Trust Bank including retail and corporate banking, trust services, stock transfer agency services, real estate services, asset securitization services, asset management services and custody operations.

•	The Other segment includes asset management services and the securities business which provides a broad range of retail and corporate securities services including retail brokerage, support for equity financing, securitization and mergers and acquisitions advisory services.

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

The following table shows the business segment information for the six months ended September 30, 2003 and 2004:

	UFJ Bank
	Retail Banking	Corporate Banking	Global Banking and Trading	Planning and Administration	UFJ Trust	Other	Total
	(in billions)
Six months ended September 30, 2003:
Net revenue	¥189.7	¥256.0	¥103.7	¥153.4	¥82.3	¥32.0	¥817.1
Operating expenses	(148.9)	(103.8)	(34.0)	(11.5)	(41.2)	(26.0)	(365.4)

Operating profit	¥40.8	¥152.2	¥69.7	¥141.9	¥41.1	¥6.0	¥451.7

Six months ended September 30, 2004:
Net revenue	¥199.5	¥272.1	¥90.7	¥98.7	¥76.3	¥36.1	¥773.4
Operating expenses	(151.6)	(106.4)	(30.7)	(0.8)	(37.6)	(28.1)	(355.2)

Operating profit	¥47.9	¥165.7	¥60.0	¥97.9	¥38.7	¥8.0	¥418.2

Retail Banking.    Net revenue of UFJ Bank’s retail banking business group increased by ¥9.8 billion, or 5.2%, from ¥189.7 billion for the six months ended September 30, 2003 to ¥199.5 billion for the six months ended September 30, 2004. This increase was due mainly to an increase in interest income from housing loans due to increased market share as a result of increased referrals from housing contractors together with an increase in fees and commissions generated by the sale of investment products and ATM fees. Interest income from housing loans contributes more than 50% of interest income in the retail banking business segment. Interest margin for housing loans decreased slightly due to market pricing competition, although this decline was more than offset by increased volumes thus contributing to an overall increase in net revenue. Investment product fee incomes increased due to growth in product lines such as investment trust funds and insurance products and a significant increase in marketing and selling activities led to higher market penetration and hence increased customer demand. ATM-related commissions also increased as a result of enhanced customer convenience through alliances with consumer finance companies for cashing services and improved ATM functions. Operating expenses increased by ¥2.7 billion, or 1.8%, from ¥148.9 billion to ¥151.6 billion. As a result of the foregoing, operating profit increased by ¥7.1 billion, or 17.4% from ¥40.8 billion for the six months ended September 30, 2003 to ¥47.9 billion for the six months ended September 30, 2004.

Corporate Banking.    Net revenue of UFJ Bank’s corporate banking business group increased by ¥16.1 billion, or 6.3%, from ¥256.0 billion for the six months ended September 30, 2003 to ¥272.1 billion for the six months ended September 30, 2004. This increase was due mainly to an increase in fees and commissions generated by investment banking services, securities and trading and derivatives. Due to weak corporate loan demand, interest income of UFJ Bank’s corporate banking decreased. To compensate for the decrease in interest income, UFJ Bank leveraged its experience with larger corporate customers to increase sales of investment banking and derivative products to small- and medium-sized customers who had historically not purchased large volumes of these products. As a result, corporate banking achieved an overall increase in net revenue. Operating expenses increased by ¥2.6 billion, or 2.5%, from ¥103.8 billion to ¥106.4 billion. As a result of the foregoing, operating profit increased by ¥13.5 billion, or 8.9% from ¥152.2 billion for the six months ended September 30, 2003 to ¥165.7 billion for the six months ended September 30, 2004.

Global Banking and Trading.    Net revenue of UFJ Bank’s global banking and trading business group decreased by ¥13.0 billion, or 12.5%, from ¥103.7 billion for the six months ended September 30, 2003 to ¥90.7 billion for the six months ended September 30, 2004. This decrease was due mainly to adverse global trading conditions impacting proprietary trading. Net revenue increased within commercial banking as global demand for structured products increased. The overall impact as a result of the above changes was a decline in net revenues. Operating expenses decreased by ¥3.3 billion, or 9.7%, from ¥34.0 billion to ¥30.7 billion. As a result of the foregoing, operating profit decreased by ¥9.7 billion, or 13.9% from ¥69.7 billion for the six months ended September 30, 2003 to ¥60.0 billion for the six months ended September 30, 2004.

Planning and Administration.    Net revenue of UFJ Bank’s planning and administration business group decreased by ¥54.7 billion, or 35.7%, from ¥153.4 billion for the six months ended September 30, 2003 to ¥98.7 billion for the six months ended September 30, 2004. This decrease was due mainly to smaller gains from sales of bonds reflecting worsening bond market conditions. Operating expenses decreased by ¥10.7 billion, or 93.0%, from ¥11.5 billion to ¥0.8 billion. As a result of the foregoing, operating profit decreased by ¥44.0 billion, or 31.0% from ¥141.9 billion for the six months ended September 30, 2003 to ¥97.9 billion for the six months ended September 30, 2004.

UFJ Trust.    Net revenue of UFJ Trust decreased by ¥6.0 billion, or 7.3%, from ¥82.3 billion for the six months ended September 30, 2003 to ¥76.3 billion for the six months ended September 30, 2004. This decrease was due mainly to weaker corporate demand resulting in a reduction in loan origination. Offsetting this decrease was an increase in trust fees such as corporate agency fees. The overall impact was a decrease in net revenues of the trust business segment. Operating expenses decreased by ¥3.6 billion, or 8.7%, from ¥41.2 billion to ¥37.6 billion. As a result of the foregoing, operating profit decreased by ¥2.4 billion, or 5.8% from ¥41.1 billion for the six months ended September 30, 2003 to ¥38.7 billion for the six months ended September 30, 2004.

Other.    Net revenue of “Other” increased by ¥4.1 billion, or 12.8%, from ¥32.0 billion for the six months ended September 30, 2003 to ¥36.1 billion for the six months ended September 30, 2004. This increase was due mainly to stronger performances from other subsidiary companies such as UFJ Tsubasa Securities which benefited from an increase in market brokerage volumes as the Japanese stock market improved over the period. Operating expenses increased by ¥2.1 billion, or 8.1%, from ¥26.0 billion to ¥28.1 billion. As a result of the foregoing, operating profit increased by ¥2.0 billion, or 33.3%, from ¥6.0 billion for the six months ended September 30, 2003 to ¥8.0 billion for the six months ended September 30, 2004.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

The following table shows the business segment information for the fiscal years ended March 31, 2003 and 2004:

	UFJ Bank
	Retail Banking	Corporate Banking	Global Banking and Trading	Planning and Administration	UFJ Trust	Other	Total
	(in billions)
Fiscal year ended March 31, 2003:
Net revenue	¥351.3	¥501.3	¥234.5	¥231.5	¥186.7	¥51.2	¥1,556.5
Operating expenses	(289.1)	(233.0)	(91.3)	0.1	(84.6)	(53.3)	(751.2)

Operating profit (loss)	¥62.2	¥268.3	¥143.2	¥231.6	¥102.1	¥(2.1)	¥805.3

Fiscal year ended March 31, 2004:
Net revenue	¥397.9	¥526.7	¥211.9	¥192.0	¥168.9	¥70.2	¥1,567.6
Operating expenses	(303.0)	(210.7)	(67.2)	(17.0)	(81.0)	(53.3)	(732.2)

Operating profit (loss)	¥94.9	¥316.0	¥144.7	¥175.0	¥87.9	¥16.9	¥835.4

Retail Banking.    Net revenue of UFJ bank’s retail banking business group increased by ¥46.6 billion, or 13.3%, from ¥351.3 billion for the fiscal year ended March 31, 2003 to ¥397.9 billion for the fiscal year ended

March 31, 2004. This increase was due mainly to increases in interest income from housing loans and fees and commissions generated by sales of investment products. Interest income from housing loans contributes more than 50% of interest income in the retail banking business segment. Increases in interest income from housing loan originations was achieved by an increased focus on developing relationships with housing contractors which lead to increased customer referrals and higher volumes of housing loan originations. Commissions received on investment products increased as additional sales staff were hired to actively market investment products. Operating expenses increased by ¥13.9 billion, or 4.8%, from ¥289.1 billion to ¥303.0 billion. As a result of the foregoing, operating profit increased by ¥32.7 billion, or 52.6% from ¥62.2 billion for the fiscal year ended March 31, 2003 to ¥94.9 billion for the fiscal year ended March 31, 2004.

Corporate Banking.    Net revenue of UFJ Bank’s corporate banking business group increased by ¥25.4 billion, or 5.1%, from ¥501.3 billion for the fiscal year ended March 31, 2003 to ¥526.7 billion for the fiscal year ended March 31, 2004. This increase was due mainly to an increase in fees and commissions generated by investment banking, securities and derivatives activities. Fee and commission income increased in relation to investment banking activities as a result of increased sales of privately-placed bonds, particularly to small and medium sized borrowers. In addition, increased loan syndications and securitization programs helped contribute to increased fees and commission income. Operating expenses decreased by ¥22.3 billion, or 9.6%, from ¥233.0 billion to ¥210.7 billion. As a result of the foregoing, operating profit increased by ¥47.7 billion, or 17.8% from ¥268.3 billion for the fiscal year ended March 31, 2003 to ¥316.0 billion for the fiscal year ended March 31, 2004.

Global Banking and Trading.    Net revenue of UFJ Bank’s global banking and trading business group decreased by ¥22.6 billion, or 9.6%, from ¥234.5 billion for the fiscal year ended March 31, 2003 to ¥211.9 billion for the fiscal year ended March 31, 2004. This decrease was due mainly to adverse global trading conditions impacting proprietary trading. Net revenue increased within commercial banking as global demand for structured products increased. The overall impact as a result of the above changes was a decline in net revenues. Operating expenses decreased by ¥24.1 billion, or 26.4%, from ¥91.3 billion to ¥67.2 billion. As a result of the foregoing, operating profit increased by ¥1.5 billion, or 1.0% from ¥143.2 billion for the fiscal year ended March 31, 2003 to ¥144.7 billion for the fiscal year ended March 31, 2004.

Planning and Administration.    Net revenue of UFJ Bank’s planning and administration business group decreased by ¥39.5 billion, or 17.1%, from ¥231.5 billion for the fiscal year ended March 31, 2003 to ¥192.0 billion for the fiscal year ended March 31, 2004. This decrease was due mainly to smaller gains from sales of bonds reflecting worsening bond market conditions. Operating expenses increased to ¥17.0 billion for the fiscal year ended March 31, 2004. As a result of the foregoing, operating profit decreased by ¥56.6 billion, or 24.4% from ¥231.6 billion for the fiscal year ended March 31, 2003 to ¥175.0 billion for the fiscal year ended March 31, 2004.

UFJ Trust.    Net revenue of UFJ Trust decreased by ¥17.8 billion, or 9.5%, from ¥186.7 billion for the fiscal year ended March 31, 2003 to ¥168.9 billion for the fiscal year ended March 31, 2004. This decrease was due mainly to a decrease in profits earned on bond investments and the corporate banking business, reflecting weaker corporate loan demand. Revenue from trust fees remained relatively constant between periods. Operating expenses decreased by ¥3.6 billion, or 4.3%, from ¥84.6 billion to ¥81.0 billion. As a result of the foregoing, operating profit decreased by ¥14.2 billion, or 13.9% from ¥102.1 billion for the fiscal year ended March 31, 2003 to ¥87.9 billion for the fiscal year ended March 31, 2004.

Other.    Net revenue of “Other” increased by ¥19.0 billion, or 37.21%, from ¥51.2 billion for the fiscal year ended March 31, 2003 to ¥70.2 billion for the fiscal year ended March 31, 2004. This increase was due mainly to stronger performances from other subsidiary companies such as UFJ Tsubasa Securities which benefited from an increase in market brokerage volumes as the Japanese stock market improved over the period. Operating expenses were unchanged at ¥53.3 billion. As a result of the foregoing, there was a change from an operating loss of ¥2.1 billion for the fiscal year ended March 31, 2003 to operating profit of ¥16.9 billion for the fiscal year ended March 31, 2004.

Liquidity and Capital Resources

Financial Condition

Total Assets

UFJ Holdings’ total assets at March 31, 2004 were ¥80.6 trillion, an increase of 4.3% from ¥77.3 trillion at March 31, 2003. This increase was due primarily to an increase of ¥3.2 trillion in investment securities, partially offset by a decrease of ¥1.3 trillion in loans outstanding, net of unearned income and deferred loan fees.

Total assets were ¥82.6 trillion at September 30, 2004, a 2.5% increase as compared to ¥80.6 trillion at March 31, 2004. This increase was due primarily to an increase of ¥4.5 trillion in cash and due from banks, partially offset by decreases of ¥2.1 trillion in investment securities and ¥1.5 trillion in loans outstanding, net of unearned income and deferred loan fees. The amount of loans outstanding as of September 30, 2004 included ¥1.5 trillion of loans from Nippon Shinpan that were newly consolidated.

Loan Portfolio

The following table shows UFJ Holdings’ loans outstanding, before deduction of allowance for loan losses, at March 31, 2003 and 2004 and September 30, 2004, based on classification by industry segment as defined by the Bank of Japan for regulatory reporting purposes, which is not necessarily based on the use of proceeds:

	At March 31,		At September 30,
	2003	2004	2004
	(in billions)
Domestic:
Manufacturing	¥5,848.1	¥5,370.5	¥4,912.7
Construction	1,587.5	1,282.6	1,186.5
Real estate	5,299.7	4,580.9	4,437.2
Services	3,722.4	3,178.5	2,894.1
Wholesale and retail	5,710.5	5,500.4	4,969.3
Banks and other financial institutions	4,610.6	4,181.5	3,448.4
Other industries	4,465.0	5,830.9	5,055.0
Consumer:
Mortgage loans	6,623.1	7,667.5	8,100.0
Other consumer loans	5,804.2	5,231.2	6,126.4

Total domestic	43,671.1	42,824.0	41,129.6

Foreign:
Governments and official institutions	150.4	119.3	114.4
Banks and other financial institutions	79.3	131.8	217.7
Commercial and industrial	2,743.0	2,322.9	2,445.3
Other	44.5	33.7	26.5

Total foreign	3,017.2	2,607.7	2,803.9
Less unearned income and deferred loan fees—net	3.6	11.6	5.3

Total	¥46,684.7	¥45,420.1	¥43,928.2

At March 31, 2004, UFJ Holdings’ total loans were ¥45.4 trillion, a decrease of 2.8% from ¥46.7 trillion at March 31, 2003. This decrease was attributable primarily to lower originations due to weak demand from domestic corporate sectors as well as efforts to reduce nonperforming loans through sales of loans, debt-for-equity swaps and charge-offs.

At September 30, 2004, UFJ Holdings’ total loans were ¥43.9 trillion, a decrease of 3.3% as compared to March 31, 2004. This decrease was attributable primarily to lower originations due to weak demand from domestic corporate sectors as well as efforts to reduce nonperforming loans through sales of loans, debt-for-equity swaps and charge-offs. This was partially offset by an increase in consumer loans primarily resulting from the inclusion of loans made by Nippon Shinpan.

Allowance for Loan Losses, Nonperforming and Past Due Loans

The following table summarizes the allowance for loan losses by component at the dates indicated.

	At March 31,		At September 30,
	2003	2004	2004
	(in billions)
Allowance:
Specific—specifically identified problem loans	¥2,644.2	¥1,966.7	¥1,545.0
Large groups of smaller-balance homogeneous loans and other loans	551.0	471.6	535.8

Total allowance	¥3,195.2	¥2,438.3	¥2,080.8

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in billions)
Balance at beginning of period	¥3,479.3	¥3,195.2	¥3,195.2	¥2,438.3
Provisions for loan losses	511.9	313.1	134.9	202.4
Charge-offs	(897.1)	(1,148.8)	(548.0)	(676.0)
Recoveries	97.8	80.4	21.0	35.6
Others	3.3	(1.6)	(0.3)	80.5

Balance at end of period	¥3,195.2	¥2,438.3	¥2,802.8	¥2,080.8

Charge-offs

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

Charge-offs were ¥676.0 billion for the six months ended September 30, 2004, an increase of ¥128.0 billion, or 23.4%, compared to ¥548.0 billion for the six months ended September 30, 2003. This increase reflected a significant increase in charge-offs resulting from UFJ Holdings’ efforts to sell or restructure the remaining large exposures in its portfolio, partially offset by a large decrease in the level of charge-offs on the remaining loans specifically identified as impaired. This decrease reflected the fact that UFJ Holdings had largely completed its efforts to address smaller impaired borrowers by the start of the six months ended September 30, 2004.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

Charge-offs were ¥1,148.8 billion for the year ended March 31, 2004, an increase of ¥251.7 billion, or 28.1%, compared to ¥897.1 billion for the fiscal year ended March 31, 2003. This increase reflected an increase in the amount of loans specifically identified as impaired being charged off during the fiscal year ended March 31, 2004 as a result of UFJ Holdings’ efforts to work out problem loans in its portfolio. This increase was partially offset by a decrease in charge-offs on large borrowers, the restructuring of which were not completed until after March 31, 2004.

Charge-offs were high compared to provisions for loan losses during these periods because UFJ Holdings had largely identified its impaired loans in years before the fiscal year ended March 31, 2003 and allowances required for new impaired loans from this date were significantly lower than the charge-offs on UFJ Holdings’ existing portfolio of impaired loans.

Change in total allowance for loan losses

At September 30, 2004, total allowance for loan losses was ¥2,080.8 billion, or 4.7% of UFJ Holdings’ total loan portfolio and 47.3% of total nonaccrual and restructured loans and loans contractually past due 90 days or more. At March 31, 2004, the total allowance for loan losses was ¥2,438.3 billion, or 5.4% of the total loan portfolio and 48.0% of total nonaccrual and restructured loans and loans contractually past due 90 days or more. At March 31, 2003, the total allowance for loan losses was ¥3,195.2 billion, or 6.8% of the total loan portfolio and 44.6% of total nonaccrual and restructured loans and loans contractually past due 90 days or more. The decrease in allowance for loan losses reflects both improvement in the Japanese economy and efforts to reduce problem loans by means of charge-offs, collection and various support measures for the revival of borrowers in order to meet the Financial Services Agency’s policy announced in October 2002 of reducing the ratio of problem loans to total loans in half. Allowances on large borrowers represented approximately 50% or more of the total allowance for loan loss for specifically identified problem loans in each period.

Allowance policy

UFJ Holdings’ credit rating system is closely linked to the risk grading standards set by the Financial Services Agency for asset evaluation and assessment, and is used as a basis for establishing the allowance for loan losses and charge-offs. The categorization is based on conditions that may affect the ability of borrowers to service their debt, such as current financial condition and results of operations, historical payment experience, credit documentation, other public information and current trends. For a discussion of UFJ Holdings’ credit rating system, see “Quantitative and Qualitative Disclosures about Credit, Market and Other Risk—Credit Risk Management—Credit Rating System.”

Allowance for specifically identified problem loans

The loan loss allowance for specifically identified problem loans represents the allowance against impaired loans required by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Impaired loans primarily include nonaccrual loans and restructured loans. UFJ Holdings discontinues accrual of interest income on loans when substantial doubt exists as to the full and timely collection of either principal or interest or generally, when principal or interest is contractually past due one month or more. Loans are classified as restructured loans if UFJ Holdings grants a concession to the borrowers for economic or legal reasons related to the borrowers’ financial difficulties. Where these loans are accruing loans status, they are classified as restructured loans. Detailed reviews of loans are performed annually or semi-annually depending on the level of credit risk. In addition, as part of an ongoing credit review process, UFJ Holdings’ credit officers monitor changes in all customers’ creditworthiness including bankruptcy, past due principal or interest, downgrading of external credit rating, declining stock price, business restructuring and other events and reassesses borrowers’ ratings in response to such events. This credit monitoring process forms an integral part of UFJ Holdings’ overall control process. An impaired loan is evaluated individually based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent at a balance-sheet date.

The following table summarizes nonaccrual and restructured loans, and accruing loans that are contractually past due 90 days or more as to principal or interest payments, at the dates indicated:

	At March 31,		At September 30, 2004
	2003	2004
	(in billions, except percentages)
Nonaccrual loans:
Domestic:
Manufacturing	¥570.6	¥305.1	¥227.9
Construction	489.0	296.0	237.8
Real estate	2,277.8	1,390.6	1,379.6
Services	598.4	393.8	379.3
Wholesale and retail	1,280.1	1,103.3	999.0
Banks and other financial institutions	420.7	307.4	58.8
Other industries	703.4	611.2	470.4
Consumer	211.0	206.0	273.8

Total domestic	6,551.0	4,613.4	4,026.6
Foreign	403.6	292.5	269.0

Total nonaccrual loans	6,954.6	4,905.9	4,295.6
Restructured loans:
Domestic	186.5	156.1	78.0
Foreign	5.8	3.1	2.6

Total restructured loans	192.3	159.2	80.6
Accruing loans contractually past due 90 days or more:
Domestic	22.9	19.8	24.1

Total accruing loans contractually past due 90 days or more	22.9	19.8	24.1

Total	¥7,169.8	¥5,084.9	¥4,400.3

Total loans	¥46,684.7	¥45,420.1	¥43,928.2

Nonaccrual and restructured loans, and accruing loans contractually past due 90 or more as a percentage of total loans	15.4%	11.2%	10.0%

Total nonaccrual loans were ¥4,905.9 billion at March 31, 2004, a decrease of ¥2,048.7 billion, or 29.5%, from ¥6,954.6 billion at March 31, 2003. Total nonaccrual loans were ¥4,295.6 billion at September 30, 2004, a decrease of ¥610.3 billion, or 12.4%, as compared to March 31, 2004. Total restructured loans were ¥159.2 billion at March 31, 2004, a decrease of ¥33.1 billion, or 17.2%, from ¥192.3 billion at March 31, 2003. Total restructured loans were ¥80.6 billion at September 30, 2004, a decrease of ¥78.6 billion, or 49.4%, as compared to March 31, 2004. Changes in nonaccrual loans and restructured loans are highly correlated to movements in a small group of large borrowers experiencing weak economic performance. The reduction in exposure to these large borrowers was achieved through a variety of measures, including debt forgiveness, debt-equity swaps and loan sales. Outside this group of large borrowers, similar reductions in nonaccrual loans were achieved primarily through loan sales, recoveries or charge-offs. The carrying amounts of loans that were swapped for equity during the fiscal years ended March 31, 2003 and 2004 and the six months ended September 30, 2004 were ¥101.4 billion, ¥106.7 billion and ¥264.0 billion, respectively. The higher amount of debt-equity swaps in the six months ended September 30, 2004 compared to each of the prior two fiscal years is the result of the restructuring of one large borrower. See “—Restructurings of Certain Large Borrowers.”

Allowance for large groups of smaller-balance homogeneous loans and other loans

The allowance for large groups of smaller-balance homogeneous loans and other loans is focused on loss experience for each pool rather than on an analysis of individual loans. Large groups of smaller-balance homogeneous loans and other loans primarily consist of commercial loans and first mortgage housing loans to individuals. The allowance for groups of performing loans is based on historical loss experience over a period. In determining the level of the allowance for different groups of loans, UFJ Holdings classifies groups of homogeneous loans based on the risk rating, loan size and industry. The loss experience is usually determined by reviewing the levels of historical charge-offs but also requires an evaluation of the conditions that may not be directly, or sufficiently, addressed in the quantitative processes that form the basis for determining the allowance. These conditions include the following, as UFJ Holdings’ management understood them at the balance sheet date:

•	general economic and business conditions affecting key lending areas;

•	credit quality trends, including trends in nonperforming loans expected to result from existing conditions;

•	loan volumes and concentrations;

•	seasoning of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	unusual trends in recent loss experience in particular segments of the portfolio;

•	duration of, and position in, the current business cycle;

•	bank regulatory examination results; and

•	findings of internal credit examiners.

The loan loss allowance for large groups of smaller-balance homogeneous loans and other loans was ¥551.0 billion, ¥471.6 billion and ¥535.8 billion at March 31, 2003, March 31, 2004 and September 30, 2004, respectively.

The decrease between March 31, 2003 and March 31, 2004 reflects an improvement in the lending environment in Japan and a steady improvement in the quality of UFJ Holdings’ loan portfolio in particular. An increased focus on identifying and addressing problem loans throughout the periods under consideration, combined with improved credit rating procedures, resulted in a lower incidence of impairment events which resulted in a steady deduction in allowance rates. Although these favorable trends continued for the six months ended September 30, 2004, Nippon Shinpan’s general allowance for loan losses was included in the overall general allowance at September 30, 2004, which resulted in an overall increase in the general allowance at that date.

Investment Portfolio

UFJ Holdings’ investment securities are primarily comprised of Japanese government and Japanese government agency bonds, which are mostly classified as available-for-sale securities.

Investment securities increased 18.6%, from ¥17.2 trillion at March 31, 2003 to ¥20.4 trillion at March 31, 2004 and then decreased 10.3% to ¥18.3 trillion at September 30, 2004. This decrease resulted from a shift from Japanese government bonds to cash as well as a reduction in equity holdings to reduce equity market risks in order to increase cash positions. At March 31, 2003 and 2004 and September 30, 2004, gross unrealized gains on investment securities were ¥574.1 billion, ¥767.9 billion and ¥612.3 billion, respectively, and gross unrealized losses on investment securities were ¥24.1 billion, ¥39.5 billion and ¥31.0 billion, respectively.

Cash and Due from Banks

Cash and due from banks decreased slightly from ¥3.7 trillion at March 31, 2003 to ¥3.6 trillion at March 31, 2004, then increased by ¥4.5 trillion, or 125.0%, to ¥8.1 trillion at September 30, 2004. This increase was primarily attributable to an increase of demand deposits with the Bank of Japan and increased sales of investment securities in order to ensure sufficient liquidity for settlement in inter-bank systems.

Interest-Earning Deposits in Other Banks

Interest-earning deposits in other banks fluctuate significantly from day to day depending upon financial market conditions. Interest-earning deposits in other banks decreased 9.2%, from ¥964.2 billion at March 31, 2003 to ¥875.3 billion at March 31, 2004 and decreased an additional 34.9% to ¥569.7 billion at September 30, 2004. These decreases primarily reflected the daily operation and liquidity needs of the UFJ group and money market conditions.

Total Liabilities

At March 31, 2004, total liabilities were ¥79.2 trillion, an increase of ¥2.2 trillion from ¥77.0 trillion at March 31, 2003. This increase primarily reflected an increase of ¥2.4 trillion in deposits, partially offset by a decrease of ¥1.1 trillion in payables under securities lending transactions.

Total liabilities were ¥81.1 trillion at September 30, 2004, an increase of ¥1.9 trillion as compared to March 31, 2004. This increase was due primarily to increases of ¥1.6 trillion in long-term debt and ¥1.1 trillion in other short-term borrowings, partially offset by decreases of ¥1.0 trillion in deposits and ¥1.0 trillion in call money and funds purchased.

Sources of Funding and Liquidity

UFJ Holdings’ primary source of liquidity is from a large balance of deposits, mainly ordinary deposits, certificates of deposit and time deposits. At September 30, 2004, UFJ Holdings’ deposits were ¥57.5 trillion and exceeded loans, net of unearned income and deferred loan fees, by ¥13.6 trillion. These deposits provide UFJ Holdings with a sizable source of stable and low-cost funds. While approximately 82% of certificates of deposit and time deposits mature within one year, UFJ Holdings continuously monitors relevant interest rate characteristics of these funds and utilizes asset and liability management techniques to manage the possible impact of the rollovers on its net interest margin and liquidity. UFJ Holdings’ deposits and stockholders’ equity was equal to 74.3% of its total assets at March 31, 2004 and 71.4% of its total assets at September 30, 2004. UFJ Holdings also increased its liquidity in September 2004 by issuing ¥700 billion of UFJ Bank preferred stock to MTFG, the terms of which are more fully described under “Related Transactions.”

Most of the remaining funding was provided by short-term borrowings and long-term senior and subordinated debt. Short-term borrowings consist of call money and funds purchased, payables under repurchase agreements, payables under securities lending transactions, due to trust account and other short-term borrowings. From time to time, UFJ Holdings has issued long-term instruments such as bonds with mainly three to five years’ maturity. Liquidity may also be provided by the sale of financial assets, including securities available for sale, trading account securities and loans. Additional liquidity may be provided by the maturity of loans.

Deposits

Deposits increased 4.3%, from ¥56.1 trillion at March 31, 2003 to ¥58.5 trillion for the fiscal year ended March 31, 2004. This increase reflected increases of ¥2.1 trillion in interest-bearing deposits and ¥0.3 trillion in non-interest-bearing deposits.

Deposits were ¥57.5 trillion at September 30, 2004, a decrease of 1.7% as compared to March 31, 2004. This decrease reflected decreases of ¥0.6 trillion in interest-bearing deposits and ¥0.4 trillion in non-interest-bearing deposits.

Short-term Borrowings

Short-term borrowings decreased by ¥1.2 trillion, or 9.5%, from ¥12.6 trillion at March 31, 2003 to ¥11.4 trillion at March 31, 2004. This decrease was primarily attributable to a decrease in payables under securities lending transactions in connection with the daily money market operations of the UFJ group.

Short-term borrowings were ¥12.3 trillion at September 30, 2004, an increase of ¥0.9 trillion, or 7.9%, as compared to March 31, 2004. This increase was primarily attributable to an increase in call money and funds purchased in connection with the daily money market operations of the UFJ group.

Long-term Debt

Long-term debt increased from ¥3.7 trillion at March 31, 2003 to ¥4.2 trillion at March 31, 2004, and increased an additional ¥1.6 trillion to ¥5.8 trillion at September 30, 2004.

Stockholders’ Equity

The following table summarizes UFJ Holdings’ stockholders’ equity at the dates indicated:

	At March 31,		At September 30, 2004
	2003	2004
	(in billions, except percentages)
Preferred stock	¥759.1	¥737.8	¥732.2
Common stock	240.9	262.2	267.8
Capital surplus	2,497.0	2,517.8	2,527.3
Accumulated deficit	(3,289.5)	(2,709.7)	(2,490.2)
Accumulated other changes in equity from nonowner sources	166.6	628.9	480.4
Less treasury stock, at cost	(1.9)	(2.2)	(9.3)

Total stockholders’ equity	¥372.2	¥1,434.8	¥1,508.2

Ratio of total stockholders’ equity to total assets	0.48%	1.78%	1.87%

Total stockholders’ equity increased 285.5% from ¥372.2 billion at March 31, 2003 to ¥1,434.8 billion at March 31, 2004, and the ratio of total stockholders’ equity to total assets increased from 0.48% at March 31, 2003 to 1.78% at March 31, 2004. These increases were principally attributable to an improvement in accumulated deficit from a loss of ¥3,289.5 billion to a loss of ¥2,709.7 billion resulting from net income of ¥607.7 billion for the fiscal year ended March 31, 2004.

Total stockholders’ equity increased 5.1% to ¥1,508.2 billion at September 30, 2004 as compared to March 31, 2004, and the ratio of total stockholders’ equity to total assets increased to 1.87%. The increase in stockholders’ equity was principally attributable to an improvement in accumulated deficit from a loss of ¥2,709.7 billion to a loss of ¥2,490.2 due to net income of ¥245.7 billion for the six months ended September 30, 2004.

Due to a large holding of marketable Japanese equity securities and the volatility of the equity markets in Japan, changes in the fair value of marketable equity securities have significantly affected UFJ Holdings’ stockholders’ equity. The following table presents information relating to the accumulated net unrealized gains before tax effect in respect of marketable equity securities at the dates indicated:

	At March 31,		At September 30, 2004
	2003	2004
	(in billions, except percentages)
Accumulated net unrealized gains	¥304.1	¥678.3	¥510.4
Accumulated net unrealized gains to total assets	0.39%	0.84%	0.62%

The increase in accumulated net unrealized gains on marketable equity securities at March 31, 2004 was mainly due to the improvement in the Japanese stock market compared to the previous fiscal year.

Capital Adequacy

Capital Requirements for Banks in Japan

A Japanese bank is subject to minimum capital adequacy requirements both on a consolidated basis and a stand-alone basis, and is required to maintain the minimum capital irrespective of whether it operates independently or as a subsidiary under the control of another company. A bank holding company is also subject to minimum capital adequacy requirements on a consolidated basis. Under the Financial Services Agency’s guidelines, capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. UFJ Holdings’ Tier I capital generally consists of stockholders’ equity items, including common stock, non-cumulative preferred stock, capital surplus, minority interests and retained earnings (which reflects tax adjustments including deferred tax assets), but recorded goodwill and other items, such as treasury stock, are deducted from Tier I capital. UFJ Holdings’ Tier II generally consists of general reserves for credit losses up to 1.25% of risk-weighted assets, 45% of the unrealized gains on investment securities available for sale, 45% of the land revaluation excess, the balance of perpetual subordinated debt and the balance of subordinated term debt with an original maturity of over five years subject to certain limitations, up to 50% of Tier I capital. UFJ Holdings does not have any Tier III capital, which consists of short-term subordinated debt with an original maturity of at least two years, subject to certain limitations. At least 50% of the minimum capital requirements must be maintained in the form of Tier I capital.

Under the Japanese regulatory capital requirements, UFJ Holdings’ consolidated capital components, including Tier I, Tier II and risk-weighted assets, are calculated from UFJ Holdings’ consolidated financial statements prepared under Japanese GAAP. Also, the consolidated and stand-alone capital components of UFJ Bank and UFJ Trust Bank are calculated from consolidated and non-consolidated financial statements prepared under Japanese GAAP.

For a detailed discussion of the capital adequacy guidelines adopted by the Financial Services Agency and proposed amendments, see “Business—Supervision and Regulation—Japan—Capital Adequacy.”

Capital Requirements for Securities Firms

UFJ Holdings has securities subsidiaries in Japan and overseas, which are also subject to regulatory capital requirements. In Japan, under the Securities and Exchange Law, securities companies are required to maintain adjusted capital at specified levels as compared with the quantified total of their business risks on a non-consolidated basis. Article 52 of the Securities and Exchange Law requires securities companies to file month-end reports regarding their capital adequacy ratio, which is the ratio of adjusted capital to a quantified total of business risks, to the Commissioner of the Financial Services Agency or the Director General of the Local Finance Bureau, and to disclose their capital adequacy ratio to the public on a quarterly basis. A securities company must also file a report on a daily basis with the Commissioner of the Financial Services Agency or the Director General of the Local Finance Bureau if its capital adequacy ratio falls below 140%. Article 56-2 of the Securities and Exchange Law determines the actions which the Prime Minister, through the Commissioner of the Financial Services Agency, may take if the ratio falls further. Specifically, if the ratio falls below 120%, the Commissioner of the Financial Services Agency may order the securities company to change its method of business or to deposit its property in trust, or order other measures for the public interest and investor protection if necessary. A securities company whose ratio falls below 100% may be subject to additional proceedings, including temporary suspension of its business and revocation of its registration as a securities company if there is no prospect that the ratio will recover three months after the suspension came into effect. Overseas securities subsidiaries are subject to the relevant regulatory capital requirements of the countries or jurisdictions in which they operate. At September 30, 2004, UFJ Tsubasa Securities’ capital accounts, less certain illiquid assets, were ¥82.0 billion, or 353.3% of total amounts equivalent to market, counterparty credit and operations risks.

The UFJ Group Ratios

The table below presents UFJ Holdings’ consolidated risk-based capital, risk-weighted assets and risk-based capital ratios at March 31, 2004 and September 30, 2004 (underlying figures are calculated in accordance with Japanese banking regulations based on information derived from UFJ Holdings’ consolidated financial statements prepared in accordance with Japanese GAAP, as required by the Financial Services Agency):

	At March 31, 2004	At September 30, 2004	Minimum capital ratios required
	(in billions, except percentages)
Capital components:
Tier I capital	¥2,175.3	¥2,203.9
Tier II capital includable as qualifying capital	2,175.3	2,159.1
Deductions from total qualifying capital	82.0	74.8

Total risk-based capital	¥4,268.6	¥4,288.2

Risk-weighted assets	¥46,186.0	¥43,207.7
Capital ratios:
Tier I capital	4.70%	5.10%	4.00%
Total risk-based capital	9.24%	9.92%	8.00%

UFJ Holdings’ total risk-based capital ratio increased 0.68 percentage points from 9.24% at March 31, 2004 to 9.92% at September 30, 2004. This increase, despite net losses recorded under Japanese GAAP for the six month period, was due primarily to UFJ Bank’s issuance of ¥700 billion of preferred stock to MTFG in September 2004 as discussed further under “Related Transactions” and a reduction in risk-weighted assets resulting primarily from a decrease in loans outstanding.

One of the main components of UFJ Holdings’ Tier I capital is the various classes of preferred stock issued to the Resolution and Collection Corporation of Japan, or the RCC. In March 1999, each of Sanwa Bank, Tokai Bank and Toyo Trust issued various classes of preferred stock to the RCC, which was then named the Resolution and Collection Bank. These shares were exchanged into shares of preferred stock of UFJ Holdings effective April 2, 2001. The initial subscription by the RCC was described as a temporary injection of capital, and the RCC was directed to dispose of the shares as promptly as practicable. Banks that received public funds were also encouraged to redeem the shares in the future after improving their financial position. The preferred stock owned by the RCC is as follows:

•	Class II preferred stock: Annual dividends on the class II preferred stock are payable on a noncumulative basis at rate of ¥15,900 per share. The class II preferred stock is convertible into ordinary shares of UFJ Holdings at a conversion price of ¥1,050,000 per ordinary share, subject to adjustment, at the option of the RCC at any time until July 31, 2008, and on a mandatory basis on August 1, 2008.

•	Class IV preferred stock: Annual dividends on the class IV preferred stock are payable on a noncumulative basis at rate of ¥18,600 per share. The class IV preferred stock is convertible into ordinary shares of UFJ Holdings at a conversion ratio of 2.202 ordinary shares per class IV preferred stock as of April 2, 2001, subject to adjustment, at the option of the RCC at any time until March 30, 2009, and on a mandatory basis on April 1, 2009.

•	Class V preferred stock: Annual dividends on the class V preferred stock are payable on a noncumulative basis at rate of ¥19,400 per share. The class V preferred stock is convertible into ordinary shares of UFJ Holdings at a conversion ratio of 2.202 ordinary shares per class V preferred stock as of April 2, 2001, subject to adjustment, at the option of the RCC at any time until March 30, 2009, and on a mandatory basis on April 1, 2009.

•	Class VII preferred stock: Annual dividends on the class VII preferred stock are payable on a noncumulative basis at rate of ¥11,500 per share. The class VII preferred stock is convertible into ordinary shares of UFJ Holdings at a conversion price of ¥704,300 per ordinary share, subject to adjustment, at the option of the RCC at any time until July 31, 2009, and on a mandatory basis on August 1, 2009.

The RCC also holds ¥100 billion of perpetual unsecured subordinated bonds issued by UFJ Holdings. The bonds may be redeemed on March 31 and September 30 of each year. The interest rate on the bonds is six-month yen LIBOR plus 0.34% as of September 30, 2004 and 1.34% on or after October 1, 2004. The bonds are a component of UFJ Holdings’ Tier II capital.

Another significant component of UFJ Holdings’ Tier I capital is minority interests, which includes preferred stock issued by UFJ Holdings’ subsidiaries, primarily offshore funding vehicles, to third-party investors. The total amounts of preferred stock included in minority interests was ¥628.9 billion, ¥616.1 billion and ¥617.4 billion at March 31, 2003 and 2004 and September 30, 2004, respectively. The ability of proceeds from these transactions to be counted towards Tier I capital is constrained by the amount of other Tier I capital and the amount of other similar transactions at the time of issuance.

Minority interests also includes ¥700 billion of preferred stock of UFJ Bank issued to MTFG, the terms of which are discussed under “Related Transactions,” and ¥120 billion in non-voting preferred stock of UFJ Strategic Partner issued to Merrill Lynch. UFJ Bank currently holds all the common shares and all the voting rights of UFJ Strategic Partner. As an incentive to increase the value of UFJ Strategic Partner, Merrill Lynch was granted options to acquire additional non-voting preferred stock. Upon the occurrence of certain events, including the non-payment of dividends on the preferred stock for three consecutive fiscal years, specified insolvency and business suspension events of UFJ Bank or a change in control of UFJ Holdings, Merrill Lynch will be able to obtain control of UFJ Strategic Partner and could then terminate the venture. If Merrill Lynch chooses to exercise this option, UFJ Bank has the right to purchase the preferred stock at a premium based upon the performance of the loan portfolio held by UFJ Strategic Partners. The entering into and seeking of shareholders’ approval of the proposed merger between UFJ Bank and Bank of Tokyo-Mitsubishi will constitute such a trigger event, however, Merrill Lynch has executed a waiver pursuant to which it has agreed not to exercise such rights upon the merger of UFJ Bank with and into Bank of Tokyo Mitsubishi.

Capital Ratios of UFJ Bank and UFJ Trust Bank

The table below presents the risk-based capital ratios of UFJ Bank and UFJ Trust Bank at March 31, 2004 and September 30, 2004 (underlying figures are calculated in accordance with Japanese banking regulations based on information derived from their consolidated and non-consolidated financial statements prepared in accordance with Japanese GAAP, as required by the Financial Services Agency):

	At March 31, 2004	At September 30, 2004	Minimum capital ratios required
Consolidated capital ratios:
UFJ Bank
Tier I capital	4.27%	5.12%	4.00%
Total risk-based capital	8.36	10.03	8.00
UFJ Trust Bank
Tier I capital	8.78	7.05	2.00
Total risk-based capital	12.34	8.82	4.00
Stand-alone capital ratios:
UFJ Bank
Tier I capital	4.39	5.40	4.00
Total risk-based capital	8.43	10.42	8.00
UFJ Trust Bank
Tier I capital	9.44	7.74	2.00
Total risk-based capital	12.82	9.25	4.00

UFJ Bank has international operations conducted by foreign offices and is subject to the 8.00% capital adequacy requirement. UFJ Trust Bank is not engaged in international operations conducted by foreign offices and is subject to the 4.00% capital adequacy requirement.

On March 29, 2005, UFJ Holdings subscribed for ¥50 billion of non-voting preferred shares issued by UFJ Bank. As a result of this transaction, UFJ Bank’s Tier I and total risk-based capital ratios are expected to increase by approximately 0.25% on a consolidated basis and 0.35% on a stand-alone basis. This transaction will not have any effect on UFJ Holdings’ capital ratios.

Off-balance Sheet Arrangements

In the normal course of its business, UFJ Holdings engages in several types of off-balance-sheet arrangements to meet the financing needs of its customers, including various types of guarantees, commitments to extend credit and commercial letters of credit. The following table summarizes these commitments at March 31, 2003 and 2004 and September 30, 2004:

	At March 31,		At September 30, 2004
	2003	2004
	(in billions)
Guarantees:
Standby letters of credit and financial guarantees	¥1,479	¥1,388	¥4,325
Performance guarantees	515	268	289
Liquidity facilities	186	82	65
Derivative instruments	—	14	10
Guarantees for the repayment of trust principal	2,142	2,379	2,192
Liabilities of trust accounts	785	1,310	1,645

Total guarantees	5,107	5,441	8,526
Other off-balance-sheet instruments:
Commitments to extend credit	19,038	20,552	25,987
Commercial letters of credit	299	196	262
Others	181	33	126

Total other off-balance sheet instruments	19,518	20,781	26,375

Total	¥24,625	¥26,222	¥34,901

See note 21 to UFJ Holdings’ consolidated financial statements for a description of the nature of UFJ Holdings’ guarantees and other off-balance sheet instruments.

The contractual amounts of these guarantees and other off-balance sheet instruments represent the amounts at risk should the contracts be fully drawn upon with a subsequent default by UFJ Holdings’ customer and a decline in the value of the underlying collateral. Because many of these commitments expire without being drawn upon, the total contractual or notional amounts of these commitments do not necessarily represent UFJ Holdings’ future cash requirements. Such risks are monitored and managed as a part of UFJ Holdings’ risk management system as set forth in “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risk” below.

UFJ Holdings maintains an allowance for losses on its off-balance sheet arrangements. This allowance is included in other liabilities. The allowance for losses on off-balance sheet credit instruments was ¥67 billion at March 31, 2003, ¥68 billion at March 31, 2004 and ¥62 billion at September 30, 2004.

Variable Interest Entities

Asset-backed Commercial Paper Conduits

The UFJ group administers several third-party owned finance companies, primarily commercial paper conduits, that purchase financial assets including loans as well as pools of trade or lease receivables from its customers. Assets purchased by these conduits are generally funded by issuing commercial paper, or partly by borrowings from the UFJ group or third parties. While customers generally continue to service the transferred receivables, the UFJ group underwrites, distributes and makes a market in commercial paper issued by the conduits, and also provides liquidity and credit support facilities to the entities. The UFJ group is not the primary beneficiary of these entities because it (together with its related parties) is not exposed to a majority of the expected losses due to the existence of third-party investments. As of September 30, 2004, the total assets of these entities amounted to ¥24,085.2 billion and the UFJ group was exposed to a maximum loss of ¥115.0 billion.

Investment Funds

The UFJ group holds investments in various investment funds that collectively invest in equity and debt securities including listed Japanese securities and investment grade bonds, and, to a limited extent, securities and other interests issued by companies in a start-up or restructuring stage. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds. Since the equity holders do not have the substantive decision-making power and they do not have kick-out rights on the investment manager, these investment funds are deemed to be variable interest entities. As of September 30, 2004 these investment funds had total assets of ¥14,705.2 billion and the UFJ group was exposed to a maximum loss of ¥495.7 billion.

Special Purpose Entities Created for Structured Financing

The UFJ group extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in certain properties, to provide financing for the securitization of existing real estate properties held by the UFJ group’s customers and development projects including real estate development and natural resource development managed by third parties, who are typically the equity owner of the special purpose entities. The UFJ group generally acts as a member of a lending group, and is not exposed to a majority of the expected losses of these entities. As of September 30, 2004, these entities had total assets of ¥18,166.8 billion and the UFJ group was exposed to a maximum loss of ¥494.3 billion.

Trust Products

In addition to the above entities, the UFJ group offers a variety of trust products and manages and administers a wide range of trust arrangements including securities investment trusts, pension trusts and trusts used in the securitization of assets originated by and transferred to third parties. In a typical trust arrangement, the UFJ group manages and administers the assets on behalf of the customers in an agency, fiduciary and trust capacity. In principle, the UFJ group does not assume risks associated with the entrusted assets, which are borne by the customers, although in limited cases the UFJ group may assume risks through guarantees or certain protections as provided in the trust agreement. The UFJ group, however, is not a primary beneficiary of these trusts because the majority of the risks and rewards belongs to the holders of beneficiary certificates, and the guarantees and protections are called upon only in limited circumstances.

Project Finance and Other Financing Entities

Further, the UFJ group extends credits, along with other financial institutions, to numerous financing entities that provide project finance or financing on an acquisition of an aircraft or large commercial vessel. The source of repayment by the entities is primarily the lease payments from the lessee. In this type of arrangement, the lessee generally assumes the risks and rewards of the entity, and the UFJ group extends loans based on the credit quality of the lessee, as the UFJ group does not participate in the economics of the assets being financed by the entity.

Contractual Cash Obligations

In the normal course of its business, UFJ Holdings enters into contractual agreements whereby it commits to future purchases of products or services from unaffiliated parties. The following table summarizes UFJ Holdings’ contractual cash obligations at March 31, 2004:

	Payments due by period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
	(in billions)
Contractual cash obligations:
Time deposits and negotiable certificates of deposit	¥22,002	¥3,737	¥872	¥204	¥26,815
Long-term debt	381	1,140	822	1,781	4,124
Capital lease obligations	9	14	7	4	34
Operating lease obligations	4	7	5	10	26

Total	¥22,396	¥4,898	¥1,706	¥1,999	¥30,999

Non-exchange Traded Contracts Accounted for at Fair Value

UFJ Holdings uses non-exchange traded or over-the-counter contracts to adapt to the varied requirements of a wide customer base while mitigating market risks. Non-exchange traded contracts are accounted for at fair value, which is generally based on pricing models or quoted market prices for instruments with similar characteristics. Gains or losses on non-exchange traded contracts are included in “Trading account gains (losses)—net” in UFJ Holdings’ consolidated statements of operations. These contracts consist primarily of crude oil commodity contracts. The following table summarizes the changes in fair value of non-exchange traded contracts for the periods indicated:

	Fiscal year ended March 31,		Six months ended September 30,
	2003	2004	2003	2004
	(in millions)
Net fair value of contracts outstandings at beginning of period	¥38	¥1,269	¥1,269	¥2,898
Changes attributable to contracts realized or otherwise settled during the period	629	1,325	173	348
Fair value of new contracts when entered into during the period	1,350	2,162	1,294	457
Other changes in fair value, principally revaluation at end of period	(748)	(1,858)	(427)	(738)

Net fair value of contracts outstandings at end of period	¥1,269	¥2,898	¥2,309	¥2,965

During the fiscal years ended March 30, 2003 and 2004 and the six months ended September 30, 2003 and 2004, the fair value of non-exchange traded contracts increased primarily due to an increase in the volume of transactions required to meet customers’ demands and cover customers’ transactions.

The following table summarizes the maturities of non-exchange traded contracts at September 30, 2004:

	Net fair value of contracts—unrealized gains
	Prices actively quoted	Prices based on models and other valuation methods
	(in millions)
Maturity less than 1 year	¥0	¥13
Maturity less than 3 years and more than or equal to 1 year	158	—
Maturity less than 5 years and more than or equal to 3 years	1,111	(1)
Maturity 5 years or more	1,684	—

Total fair values	¥2,953	¥12

Quantitative and Qualitative Disclosures about Credit, Market and Other Risk

As a purveyor of a broad range of financial services, the UFJ group, in the process of conducting its business activities, takes on various forms of risk, including credit risk, market risk, funding liquidity risk and operational risk. The UFJ group’s objective is not to avoid exposure to risk, but rather to control risk exposure in an appropriate and efficient manner. From this standpoint, the UFJ group’s philosophy regarding risk management is to identify, control and manage individual as well as aggregate risks appropriately under an effective internal control framework so as to preserve the group’s capital base and promote the group’s operating efficiency.

The UFJ Holdings board of directors, which functions as a decision-making and management supervisory body, approves fundamental guidelines governing all risk management, compliance and internal audit activities and periodically reviews these guidelines. At UFJ Holdings, the group risk management committee, risk management department and compliance department serve as the primary system of checks for the execution of business activities, and the internal audit department provides a secondary check. To heighten the effectiveness of these control functions, a group audit committee has been established as a sub-committee of the board of directors of UFJ Holdings. This committee is charged with monitoring the status of the UFJ group’s internal control systems.

Each UFJ group company maintains and refines its respective risk management and compliance frameworks, which are structured to reflect the unique nature of each company’s activities, while complying with the key policies and guidelines set by UFJ Holdings. Group companies must first consult with UFJ Holdings with regard to items of particular importance, such as those with the potential to have a material impact on the operations of the group. Group companies regularly submit reports on their risk exposure and compliance issues to UFJ Holdings.

Risk Management Organization

The following chart shows the risk management framework of the UFJ group:

To ensure proper implementation of risk management activities throughout the group, the UFJ group has established a risk management organization and functions, and assigned particular roles and responsibilities for each type of risk management. The following organizations and functions have been established at UFJ Holdings, UFJ Bank and UFJ Trust Bank.

Executive Officer Responsible for Risk Management

The executive officer in charge of risk management is responsible for identifying and monitoring individual and total risks taken on by the three companies, as well as for the appropriate management of that risk. This officer is also responsible for submitting risk reports to senior management and, as necessary, making risk management recommendations. The officer’s responsibilities also include monitoring risk capital management.

Risk Management Committee

Risk management committees at each company provide advice to the executive officer for risk management so as to ensure appropriate management of the relevant risks. At UFJ Holdings, for example, the group risk management committee discusses risk management issues at the group level.

Risk Management Department

At UFJ Holdings, the risk management department monitors and manages all types of risk, including credit risk, market risk, funding liquidity risk and operational risk, at the group level. It has responsibility to articulate the risk management framework, policy and procedures for group-wide risk management activities.

At UFJ Bank, the risk management department supervises and coordinates risk management activities for the bank, and there are sections in charge of risk management dedicated to the management of each type of risk.

At UFJ Trust Bank, the risk management department supervises and coordinates risk management activities. The asset management supervision office, which is part of this department, manages risks associated with UFJ Trust Bank’s fiduciary duty as trustee for trust accounts. The credit planning department office, which is also a part of the department, manages risks associated with credit-related transactions.

Crisis Management

In addition to normal risk management activities, the UFJ group conducts “crisis management” separately. A “crisis” is regarded as an extreme risk event that can potentially cause critical damage to the operations of the UFJ group, financially and/or physically. The UFJ group has established a core policy and set clear standards to deal with crisis events.

The crisis management framework is designed to minimize the impact of a crisis on the UFJ group’s customers and the markets. It is also intended to minimize business disruptions, restore normal operations smoothly and implement effective contingency planning. Crisis management oversight at the group level is the responsibility of the group crisis management committee at UFJ Holdings. At each of the major group companies, a crisis management committee is responsible for crisis management oversight. Each company has set its contingency plans which cover natural catastrophes, system failures and other potential crises, and performs periodic drills to improve the effectiveness of contingency plans.

Integrated Management of Risk and Return

The UFJ group utilizes an integrated management framework for the purpose of maintaining the proper balance between the risks and returns associated with its business activities. The risk capital management framework, which controls risk in individual business activities, is implemented in a uniform manner at UFJ Bank, UFJ Trust Bank and other major group companies.

Risk Capital Management

Risk capital management is used to control the scale of specific business activities that entail risk by allocating a suitable amount of risk capital. This process is a means of verifying and monitoring the capital adequacy of the group as well as of providing a warning when the risk of degradation in capital increases. The risk capital management framework provides a supplementary means of ensuring financial soundness.

The amount of allocated risk capital is determined based on the maximum possible loss that could result from the risk factors associated with each business. As a key index to integrate risk and return, risk capital calculations provide the basis for a variety of management information. Specifically, capital adequacy is verified by monitoring the sum of utilized risk capital and the allocated risk capital compared to the actual available stockholders’ equity. The usage of risk capital by each business unit is monitored against the allocated risk capital. By allocating risk capital to each business unit, the UFJ group ensures that the scale of each business unit remains within the scope of the group’s financial resources and that each unit seeks to generate earnings that are commensurate with the associated risks.

Allocation of Risk Capital and Profitability Indicators

Risk capital also provides the basis for calculating business unit performance indicators such as the risk-adjusted profit ratio and economic profit. In this manner, risk capital calculations play a key role in the efficient operation of business activities. Numerical plans for risk capital allocation and profitability indicators are determined by the board of directors as part of a comprehensive management plan.

Credit Risk Management

The UFJ group conducts credit risk management not simply for the purpose of avoiding credit risk, but to take on suitable risk in relation to the group’s financial strength and to maintain adequate coverage and profitability relative to the level of risk.

UFJ Holdings and UFJ Bank received administrative actions from the Financial Services Agency in June 2004 relating to their internal control frameworks based in part on inadequacies in procedures to manage credit risk. UFJ group’s management regards this action as a matter of the utmost importance. The UFJ group’s management has taken initiatives to strengthen its credit risk management framework to prevent a reoccurrence of this problem and restore confidence.

Organization and Framework

Credit risk management and monitoring at the group level are performed by UFJ Holdings. The results of monitoring activities are reported periodically to the board of directors, the group management committee and senior management.

UFJ Bank and UFJ Trust Bank each conducts credit risk management suited to the characteristics of its portfolio. These programs are implemented in accordance with group-wide policies and standards. The two banks have a unified credit policy and standards for credit rating, country rating, self-assessment and credit risk quantification. UFJ Holdings monitors the combined portfolio and credit risk management of the two banks. UFJ Holdings provides guidance and advice for making decisions regarding important credit risk issues.

UFJ Bank established in June 2004 a new credit risk management committee to strengthen risk management systems. Made up of experts from outside the UFJ group, this committee examines the suitability of regulations, standards and other items involving credit risk. The committee’s recommendations are then considered in decisions reached by the board of directors and other management bodies regarding credit risk management.

Credit Rating Framework

The credit rating system is the basis for all credit risk management activities. Under this framework, the financial status of current and prospective borrowers is evaluated from three perspectives. First is safety, which includes an evaluation of the borrower’s equity ratio, retained earnings to total assets ratio, debt to total assets and capacity for additional financing. Second is profitability, which includes an assessment of the borrower’s earnings before tax ratio and earnings before interest, tax, depreciation and amortization ratio. Third is the ability to repay debts and the length of the period necessary for repayment. In addition to these quantitative measures, credit ratings include qualitative assessments of factors such as a company’s base of operations and the condition of the entire industry. The result is the assignment of a credit rating on a scale of one to ten. Including subdivisions, there are 16 ratings in total. Ratings undergo an annual ordinary review as well as additional reviews depending on changes in a borrower’s status. This system makes it possible to monitor the current status of individual borrowers and strengthen credit assessment capabilities, both of which are crucial for credit risk management. Furthermore, the credit rating system is the foundation for management systems that utilize the quantification of credit risk. The following table sets forth the credit rating categories:

Rating		Borrower Category	Classification under the Financial Reconstruction Law
1A 1B 1C	Excellent	Normal	Normal
2 3 4 5 6 7	Prime Good Above Standard Standard Below Standard Acceptable
8A 8B	Special Mention Past Due 1 Month or More	Special Mention
8C 8D	Past Due 3 Months or More Restructured		Sub-Standard
9	Doubtful	Doubtful	Doubtful
10A	Quasi-Bankrupt	Quasi-Bankrupt	Bankrupt and Quasi-Bankrupt
10B	Bankrupt	Bankrupt

These credit ratings are also designed to conform to the Japanese regulatory authorities’ requirements for the self-assessment of the financial condition of borrowers and risk grading standards for classified loans. The second and third columns of the table above shows how the UFJ group’s internal ratings correlate to the self-assessment and risk grading standards.

Self-assessments of borrowers are, as a rule, conducted at the end of each fiscal period and the results are reported to senior management. The primary assessment is performed by the branch office or head office division responsible for the client relationship. A secondary assessment is performed by credit administration departments. Self-assessments are also examined by the internal audit department, which is independent of the departments engaged in the business promotion and credit administration.

Quantifying risk entails the use of statistical analysis of the credit portfolio to calculate expected future losses, which correspond to the risk exposure, related to the inability of borrowers to meet their obligations. Using historical financial data about borrowers to obtain a default probability for each credit rating category, the distribution of probable losses is then calculated based on simulations. From these computations, the group obtains two figures expressing the total risk of the portfolio. One is the average expected loss, which represents the average expected loss that may be incurred over a one-year period. The other is the maximum loss, which is the largest possible loss that may occur over the same one-year period.

These estimates cover loans, guarantees, foreign exchange assets, off-balance-sheet transactions, bonds and other items. Furthermore, they are applicable to domestic and foreign corporations, individuals and financial institutions. The main advantage of this quantification process is the ability to determine the precise effects of concentrating and diversifying credit risk.

Country Rating Framework

Country rating measures the risk of a change in the status of credit caused by political, economic or social developments in a country. Such potential changes include the inability to remit funds, losses on foreign exchange movements, defaults, interest rate reductions, debt forgiveness and other events. There are eight grades in country rating, and ten altogether, including subdivisions. Country rating is an important risk measuring system at the UFJ group for managing the concentration of credit risk, establishing country ceilings, and monitoring and analyzing the quality of the overall overseas portfolio.

Portfolio Risk Management

Risk exposure is also evaluated on a single portfolio basis. This makes it possible to search for any excessive concentration of risk based on such parameters as individual borrowers, industries and regions. To prevent such concentrations and to diversify credit risk, the UFJ group establishes credit limits for each borrower, industry and country.

Credit Management System

A risk and cost adjusted return, or RACAR, is calculated for each loan and customer by deducting the expected credit losses, which is the average expected loss, and other operational costs from the gross revenues. RACAR is then used to set lending rates that account for the associated risks and cost of each loan.

Credit Risk Capital Management

The average expected loss, a figure that should be covered by revenues, is deducted from the maximum loss to yield the credit risk exposure, or “unexpected loss,” that should be covered by capital. This exposure is then monitored so as to remain within the allocated credit risk capital under the risk capital management framework described above. In addition, credit risk capital is used as a performance indicator to achieve the optimum balance between risk and return.

Market Risk Management

Market risk is the risk that the value of the UFJ group’s assets and liabilities could be adversely affected by changes in market variables such as interest rates, securities prices, or foreign exchange rates.

Market Risk of Derivative Financial Instruments and Hedging Activities

In the normal course of business, the UFJ group enters into derivative transactions involving various types of instruments, such as interest rate derivatives, currency derivatives, bonds and equity derivatives, commodity derivatives, credit derivatives and weather options.

Low transaction costs and ease of entering into derivative contracts provide the end users of derivatives with tools to manage market risks in a particular transaction within certain established limits. The UFJ group actively provides derivatives instruments to its customers, and also engages in derivative transactions to manage its own market risks and for trading purposes within pre-approved risk limits.

The UFJ group enters into transactions for trading purposes in order to earn profit from price differences based on market forecasts as well as short-term market movements among the derivative and underlying instrument markets. In addition, the UFJ group enters into covered trades and regular trades in order to assist its customers to manage their risk exposures and meet their trading needs, respectively. The UFJ group also enters into back-to-back derivatives with other financial institutions to cover exposures arising from such customer transactions. In some cases, the UFJ group structures specialized derivative products in order to meet the various needs of its customers. Such transactions incur market risk as the UFJ group takes trading positions and trades for the purpose of making profits.

The UFJ group enters into transactions for non-trading purposes in order to manage its market risk within established limits. It conducts these transactions primarily for the following purposes:

•	achieving stable mid- and long-term interest income;

•	managing asset and liability interest rate exposures with a combination of on-balance sheet transactions or as a supplement to on-balance sheet transactions to modify interest rate characteristics of various balance sheet accounts; and

•	hedging purposes to manage interest rate and equity.

Non-trading activities also include derivatives embedded in other contracts, including loans and deposits, covered transactions against those embedded derivatives and transactions controlling credit risk of certain assets.

Hedging transactions are referred to as “designated hedges” when the hedged items and hedging instruments are specifically identified. They are typically conducted by means of interest rate swaps and other derivatives as hedges of interest-bearing assets and liabilities, such as long-term fixed rate loans, deposits, bonds, borrowed money and other instruments. The UFJ group primarily uses interest rate derivatives to manage the fluctuation due to risk of interest rate changes in its exposures. The UFJ group evaluates the effectiveness of the hedges at inception by matching the principal, maturity, and interest rate index of the hedging instruments with the hedged items. The UFJ group assesses hedge effectiveness semiannually. While certain of these derivatives are intended to be effective as economic hedges, they do not qualify for hedge accounting under U.S. GAAP primarily because they do not meet hedge documentation requirements. Accordingly, they are accounted as trading derivatives in UFJ Holdings’ consolidated financial statements.

Derivative instruments may expose the UFJ group to market risk in excess of the amounts recorded on the balance sheets. Market risk arises from changes in market price, interest rate and foreign exchange rate that may result in decreases in the market values of financial instruments as well as increases in funding costs. The UFJ group manages its exposures to market risk through trading position limits and other internal risk control mechanisms and by entering into hedging transactions.

Market Risk Management Framework

UFJ Bank and UFJ Trust Bank have risk management departments that are independent of front-office activities and are responsible for the objective monitoring of market risk in accordance with systematic and comprehensive risk management policy and procedures. The main objectives are to ensure the efficient allocation of resources and preserve a highly responsive market risk management framework. Furthermore, these departments conduct research to add risk management systems for new financial instruments and introduce more sophisticated risk management tools.

Risk exposure, performance and other items related to the market risk monitoring process are reported on a daily basis by the risk management department to the UFJ Holdings executive officer in charge of risk management. The risk management-related committees of UFJ Holdings and the two banks discuss market risk management activities and implement specific measures to ensure the effectiveness of these frameworks.

The UFJ group has established limits for market risk exposure and losses. Managing these limits enables the group to keep market risk exposure and possible unexpected losses within the amount of applicable risk capital.

In addition to these market risk limits, a warning-line guideline with regard to the performance of equity holdings and other investment activities in the banking book has been established and is monitored daily at UFJ group banks. This guideline is created to deal with the risk of a decline in the group’s equity to a level that would hinder operations in subsequent fiscal years. At the group level, UFJ Holdings monitors a similar guideline within its risk capital management framework. This creates a mechanism whereby a warning can be sent to senior management when needed.

Market Risk Measurement

The UFJ group employs Value at Risk (VaR)—a means of calculating the maximum expected loss with a one-day holding period and one-tailed confidence interval of 99% as its common yardstick to measure market risk in the trading book. To supplement VaR methodology, the group performs a variety of other forms of risk analysis. Among them are stress tests that assume extreme market volatility, interest rate sensitivity analysis, scenario analysis and earnings-at-risk (EaR) measurements for ALM.

Two methods are employed to measure VaR at the UFJ group. With the historical simulation method, VaR is calculated by performing simulations based on past market volatility data. With the variance-covariance method, VaR is calculated based on the assumption that the markets will fluctuate in relation to its statistical standard deviation. UFJ Bank employs the historical simulation method, while UFJ Trust Bank employs the variance-covariance method. Risk exposure in all markets was calculated based on a one-day holding period, a one-tailed confidence interval of 99%, and a three-year look-back period for UFJ Bank and a two-year period for UFJ Trust.

Illustration of Market Risks in the Fiscal Year Ended March 31, 2004

Trading activities

The VaR for UFJ Bank’s and UFJ Trust Bank’s total trading activities in the fiscal year ended March 31, 2004 is presented in the table below. Total amount of VaR as of March 31, 2004 was slightly higher compared to that as of March 31,2003. As of March 31, 2004, market risks related to foreign exchange rate and equities decreased slightly, while interest rate risks increased. On a daily average basis, total amount of VaR decreased, together with risks related to foreign exchange rate and interest rate.

VaR for Trading Activities (UFJ Bank)	(April 2002—March 2003)
Risk category:	Daily avg	High	Low	March 31, 2003
	(in billions)
Interest rate	¥2.15	¥4.13	¥1.10	¥1.44
Foreign exchange	0.79	1.93	0.21	0.44
Equities	0.37	1.01	0.11	0.62
Others	0.04	0.08	0.01	0.02
Diversification effect	(1.07)			(0.78)

Total	¥2.28	¥3.85	¥1.30	¥1.74

VaR for Trading Activities (UFJ Trust Bank)	(in millions)
Total	¥6	¥14	¥3	¥4

VaR for Trading Activities (UFJ Bank)	(April 2003—March 2004)
Risk category:	Daily avg	High	Low	March 31, 2004
	(in billions)
Interest rate	¥1.64	¥3.46	¥0.45	¥2.76
Foreign exchange	0.56	1.14	0.21	0.33
Equities	0.30	0.93	0.16	0.42
Commodities	0.02	0.07	0.00	0.00
Diversification effect	(0.90)			(1.20)

Total	¥1.62	¥3.56	¥0.58	¥2.31

VaR for Trading Activities (UFJ Trust Bank)	(in millions)
Total	¥5	¥11	¥3	¥6

Note:	Based on a 1-day holding period, with a confidence interval of 99%. UFJ Bank employs the historical simulation method based on 750 business days of historical data, while UFJ Trust Bank employs the variance-covariance method based on two years of historical data. The highest and lowest VaR were taken from different days. A simple summation of VaR by risk category is not equal to total VaR due to the effect of diversification.

The average daily VaR by quarter in the fiscal years ended March 31, 2003 and 2004 was as follows:

Quarter (UFJ Bank)	Daily average VaR
(in billions)
April - June 2003	¥2.32
July - September 2003	1.16
October - December 2003	1.15
January - March 2004	1.84
April – June 2004	1.99
July – September 2004	2.17

Quarter (UFJ Trust Bank)	(in millions)
April - June 2003	¥6
July - September 2003	7
October - December 2003	5
January - March 2004	5
April – June 2004	7
July – September 2004	7

Quantitative market risks fluctuate throughout the year, reflecting the reaction of trading activities to market volatility. Although market conditions were often volatile during the fiscal year ended March 31, 2004, the UFJ group’s trading-related revenue was relatively stable, with positive trading-related revenue recorded for 204 of 248 trading days during the period. Furthermore, the amount of trading-related revenue per day was kept within a stable range, with 32 days of positive revenue and only five days of negative revenue exceeding ¥1 billion.

Backtesting

Backtesting is used to evaluate the accuracy of risk calculations by comparing the VaR with actual gains and losses over a specific period. The reliability of the risk measurement model can be verified if the number of times gains and losses exceed VaR is within the forecast range.

Stress Testing

The UFJ group calculates, on a daily basis, the predicted losses of its current positions in each market sector, applying the worst ten-day volatility recorded during the observation period of 750 business days for UFJ Bank and the worst one-day volatility recorded during an observation period of two years for UFJ Trust Bank. As of March 31, 2004, UFJ Bank held a total trading activity position of ¥10.3 billion of predicted loss of trading positions as compared to ¥9.1 billion as of March 31, 2003. UFJ Trust Bank held a total trading activity position of ¥0.1 billion of predicted loss of trading positions as of March 31, 2004, unchanged from March 31, 2003.

Non-trading Activities

VaR for risks related to the UFJ group’s strategic equity portfolio as of March 31, 2004, based on a 10-day holding period, was ¥152.8 billion for UFJ Bank and UFJ Trust Bank on a simple combined basis, a ¥61.9 billion decrease from March 31, 2003. Risks related to the UFJ group’s Yen-denominated bond portfolio was ¥157.1 billion, an increase from ¥61.1 billion resulting from a significant decrease in the UFJ group’s equity portfolio and an increase in Yen-denominated bonds.

The daily average VaR of the banking book of UFJ Bank and UFJ Trust Bank by quarter in the fiscal years ended March 31, 2003 and 2004 was as follows

Banking Book Equity Holdings (risk with a market value)

Quarter (UFJ Bank)	Daily average VaR
(in billions)
April - June 2003	¥169.26
July - September 2003	169.63
October – December 2003	165.89
January – March 2004	146.06
April - June 2004	135.24
July - September 2004	154.71

Quarter (UFJ Trust Bank)
April - June 2003	¥31.89
July - September 2003	35.66
October – December 2003	30.88
January – March 2004	30.04
April - June 2004	26.23
July - September 2004	25.33

Yen-Denominated Bond Holdings

Quarter (UFJ Bank)	Daily average VaR
(in billions)
April - June 2003	¥42.97
July - September 2003	105.20
October – December 2003	159.37
January – March 2004	155.90
April - June 2004	149.89
July - September 2004	132.46

Quarter (UFJ Trust Bank: figures include bonds in foreign currency and investment trust portfolios)
April - June 2003	¥9.11
July - September 2003	15.65
October - December 2003	20.43
January – March 2004	22.54
April - June 2004	27.56
July - September 2004	24.92

Note:	Based on a 10-day holding period, with a confidence interval of 99%. UFJ Bank employs the historical simulation method based on 750 business days of historical data, while UFJ Trust Bank employs the variance-covariance method based on two years of historical data.

Funding Liquidity Risk Management

To create a unified risk management framework for the entire group, the UFJ group has categorized the environment for fund procurement into four risk phases—normal, caution, constrained and emergency—depending on the probability that risks will actually materialize. The UFJ group’s subsidiary banks have established clear management methods and action plans for each of these risk phases.

The UFJ group banks have separate liquidity management departments for yen and foreign currency procurement activities. Risk management-related departments are responsible for the comprehensive management of funding liquidity risk.

The UFJ group establishes limits for the estimated volume of funds that will need to be procured on the following business day and for other time periods. These limits prevent the group from developing an over-

reliance on short-term funding. The group preserves adequate levels of cash flows and liquidity by holding a sufficient volume of Japanese government bonds, U.S. treasuries and other highly liquid instruments for fund procurement in the event of a crisis.

Action plans are in place to respond to changes in market conditions and other events. Contingency plans are activated in the event of instability in financial systems or other unforeseen problems, enabling the group to respond to a liquidity crisis immediately. In all, the group is adequately prepared for rapid changes in the operating environment.

Operational Risk Management

Operational risk management at financial institutions is becoming increasingly important due to the diversification of their products and services and the growing use of IT systems and networks. Further underscoring the importance of managing this risk are instances outside Japan of the fraudulent use of systems and, in Japan, large-scale system failures and related problems associated with the integration of banks and other events. In addition, due to regulatory demands, such as BIS capital requirements, banks are being required to apply increasingly sophisticated quantitative management techniques along with the existing management activities that are centered mainly on qualitative items.

The risk management department of UFJ Holdings is responsible for managing and monitoring operational risk for the entire group. The status of risk and other items are reported to senior management periodically at meetings of the board of directors, the group risk management committee and other management units. At UFJ Bank and UFJ Trust Bank, departments responsible for managing each category of risk monitor departments where processing risk, system risk and other categories of operational risk exist. Information gathered, along with risk indicators at major group companies, such as processing errors and IT system malfunctions, are reported periodically to senior management.

The UFJ group attempts to quantify operational risk based on scenarios using historical loss experience associated with processing risk, system risk and tangible asset risk (involving the occurrence of processing errors, accidents, computer malfunctions and damage to tangible assets) and by evaluating the nature of each process, system, asset or other item. Areas that require attention are identified and improvements made. Results of these analyses are also used to efficiently allocate resources among the group’s operating activities.

Compliance

UFJ Holdings has a compliance department that prescribes and executes basic measures relating to compliance of all group companies. This department also monitors and oversees the compliance activities of group companies. In addition, each member of the group has a department that is in charge of compliance, providing a means of conducting compliance activities at each company. Important matters at group companies are reported to the compliance department of UFJ Holdings so that the entire group can respond to issues when necessary.

To provide a basic reference for compliance activities, a group compliance manual has been prepared that sets standards for behavior and rules applicable to everyone who works at the UFJ group. This manual is distributed to all employees of group companies. In addition, each group company prepares its own compliance manual containing rules specific to its operations that every employee should follow. This system makes it possible for employees to conduct their work in line with compliance rules that apply even more directly to their respective jobs.

To respond quickly and appropriately to new issues, the UFJ group is constantly taking steps to strengthen its compliance framework. One such initiative is the establishment of a whistle-blower system. The system is being established in order to prevent the occurrence of illegal actions taken by group employees and to identify and strengthen the group’s ability to deal with illegal actions should they occur. The system involves the establishment of a hotline at the compliance departments of each group company, or outside the company. Such a system is already in place at UFJ Holdings, UFJ Bank, UFJ Trust Bank and other major group companies.

UFJ Holdings has also established a group audit committee as a sub-committee of its board of directors. The group audit committee is responsible for the oversight of internal management and compliance of all activities at UFJ Holdings and group companies. Members of this committee are non-executive directors and external specialists such as attorneys. To achieve an internal management system with a high degree of transparency, the committee examines and verifies the suitability of the UFJ group’s internal management activities. Serious issues are reported to the board of directors.

Internal Audit

Internal audits are used to verify and evaluate internal control systems, including compliance and risk management, and to confirm that these systems are appropriate and effective. Based on these internal audits, reports and recommendations are submitted to the UFJ group’s management, including managers in charge of corporate governance and senior executives who directly oversee operations.

UFJ Holdings has prepared an internal audits charter in which the purpose, authority and responsibilities for internal audit activities are defined. UFJ Bank, UFJ Trust Bank and all other group companies conduct their auditing activities in conformity with this charter. UFJ Holdings has an internal audit department overseen by an executive officer who has no other responsibilities. This department supervises, monitors and evaluates the internal audit functions of the entire group and performs audits of all departments at UFJ Holdings.

UFJ Bank and UFJ Trust also have internal audit departments overseen by senior executives who have no other responsibilities. These departments conduct audits of headquarters, branch offices, subsidiaries and other units. The internal audit departments monitor credit ratings, self-assessments, write-offs and reserves, and the process for calculating capital ratios. Audits are also performed to check compliance with relevant regulations, rules and procedures. At UFJ Bank, there are units under the direct supervision of the Internal Audit Department at offices in London, Singapore, Hong Kong and New York to ensure an effective internal auditing framework for overseas operations.

At UFJ Bank, an audit team dedicated exclusively to large borrowers has also been formed within the internal audit department to strengthen the system of checks and balances with regard to credit risk management for large borrowers. Furthermore, the internal audit departments at UFJ Bank and UFJ Trust Bank have been placed under the direct supervision of the respective audit and compliance committees to bolster their effectiveness. In addition, audit planning offices have been established under the supervision of the respective audit and compliance committees of UFJ Bank and UFJ Trust Bank. By managing and supervising internal audits, these offices are expected to help upgrade auditing functions.

ADDITIONAL FINANCIAL INFORMATION FOR UFJ HOLDINGS

Due to close integration of foreign and domestic activities, it is difficult to make a precise determination of assets, liabilities, income and expenses of UFJ Holdings’ foreign operations. The foreign operations as presented include the business conducted by overseas subsidiaries and branches and the international business conducted by the several international banking related divisions headquartered in Japan. UFJ Holdings’ management believes that the results appropriately represent UFJ Holdings’ domestic and foreign activities.

I.    Investment Portfolio

The following table shows information as to the value of UFJ Holdings’ investment securities available for sale at March 31, 2003 and 2004.

	At March 31,
	2003			2004
	Amortized cost	Estimated market value	Net unrealized gains (losses)	Amortized cost	Estimated market value	Net unrealized gains (losses)
	(in millions)
Domestic:
Japanese national government and agency bonds	¥10,474,855	¥10,605,293	¥130,438	¥13,528,628	¥13,564,072	¥35,444
Corporate bonds	1,155,393	1,177,761	22,368	1,890,146	1,912,250	22,104
Marketable equity securities	1,487,169	1,770,283	283,114	1,011,169	1,667,317	656,148
Other securities	448,987	469,338	20,351	385,029	391,143	6,114

Total domestic	13,566,404	14,022,675	456,271	16,814,972	17,534,782	719,810

Foreign:
U.S. Treasury and other U.S. government agencies bonds	1,151,759	1,156,728	4,969	1,220,223	1,207,872	(12,351)
Other governments and official institutions bonds	681,562	737,795	56,233	614,720	611,528	(3,192)
Mortgage-backed and asset-backed securities	859,394	870,646	11,252	471,463	469,974	(1,489)
Other securities	217,716	238,967	21,251	257,265	282,892	25,627

Total foreign	2,910,431	3,004,136	93,705	2,563,671	2,572,266	8,595

Total	¥16,476,835	¥17,026,811	¥549,976	¥19,378,643	¥20,107,048	¥728,405

Nonmarketable equity securities presented in Other investment securities in the consolidated balance sheets are ¥171,031 million and ¥293,295 million at March 31, 2003 and 2004, respectively. UFJ Holdings monitors the status of each investee including the credit ratings and changes in UFJ Holdings’ share of net assets in the investees as compared with its share at the time of investment, to determine if any impairment losses are to be recognized.

The following table presents the estimated market value, maturity and weighted average yield of available for sale debt investment securities at March 31, 2004. Weighted average yield is calculated based on amortized cost.

	Maturity within one year		Maturity after one year but within five years		Maturity after five years but within ten years		Maturity after ten years		Total
	Estimated market value	Yield	Estimated market value	Yield	Estimated market value	Yield	Estimated market value	Yield	Estimated market value	Yield
	(in millions, except percentages)
Domestic:
Japanese national government and agency bonds	¥5,586,921	0.05%	¥3,389,032	0.75%	¥4,223,143	1.26%	¥364,976	0.55%	¥13,564,072	0.62%
Corporate bonds	146,460	1.59	1,244,863	0.77	500,967	0.67	19,960	1.41	1,912,250	0.81
Other debt securities	21,444	1.46	61,003	1.62	247,421	1.51	61,275	1.88	391,143	1.58

Total domestic	5,754,825	0.10	4,694,898	0.76	4,971,531	1.21	446,211	0.77	15,867,465	0.66

Foreign:
U.S. Treasury and other U.S. government agencies bonds	534,971	1.25	504,268	2.02	98,847	3.73	69,786	6.25	1,207,872	2.06
Other governments and official institutions bonds	99,158	1.47	425,767	2.36	86,603	3.06	—	—	611,528	2.32
Mortgage-backed and asset-backed securities	252,785	2.73	1,295	0.95	—	—	215,894	4.90	469,974	3.72
Other debt securities	19,050	3.55	21,622	4.96	44,417	5.58	28,141	2.98	113,230	4.48

Total foreign	905,964	1.74	952,952	2.24	229,867	3.84	313,821	5.03	2,402,604	2.57

Total	¥6,660,789	0.32%	¥5,647,850	1.01%	¥5,201,398	1.33%	¥760,032	2.53%	¥18,270,069	0.91%

Excluding Japanese national government and agency bonds and U.S. Treasury and other U.S. government agencies bonds, the following table sets forth the securities of individual issuers held in UFJ Holdings’ investment securities portfolio that exceeded 10% of UFJ Holdings’ consolidated stockholders’ equity at March 31, 2004.

	Amortized cost	Fair value
	(in millions)

German government bonds	¥358,437	¥358,372
French government bonds	198,281	195,016
Mortgage-backed securities issued by Federal National Mortgage Association	333,238	331,872
Toyota Motor Corporation	155,407	271,600
Nippon Shinpan Co., Ltd.*	201,585	209,973

*affiliated	company

II.    Loan Portfolio

The following table shows UFJ Holdings’ loans outstanding, before deduction of allowance for loan losses, by domicile and type of industry of borrower at March 31, 2003 and 2004. Classification of loans by industry is based on the industry segment loan classification as defined by The Bank of Japan for regulatory reporting purposes and is not necessarily based on use of proceeds:

	At March 31,
	2003	2004
	(in millions)
Domestic:
Manufacturing	¥5,848,096	¥5,370,456
Construction	1,587,462	1,282,612
Real estate	5,299,655	4,580,942
Services	3,722,414	3,178,511
Wholesale and retail	5,710,457	5,500,396
Banks and other financial institutions(1)	4,610,625	4,181,529
Other industries	4,465,021	5,830,848
Consumer:
Mortgage loan	6,623,132	7,667,505
Other	5,804,241	5,231,207

Total domestic	43,671,103	42,824,006

Foreign:
Governments and official institutions	150,359	119,281
Banks and other financial institutions(1)	79,291	131,831
Commercial and industrial	2,743,031	2,322,885
Other	44,499	33,675

Total foreign	3,017,180	2,607,672

Total	46,688,283	45,431,678
Less unearned income and deferred loan fees—net	3,618	11,626

Total	¥46,684,665	¥45,420,052

Note: (1)	Loans to non-bank finance companies are generally included in the “Banks and other financial institutions” category. Non-bank finance companies are primarily engaged in consumer lending, leasing, factoring and credit card businesses.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the maturity of UFJ Holdings’ loan portfolio at March 31, 2004.

	Maturity
	One year or less	One to five years	Over five years	Total
	(in millions)
Domestic:
Manufacturing	¥3,668,302	¥1,538,531	¥163,623	¥5,370,456
Construction	897,141	315,985	69,486	1,282,612
Real estate	2,183,788	1,588,472	808,682	4,580,942
Services	1,554,716	1,175,251	448,544	3,178,511
Wholesale and retail	3,922,133	1,327,546	250,717	5,500,396
Banks and other financial institutions	2,013,775	1,578,014	589,740	4,181,529
Other industries	3,470,527	1,784,569	575,752	5,830,848
Consumer:
Mortgage loan	389,163	1,194,656	6,083,686	7,667,505
Other	1,816,359	961,169	2,453,679	5,231,207

Total domestic	19,915,904	11,464,193	11,443,909	42,824,006
Foreign	1,694,635	650,574	262,463	2,607,672

Total	¥21,610,539	¥12,114,767	¥11,706,372	¥45,431,678

As is customary in Japan, UFJ Holdings may roll over its working capital short-term loans after its normal loan review procedures. Such loans are classified as loans with maturity of one year or less in the above tables.

Loans due after one year classified by type of interest rate at March 31, 2004, are as follows:

	Domestic	Foreign	Total
	(in millions)

Pre-determined rate	¥9,411,272	¥107,411	¥9,518,683
Floating or adjustable rate	13,496,830	805,626	14,302,456

Total	¥22,908,102	¥913,037	¥23,821,139

Non-accrual, Past Due and Restructured Loans

UFJ Holdings generally discontinues accrual of interest income on loans when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more. Cash receipts on such non-accrual loans, for which the ultimate collectibility of principal is doubtful, are first applied as principal reductions; otherwise, such collections are credited to income.

The following table shows the distribution of UFJ Holdings’ non-accrual loans, restructured loans which are on an accrual basis and accruing loans which are contractually past due 90 days or more as to principal or interest payments at March 31, 2003 and 2004.

	At March 31,
	2003	2004
	(in millions)
Non-accrual loans:
Domestic:
Manufacturing	¥570,656	¥305,130
Construction	488,965	296,039
Real estate	2,277,751	1,390,574
Services	598,410	393,844
Wholesale and retail	1,280,103	1,103,333
Banks and other financial institutions	420,675	307,383
Other industries	703,446	611,193
Consumer	211,030	205,946

Total domestic	6,551,036	4,613,442

Foreign:
Governments and official institutions	11,327	9,318
Banks and other financial institutions	1,280	766
Commercial and industrial	381,559	266,036
Other	9,353	16,285

Total foreign	403,519	292,405

Total non-accrual loans	6,954,555	4,905,847

Restructured loans (accruing):
Domestic	186,549	156,145
Foreign	5,786	3,081

Total restructured loans (accruing)	192,335	159,226

Accruing loans contractually past due 90 days or more:
Domestic	22,904	19,787
Foreign	—	7

Total accruing loans contractually past due 90 days or more	22,904	19,794

Total	¥7,169,794	¥5,084,867

Gross interest income which would have been accrued during the fiscal year ended March 31, 2004 at the original terms on domestic non-accrual and restructured loans outstanding at the end of the fiscal year is approximately ¥118.1 billion, of which ¥72.0 billion is included in the results of operations for the fiscal year. Gross interest income which would have been accrued during the fiscal year ended March 31, 2004 at the original terms on foreign non-accrual and restructured loans outstanding at the end of the fiscal year is approximately ¥8.7 billion, of which ¥5.6 billion is included in the results of operations for the fiscal year.

Potential Problem Loans

Potential problem loans are loans where known information about possible credit problems causes management to have concern as to the borrowers’ ability to comply with the present loan repayment terms. Interest continues to be accrued to the profit and loss account until, in the opinion of management, its ultimate recoverability becomes doubtful.

Management does not believe that there are any credits additional to the non-performing lending disclosed in the section above that meet the definition of potential problem loans as at March 31, 2003 and 2004.

Cross-border Outstandings

Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets in foreign countries denominated in Japanese yen or other non-local currencies. Material local currency loans outstanding which are neither hedged nor funded by local currency borrowings are included in cross-border outstandings.

At March 31, 2003 and 2004, UFJ Holdings has no cross-border outstandings to borrowers in any foreign country other than the United States of America, which in total exceed 0.75% of consolidated assets. Total cross-border outstandings to the United States of America was 1.76% of total assets at March 31, 2003 and 1.66% of total assets at March 31, 2004.

The following table shows the distribution by types of cross-border outstanding.

	At March 31,
	2003	2004
	(in millions)
United States of America
Securities:
Government and official institutions	¥810,762	¥1,152,070
Other corporates	453,824	106,165
Others	93,448	78,251

Total	¥1,358,034	¥1,336,486

Guarantees of cross-border outstandings of borrowers of other countries are considered to be cross-border outstandings of the guarantor. Loans made to, or deposits placed with, a branch of a foreign bank located outside the foreign bank’s home country are considered to be loans to, or deposits with, the foreign bank. Cross-border outstandings of a country do not include principal or interest amounts that are supported by written, legally enforceable guarantees by guarantors of other countries or the amount of outstandings to the extent that they are secured by tangible, liquid collateral held and realizable by UFJ Bank, UFJ Trust Bank and their subsidiaries outside the country in which they operate.

In addition to credit risk, cross-border outstandings are subject to country risk, which is the risk that as a result of political or economic conditions in a country, borrowers may be unable or unwilling to pay principal and interest according to contractual terms. Other risks related to cross-border outstandings include the possibility of insufficient foreign exchange and restrictions on its availability.

In order to manage country risk, UFJ Holdings establishes various risk management measures internally. Among other things, UFJ Holdings regularly monitors economic conditions and other factors globally and assesses country risk in each country where it has cross-border exposure. For purposes of monitoring and controlling its country risk, UFJ Holdings sets a country limit, which is the maximum amount of credit exposure for an individual country, in consideration of the level of country risk and UFJ Holdings’ ability to bear such potential risk. UFJ Holdings also determines its credit policy for each country in accordance with its country risk level and UFJ Holdings’ business plan with regard to the country. Assessment of country risk, establishment of country limits, and determination of country credit policies are subject to review and approval by UFJ Holdings’ senior management and are updated periodically.

Loan Concentrations

At March 31, 2004, there are no concentrations of loans to a single industry group of borrowers, as defined by The Bank of Japan industry segment loan classifications, that exceeded 10% of UFJ Holdings’ consolidated total loans, except for loans in a category disclosed in the table of loans outstanding above.

Credit Risk Management

UFJ Holdings has a credit rating system, under which borrowers and transactions are graded consistently on a worldwide basis. UFJ Holdings calculates probability of default by statistical means and manages its credit portfolio based on this credit rating system. For a detailed description of this system and other elements of UFJ Holdings’ risk management structure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of UFJ Holdings—Quantitative and Qualitative Disclosures about Credit, Market and Other Risk—Credit Risk Management.”

III.    Summary of Loan Loss Experience

The following table shows an analysis of UFJ Holdings’ loan loss experience for the fiscal years ended March 31, 2003 and 2004.

	March 31,
	2003	2004
	(in millions)

Allowance for loan losses at beginning of fiscal year	¥3,479,268	¥3,195,187

Provision for loan losses	511,898	313,124

Charge-offs:
Domestic:
Manufacturing	(88,270)	(148,299)
Construction	(93,882)	(76,429)
Real estate	(238,412)	(526,730)
Services	(105,017)	(105,687)
Wholesale and retail	(204,985)	(105,432)
Banks and other financial institutions	(6,350)	(31,566)
Other industries	(30,397)	(28,869)
Consumer	(111,049)	(113,547)

Total domestic	(878,362)	(1,136,559)
Total foreign	(18,789)	(12,299)

Total charge-offs	(897,151)	(1,148,858)

Recoveries(1):
Domestic	93,384	76,663
Foreign	4,452	3,762

Total recoveries	97,836	80,425

Net charge-offs	(799,315)	(1,068,433)

Other changes(2)	3,336	(1,569)

Allowance for loan losses at end of fiscal year	¥3,195,187	¥2,438,309

Allowance for loan losses applicable to foreign activities:

	March 31,
	2003	2004
	(in millions)
Balance at beginning of fiscal year	¥226,718	¥210,878

Balance at end of fiscal year	¥210,878	¥150,870

Provision for loan losses	¥1,208	¥(49,679)

Notes:

(1)	For the fiscal years ended March 31, 2003 and 2004, sufficient information was not available to enable UFJ Holdings to present recovery information by industry.
(2)	Other changes primarily include foreign exchange translation.

The following table shows an allocation of UFJ Holdings’ allowance for loan losses at March 31, 2003 and 2004.

	At March 31,
	2003		2004
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(in millions, except percentages)
Domestic:
Manufacturing	¥280,848	12.53%	¥173,136	11.82%
Construction	190,414	3.40	145,808	2.82
Real estate	1,088,293	11.35	518,191	10.08
Services	295,051	7.97	304,569	7.00
Wholesale and retail	482,685	12.23	557,882	12.11
Banks and other financial institutions	179,338	9.88	145,881	9.20
Other industries	274,254	9.56	306,450	12.84
Consumer	193,427	26.62	135,522	28.39

Foreign:
Governments and official institutions	5,371	0.32	2,968	0.26
Banks and other financial institutions	1,833	0.17	927	0.29
Commercial and industrial	197,046	5.87	145,534	5.11
Other	6,627	0.10	1,441	0.08

Total	¥3,195,187	100.00%	¥2,438,309	100.00%

Allowance as a percentage of loans	6.84%		5.37%

Allowance as a percentage of non-accrual and restructured loans and accruing loans contractually past due 90 days or more	44.56%		47.95%

While the allowance for loan losses contains amounts allocated to components of specifically identified loans as well as a group on portfolio of loans, the allowance for loan losses is available for loan losses in the entire loan portfolio and the allocations shown above are not intended to be restricted to the specific loan category. Accordingly, as the evaluation of credit risks changes, allocations of the allowance will be changed to reflect current conditions.

IV.    Deposits

The aggregate amounts of total deposits by foreign domiciled depositors included in domestic offices as of March 31, 2003 and 2004 are ¥1,228,217 million and ¥707,037 million, respectively.

At March 31, 2004, the balance and remaining maturity of time deposits and certificates of deposit issued by domestic offices in amounts of ¥10 million (approximately US$96 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2004) or more and the balance of total foreign deposits issued in amounts of US$100,000 or more are shown in the following table.

	Time deposits	Certificates of deposit	Total
	(in millions)
Domestic offices:
Three months or less	¥5,634,062	¥4,931,029	¥10,565,091
Over three months through six months	1,101,802	408,600	1,510,402
Over six months through twelve months	1,497,801	66,600	1,564,401
Over twelve months	1,391,541	15,000	1,406,541

Total	¥9,625,206	¥5,421,229	¥15,046,435

Foreign offices			¥1,728,760

V.    Short-Term Borrowings

The following table shows short-term borrowings outstanding at March 31, 2003 and 2004.

	At March 31,
	2003	2004
	(in millions, except percentages)
Call money, funds purchased, and payables under repurchase agreements and securities lending transactions:
Balance at end of fiscal year	¥5,729,183	¥4,618,116
Weighted average interest rate on balance at end of fiscal year	0.74%	0.39%
Maximum balance outstanding at any month-end during the fiscal year	5,729,183	7,785,037

Due to trust account:
Balance at end of fiscal year	¥1,250,246	¥1,753,929
Weighted average interest rate on balance at end of fiscal year	0.48%	0.47%
Maximum balance outstanding at any month-end during the fiscal year	1,610,403	1,753,929

Other short-term borrowings:
Balance at end of fiscal year	¥5,598,427	¥5,027,995
Weighted average interest rate on balance at end of fiscal year	0.18%	0.11%
Maximum balance outstanding at any month-end during the fiscal year	5,598,427	5,445,534

Total:
Balance at end of fiscal year	¥12,577,856	¥11,400,040
Weighted average interest rate on balance at end of fiscal year	0.47%	0.28%
Maximum balance outstanding at any month-end during the fiscal year	12,577,856	14,957,064

MANAGEMENT

The first of the two tables below provides information about those of MTFG’s current management who are expected to serve in the combined entity in the general capacities indicated. The second table provides information about those of UFJ Holdings’ current management who are expected to serve in the combined entity in the general capacities indicated. In accordance with Section 7 of the integration agreement among MTFG, UFJ Holdings and their respective subsidiaries, Ryosuke Tamakoshi, Haruya Uehara and Nobuo Kuroyanagi are currently expected to serve as Chairman, Deputy Chairman and President, respectively, of the combined entity. Their compensation, benefits and other terms of employment have not been determined, but their compensation levels are currently not expected to change materially from general levels in prior years as a result of their election as directors of the combined entity. Specific capacities of the following individuals will be determined after the shareholders meetings of MTFG and UFJ Holdings.

From MTFG:

Name	Date of Birth	Position at Combined Entity	Number of MTFG Shares Owned as of September 30, 2004
Haruya Uehara	July 25, 1946	Deputy Chairman	13
Nobuo Kuroyanagi	December 18, 1941	President	27

The aggregate compensation, including bonuses, paid by MTFG during the year ended March 31, 2005 to those of its directors and corporate auditors expected to serve in the combined entity was ¥         million.

From UFJ Holdings:

Name	Date of Birth	Position at Combined Entity	Number of UFJ Holdings Shares of September 30, 2004
Ryosuke Tamakoshi	July 10, 1947	Chairman	18

The aggregate compensation, including bonuses, paid by UFJ Holdings during the year ended March 31, 2005 to those of its directors and corporate auditors expected to serve in the combined entity was ¥         million. Compensation for that period was lower than previous fiscal years because UFJ Holdings reduced by at least half compensation for all of its directors and corporate auditors for a part of the period in response to administrative sanctions from the Financial Services Agency as discussed under “Business—Supervision and Regulation—Administrative Sanctions Against the UFJ Group by the Financial Services Agency.”

Directors of the Combined Entity

Except as stated above, the nominees to be jointly proposed by the boards of directors of MTFG and UFJ Holdings for election as directors of the combined entity have not yet been determined. MTFG and UFJ Holdings currently expect to designate these nominees when the merger agreement is signed.

Corporate Auditors of the Combined Entity

The nominees to be jointly proposed by the boards of directors of MTFG and UFJ Holdings for election as corporate auditors of the combined entity have not yet been determined. MTFG and UFJ Holdings currently expect to designate these nominees when the merger agreement is signed.

Executive Officers of the Combined Entity

The executive officers of the combined entity have not yet been determined.

MAJOR SHAREHOLDERS OF MTFG

Common Stock

As of September 30, 2004, MTFG had 168,617 registered shareholders of common stock. The ten largest holders of MTFG common stock appearing on the register of shareholders as of September 30, 2004, and the number and the percentage of such shares held by them, were as follows:

Name	Number of shares held	Percentage of total shares in issue
Japan Trustee Services Bank, Ltd.(1)	362,923	5.56%
Master Trust Bank of Japan, Ltd.(1)	329,427	5.05
Hero & Co.(2)	191,385	2.93
Meiji Yasuda Life Insurance Company(3)	175,000	2.68
The Tokio Marine and Fire Insurance Co., Ltd.(4)	141,649	2.17
Nippon Life Insurance Company	125,018	1.91
Mitsubishi Heavy Industries, Ltd.(5)	118,740	1.82
State Street Bank and Trust Company	109,624	1.68
State Street Bank and Trust Company 505103	107,893	1.65
The Dai-ichi Mutual Life Insurance Company.	61,036	0.93

Total	1,722,695	26.42%

(1)	Includes the shares held in trust accounts, which do not disclose the names of beneficiaries.
(2)	An owner of record for American Depositary Shares of the company.
(3)	These shares are those held in a pension trust account with Master Trust Bank of Japan, Ltd. for the benefit of retirement plans with voting rights retained by Meiji Yasuda Life Insurance Company.
(4)	On October 1, 2004, The Tokio Marine and Fire Insurance Co., Ltd. merged with The Nichido Fire and Marine Insurance Co., Ltd. to create Tokio Marine & Nichido Fire Insurance Co., Ltd.
(5)	These shares are those held in a pension trust account with Master Trust Bank of Japan, Ltd. for the benefit of retirement plans with voting rights retained by Mitsubishi Heavy Industries, Ltd.

As of September 30, 2004, 229.24 shares, representing less than 0.01% of MTFG outstanding common stock, were held by its directors and corporate auditors.

As of September 30, 2004, 911,536.84 shares, representing 13.98% of MTFG outstanding common stock, were owned by 247 U.S. shareholders of record who are resident in the United States, one of whom is the ADR depository’s nominee holding 191,385 shares, or 2.93% of MTFG outstanding common stock.

Preferred Shares

On October 1, 2004, MTFG redeemed 40,700 shares of the 81,400 outstanding shares of its class 1 preferred shares on a pro-rata basis at ¥3 million per share. On April 1, 2005, MTFG redeemed the remaining 40,700 shares of the class 1 preferred shares at ¥3 million per share.

The shareholders of MTFG class 3 preferred shares, which are non-voting, appearing on the register of shareholders as of February 17, 2004, and the number and the percentage of such shares held by them, were as follows:

Name	Number of shares held	Percentage of total shares in issue
Meiji Yasuda Life Insurance Company	40,000	40%
Tokio Marine & Nichido Fire Insurance Co., Ltd.	40,000	40
Nippon Life Insurance Company	20,000	20

Total	100,000	100%

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Regulations

The Foreign Exchange and Foreign Trade Law of Japan and the cabinet orders and ministerial ordinances, collectively known as the Foreign Exchange Law, set forth, among others, the regulations relating to the receipt by non-residents of Japan of payment with respect to shares to be issued by MTFG and the acquisition and holding of shares by non-residents of Japan and foreign investors, both as defined below.

Non-residents of Japan are individuals who are not resident in Japan and corporations whose principal offices are located outside Japan. Generally, the branches and offices of non-resident corporations which are located in Japan are regarded as residents of Japan while the branches and offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

“Foreign investors” are defined as:

•	individuals not resident in Japan;

•	corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan;

•	corporations of which 50% or more of the shares are held by individuals not resident of Japan and corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and

•	corporations, a majority of officers (or a majority of officers having the power of representation) of which are non-resident individuals.

Dividends and Proceeds of Sale

Under the Foreign Exchange Law, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad. The acquisition of MTFG shares by non-residents by way of a stock split is not subject to any notification of reporting requirements.

Acquisition of Shares

In general, a non-resident who acquires shares from a resident of Japan is not subject to any prior filing requirement, although the Foreign Exchange Law empowers the Minister of Finance of Japan to require a prior approval for any such acquisition in certain limited circumstances.

If a foreign investor acquires shares of MTFG, and, together with parties who have a special relationship with that foreign investor, holds 10% or more of the issued shares of MTFG as a result of such acquisition, the foreign investor must file a report of such acquisition with the Minister of Finance and any other competent Minister within 15 days from and including the date of such acquisition. In certain limited circumstances, however, a prior notification of such acquisition must be filed with the Minister of Finance and any other competent Minister, who may modify or prohibit the proposed acquisition.

Reporting of Substantial Shareholdings

The Securities and Exchange Law of Japan requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of capital stock of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the director of a competent finance bureau within five business days a report concerning such shareholdings.

A similar report must also be filed in respect of any subsequent change of one percent or more in any such holding ratio or any change in material matters set out in reports previously filed, with certain exceptions. For this purpose, share issuable to such person upon exchange of exchangeable securities, conversion of convertible securities or exercise of share subscription warrants or stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. Copies of such report must also be furnished to the issuer of such shares and all Japanese stock exchanges on which the shares are listed or (in the case of shares traded over-the-counter) the Japan Securities Dealers Association.

Except for the general limitation under Japanese anti-trust and anti-monopoly regulations against holding of shares of capital stock of a Japanese corporation which leads or may lead to a restraint of trade or monopoly, and except for general limitations under the Commercial Code of Japan or MTFG’s articles of incorporation on the rights of shareholders applicable regardless of residence or nationality, there is no limitation under Japanese laws and regulations applicable to MTFG or under its articles of incorporation on the rights of non-resident or foreign shareholders to hold or exercise voting rights on MTFG shares.

There is no provision in MTFG’s articles of incorporation or by-laws that would have an effect of delaying, deferring or preventing a change in control of MTFG and that would operate only with respect to merger, consolidation, acquisition or corporate restructuring involving MTFG.

DESCRIPTION OF COMMON STOCK

Resolutions to amend MTFG’s articles of incorporation and share handling regulations will be proposed and subject to vote at the general meeting of MTFG shareholders to be held on June         , 2005. The following description of MTFG’s capital stock reflects those proposed resolutions. This section contains brief summaries of the material provisions of MTFG’s articles of incorporation and share handling regulations, as well as relevant provisions of the Commercial Code of Japan as currently in effect. This description of MTFG common stock reflects the proposed resolutions to amend MTFG’s articles of incorporation that will be subject to vote at the general meeting of MTFG shareholder to be held on June     , 2005. The detailed rights and terms of MTFG common stock are set out in the form of articles of incorporation of the surviving entity, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the material provisions of MTFG’s articles of incorporation, MTFG’s share handling regulations and the Commercial Code of Japan (Law No. 48 of 1899) as they relate to joint stock companies, also known as kabushiki kaisha. Because it is a summary, this discussion should be read together with MTFG’s articles of incorporation and share handling regulations.

General

A joint stock company is a legal entity incorporated under the Commercial Code. The investment and rights of the shareholders of a joint stock company are represented by shares of stock in the company and shareholders liability is limited to the amount of the subscription for the shares.

Upon the passing of the proposed resolutions, MTFG’s authorized common share capital will be                     shares of common stock with no par value. As of September 30, 2004, a total of 6,519,147.66 shares of common stock (including 2,913 shares of common stock held by MTFG and its consolidated subsidiaries as treasury stock) were issued. Each of the shares issued and outstanding is fully paid and non-assessable.

MTFG may issue shares from its authorized but unissued share capital following a resolution to that effect by MTFG’s board of directors. An increase in MTFG’s authorized share capital is only possible by amendment of its articles of incorporation, which generally requires shareholders approval.

Under the Commercial Code, shares must be registered and are transferable by delivery of share certificates. In order to assert shareholders rights against MTFG, a shareholder must have its name and address registered on MTFG’s register of shareholders, in accordance with MTFG’s share handling regulations. The registered holder of deposited shares underlying the ADSs is the depositary for the ADSs, or its nominee. Accordingly, holders of ADSs will not be able to assert shareholders rights other than as provided in the agreement between MTFG, the depositary and the holders of the ADSs.

A holder of shares may choose, at its discretion, to participate in the central clearing system for share certificates under the Law Concerning Central Clearing of Share Certificates and Other Securities of Japan. Participating shareholders must deposit certificates representing the shares to be included in this clearing system with the Japan Securities Depository Center. If a holder is not a participating institution in the Japan Securities Depository Center, it must participate through a participating institution, such as a securities company or bank having a clearing account with the Japan Securities Depository Center. All shares deposited with the Japan Securities Depository Center will be registered in the name of the Japan Securities Depository Center on MTFG’s register of shareholders. Each participating shareholder will in turn be registered on MTFG’s register of beneficial shareholders and be treated in the same way as shareholders registered on MTFG’s register of shareholders. Delivery of share certificates is not required to transfer deposited shares. Entry of the share transfer in the books maintained by the Japan Securities Depositary Center for participating institutions, or in the books maintained by a participating institution for its customers, has the same effect as delivery of share certificates. This central clearing system is intended to reduce paperwork required in connection with transfers of shares. Beneficial owners may at any time withdraw their shares from deposit and receive share certificates.

Dividends

Dividends are distributed in proportion to the number of shares owned by each shareholder on the record date for the dividend. Dividends for each financial period may be distributed following shareholders approval at an ordinary general meeting of shareholders.

Payment of dividends on common stock is subject to the preferential dividend rights of holders of preferred stock.

Under the Banking Law and MTFG’s articles of incorporation, MTFG’s financial accounts are closed on March 31 of each year, and dividends, if any, are paid to shareholders of record as of March 31 following shareholders approval at an ordinary general meeting of shareholders. In addition to year-end dividends, MTFG’s board of directors may by resolution declare an interim cash dividend to shareholders of record as of September 30 of each year. Under the Commercial Code, MTFG may distribute annual or interim dividends only if:

•	MTFG has set aside in its legal reserve an amount equal to at least one-tenth of the annual dividend and any other amount paid by MTFG as an appropriation of retained earnings or of any interim dividend, as the case may be; or

•	the sum of the amount in MTFG’s legal reserve and additional paid-in capital is at least one-quarter of its stated capital.

MTFG may distribute annual or interim dividends out of the excess of its net assets, on a non-consolidated basis, over the aggregate of:

(1)	MTFG’s stated capital;

(2)	MTFG’s additional paid-in capital;

(3)	MTFG’s accumulated legal reserve;

(4)	the legal reserve to be set aside in respect of the dividend concerned and any other proposed payment by way of appropriation of retained earnings;

(5)	the excess, if any, of unamortized expenses incurred in preparation for the commencement of business and in connection with research and development over the aggregate of the amounts referred to in (2), (3) and (4) above;

(6)	subscription money for new shares, or security money to be applied to such subscription money, if any, recorded on MTFG’s balance sheet;

(7)	if assets are stated at market value on MTFG’s balance sheet, the excess, if any, of the aggregate market value over the aggregate acquisition cost of those assets; and

(8)	the balance, if any, recorded on MTFG’s balance sheet as a result of reevaluating land which it owns for business purposes.

In the case of interim dividends, if MTFG decrease MTFG’s stated capital or MTFG’s legal reserve after the preceding fiscal year end, such decreased figures shall be applied to (1) and (3) above.

In the case of interim dividends, net assets are calculated by reference to the balance sheet as of the end of the preceding fiscal year, adjusted to reflect:

(a)	any subsequent payment by way of appropriation of retained earnings and transfer to legal reserve in respect of such payment;

(b)	any subsequent transfer of retained earnings to stated capital; and

(c)	if MTFG has been authorized, pursuant to a resolution of an ordinary general meeting of shareholders or the board of directors, to repurchase MTFG’s own shares, the total amount of the repurchase price for those shares that may be paid by MTFG.

Interim dividends may not be paid if there is a risk that at the end of the fiscal year, there may not be any excess of net assets over the aggregate of the amounts referred to in (1) through (8) above.

In Japan, the “ex-dividend” date and the record date for any dividends precede the date of determination of the amount of the dividend to be paid. The market price of shares generally becomes ex-dividend on the third business day prior to the record date. Under MTFG’s articles of incorporation, MTFG is not obligated to pay any dividends which are left unclaimed for a period of five years after the date on which they first became payable.

Stock Splits

Stock splits of MTFG’s outstanding stock may be effected at any time by resolution of the board of directors. When a stock split is to be effected, MTFG may increase the amount of the authorized share capital to cover the stock split by amending its articles of incorporation by resolution of the board of directors without approval by special resolution of the general meeting of shareholders, unless more than one class of stock is issued and outstanding. Shareholders will not be required to exchange stock certificates for new stock certificates, but certificates representing the additional stock resulting from the stock split will be issued to shareholders. MTFG must give public notice of the stock split, specifying a record date at least two weeks prior to the record date and, in addition, promptly after the stock split takes effect, give notice to each shareholder specifying the number of shares to which such shareholder is entitled by virtue of the stock split.

Fractional Shares

Fractional shares may arise from, among other things, a stock split or a combination of outstanding shares into a smaller number of shares. A holder of fractional shares constituting one-hundredth of one share or any integral multiple of one-hundredth of one share will be registered in MTFG’s register of fractional shares. Fractional shares will carry no voting rights, but, pursuant to the Commercial Code and MTFG’s articles of incorporation, the holders of fractional shares will have the right to receive dividends and interim dividends, if any, on their fractional shares. No certificates for fractional shares will be issued and therefore fractional shares will not normally be transferable. However, the registered holders of fractional shares may at any time require MTFG to purchase the fractional shares at the shares’ current market price. Also, registered holders of fractional shares may require MTFG to sell them a number of fractional shares, of which number, when combined with the number already held by such holder, shall become one share; provided that such request is met only when MTFG owns the necessary number of its own shares.

Unit Share (tan-gen kabu) System

Currently, MTFG does not use the unit share (tan-gen kabu) system which was introduced on October 1, 2001. However, MTFG may use the unit share system by amending its articles of incorporation, which requires shareholders approval. Under the unit share system, a company may provide in its articles of incorporation that a unit comprises a specified number of shares that may not exceed 1,000 shares or one-two hundredth of the number of issued shares, whichever is smaller. The number of shares comprising a unit may vary for different classes of stock. A company may provide in its articles of incorporation that the company will not, as a general rule, issue certificates representing a number of shares less than a unit. Under the unit share system, one unit of shares has one voting right. A holder of less than one unit of shares has no voting right. If MTFG adopts the unit share system, shareholders may require MTFG to purchase shares constituting less than a unit at the current market price. MTFG’s board of directors may reduce the number of shares constituting a unit or cease to use the unit share system by amendments to MTFG’s articles of incorporation without shareholders approval even though amendments to the articles of incorporation generally require a special resolution of the general meeting of shareholders.

General Meeting of Shareholders

The annual general meeting of MTFG’s shareholders is usually held in June of each year in Chiyoda-ku, Tokyo. In addition, MTFG may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks’ advance notice to shareholders. The record date for annual general meetings of MTFG’s shareholders is March 31.

Any shareholder holding at least 300 voting rights or 1% of the total number of voting rights for six consecutive months or longer may propose a matter to be considered at a general meeting of shareholders by submitting a written request to a representative director at least eight weeks prior to the date of the meeting.

Voting Rights

A shareholder generally has one voting right for each whole share. The common shares stated below are not entitled to voting rights and such common shares are not counted in the number of shares when determining whether a quorum exists:

•	treasury shares;

•	shares held by a company in which MTFG, MTFG and its subsidiaries or MTFG’s subsidiaries owns more than 25% of the total voting rights; and

•	shares issued after the record date as a result of conversion of convertible stock, exercise of stock acquisition rights, conversion of convertible stock and fractional shareholders becoming a shareholder of a whole share.

On the other hand, holders of certain class of shares shall be entitled to voting rights at the ratio of one voting right for one preferred share; for example, when a proposal to pay the full amount of preferential dividends on any class of preferred shares in compliance with the terms of such preferred shares is not included in the agenda of the relevant shareholders meeting. See “Description of Preferred Stock.”

Under MTFG’s articles of incorporation, except as otherwise provided by law or by other provisions of its articles of incorporation, a resolution can be adopted at a shareholders meeting by the holders of a majority of the voting rights represented at the meeting. The Commercial Code and MTFG’s articles of incorporation require a quorum of not less than one third of the total number of voting rights for election of MTFG’s directors and corporate auditors.

The Commercial Code and MTFG’s articles of incorporation provide that a quorum of not less than one-third of outstanding voting rights, excluding those owned by MTFG’s subsidiaries and affiliates of which MTFG owns, directly or indirectly, more than 25 percent, must be present at a shareholders meeting to approve specified corporate actions, such as:

•	the amendment of MTFG’s articles of incorporation, except in some limited cases;

•	the removal of a director or corporate auditor;

•	a dissolution, merger or consolidation, except for certain types of mergers;

•	a stock-for-stock exchange or stock-for-stock transfer, except in some limited circumstances;

•	the transfer of the whole or an important part of MTFG’s business;

•	a reduction of stated capital;

•	a corporate split, except in some limited circumstances;

•	the acquisition of the whole business of another company, except in some limited circumstances;

•	the offering to persons other than shareholders of stock at a specially favorable price, or of stock acquisition rights or bonds or notes with stock acquisition rights with specially favorable conditions; and

•	the repurchase of MTFG’s own stock from a specific party.

At least two-thirds of the voting rights represented at the meeting must approve these actions.

There is no cumulative voting for the election of directors.

Subscription Rights

Holders of shares have no preemptive rights under MTFG’s articles of incorporation. Under the Commercial Code, however, MTFG’s board of directors may determine that shareholders be given subscription rights in connection with a particular issue of new shares. In this case, these subscription rights must be given on uniform terms to all shareholders as of a specified record date by public notice at least two weeks prior to the record date. A notification to each individual shareholder must also be given at least two weeks prior to the date of expiration of the subscription rights.

Rights to subscribe for new shares may be transferable or non-transferable, as determined by MTFG’s board of directors. If subscription rights are not transferable, a purported transfer by a shareholder will not be enforceable against MTFG.

Stock Acquisition Rights

MTFG may issue stock acquisition rights (shinkabu yoyakuken), which in the United States are often in the form of warrants, or bonds with stock acquisition rights that cannot be detached (shinkabu yoyakuken-tsuki shasai), which in the United States are often in the form of convertible bonds or bonds with non-detachable warrants. Except where the issuance would be on “specially favorable” conditions, the issuance of stock acquisition rights or bonds with stock acquisition rights may be authorized by a resolution of MTFG’s board of directors. Upon exercise of the stock acquisition rights, the holder of such rights may either acquire shares by paying the applicable exercise price or, if so determined by a resolution of MTFG’s board of directors, by making a substitute payment, such as having the convertible bonds redeemed for no cash in lieu of the exercise price.

Liquidation Rights

Upon MTFG’s liquidation, the assets remaining after payment of all debts, liquidation expenses, taxes and preferred distributions to holders of shares of MTFG’s preferred stock will be distributed among the holders of MTFG’s common stock in proportion to the number of shares they own.

Transfer Agent

Mitsubishi Trust Bank is the transfer agent for MTFG’s common stock. The office of Mitsubishi Trust Bank for this purpose is located at 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-8212, Japan. Mitsubishi Trust Bank maintains MTFG’s register of shareholders and MTFG’s register of lost share certificates, and records transfers of ownership upon presentation of share certificates.

Reports to Shareholders

MTFG furnishes to its shareholders notices, in Japanese, of shareholders meetings, annual business reports, including financial statements, and notices of resolutions adopted at shareholders meetings.

Record Dates

As stated above, March 31 is the record date for the payment of annual dividends, if any, and the determination of shareholders entitled to vote at ordinary general meetings of MTFG’s shareholders. September 30 is the record date for the payment of interim dividends, if any. In addition, by a resolution of MTFG’s board of directors and after giving at least two weeks’ prior public notice, MTFG may at any time set a record date in order to determine the shareholders who are entitled to the rights pertaining to MTFG’s shares.

Repurchase of MTFG’s Shares of Common Stock

MTFG may repurchase its own shares:

•	through the Tokyo Stock Exchange or other stock exchanges on which MTFG’s shares are listed, if authorized by a resolution of the board of directors;

•	by way of a tender offer, if authorized by a resolution of the board of directors;

•	from a specific party, if authorized by a special resolution of an ordinary general meeting of shareholders; or

•	from subsidiaries, if authorized by a resolution of the board of directors.

When the repurchase is made by MTFG from a specific party, as authorized by a special resolution of an ordinary general meeting of shareholders, any shareholder may make a demand to a director, five days or more prior to the relevant shareholders meeting, that MTFG also repurchase the shares held by that shareholder.

Repurchase of MTFG’s own shares pursuant to an authorization of its board of directors must satisfy various specified requirements, including the requirement that the total amount of the repurchase price may not exceed the amount of the retained earnings available for interim dividend payments minus the amount of interim dividends, if paid. If it is anticipated that the net assets on MTFG’s balance sheet as at the end of the relevant fiscal year will be less than the aggregate amount of the stated capital, additional paid-in capital and other items as described in (1) through (8) in the fourth paragraph under “—Description of Common Stock—Dividends,” MTFG may not repurchase its own shares. In case MTFG purchases its own shares pursuant to an authorization of MTFG’s board of directors, MTFG is required to report the reason by which the repurchase is considered necessary, type and number of shares and the aggregate amount of the repurchases carried out at the first ordinary shareholders meeting after the repurchase(s) in question.

MTFG may hold its own shares so repurchased without temporal restrictions. In addition, MTFG may cancel or dispose of any MTFG shares that its holds by a resolution of MTFG’s board of directors. As of September 30, 2004, MTFG owned 2,442.03 treasury shares.

DESCRIPTION OF PREFERRED STOCK

The following is a summary description of MTFG preferred stock, including those classes of preferred stock that MTFG plans to newly issue in exchange for the class II, class IV, class V, class VI and class VII preferred shares of UFJ Holdings. This section contains brief summaries of the material provisions of MTFG’s articles of incorporation and share handling regulations, as well as relevant provisions of the Commercial Code of Japan as currently in effect. This description of MTFG preferred stock reflects the proposed resolutions to amend MTFG’s articles of incorporation that will be subject to vote at the general meeting of MTFG shareholders to be held on June , 2005. The detailed rights and terms of MTFG preferred stock are set out in the form of articles of incorporation of the surviving entity, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

The following description of MTFG class 5, class 6, class 7, class 8 and class 9 preferred shares is based on MTFG’s current expectation of the proposed resolutions to its articles of incorporation. The exact terms of these classes of MTFG preferred stock to be set forth in the proposed resolutions to MTFG’s articles of incorporation, will not be determined until the execution of the merger agreement between MTFG and UFJ Holdings.

General

As of September 30, 2004, MTFG was authorized under its articles of incorporation to issue three classes of preferred stock totaling 321,400 shares of preferred stock, including 81,400 class 1 preferred shares, 120,000 class 3 preferred shares and 120,000 class 4 preferred shares. As of April 1, 2005, MTFG had 100,000 class 3 preferred shares and no class 4 preferred shares issued and outstanding. On April 1, 2005, MTFG redeemed all of the 40,700 outstanding class 1 preferred shares at ¥3,000,000 per share. Upon the approval by MTFG shareholders of the proposed amendment to its articles of incorporation, MTFG will be authorized to issue the following classes of preferred stock:

•	120,000 class 3 preferred shares,

•	120,000 class 4 preferred shares,

•	class 5 preferred shares,

•	class 6 preferred shares,

•	class 7 preferred shares,

•	class 8 preferred shares, and

•	class 9 preferred shares.

All classes of MTFG preferred stock have equal preference over shares of common stock in respect of dividend entitlements and distribution upon liquidation, but holders of the preferred stock are generally not entitled to vote at general meetings of shareholders, subject to the exceptions provided under the Commercial Code of Japan or its articles of incorporation. With certain exceptions, MTFG may, at any time, purchase and redeem, at fair value, any shares of preferred stock outstanding out of earnings available for distribution to stockholders.

Preferred Dividends

In priority to the payment of dividends to holders of MTFG common stock, the expected amount of preferred dividends payable each fiscal year for each class of MTFG preferred stock is set forth below.

•	class 3 preferred shares: ¥60,000 per share

•	class 4 preferred shares: to be set by resolution of MTFG’s board of directors at the time of issuance, up to a maximum of ¥125,000 per share

•	class 5 preferred shares: ¥ per share

•	class 6 preferred shares: ¥ per share

•	class 7 preferred shares: ¥ per share

•	class 8 preferred shares: ¥ per share

•	class 9 preferred shares: ¥ per share

In the event that MTFG’s board of directors decides to pay an interim dividend to holders of MTFG common stock, MTFG will, in priority to the payment of that interim dividend, pay a preferred interim dividend in the amount specified in its articles of incorporation to record holders of MTFG preferred stock as of September 30. The amount of any preferred interim dividend will be deducted from the preferred dividend payable on the relevant class of MTFG preferred stock for the same fiscal year.

No preferred dividend will be paid on any MTFG preferred stock converted into MTFG common stock for the period from the date following the record date for the preferred dividend or preferred interim dividend last preceding the relevant conversion date to the relevant conversion date, but the common stock issued upon conversion will be entitled to receive any dividend payable to holders of record of common stock upon the last preceding record date for common stock dividends.

No payment of dividends on MTFG preferred stock or any other shares can be made unless MTFG has sufficient retained earnings and, in the case of annual preferred dividends, the shareholders at the relevant ordinary general meeting of shareholders or, in the case of preferred interim dividends, the board of directors, resolves to distribute the retained earnings.

Dividends on MTFG preferred stock are non-cumulative. If the full amount of any dividend is not declared on MTFG preferred stock in respect of any fiscal year, holders of MTFG preferred stock will not have any right to receive dividends in respect of the deficiency in any subsequent fiscal year, and MTFG will have no obligation to pay the deficiency or to pay any interest regardless of whether dividends are paid in respect of any subsequent fiscal year. The holders of MTFG preferred stock are not entitled to any further dividends or other participation in or distribution of MTFG’s profits.

Liquidation Rights

In the event of MTFG’s voluntary or involuntary liquidation, record holders of MTFG preferred stock are expected to be entitled, equally in rank as among themselves, to receive upon liquidation and before any distribution of assets is made to holders of MTFG common stock, a distribution out of MTFG’s residual assets of:

•	¥2,500,000 per share for class 3 preferred shares,

•	¥2,500,000 per share for class 4 preferred shares when issued,

•	¥ per share of class 5 preferred shares,

•	¥ per share of class 6 preferred shares,

•	¥ per share of class 7 preferred shares,

•	¥ per share of class 8 preferred shares, and

•	¥ per share of class 9 preferred shares.

The holders of MTFG preferred stock are not entitled to any further dividends or other participation in or distribution of MTFG’s residual assets upon MTFG’s liquidation.

Voting Rights

General Meetings

No holder of MTFG preferred stock has the right to receive notice of, or to vote at, a general meeting of shareholders, except as otherwise specifically provided under the Commercial Code, its articles of incorporation or other applicable law. Under the Commercial Code and its articles of incorporation, holders of MTFG preferred stock will be entitled to receive notice of, and have one voting right per preferred share at, MTFG’s general meetings of shareholders:

•	from the commencement of MTFG’s ordinary general meeting of shareholders if an agenda for approval to declare a preferred dividend is not submitted to such meeting; or

•	from the close of any ordinary general meeting of shareholders if a proposed resolution to declare a preferred dividend is not approved at such meeting until such time as a resolution of an ordinary general meeting of shareholders declaring a preferred dividend is passed.

In each case, holders of MTFG preferred stock will be entitled to receive notice of and vote at the relevant general meetings of shareholders unless and until such time as a resolution of an ordinary general meeting of shareholders declaring a preferred dividend is passed.

In the event that the special purpose trust that is the sole record holder of the class 8 preferred shares becomes entitled to vote at a general meeting of shareholders of MTFG, the voting rights pertaining to the class 8 preferred shares will be exercised by the trust in accordance with the instructions of the holders of preferred share units issued by that trust, on a pro rata basis. Holders who have not given their instructions in accordance with the trust deed will be deemed to have instructed the trustee to vote in favor of any resolution proposed by MTFG’s board of directors.

Special Voting Rights

Under the Commercial Code, a separate resolution of a meeting of holders of MTFG preferred stock is required to be passed, in addition to a resolution of a general meeting of MTFG’s shareholders, in order to approve:

•	any amendment of MTFG’s articles of incorporation that would prejudice the interests of the holder of the preferred stock (including the creation of any shares ranking, with regard to the order of participation in MTFG’s assets on liquidation or otherwise, in priority to the preferred stock);

•	except as specifically authorized in MTFG’s articles of incorporation, any proposal to issue any class of shares with different rights relating to the subscription for new shares, the consolidation, division or retirement of shares, the allotment of shares upon any stock-for-stock exchange, stock-for-stock transfer, corporate split, or merger or the subscription for convertible bonds or bonds with stock acquisition rights or any proposal to subsequently vary any such rights, which would prejudice the interests of the holders of the preferred stock; or

•	any stock-for-stock exchange, stock-for-stock transfer, corporate split, or merger which would prejudice the interests of the holders of the preferred stock.

Holders of the preferred stock will be entitled to one vote for each preferred share. A resolution of a meeting of the holders of each class of preferred stock shall be passed by two-thirds or more of the voting rights present or represented at such meeting, with a quorum of a majority of all the preferred stock of the relevant class. All the provisions of the Commercial Code relating to general meetings of shareholders shall in general apply equally to a meeting of the holders of the preferred stock.

If any event requiring a separate resolution of a meeting of holders of MTFG preferred stock occurs, the voting rights pertaining to the class 8 preferred shares will be exercised at a meeting of the holders of the class 8 preferred shares by the trustee, as the record holder of the class 8 preferred shares, in accordance with the instructions of the holders of the preferred share units (holders who have not given their instructions in accordance with the trust deed will be deemed to have instructed the trustee to vote in favor of any resolution proposed by MTFG’s board of directors), unless the trust has received an opinion of reputable Japanese or Bermuda counsel that the rights of the holder of the class 8 preferred shares with respect to dividends, liquidation distributions and conversion rights remain substantially equivalent after giving effect to such event. In such case, the trust will exercise its voting rights with respect to the class 8 preferred shares on each resolution on which a vote is required in accordance with the vote by the holders of the ordinary shares on the equivalent resolution presented to such holders.

Conversion

Class 3 preferred shares are not convertible into MTFG common stock. Class 5, class 6, class 7, class 8 and class 9 preferred shares are convertible into MTFG’s common stock at the option of the holder during the conversion periods described below. Class 5, class 6, class 7, class 8 and class 9 preferred shares that are not converted at the option of the holders will be mandatorily converted into common stock on the mandatory conversion dates set out below. The conversion terms of class 4 preferred shares will be determined by the board of directors at the time of issuance of class 4 preferred shares.

Optional Conversion Rights

MTFG’s class 5, class 6, class 7, class 8 and class 9 preferred shares are convertible at the option of the holder thereof, in whole or in part, into MTFG common stock, subject to the provisions described below, at any time until the close of business on these dates (excluding certain excluded periods described below):

•	class 5 preferred shares:

•	class 6 preferred shares:

•	class 7 preferred shares:

•	class 8 preferred shares:

•	class 9 preferred shares:

The number of MTFG common stock to be issued upon any such optional conversion will be determined by (a) multiplying the liquidation preference for the relevant class of preferred stock as set forth in “—Liquidation Rights” by the number of preferred shares being converted and then (b) dividing the amount so calculated by the conversion price (as set forth below) in effect on the date of the relevant conversion.

Conversion Price

The expected conversion price per share of MTFG preferred stock as of the date of this prospectus is set forth below.

•	class 5 preferred shares:

•	class 6 preferred shares:

•	class 7 preferred shares:

•	class 8 preferred shares:

•	class 9 preferred shares:

Exclusion of Certain Periods from the Conversion Period

The class 5, class 6, class 7, class 8 and class 9 preferred shares are convertible to shares of MTFG common stock at any time except during those periods from and including the date immediately following the record date in respect of any ordinary or extraordinary general meeting of MTFG’s shareholders to and including the date on which such general meeting is concluded.

MTFG’s articles of incorporation specify March 31 of each year as the record date to determine those shareholders entitled to exercise voting rights at the ordinary general meeting of its shareholders to be held in late June of the same calendar year. As a consequence, the conversion period does not include, and the class 5, class 6, class 7, class 8 and class 9 preferred shares are not convertible into common stock during, any period commencing on April 1 of each year to the date on which the relevant ordinary general meeting of shareholder is concluded. In addition, MTFG may from time to time convene and specify a record date for an extraordinary general meeting of shareholders. MTFG is required to give public notice of any record date in respect of a general meeting of shareholders at least two weeks prior to such record date.

Reset of Conversion Price

If the daily average price (any amount less than ¥1,000 being rounded up to the nearest ¥1,000) of the closing prices (including closing bid or offered price) of MTFG’s common stock on the Tokyo Stock Exchange for each period of 30 consecutive trading days up to and including                 , and thereafter up to and including                 of each year through and including (or, if any such day is other than a trading day, the immediately preceding trading day) is at least ¥1,000 less than the conversion price in effect on the respective setting date, the conversion price shall, on and from             immediately after the relevant setting date, be reset to the lower amount so calculated. If any event that could cause such adjustment in accordance with “—Anti-dilution Adjustment of Conversion Price” below has occurred during the reset calculation period, the average price above will be adjusted in the same way as set forth in “—Anti-dilution Adjustment of Conversion Price.” A trading day for the above calculation means any day on which a closing price (including closing bid or offered price) of the common stock of MTFG is reported on the Tokyo Stock Exchange.

Notwithstanding the foregoing, if the amount so calculated falls under the expected minimum conversion prices listed below (subject to any adjustment in accordance with “—Anti-dilution Adjustment of Conversion Price” below), the conversion price after reset shall set to the minimum conversion price for the relevant class of preferred stock.

•	class 5 preferred shares:

•	class 6 preferred shares:

•	class 7 preferred shares:

•	class 8 preferred shares:

•	class 9 preferred shares:

Anti-dilution Adjustment of Conversion Price

The conversion price for the class 5, class 6, class 7, class 8 and class 9 preferred stock, including the expected minimum conversion price for each class, will be adjusted to prevent or reduce dilution of the shares of common stock to be issued at conversion in the event of any of the items set forth below, except that if the conversion price when adjusted in accordance with the relevant conversion-price adjustment formula falls below the amount specified in MTFG’s articles of incorporation, the conversion price after adjustment will be set at such amount on such date.

The conversion price will be adjusted in the following circumstances:

•	Adjustment Event 1. If MTFG issues common stock with a subscription amount below the current market price to be applied to the conversion price adjustment formula, the conversion price after adjustment will become effective as from the date immediately following the closing issue date of such common stock or as from the date immediately following the date, if prescribed, on which the shareholders are entitled to the allotment of such common stock.

•	Adjustment Event 2. If MTFG issues common stock through a stock split, the conversion price after adjustment will become effective as from the date immediately following the date, if prescribed, on which the shareholders are entitled to the allotment of such common stock to be issued by way of stock split or, if such date is not prescribed, as from the date immediately following the date on which the period provided for in Paragraph 1 of Article 215 of the Commercial Code as applied by Article 220 thereof expires, except that if MTFG’s board of directors determines that the stock split and issuance of the common stock thereby is to be effected by a transfer of distributable profits to capital and the date prescribed for the allotment of such common stock to shareholders falls on or prior to the date of the close of the relevant ordinary general meeting of shareholders at which the required transfer of distributable profits to capital is to be approved, the conversion price after adjustment will become effective as from the date immediately following the date on which the ordinary general meeting of shareholders approving such transfer is concluded.

•	Adjustment Event 3. If MTFG issues securities that are convertible into common stock or subscription rights for newly issued common stock at a price below the current market price, the conversion price after adjustment will become effective as from the date immediately following the issue date of such securities or as from the date immediately following the date, if prescribed, on which the shareholders are entitled to the allotment of such securities, on the assumption that all such securities are converted or all the subscription rights entitled by such securities are exercised on the issue date of such securities or at the close of such date prescribed on which the shareholders are entitled to the allotment of such securities.

In addition to the events set forth above, if an adjustment of the conversion price (including the minimum conversion price) is required as a result of any amalgamation or merger, capital decrease, consolidation of common stock or otherwise, the conversion price will be adjusted as MTFG’s board of directors deems appropriate.

Final Mandatory Conversion

Unless previously converted during the conversion period, any outstanding shares of the following classes of MTFG preferred stock will be mandatorily converted on the dates below:

•	class 5 preferred shares:

•	class 6 preferred shares:

•	class 7 preferred shares:

•	class 8 preferred shares:

•	class 9 preferred shares:

The number of shares of MTFG common stock to be issued upon mandatory conversion is determined by multiplying the number of such preferred shares by the amount obtained by dividing the liquidation preference of the relevant class of preferred stock as set forth in “—Liquidation Rights” by the higher of (a) the average of the closing price on each of the 30 consecutive trading days commencing on the 45th trading day immediately preceding the mandatory conversion date (or, if such closing price is not available on any day during such 30 trading days commencing on the 45th trading day immediately preceding such date, the number of trading days on which such information is available), calculated to units of ¥10 (¥50 or more as a result thereof being rounded upward and disregarding less than ¥50) and (b) the expected minimum conversion price for the relevant class of preferred stock.

On the relevant mandatory conversion date, all outstanding class 8 preferred shares will be converted into common stock and distributed by the trust to the holders of the preferred share units.

Common Stock Issued upon Conversion

Any dividend or interim dividend on the MTFG common stock issued upon optional or mandatory conversion of MTFG preferred stock will be paid as if any conversion that occurs during the period from and including April 1 of each year to and including September 30 of such year had taken effect as of April 1 at the beginning of the period and any conversion which takes place during the period from and including October 1 of each year to and including March 31 of the subsequent calendar year had taken effect as of October 1 at the beginning of the period. The MTFG common stock issued upon optional or mandatory conversion will in all other respects rank equally with the common stock outstanding on the relevant conversion date (except for any right for which the record date precedes the conversion date and any other right excluded by mandatory provisions of applicable law).

Purchase and Retirement

In general, MTFG may purchase all or some of the outstanding preferred stock at the purchase price of the relevant class of preferred stock at any time and retire such preferred stock out of its distributable profits. MTFG may redeem shares of class 3 preferred shares at ¥2,500,000 per share, in whole or in part, on or after February 18, 2010.

As all of the class 8 preferred shares will be owned by the trust, the only manner in which MTFG may effect such a purchase is by purchasing preferred share units and submitting such preferred share units to the trustee for redemption in accordance with the trust deed.

Stock Splits; No Pre-emptive Rights

MTFG’s articles of incorporation provide, among others, that:

•	no stock split (which term includes free share distributions, stock dividends and subdivisions) or consolidation of shares will be made in relation to the preferred stock; and

•	no holder of the preferred stock has any right to subscribe for new shares or any right to subscribe for convertible bonds or bonds with stock acquisition rights.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York will issue the American depositary receipts, or ADRs. Each ADR will represent ownership interests in American depositary shares, or ADSs. Each ADS represents one thousandth of a share of MTFG common stock. Each ADS is held by Bank of Tokyo-Mitsubishi, acting as custodian, at its principal office in Tokyo, on behalf of The Bank of New York, acting as depositary. Each ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York’s corporate trust office is located at 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, New York 10286, U.S.A.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Bank of New York will actually be the registered holder of the common stock, so you will have to rely on it to exercise your rights as a shareholder. MTFG’s obligations and the obligations of The Bank of New York are set out in a deposit agreement among MTFG, The Bank of New York and you, as an ADS holder. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR.

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares of common stock or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.    The Bank of New York will convert any cash dividend or other cash distribution MTSG pays on MTFG common stock into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Japanese government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the yen only to those ADS holders to whom it is possible to do so. The Bank of New York will hold the yen it cannot convert for the account of the ADS holders who have not been paid. It will not invest the yen and it will not be liable for any interest.

Before making a distribution, any withholding taxes that must be paid under Japanese law will be deducted. See “—Taxation—Japanese Taxation.” The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the relevant exchange rates fluctuate during a time when The Bank of New York cannot convert the Japanese currency, you may lose some or all of the value of the distribution.

Shares.    The Bank of New York may distribute new ADSs representing any shares MTFG may distribute as a dividend or free distribution, if MTFG furnishes The Bank of New York promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it distributes cash dividends. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

Rights to receive additional shares.    If MTFG offers holders of its common stock any rights to subscribe for additional shares of common stock or any other rights, The Bank of New York may, after consultation with MTFG, make those rights available to you. MTFG must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If MTFG does not furnish this evidence and/or do not give these instructions, and The Bank of New York decides that it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it distributes cash dividends. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise the rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after the exercise of the rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place. The Bank of New York will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the U.S. Securities Act with respect to a distribution to you. MTFG will have no obligation to register under the U.S. Securities Act those rights or the securities to which they relate.

Other distributions.    The Bank of New York will send to you anything else MTFG distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what MTFG distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what MTFG distributed, in which case ADSs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. MTFG has no obligation to register ADSs, shares, rights or other securities under the Securities Act. MTFG also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions MTFG makes on its shares or any value for them if it is illegal or impractical for MTFG or The Bank of New York to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADSs before the deposit of the underlying shares. This is called a pre-release of ADSs. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of the shares to close out a pre-release. The depositary may pre-release ADSs only on the following conditions:

•	Before or at the time of the pre-release, the person to whom the pre-release is made must represent to the depositary in writing that it or its customer, as the case may be, owns the shares to be deposited;

•	The pre-release must be fully collateralized with cash or collateral that the depositary considers appropriate;

•	The depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release.

You may turn in your ADSs at the Corporate Trust Office of The Bank of New York’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADS at the office of the custodian. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

The ADSs may only be presented for cancellation and release of the underlying shares of common stock or other deposited securities in multiples of 1,000 ADSs. Holders of ADRs evidencing less than 1,000 ADSs will not be entitled to delivery of any underlying shares or other deposited securities unless such ADRs, together with other ADRs presented by the same holder at the same time, represent in the aggregate at least 1,000 ADSs. If any ADSs are surrendered but not cancelled pursuant to the preceding sentence, The Bank of New York will execute and deliver an ADR or ADRs evidencing the balance of ADSs not so cancelled to the person or persons surrendering the same.

Voting Rights

If you are an ADS holder on a record date fixed by The Bank of New York, you may instruct The Bank of New York to vote the shares underlying your ADSs at a meeting of MTFG’s shareholders in accordance with the procedures set forth in the deposit agreement.

The Bank of New York will notify you of the upcoming meeting and arrange to deliver MTFG’s voting materials to you. The notice shall contain (a) such information as is contained in such notice of meeting, (b) a statement that as of the close of business on a specified record date you will be entitled, subject to any applicable provision of Japanese law and MTFG’s articles of incorporation, to instruct The Bank of New York as to the exercise of the voting rights, if any, pertaining to the amount of shares or other deposited securities represented by your ADSs, and (c) a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to The Bank of New York to give a discretionary proxy to a person designated by MTFG. Upon your written request, received on or before the date established by The Bank of New York for such purpose, The Bank of New York shall endeavor in so far as practicable to vote or cause to be voted the amount of shares or other deposited securities represented by your ADSs in accordance with the instructions set forth in your request. So long as Japanese law provides that votes may only be cast with respect to one or more whole shares or other deposited securities, The Bank of New York will aggregate voting instructions to the extent such instructions are the same and vote such whole shares or other deposited securities in accordance with your instructions. If, after aggregation of all instructions to vote received by The Bank of New York, any portion of the aggregated instructions constitutes instructions with respect to less than a whole share or other deposited securities, The Bank of New York will not vote or cause to be voted the shares or other deposited securities to which such portion of the instructions apply. The Bank of New York will not vote or attempt to exercise the right to vote that attaches to the shares or other deposited securities, other than in accordance with the instructions or deemed instructions of the ADS holders. If no instructions are received by the Bank of New York from you with respect to any of the deposited securities represented by your ADSs on or before the date established by the Bank of New York for such purpose, the Bank of New York shall deem you to have instructed the Bank of New York to give a discretionary proxy to a person designated by MTFG with respect to such deposited securities and the Bank of New York shall give a discretionary proxy to a person designated by MTFG to vote such deposited securities, provided that no such instruction shall be given with respect to any matter as to which MTFG informs the Bank of New York (and MTFG has agreed to provide such information as promptly as practicable in writing) that (1) MTFG does not wish such proxy given, (2) substantial opposition exists or (3) such matter materially and adversely affects the rights of holders of shares.

MTFG cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York is not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions as long as it has acted in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property Each cancellation of an ADS, including if the agreement terminates

$0.02 (or less) per ADSs	To the extent permitted by securities exchange on which the ADSs may be listed for trading any cash payment

Registration or transfer fees	Transfer and registration of shares on the share register of the foreign registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares

Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars cable, telex and facsimile transmission expenses

Taxes and other governmental charges The Bank of New York or Bank of Tokyo-Mitsubishi, as custodian, have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If MTFG:

•	reclassifies, splits up or consolidates any of its shares or the deposited securities,

•	recapitalizes, reorganizes, merges, liquidates, consolidates or sells all or substantially all of its assets or take any similar action, or

•	distributes securities on the shares that are not distributed to you,

then,

(1)	the cash, shares or other securities received by The Bank of New York will become deposited securities and each ADS will automatically represent its equal share of the new deposited securities unless additional ADSs are issued; and

(2)	The Bank of New York may, and will if so requested by MTFG, issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

Amendment and Termination

MTFG may agree with The Bank of New York to amend the deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective three months after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended. However, no amendment will impair your right to receive the deposited securities in exchange for your ADSs.

The Bank of New York will terminate the deposit agreement if MTFG asks it to do so, in which case The Bank of New York must notify you at least 30 days before termination. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told MTFG that it would like to resign and MTFG has not appointed a new depositary bank within 60 days.

If any ADSs remain outstanding after termination, The Bank of New York will stop registering the transfers of ADSs, will stop distributing dividends to ADS holders and will not give any further notices or do anything else under the deposit agreement other than:

(1)	collect dividends and distributions on the deposited securities,

(2)	sell rights and other property offered to holders of deposited securities, and

(3)	deliver shares and other deposited securities in exchange for ADSs surrendered to The Bank of New York.

At any time after one year following termination, The Bank of New York may sell any remaining deposited securities. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Bank of New York’s only obligations will be to account for the money and other cash and with respect to indemnification and to retain depositary documents. After termination, MTFG’s only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADS Holders

The deposit agreement expressly limits MTFG’s obligations and the obligations of The Bank of New York. It also limits MTFG’s liability and the liability of The Bank of New York. MTFG and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law, any provision of MTFG’s articles of incorporation or circumstances beyond their control from performing their obligations under the deposit agreement;

•	are not liable if either exercises or fails to exercise discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party unless indemnified to their satisfaction; and

•	may rely upon any advice of or information from legal counsel, accountants, any person depositing shares, any ADS holder or any other person believed in good faith to be competent to give them that advice or information.

In the deposit agreement, MTFG and The Bank of New York agree to indemnify each other for liabilities arising out of acts performed or omitted by the other party in accordance with the deposit agreement.

Requirements for Depositary Actions

Before The Bank of New York will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, it may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities,

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when its transfer books are closed, when MTFG’s transfer books are closed or at any time if it or MTFG think it advisable to do so.

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (1) The Bank of New York has closed its transfer books or MTFG has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders meeting; or (3) MTFG is paying a dividend on the shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Reports and Other Communications

The Bank of New York will make available for your inspection at its corporate trust office any reports and communications, including any proxy soliciting material, that it receives from MTFG, if those reports and communications are both (a) received by The Bank of New York as the holder of the deposited securities and (b) made generally available by MTFG to the holders of the deposited securities. If so requested by MTFG, The Bank of New York will also send you copies of those reports it receives from MTFG.

Inspection of Transfer Books

The Bank of New York will keep books for the registration and transfer of ADSs, which will be open for your inspection at all reasonable times. You will only have the right to inspect those books if the inspection is for the purpose of communicating with other owners of ADSs in connection with MTFG’s business or a matter related to the deposit agreement or the ADSs.

TAXATION

Japanese Taxation

The following is a summary of the principal Japanese tax consequences of the merger and the ownership of MTFG shares to non-resident holders of shares of UFJ Holdings’ common stock and ultimately of MTFG shares. The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis. This summary is not exhaustive of all possible tax considerations which may apply to a particular non-resident holder and potential non-resident holders are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of MTFG shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

A “non-resident holder” means a holder of UFJ Holdings common stock or MTFG shares or ADSs, as the case may be, who holds such stock as portfolio investments, and who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

Exchange of UFJ Holdings Common Stock for MTFG Shares

The merger is expected to be accomplished as a “qualified merger,” which is a tax-free transaction for Japanese tax purposes. Therefore, a non-resident holder will not recognize any income or gain for Japanese tax purposes upon the exchange of its UFJ Holdings shares for MTFG shares in the merger, except to the extent it receives cash in lieu of fractional shares of MTFG shares as described in the following paragraph.

As long as UFJ Holdings common stockholders receive only MTFG shares in exchange for their UFJ Holdings common stock in the merger, they will not recognize any gain for Japanese tax purposes. If they receive any cash in lieu of fractional shares of MTFG shares, such cash is deemed to be sales proceeds for such fractional shares and, consequently, the UFJ Holdings common stockholders may recognize capital gains for Japanese tax purposes depending on their respective tax basis for the UFJ Holdings common stock exchanged for such fractional shares. However, non-resident holders are generally not subject to Japanese taxation with respect to such gains derived from Japanese corporation stock. A U.S. holder that is entitled to benefits under the Tax Convention (as defined below) is generally exempt from Japanese taxation, if any, on such gains.

Tax Consequences of Owning MTFG Shares

For the purpose of Japanese tax law and the Tax Convention, a U.S. non-resident holder of ADSs will be treated as the owner of the shares underlying the ADSs evidenced by the ADRs.

Generally, a non-resident holder will be subject to Japanese withholding tax on dividends paid by MTFG. As described in more detail below, the rate of Japanese withholding tax applicable to dividends paid by MTFG to non-resident holders is 7% in general for dividends to be paid on or before March 31, 2008 pursuant to Japanese tax law. After such date, the maximum withholding rate for U.S. holders (as defined below), which is generally set at 10% of the gross amount distributed, shall be applicable pursuant to the Tax Convention (as defined below).

On March 30, 2004, the Convention between the Government of the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Tax Convention”) has been signed to replace its predecessor, which was signed on March 8, 1971 (the “Prior Treaty”). The Tax Convention establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a United States resident not having a permanent establishment in Japan. Under the Tax Convention, the maximum withholding rate for U.S. holders (as defined below) is generally set at 10% of the gross amount distributed. However, the maximum rate is 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a United States resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company with a controlling interest in the paying company. In situations where an Eligible U.S. holder (as defined below) would be entitled to greater benefits under the Prior Treaty than under the Tax Convention, at the election of such Eligible U.S. holder, the Prior Treaty shall continue to have effect for a period of twelve months after the relevant provision of the Tax Convention would otherwise have gone into effect. U.S. holders (as defined below) are urged to consult their own tax advisors with respect to their eligibility for benefits under the Prior Treaty and the Tax Convention.

Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate shall be applicable. The rate of Japanese withholding tax applicable to dividends paid by MTFG to non-resident holders is 7% for dividends to be paid on or before March 31, 2008 and 15% thereafter, except for dividends paid to any individual non-resident holder who holds 5% or more of MTFG issued shares for which the applicable rate is 20%.

Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on the shares or ADSs by MTFG are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through MTFG to the relevant tax authority before the payment of dividends. A standing proxy for non-resident holders may provide this application service for the non-resident holders. Non-resident holders who do not submit an application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate of an applicable tax treaty.

Gains derived from the sale or other disposition of shares or ADSs within or outside Japan by a non-resident holder are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes.

Any deposits or withdrawals of shares by a non-resident holder in exchange for ADSs are not subject to Japanese income or corporation tax.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired shares or ADSs as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences that are generally applicable to U.S. Holders (as defined below) pursuant to the Merger. As used herein, a “U.S. Holder” means, as the context requires, a holder of MTFG shares or UFJ Holdings shares that holds such shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code if 1986; as amended (the “Code”), and for U.S. federal income tax purposes is either: (a) an individual citizen or resident of the United States; (b) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the states of the United States and the District of Columbia); (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; (d) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (e) any other person that is subject to U.S. federal income tax on its worldwide income. As used herein, a “Non-U.S. Holder” means any holder of MTFG shares or UFJ Holdings shares who is not a U.S. Holder.

This discussion does not address all aspects of taxation that may be relevant to particular U.S. Holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding MTFG shares or UFJ Holdings shares as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, Non-U.S. Holders, and U.S. Holders that own or have owned, actually or constructively, 10% or more of the UFJ Holdings shares or that will own, actually or constructively, 5% or more of the total voting power or the total value of MTFG shares after the merger. This discussion may not be applicable to holders who acquired UFJ Holdings shares pursuant to the exercise of options or warrants or otherwise as compensation for services. Furthermore, this discussion does not give a detailed discussion of any state, local, or foreign tax considerations. This summary also assumes that neither UFJ Holdings nor MTFG is a “controlled foreign corporation” for U.S. federal income tax purposes.

If a partnership holds MTFG or UFJ Holdings shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MTFG or UFJ Holdings shares, you should consult your tax advisor.

This discussion is based on the Code, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Joint Circular, as well as certain representations made by UFJ Holdings or MTFG. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this document. No ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel set forth herein will not be binding upon the Internal Revenue Service or any court.

U.S. Holders should consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger relevant to their particular circumstances, as well as any applicable state, local, foreign, or other tax consequences of the merger relevant to such U.S. Holders.

U.S. Tax Consequences of the Merger

Based on representations made by MTFG and UFJ Holdings and on customary factual assumptions, including that the merger will be completed in accordance with the description of the transaction contained in this prospectus of the merger agreement, all of which must continue to be true, correct and complete in all respects and at all times through the effective time of the merger, it is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to MTFG that if the ownership test described below is met with respect to the surviving corporation, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the U.S. tax code and that MTFG will be treated as a corporation under Section 367(a) of the U.S. tax code with respect to each transfer of property to MTFG pursuant to the merger. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinion or that a court will not sustain such contest. If, immediately after the merger is completed, the shareholders of UFJ Holdings at the time of the merger own at least 50% of either (1) the total combined voting rights of all classes of stock of the surviving corporation entitled to vote, or (2) the value of the shares of the surviving corporation, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the U.S. tax code. If, on the other hand, immediately after the merger, the shareholders of UFJ Holdings at the time of the merger do not own at least 50% of either (1) the total combined voting rights of all classes of stock entitled to vote, or (2) the value of the shares of the surviving corporation, the merger will be a taxable exchange for U.S. federal income tax purposes. The determination of whether the merger will qualify as a reorganization under Section 368(a)(1)(D) is a factual one that cannot be made until the companies’ advisors examine share ownership records as of the effective date of the merger. MTFG will notify the former shareholders of UFJ Holdings as soon as its advisors have determined whether the merger qualified as a reorganization under Section 368(a)(1)(D).

The determination of whether the ownership test is satisfied, and so whether the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D), will involve identifying the beneficial holders of the stock of UFJ Holdings at the time of the merger, and determining whether those stockholders beneficially own stock in MTFG immediately after the merger that comprises either (a) at least 50% of the total combined voting power of all classes of MTFG stock entitled to vote immediately after the merger or (b) at least 50% of the total value of shares of all classes of stock immediately after the merger.

The MTFG stock held by the UFJ stockholders immediately after the merger that will be counted for these purposes will include not only the MTFG common and preferred stock received by the UFJ stockholders at the time of the merger as consideration for the surrender by them of their UFJ Holdings common and preferred stock as part of the merger, but also other MTFG common and preferred stock held by the UFJ stockholders immediately after the merger (that is, MTFG common and preferred stock that was held by these UFJ stockholders immediately before the merger and was not issued to them as part of the merger).

The determination of whether the ownership test is satisfied on the basis of value will be made as follows. The value of the common stock and the various classes of preferred stock of MTFG immediately after the merger will be determined. From those values, it will be possible to determine (1) the value of the stock issued as merger consideration to the UFJ stockholders, (2) the value of any other MTFG stock held by UFJ stockholders immediately after the merger and (3) the total value of all classes of MTFG stock immediately after the merger. If the combined value of the stock issued as merger consideration and the other MTFG stock held by the UFJ stockholders immediately after the merger is at least 50% of the total value of all classes of MTFG stock immediately after the merger, the ownership test will be satisfied on the basis of value.

If the merger had taken place on March 31, 2005, on exactly the same terms as those proposed in this prospectus and based on the assumptions set out below, the ownership test would have been satisfied on the basis of value. This is because, on the basis of the assumptions set out below, the total value of all classes of MTFG stock immediately after a merger on March 31, 2005 would have been approximately ¥10.5 trillion and the total value of the stock issued as merger consideration would have been approximately ¥4.2 trillion. Furthermore, as a result of the investigative steps described below, and on the basis of the assumptions set out below, MTFG has determined that the UFJ stockholders at the time of the merger would, at a minimum, have held immediately after a merger on March 31, 2005 other MTFG stock of a value of approximately ¥1.3 trillion. Accordingly, based on the assumptions set out below, the combined value of the stock issued as merger consideration to the UFJ stockholders and the other MTFG stock held by the UFJ stockholders immediately after a merger on March 31, 2005 would have been at least 52% of the total value of all classes of MTFG stock immediately after a merger on March 31, 2005. This conclusion, based on the assumptions set out below, is referred to below as “the determination.”

The determination of what the ownership of non-merger consideration MTFG stock by UFJ stockholders would have been immediately after a merger on March 31, 2005 was based on the assumptions set out below and made by MTFG by including, based on the share registers of the two companies as of September 30, 2004:

•	all of the MTFG shares held by registered stockholders of both MTFG and UFJ Holdings, where those registered stockholders are also believed to be the beneficial owners of the stock registered in their names and are corporations holding 1,000 or more shares (including shares held in retirement accounts in which voting rights are retained by the beneficiaries); and

•	the MTFG shares registered in the name of local banks and insurance companies that are also registered shareholders of UFJ Holdings, where those registered stockholders are also believed to be the beneficial owners of the stock registered in their names (including shares held in retirement accounts in which voting rights are retained by the beneficiaries).

The assumptions on which the determination is made are that: (a) all of the corporate steps (including share conversions) set out in this prospectus which are intended to occur before the merger would have occurred prior to a merger on March 31, 2005; (b) the total combined value of all of the classes of MTFG stock immediately after a merger on March 31, 2005 would have been equal to the aggregate of the values of all of the classes of

MTFG stock and all of the classes of UFJ Holdings stock immediately before a merger on March 31, 2005; (c) the value of the stock held by each stockholder of MTFG immediately after a merger on March 31, 2005 would have been equal to the value of the stock held by that stockholder in MTFG and UFJ Holdings immediately before a merger on March 31, 2005; (d) the value of the common stocks of MTFG and UFJ Holdings immediately before a merger on March 31, 2005 would have been equal to the Tokyo Stock Exchange closing price of those stocks on March 31, 2005; (e) the value of the classes of preferred stock of UFJ Holdings immediately before a merger on March 31, 2005 would have been equal to the value of the UFJ Holdings common stock into which they were convertible at that time (and assuming further that the conversion would have had no dilutive effect on the price per share of the UFJ Holdings common stock); (f) the value of the classes of MTFG preferred stock immediately before a merger on March 31, 2005 would have been equal to their redemption price; and (g) the beneficial owners of the MTFG stock and the UFJ Holdings stock immediately before a merger on March 31, 2005 would have been unchanged from September 30, 2004. The accuracy and value of the determination is dependent on the accuracy and completeness of these assumptions, some or all of which may not be accurate and complete.

Furthermore, the fact that the ownership test would have been satisfied on a date prior to the date of the actual merger would not mean that the ownership test would be satisfied immediately after the merger, when it actually takes places. This is because, in the intervening period, (a) the identity of the stockholders of UFJ Holdings could change; (b) the UFJ Holdings stockholders’ holdings of MTFG stock could reduce; or (c) the values of the different classes of MTFG stock and UFJ Holdings stock could vary.

MTFG makes no representation that the ownership test will be satisfied on the basis of either value or voting power immediately after the merger and, therefore, no representation that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Merger Qualifies as a Reorganization

If the merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code, a U.S. holder of UFJ Holdings common stock who receives solely MTFG common stock in the merger will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange, except for any gain or loss attributable to cash received instead of a fractional share. If the holder receives cash instead of a fractional share of an MTFG ordinary share, the holder will be required to recognize capital gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of UFJ Holdings common stock allocable to that fractional share. Such capital gain or loss will be long-term capital gain or loss if the share of UFJ Holdings common stock exchanged for the fractional share was held for more than one year at the effective time of the merger.

The holder will have a tax basis in the MTFG common stock received in the merger, including any fractional share for which cash is received, equal to the tax basis of the UFJ Holdings common stock surrendered by that holder in the merger. The holding period for MTFG common stock received in the merger will include the holding period for the UFJ Holdings common stock surrendered therefor.

Merger Does Not Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code, the exchange of UFJ Holdings common shares for MTFG shares will be a taxable exchange for U.S. federal income tax purposes.

In that case, U.S. Holders of UFJ Holdings common shares will generally recognize gain or loss on the exchanges of UFJ Holdings common shares for MTFG shares equal to the difference between (x) the fair market value of the MTFG shares received pursuant to the merger plus any cash received as a result of the sale of fractional entitlements to MTFG securities, and (y) the U.S. Holder’s adjusted tax basis in the UFJ Holdings common shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has owned the UFJ Holdings common shares for more than one year. A U.S. Holder’s ability to deduct capital losses may be limited. For a non-corporate U.S. Holder, the maximum long-term capital gains rate for taxable years that end on or after May 6, 2003 and begin no later than December 31, 2008 is 15%.

Any gain or loss will generally be U.S. source, except that losses will be treated as foreign source to the extent the U.S. Holder received dividends that were includible in the financial services income basket during the 24-month period prior to the sale.

A U.S. Holder’s tax basis in the MTFG shares will generally equal the respective fair market value of the MTFG shares received. A U.S. Holder’s holding period in MTFG shares will begin from the date such shares are received by the U.S. Holder.

Passive Foreign Investment Company

Special adverse United States income tax rules apply if a U.S. Holder holds shares or ADSs of a company that is treated as a “passive foreign investment company” (a “PFIC”) for any taxable year during which the U.S. Holder held shares or ADSs. UFJ Holdings is a private banking institution subject to regulation under Japanese banking law. Based on publicly available information, MTFG believes UFJ Holdings is engaged in the active conduct of a banking business as defined in the Code and thus that it is not a PFIC. This determination is based in part upon certain proposed U.S. Treasury Regulations that are not yet in effect and are subject to change in the future, and other administrative pronouncement from the IRS that provide special rules for determining the character of income and assets derived in the banking business for purposes of the PFIC rules. Unless otherwise indicated, the remainder of this discussion assumes UFJ Holdings is not a PFIC.

If UFJ Holdings were a PFIC for any year during which an exchanging U.S. Holder owned UFJ Holdings common shares, such U.S. Holder would generally be subject to adverse U.S. federal income tax consequences with respect to (i) any gain realized on the sale or other disposition of its UFJ Holdings common shares, and (ii) certain distributions on such UFJ Holdings common shares.

Holders of UFJ Holdings common shares should consult their own tax advisors as to the potential application of the PFIC rules to their exchange of UFJ Holdings common shares for MTFG shares.

Non-U.S. Holders

Subject to the discussion below under “—Backup Withholding and Information Reporting,” non-U.S. Holders will not be subject to U.S. federal income or withholding tax on any gain realized upon the exchange of UFJ Holdings common shares for MTFG shares, unless (i) such gain is effectively connected to the non-U.S. Holder’s conduct of a trade or business in the United States, or (ii) such non-U.S. Holder is an individual that has been present in the United States for 183 days or more in the taxable year of such sale of exchange and certain other conditions are met.

Backup Withholding and Information Reporting

A U.S. Holder (other than certain exempt Holders, including corporations) may be subject to backup withholding tax unless such U.S. Holder provides its taxpayer identification number and related certification on a Form W-9, or substitute Form W-9. Please see “—U.S. Tax Consequences of Owning and Holding MTFG Shares or ADSs—Backup Withholding and Information Reporting” below.

U.S. Tax Consequences of Owning and Holding MTFG Shares or ADSs

U.S. Holders of ADSs

For U.S. federal income tax purposes, a U.S. holder of ADSs will be treated as the owner of the corresponding number of MTFG common stock held by the depositary, and references herein to shares refer also to the ADSs or common stock of MTFG.

Dividends on Shares or ADSs

General

Distributions paid by MTFG out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any Japanese withholding tax paid by MTFG with respect thereto, will generally be taxable to a U.S. Holder as foreign source dividend income and will generally be treated as “passive income,” and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the shares and thereafter as capital gain.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”) affects the taxation of dividends. The Act eliminates the tax rate difference between “qualified dividends” and capital gains for United States individual investors. Qualified dividends include dividends received from both domestic corporations and “qualified foreign corporations.” Qualified foreign corporations include those corporations eligible for the benefits of a comprehensive income tax treaty with the U.S; both the Prior Treaty and the Tax Convention are such treaties. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year are not qualified dividends. MTFG believes that, because it is engaged through its subsidiaries in the active conduct of a banking business as defined in the Code, it is not a PFIC for the current or preceding taxable year. It does not expect to become a PFIC in the future, although no assurance can be given in this regard. This determination is based in part upon certain proposed U.S. Treasury Regulations that are not yet in effect and are subject to change in the future, and other administrative pronouncement from the IRS that provide special rules for determining the character of income and assets derived in the banking business for purposes of the PFIC rules. Based on this determination, MTFG believes that it is a qualified foreign corporation and that dividends received by U.S. Holders with respect to MTFG shares or ADSs will be qualified dividends. A U.S. Holder will be eligible for this reduced rate only if it has held the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Effect of Japanese Withholding Taxes

As discussed above in “Japanese Taxation—Tax Consequences of Owning MTFG shares or ADSs,” U.S. Holders will be subject to Japanese withholding taxes on dividends received from MTFG. Under the Tax Convention, the rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Tax Convention (eligible U.S. Holders) is reduced to a maximum of 10% of the gross amount distributed (or 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation). For the procedure for claiming treaty benefits, please see “—Japanese Taxation—Tax Consequences of Owning MTFG shares”.

Any Japanese tax withheld with respect to distributions made on the MTFG Shares may, subject to certain limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction from the U.S. Holder’s federal adjusted gross income provided that the U.S. Holder elects to deduct all foreign taxes paid in the same taxable year. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Exchange of MTFG ADSs for Shares

In the case of a U.S. Holder that elects to withdraw shares from the deposit arrangement, no gain or loss will be recognized upon the exchange of MTFG ADSs for the U.S. Holder’s proportionate interest in shares. A U.S. Holder’s tax basis in the withdrawn shares will be the same as the U.S. Holder’s tax basis in the MTFG ADSs surrendered, and the holding period of the shares will include the holding period of the MTFG ADSs.

Sale or Other Disposition

Upon a sale or other disposition of MTFG shares or ADSs (other than an exchange of ADSs for shares), a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the MTFG shares or ADSs. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the MTFG shares or ADSs exceeds one year. However, in the case of MTFG shares or ADSs regardless of a U.S. Holder’s actual holding period, any loss will be long-term capital loss to the extent the U.S. Holder receives a dividend in excess of 10% of its basis in the MTFG shares or ADSs. For a non-corporate U.S. Holder, the maximum long-term capital gains rate for taxable years that end on or after May 6, 2003 and begin no later than December 31, 2008 is 15%.

Any gain or loss will generally be U.S. source, except that, in the case of MTFG shares or ADSs, losses will be treated as foreign source to the extent the U.S. Holder received dividends that were includible in the financial services income basket during the 24-month period prior to the sale. In consequence, a U.S. Holder may have insufficient foreign source income to fully utilize foreign tax credits attributable to any Japanese withholding tax imposed on a sale or disposition. U.S. Holders should consult their tax advisors as to the availability of and limitations on any foreign tax credits attributable to this Japanese withholding tax.

Foreign Exchange Gain or Loss

Payments of dividends on MTFG shares and payments of cash in lieu of fractional MTFG shares which are made in Japanese yen must be translated to U.S. dollars in order to calculate the U.S. Holder’s federal income tax liability. Generally, an amount paid in Japanese yen will be translated to a U.S. dollar amount by reference to the spot exchange rate in effect on the date such amount is paid, regardless of whether the payment is in fact converted into U.S. dollars. If the Japanese yen are converted into U.S. dollars on the date of the payment, the U.S. Holder (although subject to tax on the U.S. dollar value of the payment) should not be required to recognize any foreign currency gain or loss with respect to the receipt of the Japanese yen. If, instead, the Japanese yen are converted at a later date, any currency gains or losses resulting from the conversion of the Japanese yen will be treated as U.S.-source ordinary income or loss.

Backup Withholding and Information Reporting

Payments of the proceeds of sale or other disposition (including the exchange of UFJ Holdings common shares) of MTFG shares or ADSs, as well as dividends and other proceeds with respect to the MTFG shares or ADSs, by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the Holder fails to provide an accurate taxpayer identification number or certification of exempt status, certified under penalties of perjury.

In order to avoid backup withholding of U.S. federal income tax on payments of MTFG shares or ADSs and any cash in lieu of a fractional share, as well as dividends and other proceeds with respect to MTFG shares or ADSs, U.S. Holders must, unless an exemption applies, provide the U.S. exchange agent with the shareholder’s correct taxpayer identification number (TIN) on a Form W-9 or a substitute Form W-9 (Request for Taxpayer Identification Number and Certification) and certify under penalties of perjury that such TIN is correct and that the shareholder is not subject to backup withholding. If a correct TIN or the certifications described above are not provided, the Internal Revenue Service may impose a penalty and payments of MTFG shares or ADSs and any cash in lieu of fractional entitlements, as well as dividends and other proceeds with respect to MTFG shares or ADSs received pursuant to the merger may be subject to backup withholding tax. In general, U.S. Holders surrendering UFJ Holdings common shares pursuant to the merger should complete and sign the main signature form and the Form W-9 or substitute Form W-9 included as part of the transmittal forms that will be sent to holders of UFJ Holdings New York registry shares in order to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to

MTFG and the U.S. exchange agent). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. In order to avoid possible erroneous backup withholding, exempt shareholders that are not non-U.S. Holders should complete the Form W-9 or substitute Form W-9 included as part of the transmittal forms.

Non-U.S. Holders should complete and sign an appropriate Form W-8 (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), a copy of which may be obtained from the U.S. exchange agent, in order to avoid backup withholding in the U.S.

All holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

LEGAL MATTERS

Mori Hamada & Matsumoto, MTFG’s Japanese counsel, will pass upon the validity of the shares of common stock to be issued under the merger agreement and certain Japanese tax matters. The address of Mori Hamada & Matsumoto is Marunouchi Kitaguchi Building, 6-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8222. Paul, Weiss, Rifkind, Wharton & Garrison LLP, MTFG’s U.S. counsel, will pass upon certain U.S. federal income tax matters. The address of Paul, Weiss, Rifkind, Wharton & Garrison LLP is 2-2 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-0011, Japan.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

MTFG is a joint stock company incorporated in Japan. All of MTFG’s directors, corporate auditors and executive officers are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on MTFG or its directors, corporate auditors and executive officers, or to force MTFG or them to appear in a U.S. court. MTFG’s legal counsel in Japan has advised it that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

MTFG’s legal counsel has further advised that the United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it in Japan. MTFG’s agent for service of process is The Bank of Tokyo-Mitsubishi, Ltd., Headquarters for the Americas, located at 1251 Avenue of the Americas, New York, New York 10020-1104, Attention: Robert E. Hand, Esq., General Counsel and Director of Public Affairs, Legal and Compliance Office for the Americas.

EXPERTS

MTFG’s consolidated financial statements as of March 31, 2003 and 2004, and for each of the three fiscal years in the period ended March 31, 2004 included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for (1) derivative financial instruments and hedging activities, and (2) goodwill and other intangible assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte Touche Tohmatsu’s address is MS Shibaura Building, 13-23, Shibaura 4-chome, Minato-ku, Tokyo, 108-8530, Japan.

The consolidated financial statements of UFJ Holdings as of and for the fiscal years ended March 31, 2003 and 2004 included in this prospectus have been audited by ChuoAoyama PricewaterhouseCoopers, independent auditors, as stated in their report included in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. ChuoAoyama PricewaterhouseCoopers’ address is Kasumigaseki Building 2-5, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-6088.

WHERE YOU CAN OBTAIN MORE INFORMATION

As required by the U.S. Securities Act, MTFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, as amended, which includes additional information.

MTFG will provide you, without charge and upon written or oral request, a copy of any of the documents that are included in the registration statement. If you would like MTFG to provide you with any of these documents, please contact MTFG at the following address or telephone number: 4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-6326, Japan, Attention: Public Relations Office, telephone: +81-3-3240-8136. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE         , 2005, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE MERGER.

In addition, MTFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

MTFG is currently exempt from the rules under the U.S. Securities Exchange Act of 1934 that prescribe the furnishing and content of proxy statements, and MTFG’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act. MTFG is not required under the U.S. Securities Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the U.S. Securities Exchange Act. MTFG will, however, continue to furnish its shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by its board of directors or as may be otherwise required.

UFJ Holdings is on the list of foreign private issuers that claim exemption from the registration requirements of Section 12(g) of the U.S. Securities Exchange Act, and furnishes certain information in accordance with Rule 12g3-2(b) of the U.S. Securities Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mitsubishi Tokyo Financial Group, Inc.

(Kabushiki Kaisha Mitsubishi Tokyo Financial Group):

We have audited the accompanying consolidated balance sheets of Mitsubishi Tokyo Financial Group, Inc. (Kabushiki Kaisha Mitsubishi Tokyo Financial Group) (“MTFG”) and subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of operations, changes in equity from nonowner sources, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2004 (all expressed in Japanese Yen). These financial statements are the responsibility of MTFG’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MTFG and subsidiaries at March 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, MTFG changed its method of accounting for derivative financial instruments and hedging activities in the fiscal year ended March 31, 2002, and its method of accounting for goodwill and other intangible assets in the fiscal year ended March 31, 2003.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

September 22, 2004, except for Notes 28, 33 and the effect of retroactive application of the equity method of accounting for investments in ACOM CO., LTD. due to additional acquisition of shares subsequent to March 31, 2004 as discussed in Note 33, as to which the date is March 2, 2005

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)
ASSETS
Cash and due from banks (Note 10)	¥4,288,581	¥3,111,967
Interest-earning deposits in other banks (Note 10)	4,009,986	3,509,044
Call loans and funds sold (Note 13)	595,567	877,277
Receivables under resale agreements	1,169,479	2,237,666
Receivables under securities borrowing transactions	1,848,124	4,751,909
Trading account assets (including assets pledged that secured parties are permitted to sell or repledge of ¥1,807,819 million in 2003 and ¥2,252,489 million in 2004) (Notes 3 and 10)	8,363,383	8,378,752
Investment securities (Notes 4 and 10):
Securities available for sale—carried at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥3,049,692 million in 2003 and ¥2,352,234 million in 2004)	24,354,280	27,630,316
Securities being held to maturity—carried at amortized cost (estimated fair value of ¥203,524 million in 2003 and ¥1,257,901 million in 2004)	191,132	1,250,759
Other investment securities	145,431	200,557

Total investment securities	24,690,843	29,081,632

Loans, net of unearned income and deferred loan fees (including assets pledged that secured parties are permitted to sell or repledge of ¥864,978 million in 2003 and ¥713,068 million in 2004) (Notes 5 and 10)	48,465,569	48,525,856
Allowance for credit losses (Notes 5 and 6)	(1,360,136)	(888,127)

Net loans	47,105,433	47,637,729

Premises and equipment—net (Note 7)	643,794	580,073
Accrued interest	173,351	149,066
Customers’ acceptance liability	28,261	30,149
Intangible assets (Note 8)	186,898	234,139
Goodwill (Note 8)	48,143	56,690
Deferred tax assets (Note 9)	1,636,126	1,007,276
Other assets (Notes 5 and 17)	1,749,435	2,055,730

Total	¥96,537,404	¥103,699,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits (Notes 10 and 11):
Domestic offices:
Non-interest-bearing	¥3,987,854	¥5,082,701
Interest-bearing	52,257,085	52,452,342
Overseas offices:
Non-interest-bearing	2,434,297	2,413,053
Interest-bearing	8,624,442	10,076,156

Total deposits	67,303,678	70,024,252
Debentures (Note 12)	636,060	265,957
Call money and funds purchased (Notes 10 and 13)	2,689,892	2,871,851
Payables under repurchase agreements (Note 10)	4,424,035	5,068,369
Payables under securities lending transactions (Note 10)	2,205,943	1,457,118
Due to trust account (Note 14)	1,401,618	1,380,269
Other short-term borrowings (Notes 10 and 15)	2,854,028	5,663,067
Trading account liabilities (Note 3)	3,603,153	2,510,966
Obligations to return securities received as collateral	950,138	2,329,600
Bank acceptances outstanding	28,261	30,149
Accrued interest	132,655	103,411
Long-term debt (Notes 10 and 15)	5,159,132	5,659,877
Other liabilities (Notes 9, 16 and 17)	2,590,183	2,489,242

Total liabilities	93,978,776	99,854,128

Commitments and contingent liabilities (Notes 24 and 26)
Shareholders’ equity (Note 21):
Capital stock (Notes 18 and 19) :
Preferred stock:
Class 1—authorized, 81,400 shares; issued and outstanding, 81,400 shares in 2003 and 2004, with no stated value (aggregate liquidation preference of ¥244,200 million)	122,100	122,100
Class 2—convertible: authorized, 100,000 shares in 2003 and 15,000 shares in 2004; outstanding 100,000 shares in 2003 and 15,000 shares in 2004 with no stated value (aggregate liquidation preference of ¥200,000 million in 2003 and ¥30,000 million in 2004 )	100,000	15,000
Class 3—authorized, 120,000 shares; no shares issued or outstanding	—	—
Class 4—convertible: authorized, 120,000 shares; no shares issued or outstanding	—	—
Common stock—authorized, 22,000,000 shares; issued, 6,232,162 shares in 2003 and 6,476,100 shares in 2004, with no stated value	984,708	1,069,708
Capital surplus (Note 19)	1,058,611	1,057,900
Retained earnings (Notes 20 and 33):
Appropriated for legal reserve	237,474	239,571
Unappropriated	170,408	958,416
Accumulated other changes in equity from nonowner sources, net of taxes	(111,398)	384,719

Total	2,561,903	3,847,414
Less treasury stock, at cost—3,290 common shares in 2003 and 2,779 common shares in 2004	3,275	2,443

Shareholders’ equity—net	2,558,628	3,844,971

Total	¥96,537,404	¥103,699,099

See the accompanying notes to Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEARS ENDED MARCH 31, 2002, 2003 AND 2004

	2002	2003	2004
	(in millions)
Interest income:
Loans, including fees (Note 5)	¥1,274,140	¥1,045,330	¥921,666
Deposits in other banks	159,768	72,610	48,093
Investment securities:
Interest	336,238	344,422	341,062
Dividends	62,856	46,716	41,207
Trading account assets	15,144	12,040	28,451
Call loans and funds sold	19,318	7,320	5,384
Receivables under resale agreements and securities borrowing transactions	146,107	54,055	35,891

Total	2,013,571	1,582,493	1,421,754

Interest expense:
Deposits	485,643	243,755	178,549
Debentures	20,491	8,508	4,035
Call money and funds purchased	17,853	12,708	9,910
Payables under repurchase agreements and securities lending transactions	182,083	94,247	74,043
Due to trust account	16,683	8,673	4,950
Other short-term borrowings and trading account liabilities	46,302	31,140	34,262
Long-term debt	169,219	140,239	120,765

Total	938,274	539,270	426,514

Net interest income	1,075,297	1,043,223	995,240
Provision (credit) for credit losses (Notes 5 and 6)	598,412	437,972	(114,109)

Net interest income after provision (credit) for credit losses	476,885	605,251	1,109,349

Non-interest income:
Fees and commissions (Note 27)	485,977	520,767	572,668
Foreign exchange gains (losses)—net (Notes 1 and 3)	(333,034)	25,558	413,911
Trading account profits—net (Notes 1 and 3)	138,460	267,610	103,903
Investment securities gains (losses)—net (Notes 1 and 4)	6,806	(22,677)	118,648
Refund of the local taxes by the Tokyo Metropolitan Government (Note 9)	—	—	41,989
Other non-interest income	61,487	49,376	56,976

Total	359,696	840,634	1,308,095

Non-interest expense:
Salaries and employee benefits (Note 16)	456,010	498,467	506,710
Occupancy expenses—net (Notes 7 and 26)	134,667	120,979	120,507
Losses (gains) on other real estate owned	6,233	305	(579)
Goodwill amortization (Note 8)	7,862	—	—
Fees and commission expenses	72,232	77,243	80,252
Amortization of intangible assets (Note 8)	36,932	46,505	63,582
Insurance premiums, including deposit insurance	43,452	48,259	54,392
Minority interest in income of consolidated subsidiaries	21,510	2,891	42,404
Communications	21,266	22,038	27,623
Other non-interest expenses	361,130	365,719	341,149

Total	1,161,294	1,182,406	1,236,040

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	(324,713)	263,479	1,181,404
Income tax expense (benefit) (Note 9)	(99,729)	69,872	357,817

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	(224,984)	193,607	823,587
Income (loss) from discontinued operations—net (Note 2)	1,235	10,370	(585)
Cumulative effect of a change in accounting principle, net of tax (Note 1)	5,867	(532)	—

Net income (loss)	¥(217,882)	¥203,445	¥823,002

Income allocable to preferred shareholders	¥4,168	¥12,504	¥7,981

Net income (loss) available to common shareholders	¥(222,050)	¥190,941	¥815,021

	(in Yen)
Amounts per share (*) (Notes 20 and 22):
Basic earnings (loss) per common share—income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥(41,255.15)	¥32,240.37	¥128,443.00
Basic earnings (loss) per common share—net income (loss) available to common shareholders	(39,976.55)	33,991.75	128,350.88
Diluted earnings (loss) per common share—income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	(41,255.15)	29,486.78	125,123.73
Diluted earnings (loss) per common share—net income (loss) available to common shareholders	(39,976.55)	31,164.84	125,033.96

(*)	For the fiscal year ended March 31, 2003 and 2004, Class 2 Preferred Stock was included in the computation of the diluted amounts based on the conversion price as of year-end (see Notes 18 and 22).

See the accompanying notes to Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FROM NONOWNER SOURCES

FOR THE FISCAL YEARS ENDED MARCH 31, 2002, 2003 AND 2004

	Gains (Losses) before income tax expense (benefit)	Income tax (expense) benefit	Gains (Losses) net of income tax expense (benefit)
	(in millions)
Fiscal year ended March 31, 2002:
Net loss			¥(217,882)

Other changes in equity from nonowner sources:
Net unrealized holding losses on investment securities available for sale	¥(549,776)	¥208,469	(341,307)
Reclassification adjustment for gains included in net loss	(32,527)	12,749	(19,778)

Total	(582,303)	221,218	(361,085)

Cumulative effect of a change in accounting principle	2,065	(808)	1,257
Net unrealized gains on derivatives qualifying for cash flow hedges	7,982	(2,916)	5,066
Reclassification adjustment for gains included in net loss	(4,254)	1,627	(2,627)

Total	5,793	(2,097)	3,696

Minimum pension liability adjustments	(122,746)	30,815	(91,931)

Foreign currency translation adjustments	84,370	(5,450)	78,920
Reclassification adjustment for losses included in net loss	115	0	115

Total	84,485	(5,450)	79,035

Total changes in equity from nonowner sources			¥(588,167)

Fiscal year ended March 31, 2003:
Net income			¥203,445

Other changes in equity from nonowner sources:
Net unrealized holding losses on investment securities available for sale	¥(831,660)	¥332,009	(499,651)
Reclassification adjustment for gains included in net income	2,656	(714)	1,942

Total	(829,004)	331,295	(497,709)

Net unrealized gains on derivatives qualifying for cash flow hedges	10,885	(4,164)	6,721
Reclassification adjustment for gains included in net income	(9,545)	3,651	(5,894)

Total	1,340	(513)	827

Minimum pension liability adjustments	(132,113)	51,265	(80,848)

Foreign currency translation adjustments	(54,711)	3,604	(51,107)
Reclassification adjustment for losses included in net income	591	(77)	514

Total	(54,120)	3,527	(50,593)

Total changes in equity from nonowner sources			¥(424,878)

Fiscal year ended March 31, 2004:
Net income			¥823,002

Other changes in equity from nonowner sources:
Net unrealized holding gains on investment securities available for sale	¥824,150	¥(338,099)	486,051
Reclassification adjustment for gains included in net income	(138,371)	54,917	(83,454)

Total	685,779	(283,182)	402,597

Net unrealized gains on derivatives qualifying for cash flow hedges	4,286	(1,740)	2,546
Reclassification adjustment for gains included in net income	(9,227)	3,529	(5,698)

Total	(4,941)	1,789	(3,152)

Minimum pension liability adjustments	167,510	(46,395)	121,115

Foreign currency translation adjustments	(38,877)	5,062	(33,815)
Reclassification adjustment for losses included in net income	9,839	(467)	9,372

Total	(29,038)	4,595	(24,443)

Total changes in equity from nonowner sources			¥1,319,119

See the accompanying notes to Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE FISCAL YEARS ENDED MARCH 31, 2002, 2003 AND 2004

	2002	2003	2004
	(in millions)
Preferred stock (Class 1) (Note 18):
Balance at beginning of fiscal year	¥122,100	¥122,100	¥122,100

Balance at end of fiscal year	¥122,100	¥122,100	¥122,100

Preferred stock (Class 2) (Note 18):
Balance at beginning of fiscal year	¥100,000	¥100,000	¥100,000
Conversion of Class 2 preferred stock to common stock	—	—	(85,000)

Balance at end of fiscal year	¥100,000	¥100,000	¥15,000

Common stock (Note 19):
Balance at beginning of fiscal year	¥856,664	¥873,156	¥984,708
Issuance of new shares of common stock	—	111,552	—
Issuance of new shares of common stock in exchange for the minority shares of Nippon Trust Bank Limited	16,492	—	—
Issuance of new shares of common stock by conversion of Class 2 preferred stock	—	—	85,000

Balance at end of fiscal year	¥873,156	¥984,708	¥1,069,708

Capital surplus (Note 19):
Balance at beginning of fiscal year	¥831,105	¥850,835	¥1,058,611
Issuance of new shares of common stock	—	110,620	—
Recognition of tax benefit arising from treasury stock held by subsidiaries	—	54,008	—
Issuance of new shares of common stock in exchange for the minority shares of Nippon Trust Bank Limited	16,120	—	—
Gains (losses) on sales of shares of treasury stock, net of taxes	3,610	43,148	(711)

Balance at end of fiscal year	¥850,835	¥1,058,611	¥1,057,900

Retained earnings appropriated for legal reserve (Note 20):
Balance at beginning of fiscal year	¥221,689	¥236,537	¥237,474
Transfer from unappropriated retained earnings	14,848	937	2,097

Balance at end of fiscal year	¥236,537	¥237,474	¥239,571

Unappropriated retained earnings (Note 20):
Balance at beginning of fiscal year	¥274,809	¥13,808	¥170,408
Net income (loss)	(217,882)	203,445	823,002

Total	56,927	217,253	993,410

Deduction:
Cash dividends (Note 1):
Common share—¥4,127.63 in 2002, ¥6,000.00 in 2003 and ¥4,000.00 in 2004 per share	(24,103)	(33,404)	(24,916)
Preferred share (Class 1)—¥41,250.00 in 2002, ¥123,750.00 in 2003 and ¥82,500.00 in 2004 per share	(3,358)	(10,074)	(6,716)
Preferred share (Class 2)—¥8,100.00 in 2002, ¥24,300.00 in 2003 and ¥16,200.00 in 2004 per share	(810)	(2,430)	(1,265)
Transfer to retained earnings appropriated for legal reserve	(14,848)	(937)	(2,097)

Total	(43,119)	(46,845)	(34,994)

Balance at end of fiscal year (Note 33)	¥13,808	¥170,408	¥958,416

Accumulated other changes in equity from nonowner sources, net of taxes:
Net unrealized gains on investment securities available for sale (Note 4):
Balance at beginning of fiscal year	¥1,182,059	¥820,974	¥323,265
Net change during the fiscal year	(361,085)	(497,709)	402,597

Balance at end of fiscal year	¥820,974	¥323,265	¥725,862

Net unrealized gains on derivatives qualifying for cash flow hedges (Note 23):
Balance at beginning of fiscal year	¥—	¥3,696	¥4,523
Cumulative effect of a change in accounting principle	1,257	—	—
Net change during the fiscal year	2,439	827	(3,152)

Balance at end of fiscal year	¥3,696	¥4,523	¥1,371

Minimum pension liability adjustments (Note 16):
Balance at beginning of fiscal year	¥(90,364)	¥(182,295)	¥(263,143)
Net change during the fiscal year	(91,931)	(80,848)	¥121,115

Balance at end of fiscal year	¥(182,295)	¥(263,143)	¥(142,028)

Foreign currency translation adjustments:
Balance at beginning of fiscal year	¥(204,485)	¥(125,450)	¥(176,043)
Net change during the fiscal year	79,035	(50,593)	(24,443)

Balance at end of fiscal year	¥(125,450)	¥(176,043)	¥(200,486)

Balance at end of fiscal year	¥516,925	¥(111,398)	¥384,719

Treasury stock:
Balance at beginning of fiscal year	¥(109,029)	¥(91,053)	¥(3,275)
Purchases of shares of treasury stock	(7,384)	(965)	(467)
Sales of shares of treasury stock	25,339	89,976	1,081
Net increase resulting from changes in consolidated subsidiaries	21	(1,233)	218

Balance at end of fiscal year	¥(91,053)	¥(3,275)	¥(2,443)

Total shareholders’ equity	¥2,622,308	¥2,558,628	¥3,844,971

See the accompanying notes to Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED MARCH 31, 2002, 2003 AND 2004

	2002	2003	2004
	(in millions)
Cash flows from operating activities:
Net income (loss)	¥(217,882)	¥203,445	¥823,002
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations—net	(1,235)	(10,370)	585
Depreciation and amortization	105,052	109,520	119,381
Goodwill amortization	7,862	—	—
Provision (credit) for credit losses	598,412	437,972	(114,109)
Investment securities losses (gains)—net	(6,806)	22,677	(118,648)
Foreign exchange losses (gains)—net	524,272	(302,967)	(486,898)
Provision for deferred income tax expense (benefit)	(127,043)	8,267	308,542
Increase in trading account assets, excluding foreign exchange contracts	(196,044)	(1,116,568)	(430,353)
Increase (decrease) in trading account liabilities, excluding foreign exchange contracts	(1,604,006)	1,390,349	440,857
Decrease in accrued interest receivable and other receivables	128,646	35,053	17,699
Decrease in accrued interest payable and other payables	(190,986)	(80,862)	(28,195)
Other—net	56,758	84,213	85,808

Net cash provided by (used in) operating activities	(923,000)	780,729	617,671

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	34,157,562	27,062,165	29,334,674
Proceeds from maturities of investment securities available for sale	8,495,287	15,897,034	15,361,761
Purchases of investment securities available for sale	(45,397,706)	(44,832,560)	(47,106,706)
Proceeds from maturities of investment securities being held to maturity	36,970	73,279	59,790
Purchases of investment securities being held to maturity	—	—	(1,051,591)
Proceeds from sales of other investment securities	53,872	26,950	36,239
Purchases of other investment securities	(19,111)	(62,782)	(115,637)
Net decrease (increase) in loans	(552,865)	215,607	(1,240,290)
Net decrease in interest-earning deposits in other banks	1,920,108	69,379	260,128
Net decrease (increase) in call loans, funds sold, and receivables under resale agreements
and securities borrowing transactions	927,975	1,116,562	(4,380,801)
Proceeds from sales of premises and equipment	49,036	70,248	38,441
Capital expenditures for premises and equipment	(110,391)	(50,596)	(51,965)
Other—net	(107,368)	15,194	(267,380)

Net cash used in investing activities	(546,631)	(399,520)	(9,123,337)

Cash flows from financing activities:
Net increase in deposits	2,274,803	4,751,481	4,061,827
Net decrease in debentures	(1,136,959)	(1,633,157)	(370,103)
Net increase in call money, funds purchased, and payables under repurchase
agreements and securities lending transactions	88,080	129,750	338,173
Net decrease in due to trust account	(1,390,493)	(880,607)	(21,349)
Net increase (decrease) in other short-term borrowings	1,355,660	(621,985)	2,833,091
Proceeds from issuance of long-term debt	884,991	1,072,400	1,300,373
Repayment of long-term debt	(767,312)	(1,084,018)	(712,984)
Proceeds from issuance of new shares of common stock, net of stock issue expenses	—	222,172	—
Proceeds from sales of treasury stock	32,577	82,944	942
Payments to acquire treasury stock	(7,381)	(965)	(467)
Dividends paid	(28,275)	(45,904)	(32,840)
Other—net	202,481	132,497	5,761

Net cash provided by financing activities	1,508,172	2,124,608	7,402,424

Effect of exchange rate changes on cash and cash equivalents	64,190	(49,635)	(73,372)

Net increase (decrease) in cash and cash equivalents	102,731	2,456,182	(1,176,614)
Cash and cash equivalents at beginning of fiscal year	1,729,668	1,832,399	4,288,581

Cash and cash equivalents at end of fiscal year	¥1,832,399	¥4,288,581	¥3,111,967

Supplemental disclosure of cash flow information:
Cash paid during the fiscal year for:
Interest	¥1,127,034	¥619,903	¥454,540
Income taxes, net of refunds	98,197	50,464	58,833
Non-cash investing activities:
Loans transferred to other real estate owned	7,605	124	750
Available-for-sale securities transferred to held-to-maturity category (Note 4)	—	—	78,343
Marketable equity securities transferred to employee retirement benefit trusts	133,158	24,611	87,586

See the accompanying notes to Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statements

On April 2, 2001, Mitsubishi Tokyo Financial Group, Inc. (Kabushiki Kaisha Mitsubishi Tokyo Financial Group) (“MTFG”) was established, as a bank holding company, through which The Bank of Tokyo-Mitsubishi, Ltd. (“BTM”), The Mitsubishi Trust and Banking Corporation (“Mitsubishi Trust”), and Nippon Trust Bank Limited (“NTB”), a former subsidiary of BTM, have become wholly-owned subsidiaries pursuant to stock-for-stock exchanges. NTB was later merged into Mitsubishi Trust. The business combination was accounted for as a pooling of interests and, accordingly, the historical information has been restated as if the combination had been in effect for all periods presented.

On October 1, 2001, as part of the business combination, NTB and The Tokyo Trust Bank, Ltd. (“TTB”), which was another one of the trust subsidiaries, merged with and into Mitsubishi Trust through a stock-for-stock exchange. This merger was recorded at historical cost as transfers and exchanges among entities under common control.

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which MTFG is incorporated and principally operates. The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“US GAAP”). In certain respects, the accompanying consolidated financial statements reflect adjustments which are not included in the consolidated financial statements issued by MTFG and certain of its subsidiaries in accordance with applicable statutory requirements and accounting practices in the countries of incorporation. The major adjustments include those relating to (1) investment securities, (2) derivative financial instruments, (3) allowance for credit losses, (4) income taxes, (5) foreign currency translation, (6) premises and equipment, (7) transfer of financial assets, (8) pension liability, (9) goodwill, and (10) lease transactions.

Fiscal periods of certain subsidiaries, which ended on or after December 31, and MTFG’s fiscal year, which ended on March 31, have been treated as coterminous. For the fiscal years ended March 31, 2002, 2003 and 2004, the effect of recording intervening events for the three-month periods ended March 31 on MTFG’s proportionate equity in net income of subsidiaries with fiscal periods ending on December 31, would have resulted in a decrease of ¥2.29 billion, an increase of ¥3.18 billion and an increase of ¥2.64 billion, respectively, to net income. No intervening events occurred during each of the three-month periods ended March 31, 2002, 2003 and 2004 which, if recorded, would have had effects of more than 1% of total assets, loans, total liabilities, deposits or shareholders’ equity as of March 31, 2002, 2003 and 2004.

Description of Business

MTFG and its subsidiaries (together, the “MTFG Group”) conduct domestic and international financial business through BTM and Mitsubishi Trust, each of the principal subsidiaries of MTFG having domestic and international networks of branches, offices and subsidiaries in Japan and around the world. BTM is a major commercial banking institution, providing a broad range of financial services to consumers and corporations through commercial banking, investment banking and other activities. Mitsubishi Trust is a trust and banking subsidiary whose primary business encompasses banking, asset management and administration, fiduciary and agency services, and real estate services. MTFG management recognizes that BTM and Mitsubishi Trust, including their subsidiaries, conducting each of their business with substantial autonomy, constitute principal segments of the MTFG Group. See Note 28 for more information by business segment.

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Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term primarily relate to the allowance for credit losses on loans and off-balance-sheet credit instruments, deferred tax assets, derivative financial instruments, goodwill, investment securities and accrued severance indemnities and pension liabilities.

Summary of Significant Accounting Policies

Significant accounting policies applied in the accompanying consolidated financial statements are summarized below:

Consolidation—The consolidated financial statements include the accounts of MTFG and its subsidiaries over which control is exercised through either majority ownership of voting stock and/or other means, including, but not limited to, the possession of the power to direct or cause the direction of the management and policies of entities. In situations in which the MTFG Group has less than 100% but greater than 50% of ownership in entities, such entities are consolidated and minority interests are also recorded in Other liabilities. Intercompany items have been eliminated. Investments in affiliated companies (companies over which the MTFG Group has the ability to exercise significant influence) are accounted for by the equity method of accounting and are reported in Other assets. MTFG’s equity interests in the earnings of these equity investees and gains or losses realized on disposition of such investments are reported in Other non-interest income.

Assets that the MTFG Group holds in an agency, fiduciary or trust capacity are not assets of the MTFG Group and, accordingly, are not included in the accompanying consolidated balance sheets.

Variable interest entities created after January 31, 2003 for which MTFG is deemed to be the primary beneficiary are consolidated when the MTFG Group has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. See Accounting Changes—Variable Interest Entities and Note 25.

Cash Flows—For the purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the consolidated balance sheets under the caption Cash and due from banks with original maturities of 90 days or less. Cash flows from qualified hedging activities are classified in the same category as the items being hedged.

Translation of Foreign Currency Financial Statements and Foreign Currency Transactions—Financial statements of overseas entities are translated into Japanese yen using the respective year-end exchange rates for assets and liabilities. Income and expense items are translated at average rates of exchange for the respective periods.

Except for overseas entities located in highly inflationary economies, foreign currency translation gains and losses related to the financial statements of overseas entities of the MTFG Group, net of related income tax effects, are credited or charged directly to Foreign currency translation adjustments, a component of accumulated other changes in equity from nonowner sources. Tax effects of gains and losses on foreign currency translation of financial statements of overseas entities are not recognized unless it is apparent that the temporary differences

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will reverse in the foreseeable future. If applicable, foreign exchange translation gains and losses pertaining to entities located in highly inflationary economies are recorded in Foreign exchange gains (losses)—net, as appropriate. For these entities, premises and equipment and the related depreciation and amortization thereof are translated at exchange rates prevailing at dates of acquisition.

Foreign currency denominated assets and liabilities are translated into Japanese yen at the respective year-end foreign exchange rates. Foreign currency denominated income and expenses are translated using average rates of exchange for the respective periods. Gains and losses from such translation are included in Foreign exchange gains (losses)—net, as appropriate.

Repurchase Agreements, Securities Lending and Other Secured Financing Transactions—Securities sold with agreements to repurchase (“repurchase agreements”), securities purchased with agreements to resell (“resale agreements”) and securities lending and borrowing transactions are accounted for as sales of securities with related off-balance-sheet forward repurchase commitments or purchases of securities with related off-balance-sheet forward resale commitments, if they meet the relevant conditions for the surrender of control as provided by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125.” If the conditions are not met, the transactions are treated as secured financing or lending.

Collateral—For secured lending transactions, including resale agreements, securities borrowing transactions, commercial lending and derivative transactions, the MTFG Group, as a secured party, has generally the right to require the counterparties to provide collateral, including letters of credit, cash, securities and other financial assets. For most securities lending transactions, the MTFG Group maintains strict levels of collateralization governed by daily mark-to-market analysis. Financial assets pledged as collateral are generally negotiable financial instruments and are permitted to be sold or repledged by secured parties. If the MTFG Group sells these financial assets received as collateral, it recognizes the proceeds from the sale and its obligation to return the collateral. For secured borrowing transactions, principally repurchase agreements and securities lending transactions and derivative transactions, where the secured party has the right to sell or repledge financial assets pledged as collateral, the MTFG Group separately discloses those financial assets pledged as collateral in the consolidated balance sheets.

Trading Account Securities—Securities and money market instruments held in anticipation of short-term market movements and for resale to customers are included in Trading account assets, and short trading positions of these instruments are included in Trading account liabilities. Trading positions are carried at fair value on the consolidated balance sheets and recorded on a trade date basis. Changes in the fair value of trading positions are recognized currently in Trading account profits—net, as appropriate.

Investment Securities—Debt securities for which the MTFG Group has both the positive intent and ability to hold to maturity are classified as Securities being held to maturity and carried at amortized cost. Debt securities that the MTFG Group may not hold to maturity and marketable equity securities, other than those classified as trading account securities, are classified as Securities available for sale, and are carried at their fair values, with unrealized gains and losses reported on a net-of-tax basis within accumulated other changes in equity from nonowner sources, which is a component of shareholders’ equity. Nonmarketable equity securities are stated at cost as Other investment securities.

Individual debt and equity securities are written down to fair value with the resulting losses charged to operations when, in the opinion of management, a decline in estimated fair value below the cost of such securities is other than temporary. Such impairment loss is included in Investment securities gains (losses)—net

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in the statement of operations. In determining other than temporary declines in fair value to be recognized as an impairment loss on investment securities, the MTFG Group generally considers factors such as the financial condition of the issuer, the extent of decline in fair value, and the length of period that the decline in fair value below cost has existed. See Note 4 for a further discussion of other-than-temporary impairment. Interest and dividends on investment securities are reported in Interest Income. Dividends are recognized when the shareholders’ right to receive the dividend is established. Gains and losses on disposition of investment securities are computed using the average cost method and are recognized on the trade date.

Derivative Financial Instruments—The MTFG Group engages in derivative activities involving swaps, forwards and options, and other types of derivative contracts. Derivatives are used in trading activities to generate trading revenues and fee income for its own account and to respond to the customers’ financial needs. Derivatives are also used to manage its exposures to fluctuations in interest and foreign exchange rates, equity and commodity prices.

Derivatives entered into for trading purposes are carried at fair value and are reported as Trading account assets or Trading account liabilities. Fair values are based on market or broker-dealer quotes when available. Valuation models such as present value and pricing models are applied to current market information to estimate fair values when such quotes are not available. The MTFG Group defers trade date gains or losses on derivatives where the fair values of those derivatives are not obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. The fair values of derivative contracts executed with the same counterparty under legally enforceable master netting agreements are presented on a net basis. Changes in the fair value of such contracts are recognized currently in Foreign exchange gains (losses)—net with respect to foreign exchange contracts and in Trading account profits—net with respect to interest rate contracts and other types of contracts.

Embedded derivatives that are not clearly and closely related to the host contracts and meet the definition of derivatives are separated from the host contracts and measured at fair value unless the contracts embedding the derivatives are measured at fair value in their entirety.

Derivatives are also used for asset and liability management to manage exposures to fluctuations in interest and foreign exchange rates arising from mismatches of asset and liability positions. Such derivatives may include contracts that qualify for hedge accounting. At inception of hedge accounting, each derivative is designated as a hedging instrument and documented with related information such as the risk management objective and strategy for the hedge, which includes the hedged item, the risk being hedged and the method used to assess the hedge’s effectiveness. Derivatives are evaluated in order to determine if they qualify for hedge accounting. The hedging derivative instruments must be highly effective in achieving offsetting changes in fair values or variable cash flows from the hedged items attributable to the risk being hedged. Any ineffectiveness, which arises during the hedging relationship, is recognized in Non-interest income or expense in the period in which it arises. All qualifying hedging derivatives are valued at fair value and included in Other assets or Other liabilities. For fair value hedges of interest-bearing assets or liabilities, the change in the fair value of the hedged item and the hedging instruments is recognized in net interest income to the extent that it is effective. For all other fair value hedges, the change in the fair value of the hedged item and change in fair value of the derivative are recognized in non-interest income or expense. For cash flow hedges, the unrealized changes in fair value to the extent effective are recognized in accumulated other changes in equity from nonowner sources. Amounts realized on cash flow hedges related to variable rate loans are recognized in net interest income in the period when the cash flow from the hedged item is realized. The fair value of cash flow hedges related to forecasted transactions, if

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any, is recognized in non-interest income or expense in the period when the forecasted transaction occurs. Any difference that arises from gains or losses on hedging derivatives offsetting corresponding gains or losses on the hedged items, and gains and losses on derivatives attributable to the risks excluded from the assessment of hedge effectiveness are currently recognized in non-interest income or expense. Derivatives that do not qualify for hedge accounting are considered trading positions and are accounted for as such.

Loans—Loans are carried at the principal amount outstanding, adjusted for unearned income and deferred net nonrefundable loan fees and costs. Loans held and intended for dispositions or sales in secondary markets are transferred to the held-for-sale classification and carried at the lower of cost or estimated fair value generally on an individual loan basis. Loan origination fees, net of certain direct origination costs are deferred and recognized over the contractual life of the loan as an adjustment of yield using the method that approximates the interest method. Interest income on loans that are not impaired is accrued and credited to interest income as it is earned. Unearned income and discounts or premiums on purchased loans are deferred and recognized over the life of the loan using a method that approximates the interest method.

Loans are considered impaired when, based on current information and events, it is probable that the MTFG Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Loans are generally placed on nonaccrual status when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more with respect to loans of domestic banking subsidiaries, including BTM and Mitsubishi Trust, and 90 days or more with respect to loans of certain foreign banking subsidiaries. A nonaccrual loan may be restored to an accrual basis when interest and principal payments are current and management expects that the borrower will make future contractual payments as scheduled. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. Cash receipts on nonaccrual loans, for which the ultimate collectibility of principal is uncertain, are applied as principal reductions; otherwise, such collections are credited to income. The MTFG Group does not capitalize any accrued interest in its principal balances of impaired loans at each balance sheet date.

Loan Securitization—The MTFG Group securitizes and services commercial and industrial loans in the normal course of business. The MTFG Group accounts for a transfer of loans in a securitization transaction as a sale if it meets relevant conditions for the surrender of control in accordance with SFAS No. 140. Otherwise, the transfer is accounted for as a collateralized borrowing transaction. Interests in loans sold through a securitization accounted for as a sale may be retained in the form of subordinated tranches or beneficial interests. These retained interests are primarily recorded in Securities available for sale. The previous carrying amount of the loans involved in the transfer is allocated between the loans sold and the retained interests based on their relative fair values at the date of the securitization. Since quoted market prices are generally not available, the MTFG Group usually estimates fair value of these retained interests based on the present value of future expected cash flows by using modeling techniques that involve management’s best estimates of key assumptions, which may

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include default rates, recovery rates, and discount rates. Retained interests that can contractually be prepaid or otherwise settled in such a way that the MTFG Group would not recover substantially all of its investment are accounted for as investment securities available for sale.

Allowance for Credit Losses—The MTFG Group maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. Actual credit losses (amounts deemed uncollectible, in whole or in part), net of recoveries, are deducted from the allowance for credit losses, as net charge-offs, generally based on detailed loan reviews and a credit assessment by management at each balance-sheet date. The MTFG Group generally applies its charge-off policy to all loans in its portfolio regardless of the type of borrower. A provision for credit losses, which is a charge against earnings, is added to bring the allowance to a level which, in management’s opinion, is appropriate to absorb probable losses inherent in the credit portfolio.

A key element relating to policies and discipline used in determining the allowance for credit losses is the credit classification and the related borrower categorization process. The categorization is based on conditions that may affect the ability of borrowers to service their debt, taking into consideration current financial information, historical payment experience, credit documentation, public information, analyses of relevant industry segments and current trends. In determining the appropriate level of the allowance, the MTFG Group evaluates the probable loss by category of loan based on its type and characteristics.

The allowance for credit losses for non-homogeneous loans consists of an allocated allowance for specifically identified problem loans, an allocated allowance for country risk exposure, a formula allowance and an unallocated allowance. An allocated allowance is also established for large groups of smaller-balance homogeneous loans. Non-homogeneous loans such as commercial loans are evaluated individually and the allowance for such loans is comprised of specific, country risk, formula and unallocated allowances.

The credit loss allowance for individual customers represents the impairment allowance determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The MTFG Group measures the impairment of a loan, with the exception of large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or on the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral dependent, when it is probable that the MTFG Group will be unable to collect all amounts due according to the contractual terms of the loan agreement. For certain subsidiaries, some impaired loans are aggregated for the purpose of measuring impairment using historical loss factors. Generally, the MTFG Group’s impaired loans include nonaccrual loans, restructured loans and other loans specifically identified as impaired.

The credit loss allowance for country risk exposure is a country-specific allowance for substandard, special mention and unclassified loans. The allowance is established to supplement the formula allowance for these loans, based on an estimate of probable losses relating to the exposure to countries that are identified by management to have a high degree of transfer risk. The measure is generally based on a function of default probability and the recovery ratio with reference to external credit ratings. For the allowance for specifically identified cross-border problem loans, the MTFG Group incorporates transfer risk in its determination of related allowance for credit losses.

The formula allowance is calculated for groups of loans collectively evaluated for unidentified impairment by applying loss factors to outstanding substandard, special mention and unclassified loans. The evaluation of inherent loss for these loans involves a high degree of uncertainty, subjectivity and judgment because probable credit losses are not easily identifiable or measurable. In determining the formula allowance, the MTFG Group,

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therefore, relies on a statistical analysis that incorporates loss factor percentages of total loans outstanding based on historical experience. Corresponding to the periodical impairment identification and self-assessment process, the estimation of the formula allowance is back-tested by comparing the allowance with the actual results subsequent to the balance sheet date.

The unallocated allowance represents an estimate of additional losses inherent in the loan portfolio and is composed of attribution factors, which are based upon management’s evaluation of various conditions that are not directly or indirectly measured in the determination of the allocated allowance. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the key lending areas of the MTFG Group, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results and findings of the MTFG Group’s internal credit examiners.

The credit loss allowance for large groups of smaller-balance homogeneous loans is focused on loss experience for the pool rather than on a detailed analysis of individual loans. The allowance is determined primarily based on probable net charge-offs and the probability of insolvency based on the number of delinquencies.

Allowance for Off-Balance-Sheet Credit Instruments—The MTFG Group maintains an allowance for credit losses on off-balance-sheet credit instruments, including commitments to extend credit, guarantees, standby letters of credit and other financial instruments. The allowance is recorded as a liability and includes the specific allowance for specifically identified credit exposure and the allocated formula allowance. With regard to the specific allowance for specifically identified credit exposure and allocated formula allowance, the MTFG Group adopts the same methodology used in determining the allowance for loan credit losses. Potential credit losses related to derivatives are considered in the fair valuation of the derivatives.

Net changes in the allowance for off-balance-sheet credit instruments are accounted for as Other non-interest expenses.

Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the terms of the respective leases or the estimated useful lives of the improvements, whichever are shorter. Depreciation of premises and equipment is computed under the declining-balance method with respect to premises and equipment of BTM, Mitsubishi Trust and certain other subsidiaries, and under the straight-line method with respect to premises and equipment of other subsidiaries, at rates principally based on the following estimated useful lives:

Years
Buildings	15 to 50
Equipment and furniture	4 to 15
Leasehold improvements	3 to 39

Maintenance, repairs and minor improvements are charged to operations as incurred. Major improvements are capitalized. Net gains or losses on dispositions of premises and equipment are included in Other non-interest income or expense, as appropriate.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is

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measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. For purposes of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level with independent and identifiable cash flows. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less estimated cost to sell.

Other Real Estate Owned—Real estate assets acquired in full or partial satisfaction of debt are held for sale, and are initially recorded at fair value less estimated cost to sell at the date of acquisition and classified as Other assets. After acquisition, valuations are periodically performed by management and the real estate assets are carried at the lower of the carrying amount or fair value less estimated cost to sell. Routine holding costs, subsequent declines in appraisal value, and net gains or losses on disposal are included in Losses (gains) on other real estate owned as incurred.

Goodwill—The MTFG Group has classified as goodwill the excess of the cost of the MTFG Group’s investments in subsidiaries over the MTFG Group’s share of net assets at dates of acquisition in purchase transactions. Goodwill related to the investments in affiliated companies is included in the investments accounted for by the equity method. On April 1, 2002, the MTFG Group adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which provides goodwill acquired in a purchase business combination should not be amortized and is subject to an impairment test. Goodwill is recorded at a designated reporting unit level for the purpose of assessing impairment. An impairment loss, if any, is recognized to the extent that the carrying amount of goodwill exceeds its implied fair value. Prior to the adoption of SFAS No. 142, in accordance with Accounting Principles Board Opinion (“APB”) No. 17, goodwill was amortized over periods not exceeding 10 years.

Software—The MTFG Group capitalizes certain costs associated with the acquisition or development of internal-use software. Costs subject to capitalization are salaries and employee benefits for employees who are directly associated with and who devote time to the internal-use computer software project, to the extent of the time spent directly on the project. Once the software is ready for its intended use, the MTFG Group begins to amortize capitalized costs on a straight-line basis over its estimated useful life.

Accrued Severance and Pension Liabilities—BTM, Mitsubishi Trust and certain other subsidiaries have defined benefit retirement plans, including lump-sum severance indemnities plans. The costs of the plans, based on actuarial computations of current and future employee benefits, are charged to Salaries and employee benefits.

Debentures and Long-Term Debt—Premiums, discounts and issuance costs of debentures and long-term debt are amortized based on the method that approximates the interest method over the terms of the debentures and long-term debt.

Obligations under Guarantees—The MTFG Group provides customers with a variety of guarantees and similar arrangements, including standby letters of credit, financial and performance guarantees, credit protections, and liquidity facilities. The MTFG Group recognizes guarantee fee income over the guarantee period. It is MTFG’s dominant business practice to receive such a guarantee fee at the inception of the guarantee, which approximates market value of the guarantee and is initially recorded as a liability, which is then recognized as guarantee fee income ratably over the guarantee period.

Fees and Commissions—Revenue recognition of major components of fees and commissions is as follows:

•	Fees on funds transfer and collection services and fees from investment banking services are generally recognized as revenue when the related services are performed.

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•	Fees from trade-related financing services are recognized over the period of the financing.

•	Trust fees are recognized on an accrual basis, generally based on the volume of trust assets under management and/or the operating performance for the accounting period of each trust account. With respect to trust accounts with guarantee of trust principal, trust fees are determined based on the profits earned by individual trust account during the trust accounting period, less deductions, including provision for reserve, impairment for individual investments and dividends paid to beneficiary certificate holders. The trust fees for these trust accounts are accrued based on the amounts expected to be earned during the accounting period of each trust account.

•	Annual fees and royalty and other service charges related to the credit card business are recorded on a straight-line basis as services are provided.

•	Interchange income from the credit card business is recognized as billed.

•	Service charges on deposit accounts and fees and commissions from other services are generally recognized over the period that the service is provided.

•	Fees on guarantees are generally recognized over the contractual periods of the respective guarantees. Amounts initially recorded as a liability corresponding to the obligations at fair value are generally recognized as revenue over the terms of the guarantees as the MTFG Group is deemed to be released from the risk under guarantees.

Income Taxes—The provision for income taxes is determined using the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effects of (1) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (2) operating loss and tax credit carryforwards. A valuation allowance is recognized for any portion of the deferred tax assets where it is considered more likely than not that it will not be realized. The provision for deferred taxes is based on the change in the net deferred tax asset or liability from period to period.

Free Distributions of Common Shares—As permitted by the Commercial Code of Japan (the “Code”), Japanese companies, upon approval by the Board of Directors, may make a free distribution of shares, in the form of a “stock split” as defined, to shareholders. In accordance with generally accepted accounting practice in Japan, such distribution does not give rise to any change in capital stock or capital surplus accounts. Common shares distributed are recorded as shares issued on the distribution date. See Note 19.

Amounts per Common Share—Basic earnings per share (“EPS”) excludes dilutive effects of potential common shares and is computed by dividing income available to common stock shareholders by the weighted average number of common shares outstanding for the period, while diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. See Note 22 for the computation of basic and diluted EPS.

Comprehensive Income (Loss)—The MTFG Group’s comprehensive income includes net income or loss and other changes in equity from nonowner sources. All changes in unrealized gains and losses on investment securities available for sale, unrealized gains and losses on derivatives qualifying for cash flow hedges, minimum pension liability adjustments and foreign currency translation adjustments constitute the MTFG Group’s changes in equity from nonowner sources and are presented, with related income tax effects, in the consolidated statements of changes in equity from nonowner sources.

Stock-Based Compensation—In December 2002, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to

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provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure requirements under this Statement are effective for financial statements for fiscal years ending after December 15, 2002.

Two subsidiaries of MTFG have several stock-based compensation plans, which are described more fully in Note 31. As permitted by the provisions of SFAS No. 123, they account for those stock-based compensation plans by the intrinsic value-based method prescribed in APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. Under the intrinsic value-based method, compensation expense is measured as the amount by which quoted market price of these subsidiaries’ stock at the date of grant exceeds the stock option exercise price.

Had the stock-based compensation plans been accounted for under the fair value method of SFAS No. 123, the MTFG Group’s compensation expense, net income (loss), and net income (loss) per share would have been the pro forma amounts indicated in the following table.

	Fiscal years ended March 31,
	2002	2003	2004
	(in millions)
Reported net income (loss)	¥(217,882)	¥203,445	¥823,002
Stock-based employee compensation expense (determined under fair value based method for all awards, net of tax)	(1,369)	(2,019)	(1,965)

Pro forma net income (loss), after stock-based employee compensation expense	¥(219,251)	¥201,426	¥821,037

Basic earnings (loss) per common share—net income (loss) available to common shareholders:	(in Yen)
Reported	¥(39,976.55)	¥33,991.75	¥128,350.88
Pro forma	(40,222.95)	33,632.29	128,041.46
Diluted earnings (loss) per common share—net income (loss) available to common shareholders:
Reported	(39,976.55)	31,164.84	125,033.96
Pro forma	(40,222.95)	30,820.41	124,732.42

Stock-based compensation expense included in net income for the fiscal years ended March 31, 2002, 2003 and 2004 was not significant.

Accounting Changes

Variable Interest Entities—In January 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities (“VIEs”). The consolidation requirements of FIN No. 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003, which has been amended by the FASB as described below.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN No. 46R”). FIN No. 46R modifies FIN No. 46 in

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certain respects including the scope exception, the definition of VIEs, and other factors that would affect the determination of VIEs and primary beneficiaries that must consolidate VIEs. FIN No. 46R, as written, applies to VIEs created before February 1, 2003 no later than the end of the first reporting period that ends after March 15, 2004, and to all special purpose entities no later than the first reporting period that ends after December 15, 2003. Subsequent to the Issuance of FIN No. 46R, the Chief Accountant of the U.S. Securities and Exchange Commission (“SEC”) stated the SEC staff’s position in a letter to the American Institute of Certified Public Accountants (“AICPA”) dated March 3, 2004, that the SEC staff does not object to the conclusion that FIN No. 46R should not be required to be applied at a date earlier than the original FIN No. 46 and that foreign private issuers would be required to apply FIN No. 46R at various dates depending on the entity’s year-end and the frequency of interim reporting. In accordance with the letter, MTFG is required to adopt FIN No. 46R in the fiscal year ending March 31, 2005. MTFG has applied, as required, FIN No. 46 to all VIE’s created after January 31, 2003. See Note 25 for further discussion of variable interest entities in which the Group holds variable interests.

Accounting for Asset Retirement Obligations—Effective April 1, 2003, the MTFG Group adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of a long-lived asset. A legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel. The adoption of SFAS No. 143 did not have a material impact on the MTFG Group’s financial position or results of operations.

Certain Financial Instruments with Characteristics of both Liabilities and Equity—In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which is the MTFG Group’s fiscal year ending March 31, 2005. On November 7, 2003, FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” delayed the effective date of certain provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests.

The MTFG Group is not a party to any financial instruments entered into after May 31, 2003, to which SFAS No. 150 must be applied immediately, but has not completed evaluating the impact of the adoption of SFAS No. 150 to other instruments. Accordingly, the MTFG Group cannot reasonably estimate the ultimate impact of SFAS No. 150 on its financial position or results of operations.

Disclosure about pension and other postretirement benefit—In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” (“SFAS No. 132R”), which replaces existing FASB disclosure requirements for pensions. SFAS No. 132R requires disclosure of more details about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. SFAS No. 132R is generally effective for the fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. See Note 16 for the required disclosure.

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Impairment of securities investments—In November 2003, the FASB Emerging Issues Task Force (the “EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 requires certain additional quantitative and qualitative disclosures in addition to the disclosures already required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The new disclosure requirements are applied to financial statements for the fiscal years ending after December 15, 2003. See Note 4 for the required disclosures. In March 2004, the EITF also reached a consensus on additional accounting guidance for other-than-temporary impairments, which requires an evaluation and recognition of other-than-temporary impairment by a three-step impairment test. The guidance should be applied for reporting periods beginning after June 15, 2004. The MTFG Group has not completed its study of what effect the guidance will have on its financial position or results of operations.

Guarantor’s Accounting and Disclosure Requirements for Guarantees—Effective January 1, 2003, the MTFG Group adopted the initial recognition and measurement provisions of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34,” which requires that, for guarantees within the scope of FIN No. 45 issued or amended after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee be recognized. The adoption of FIN No. 45 did not have a material impact on the MTFG Group’s financial position or results of operations.

Costs Associated with Exit or Disposal Activities—In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of SFAS No. 146 did not have a material impact on the MTFG Group’s financial position or results of operations.

Goodwill and Other Intangible Assets—Effective April 1, 2002, the MTFG Group adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill, formerly amortized over its useful life, no longer be amortized but rather tested for impairment at least annually. Further, SFAS No. 142 requires that intangible assets that have finite useful lives will continue to be amortized over their useful lives while intangible assets with indefinite lives will no longer be amortized and are subject to impairment testing at least annually.

The MTFG Group performed the required transitional impairment tests of goodwill and intangible assets with indefinite lives upon adoption of SFAS No. 142. The initial adoption resulted in a cumulative adjustment charge to earnings of ¥532 million.

Derivative Instruments and Hedging Activities—On April 1, 2001, the MTFG Group adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires that all derivatives, whether designated as a hedge or not, be recorded on the balance sheet at fair value. SFAS No. 133 also requires that derivative instruments used to hedge be identified specifically to assets, liabilities, firm commitments or anticipated transactions and be expected to remain effective throughout the life of the hedge. Derivative instruments that do not qualify as either a fair value hedge or cash flow hedge are valued at fair value and classified as trading account assets or liabilities with the resultant gain or loss recognized in current earnings. The cumulative effect of the change in accounting principle, net of tax, was to increase net income by ¥5,867 million and other changes in equity from nonowner sources by ¥1,257 million, respectively, in 2002.

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In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, (2) clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows, (3) amends the definition of underlyings, one of three characteristics of derivatives, to include the occurrence or non-occurrence of a specified event such as scheduled payments under a contract, and (4) amends certain other existing pronouncements, in particular, those related to the scope of instruments that are subject to the requirements of SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the MTFG Group’s financial position or results of operations.

Reclassifications

Certain reclassifications and format changes of the financial statements for the fiscal years ended March 31, 2002 and 2003 have been made to conform to the current year presentation.

Recently Issued Accounting Pronouncements

Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities—In January 2003, the EITF reached a consensus on Issue No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities” (“EITF 03-2”), which was ratified by the FASB in February 2003. EITF 03-2 addresses accounting for a transfer to the Japanese government of a substitutional portion of an employee pension fund and requires employers to account for the entire separation process of the substitutional portion from an entire plan upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets as the culmination of a series of steps in a single settlement transaction. It also requires that the difference between the fair value of the obligation and the assets required to be transferred to the government, if any, should be accounted for as a subsidy from the government, separately from gain or loss on settlement of the substitutional portion of the obligation, upon completion of the transfer.

In June 2003, BTM submitted to the government an application to transfer the obligation to pay benefits for future employee service related to the substitutional portion and the application was approved in August 2003.

To complete the entire separation process, in August 2004, BTM made another application for transfer to the government of the remaining substitutional portion, but the timing of the approval is not known yet. Upon completion of the separation, the substitutional obligation and related plan assets will be transferred to a government agency, and BTM will be released from paying the substitutional portion of the benefits to its employees. The impact on MTFG’s consolidated financial statements of the transfer accounted for in accordance with EITF 03-2 is not known and cannot be reasonably estimated until the completion of the transfer.

Loans and Debt Securities Acquired in a Transfer—In December 2003, AICPA issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), which supersedes AICPA Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans” and addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least, in part, to credit quality. SOP 03-3 limits accretable yield to the excess of the investor’s estimate of undiscounted cash flows over the investor’s initial investment in the loan and prohibits the recognition of the non-accretable difference. Under SOP 03-3, subsequent increases in cash flows expected to be collected generally should be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized prospectively through adjustment of the loan’s yield over its remaining life while any decreases in such cash flows should be recognized as impairments. SOP 03-3 also provides guidance with regard to presentation and disclosures.

SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The MTFG Group has not completed the study of what effect SOP 03-3 will have on its financial position and results of operations.

2.    DISCONTINUED OPERATIONS

During the fiscal year ended March 31, 2004, the MTFG Group completed the liquidation process of its domestic mortgage securities subsidiary, The Diamond Mortgage Co., Ltd. The dissolution was due to the adverse business environment for the domestic mortgage securities business, whose results were reported as a part of the Commercial Banking business unit of BTM and its subsidiaries (“BTM Group”). In addition, during the fiscal year ended March 31, 2004, as a part of the MTFG Group’s efforts to streamline its securities business, Mitsubishi Securities, which itself constitutes a reportable operating segment of BTM Group, sold certain domestic subsidiaries to third parties. BTM also sold its securities subsidiary in Europe to third parties.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” MTFG presents the results of discontinued operations as a separate line item in the consolidated statements of operations. Amounts presented in the consolidated statements of operations and the consolidated statements of cash flows for the prior fiscal years related to the discontinued operations were reclassified to conform the presentation for the fiscal year ended March 31, 2004.

The following table shows the results of discontinued operations for the fiscal years ended March 31, 2002, 2003 and 2004:

	2002	2003	2004
	(in millions)
Total revenue	¥3,330	¥3,077	¥3,240

Income (loss) from discontinued operations	¥(1,716)	¥(16,227)	¥2,185
Loss on disposal	—	—	(2,026)
Income tax expense (benefit)	(2,951)	(26,597)	744

Income (loss) from discontinued operations—net	¥1,235	¥10,370	¥(585)

The following is a summary of the assets and liabilities of discontinued operations at March 31, 2003:

(in millions)
Cash	¥8,326
Receivables under resale agreements	3,841
Loans, net of allowance for credit losses	11,612
Other assets	15,092

Total assets	¥38,871

Payables under repurchase agreements	¥3,820
Other short-term borrowings	10,820
Other liabilities	1,001

Total liabilities	¥15,641

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    TRADING ACCOUNT ASSETS AND LIABILITIES

The following table shows trading account assets and liabilities, carried at estimated fair value, at March 31, 2003 and 2004. For trading derivative contracts executed under legally enforceable master netting agreements, related assets and liabilities are bilaterally offset and reported net by counterparty.

	2003	2004
	(in millions)
Trading account assets:
Trading securities:
Japanese government, prefectural and municipal bonds	¥1,833,922	¥1,605,551
Commercial paper	2,492,950	3,142,364
Foreign governments bonds and other securities	462,120	1,182,408

Total	4,788,992	5,930,323

Trading derivative assets:
Interest rate contracts:
Forward and futures	28,660	13,763
Swap and swap-related products	4,297,090	3,197,178
Options purchased	126,987	94,561

Total	4,452,737	3,305,502

Foreign exchange contracts:
Forward and futures	565,006	592,904
Swaps	471,308	309,959
Options purchased	58,214	88,037

Total	1,094,528	990,900

Other contracts, mainly equity and credit-related contracts	39,256	26,858
Bilateral netting of derivatives under master netting agreements	(2,012,130)	(1,874,831)

Total	¥8,363,383	¥8,378,752

Trading account liabilities:
Trading securities sold, not yet purchased	¥205,708	¥220,283
Trading derivative liabilities:
Interest rate contracts:
Forward and futures	35,283	11,904
Swap and swap-related products	4,036,752	3,045,986
Options written	115,595	100,551

Total	4,187,630	3,158,441

Foreign exchange contracts:
Forward and futures	512,864	534,521
Swaps	608,237	327,710
Options written	67,852	87,570

Total	1,188,953	949,801

Other contracts, mainly equity and credit-related contracts	32,992	57,272
Bilateral netting of derivatives under master netting agreements	(2,012,130)	(1,874,831)

Total	¥3,603,153	¥2,510,966

See Note 30 for the methodologies and assumptions used to estimate fair values.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The MTFG Group performs trading activities through market-making, sales and arbitrage, while maintaining risk levels within appropriate limits in accordance with its risk management policy. Net trading gains for the fiscal years ended March 31, 2002, 2003 and 2004 comprised the following:

	2002	2003	2004
	(in millions)
Interest rate and other derivative contracts	¥149,301	¥254,895	¥(1,999)
Trading account securities, excluding derivatives	(10,841)	12,715	105,902

Trading account profits—net	138,460	267,610	103,903
Foreign exchange derivative contracts	(78,020)	(100,277)	68,674

Net trading gains	¥60,440	¥167,333	¥172,577

4.    INVESTMENT SECURITIES

The amortized costs and estimated fair values of investment securities available for sale and being held to maturity at March 31, 2003 and 2004 were as follows:

	2003				2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(in millions)
Securities available for sale:
Debt securities:
Japanese national government and Japanese government agency bonds	¥10,912,961	¥112,885	¥1,959	¥11,023,887	¥14,651,744	¥36,143	¥10,429	¥14,677,458
Japanese prefectural and municipal bonds	463,387	9,798	25	473,160	248,044	2,757	40	250,761
Foreign governments and official institutions bonds	5,229,601	193,058	9,530	5,413,129	4,488,926	64,990	29,967	4,523,949
Corporate bonds	2,014,766	43,320	8,377	2,049,709	2,345,679	48,452	3,966	2,390,165
Mortgage-backed securities	1,203,359	21,678	6,360	1,218,677	1,148,801	30,746	4,632	1,174,915
Other debt securities	594,725	503	786	594,442	530,201	2,347	2,670	529,878
Marketable equity securities	2,856,692	771,504	46,920	3,581,276	2,410,421	1,674,409	1,640	4,083,190

Total	¥23,275,491	¥1,152,746	¥73,957	¥24,354,280	¥25,823,816	¥1,859,844	¥53,344	¥27,630,316

Securities being held to maturity—debt securities:
Japanese national government and Japanese government agency bonds	¥70,208	¥3,887	¥—	¥74,095	¥1,050,931	¥3,898	¥1,218	¥1,053,611
Japanese prefectural and municipal bonds	95,904	5,929	—	101,833	108,884	3,348	2	112,230
Foreign governments and official institutions bonds	25,020	2,576	—	27,596	38,161	974	—	39,135
Corporate bonds	—	—	—	—	37,620	273	3	37,890
Other debt securities	—	—	—	—	15,163	12	140	15,035

Total	¥191,132	¥12,392	¥—	¥203,524	¥1,250,759	¥8,505	¥1,363	¥1,257,901

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities other than securities available for sale or being held to maturity (i.e., nonmarketable equity securities presented in Other investment securities) were carried at cost of ¥145,431 million and ¥200,557 million, at March 31, 2003 and 2004, respectively. The corresponding estimated fair values at those dates were not readily determinable. The MTFG Group periodically monitors the status of each investee including the credit ratings and changes in the MTFG Group’s share of net assets in the investees as compared with its shares at the time of investment, to determine if impairment losses, if any, are to be recognized on these nonmarketable securities.

See note 30 for the methodologies and assumptions used to estimate the fair values.

The amortized cost and estimated fair values of debt securities being held to maturity and the estimated fair values of debt securities available for sale at March 31, 2004 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Securities not due at a single maturity date and securities embedded with call or prepayment options, such as mortgage-backed securities, are included in the table below based on their original final maturities.

	Held-to-maturity		Available-for- sale
	Amortized cost	Estimated fair value	Estimated fair value
	(in millions)
Due in one year or less	¥54,105	¥55,325	¥9,356,239
Due from one year to five years	1,120,666	1,124,719	10,314,992
Due from five years to ten years	70,575	72,665	1,547,871
Due after ten years	5,413	5,192	2,328,024

Total	¥1,250,759	¥1,257,901	¥23,547,126

For the fiscal years ended March 31, 2002, 2003 and 2004, proceeds from sales of securities available for sale were ¥34,157,562 million, ¥27,062,165 million and ¥29,334,674 million, respectively. For the fiscal years ended March 31, 2002, 2003 and 2004, gross realized gains on those sales were ¥478,347 million, ¥575,339 million and ¥620,413 million, respectively, and gross realized losses on those sales were ¥172,421 million, ¥208,023 million and ¥260,624 million, respectively. In September 2000, BTM changed its intent to hold securities originally classified as held-to-maturity and transferred such securities to the available-for-sale category while Mitsubishi Trust maintained its positive intent and ability to hold its held-to-maturity securities without any sales or transfers of such securities during the fiscal year ended March 31, 2001. As a result of the transfer, unrealized gains on securities available for sale were recorded against shareholders’ equity and were not significant. The MTFG Group classified subsequent acquisitions of securities as either available for sale or trading until the fiscal year ended March 31, 2003. On April 1, 2003, the MTFG Group reassessed the appropriateness of the classification of the securities which had been classified as available for sale and reclassified ¥78,343 million of such securities into the held-to-maturity category. The transfer did not have a material impact on its financial position or results of operations.

For the fiscal years ended March 31, 2002, 2003 and 2004, losses resulting from write-downs of investment securities that are classified as available-for-sale to reflect the decline in value considered to be other than temporary were ¥293,861 million, ¥395,481 million and ¥230,074 million, respectively, which were included in Investment securities gains (losses)—net in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the unrealized gross losses and fair values of investment securities available for sale and being held to maturity at March 31, 2004, by length of time that individual securities in each category have been in continuous loss position:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Number of securities
	(in millions)
Securities available for sale:
Debt securities:
Japanese national government and Japanese government agency bonds	¥8,642,589	¥10,429	¥—	¥—	¥8,642,589	¥10,429	62
Japanese prefectural and municipal bonds	3,969	40	—	—	3,969	40	19
Foreign governments and official institutions bonds	1,454,035	29,967	—	—	1,454,035	29,967	137
Corporate bonds	267,327	3,966	—	—	267,327	3,966	146
Mortgage-backed securities	356,098	4,632	14	—	356,112	4,632	98
Other debt securities	101,907	345	13,746	2,325	115,653	2,670	100
Marketable equity securities	24,571	1,640	—	—	24,571	1,640	7

Total	¥10,850,496	¥51,019	¥13,760	¥2,325	¥10,864,256	¥53,344	569

Securities being held to maturities—debt securities:
Japanese national government and Japanese government agency bonds	¥349,118	¥1,218	¥—	¥—	¥349,118	¥1,218	3
Japanese prefectural and municipal bonds	1,431	2	—	—	1,431	2	5
Corporate bonds	1,414	3	—	—	1,414	3	2
Other debt securities	10,305	140	—	—	10,305	140	5

Total	¥362,268	¥1,363	¥—	¥—	¥362,268	¥1,363	15

The MTFG Group holds various type of debt and equity securities as shown in the table of investment securities in the beginning part of this Note. Although, as shown in that table, dominant part of such investments are with unrealized gains at March 31, 2004, certain security investments, primarily debt securities available for sale, were with unrealized losses, most of which have been in continuous loss for a period less than 12 months.

The MTFG Group has determined that unrealized losses on investments as of March 31, 2004 are temporary in nature based on its ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery and the results of its review conducted to identify and evaluate investments that have indications of possible impairments. The MTFG Group’s review included consideration of the following criteria:

The length of time that fair value of the investment has been below cost—The MTFG Group generally deems continued decline of fair value below cost for six months or more to be other than temporary. Certain securities held by UnionBanCal Corporation (“UNBC”), a U.S. subsidiary of BTM, which primarily consists of securities backed by the full faith and credit of the U.S. government and corporate asset-backed and debt securities, were determined not to be impaired in some cases, on the basis of a cash flow analysis of securities and/or UNBC’s ability to hold such securities to maturity.

As shown in the table above, there was no material unrealized losses that have been in continuous loss position for 12 months or more, except for unrealized losses on certain “Other debt securities” at March 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2004. “Other debt securities” with unrealized loss position for 12 months or more were primarily consisted of collateralized loan obligations held by UNBC. Unrealized losses on such securities arise from rising interest rates, widening credit spreads, credit quality of the underlying collateral, and the market’s opinion of the performance of the fund managers. Based on the cash flow analysis set out above, such unrealized losses are determined temporary in nature.

The extent to which the fair value of investments has been below cost as of the end of the reporting period—The MTFG Group’s investment portfolio is exposed to volatile equity prices affected by many factors including investors’ perspectives as to future economic factors and the issuers’ performance, as well as cyclical market price fluctuation due to changes in market interest rates, foreign exchange rates, and changes in credit spreads etc. In view of the diversity and volume of equity investments as well as the fact that the majority of investments in debt securities are in high-grade fixed-rate bonds, including sovereign bonds, the MTFG Group generally deems the decline of fair value below cost of 20% or more is a critical indicator of other-than-temporary decline in fair value.

The financial condition and near-term prospects of the issuer—The MTFG Group considers the financial condition and near-term prospects of the issuer primarily based on the credit standing of the issuers as determined by its credit rating system.

Exchange Traded Fund

For the fiscal years ended March 31, 2002, 2003 and 2004, BTM transferred marketable equity securities to an exchange traded fund (“ETF”), sponsored by a securities firm. BTM concurrently entered into sales agreements for marketable equity securities and purchase agreements for the fund units of the ETF with the securities firm. BTM transferred its marketable equity securities to the securities firm with an aggregate cost of ¥325,749 million for ¥391,698 million, an aggregate cost of ¥163,861 million for ¥240,574 million and an aggregate cost of ¥54,366 million for ¥76,385 million for the fiscal years ended March 31, 2002, 2003 and 2004, respectively. The securities firm contributed these marketable equity securities and additional securities purchased from the market to the ETF in order to link the ETF performance to the TOPIX (a composite index of all stocks listed on the First Section of the Tokyo Stock Exchange (“TSE”)). Certificates issued by the ETF (the “ETF certificates”) are linked to the TOPIX and have been listed on the TSE. BTM purchased the ETF certificates at the fair value of ¥527,967 million, ¥361,782 million and ¥113,930 million for the fiscal years ended March 31, 2002, 2003 and 2004, respectively, with an intention to sell them in the market or to the securities firm in the near future.

The MTFG Group accounted for the ETF certificates purchased from the securities firm as retained interests in the marketable equity securities transferred to the securities firm. The MTFG Group accounted for the transfer of marketable equity securities as a sale when the MTFG Group received cash or financial instruments other than the ETF certificates. For the fiscal years ended March 31, 2002, 2003 and 2004, the MTFG Group recognized gains of ¥35,442 million, ¥41,883 million and ¥89,581 million, respectively, on the sales of the ETF certificates. The MTFG Group held ETF certificates with fair values of ¥148,646 million at March 31, 2003 and nil at March 31, 2004 in Securities available for sale. The ETF certificates are carried at fair value based on the market prices observed in the TSE and the fair value change is closely linked with the movement of the TOPIX.

Banks’ Shareholdings Purchase Corporation

Under a law forbidding banks from holding marketable equity securities in excess of their Tier I capital after September 30, 2006, the Banks’ Shareholdings Purchase Corporation (“BSPC”) was established in January 2002 in order to soften the impact on the stock market of sales of cross-shareholdings. BSPC began accepting share offers from financial institutions on February 15, 2002. It has been funded by financial institutions, including BTM and Mitsubishi Trust, which made initial contributions of ¥2,000 million (“preferred contributions”). BSPC

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

will be disbanded when it sells all shares that it purchased from financial institutions, or by March 31, 2017, at the latest.

BSPC has two accounts to purchase stock from financial institutions; the General Account and the Special Account. In the General Account, each selling financial institution funds the amount of purchase by BSPC without guarantees by the Japanese government, and the financial institution will assume any gains or losses on sales by BSPC of the stocks. In the Special Account, each selling financial institution was required to make contributions of 8% of the selling prices to BSPC for purchases made prior to the effective date of the amendment to the above-mentioned law to fund any future losses (“subordinated contributions”). Effective in August 2003, the requirement of subordinated contributions was eliminated under the amendment to legislation. The purchase amount in the Special Account is funded by borrowings guaranteed by the Japanese government with a limit of ¥2.0 trillion. The cumulative net loss on sales of stocks in the Special Account, which will not be determined and finalized before the liquidation of BSPC, will be compensated first by the subordinated contributions, and then by the preferred contributions. If there is a remaining loss, the government, as a guarantor, will be liable for the loss. On the other hand, if there is a cumulative net asset at the time of the liquidation, the asset is first used to repay the preferred contributions and then to repay the subordinated contributions. After that, if any remaining net assets after repayment of subordinated contributions exist, such net assets will be paid out and the amounts will be determined based on the amounts of both contributions. Any remaining net assets in excess of double the amount of the contributions will belong to the Japanese government.

At the establishment of BSPC in January 2002, BTM and Mitsubishi Trust collectively paid ¥2,000 million to BSPC as preferred contributions. BTM and Mitsubishi Trust sold marketable equity securities with aggregate market values of ¥20,647 million, ¥2,289 million and ¥135,636 million, respectively, for the fiscal years ended March 31, 2002, 2003 and 2004. At the time of the sales, BTM and Mitsubishi Trust made subordinated contribution to the Special Account of ¥1,652 million and ¥183 million, respectively, for the fiscal years ended March 31, 2002 and 2003. Also, BTM and Mitsubishi Trust made loans to BSPC to fund its purchases of marketable equity securities. Such loans to BSPC, which are guaranteed by the Japanese government, amounted to ¥35,600 million, ¥79,735 million and ¥7,398 million, respectively, at March 31, 2002, 2003 and 2004. For the fiscal year ended March 31, 2003, the MTFG Group evaluated its preferred contributions of ¥2,000 million and subordinated contributions of ¥1,835 million for impairment, and recognized an impairment loss of ¥3,835 million.

The MTFG Group accounts for the transfers of marketable equity securities to the General Account, if any, as secured borrowings. With respect to the transfers of marketable equity securities to the Special Account with the requirement of subordinated contributions, if the fair value of the securities sold to the Special Account is greater than 10% of the fair value of all securities held by the special account, the MTFG Group accounts for the subordinated contributions as a partial retained interest in the sale. For all period presented, the MTFG Group made no sales of securities whose fair value was greater than 10% of the fair value of all securities held by the Special Account. For the fiscal years ended March 31, 2002, 2003 and 2004, the MTFG Group recognized a gain of ¥5,913 million, a loss of ¥10 million and a gain of ¥27,797 million, respectively, on the sale of marketable equity securities to the Special Account.

The Bank of Japan

The Bank of Japan began purchasing marketable equity securities at fair value from banks, including BTM and Mitsubishi Trust, from November 2002, aiming to enhance the stability of the Japanese financial system by reducing the amount of marketable equity securities on the balance sheets of banks. Transfers of securities to the Bank of Japan are sales transactions without transferors’ continuing involvement. BTM and Mitsubishi Trust sold marketable equity securities to the Bank of Japan with aggregate market values of ¥181,570 million and ¥81,835 million for the fiscal years ended March 31, 2003 and 2004, respectively.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    LOANS

Loans at March 31, 2003 and 2004 by domicile and type of industry of borrower are summarized below:

Classification of loan by industry is based on the industry segment loan classification as defined by the Bank of Japan.

	2003		2004
	(in millions)
Domestic:
Manufacturing	¥6,034,347		¥6,000,095
Construction	1,277,407		1,010,439
Real estate	4,298,146		4,585,299
Services	4,953,830		4,344,833
Wholesale and retail	5,458,337		4,998,952
Banks and other financial institutions	3,598,028		3,834,178
Communication and information services	1,516,020		874,564
Other industries	3,858,031		6,169,456
Consumer	7,425,702		7,951,205	(2)

Total domestic	38,419,848		39,769,021

Foreign:
Governments and official institutions	235,093		183,117
Banks and other financial institutions	928,059		1,043,904
Commercial and industrial	8,413,452		7,239,896
Other	510,179		318,543

Total foreign	10,086,783		8,785,460

Less unearned income and deferred loan fees – net	41,062		28,625

Total	¥48,465,569	(1)	¥48,525,856	(1)

Notes:
(1)	The above table includes loans held for sale of ¥3,965 million and ¥12,893 million at March 31, 2003 and 2004, respectively.
(2)	Domestic loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, the MTFG Group’s credit administration system was upgraded and the MTFG Group is now able to present a precise breakdown of the balance of such consumer loans at March 31, 2004 by the type of proprietor business, as presented below:

Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
(in millions)
¥28,229	¥19,283	¥738,377	¥230,730	¥52,253	¥1,200	¥4,121	¥10,620	¥1,084,813

Since the system upgrade was effective during the fiscal year ended March 31, 2004, no equivalent information is obtainable for prior fiscal year-end dates.

Substantially all domestic loans are made under agreements which, as is customary in Japan, provide that a bank may, under certain conditions, require the borrower to provide collateral (or additional collateral) or guarantees with respect to the loans, and that the bank may treat any collateral, whether furnished as security for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loans or otherwise, as collateral for all indebtedness to the bank. At March 31, 2003 and 2004, such collateralized loans originated by the MTFG Group, which were principally collateralized by real estate, marketable securities and accounts receivable, amounted to ¥8,514,286 million and ¥8,396,452 million, respectively, which represented 22% and 21%, respectively, of the total domestic loans at March 31, 2003 and 2004.

Nonaccrual and restructured loans were ¥2,732,627 million and ¥1,715,487 million at March 31, 2003 and 2004, respectively. Had interest on these loans been accrued at the original terms of agreement, gross interest income on such loans for the fiscal years ended March 31, 2003 and 2004 would have been approximately ¥77.0 billion and ¥45.2 billion, respectively, of which approximately ¥57.6 billion and ¥32.6 billion, respectively, were included in interest income on loans in the accompanying consolidated statements of operations. Accruing loans contractually past due 90 days or more were ¥20,399 million and ¥15,596 million at March 31, 2003 and 2004, respectively.

Impaired Loans

The MTFG Group’s impaired loans primarily include nonaccrual loans and restructured loans. A summary of the recorded balances of impaired loans and related impairment allowance at March 31, 2003 and 2004 is shown below:

	2003		2004
	Recorded loan balance	Impairment allowance	Recorded loan balance	Impairment allowance
	(in millions)
Requiring an impairment allowance	¥2,408,523	¥894,380	¥1,405,761	¥563,560
Not requiring an impairment allowance	211,193	—	183,135	—

Total	¥2,619,716	¥894,380	¥1,588,896	¥563,560

Note:	In addition to impaired loans presented in the above table, there were loans held for sale that were impaired of ¥3,790 million and ¥12,637 million at March 31, 2003 and 2004, respectively.

The average recorded investments in impaired loans were approximately ¥4,158 billion, ¥3,345 billion and ¥2,083 billion, respectively, for the fiscal years ended March 31, 2002, 2003 and 2004.

For the fiscal years ended March 31, 2002, 2003 and 2004, the MTFG Group recognized interest income of approximately ¥76.8 billion, ¥67.4 billion and ¥38.2 billion, respectively, on impaired loans. Interest income on nonaccrual loans was recognized on a cash basis when ultimate collectibility of principal is certain; otherwise, cash receipts are applied as principal reductions. Interest income on accruing impaired loans, including restructured loans, was recognized on an accrual basis to the extent that the collectibility of interest income was reasonably certain based on management’s assessment.

Lease Receivable

As part of its financing activities, the MTFG Group enters into leasing arrangements with customers. The MTFG Group’s leasing operations are performed through leasing subsidiaries and consist principally of direct financing leases involving various types of data processing equipment, office equipment and transportation equipment.

As of March 31, 2003 and 2004, the components of the investment in direct financing leases were as follows:

	2003	2004
	(in millions)
Minimum lease payment receivable	¥683,034	¥594,974
Estimated residual values of leased property	64,537	61,100
Less—unearned income	(61,222)	(49,920)

Net investment in direct financing leases	¥686,349	¥606,154

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payment receivables under noncancelable leasing agreements as of March 31, 2004 are as follows:

Direct financing leases
(in millions)
Fiscal year ending March 31:
2005	¥152,191
2006	122,076
2007	86,377
2008	56,331
2009	30,128
2010 and thereafter	147,871

Total minimum lease payment receivables	¥594,974

Government-led Loan Restructuring Program

Under the legislation enacted by the Japanese Diet in June 1996, which incorporates the restructuring program for the loans of seven failed housing-loan companies (the “Jusen”), the Deposit Insurance Corporation (“DIC”) established a Housing Loan Administration Corporation ( “HLAC”) to collect and dispose of the loans of the liquidated Jusen. In 1999, HLAC merged with the Resolution and Collection Bank Limited to create the Resolution and Collection Corporation (“RCC”), which is wholly owned by the DIC.

Financial institutions, including the MTFG Group, waived the repayment of substantial amounts of the loans to the Jusen and transferred the remaining balances to HLAC. Financial institutions were requested to make loans to HLAC to finance its collection activities, and in the fiscal year ended March 31, 1997, the MTFG Group made loans of ¥407,078 million with an original maturity term of 15 years, which were included in the loan portfolio as of March 31, 2003 and 2004. The 15-year term loans to HLAC, which are guaranteed by the DIC under the legislation and the loan agreements, mature in 2011 and earn interest at TIBOR (Tokyo Interbank Offered Rate) plus 0.125%.

Under this restructuring program, a Financial Stabilization Fund (the “Special Fund”) was established within the DIC, and the Bank of Japan and other financial institutions established another fund (the “New Fund”). These funds are principally invested in Japanese government bonds. The MTFG Group made non-interest-earning deposits of ¥176,089 million with the Special Fund and the New Fund in the fiscal year ended March 31, 1997. The deposit balances as of March 31, 2003 and 2004, which are included in Other Assets, were ¥136,681 million and ¥140,828 million, respectively, reflecting a present value discount and subsequent amortization of the discount during the period until the expected maturity date. The non-interest-earning deposits with these funds are expected to mature in 15 years from the deposit dates, which coincides with the planned operational lifespan of HLAC.

It is uncertain what losses (so-called “stage two loss”), if any, may ultimately be incurred by RCC through the collection of the Jusen loans during the 15-year term. If any such losses ultimately occur, the Japanese government will be liable for half of such losses, and the investment income to be earned by the Special Fund during the 15 years is to be used to cover the remaining half of the losses. The investment income to be earned by the New Fund during the 15 years is used to compensate for a portion of the public funds used for the Jusen restructuring.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At this time management believes all loans and deposits will be collectible according to their respective terms.

Sales of Loans

The MTFG Group originates various types of loans to corporate and individual customers in Japan and overseas in the normal course of its business. The Financial Services Agency of Japan (the “FSA”) announced in October 2002 that it will strive to reduce the aggregate ratio of nonperforming credits to total credits of major Japanese banks, including MTFG’s domestic banking subsidiaries, by approximately half by March 31, 2005. Pursuant to the FSA’s policy and in order to improve its loan quality, BTM and Mitsubishi Trust actively disposed of nonperforming loans. Most of such nonperforming loans were disposed of by sales to third party purchasers including RCC without any continuing involvement. Management of BTM and Mitsubishi Trust generally decide on approvals for disposals after significant sales terms, including prices, are negotiated. As such, loans are disposed of by sales shortly after the loans are transferred to the held-for-sale classification. For the fiscal years ended March 31, 2002 and 2003, the losses on sales of loans, which represents an additional provision for credit losses on, were ¥12,632 million and ¥45,004 million, respectively. The gain on sales of loan was ¥8,678 million for the fiscal year ended March 31, 2004. Such losses and gain are included in the provision for credit losses in the accompanying consolidated statements of operations.

Loan Securitization

The MTFG Group had no significant transfers of loans in securitization transactions accounted for as sales for the fiscal years ended March 31, 2002, 2003 and 2004, and did not retain any significant interests associated with loans transferred in securitizations at March 31, 2003 and 2004.

Related Party Loans

In some cases, the banking subsidiaries of MTFG make loans to related parties, including their directors and executive officers, in the course of their normal commercial banking business. At March 31, 2003 and 2004, outstanding loans to such related parties were not significant.

In the opinion of management, these related party loans were made on substantially the same terms, including interest rates and collateral requirements, as those terms prevailing at the date these loans were made. For the fiscal years ended March 31, 2002, 2003 and 2004, there were no loans to related parties that were charged-off. Additionally, at March 31, 2003 and 2004, there were no loans to related parties that were impaired.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses for the fiscal years ended March 31, 2002, 2003 and 2004 are shown below:

	2002	2003	2004
	(in millions)
Balance at beginning of fiscal year	¥1,716,984	¥1,735,180	¥1,360,136

Provision (credit) for credit losses	598,412	437,972	(114,109)

Charge-offs	669,381	893,638	378,094
Less—Recoveries	65,977	78,827	40,970

Net charge-offs	603,404	814,811	337,124

Others	23,188	1,795	(20,776)

Balance at end of fiscal year	¥1,735,180	¥1,360,136	¥888,127

Note:	Others principally include foreign exchange translation and discontinued operations adjustments.

As explained in Note 5, nonperforming loans were actively disposed of by sales during recent years. The allocated allowance for credit losses for such loans were removed from the allowance for credit losses and transferred to the valuation allowance for loans held for sale upon a decision to sell. Net charge-offs in the above table include the decrease in the allowance for credit losses due to loan disposal activity amounting to ¥174.0 billion, ¥369.6 billion and ¥124.6 billion for the fiscal years ended March 31, 2002, 2003 and 2004, respectively.

7.    PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2003 and 2004 consisted of the following:

	2003	2004
	(in millions)
Land	¥193,278	¥171,379
Buildings	432,230	426,691
Equipment and furniture	489,307	443,251
Leasehold improvements	234,443	228,104
Construction in progress	20,134	4,136

Total	1,369,392	1,273,561
Less accumulated depreciation	725,598	693,488

Premises and equipment—net	¥643,794	¥580,073

Premises and equipment include capitalized leases, principally related to data processing equipment, which amounted to ¥38,750 million and ¥40,595 million at March 31, 2003 and 2004, respectively. Accumulated depreciation on such capitalized leases at March 31, 2003 and 2004 amounted to ¥22,517 million and ¥26,752 million, respectively.

Depreciation expense of premises and equipment for the fiscal years ended March 31, 2002, 2003 and 2004 was ¥68,120 million, ¥63,015 million and ¥55,799 million, respectively.

In March 1999, BTM sold a 50% undivided interest in its head office land and building (including structure and equipment) for ¥91,500 million and in its main office land and building (including structure and equipment)

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for ¥9,100 million to a real estate company. At the same time, BTM entered an agreement to lease back the 50% undivided interest in the buildings sold from the buyer over a period of 7 years. BTM accounted for these transactions as financing arrangements, and recorded the total proceeds of ¥100,600 million as a financing obligation. Under the lease agreement, BTM made non-interest-bearing deposits of ¥8,000 million with the buyer-lessor in March 1999. The lease payments are determined each year upon negotiations with the buyer-lessor, based on future market conditions and expenditures for significant improvements and the related expenses of the buildings to be born by the buyer-lessor. The lease agreement is noncancelable during the lease period of 7 years. At the end of the lease, BTM has no obligations or options specified in the lease agreement.

At March 31, 2003 and 2004, the financing obligation was ¥102,208 million and ¥102,795 million, respectively, and total rental payments amounted to ¥6,190 million and ¥6,371 million, respectively, for the fiscal years ended March 31, 2003 and 2004.

For the fiscal years ended at March 31, 2003 and 2004, the MTFG Group recognized ¥13,004 million and ¥5,822 million of impairment losses for long-lived assets, primarily domestic real estate which was either assets formerly used for its domestic banking operations that are no longer used or assets that are used without recoverability of carrying amount. In addition, ¥2,619 million and ¥8,661 million of impairment losses were recognized for real estate held for sale for the fiscal years ended March 31, 2003 and 2004. These losses are included in Other non-interest expenses. In computing the amount of impairment losses, fair value was determined primarily based on market prices, if any, or the estimated price based on an appraisal.

8.    GOODWILL AND OTHER INTANGIBLE ASSETS

As discussed in Note 1, on April 1, 2002, the MTFG Group adopted SFAS No. 142 which requires that goodwill, formerly subject to amortization, no longer be amortized and be tested for impairment at least annually. Further, SFAS No. 142 requires that intangible assets with finite useful lives continue to be amortized over their useful lives while intangible assets with indefinite lives no longer be amortized but rather are subject to impairment testing at least annually.

On April 1, 2002, the MTFG Group has performed the required transitional impairment tests of goodwill and intangible assets with indefinite lives upon adoption of SFAS No. 142. The initial adoption resulted in a cumulative adjustment charge to earnings of ¥532 million related to the impairment of goodwill. Such cumulative adjustment primarily resulted from an impairment of goodwill related to a U.S. leasing business and was measured using the discounted future cash flow method. Intangible assets with indefinite lives, which were amortized in the prior periods, were immaterial.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

The changes in the carrying amount of goodwill by business segment during the fiscal years ended March 31, 2003 and 2004 were as follows:

	BTM					Mitsubishi Trust			Total
	Retail Banking	Global Corporate Banking	Investment Banking	Mitsubishi Securities	UNBC	Trust Banking	Trust Assets	Real Estate
	(in millions)
For the fiscal year ended March 31, 2003
Balance at March 31, 2002	¥—	¥23	¥509	¥—	¥11,169	¥—	¥14,735	¥14,950	¥41,386
Impairment recognized by the transitional impairment test	—	(23)	(509)	—	—	—	—	—	(532)
Goodwill acquired during the fiscal year.	—	—	—	408	9,646	—	—	—	10,054
Reclassified to core deposit intangible	—	—	—	—	(1,799)	—	—	—	(1,799)
Foreign currency translation adjustments and other	—	—	—	—	(966)	—	—	—	(966)

Balance at March 31, 2003	¥—	¥—	¥—	¥408	¥18,050	¥—	¥14,735	¥14,950	¥48,143

For the fiscal year ended March 31, 2004
Balance at March 31, 2003	¥—	¥—	¥—	¥408	¥18,050	¥—	¥14,735	¥14,950	¥48,143
Goodwill acquired during the fiscal year.	9	—	—	—	10,876	61	—	—	10,946
Goodwill written off related to sale of subsidiaries.	—	—	—	(280)	—	—	—	—	(280)
Foreign currency translation adjustments and other	—	—	—	—	(2,119)	—	—	—	(2,119)

Balance at March 31, 2004	¥9	¥—	¥—	¥128	¥26,807	¥61	¥14,735	¥14,950	¥56,690

See Note 28 for business segment information of the MTFG Group.

Net income (loss) and amounts per common share for the fiscal years ended March 31, 2002, 2003 and 2004 adjusted to exclude amortization expense related to goodwill were as follows:

	2002	2003	2004
Net income (loss) (in millions):
Reported income (loss)	¥(217,882)	¥203,445	¥823,002
Goodwill amortization	7,877	—	—

Adjusted net income (loss)	¥(210,005)	¥203,445	¥823,002

Basic earnings (loss) per share (in yen):
Reported basic earnings (loss) per share—net income (loss) available to common shareholders	¥(39,976.55)	¥33,991.75	¥128,350.88
Goodwill amortization	1,418.13	—	—

Adjusted basic earnings (loss) per share—net income (loss) available to common shareholders	¥(38,558.42)	¥33,991.75	¥128,350.88

Diluted earnings (loss) per share (in yen):
Reported diluted earnings (loss) per share—net income (loss) available to common shareholders	¥(39,976.55)	¥31,164.84	¥125,033.96
Goodwill amortization	1,418.13	—	—

Adjusted diluted earnings (loss) per share—net income (loss) available to common shareholders	¥(38,558.42)	¥31,164.84	¥125,033.96

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets

The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets at March 31, 2003 and 2004:

	2003			2004
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(in millions)
Intangible assets subject to amortization:
Software	¥354,692	¥196,611	¥158,081	¥396,504	¥181,948	¥214,556
Core deposit intangible	5,486	3,886	1,600	4,041	1,672	2,369
Other	7,565	3,163	4,402	9,482	5,455	4,027

Total	¥367,743	¥203,660	164,083	¥410,027	¥189,075	220,952

Intangible assets recorded in connection with the additional minimum pension liabilities under SFAS No. 87 (See Note 16)			14,568			5,063
Intangible assets not subject to amortization			8,247			8,124

Total			¥186,898			¥234,139

Intangible assets subject to amortization acquired during the fiscal year ended March 31, 2004 amounted ¥119,260 million, which primarily consist of capitalized cost of software. The weighted average amortization period for capitalized software is five years, and the amount of its residual value is immaterial.

The estimated aggregate amortization expense for intangible assets for the next five years is as follows:

(in millions)
Fiscal year ending March 31,
2005	¥63,283
2006	56,179
2007	41,026
2008	27,899
2009	13,122

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    INCOME TAXES

The detail of current and deferred income tax expense (benefit) for the fiscal years ended March 31, 2002, 2003 and 2004 was as follows:

	2002	2003	2004
	(in millions)
Current:
Domestic	¥(8,617)	¥17,971	¥(3,689)
Foreign	39,454	43,634	52,964

Total	30,837	61,605	49,275

Deferred:
Domestic	(116,250)	(26,150)	292,357
Foreign	(14,316)	34,417	16,185

Total	(130,566)	8,267	308,542

Income tax expense (benefit)	(99,729)	69,872	357,817

Income tax expense (benefit) from discontinued operations	(2,951)	(26,597)	744

Income tax expense reported in cumulative effect of a change in accounting principle	3,523	—	—

Income tax expense (benefit) reported in shareholders’ equity relating to:
Investment securities available for sale	(221,218)	(331,295)	283,182
Cumulative effect of a change in accounting principle	808	—	—
Derivatives qualifying for cash flow hedges	1,289	513	(1,789)
Minimum pension liability adjustments	(30,815)	(51,265)	46,395
Foreign currency translation adjustments	5,450	(3,527)	(4,595)

Total	(244,486)	(385,574)	323,193

Total	¥(343,643)	¥(342,299)	¥681,754

Income taxes in Japan applicable to the MTFG Group are imposed by the national, prefectural and municipal governments, and in the aggregate resulted in a normal effective statutory rate of approximately 38.0%, 39.9% and 39.9%, respectively, for the fiscal years ended March 31, 2002, 2003 and 2004. Foreign subsidiaries are subject to income taxes of the countries in which they operate.

In March 2003, MTFG’s application to file its tax returns under the consolidated corporate-tax system was approved by the Japanese tax authorities, and the consolidated corporate-tax system has become effective for the fiscal year ended March 31, 2003. The new consolidated system allows companies to base tax payments on the combined profits or losses of a parent company and its wholly owned domestic subsidiaries. Due to the adoption of the consolidated corporate-tax system, companies are required to pay, for the fiscal years ended March 31, 2003 and 2004, a surcharge tax of 2.0% of taxable income in addition to the national corporate income tax rate. As a result, the combined normal effective statutory tax rate changed from approximately 38.0% to 39.9% for the fiscal year ended March 31, 2003. The change in tax rate due to adoption of the consolidated-tax system decreased income tax expense by ¥37,479 million for the fiscal year ended March 31, 2003.

On March 30, 2000, the Tokyo Metropolitan Assembly passed a new tax rule that changed the basis on which it taxes large banks conducting business in Tokyo. BTM and Mitsubishi Trust are subject to the new rule.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The new rule requires large banks to pay a 3.0% local tax on their gross operating income derived from their Tokyo operations for a period of five years commencing April 1, 2000.

On May 30, 2000, the Osaka Prefectural Assembly also passed a new tax rule that is substantially the same as the rule approved by the Tokyo Metropolitan Assembly. The new rule requires large banks to pay a 3.0% local tax on their gross operating income derived from Osaka operations for a period of five years commencing April 1, 2001.

The banks subject to the new tax rule, including BTM and Mitsubishi Trust, filed a complaint in October 2000 with the Tokyo District Court, calling for nullification of the new tax, which they claimed, unfairly targets banks. On March 26, 2002, the Tokyo District Court rejected the new tax enacted by the Tokyo Metropolitan Assembly. The court ordered the Tokyo Metropolitan Government to refund ¥72.4 billion in tax payments to 18 major banks and to pay an additional ¥1.8 billion in compensation.

On March 29, 2002, the Metropolitan Government lodged an appeal at the Tokyo High Court. Following the decision of the Tokyo District Court, 16 major banks filed a lawsuit on April 4, 2002 with the Osaka District Court against the Osaka Prefectural Government, seeking to nullify the new tax rule. In response to the lawsuit, on May 30, 2002, the Osaka Prefectural Government enacted a revised tax rule that changed the taxation for the fiscal year ended March 31, 2002 and the fiscal years subject to the new tax rule. Under the revised tax rule, for the fiscal years ended March 31, 2002 and 2003, large banks became subject to local taxes based on the lower of the 3.0% local tax on their gross operating income or the local tax computed based on net income. As a result of the revisions, BTM and Mitsubishi Trust did not pay any local taxes to the Osaka Prefectural Government for the fiscal years ended March 31, 2002 and 2003. BTM and Mitsubishi Trust incurred new local taxes to the Tokyo Metropolitan Government of ¥18.4 billion, ¥18.6 billion and ¥19.6 billion for the fiscal years ended March 31, 2001, 2002 and 2003, respectively. Had BTM and Mitsubishi Trust paid the local taxes based on net income under the former rule, tax expense would have been ¥6.6 billion for the fiscal year ended March 31, 2001, and zero for the fiscal years ended March 31, 2002 and 2003.

On January 30, 2003, the Tokyo High Court also rejected the new tax rule and ordered the Tokyo Metropolitan Government to refund tax payments that the banks had paid over the past two years, which represents the difference between the 3.0% tax on the gross operating profits paid by the banks and the amount computed based on net income under the former rule. The order includes the refund of ¥30.4 billion to BTM and Mitsubishi Trust. However, the Tokyo High Court reversed the lower court on the issue of additional compensation. The Tokyo Metropolitan Government appealed this decision to the Supreme Court of Japan.

On October 8, 2003, BTM and Mitsubishi Trust made a settlement-at-court with the Tokyo Metropolitan Government and the Tokyo Governor and withdrew their complaints regarding the Tokyo Metropolitan Government’s tax on large banks. The settlement included (a) a revision of the applicable tax rate to 0.9% from 3.0%, effective retroactive to the date of the enactment of the local tax in the fiscal year ended March 31, 2001 and (b) a refund representing the difference between the amount already paid by the banks and the amount computed based on the newly enacted rate plus accrued interest. On October 7, 2003, the MTFG Group received a tax refund plus accrued interest amounting to ¥42.0 billion.

In March 2003, the Japanese government amended the local tax law. Under the amended local tax law, a corporation size-based enterprise tax will be effective, which will supersede the current enterprise tax, including the local taxes levied by the Tokyo Metropolitan Government and Osaka Prefectural Government, from the fiscal year ending March 31, 2005. As a result, the normal effective statutory tax rate for the fiscal year ending March 31, 2005 will be approximately 40.5%. The newly enacted rates were used in calculating the future expected tax effects of temporary differences as of March 31, 2003 that are expected to reverse during and

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsequent to the fiscal year ending March 31, 2005. The change in tax rate resulted in a decrease of ¥75,121 million in income tax expense for the fiscal year ended March 31, 2003.

Furthermore, in October 2003, the Tokyo Metropolitan Government and the Osaka Prefectural Government enacted a surcharge tax on the corporation sized based enterprise tax under the local tax law amended in March 2003. As a result, the normal effective statutory tax rate will increase approximately 0.1% to approximately 40.6% effective for the fiscal year ending March 31, 2005. The change in tax rate, used in calculating the future expected tax effects of temporary differences, resulted in a decrease of ¥3,410 million in income tax expense for the fiscal year ended March 31, 2004.

A reconciliation of the effective income tax rate reflected in the accompanying consolidated statements of operations to the combined normal effective statutory tax rate for the fiscal years ended March 31, 2002, 2003 and 2004 was as follows:

	2002	2003	2004
Combined normal effective statutory tax rate	38.0%	39.9%	39.9%
Increase (decrease) in taxes resulting from:
Nondeductible expenses	2.9	4.1	0.1
Goodwill amortization	0.7	—	—
Dividends from foreign subsidiaries	1.3	3.0	0.7
Foreign tax credit and payments	(1.9)	9.5	0.5
Higher (lower) tax rates applicable to income of subsidiaries	(2.6)	(0.4)	0.1
Foreign income exempted for income tax purpose	(0.5)	—	—
Foreign tax assessment (refund)	(0.7)	(3.2)	(0.1)
Minority interest	2.5	0.6	1.2
Change in valuation allowance	17.4	14.7	(12.6)
Expiration of loss carryforwards of subsidiaries	0.1	3.3	—
Enacted change in tax rates	—	(28.4)	(0.3)
Realization of previously unrecognized tax benefits of subsidiaries	(11.2)	(15.7)	(1.2)
Other—net	(0.7)	(0.9)	2.0

Effective income tax rate	30.7%	26.5%	30.3%

In calculating the effective income tax rate for the fiscal year ended March 31, 2002, the reconciling items were subtracted from the combined normal effective statutory tax rate since the loss before income tax benefit was recorded in that year.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and liabilities are computed for each tax jurisdiction using currently enacted tax rates applicable to periods when the temporary differences are expected to reverse. The tax effects of the items comprising the MTFG Group’s net deferred tax assets at March 31, 2003 and 2004 were as follows:

	2003	2004
	(in millions)
Deferred tax assets:
Allowance for credit losses	¥694,972	¥492,269
Net operating loss carryforwards	893,459	751,591
Accrued severance indemnities and pension liabilities	177,602	112,937
Investment securities	153,586	—
Non-interest-earning deposits with the Special Fund and the New Fund (See Note 5)	16,431	14,329
Other real estate owned	227	205
Accrued liabilities and other	64,670	77,747
Sale-and-leaseback transactions	38,893	38,975
Derivative financial instruments	—	11,794
Depreciation	18,622	23,038
Valuation allowance	(318,709)	(133,803)

Total deferred tax assets	1,739,753	1,389,082

Deferred tax liabilities:
Investment securities	—	321,674
Deferred profit on property for income tax purposes	15,720	12,771
Equipment and auto leasing	96,769	81,676
Derivative financial instruments	34,934	—
Other	17,070	23,246

Total deferred tax liabilities	164,493	439,367

Net deferred tax assets	¥1,575,260	¥949,715

The valuation allowance was provided primarily against deferred tax assets recorded at the MTFG Group’s domestic subsidiaries with operating loss carryforwards. The net changes in the valuation allowance for deferred income tax assets were an increase of ¥62,130 million and a decrease of ¥184,906 million for the fiscal years ended March 31, 2003 and 2004, respectively, which primarily reflected an increase or a decrease in such operating loss carryforwards of these subsidiaries.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2004, the MTFG Group had operating loss carryforwards of ¥1,737,926 million and tax credit carryforwards of ¥489 million for tax purposes. Such carryforwards, if not utilized, are scheduled to expire as follows:

	Operating loss carryforwards	Tax credit carryforwards
	(in millions)
Fiscal year ending March 31:
2005	¥1,535	¥—
2006	45,075	—
2007	41	—
2008	128	—
2009	64,043	—
2010	1,549,025	—
2011 and thereafter	56,794	386
No definite expiration date	21,285	103

Total	¥1,737,926	¥489

In March 2004, the Japanese government extended the period for operating loss carryforwards from 5 years to 7 years under the corporate tax law. This applied retroactively to operating loss carryforwards since fiscal years beginning on or after April 1, 2001.

Income taxes are not provided on undistributed earnings of foreign subsidiaries, which are considered to be indefinitely reinvested in the operations of such subsidiaries. At March 31, 2004, such undistributed earnings of foreign subsidiaries amounted to approximately ¥298 billion. Determination of the amount of unrecognized deferred tax liabilities with respect to these undistributed earnings is not practicable because of the complexity associated with the hypothetical calculation including foreign withholding taxes and foreign tax credits. MTFG has neither plans nor the intention of disposing of investments in foreign subsidiaries and, accordingly, does not expect to record capital gains or losses, or otherwise monetize its foreign subsidiaries’ undistributed earnings. Rather, MTFG will receive a return on investments in foreign subsidiaries by way of dividends.

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle for the fiscal years ended March 31, 2002, 2003 and 2004 was as follows:

	2002	2003	2004
	(in millions)
Domestic income (loss)	¥(386,872)	¥145,106	¥1,047,231
Foreign income	62,159	118,373	134,173

Total	¥(324,713)	¥263,479	¥1,181,404

10.    PLEDGED ASSETS AND COLLATERAL

Pledged Assets

At March 31, 2004, assets mortgaged, pledged, or otherwise subject to lien were as follows:

(in millions)
Due from banks	¥76
Trading account securities	2,268,147
Investment securities	3,461,860
Loans	4,420,923
Other	41,593

Total	¥10,192,599

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The above pledged assets are classified by type of liabilities to which they relate as follows:

(in millions)
Deposits	¥265,636
Call money and funds purchased	473,600
Payables under repurchase agreements and securities lending transactions	4,711,077
Other short-term borrowings and long-term debt	4,731,714
Other	10,572

Total	¥10,192,599

In addition, at March 31, 2004, certain investment securities, principally Japanese national government and Japanese government agency bonds, aggregating ¥5,490,444 million were pledged as collateral for acting as a collection agent of public funds, for settlement of exchange at the Bank of Japan and Tokyo Bankers Association, for derivative transactions and for certain other purposes.

Under Japanese law, Japanese banks are required to maintain certain minimum reserves on deposit with the Bank of Japan based on the amount of deposit balances and certain other factors. There are similar reserve deposit requirements for foreign offices engaged in banking businesses in foreign countries. At March 31, 2003 and 2004, the reserve funds maintained by the MTFG Group, which are included in Cash and Due from Banks and Interest-earning Deposits in Other Banks, were ¥2,879,345 million and ¥1,946,932 million, respectively. Average reserves during the fiscal years ended March 31, 2003 and 2004 were ¥1,302,729 million and ¥3,343,265 million, respectively.

Collateral

The MTFG Group accepts and provides financial assets as collateral for transactions, principally commercial loans, repurchase agreements and securities lending transactions, call money, and derivatives. Financial assets eligible for such collateral include, among others, marketable equity securities, trade and note receivables and certificates of deposit.

Secured parties, including creditors and counterparties to certain transactions with the MTFG Group, may sell or repledge financial assets provided as collateral. Certain contracts, however, may not be specific about the secured party’s right to sell or repledge collateral under the applicable statutes and, therefore, whether or not the secured party is permitted to sell or repledge a collateral would differ depending on the interpretations of specific provisions of the existing statutes, contract or certain market practices. If the MTFG Group determines, based on available information, that a financial asset provided as collateral might not be sold or repledged by the secured parties, such collateral is not separately reported in the consolidated balance sheets. If a secured party is permitted to sell or repledge financial assets provided as collateral by contract or custom under the existing statutes, the MTFG Group reports such pledged financial assets separately on the face of the consolidated balance sheets. At March 31, 2004, the MTFG Group pledged ¥10,247 billion of collateral that may not be sold or repledged by the secured parties.

Certain banking subsidiaries accept collateral for commercial loans and certain banking transactions under a standardized agreement with customers, which provides that these banking subsidiaries may require the customers to provide collateral or guarantees with respect to the loans and other banking transactions. Financial assets pledged as collateral are generally negotiable and transferable instruments, and such negotiability and transferability is authorized by applicable legislation. In principle, Japanese legislation permits these banking subsidiaries to repledge financial assets accepted as collateral unless otherwise prohibited by contract or relevant

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statutes. Nevertheless, the MTFG Group did not sell or repledge nor does it plan to sell or repledge such collateral accepted in connection with commercial loans before a debtor’s default or other credit events specified in the agreements as it is not customary within the banking industry in Japan to dispose of collateral before a debtor’s default and other specified credit events. Derivative agreements commonly used in the marketplace do not prohibit a secured party’s disposition of financial assets received as collateral, and in resale agreements and securities borrowing transactions, securities accepted as collateral may be sold or repledged by the secured parties. At March 31, 2004, the fair value of the collateral accepted by the MTFG Group that is permitted to be sold or repledged was approximately ¥10,322 billion, of which approximately ¥4,356 billion was sold or repledged. The amount includes the collateral that may be repledged under the current Japanese legislation but the MTFG Group does not dispose of before counterparties’ default in accordance with the customary practice within the Japanese banking industry.

11.    DEPOSITS

The balances of time deposits, including certificates of deposit (“CDs”), issued in amounts of ¥10 million (approximately US$96 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2004) or more with respect to domestic deposits and issued in amounts of US$100,000 or more with respect to foreign deposits were ¥17,439,570 million and ¥5,344,997 million, respectively, at March 31, 2003, and ¥15,780,157 million and ¥7,080,451 million, respectively, at March 31, 2004.

The maturity information at March 31, 2004 for domestic and foreign time deposits, including CDs, is summarized as follows:

	Domestic	Foreign
	(in millions)
Due in one year or less	¥17,859,043	¥8,841,974
Due after one year through two years	3,903,980	104,497
Due after two years through three years	2,927,944	38,698
Due after three years through four years	685,514	16,482
Due after four years through five years	944,082	11,793
Due after five years	54,436	2,683

Total	¥26,374,999	¥9,016,127

12.    DEBENTURES

In Japan, certain banks, including BTM, were authorized to issue discount and coupon debentures in the domestic market under applicable banking laws. The Bank of Tokyo, Ltd., which merged with The Mitsubishi Bank, Limited to create BTM, was authorized to issue such debentures and, after the merger in 1996, BTM was also permitted to issue discount and coupon debentures in the domestic market through March 2002 under the Law concerning the Merger and Conversion of Financial Institutions of Japan.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Debentures at March 31, 2003 and 2004 were comprised of the following:

	2003	2004
	(in millions)
Three-year coupon debentures with interest of 0.02% to 0.06% (0.02% to 0.30% in 2003)	¥260,880	¥76,427
Five-year coupon debentures with interest of 0.80% to 1.30% (0.80% to 1.70% in 2003)	375,180	189,530

Total	¥636,060	¥265,957

All debentures of ¥265,957 million at March 31, 2004 will mature in the fiscal year ending March 31, 2005.

13.    CALL LOANS AND FUNDS SOLD, AND CALL MONEY AND FUNDS PURCHASED

A summary of funds transactions for the fiscal years ended March 31, 2002, 2003 and 2004 was as follows:

	2002	2003	2004
	(in millions)
Average balance during the fiscal year:
Call money and funds purchased	¥1,968,252	¥2,175,394	¥2,492,308
Call loans and funds sold	1,230,103	597,004	585,506

Net funds purchased position	¥738,149	¥1,578,390	¥1,906,802

Call money and funds purchased:
Outstanding at end of fiscal year:
Amount	¥2,542,489	¥2,689,892	¥2,871,851
Principal range of maturities	1 day to 30 days	1 day to 30 days	1 day to 30 days
Weighted average interest rate	0.61%	0.30%	0.26%
Maximum balance at any month-end during the fiscal year	¥2,542,489	¥2,981,442	¥4,437,982
Weighted average interest rate paid during the fiscal year	0.91%	0.58%	0.40%

Average balances are generally based on a daily average while a month-end average is used for certain average balances when it is not practicable to obtain applicable daily averages.

14.    DUE TO TRUST ACCOUNT

Mitsubishi Trust holds assets on behalf of its customers in an agent, fiduciary or trust capacity. Such trust account assets are not the MTFG Group’s proprietary assets and are managed and accounted for separately.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

However, excess cash funds of individual trust accounts are often placed with Mitsubishi Trust that manages the funds together with its own funds in its proprietary account. Due to trust account reflects a temporary placement of the excess funds from individual trust accounts and, in view of the MTFG Group’s funding, due to trust account is similar to short-term funding, including demand deposits and other overnight funds purchased. The balance changes in response to the day-to-day changes in the excess funds placed by the trust accounts. A summary of due to trust account transactions for the fiscal years ended March 31, 2002, 2003 and 2004 is as follows:

	2002	2003	2004
	(in millions)
Average balance outstanding during the fiscal year	¥2,940,975	¥1,691,359	¥1,326,313
Maximum balance at any month-end during the fiscal year	3,533,489	2,188,326	1,403,734
Weighted average interest rate during the fiscal year	0.57%	0.51%	0.37%

15.    SHORT-TERM BORROWINGS AND LONG-TERM DEBT

At March 31, 2003 and 2004, the MTFG Group had unused lines of credit amounting to ¥3,431,430 million and ¥3,773,476 million, respectively. The amounts principally consist of the lines of collateralized intraday overdrafts without interest charges and collateralized overnight loans on bills at the official discount rate granted by the Bank of Japan, which are used to cover shortages in the Bank of Japan account and to meet liquidity needs. The MTFG Group may borrow from the Bank of Japan on demand up to the total amount of collateral eligible for credit extension.

Other short-term borrowings at March 31, 2003 and 2004 were comprised of the following:

	2003	2004
	(in millions)
Domestic offices:
Loans on notes and acceptances transferred with recourse (rediscount)	¥1,227,170	¥4,029,196
Commercial paper	466,000	736,200
Borrowings from financial institutions	626,000	448,500
Other	221,416	211,440

Total domestic offices	2,540,586	5,425,336

Foreign offices:
Commercial paper	221,209	193,838
Other	92,599	44,208

Total foreign offices	313,808	238,046

Total	2,854,394	5,663,382
Less unamortized discount	366	315

Other short-term borrowings—net	¥2,854,028	¥5,663,067

Weighted average interest rate on outstanding balance at end of fiscal year	0.48%	0.12%

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of other short-term borrowing transactions for the fiscal years ended March 31, 2002, 2003 and 2004 was as follows:

	2002	2003	2004
	(in millions)
Average balance outstanding during the fiscal year	¥2,038,669	¥2,763,028	¥3,727,461
Maximum balance at any month-end during the fiscal year	3,318,634	2,870,339	5,663,067
Weighted average interest rate during the fiscal year	2.24%	1.02%	0.40%

Long-term debt (with original maturities of more than one year) at March 31, 2003 and 2004 was comprised of the following:

	2003	2004
	(in millions)
BTM:
Obligations under capital leases.	¥22,407	¥21,194
Obligation under sale-and-leaseback transactions	102,208	102,795
Unsubordinated debt:
Insurance companies and other institutions, maturing serially through 2035, principally 0.25%-7.49%.	350,427	506,286
Fixed rate bonds, payable in Japanese yen, due 2004-2022, principally 0.22%-3.00%.	1,730,000	2,001,860
Subordinated debt:
Fixed rate notes, payable in United States dollars, due 2010, 8.40%	240,250	211,267
Fixed rate bonds, payable in Japanese yen, due 2006-2013, principally 0.55%-2.39%	200,000	320,000
Fixed rate borrowings, payable in Japanese yen, due 2004-2012, principally 1.69%-6.20%	402,650	386,150
Adjustable rate bonds, payable in Japanese yen, due 2011-2012, principally 0.56%-1.05%	33,000	33,000
Adjustable rate borrowings, payable in Japanese yen, due 2005-2018, principally 0.69%-3.75%	202,500	176,500
Adjustable rate borrowings, payable in Yuan, due 2006, principally 2.80%-3.96%	—	683
Floating rate borrowings, payable in Japanese yen, due 2005-2010, principally 0.06%-0.42%	12,900	9,000

Total	3,296,342	3,768,735

Mitsubishi Trust:
Obligation under capital leases.	585	206
Unsubordinated debt:
Insurance companies and other institutions, due 2004-2035, principally 0.00%-4.75%.	45,947	60,185
Subordinated debt:
Fixed rate borrowings, payable in Japanese yen, due 2004-2013, principally 1.25%-4.92%.	53,000	91,000
Adjustable rate borrowings, payable in Japanese yen, due 2010-2012, principally 0.61%-3.25%.	34,000	34,000
Floating rate borrowings, payable in Japanese yen, due 2006, 0.85%	64,000	10,000
Perpetual bonds, payable in Japanese yen, principally 1.11%-2.25%.	65,600	96,400
Fixed rate bonds, payable in Japanese yen, due 2010, 2.70%.	30,000	30,000
Adjustable rate bonds, payable in Japanese yen, due 2010-2016, principally 0.76%-2.45%.	116,400	116,400

Total	409,532	438,191

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2003	2004
	(in millions)
Other subsidiaries:
Unsubordinated debt:
Insurance companies and other institutions, due 2004-2011, principally 0.32%-11.62%	¥225,343	¥202,599
0.25% Convertible Bonds due 2014, payable in Japanese yen	51,295	50,700
Fixed rate bonds and notes, payable in United States dollars, due 2004-2018, principally 2.20%-6.53%	38,013	36,380
Fixed rate bonds and notes, payable in Japanese yen, due 2004-2017, principally 0.17%-4.40%	98,588	107,045
Adjustable rate bonds and notes, payable in United States dollars, due 2007-2023, principally 6.46%-8.44%	8,744	8,135
Adjustable rate bonds and notes, payable in Japanese yen, due 2007-2021, principally 1.34%-4.71%	21,645	10,088
Floating rate bonds and notes, payable in United States dollars, due 2005-2010, principally 1.97%-5.10%	3,585	3,386
Floating rate bonds and notes, payable in Japanese yen, due 2004-2023, principally 0.13%-4.71%	65,865	67,386
Floating rate notes, payable in Euro, due 2017, 4.59%	1,254	—
Obligations under capital leases and other miscellaneous debt	40,476	31,262

Total unsubordinated debt	554,808	516,981

Subordinated debt:
Insurance companies and other institutions, due 2005-2010, principally 3.10%-3.39%	4,335	4,605
Undated notes, payable in Japanese yen, principally 0.40%-4.90%	58,000	58,000
Fixed rate undated notes, payable in Japanese yen, principally 1.40%-2.60%	9,791	38,967
Perpetual Bonds, payable in Japanese yen, principally 1.11%-3.15%	20,300	20,300
Fixed rate bonds and notes, payable in United States dollars, due 2007-2029, principally 5.25%-7.35%	6,418	49,222
Fixed rate bonds and notes, payable in Japanese yen, due 2006-2028, principally 0.37%-5.10%	95,407	89,451
Adjustable rate undated notes, payable in United States dollars, 3.04%	4,796	—
Adjustable rate undated notes, payable in Japanese yen, principally 0.77%-3.16%	335,809	299,448
Adjustable rate bonds and notes, payable in United States dollars, due 2009, 2.00%	3,556	3,166
Adjustable rate bonds and notes, payable in Japanese yen, due 2006-2014, principally 0.12%-5.93%	193,871	180,042
Floating rate undated notes, payable in Japanese yen, principally 1.27%-1.57%	53,697	91,323
Floating rate bonds and notes, payable in United States dollars, due 2006-2013, principally 1.98%-5.12%	5,996	6,421
Floating rate bonds and notes, payable in Japanese yen, due 2004-2027, principally 0.04%-5.61%	60,318	50,556
Other miscellaneous debt	2,657	5,480

Total subordinated debt	854,951	896,981
Mandatorily redeemable preferred securities of subsidiary grantor trust	43,499	—
Junior subordinated debt payable to subsidiary grantor trust	—	38,989

Total	1,453,258	1,452,951

Total	¥5,159,132	¥5,659,877

Notes:

1.	Adjustable rate debts are debts where interest rates are reset in accordance with the terms of the debt agreements, and floating rate debts are debts where interest rates are repriced in accordance with movements of market indices.
2.	0.25% Convertible Bonds of ¥50,700 million, unsubordinated debt of other subsidiaries, can be convertible into common stock of Mitsubishi Securities.
3.	Mandatorily redeemable preferred securities of subsidiary grantor trust and Junior subordinated debt payable to subsidiary grantor trust were issued by a wholly owned subsidiary of UNBC (see Notes 23 and 25). On February 19, 2004, they were redeemed by UNBC.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain unsubordinated bonds and notes (aggregating ¥43,680 million at March 31, 2004), and certain subordinated bonds and notes (aggregating ¥819,948 million at March 31, 2004) issued by subsidiaries are guaranteed, on a subordinated basis, by MTFG, BTM, Mitsubishi Trust or a subsidiary as to payment of principal and interest.

BTM, Mitsubishi Trust and certain other subsidiaries entered into interest rate and currency swaps for certain debt in order to manage exposure to interest rate and currency exchange rate movements. As a result of these swap arrangements, the effective interest rates may differ from the coupon rates reflected in the above table. The interest rates for the adjustable and floating rate debt shown in the above table are those in effect at March 31, 2003 and 2004. Certain interest rates are determined by formulas and may be subject to certain minimum and maximum rates. Floating and adjustable rate debt agreements may provide for interest rate floors to prevent negative interest payments (i.e., receipts).

Certain debt agreements permit BTM, Mitsubishi Trust and some other subsidiaries to redeem the related debt, in whole or in part, prior to maturity at the option of the issuer on terms specified in the respective agreements.

The following is a summary of maturities of long-term debt subsequent to March 31, 2004:

	BTM	Mitsubishi Trust	Other subsidiaries	Total
	( in millions )
Fiscal year ending March 31:
2005	¥474,045	¥20,237	¥113,597	¥607,879
2006	567,630	30,706	140,305	738,641
2007	508,059	23,130	119,775	650,964
2008	289,628	131	48,398	338,157
2009	368,299	145	112,984	481,428
2010 and thereafter	1,561,074	363,842	917,892	2,842,808

Total	¥3,768,735	¥438,191	¥1,452,951	¥5,659,877

16.    SEVERANCE INDEMNITIES AND PENSION PLANS

All employees of MTFG are loaned from BTM and Mitsubishi Trust. The employees are subject to severance indemnities and pension plans of each of these subsidiaries as described below, and included in the calculation of pension costs and liabilities of BTM and Mitsubishi Trust.

Domestic Subsidiaries

BTM, Mitsubishi Trust, and certain other domestic subsidiaries have severance indemnities plans under which their employees in Japan, other than those who are directors, are entitled, under most circumstances, upon mandatory retirement at normal retirement age or earlier termination of employment, to lump-sum severance indemnities. Under the severance indemnities plans, benefit payments in the form of lump-sum cash payment without allowing a benefit payee an option to receive annuity payments, upon mandatory retirement at normal retirement age or earlier termination of employment, are provided. When a benefit is paid in a single payment to a benefit payee under the plans, the payment represents final relief of the obligation.

BTM, Mitsubishi Trust, and certain other domestic subsidiaries also have funded contributory defined benefit pension plans (private plans) which cover substantially all of their employees in Japan and provide for

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

lifetime annuity payments commencing at age 65 based on eligible compensation at the time of severance, years of service and other factors. These domestic subsidiaries have Employees’ Pension Fund plans (“EPF”s), which are defined benefit pension plans established under the Japanese Welfare Pension Insurance Law (“JWPIL”). These plans are composed of (a) substitutional portion based on the pay-related part of the old-age pension benefits prescribed by JWPIL (similar to social security benefits in the United States) and (b) a corporate portion based on a contributory defined benefit pension arrangement established at the discretion of each subsidiary. The subsidiaries with an EPF and their employees are exempted from contributions to Japanese Pension Insurance (“JPI”) that would otherwise be required if they had not elected to fund the substitutional portion of the benefit through an EPF arrangement. The EPF, in turn, pays both the corporate and substitutional pension benefits to retired beneficiaries out of its plan assets. Benefits of the substitutional portion are based on a standard remuneration schedule as determined by the JWPIL, but the benefits of the corporate portion are based on a formula determined by each employer/EPF. Pension benefits and plan assets applicable to the substitutional portion are included with the corporate portion of these domestic subsidiaries in the determination of net periodic costs and funded status.

In June 2001, the JWPIL was amended to permit each employer/EPF to separate the substitutional portion from its EPF and transfer the obligation and related assets to the government. The separation process occurs in several phases.

In June 2003, BTM submitted to the government an application to transfer the obligation to pay benefits for future employee service related to the substitutional portion, and the application was approved by the government in August 2003. Upon that approval, BTM began making pension insurance payments to the government and the government assumes the benefit obligations arising from future employee services. To complete the entire separation process, in August 2004, BTM made another application for transfer of the remaining substitutional portion (benefit obligation related to past services), but the timing of the approval is not known yet. Upon the approval of the second application, BTM will transfer to a government agency some of its plan assets and, in exchange, be released from paying the remaining substitutional portion of the benefit obligations for past employee services. The impact on MTFG’s consolidated financial statements of the transfers accounted for in accordance with EITF 03-2 is not known and cannot be reasonably estimated until the completion of the transfer, as explained in Note 1 to the consolidated financial statements.

BTM and Mitsubishi Trust also have closed Tax-Qualified Pension Plans (“closed TQPPs”), funded non-contributory defined benefit pension plans, providing benefits to certain retired employees, excluding directors, in Japan, based on eligible compensation at the time of severance, years of service and other factors. BTM’s plan covers retired employees whose service period with BTM was 5 years or more, and provides for lifetime or certain limited period annuity payments commencing at age 60. Mitsubishi Trust’s plan covers retired employees whose service period with Mitsubishi Trust was 20 years or more, and provides for a 10-year period annuity payment commencing in the month following retirement or, at the option of each eligible employee, at age 60.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net periodic cost of the severance indemnities and pension plans, net of contributions made by employees, for the fiscal years ended March 31, 2002, 2003 and 2004 included the following components:

	2002	2003	2004
	(in millions)
Service cost—benefits earned during the fiscal year	¥22,741	¥25,295	¥25,486
Interest costs on projected benefit obligation	25,166	24,200	20,126
Expected return on plan assets	(24,403)	(25,450)	(18,547)
Amortization of unrecognized net obligation at transition	4,199	4,086	3,943
Amortization of unrecognized prior service cost	3,405	2,132	(1,047)
Amortization of net actuarial loss	10,998	22,506	34,873
Loss on settlements	5,240	6,373	4,292

Net periodic benefit cost	¥47,346	¥59,142	¥69,126

Weighted-average assumptions used:
Discount rates in determining expense	2.88%	2.47%	1.88%
Discount rates in determining benefit obligation	2.47	1.88	2.10
Rates of increase in future compensation level for determining expense	3.12	3.09	2.96
Rates of increase in future compensation level for determining benefit obligation	3.09	2.96	3.12
Expected rates of return on plan assets	4.45	3.73	2.67

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the combined funded status and amounts recognized in the accompanying consolidated balance sheets at March 31, 2003 and 2004 for the plans of BTM, Mitsubishi Trust and certain other domestic subsidiaries. BTM and some of its domestic subsidiaries have measured plan assets and benefit obligations at December 31 each fiscal year for the purpose of financial statements, whereas Mitsubishi Trust has used March 31 each year for the measurement date. Accordingly, funded status and amounts recognized in the table below shows the combined amounts of those presented in the consolidated financial statements of these subsidiaries.

	2003			2004
	Severance indemnities plans and non- contributory pension plans	Contributory pension plans	Total	Severance indemnities plans and non- contributory pension plans	Contributory pension plans	Total
	(in millions)
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	¥143,065	¥835,942	¥979,007	¥178,619	¥901,364	¥1,079,983
Service cost	7,976	17,319	25,295	9,198	16,288	25,486
Interest cost	3,887	20,313	24,200	3,067	17,059	20,126
Plan participants’ contributions	—	2,934	2,934	—	2,447	2,447
Amendments	(3,447)	(44,027)	(47,474)	1,795	(2,570)	(775)
Acquisitions	28,106	—	28,106	—	—	—
Divestitures	—	—	—	(37)	—	(37)
Actuarial loss (gain)	16,205	90,182	106,387	2,499	(30,345)	(27,846)
Benefits paid	(1,893)	(21,299)	(23,192)	(3,449)	(23,226)	(26,675)
Lump-sum payment	(15,280)	—	(15,280)	(14,637)	—	(14,637)

Benefit obligation at end of fiscal year	178,619	901,364	1,079,983	177,055	881,017	1,058,072

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	78,602	580,511	659,113	77,392	598,841	676,233
Actual return (negative return) on plan assets	(14,057)	(49,214)	(63,271)	21,036	87,756	108,792
Acquisitions	12,248	—	12,248	—	—	—
Divestitures	—	—	—	(24)	—	(24)
Employer contributions	2,492	85,909	88,401	21,299	114,641	135,940
Plan participants’ contributions	—	2,934	2,934	—	2,447	2,447
Benefits paid	(1,893)	(21,299)	(23,192)	(3,449)	(23,226)	(26,675)

Fair value of plan assets at end of fiscal year	77,392	598,841	676,233	116,254	780,459	896,713

Projected benefit obligation in excess of plan assets at end of fiscal year	(101,227)	(302,523)	(403,750)	(60,801)	(100,558)	(161,359)
Contributions to or benefits paid from plan assets during three months ended March 31, 2003 and 2004	5,034	10,289	15,323	3,824	5,134	8,958
Unrecognized net actuarial loss	75,634	435,413	511,047	48,911	304,843	353,754
Unrecognized prior service cost	(2,015)	(26,205)	(28,220)	(289)	(27,658)	(27,947)
Unrecognized net (asset) obligation at transition	(841)	12,115	11,274	(210)	7,581	7,371

Net amount recognized	¥(23,415)	¥129,089	¥105,674	¥(8,565)	¥189,342	¥180,777

Amounts recognized in the balance sheets:
Prepaid pension cost	¥334	¥—	¥334	¥8,770	¥98,489	¥107,259
Accrued pension liability	(75,766)	(245,008)	(320,774)	(50,535)	(124,404)	(174,939)
Intangible assets	1,710	12,843	14,553	3,285	1,772	5,057
Accumulated other changes in equity from nonowner sources	50,307	361,254	411,561	29,915	213,485	243,400

Net amount recognized	¥(23,415)	¥129,089	¥105,674	¥(8,565)	¥189,342	¥180,777

Note:	The aggregated accumulated benefit obligations of these plans were ¥1,012,330 million and ¥1,000,965 million, respectively, as of March 31, 2003 and 2004. The severance indemnities plans generally employ a multi-variable, non-linear formula based upon compensation at the time of severance, rank and years of service. Employees with service in excess of one year are qualified to receive lump-sum severance indemnities.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the plans of BTM and Mitsubishi Trust and certain domestic subsidiaries with accumulated benefit obligations in excess of plan assets were ¥1,079,983 million, ¥1,012,330 million and ¥676,233 million, respectively at March 31, 2003 and ¥802,134 million, ¥767,077 million and ¥583,180 million, respectively at March 31, 2004.

Pension plans are not fully integrated among subsidiaries of the MTFG Group and plan assets are managed separately by each plan:

BTM

Asset allocation

BTM’s contributory pension plan asset allocations at December 31, 2002 and 2003, by asset category were as follows:

	Contributory Pension Plan Assets at December 31,
Asset category	2002	2003
EPF assets	89.66%	88.90%
Fund for corporate portion	89.66	68.98
Japanese equity securities	20.39	18.51
Japanese debt securities	26.12	27.71
General account of life insurance companies*	26.62	11.12
Non-Japanese equity securities	8.26	5.92
Non-Japanese debt securities	7.04	5.48
Short-term assets	1.23	0.24
Fund for substitutional portion	—	19.92
Japanese short-term monetary assets**	—	6.06
General account of life insurance companies*	—	13.86
Assets retained in employee retirement benefit trust	10.34	11.10
Japanese equity securities	10.34	11.10

	100.00%	100.00%

Japanese equity securities include the MTFG Group’s common stock in the amounts of ¥1,047 million (0.24% of contributory pension plan assets) and ¥1,330 million (0.27% of contributory pension plan assets) at December 31, 2002 and 2003, respectively.

Japanese debt securities include the MTFG Group’s debt securities in the amounts of ¥274 million (0.06% of contributory pension plan assets) and ¥617 million (0.12% of contributory pension plan assets) at December 31, 2002 and 2003, respectively.

The contributory pension plan assets consisted of EPF and an employee retirement benefit trust. BTM is in the process of transferring to the Japanese Government the substitutional portion of EPF liabilities, and the assets will be delivered to the Employees’ Pension Insurance when the transfer procedure is completed. Therefore, the EPF assets are separated into a fund for the corporate portion (hereafter called “fund for the corporate portion”), and a fund for the substitutional portion of EPF (hereafter called “fund for the substitutional portion”).

Notes:

*	“General account of life insurance companies” is a contract with life insurance companies that guarantees a return of approximately 0.75% (from April 2003 to March 2004), which is mainly invested in assets with low market risk such as Japanese debt securities. In terms of pension plan asset allocation, BTM regards the general account in the same category as Japanese debt securities, because it is generally believed that there is a high degree of correlation between their performances. BTM carefully monitors life insurance companies by credit rating and other assessments.
**	Includes bank deposit for benefit payments at December 31, 2003.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The asset allocations of BTM and certain domestic subsidiaries in severance indemnities plans and non-contributory pension plans are as follows.

	Asset ratio at December 31,
Asset category	2002	2003
Equity securities	71.03%	74.23%
Debt securities	21.42	18.26
Others	7.55	7.51

Total	100.00%	100.00%

Note: BTM’s severance indemnities plan assets are an employee retirement benefit trust invested in Japanese equity securities.

Investment policies

BTM’s target asset allocation for funds for the corporate portion in contributory pension plans, which is the EPF funds not including the funds for the substitutional portion, is as follows:

Asset category	Asset ratio at December 31, 2003
Japanese equity securities	25.3%
Japanese debt securities	57.1
Non-Japanese equity securities	10.2
Non-Japanese debt securities	7.4

Total	100.0%

BTM regards that the purpose of contributory pension plan investments is to achieve assured benefits and stable contributions through proper risk control and return maximization. BTM attaches a great deal of importance to the long-term performance of its contributory pension plan investments to achieve assured benefits. BTM fixes the long-term asset allocation, which will be maintained for approximately five years, for efficient long-term investment return. The long-term asset allocation is based on optimal portfolios, which are estimated by expected return and risk according to each asset class, while considering BTM’s risk tolerance.

BTM invests the fund for the substitutional portion in assets with high liquidity and low market risk, because these assets will be delivered to the Employees’ Pension Insurance when the refund procedure is completed. As a general rule, BTM reviews its investment policies approximately every five years. Additionally, a review is made in the following situations: large fluctuations in pension plan liabilities caused by modifications of pension plans, or changes in the market environment. BTM carefully examines investment in alternative assets, such as derivatives or hedge funds, while considering BTM’s investment administration structure. BTM controls risk on its pension plan portfolio by standard deviation analysis. Additionally, BTM requires and checks that investment companies tracks errors in each asset class within a designated range.

BTM regards that the purpose of employee retirement benefit trust investment is to achieve assured benefits by contribution of assets to the trust. Employee retirement benefit trust assets are invested in Japanese equity securities. This asset allocation will be held for the mid-term, but it is undecided whether it will be held in the long term.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BTM’s severance indemnities plan consists of an employee retirement benefit trust. The trust’s purpose and basic policy is described above. BTM’s TQPPs has closed and there are no more new beneficiaries. Therefore, to achieve assured benefit, the fund is invested in assets with low market risk.

Basis and procedure for estimating long-term return of each asset class

The expected long-term return on the fund for the corporate portion of the contributory pension plan is 3.7% for each asset class. The expected rate of return for each asset class is based on long-term prospects for the economy, historical performance, market environment, and some other factors. The expected rate of return on the fund for the substitutional portion of the contributory pension plan is estimated as 0.6% based on historical performance.

The expected rate of return on the employee retirement benefit trust is estimated as 1.0% based on the expected dividend yield on Japanese equity securities. Expected capital return is not taken into account, because the long-term asset allocation is undecided.

BTM’s severance indemnities plan consists of an employee retirement benefit trust. The trust’s expected return is as described above.

Expected rate of return on closed TQPPs is estimated as 2.73% based on the performance over the last three fiscal years.

Cash flows

BTM and certain other domestic subsidiaries expect to contribute approximately ¥21 billion to pension plans in the fiscal year ending March 31, 2005 based upon their current funded status and expected asset return assumptions.

Mitsubishi Trust

Asset allocation

The asset allocations of Mitsubishi Trust’s severance indemnities plans, contributory pension plans and non-contributory pension plans are as follows.

Asset category	Asset ratio at March 31,
	2003	2004
Japanese equity securities	36.9%	60.9%
Japanese debt securities	17.0	12.7
Non-Japanese equity securities	10.4	6.6
Non-Japanese debt securities	10.1	11.7
Real estate	3.5	2.3
Others	22.1	5.8

Total	100.0%	100.0%

Note:	Others include mainly short term deposit, short term money market product, and short term investment products.

Equity securities include the MTFG Group’s common stock in the amounts of ¥205 million (0.12% of total plan assets) and ¥514 million (0.16% of total plan assets) at March 31, 2003 and 2004, respectively.

Debt securities include the MTFG Group’s debt securities in the amounts of ¥63 million (0.04% of total plan assets) and ¥154 million (0.05% of total plan assets) at March 31, 2003 and 2004, respectively.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment policies

Mitsubishi Trust’s target asset allocation for funds is as follows:

Asset category	Asset ratio at March 31, 2004
Japanese equity securities	57.3%
Japanese debt securities	14.4
Non-Japanese equity securities	7.5
Non-Japanese debt securities	11.2
Others	9.6

Total	100.0%

The investment policy for the pension plan assets is based on an asset liability strategy which is intended to maintain adequate liquidity for benefit payments and achieve long-term returns on assets allocation. Mitsubishi Trust does not rebalance the proportion of pension plan assets, periodically. Mitsubishi Trust rebalances the allocation of pension plan assets only when it is necessary to adjust the gap between actual return and short-term return target.

Plan assets are well diversified to reduce exposure to risks and the diversification of countries and currencies are taken into account specifically in investing in foreign assets. Furthermore, Mitsubishi Trust’s plan assets are intended to avoid speculative investments in the case of investing in derivative instruments.

Basis and procedure for estimating long-term return of each asset class

The expected rate of return on plan assets is based on building-block method, which calculates total pension assets’ rate of return by aggregating the weighted rate of return of each plan asset.

Mitsubishi Trust decided the expected rate of return for each asset class as below:

•	Japanese equity securities: the rate for Japanese debt securities plus a premium for the risk associated with Japanese equity securities

•	Japanese debt securities: economic growth rate of Japan

•	Non-Japanese equity securities: the rate for non-Japanese debt securities plus a premium for the risk associated with non-Japanese equity securities

•	Non-Japanese debt securities: global economic growth rate

•	Others: the rate for Japanese debt securities minus interest rate spread

Cash flows

Mitsubishi Trust expects to contribute approximately ¥13 billion to pension plans in the fiscal year ending March 31, 2005 based upon their current funded status and expected asset return assumptions.

In accordance with the provisions of SFAS No. 87, the MTFG Group has recorded an additional minimum liability representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liabilities previously recorded. A corresponding amount is recognized as an intangible asset to the extent of unrecognized net obligation at transition and prior service costs, with the remaining balance recorded as a separate reduction of shareholders’ equity, net of income taxes.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with BTM’s, Mitsubishi Trust’s and certain domestic subsidiaries’ employment practices, certain early-terminated employees are entitled to special lump-sum termination benefits. The amounts charged to operations for such early termination benefits for the fiscal years ended March 31, 2002, 2003 and 2004 were ¥9,914 million, ¥14,150 million and ¥12,536 million, respectively.

In accordance with amendments to the relevant welfare pension legislation, BTM amended its contributory defined benefit pension plans to change the age of commencement of lifetime annuity payments from 60 to 65 in January 2002, which was reflected in the consolidated financial statements for the fiscal year ended March 31, 2003 because of BTM’s measurement date of December 31, 2001. Furthermore, in November 2002, BTM amended its pension plan to reduce employee pension benefits by amounts ranging from 7% to 20%, which will be payable to employees who retire on or after April 1, 2003. The effect of the negative amendments was a decrease of ¥44,027 million in the projected benefit obligation. Mitsubishi Securities, one of BTM’s securities subsidiaries, amended its pension plan to change the lifetime annuity payments to limited period annuity payments. The amendment resulted in a decrease of ¥3,447 million in the projected benefit obligation.

For the fiscal year ended March 31, 2004, Mitsubishi Trust integrated the pension plans of Mitsubishi Trust, former NTB and former TTB. The severance indemnities plan and the government-sponsored contributory pension plan of NTB and TTB were integrated into and succeeded by the respective Mitsubishi Trust’s plans (NTB and TTB did not have tax-qualified contributory pension plans). The integration increases prior service costs of NTB and TTB employees and, at the same time, Mitsubishi Trust’s plans were amended to reduce pension benefits. Former employees of NTB and TTB had been treated as if they had joined the Mitsubishi Trust’s plan for years of service. The net effect of the integration and amendment is recognition of ¥775 million of negative prior service cost and a decrease in the projected benefit obligation in the aggregate.

During the fiscal years ended March 31, 2002, 2003 and 2004, BTM and Mitsubishi Trust entered into retirement benefit trust agreements with a domestic trust bank and contributed marketable equity securities with a fair value of ¥133,158 million, ¥24,612 million and ¥87,586 million, respectively, to the trusts designated to pay benefits for their severance indemnities plans and contributory pension plans. The contributions were accounted for as sales with an aggregate gain of ¥23,604 million, a loss of ¥1,175 million and a gain of ¥14,452 million, respectively, recognized for the years then ended. Such contributions were accounted for as sales because the transfer met the sale accounting criteria of SFAS No. 140, and the securities placed into the trust were qualified as plan assets as defined by SFAS No. 87.

Foreign Offices and Subsidiaries

Foreign offices and subsidiaries also have defined contribution plans and/or defined benefit plans. The cost of such plans charged to operations for the fiscal years ended March 31, 2002, 2003 and 2004 were ¥5,682 million, ¥7,140 million and ¥8,285 million, respectively, including ¥2,584 million, ¥3,487 million and ¥3,635 million, respectively, for defined contribution plans.

Foreign offices and subsidiaries have postemployment and/or postretirement plans for eligible employees and retirees. The costs charged to operations for the fiscal years ended March 31, 2002, 2003 and 2004 were ¥1,373 million, ¥1,962 million and ¥3,164 million, respectively.

Certain of MTFG’s subsidiaries in the United States of America maintain employees’ retirement plans, which are qualified retirement plans covering substantially all of the employees of such subsidiaries. The plans are non-contributory defined benefit plans, which provide benefits upon retirement based on years of service and average compensation. The plans are funded on a current basis in compliance with the requirement of the

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Retirement Income Security Act of the United States of America. These subsidiaries also provide certain post employment benefits and postretirement benefits other than pensions for employees. Plan assets are generally invested in U.S. government securities, corporate bonds and mutual funds.

The net periodic cost of the employees’ retirement and other benefit plans of certain offices and subsidiaries in the United States of America for the fiscal years ended March 31, 2002, 2003 and 2004 include the following components:

	2002	2003	2004
	(in millions)
Service cost—benefits earned during the fiscal year	¥3,521	¥4,492	¥5,060
Interest costs on projected benefit obligation	6,317	7,550	7,567
Expected return on plan assets	(7,462)	(9,167)	(9,769)
Amortization of unrecognized net obligation at transition	233	455	307
Amortization of unrecognized prior service cost	(30)	(31)	(89)
Amortization of net actuarial loss	378	722	1,866

Net periodic benefit cost	¥2,957	¥4,021	¥4,942

Weighted-average assumptions used:
Discount rates in determining expense	7.53%	7.30%	6.79%
Discount rates in determining benefit obligation	7.30	6.79	6.23
Rates of increase in future compensation level for determining expense	5.00	4.89	4.90
Rates of increase in future compensation level for determining benefit obligation	4.89	4.90	5.03
Expected rates of return on plan assets	8.30	8.35	8.24

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the funded status and amounts recognized in the accompanying consolidated balance sheets at March 31, 2003 and 2004 for the employees’ retirement and other benefit plans of certain offices and subsidiaries in the United States of America:

	2003	2004
	(in millions)
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	¥107,916	¥119,451
Service cost	4,492	5,060
Interest cost	7,550	7,567
Plan participants’ contributions	202	228
Amendments	(1,071)	(682)
Actuarial loss	15,836	7,774
Benefits paid	(4,678)	(4,983)
Translation adjustments	(10,796)	(13,963)

Benefit obligation at end of fiscal year	119,451	120,452

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	94,787	96,448
Actual return (negative return) on plan assets	(9,015)	21,741
Employer contributions	24,154	14,755
Plan participants’ contributions	202	228
Benefits paid	(4,577)	(4,925)
Translation adjustments	(9,103)	(12,764)

Fair value of plan assets at end of fiscal year	96,448	115,483

Projected benefit obligation in excess of plan assets at end of fiscal year	(23,003)	(4,969)
Unrecognized net actuarial loss	47,866	36,826
Unrecognized prior service cost	156	(412)
Unrecognized net obligation at transition	3,343	2,599

Net amount recognized	¥28,362	¥34,044

Amounts recognized in the balance sheets:
Prepaid pension cost	¥30,645	¥37,147
Accrued pension liability	(3,375)	(3,559)
Intangible assets	15	6
Accumulated other changes in equity from nonowner sources	1,077	450

Net amount recognized	¥28,362	¥34,044

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    OTHER ASSETS AND LIABILITIES

Major components of other assets and liabilities at March 31, 2003 and 2004 were as follows:

	2003	2004
	(in millions)
Other assets:
Accounts receivable:
Receivables from brokers, dealers and customers for securities transactions	¥445,617	¥267,155
Other	227,669	255,988
Investments in affiliated companies	80,211	104,407
Other real estate owned, net	7,337	3,577
Non-interest-earning deposits with the Special Fund and the New Fund (See Note 5)	136,681	140,828
Other	851,920	1,283,775

Total	¥1,749,435	¥2,055,730

Other liabilities:
Accounts payable:
Payables to brokers, dealers and customers for securities transactions	¥706,899	¥734,636
Other	471,274	409,455
Deferred tax liabilities	60,866	57,561
Allowance for off-balance-sheet credit instruments	83,274	110,671
Accrued pension liability	330,942	190,237
Minority interest	338,728	363,948
Accrued and other liabilities	580,520	601,168
Guarantees and indemnifications	17,680	21,566

Total	¥2,590,183	¥2,489,242

At March 31, 2003 and 2004, the valuation allowance to write down the carrying amounts of other real estate owned to their estimated fair value less estimated cost to sell was ¥5,814 million and ¥499 million, respectively. The valuation allowance decreased by ¥26,461 million, ¥5,381 million and ¥5,315 million, respectively, during the fiscal years ended March 31, 2002, 2003 and 2004.

Investments in affiliated companies, which are accounted for using the equity method, include marketable equity securities carried at ¥31,140 million and ¥33,977 million, respectively, at March 31, 2003 and 2004. Corresponding aggregated market values were ¥27,761 million and ¥67,165 million, respectively.

18.    PREFERRED STOCK

By the Articles of Incorporation, MTFG was originally authorized to issue 81,400 shares of Class 1 Preferred Stock, 100,000 shares of Class 2 Preferred Stock, 120,000 shares of Class 3 Preferred Stock and 120,000 shares of Class 4 Preferred Stock, without par value.

All classes of preferred stock to be issued are non-voting and have equal preference with MTFG’s common stock for the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of MTFG. They are all non-cumulative and non-participating with respect to dividend payments. Shareholders of Class 1, Class 2, Class 3 and Class 4 Preferred Stock receive a liquidation distribution at ¥3,000 thousand, ¥2,000 thousand, ¥2,500 thousand and ¥2,500 thousand per share, respectively, and do not have the right to participate in any further liquidation distributions.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class 1 Preferred Stock

Class 1 Preferred Stock is redeemable at the option of MTFG. An annual dividend (not to exceed ¥82,500 per share) and redemption terms, including a redemption price, are stipulated by the Articles of Incorporation.

On January 21, 1999, BTM issued 81,400 thousand shares of Class 1 preferred stock at ¥3,000 per share (¥244,200 million in the aggregate). On April 2, 2001, MTFG issued 81,400 shares of Class 1 Preferred Stock in exchange for Class 1 preferred stock of BTM at an exchange ratio of one share of MTFG’s Class 1 Preferred Stock for each 1,000 shares of BTM Class 1 preferred stock.

MTFG may redeem shares of Class 1 Preferred Stock at ¥3,000 thousand per share, in whole or in part and proposes to appropriate ¥244.2 billion of capital surplus to use in redeeming the shares of Class 1 Preferred Stock through a resolution of the Board of Directors as provided for in the Code and the Articles of Incorporation of MTFG.

Class 2 Preferred Stock

Class 2 Preferred Stock is convertible into common stock at the option of the shareholders during a conversion period. The conversion is mandatory on the date immediately following the closing date of the conversion period. At the time of issuance, the Board of Directors determines an issue price, an annual dividend (not to exceed ¥16,200 per share), and conversion terms, including a conversion period.

On March 31, 1999, Mitsubishi Trust issued 100,000 thousand shares of Class 1 preferred stock at ¥2,000 per share (¥200,000 million in the aggregate). On April 2, 2001, MTFG issued 100,000 shares of Class 2 Preferred Stock in exchange for Class 1 preferred stock of Mitsubishi Trust at an exchange ratio of one share of MTFG’s Class 2 Preferred Stock for each 1,000 shares of Mitsubishi Trust’s Class 1 preferred stock.

At the option of the shareholders, Class 2 Preferred Stock is convertible into common stock during the period from July 31, 2003 to July 31, 2008 at the initial conversion price of ¥1,357,559.2 per share. The conversion price is to be revised annually on August 1 of each year from 2003 through 2007 to reflect, with certain adjustments, as defined, the average market closing price of the common stock of MTFG traded on the Tokyo Stock Exchange for the 30 business days starting from the 45th business day prior to the date of revision of the conversion price. The conversion price will not exceed the initial conversion price of ¥1,357,559.2 nor be below ¥696,878.5 unless certain events or circumstance, as defined, arise after the issuance of Class 2 Preferred Stock shares.

Class 2 Preferred Stock shares which are not converted at the option of the shareholders will be mandatorily converted into common stock on August 1, 2008, at the conversion price determined based on the average market closing price of the common stock traded on the Tokyo Stock Exchange for the 30 business days starting from the 45th business day prior to the date of mandatory conversion. In the event that the average market closing price is below the ¥714,285.0, the conversion price will be ¥714,285.0.

During the fiscal year ended at March 31, 2003, MTFG issued 489,694 of new shares of common stock at the price of ¥475,000 per share. As a result of the issuance of new shares of common stock, the initial conversion price of Class 2 Preferred Stock has been adjusted from ¥1,391,428.0 to ¥1,357,559.2, and the upper limit and the lower limit of the conversion price that will be revised annually has been adjusted from ¥1,391,428.0 to ¥1,357,559.2 and from ¥714,285.0 to ¥696,898.5, respectively.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On July 10, 2003, MTFG announced that, pursuant to the terms and conditions of Class 2 Preferred Stock provided in the Articles of Incorporation, the conversion price of the Class 2 Preferred Stock has been reset from ¥1,357,559.2 to ¥696,898.5 reflecting the low average market price of MTFG’s common stock during the period before July 10, 2003. The reset conversion price is effective from August 1, 2003 to July 31, 2004.

On July 9, 2004, MTFG announced that, pursuant to the terms and conditions of Class 2 Preferred Stock provided in the Articles of Incorporation, the conversion price of the Class 2 Preferred Stock has been reset from ¥696,898.5 to ¥971,415.0 reflecting the high average market price of MTFG’s common stock during the period before July 9, 2004. The reset conversion price is effective on and after August 1, 2004.

For the fiscal year ended March 31, 2004, 85,000 shares of Class 2 Preferred Stock were converted into 243,938 shares of common stock at the option of the shareholders and the outstanding Class 2 Preferred Stock was 15,000 shares at March 31, 2004.

As a consequence of the conversion Class 2 Preferred Stock decreased by ¥85,000 million from ¥100,000 million at March 31, 2003 to ¥15,000 million at March 31, 2004 and common stock increased by ¥85,000 million from ¥984,708 million at March 31, 2003 to ¥1,069,708 million at March 31, 2004.

For the fiscal years ended March 31, 2003 and 2004, Class 2 Preferred Stock was determined to be dilutive securities and was included in the computation of diluted earnings per common share.

Class 3 Preferred Stock

Class 3 Preferred Stock is redeemable at the option of MTFG. At the time of issuance, the Board of Directors determines an issue price, an annual dividend (not to exceed ¥250,000 per share), and redemption terms, including a redemption price. No shares of the Class 3 Preferred Stock were issued and outstanding at March 31, 2003 and 2004.

Class 4 Preferred Stock

Class 4 Preferred Stock is convertible into common stock at the option of preferred stock shareholders during the conversion period. The conversion is mandatory required on the date immediately following the closing date of the conversion period. At the time of issuance, the Board of Directors determines an issue price, an annual dividend (not to exceed ¥125,000 per share), and conversion terms, including the conversion period. No shares of the Class 4 Preferred Stock were issued and outstanding at March 31, 2003 and 2004.

MTFG may, at any time, repurchase and retire, at fair value, any Classes of Preferred Stock out of earnings available for distribution to shareholders.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.    COMMON STOCK AND CAPITAL SURPLUS

The changes in the number of issued shares of common stock during the fiscal years ended March 31, 2002, 2003 and 2004 were as follows:

	2002	2003	2004
	(shares)
Balance at beginning of fiscal year	5,587,068	5,742,468	6,232,162
Issuance of new shares of common stock	—	489,694	—
Issuance of new shares of common stock in exchange for the shares of NTB	155,400	—	—
Issuance of new shares of common stock in exchange for the shares of Class 2 Preferred Stock	—	—	243,938

Balance at end of fiscal year	5,742,468	6,232,162	6,476,100

Under the Code, issuances of common stock, including conversions of bonds and notes, are required to be credited to the common stock account for at least 50% of the proceeds and to the legal capital surplus account (“legal capital surplus”) for the remaining amounts.

The Code permits Japanese companies, upon approval by the Board of Directors, to issue shares in the form of a “stock split,” as defined in the Code (see Note 1). Also, the Code prior to April 1, 1991 permitted Japanese companies to issue free share distributions. BTM and Mitsubishi Trust from time to time made free share distributions. These free distributions usually were from 5% to 10% of outstanding common stock and publicly-owned corporations in the United States issuing shares in similar transactions would be required to account for them as stock dividends as of the shareholders’ record date by reducing retained earnings and increasing the appropriate capital accounts by an amount equal to the fair value of the shares issued. The application of such United States accounting practice to the cumulative free distributions made by BTM and Mitsubishi Trust at March 31, 2004, would have increased capital accounts by ¥1,910,106 million with a corresponding decrease in unappropriated retained earnings. MTFG did not issue shares in the form of “stock split” in any of three years in the period ended March 31, 2004.

The Code permits, upon approval of the Board of Directors, the transfer of amounts from the legal capital surplus to the capital stock account.

The Code, as amended effective on October 1, 2001 (the “Code Amendments”) permits Japanese companies to effect purchases of their own shares pursuant to a resolution by the shareholders at an annual general meeting until the conclusion of the following ordinary general meeting of shareholders, and to hold such shares as its treasury shares indefinitely regardless of purpose. However, the Code requires the amount of treasury stock purchased be within the amount of retained earnings available for dividends. Disposition of treasury stock is subject to the approval of the Board of Directors and is to follow the procedures similar to a public offering of shares for subscription. Prior to the amendment, in principle, reacquisition of treasury shares was prohibited with the exception of reacquisition for retirement and certain limited purposes, as specified by the Code. Any treasury shares were required to be disposed of in the near term.

Parent Company Shares Held by Subsidiaries

At March 31, 2004, certain subsidiaries owned shares of common stock of MTFG. Such shares are included in treasury stock in the accompanying consolidated balance sheets and deducted from MTFG’s shareholders’ equity. For the fiscal year ended March 31, 2003, MTFG shares held by BTM were written down for tax purposes. The tax consequence of such write-down was treated as a capital transaction and credited to capital surplus.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.    RETAINED EARNINGS, LEGAL RESERVE AND DIVIDENDS

In addition to the Code, Japanese banks, including BTM and Mitsubishi Trust, are required to comply with the Banking Law of Japan (the “Banking Law”).

Legal Reserve Set Aside as Appropriation of Retained Earnings and Legal Capital Surplus

Under the Code

Effective October 1, 2001, the Code Amendments provide that an amount at least equal to 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be appropriated and set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 25% of stated capital as defined in the Code.

Prior to the Code Amendments, the Code provided that an amount at least equal to 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be appropriated and set aside as a legal reserve until such reserve equals 25% of common stock. The retained earnings so appropriated may be used to eliminate or reduce a deficit by resolution of the shareholders or may be transferred to capital stock by resolution of the Board of Directors.

Under the Banking Law

In line with the Code Amendments, on June 29, 2001, amendments to the Banking Law (the “Banking Law Amendments”) were promulgated and became effective on October 1, 2001. The Banking Law Amendments provide that an amount at least equal to 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be appropriated and set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 100% of stated capital as defined in the Code.

Prior to the Banking Law Amendments, the Banking Law provided that an amount at least equal to 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be appropriated and set aside as a legal reserve until such reserve equals 100% of stated capital as defined in the Code. The retained earnings so appropriated may be used to eliminate or reduce a deficit by resolution of the shareholders or may be transferred to capital stock by resolution of the Board of Directors.

Transfer of Legal Reserve

Under the Code Amendments

Effective October 1, 2001, under the Code Amendments, Japanese companies, including MTFG, are permitted, pursuant to a resolution by the shareholders at a general meeting, to make legal reserve set aside as appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 25% of stated capital as defined in the Code, which were formerly permitted only to reduce deficit and to transfer to stated capital as defined in the Code.

Under the Banking Law Amendments

Effective October 1, 2001, under the Banking Law Amendments, Japanese banks, including BTM and Mitsubishi Trust, are permitted, pursuant to a resolution by the shareholders at a general meeting, to make legal

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reserve set aside as appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 100% of stated capital as defined in the Code.

The Code permits the transfer, upon approval of the shareholders, of a portion of unappropriated retained earnings available for dividends to stated capital as defined in the Code.

Unappropriated Retained Earnings and Dividends

Under the Code, the amount available for dividends is based on the amount recorded in MTFG’s general books of account maintained in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The adjustments included in the accompanying consolidated financial statements but not recorded in MTFG’s general books of account as explained in Note 1 have no effect on the determination of retained earnings available for dividends under the Code. In addition to the provision that requires an appropriation for legal reserve as described above, the Code and the Banking Law impose certain limitations on the amount available for dividends. Under the Banking Law, MTFG, BTM and Mitsubishi Trust have to meet the minimum capital adequacy requirements and distributions of retained earnings of MTFG, BTM and Mitsubishi Trust, which are otherwise distributable to shareholders, are restricted in order to maintain the minimum 4.0% Tier I capital for capital adequacy purpose.

MTFG was established on April 2, 2001 with common stock of ¥924,400 million, preferred stock of ¥222,100 million, legal capital surplus of ¥2,838,693 million and no retained earnings in accordance with the Code and accounting principles generally accepted in Japan.

MTFG’s amount available for dividends, as of March 31, 2004, is ¥674,250 million, which is based on the amount recorded in MTFG’s general books of account under Japanese GAAP. MTFG’s amount available for dividends increased by ¥31,241 million compared with ¥643,009 million as of March 31, 2003.

Annual dividends, including those for preferred stock, are approved by the shareholders at an annual general meeting held subsequent to the fiscal year to which the dividends are applicable. In addition, a semi-annual interim dividend payment may be made by resolution of the Board of Directors, subject to limitations imposed by the Code and the Banking Law.

In the accompanying consolidated statements of shareholders’ equity, dividends and appropriations to legal reserve shown for each fiscal year represent dividends approved and paid during the fiscal year and the related appropriation to legal reserve.

21.    REGULATORY CAPITAL REQUIREMENTS

Japan

MTFG, BTM and Mitsubishi Trust are subject to various regulatory capital requirements promulgated by the regulatory authorities of the countries in which they operate. Failure to meet minimum capital requirements will initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on MTFG’s consolidated financial statements.

In Japan, MTFG, BTM, and Mitsubishi Trust are subject to regulatory capital requirements administered by the FSA in accordance with the provisions of the Banking Law and related regulations. A banking institution is subject to the minimum capital adequacy requirements both on a consolidated basis and a stand-alone basis, and is required to maintain the minimum capital irrespective of whether it operates independently or as a subsidiary

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the control of another company. When a bank holding company manages operations of its banking subsidiaries, it is required to maintain the minimum capital adequacy ratio on a consolidated basis in the same manner as its subsidiary banks. The FSA provides two sets of capital adequacy guidelines. One is a set of guidelines applicable to Japanese banks and bank holding companies with foreign offices conducting international operations, as defined, and the other is applicable to Japanese banks and bank holding companies that are not engaged in international operations.

Under the capital adequacy guidelines applicable to a Japanese banking institution with international operations conducted by foreign offices, the minimum target capital ratio of 8.0% is required. The capital adequacy guidelines adopt the approach of risk-weighted capital measure based on the framework developed and proposed by the Basel Committee on Banking Supervision of the Bank for International Settlements and involve quantitative credit measures of the assets and certain off-balance-sheet items as calculated under accounting principles generally accepted in Japan. The MTFG Group’s proprietary assets do not include trust assets under management and administration in a capacity of agent or fiduciary and, accordingly trust account assets are generally not included in the capital measure. However, guarantees for trust principal are counted as off-balance-sheet items requiring a capital charge in accordance with the capital adequacy guidelines. Also, a banking institution engaged in certain qualified trading activities, as defined, is required to calculate an additional capital charge for market risk using either the institution’s own internal risk measurement model or a standardized process proposed and defined by the Bank for International Settlements. Capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. Tier I generally consists of shareholders’ equity (including common stock, preferred stock, capital surplus, minority interests and retained earnings) less any recorded goodwill. Tier II generally consists of general reserves for credit losses up to 1.25% of risk-weighted assets, 45% of the unrealized gains on investment securities available for sale, 45% of the land revaluation excess, the balance of perpetual subordinated debt and the balance of subordinated term debt with an original maturity of over five years subject to some limitations, up to 50% of Tier I capital. Preferred stocks are includable in Tier I capital unless the preferred stocks have a fixed maturity, in which case, such preferred stocks will be components of Tier II capital. Tier III capital generally consists of short-term subordinated debt with an original maturity of at least two years, subject to certain limitations. At least 50% of the minimum capital requirements must be maintained in the form of Tier I capital.

If a banking institution is not engaged in international operations conducted by foreign offices, it is subject to the other set of capital adequacy requirements with a minimum target capital ratio of 4.0%. Such guidelines incorporate measures of risk under the risk-weighted approach similar to the guidelines applicable to banking institutions with international operations. Qualifying capital is classified into Tier I and Tier II capital.

The Banking Law and related regulations require that one of three categories be assigned to banks and bank holding companies, based on its risk-adjusted capital adequacy ratio if the bank fails to meet the minimum target capital adequacy ratio. These categories indicate capital deterioration, which may be subject to certain prompt corrective action by the FSA.

MTFG, BTM and Mitsubishi Trust have international operations conducted by foreign offices, as defined, and are subject to the 8.0% capital adequacy requirement. For the purpose of calculating the additional charge for market risk, MTFG, BTM and Mitsubishi Trust have adopted the internal risk measurement model approach for general market risk calculations.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The risk-adjusted capital amounts and ratios of MTFG, BTM and Mitsubishi Trust presented in the following table are based on amounts calculated in accordance with accounting principles generally accepted in Japan as required by the FSA.

	Actual		For capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(in millions except percentages)
Consolidated:
At March 31, 2003:
Total capital (to risk-weighted assets):
MTFG	¥5,968,401	10.84%	¥4,403,971	8.00%
BTM	4,687,703	10.43	3,592,242	8.00
Mitsubishi Trust	1,237,273	12.00	824,583	8.00
Tier I capital (to risk-weighted assets):
MTFG	3,128,681	5.68	2,201,985	4.00
BTM	2,400,251	5.34	1,796,121	4.00
Mitsubishi Trust	686,719	6.66	412,291	4.00
At March 31, 2004:
Total capital (to risk-weighted assets):
MTFG	¥6,992,757	12.95%	¥4,319,742	8.00%
BTM	5,279,586	11.97	3,527,511	8.00
Mitsubishi Trust	1,520,957	15.03	809,370	8.00
Tier I capital (to risk-weighted assets):
MTFG	3,859,428	7.14	2,159,871	4.00
BTM	2,876,007	6.52	1,763,756	4.00
Mitsubishi Trust	785,997	7.76	404,685	4.00
Stand-alone:
At March 31, 2003:
Total capital (to risk-weighted assets):
BTM	¥3,979,265	10.24%	¥3,107,780	8.00%
Mitsubishi Trust	1,242,201	11.23	884,313	8.00
Tier I capital (to risk-weighted assets):
BTM	1,991,981	5.12	1,553,890	4.00
Mitsubishi Trust	681,916	6.16	442,157	4.00
At March 31, 2004:
Total capital (to risk-weighted assets):
BTM	¥4,677,718	12.18%	¥3,070,027	8.00%
Mitsubishi Trust	1,512,477	15.16	797,631	8.00
Tier I capital (to risk-weighted assets):
BTM	2,437,541	6.35	1,535,014	4.00
Mitsubishi Trust	776,068	7.78	398,816	4.00

The MTFG Group has securities subsidiaries in Japan and overseas, which are also subject to regulatory capital requirements. In Japan, the Securities and Exchange Law and related ordinance require securities firms to maintain a minimum capital ratio of 120% calculated as a percentage of capital accounts less certain fixed assets, as determined in accordance with Japanese GAAP, against amounts equivalent to market, counterparty credit and operations risks. Specific guidelines are issued as a ministerial ordinance which details the definition of essential components of the capital ratios, including capital, deductible fixed asset items and risks, and related measures. Failure to maintain a minimum capital ratio will trigger mandatory regulatory actions. A capital ratio of less than 140% will call for regulatory reporting and a capital ratio of 100% or less may lead to a suspension of all or part of

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the business for a period of time and cancellation of a license. Overseas securities subsidiaries are subject to the relevant regulatory capital requirements of the countries or jurisdictions in which they operate.

Management believes, as of March 31, 2004, that MTFG, BTM, Mitsubishi Trust and other regulated securities subsidiaries meet all capital adequacy requirements to which they are subject.

United States of America

In the United States of America, UnionBanCal Corporation (“UNBC”) and its banking subsidiary Union Bank of California, N.A. (“UBOC”), BTM’s largest subsidiaries operating outside Japan, are subject to various regulatory capital requirements administered by U.S. Federal banking agencies, including minimum capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, UNBC and UBOC must meet specific capital guidelines that involve quantitative measures of UNBC’s and UBOC’s assets, liabilities, and certain off-balance-sheet items as calculated under U.S. regulatory accounting practices. UNBC’s and UBOC’s capital amounts and UBOC’s prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require UNBC and UBOC to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to quarterly average assets (as defined).

UNBC’s and the UBOC’s actual capital amounts and ratios are presented as follows:

	Actual		For capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(in millions, except percentages)
UNBC:
At December 31, 2002:
Total capital (to risk-weighted assets)	$4,241	12.93%	$2,625	8.00%
Tier I capital (to risk-weighted assets)	3,667	11.18	1,312	4.00
Tier I capital (to quarterly average assets)	3,667	9.75	1,504	4.00
At December 31, 2003:
Total capital (to risk-weighted assets)	$4,684	14.14%	$2,651	8.00%
Tier I capital (to risk-weighted assets)	3,748	11.31	1,325	4.00
Tier I capital (to quarterly average assets)	3,748	9.03	1,660	4.00

	Actual		For capital adequacy purposes		Ratios OCC requires to be “well capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in millions, except percentages)
UBOC:
At December 31, 2002:
Total capital (to risk-weighted assets)	$3,819	11.87%	$2,573	8.00%	$3,216	10.00%
Tier I capital (to risk-weighted assets)	3,335	10.37	1,286	4.00	1,930	6.00
Tier I capital (to quarterly average assets)	3,335	9.01	1,481	4.00	1,851	5.00
At December 31, 2003:
Total capital (to risk-weighted assets)	$3,863	11.88%	$2,602	8.00%	$3,253	10.00%
Tier I capital (to risk-weighted assets)	3,396	10.44	1,301	4.00	1,952	6.00
Tier I capital (to quarterly average assets)	3,396	8.30	1,637	4.00	2,046	5.00

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management believes, as of December 31, 2003, that UNBC and UBOC met all capital adequacy requirements to which they are subject.

As of December 31, 2002 and 2003, the most recent notification from the U.S. Office of the Comptroller of the Currency (“OCC”) categorized UBOC as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” UBOC must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed UBOC’s category.

22.    EARNINGS (LOSS) PER COMMON SHARE

Reconciliations of net income (loss) and weighted average number of common shares outstanding used for the computation of basic earnings (loss) per common share to the adjusted amounts for the computation of diluted earnings (loss) per common share for the fiscal years ended March 31, 2002, 2003 and 2004 were as follows:

	2002	2003	2004
	(in millions)
Income (Numerator):
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	¥(224,984)	¥193,607	¥ 823,587
Income (loss) from discontinued operations	1,235	10,370	(585)
Cumulative effect of a change in accounting principle	5,867	(532)	—

Net income (loss)	(217,882)	203,445	823,002
Income allocable to preferred shareholders	(4,168)	(12,504)	(7,981)

Income (loss) available to common shareholders	¥(222,050)	¥190,941	¥ 815,021
Effect of dilutive securities:
Convertible preferred stock (Class 2)	¥—	¥2,430	¥ 1,265
3% Exchangeable Guaranteed Notes redeemed on November 30, 2002	—	(10,660)	—
Convertible debt—Mitsubishi Securities	—	—	(939)
Stock option—Mitsubishi Securities .	—	—	(8)
Stock option—UnionBanCal Corporation	—	—	(554)

Income (loss) available to common shareholders and assumed conversions	¥(222,050)	¥182,711	¥ 814,785

	2002	2003	2004
	(thousands of shares)
Shares (Denominator):
Weighted average common shares outstanding	5,555	5,617	6,350
Effect of dilutive securities:
Convertible preferred stock (Class 2)	—	147	167
3% Exchangeable Guaranteed Notes redeemed on November 30, 2002	—	99	—

Weighted average common shares for diluted computation	5,555	5,863	6,517

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2002	2003	2004
	(in yen )
Amounts per share:
Basic earnings (loss) per common share:
Income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥ (41,255.15)	¥ 32,240.37	¥128,443.00

Income (loss) from discontinued operations	222.34	1,846.09	(92.12)

Income (loss) available to common shareholders before cumulative effect of a change in accounting principle	(41,032.81)	34,086.46	128,350.88
Cumulative effect of a change in accounting principle	1,056.26	(94.71)	—

Net income (loss) available to common shareholders	¥ (39,976.55)	¥ 33,991.75	¥128,350.88

Diluted earnings (loss) per common share:
Income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥ (41,255.15)	¥ 29,486.78	¥125,123.73
Income (loss) from discontinued operations	222.34	1,768.80	(89.77)

Income (loss) available to common shareholders before cumulative effect of a change in accounting principle	(41,032.81)	31,255.58	125,033.96
Cumulative effect of a change in accounting principle .	1,056.26	(90.74)	—

Net income (loss) available to common shareholders	¥ (39,976.55)	¥ 31,164.84	¥125,033.96

For the fiscal year ended March 31, 2002, 3% Exchangeable Guaranteed Notes due 2002 and Class 2 Preferred Stock could have potentially diluted earnings per common share but were not included in the computation of diluted earnings per common share due to their antidilutive effects. For the fiscal year ended March 31, 2003, Class 2 Preferred Stock and 3% Exchangeable Guaranteed Notes due 2002 that had been redeemed in November 2002 were included in the computation of diluted earnings per common share. For the fiscal year ended March 31, 2004, Class 2 Preferred Stock, convertible securities and stock options issued by the subsidiaries that could potentially dilute earnings per common share in the future were included in the computation of earnings per common share. The convertible securities are 1¼% Convertible Bonds due 2013 and ¼% Convertible Bonds due 2014 issued by Mitsubishi Securities. The stock options are based on the stock-based compensation plans of Mitsubishi Securities and UNBC.

In computing the number of the dilutive potential common shares for the fiscal year ended March 31, 2003 and 2004, Class 2 Preferred Stock has been based at the conversion price as of year-end (i.e., ¥1,357,559.2 and ¥696,898.5, respectively).

Subsequent to March 31, 2004, MTFG has reset the conversion price of Class 2 Preferred Stock from ¥696,898.5 to ¥971,415 as described in Note 18. Based on the reset conversion price of ¥971,415 for the fiscal year ended March 31, 2004, the effect of dilutive convertible preferred stock (Class 2) would be 154 thousand shares and weighted average common shares for the diluted computation would be 6,504 thousand shares. Based on the reset conversion price, the amounts in each column of diluted earnings per common share is as follows:

2004
(in yen)
Diluted earnings per common share:
Income from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥125,240.75

Loss from discontinued operations	(89.94)

Income available to common shareholders before cumulative effect of a change in accounting principle	125,150.81

Cumulative effect of a change in accounting principle	—

Net income available to common shareholders .	¥125,150.81

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.    DERIVATIVE FINANCIAL INSTRUMENTS

The MTFG Group uses various derivative financial instruments both for trading purposes and for purposes other than trading (primarily risk management purposes) in the normal course of business to meet the financial needs of its customers, as a source of revenue and to manage its exposures to a variety of risks. The MTFG Group is a party to derivatives, including swaps, forwards, options and other types of derivatives, dealing primarily with market risk associated with interest rate, foreign currency, equity and commodity prices, and credit risk associated with counterparty’s nonperformance of transactions.

Market risk is the possibility that future changes in market indices make the financial instruments less valuable. Credit risk is the possibility that a loss may result from a counterparty’s failure to perform according to the terms and conditions of the contract, which may exceed the value of underlying collateral. To reduce credit risk, the MTFG Group may require collateral or guaranties based on a case-by-case assessment of creditworthiness of each customer and evaluation of the instrument. The MTFG Group also uses master netting agreements in order to mitigate overall counterparty credit risk.

Trading Activities

The MTFG Group’s trading activities include dealing and other activities measured at fair value with gains and losses recognized currently in earnings. As part of its trading activities, the MTFG Group offers a variety of derivative financial instruments and debt instruments for managing interest rate and foreign exchange risk to its domestic and foreign corporate and financial institution customers. The MTFG Group also enters into other types of derivative transactions, including equity and credit-related contracts, for its own account.

Risk Management Activities

As part of risk management activities, the MTFG Group uses certain derivative financial instruments to manage its interest rate and currency exposures. The MTFG Group maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The MTFG Group’s goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect net interest income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest income and interest expense on hedged variable-rate assets and liabilities, respectively, increase or decrease as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

The MTFG Group enters into interest rate swaps and other contracts as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its loans, investment securities and deposit liabilities. The MTFG Group’s principal objectives in risk management include asset and liability management. Asset and liability management is viewed as one of the methods for the MTFG Group to manage its interest rate exposures on interest-bearing assets and liabilities. Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the MTFG Group to effectively manage its interest rate risk position. Option contracts primarily consist of caps, floors, swaptions and options on index futures. Futures contracts used for asset and liability management activities are primarily index futures providing for cash payments based upon the movement of an underlying rate index. The MTFG Group enters into forward exchange contracts, currency swaps and other contracts in response to currency exposures resulting from on-balance-sheet assets and liabilities denominated in foreign currencies in order to limit the net foreign exchange position by currency to an appropriate level.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The risk management activities reduce the MTFG Group’s risk exposures economically, however, derivatives used for the risk management activities often fail to meet certain conditions to qualify for hedge accounting and the MTFG Group accounts for such derivatives as trading positions.

For the fiscal years ended March 31, 2003 and 2004, except for derivative transactions conducted by certain foreign subsidiaries, the MTFG Group accounts for derivatives held for risk management purposes as trading positions and measured them at fair value.

Embedded Derivatives

Derivative features embedded in other non-derivative host contracts are separated from the host contracts and measured at fair value when they are not clearly and closely related to the host contract and meet the definition of a derivative. The change in the fair value of such an embedded derivative is recognized currently in earnings, unless it is qualified as a hedge. The carrying amount is reported on the consolidated balance sheet with the host contract. The MTFG Group accounts for credit-linked notes as host contracts with embedded derivatives and measures the entire contracts at fair value.

UnionBanCal Corporation (“UNBC”)

Derivative positions are integral components of the UNBC’s designated asset and liability management activities. UNBC uses interest rate derivatives to manage the sensitivity of the UNBC’s net interest income to changes in interest rates. These instruments are used to manage interest rate risk relating to specified groups of assets and liabilities, primarily LIBOR-based commercial loans, certificates of deposit, trust notes, medium-term notes and subordinated debt.

Cash Flow Hedges—Hedging Strategies for Variable Rate Loans and Certificates of Deposit

UNBC engages in several types of cash flow hedging strategies for which the hedged transactions are forecasted future loan interest payments, and the hedged risk is the variability in those payments due to changes in the designated benchmark rate, e.g., US dollar LIBOR. In these strategies, the hedging instruments are matched with groups of variable rate loans such that the tenor of the variable rate loans and that of the hedging instrument is identical. Cash flow hedging strategies include the utilization of purchased floor, cap, corridor options and interest rate swaps. At December 31, 2003, the weighted average life of these cash flow hedges is approximately 1.5 years.

UNBC uses purchased interest rate floors to hedge the variable cash flows associated with 1-month LIBOR or 3-month LIBOR indexed loans. Payments received under the floor contract offset the decline in loan interest income caused by the relevant LIBOR index falling below the floor’s strike rate.

UNBC uses interest rate floor corridors to hedge the variable cash flows associated with 1-month LIBOR or 3-month LIBOR indexed loans. Net payments to be received under the floor corridor contracts offset the decline in loan interest income caused by the relevant LIBOR index falling below the corridor’s upper strike rate, but only to the extent the index falls to the lower strike rate. The corridor will not provide protection from declines in the relevant LIBOR index to the extent it falls below the corridor’s lower strike rate.

UNBC uses interest rate collars to hedge the variable cash flows associated with 1-month LIBOR or 3-month LIBOR indexed loans. Net payments to be received under the collar contracts offset the decline in loan interest income caused by the relevant LIBOR index falling below the collar’s strike rate while net payments to be paid will reduce the increase in loan interest income caused by the LIBOR index rising above the collar’s cap strike rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

UNBC uses interest rate swaps to hedge the variable cash flows associated with 1-month LIBOR or 3-month LIBOR indexed loans. Payments to be received (or paid) under the swap contracts will offset the fluctuations in loan interest income caused by changes in the relevant LIBOR index. As such, these instruments hedge all fluctuations in the loans’ interest income caused by changes in the relevant LIBOR index.

UNBC uses purchased interest rate caps to hedge the variable interest cash flows associated with the forecasted issuance and rollover of short-term, fixed rate negotiable certificates of deposit (CD). In these hedging relationships, UNBC hedges the LIBOR component of the CD rates, which is either 3-month LIBOR or 6-month LIBOR, based on the CDs’ original term to maturity, which reflects their repricing frequency. Net payments to be received under the cap contract offset the increase in interest expense caused by the relevant LIBOR index rising above the cap’s strike rate.

UNBC uses interest rate cap corridors to hedge the variable cash flows associated with the forecasted issuance and roll-over of short-term, fixed rate, negotiable CDs. In these hedging relationships, UNBC hedges the LIBOR component of the CD rates, either 1-month LIBOR, 3-month LIBOR, or 6-month LIBOR, based on the original term to maturity of the CDs, which reflects their repricing frequency. Net payments to be received under the cap corridor contracts offset the increase in deposit interest expense caused by the relevant LIBOR index rising above the corridor’s lower strike rate, but only to the extent the index rises to the upper strike rate. The corridor will not provide protection from increases in the relevant LIBOR index to the extent it rises above the corridor’s upper strike rate.

Hedging transactions are structured at inception so that the notional amounts of the hedge are matched with an equal principal amount of loans or CDs, the index and repricing frequencies of the hedge matches those of the loans or CDs, and the period in which the designated hedged cash flows occurs is equal to the term of the hedge. As such, most of the ineffectiveness in the hedging relationship results from the mismatch between the timing of reset dates on the hedge versus those of the loans or CDs. In 2003, UNBC recognized a net gain of $0.5 million due to ineffectiveness, which is recognized in Non-interest expense, compared to a net gain of $0.4 million in 2002.

For cash flow hedges, based upon amounts included in accumulated other comprehensive income at March 31, 2004, the MTFG Group expects to include approximately ¥2.7 billion in net interest income for the fiscal year ending March 31, 2005. This amount could differ from amounts actually realized due to changes in interest rates and the addition of other hedges subsequent to March 31, 2004.

Fair Value Hedges—Hedging Strategy for Mandatorily Redeemable Preferred Securities of Subsidiary Grantor Trust

UNBC engages in an interest rate hedging strategy in which an interest rate swap is associated with a specific interest bearing liability, Mandatorily Redeemable Preferred Securities of Subsidiary Grantor Trust (“Trust Preferred Securities”), in order to convert the liability from a fixed rate to a floating rate instrument. This strategy mitigates the changes in fair value of the hedged liability caused by changes in the designated benchmark interest rate, US dollar LIBOR. Fair value hedging transactions are structured at inception so that the notional amounts of the swap match an associated principal amount of the Trust Preferred Securities. The interest payment dates, the expiration date, and the embedded call option of the swap match those of the Trust Preferred Securities. The ineffectiveness on the fair value hedges during 2003 was a net loss of $0.1 million, compared to a net gain of $0.6 million in 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.    OBLIGATIONS UNDER GUARANTEES AND OTHER OFF-BALANCE-SHEET INSTRUMENTS

Obligations under Guarantees

The MTFG Group provides customers with a variety of guarantees and similar arrangements, including standby letters of credit, financial and performance guarantees, credit protections, liquidity facilities, other off-balance- sheet credit-related supports and similar instruments, in order to meet the customers’ financial and business needs. The table below summarizes the contractual or notional amounts with regard to obligations under guarantees and similar arrangements at March 31, 2003 and 2004. The contractual or notional amounts of these instruments represent the maximum potential amounts of future payments without consideration of possible recoveries under recourse provisions or from collateral held or pledged.

For certain types of derivatives, such as written interest rate options and written currency options, the maximum potential future payments are unlimited. Accordingly, it is impracticable to estimate such maximum potential amount of future payments. As such, the notional amounts of the related contracts, other than the maximum potential payments, are included in the table.

The MTFG Group mitigates credit risk exposure resulting from guarantees by utilizing various techniques, including collateralization in the form of cash, securities, and real properties based on management’s credit assessment of the guaranteed parties and the related credit profile. In order to manage the credit risk exposure, the MTFG Group also enters into sub-participation contracts with third parties who will fund a portion of the credit facility and bear its share of the loss to be incurred in the event that the borrower fails to fulfill its obligations. The following table includes unfunded commitments of ¥70.9 billion and ¥112.1 billion, respectively, at March 31, 2003 and 2004, which are participated out to third parties. Contractual or notional amounts summarized in the following table may not necessarily bear any direct relationship to the future actual credit exposure, primarily because of those risk management techniques.

At March 31, 2003	Maximum potential/ Contractual or Notional amount	Amount by expiration period
		Less than 1 year	1-2 years	2-3 years	3-5 years	Over 5 years
	(in billions)
Standby letters of credit and financial guarantees	¥4,021	¥1,655	¥235	¥297	¥399	¥1,435
Performance guarantees	1,092	742	151	85	62	52
Liquidity facilities	1,361	1,361	—	—	—	—
Derivative instruments	29,054	23,839	1,359	1,228	1,954	674
Guarantees for the repayment of trust principal	2,411	531	740	567	379	194
Liabilities of trust accounts	3,078	2,819	7	2	9	241
Other	2	2	—	—	—	—

Total	¥41,019	¥30,949	¥2,492	¥2,179	¥2,803	¥2,596

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2004	Maximum potential/ Contractual or Notional amount	Amount by expiration period
		Less than 1 year	1-2 years	2-3 years	3-5 years	Over 5 years
	(in billions)
Standby letters of credit and financial guarantees	¥2,747	¥1,074	¥201	¥164	¥260	¥1,048
Performance guarantees	1,213	662	199	128	139	85
Liquidity facilities	603	603	—	—	—	—
Derivative instruments	21,205	16,456	1,447	1,140	1,582	580
Guarantees for the repayment of trust principal	2,080	349	1,107	282	333	9
Liabilities of trust accounts	3,886	3,600	10	5	11	260
Other	309	309	—	—	—	—

Total	¥32,043	¥23,053	¥2,964	¥1,719	¥2,325	¥1,982

Nature of guarantee contracts

Standby letters of credit and financial guarantees generally include an obligation of an issuer or a designated third party to guarantee the performance of the customer to the beneficiary under the terms of contracts such as lending contracts and other similar financial transactions. The MTFG Group is required to make payments to the guaranteed parties in the events that the customers fail to fulfill the obligations under the contracts. The guarantees whose contractual maturities are over 5 years are mainly comprised of guarantees of housing loans.

Performance guarantees are the contracts that contingently require the MTFG Group to make payments to the guaranteed party based on another party’s failure to perform under an obligating agreement, except financial obligation. For example, performance guarantees include guarantees of completion of construction projects.

Liquidity facilities may include a provision of guarantees of collection of contractual cash flows under an asset securitization structure, involving variable interest entities. Such guarantee provisions protect beneficiary of assets securitization from negative returns relating to shortfalls of cash collections on the underlying assets held by the securitization vehicle. See Note 25 for additional information on the MTFG Group’s operations regarding variable interest entities.

Derivative instruments that are deemed to be included within the definition of guarantees as prescribed in FIN No. 45 include certain written options and credit default swaps. In order for the MTFG Group to determine if those derivative instruments meet the definition of guarantees as prescribed in FIN No. 45, the MTFG Group has to track whether the counterparties are actually exposed to the losses that will result from the adverse change in the underlyings. Accordingly, the MTFG Group has disclosed information on all credit default swaps and certain written options that have possibilities to meet the definition of guarantees as prescribed in FIN No. 45, regardless of whether the counterparties have assets or liabilities related to the underlyings of the derivatives.

Guarantees for the repayment of trust principal include guarantees which the MTFG Group provides for the repayment of principal of certain types of trust products, including certain jointly operated designated money in trusts and loan trusts. The MTFG Group manages and administers trust assets in a capacity of agent or fiduciary on behalf of its customers and trust assets are segregated from the assets of the MTFG Group, who keeps records for the trust activities separately. The MTFG Group, in principle, does not assume any risks associated with the trust assets under management, however, as permitted by applicable laws, the MTFG Group provides guarantees for the repayment of principal of such trust products. At March 31, 2003 and 2004, the contract amounts of such guarantees for repayment of trust principal were ¥2,411 billion and ¥2,080 billion, respectively. The accounting methods used for the segregated records of trust activities are different from financial accounting principles and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

practices. However, the MTFG Group follows an approach similar to those used for its own assets to identify an impairment of an asset included in the trusts with guaranteed principal, with inherent variations peculiar to trust accounting. Amounts of loans deemed to be impaired are written off directly and are charged to the trust account profits earned during the trust accounting period. Write-downs of securities are also directly charged to the trust account profits. The amounts of trust assets written-off in the segregated records were ¥5,740 million and ¥9,406 million, respectively, for the fiscal years ended March 31, 2003 and 2004. These amounts of write-offs were reflected in the segregated records as deductions before net profits earned by trust accounts for the accounting period. In addition, part of trust account profits are set aside as a reserve to absorb losses in the trust asset portfolios in the segregated records in accordance with relevant legislation concerning the trust business and/or trust agreements. Statutory reserves for loan trusts are established at a rate of 4.0% of the trust fees up to the amounts of 0.5% of the trust principal in accordance with the legislation. Reserves for jointly operated designated money in trusts are established at a rate of 0.3% of the balance of loans and other assets in the trust account assets in accordance with the related trust agreement. The amounts of such reserves set aside in the segregated records were ¥9,427 million and ¥6,934 million, respectively, at March 31, 2003 and 2004. The MTFG Group is required to provide an allowance for off-balance-sheet instruments on such guarantees in the financial statements only when aggregate losses on trust assets are judged to exceed the reserve and the profit earned by the trust account, and the principal is deemed to be impaired. Management believes that the MTFG Group will not incur any losses on the guarantees.

Liabilities of trust accounts represent the trustee’s potential responsibility for temporary payments to creditors of liabilities of trust accounts making use of funds of the MTFG Group, except for the certain trust agreements that have provisions limiting the MTFG Group’s responsibility as a trustee to the trust account assets. A trust may incur external liabilities to finance its activities and obtain certain services during the terms of the trust arrangement. While, in principle, any liabilities of a trust are payable by the trust account and its beneficiaries, a trustee’s responsibility may be interpreted to encompass temporary payments for the trust account liabilities when the trust account has insufficient liquidity available for such liabilities. At March 31, 2003 and 2004, there were liabilities of ¥3,078 billion and ¥3,886 billion, respectively, in the segregated records of trust accounts including the amounts related to liabilities with provisions limiting of trustee responsibility. Liabilities of trust accounts principally included obligations to return collateral under security lending transactions. The MTFG Group has experienced no significant losses on such responsibilities and its exposure to the risk associated with the temporary payments is judged to be remote because trust account liabilities are covered by the corresponding trust account assets generally; the MTFG Group continuously monitors the liabilities of trust accounts and assesses the trust account’s ability to perform its obligations to prevent any unfavorable outcomes; and the MTFG Group claims its recourse for its temporary payments against the trust account assets and the beneficiaries.

Other includes contingent consideration agreements and security lending indemnifications. Contingent consideration agreements provide guarantees on additional payments to acquired insurance agencies’ shareholders based on the agencies’ future performance in excess of established revenue and/or earnings before interest, taxes, depreciation and amortization thresholds. Security lending indemnifications are the indemnifications for institutional customers of securities lending transactions against counterparty default. All lending transactions are collateralized, primarily by cash.

Carrying amount

At March 31, 2003 and 2004, the carrying amounts of the liabilities related to guarantees and similar instruments set forth above were ¥211,058 million and ¥240,465 million, respectively, which are included in Other liabilities and Trading account liabilities. In addition, Other liabilities also include an allowance for off-balance-sheet instruments of ¥62,840 million and ¥86,688 million, respectively, related to these transactions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Off-Balance-Sheet Instruments

In addition to obligations under guarantees set forth above, the MTFG Group issues other off-balance-sheet instruments for purposes other than trading. Such off-balance-sheet instruments consist of lending-related commitments, including commitments to extend credit and commercial letters of credit that the MTFG Group provides to meet the financing needs of its customers. Once the MTFG Group issues these financial instruments, the MTFG Group is required to extend credit to or make certain payments to the customers or beneficiaries specified pursuant to the underlying contracts unless otherwise provided in the contracts. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At March 31, 2004, approximately 76% of these commitments will expire within one year, 22% from one year to five years and 2% after five years. The table below summarizes the contractual amounts with regard to these commitments at March 31, 2003 and 2004.

	2003	2004
	(in billions)
Commitments to extend credit	¥25,591	¥25,610
Commercial letters of credit	387	377
Resale and repurchase agreements	631	165
Securities lending transactions	83	—
Commitments to make investments	46	58

Commitments to extend credit, which generally have fixed expiration dates or other termination clauses, are legally binding agreements to lend to customers. Commitments are different from guarantees in that the commitments are generally revocable or have provisions that enable the MTFG Group to avoid payments in the event of violations of any conditions of the contracts and certain deterioration of the potential borrowers’ financial condition. Commitments to extend credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

Commercial letters of credit, used for facilitating trade transactions, are generally secured by underlying goods. The MTFG Group continually monitors the type and amount of collateral and other security, and requires counterparties to provide additional collateral or guarantors as necessary.

Repurchase and resale transactions are collateralized financing agreements. In a sale of securities or other financial instruments with agreement to repurchase them, the MTFG Group sells securities or other financial instruments at a stated price to a counterparty and agrees to repurchase identical financial instruments from the same counterparty at a later date at the predetermined price which reflect the principal amount and interest. In a purchase of securities or other financial instruments with agreement to resell them, the MTFG Group receives securities or other financial instruments for a stated price from a counterparty and agrees to sell them to the same counterparty at a later date at the predetermined price reflecting the principal amount and interest. When certain conditions specified in SFAS No. 140 are met, the MTFG Group accounts for resale agreements as purchase of financial instruments with related off-balance-sheet forward resale commitments and repurchase agreements as sale of financial instruments with related off-balance-sheet forward repurchase agreements. The MTFG Group bears the off-balance-sheet risk related to the forward resale and repurchase commitments, including credit risk and market risk.

Securities lending transactions involve the lending of securities borrowed from other financial institutions or customers’ securities held in custody to third party borrowers. The MTFG Group generally obtains collateral from borrowers, including cash and securities, with similar fair value. The MTFG Group follows strict levels of collateralization governed by daily mark-to-market analyses and a review of the creditworthiness of borrowers to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

control exposure to credit losses resulting from a reduction in the underlying collateral value and nonperformance by borrowers.

Commitments to make investments are legally binding contracts to make additional contributions to corporate recovery or private equity investment funds in accordance with limited partnership agreements. Some of these funds, in which the MTFG Group has significant variable interests, are described in Note 25.

Concentration of Credit Risk

Although the MTFG Group’s portfolio of financial instruments, including on-balance-sheet instruments, is widely diversified along industry and geographic lines, a significant portion of the transactions with off-balance-sheet risk are entered into with other financial institutions.

25.    VARIABLE INTEREST ENTITIES

A variable interest entity (“VIE”) is defined as an entity with the following characteristics; (1) equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) providers of equity investment at risk lack significant decision making ability or do not absorb the expected losses or receive the expected residual returns. Variable interests in a variable interest entity are contractual, ownership, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets exclusive of variable interests. An enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. An enterprise that consolidates a VIE is referred to as the primary beneficiary.

In the normal course of its business, the MTFG Group is a party to various entities which may be deemed to be variable interest entities such as asset-backed commercial paper conduits, securitization of client properties, various investment funds and project finances.

Asset-backed Commercial Paper Conduits

The MTFG Group administers several third-party owned, multi-seller finance companies (primarily commercial paper conduits) that purchase financial assets, primarily pools of receivables, from third-party customers. Assets purchased by these conduits are generally funded by issuing commercial paper, or partly by borrowings from the MTFG Group or third parties. While customers basically continue to service the transferred trade receivables, the MTFG Group underwrites, distributes, makes a market in commercial paper issued by the conduits, and also provides liquidity and credit support facilities to the entities.

In accordance with the requirement to apply FIN No. 46 immediately to VIEs created after January 31, 2003, the MTFG Group consolidated commercial paper conduits with total assets of ¥129,001 million as of March 31, 2004. The consolidation did not have material impact on the MTFG Group’s results of operations. In addition to such consolidated VIEs, the MTFG Group, as not deemed to be the primary beneficiary, had variable interests in certain other conduits with total assets of ¥372,175 million as of March 31, 2004, and is exposed to a maximum loss of ¥32,131 million, excluding older entities created before February 1, 2003, set out below.

It is expected that MTFG would be required to consolidate additional conduits as FIN No. 46R becomes effective to older entities in the fiscal year ending March 31, 2005. Total assets of older entities expected to be consolidated upon adoption of FIN No.46R are estimated as ¥3,347,929 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such conduits is estimated at ¥2,666,884 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securitization of Client Properties

The MTFG Group administers several third-party owned conduits that purchase clients assets, primarily real estate, from third-party customers. Assets purchased by these conduits are generally funded by investments under partnership agreements from customers or by borrowings from the MTFG Group or third-parties. While customers basically continue to use the transferred real estate by lease-back agreements, the customers that invest in conduits absorb the expected losses of the conduits.

The MTFG Group, as a non-primary beneficiary, had variable interests in this type of VIEs, with total assets of ¥993,461 million as of March 31, 2004, and is exposed to a maximum loss of ¥244,117 million, excluding the older entities created before February 1, 2003, set out below.

It is expected that the MTFG Group would be required to consolidate additional entities as FIN No. 46R becomes effective to older entities in the fiscal year ending March 31, 2005. Total assets of older entities expected to be consolidated upon adoption of FIN No. 46R are estimated as ¥37,916 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such funds is estimated at ¥37,916 million.

Investment Funds

The MTFG Group holds investments in various investment funds that collectively invest in equity and debt securities including listed Japanese securities and investment grade bonds, and, to a limited extent, securities and other interests issued by companies in a start-up or restructuring stage. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds.

In accordance with the requirement to apply FIN No. 46 immediately to VIEs created after January 31, 2003, the MTFG Group consolidated investment funds with total assets of ¥129,642 million as of March 31, 2004. The consolidation did not have material impact on the MTFG Group’s results of operations. In addition to such consolidated VIEs, the MTFG Group, as a non-primary beneficiary, had variable interests in this type of VIEs, with total assets of ¥20,861,298 million as of March 31, 2004, and is exposed to a maximum loss of ¥574,886 million, excluding the older entities set out below.

It is expected that the MTFG Group would be required to consolidate additional investment funds as FIN No. 46R becomes effective in the fiscal year ending March 31, 2005. Total assets of older entities expected to be consolidated upon adoption of FIN No. 46R are estimated as ¥305,594 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such funds is estimated at ¥282,942 million.

Special Purpose Entities Created for Structured Financing

The MTFG Group extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in real properties, to provide financing for special purpose projects including real estate development and natural resource development managed by third parties. The MTFG Group generally acts as a member of a lending group and does not have any equity investment in the entities, which is typically provided by project owners. For most of these financings, the equity provided by the project owners is of sufficient level to absorb expected losses, while expected returns to the owners are arranged to be the most significant among all returns. Accordingly, the MTFG Group determined that the MTFG Group is not the primary beneficially of most of these entities. However, in transactions with entities whose investment at risk is exceptionally thin and the MTFG Group’s share of financing is dominant, the MTFG Group is ultimately required to consolidate this type of entity.

The MTFG Group, as a non-primary beneficiary, had variable interests in this type of VIEs, with total assets of ¥10,903,504 million as of March 31, 2004, and is exposed to a maximum loss of ¥617,110 million, excluding the older entities created before February 1, 2003 set out below.

It is expected that the MTFG Group would be required to consolidate additional entities as FIN No. 46R becomes effective in the fiscal year ending March 31, 2005. Total assets of older entities expected to be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidated upon adoption of FIN No. 46R are estimated as ¥56,504 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such funds is estimated at ¥33,065 million.

Trust Products

The MTFG Group offers a variety of trust products and manages and administers a wide range of trust arrangements including securities investment trusts, pension trusts and trusts used in the securitization of assets originated by and transferred to third parties. In a typical trust arrangement, the MTFG Group manages and administers the assets on behalf of the customers in an agency, fiduciary and trust capacity. In principle, the MTFG Group does not assume risks associated with the entrusted assets, which are borne by the customers, although in limited cases the MTFG Group may assume risks through guarantees or certain protections as provided in the trust agreement. For most trust arrangements, expected returns and losses to be received and assumed by the customers depend on the performance and operations of the trusts. Generally, the expected returns are larger than the fees received by the MTFG Group. Accordingly, the MTFG Group expects that it will not ultimately be determined to be the primary beneficiary or that its interests in a trust arrangement will not be significant in most cases.

Repackaged Instruments

The MTFG Group repackages financial instruments to create new financial instruments with features that match the customer’s needs and preferences. The MTFG Group purchases financial instruments such as bonds and transfers them to special purpose entities which then issue new instruments. The special purpose entities may enter into derivative transactions including interest rate and currency swaps with the MTFG Group or other financial institutions to modify the cash flows of the underlying financial instruments. The MTFG Group underwrites and markets to the MTFG Group’s customers the new instruments issued by the special purpose entities.

In accordance with the requirement to apply FIN No. 46 immediately to VIEs created after January 31, 2003, the MTFG Group consolidated these special purpose entities with total assets of ¥96,895 million as of March 31, 2004. The consolidation did not have material impact on the MTFG Group’s results of operations. In addition to such consolidated VIEs, the MTFG Group, as a non-primary beneficiary, had variable interests in this type of VIE, with total assets of ¥5,041,956 million as of March 31, 2004, and is exposed to a maximum loss of ¥296,346 million, excluding the older entities created before February 1, 2003, set out below.

It is expected that the MTFG Group would be required to consolidate additional conduits as FIN No.46R become effective to older entities in the fiscal year ending March 31, 2005. Total assets of older entities expected to be consolidated upon adoption of FIN No.46R are estimated as ¥291,789 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such conduits is estimated at ¥279,417 million.

Financing Vehicle

UNBC Finance Trust I (“grantor trust”) is wholly owned by UNBC, a U.S. subsidiary of BTM and a public company. Prior to December 31, 2003, the grantor trust’s notes and related investment in the grantor trust’s notes were eliminated in consolidation and the preferred securities were reflected as a liability in the accompanying financial statements.

UNBC deconsolidated the grantor trust upon adoption of FIN No. 46 in UNBC’s fiscal year ended December 31, 2003. The MTFG Group consolidated UNBC’s financial statements as of December 31, 2003 in MTFG’s fiscal year ended March 31, 2004. As a result, FIN No. 46 is partially applied to VIEs created before February 1, 2003 with regard to the grantor trust of UNBC in the MTFG’s consolidated financial statements. The impact of this change in accounting principles was to increase other assets by ¥1,157 million and to reflect the full amount of the liability of the grantor trust’s notes, which increased liabilities by ¥1,157 million.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management is evaluating whether the MTFG Group shall deconsolidate similar financing vehicles as FIN No. 46R becomes effective to older entities in the fiscal year ending March 31, 2005.

Other Type of VIEs

The MTFG Group is also a party to other type of VIEs, such as special purpose entities created to hold assets on behalf of the MTFG Group as an intermediary. The MTFG Group, as a non-primary beneficiary, had variable interests in such VIEs, with total assets of ¥5,537 million as of March 31, 2004, and is exposed to a maximum loss of ¥4,380 million, excluding the older entities set out below.

It is expected that the MTFG Group would be required to consolidate additional entities as FIN No. 46R becomes effective to older entities in the fiscal year ending March 31, 2005. Total assets of older entities expected to be consolidated upon adoption of FIN No. 46R are estimated as ¥10,339 million and the MTFG Group’s maximum exposure to loss as a result of its involvement with such VIEs is estimated at ¥11,441 million.

The MTFG Group has consolidated certain special purpose entities, which may be variable interest entities, under current accounting guidance. At March 31, 2004, total assets of such consolidated entities were immaterial. As the MTFG intends to continue assessing and analyzing the impact of FIN No. 46R for future and existing arrangements and interests in various entities. Such assessment and analysis may result in additional entities that will need to be consolidated or disclosed by the MTFG Group in the fiscal year ending March 31, 2005.

26.    COMMITMENTS AND CONTINGENT LIABILITIES

The MTFG Group leases certain office space and equipment under noncancelable agreements expiring through the fiscal year 2015.

Future minimum rental commitments for noncancelable leases at March 31, 2004 were as follows:

	Capitalized leases	Operating leases
	(in millions)
Fiscal year ending March 31:
2005	¥17,959	¥23,538
2006	14,480	22,325
2007	10,530	21,442
2008	5,023	18,696
2009	1,354	17,334
2010 and thereafter	2,981	56,458

Total minimum lease payments	52,327	¥159,793

Amount representing interest	(1,812)

Present value of minimum lease payments	¥50,515

Total rental expense for the fiscal years ended March 31, 2002, 2003 and 2004 was ¥47,610 million, ¥52,641 million and ¥51,798 million, respectively.

The MTFG Group is involved in various litigation matters. Managements, based upon their current knowledge and results of consultation with counsel, make appropriate level of litigation reserve. The amounts of the MTFG Group’s liabilities when ultimately determined will not have a material adverse effect on the MTFG Group’s results of operations and financial position.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.    FEES AND COMMISSIONS INCOME

Details of fees and commissions income for the fiscal years ended March 31, 2002, 2003 and 2004 were as follows:

	2002	2003	2004
	(in millions)
Trust fees	¥123,645	¥103,803	¥90,037
Fees on funds transfer and service charges for collections	58,132	58,146	59,826
Fees and commissions on international business	53,469	54,537	53,787
Fees and commissions on credit card business	44,959	57,083	60,456
Service charges on deposits	29,791	34,626	36,210
Fees and commissions on securities business	52,689	68,020	98,961
Other fees and commissions	123,292	144,552	173,391

Total	¥485,977	¥520,767	¥572,668

Trust fees consist of fees earned primarily by fiduciary asset management and administration services for corporate pension plans, investment funds, etc. Fees on funds transfer and service charges for collection are earned by providing settlement services such as domestic fund remittances and domestic collection services. Fees and commissions on international business primarily consist of fees from international fund transfer and collection services, and trade-related financing services. Fees and commissions on credit card business are composed of interchange income, annual fees, royalty and other service charges from franchisees. Service charges on deposits are fees charged for deposits such as checking account deposits. Other fees and commissions include fees from fees on guarantees, investment banking services including underwriting, brokerage and advisory services, and arrangement fees on securitizations.

28.    BUSINESS SEGMENTS

The business segment information, set forth below, is derived from the internal management reporting systems used by management to measure the performance of the MTFG Group’s business segments. Unlike financial accounting, there is no authoritative body of guidance for management accounting. The business segment information, set forth below, is based on the financial information prepared in accordance with Japanese GAAP in accordance with internal management accounting rules and practices. Accordingly, the format and information is presented primarily on the basis of Japanese GAAP and is not consistent with the consolidated financial statements prepared on the basis of US GAAP. A reconciliation is provided for the segments’ total operating profit with income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle under US GAAP.

See Note 29 for financial information relating to the MTFG Group’s operations by geographic area. The geographic financial information is consistent with the basis of the accompanying consolidated financial statements.

Effective April 1, 2004, the MTFG Group implemented a new integrated business group system, which integrates the operations of BTM and Mitsubishi Trust into the following three areas—Retail, Corporate and Trust Assets resulting in a new basis of segmentation. Although this new measurement basis did not change the legal entities of MTFG, BTM and Mitsubishi Trust, it is intended to create more synergies by making collaboration between the MTFG Group’s subsidiary banks more effective and efficient. Under this integrated business group system, the holding company formulates strategy for the group on an integrated basis, which is

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

then executed by its subsidiary banks. Through this system, MTFG aims to reduce overlapping of functions within the Group, thereby increasing efficiency and realizing the benefits of its group resources and scale of operations. Moreover, through a greater integration of MTFG’s shared expertise in the banking, trust and securities businesses, it aims to deliver a more diverse but integrated lineup of products and services to customers.

In order to reflect the MTFG Group’s new integrated business group system, the MTFG Group has changed the classification of its business segments. Regarding operations that are not covered by the integrated business group system, the MTFG Group has classified its business segments into Treasury, UNBC and Other.

Integrated Retail Banking Business Group—Covers all domestic retail businesses, including commercial banking, trust banking, securities and wealth management businesses. This group integrates the retail business of BTM and Mitsubishi Trust and also retail product development, promotion and marketing in a single management structure. At the same time, it has developed and implemented MTFG Plaza, a new, one-stop, comprehensive financial services concept that provides integrated banking, trust and securities services.

Integrated Corporate Banking Business Group—Covers all domestic and overseas corporate businesses, including commercial banking, investment banking, trust banking and securities businesses. Through the integration of these business lines, diverse financial products and services are provided to its corporate clients. This group has clarified strategic domains, sales channels and methods to match the different growth stages and financial needs of its customers.

Integrated Trust Assets Business Group—Covers asset management and administration services for products such as pension trusts and security trusts. The launch of this group marked a further step in the integration of the trust banking expertise of Mitsubishi Trust and the international strengths of BTM. This group provides a full range of services to corporate and other pension funds, including stable and secure pension fund management and administration, advice on pension schemes, and payment of benefits to scheme members.

Treasury—Treasury consists of the treasury unit at BTM, which conducts asset liability management and liquidity management for BTM, and the global markets business group at Mitsubishi Trust which provides various financial operations including banking, money markets and capital markets operations and securities investments.

UNBC—UNBC consists of BTM’s subsidiaries in California, UnionBanCal Corporation and Union Bank of California, N.A. As of December 31, 2004, BTM owned 61.8% of UnionBanCal Corporation, a publicly traded company listed on New York Stock Exchange. UnionBanCal is a U.S. commercial bank holding company. Union Bank of California, N.A., UnionBanCal’s bank subsidiary, is one of the largest commercial banks in California based on total assets and total deposits. UNBC provides a wide range of financial services to consumers, small businesses, middle market companies and major corporations, primarily in California, Oregon and Washington but also nationally and internationally.

Other—Other mainly consists of the corporate center of BTM and Mitsubishi Trust. The elimination of duplicated amounts of net revenue among business segments is also reflected in Other.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The financial performance derived from the internal management reporting system is summarized below. Management does not use information on segments’ total assets to allocate resources and assess performance and has not prepared information on segment assets. Accordingly, business segment information on total assets is not available. Management measures the performance of MTFG Group’s business segments primarily by “operating profit” which is a defined term in the regulatory reporting requirements of the FSA.

	Integrated Retail Banking Business Group	Integrated Corporate Banking Business Group			Integrated Trust Assets Business Group	Treasury	UNBC	Other	Total
		Domestic	Overseas	Total
	(in billions)
Fiscal year ended March 31, 2002:
Net revenue:	¥338.3	¥522.8	¥223.6	¥746.4	¥65.6	¥305.5	¥289.5	¥38.1	¥1,783.4
BTM and Mitsubishi Trust:	255.8	479.4	151.8	631.2	53.1	298.7	—	4.2	1,243.0
Net interest income	208.6	303.7	95.0	398.7	—	237.4	—	(1.0)	843.7
Net fees	36.4	116.4	49.7	166.1	58.0	16.5	—	4.8	281.8
Other	10.8	59.3	7.1	66.4	(4.9)	44.8	—	0.4	117.5
Subsidiaries other than BTM and Mitsubishi Trust	82.5	43.4	71.8	115.2	12.5	6.8	289.5	33.9	540.4
Operating expenses	294.1	222.8	131.0	353.8	46.8	41.8	157.2	108.2	1,001.9

Operating profit (loss)	¥44.2	¥300.0	¥92.6	¥392.6	¥18.8	¥263.7	¥132.3	¥(70.1)	¥781.5

Fiscal year ended March 31, 2003:
Net revenue:	¥349.7	¥556.6	¥179.1	¥735.7	¥37.9	¥428.6	¥269.8	¥(10.3)	¥1,811.4
BTM and Mitsubishi Trust:	255.8	487.3	123.2	610.5	27.2	422.1	—	(33.3)	1,282.3
Net interest income	201.2	293.3	76.6	369.9	—	283.7	—	(36.6)	818.2
Net fees	42.0	126.2	37.2	163.4	41.2	9.2	—	6.4	262.2
Other	12.6	67.8	9.4	77.2	(14.0)	129.2	—	(3.1)	201.9
Subsidiaries other than BTM and Mitsubishi Trust	93.9	69.3	55.9	125.2	10.7	6.5	269.8	23.0	529.1
Operating expenses	304.6	246.9	121.0	367.9	47.5	41.3	155.6	89.7	1,006.6

Operating profit (loss)	¥45.1	¥309.7	¥58.1	¥367.8	¥(9.6)	¥387.3	¥114.2	¥(100.0)	¥804.8

Fiscal year ended March 31, 2004:
Net revenue:	¥406.1	¥620.5	¥152.0	¥772.5	¥56.7	¥332.4	¥253.5	¥2.2	¥1,823.4
BTM and Mitsubishi Trust:	283.3	493.1	114.2	607.3	43.0	325.7	—	(14.9)	1,244.4
Net interest income	204.5	284.3	65.1	349.4	1.0	230.5	—	31.6	817.0
Net fees	58.9	133.0	35.6	168.6	42.0	9.0	—	(0.3)	278.2
Other	19.9	75.8	13.5	89.3	—	86.2	—	(46.2)	149.2
Subsidiaries other than BTM and Mitsubishi Trust	122.8	127.4	37.8	165.2	13.7	6.7	253.5	17.1	579.0
Operating expenses	311.0	259.9	109.2	369.1	47.3	41.6	150.9	92.8	1,012.7

Operating profit (loss)	¥95.1	¥360.6	¥42.8	¥403.4	¥9.4	¥290.8	¥102.6	¥(90.6)	¥810.7

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation

As set forth above, the measurement bases and the income and expenses items covered are very different between the internal management reporting system and the accompanying consolidated statements of operations. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying consolidated statements of operations.

A reconciliation of the operating profit under the internal management reporting system for the fiscal years ended March 31, 2002, 2003 and 2004 above to income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle shown on the consolidated statements of operations is as follows:

	2002	2003	2004
	(in billions)
Operating profit	¥782	¥805	¥811

Trust fees adjusted for credit losses of trust assets	(19)	(8)	(10)
Credit (provision) for credit losses	(594)	(433)	114
Trading account profits (losses)—net	12	47	(117)
Equity investment securities gains (losses)—net	(23)	(272)	342
Debt investment securities gains (losses)—net	21	162	(204)
Foreign exchange gains (losses)—net	(275)	84	355
Gains (losses) on other real estate owned	(6)	—	1
Goodwill amortization	(8)	—	—
Minority interest	(22)	(1)	(42)
Other—net	(193)	(121)	(69)

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle …	¥(325)	¥263	¥1,181

29.    FOREIGN ACTIVITIES

Foreign operations include the business conducted by overseas offices, as well as international business conducted from domestic offices, principally several international banking-related divisions of BTM’s and Mitsubishi Trust’s Head Office in Tokyo, and involve various transactions with debtors and customers residing outside Japan. Close integration of the MTFG Group’s foreign and domestic activities makes precise estimates of the amounts of assets, liabilities, income and expenses attributable to foreign operations difficult and necessarily subjective. Assets, income and expenses attributable to foreign operations are allocated to geographical areas based on the domiciles of the debtors and customers.

Generally, interest rates with respect to funds borrowed and loaned between domestic and foreign operations are based on prevailing money market rates appropriate for the transactions. In general, the MTFG Group has allocated all direct expenses and a proportionate share of general and administrative expenses to income derived from foreign loans and other transactions by the MTFG Group’s foreign operations. The following table sets forth estimated total assets at March 31, 2002, 2003 and 2004, and estimated total revenue, total expenses, income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle and net income (loss) for the respective years then ended.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Domestic	Foreign
	Japan	United States of America	Europe	Asia/Oceania excluding Japan	Other areas*	Total
	(in millions)
Fiscal year ended March 31, 2002:
Total revenue	¥1,219,936	¥541,485	¥243,910	¥239,004	¥128,932	¥2,373,267
Total expenses	1,607,527	572,926	235,430	194,189	87,908	2,697,980
Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	(387,591)	(31,441)	8,480	44,815	41,024	(324,713)
Net income (loss)	(237,894)	(57,036)	4,131	34,984	37,933	(217,882)
Total assets at end of fiscal year	69,158,193	12,346,379	6,668,616	3,297,980	2,889,757	94,360,925
Fiscal year ended March 31, 2003:
Total revenue	1,286,997	611,937	255,959	150,580	117,654	2,423,127
Total expenses	1,362,508	438,082	203,947	89,056	66,055	2,159,648
Income (loss) from continuing operations before income tax expense and cumulative effect of a change in accounting principle	(75,511)	173,855	52,012	61,524	51,599	263,479
Net income (loss)	(70,479)	142,954	37,273	43,315	50,382	203,445
Total assets at end of fiscal year	69,737,405	13,210,140	7,893,478	3,154,016	2,542,365	96,537,404
Fiscal year ended March 31, 2004:
Total revenue	1,651,983	575,077	277,183	78,054	147,552	2,729,849
Total expenses	940,903	408,651	94,054	29,914	74,923	1,548,445
Income from continuing operations before income tax expense and cumulative effect of a change in accounting principle	711,080	166,426	183,129	48,140	72,629	1,181,404
Net income	464,256	158,275	120,751	26,485	53,235	823,002
Total assets at end of fiscal year	79,653,844	12,585,539	6,141,837	3,015,416	2,302,463	103,699,099

*	Other areas primarily include Canada, Latin America and the Caribbean.

The following is an analysis of certain asset and liability accounts related to foreign activities at March 31, 2003 and 2004:

	2003	2004
	(in millions)
Cash and due from banks	¥452,142	¥348,670
Interest-earning deposits in other banks	3,234,017	2,999,248

Total	¥3,686,159	¥3,347,918

Trading account assets	¥1,825,919	¥1,737,706

Investment securities	¥7,926,797	¥7,276,364

Loans—net of unearned income and deferred loan fees	¥10,051,649	¥8,756,846

Deposits, principally time deposits and certificates of deposit by foreign banks	¥11,135,306	¥13,779,317

Funds borrowed:
Call money, funds purchased, and receivables under repurchase agreements and securities lending transactions	¥2,924,532	¥3,188,960
Other short-term borrowings	422,061	238,060
Long-term debt	1,206,093	1,185,060

Total	¥4,552,686	¥4,612,080

Trading account liabilities	¥1,274,334	¥1,427,407

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At 2004, the MTFG Group had no cross-border outstandings, as defined in the Securities Act Industry Guides 3, in any foreign country, which exceeded 0.75% of consolidated total assets.

The table below shows cross-border outstandings for the country in respect of which such outstandings totaled between 0.75% and 1% of consolidated total assets at March 31, 2003.

	Cross-border Outstandings	Percentage of Total Assets
	(in millions)
United Kingdom	¥810,668	0.84%

30.    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Quoted market prices, when available, are used to estimate fair values of financial instruments. However, quoted market prices are not available for a substantial portion of financial instruments and, therefore, fair values for such financial instruments are estimated using discounted cash flow models or other valuation techniques. Although management uses its best judgment in estimating fair values of financial instruments, estimation methodologies and assumptions used to estimate fair values are inherently subjective. Accordingly, the estimates presented herein are not necessarily indicative of net realizable or liquidation values. The use of different estimation methodologies and/or market assumptions may have a significant effect on the estimated fair values. The estimated fair values of financial instruments do not include valuations of related intangible assets such as core deposits.

The following is a summary of carrying amounts and estimated fair values of financial instruments at March 31, 2003 and 2004:

	2003		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in billions)
Financial assets:
Cash, due from banks, call loans and funds sold, and receivables under resale agreements and securities borrowing transactions	¥11,912	¥11,912	¥14,488	¥14,488
Trading account assets, excluding derivatives	4,789	4,789	5,930	5,930
Investment securities	24,545	24,557	28,881	28,888
Loans, net of allowance for credit losses	47,105	47,483	47,638	47,880
Other financial assets	1,898	1,898	2,121	2,121
Derivative financial instruments:
Trading activities	3,574	3,574	2,448	2,448
Activities qualifying for hedges	15	15	5	5
Financial liabilities:
Non-interest-bearing deposits, call money and funds purchased, and payables under repurchase agreements and securities lending transactions	15,742	15,742	16,893	16,893
Interest-bearing deposits	60,882	60,900	62,528	62,512
Debentures	636	638	266	266
Trading account liabilities, excluding derivatives	206	206	220	220
Obligations to return securities received as collateral	950	950	2,330	2,330
Due to trust account	1,402	1,402	1,380	1,380
Other short-term borrowings	2,854	2,854	5,663	5,663
Long-term debt	5,159	5,378	5,660	5,791
Other financial liabilities	1,878	1,878	1,871	1,871
Derivative financial instruments:
Trading activities	3,397	3,397	2,291	2,291

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The methodologies and assumptions used to estimate the fair value of the financial instruments are summarized below.

Cash, due from banks, call loans and funds sold, and receivables under resale agreements and securities borrowing transactions—For cash, due from banks including interest-earning deposits, and call loans and funds sold, the carrying amounts are a reasonable estimate of the fair values because of their short-term nature and limited credit risk. For receivables under resale agreements and securities borrowing transactions, the fair values are based on quoted market prices, when available, or estimated with reference to quoted market prices for similar instruments when quoted market prices are not available.

Trading account securities—Trading account securities and short trading positions of securities are carried at fair value, which is principally based on quoted market prices, when available. If the quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Investment securities—The fair values of investment securities, where quoted market prices or secondary market prices are available, are equal to such market prices. For investment securities, when quoted market prices or secondary market prices are not available, the fair values are estimated using quoted market prices for similar securities or based on appraised value as deemed appropriate by management. The fair value of investment securities other than those classified as available for sale or being held to maturity (i.e., nonmarketable equity securities) at March 31, 2003 and 2004 were not readily determinable. Therefore, the above summary does not include the carrying amounts of such investment securities amounting to ¥145 billion and ¥201 billion at March 31, 2003 and 2004, respectively.

Loans—The fair values of loans are estimated for groups of similar characteristics, including type of loan, credit quality and remaining maturity. In incorporating the credit risk factor, management concluded that the allowance for credit losses adequately adjusts the related book values for credit risk. For floating- or adjustable-rate loans, which mature or are repriced within a short period of time, the carrying values are considered to be a reasonable estimate of fair values. For fixed-rate loans, market prices are not generally available and the fair values are estimated by discounting the estimated future cash flows based on the contracted maturity of the loans. The discount rates are based on the current market rates corresponding to the applicable maturity. Where quoted market prices or estimated fair values are available, primarily for loans to refinancing countries, loans held for dispositions or sales and certain other foreign loans, the fair values are based on such market prices and estimated fair values, including secondary market prices. For nonperforming loans, the fair values are generally determined on an individual basis by discounting the estimated future cash flows and may be based on the appraisal value of underlying collateral as appropriate.

Other financial assets—The estimated fair values of other financial assets, which primarily include accrued interest receivable, customers’ acceptance liabilities and accounts receivable, approximate their carrying amounts.

Derivative financial instruments—The estimated fair values of derivative financial instruments are the amounts the MTFG Group would receive or pay to terminate the contracts at the balance-sheet date, taking into account the current unrealized gains or losses on open contracts. They are based on market or dealer quotes when available. Valuation models such as present value and option pricing models are applied to current market information to estimate fair values when such quotes are not available.

Non-interest-bearing deposits, call money and funds purchased, payables under repurchase agreements and securities lending transactions, and obligations to return securities received as collateral—The fair values of non-interest-bearing deposits are equal to the amounts payable on demand. For call money and funds

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchased, the carrying amounts are a reasonable estimate of the fair values because of their short-term nature. For payables under repurchase agreements and securities lending transactions and obligations to return securities received as collateral, the fair values are generally based on quoted market prices, when available, or estimated using quoted market prices for similar instruments when quoted market prices are not available.

Interest–bearing deposits—The fair values of demand deposits, deposits at notice, and certificates of deposit maturing within a short period of time are the amounts payable on demand. Fair values of time deposits and certificates of deposit maturing after a short period of time are estimated by discounting the estimated cash flows using the rates currently offered for deposits of similar remaining maturities or the applicable current market rates.

Debentures—The fair values of debentures are estimated using a discounted cash flow model based on quoted market rates or, if available, secondary market rates currently available for debentures with similar terms and remaining maturities.

Due to trust account—For due to trust account, which reflects a temporary placement of excess fund from individual trust accounts managed by the trust banking subsidiary in their fiduciary and trust capacity, the carrying amount is a reasonable estimate of the fair value due to its nature similar to short-term funding, including demand deposits and other overnight funds purchased, in a manner that the balance changes in response to the day-to-day changes in excess funds placed by the trust accounts.

Other short-term borrowings—For most other short-term borrowings, the carrying amounts are a reasonable estimate of the fair values because of their short-term nature. For certain borrowings, fair values are estimated by discounting the estimated future cash flows using applicable current market interest rates or comparable rates for similar instruments, which represent the MTFG Group’s cost to raise funds with a similar remaining maturity.

Long-term debt—For convertible bonds and certain subordinated debt, the fair values are estimated based on quoted market prices of the instruments. The fair value of other long-term debt are estimated using a discounted cash flow model based on rates applicable to the MTFG Group for debt with similar terms and remaining maturities.

Other financial liabilities—The estimated fair values of other financial liabilities, which primarily include accrued interest payable, bank acceptances, accounts payable and obligations under standby letters of credit and guarantees, approximate their carrying amounts. Effective January 1, 2003, the MTFG Group adopted the initial recognition and measurement provisions of FIN No. 45, which requires that, for guarantees within the scope of FIN No. 45 issued or amended after December 31, 2002, liability for the fair value of the obligations undertaken in issuing the guarantees be initially measured at fair value. The fair values of obligations under standby letters of credit and guarantees are based on fees received or receivable by the MTFG Group.

The fair values of certain off-balance-sheet financial instruments held for purposes other than trading, including commitments to extend credit and commercial letters of credit, are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit quality. The aggregate fair value of such instruments at March 31, 2003 and 2004 was not material.

The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2003 and 2004. These amounts have not been comprehensively revalued since that date and, therefore, current estimates of fair values may have changed significantly from the amounts presented herein.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

31.    STOCK-BASED COMPENSATION

Two subsidiaries of MTFG, Mitsubishi Securities and UNBC, have several stock-based compensation plans.

Mitsubishi Securities

Under the Code, companies are permitted to purchase their own shares in the market in order to implement a stock option plan when approved by the shareholders.

Pursuant to resolutions approved at the general shareholders’ meetings, Mitsubishi Securities offers stock option plans which provide directors, executive officers, eligible employees and certain other persons with options to purchase shares (at the respective exercise prices stipulated in each plan) as follows:

Date of approval at the shareholders’ meeting	Exercise period	Shares
June 29, 2000	July 1, 2002 to June 30, 2005	2,057,000
June 28, 2001	July 1, 2003 to June 30, 2006	2,272,000

Total		4,329,000

The plans provide for the granting of stock options having an exercise price not less than the market value of Mitsubishi Securities’ common stock on the date of grant. Following is the option activity for the period from September 1, 2002 to March 31, 2003 and for the fiscal year ended March 31, 2004:

	2003		2004
	Number of shares	Weighted-average exercise price	Number of shares	Weighted-average exercise price
Options outstanding, September 1, 2002, or beginning of fiscal year	5,512,000	¥1,278	5,512,000	¥1,278
Granted	—	—	—	—
Exercised	—	—	(831,000)	812
Forfeited	—	—	(1,528,000)	1,568

Options outstanding, end of fiscal year	5,512,000	¥1,278	3,153,000	¥1,260

Options exercisable, end of fiscal year	3,403,000	¥1,566	3,153,000	¥1,260

The following table details the distribution of stock options outstanding at March 31, 2004:

	Options outstanding at March 31, 2004			Options exercisable at March 31, 2004
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted-average exercise price	Number exercisable	Weighted-average exercise price
¥812—1,546	3,153,000	1.64 years	¥1,260	3,153,000	¥1,260

UNBC

UNBC has two management stock plans. The Year 2000 UnionBanCal Corporation Stock Plan, effective January 1, 2000 (the “2000 Stock Plan”), and the UnionBanCal Corporation Management Stock Plan, restated

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective June 1, 1997 (the “1997 Stock Plan”), have 16.0 million and 6.6 million shares, respectively, of the UNBC’s common stock authorized to be awarded to key employees and outside directors of UNBC at the discretion of the Executive Compensation and Benefits Committee of the Board of Directors (the “Committee”). Employees on rotational assignment from BTM are not eligible for stock awards.

The Committee determines the term of each stock option grant, up to a maximum of ten years from the date of grant. The exercise price of the options issued under the Stock Plans shall not be less than the fair market value on the date the option is granted. Unvested restricted stock issued under the Stock Plans is shown as a reduction to retained earnings. The value of the restricted shares at the date of grant is amortized to compensation expense over its vesting period. All cancelled or forfeited options and restricted stock become available for future grants.

In 2001, 2002 and 2003, UNBC granted options to non-employee directors and various key employees, including policy-making officers under the 2000 Stock Plan. Under both Stock Plans, options granted to employees vest pro-rata on each anniversary of the grant date and become fully exercisable three years from the grant date, provided that the employee has completed the specified continuous service requirement. The options vest earlier if the employee dies, is permanently disabled, or retires under certain grant, age, and service conditions. Options granted to non-employee directors are fully vested on the grant date and exercisable 33 1/3 percent on each anniversary under the 1997 Stock Plan, and fully vested and exercisable on the grant date under the 2000 Stock Plan. The following is a summary of stock option transactions under the Stock Plans.

	Fiscal years ended December 31,
	2001		2002		2003
	Number of shares	Weighted-average exercise price	Number of shares	Weighted-average exercise price	Number of shares	Weighted-average exercise price
Options outstanding, beginning of fiscal year	5,191,899	$28.47	7,939,271	$29.79	8,515,469	$34.71
Granted	3,448,242	30.03	2,911,652	43.49	2,517,023	40.32
Exercised	(557,597)	19.02	(2,187,170)	28.57	(1,912,323)	30.52
Forfeited	(143,273)	29.91	(148,284)	34.05	(112,158)	38.96

Options outstanding, end of fiscal year	7,939,271	$29.79	8,515,469	$34.71	9,008,011	$37.12

Options exercisable, end of fiscal year	3,009,555	$29.53	3,031,478	$31.08	3,845,520	$33.99

The weighted-average fair value of options granted was $10.38 during 2001, $16.67 during 2002 and $12.92 during 2003.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants made in 2001, 2002 and 2003:

	2001	2002	2003
Risk-free interest rate	4.9%	4.9%	2.9%
Expected lives	5 years	5 years	5 years
Expected volatility	45%	46%	43%
Expected dividend yields	3.4%	2.3%	2.8%

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding.

	Options outstanding at December 31, 2003			Options exercisable at December 31, 2003
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted-average exercise price	Number exercisable	Weighted-average exercise price
$ 18.29-25.00	113,269	4.5 years	$22.47	113,269	$22.47
27.56-40.50	6,067,111	7.4	34.29	2,818,885	31.33
42.40-57.50	2,827,631	8.1	43.77	913,366	43.65

	9,008,011			3,845,520

In each of 2001, 2002 and 2003, UNBC also granted 6,000 shares of restricted stock with weighted average grant date fair values of $37.10, $45.00 and $46.95, respectively, to key officers, including policy-making officers, under the 2000 Stock Plan. The awards of restricted stock vest pro-rata on each anniversary of the grant date and become fully vested four years from the grant date, provided that the employee has completed the specified continuous service requirement. They vest earlier if the employee dies, is permanently and totally disabled, or retires under certain grant, age, and service conditions. Restricted shareholders have the right to vote their restricted shares and receive dividends.

At December 31, 2001, 2002 and 2003, 4,556,724 shares, 1,764,414 shares and 5,347,715 shares, respectively, were available for future grants as either stock options or restricted stock under the 2000 Stock Plan.

Effective January 1, 1997, UNBC established a Performance Share Plan. Eligible participants may earn performance share awards to be redeemed in cash three years after the date of grant. Performance shares are linked to shareholder value in two ways: (1) the market price of the UNBC’s common stock; and (2) return on equity, a performance measure closely linked to value creation. Eligible participants generally receive grants of performance shares annually. The total number of performance shares granted under the plan cannot exceed 600,000. UNBC granted 72,000 shares in 2001, 61,500 shares in 2002, and 43,500 shares in 2003. No performance shares were forfeited in 2002 or 2003. In 2001, 7,250 performance shares were forfeited. The value of a performance share is equal to the market price of UNBC’s common stock. All cancelled or forfeited performance shares become available for future grants. Expenses related to these shares were $3.3 million each in both 2001 and 2002, and $6.6 million in 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

32.    PARENT COMPANY ONLY FINANCIAL INFORMATION

Distributions of retained earnings of BTM and Mitsubishi Trust are restricted in order to meet the minimum capital adequacy requirements under the Banking Law. Also, retained earnings of these banking subsidiaries are restricted in accordance with the statutory reserve requirements under the Code (see Notes 20 and 21).

The following table presents the parent company only financial information of MTFG.

Condensed Balance Sheets

	2003	2004
	(in millions)
Assets:
Cash and interest-earning deposits with banks	¥34,359	¥57,571
Investments in subsidiaries	2,518,282	3,773,229
Other assets	18,764	53,013

Total assets	¥2,571,405	3,883,813

Liabilities and shareholders’ equity:
Other liabilities	¥12,777	¥38,842

Total liabilities	12,777	38,842

Shareholders’ equity	2,558,628	3,844,971

Total liabilities and shareholders’ equity	¥2,571,405	¥3,883,813

Condensed Statements of Operations

	2002	2003	2004
	(in millions)
Income:
Dividends from subsidiaries	¥67,523	¥22,067	¥64,549
Management fees from subsidiaries	4,967	3,814	4,773
Interest income	7,145	4,736	4
Other income	191	126	30

Total income	79,826	30,743	69,356

Expense:
Operating expenses	5,426	3,159	4,418
Interest expense	7,166	4,730	—
Other expense	49	366	203

Total expense	12,641	8,255	4,621

Equity in undistributed net income (loss) of subsidiaries	(285,203)	181,907	758,342

Income (loss) before income tax expense or benefit	(218,018)	204,395	823,077
Income tax expense (benefit)	(136)	950	75

Net income (loss)	¥(217,882)	¥203,445	¥823,002

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Statements of Cash Flows

	2002	2003	2004
	(in millions)
Operating activities:
Net income (loss)	¥(217,882)	¥203,445	¥823,002
Adjustments and other	284,713	(181,360)	(767,429)

Net cash provided by operating activities	66,831	22,085	55,573

Investing activities:
Proceeds from maturities of investments in convertible bonds of a subsidiary	—	243,804	—
Net decrease (increase) in interest-earning deposits with banks	(38,700)	5,873	(20,473)
Purchase of equity investment in a subsidiary	(12,827)	(210,277)	—
Other	(14,639)	(3,830)	1,047

Net cash provided by (used in) investing activities	(66,166)	35,570	(19,426)

Financing activities:
Proceeds from sales of treasury stock	6,998	—	137
Payments to acquire treasury stock	(7,381)	(965)	(467)
Proceeds from issuance of new shares of common stock	—	222,172	—
Repayment of convertible bonds	—	(243,804)	—
Dividends paid	—	(46,915)	(32,847)
Other	230	12,877	(231)

Net cash used in financing activities	(153)	(56,635)	(33,408)

Net increase in cash and cash equivalents	512	1,020	2,739
Cash and cash equivalents at beginning of fiscal year	—	512	1,532

Cash and cash equivalents at end of fiscal year	¥512	¥1,532	¥4,271

33.    EVENTS SINCE MARCH 31, 2004

Approval of Dividends

On June 29, 2004, the shareholders approved payment of cash dividends to the shareholders of record on March 31, 2004 of ¥41,250 per share of Class 1 Preferred stock, totaling ¥3,358 million, of ¥8,100 per share of Class 2 Preferred stock, totaling ¥121 million, and of ¥6,000 per share of Common stock, totaling ¥38,844 million. On November 24, 2004, the Board of Directors approved payment of cash dividends to the shareholders of record on September 30, 2004 of ¥41,250 per share of Class 1 Preferred stock, totaling ¥3,358 million.

Strategic Business and Capital Alliance Between ACOM CO., LTD. (“ACOM”) and MTFG

On March 23, 2004, MTFG agreed to enter into strategic business alliance with ACOM CO., LTD. (“ACOM”), a consumer finance company in Japan. Pursuant to the agreement, on April 20, 2004, MTFG acquired an additional 12.9% of the common shares of ACOM, resulting in an aggregate ownership interest of 15.1% in ACOM. Prior to the acquisition, the MTFG Group held 2.2% of the common shares of ACOM and accounted for the investment as available-for-sale securities. As a result of the additional investment and a change in the MTFG Group’s relationship with ACOM, including an increase in the MTFG Group’s representation on ACOM’s board of directors, the MTFG Group obtained the ability to exercise significant

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

influence over the operations of ACOM and applied the equity method to the investment for the six months ended September 30, 2004. The equity method was applied in a manner consistent with the accounting for a step-by-step acquisition of a subsidiary in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Accordingly, the accompanying consolidated financial statements in prior fiscal years have been retroactively adjusted to reflect the adoption of the equity method.

Planned Management Integration of the MTFG Group and the UFJ Group

In August 2004, four companies in the MTFG Group, MTFG, BTM, Mitsubishi Trust and Mitsubishi Securities, concluded a basic agreement with four companies of the UFJ Group, UFJ Holdings, Inc. (“UFJ Holdings”), UFJ Bank Limited (“UFJ Bank”), UFJ Trust Bank Limited (“UFJ Trust Bank”) and UFJ Tsubasa Securities Co., Ltd. (“UFJ Tsubasa Securities”), regarding the management integration of the holding companies, banks, trust banks and securities companies of the two groups, subject to the approval by the shareholders and the relevant authorities. On September 10, 2004, MTFG, UFJ Holdings and UFJ Bank entered into an agreement with regard to the MTFG Group’s cooperation in strengthening the UFJ Group’s capital. Pursuant to the terms of the agreement, on September 17, 2004, UFJ Bank issued 3.5 billion of preferred shares to MTFG for ¥700 billion.

On February 18, 2005, MTFG, UFJ Holdings, BTM, UFJ Bank, Mitsubishi Trust, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities entered into an integration agreement, which sets forth various terms of the management integration, including the merger ratios, company names and other material terms. The merger ratios with respect to the common stock set forth in the integration agreement are as follows:

•	Holding companies: 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock;

•	Banks: 0.62 shares of BTM common stock for each share of UFJ Bank common stock;

•	Trust banks: 0.62 shares of Mitsubishi Trust common stock for each share of UFJ Trust Bank common stock; and

•	Securities companies: 0.42 shares of Mitsubishi Securities common stock for each share of UFJ Tsubasa Securities common stock.

Redemption of Class 1 Preferred Stock

On October 1, 2004, MTFG redeemed 40,700 shares of the 81,400 issued shares of its Class 1 Preferred stock on a pro-rata basis at ¥3 million per share, pursuant to the terms and conditions for Class 1 Preferred stock set forth in the articles of incorporation. Further, on February 18, 2005, MTFG announced its intention to redeem all of the remaining outstanding shares of the Class 1 Preferred Stock, comprising 40,700 shares, at ¥3 million per share on April 1, 2005, according to the provisions of the articles of incorporation.

Issuance of Class 3 Preferred Stock

On February 17, 2005, MTFG issued 100,000 shares of Class 3 Preferred stock at ¥2.5 million per share, the aggregate amount of the issue price being ¥250 billion. The preferred stock was issued by means of a third party allocation to Meiji Yasuda Life Insurance Company, Tokio Marine & Nichido Fire Insurance Co., Ltd. and Nippon Life Insurance Company. The preferred stock does not have voting rights at any general meetings of shareholders, unless otherwise provided by applicable laws and regulations. Preferred dividends are set to be ¥60,000 per share annually, except that the preferred dividends on the Class 3 Preferred stock for the fiscal year ending March 31, 2005 will be ¥7,069 per share.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Decision to Make Mitsubishi Securities a Directly-Held Subsidiary

On February 18, 2005, MTFG announced that it would make Mitsubishi Securities a directly-held subsidiary by acquiring all of the shares of Mitsubishi Securities common stock held by BTM and Mitsubishi Trust. As a result of the transaction, which is scheduled to be completed on July 1, 2005 subject to the approval of the relevant regulators, MTFG would directly hold Mitsubishi Securities common stock representing 56.9% of the voting rights.

Basic Agreement Regarding the Combination of Operations and Reorganization to Strengthen the Consumer Finance Business

On October 29, 2004, MTFG, BTM, and MTFG’s subsidiaries DC Card Co., Ltd. (“DC Card”) and Tokyo-Mitsubishi Cash One Ltd. (“Cash One”) reached a basic agreement with ACOM to integrate and reorganize the business operations of the MTFG Group’s consumer finance business. Cash One will integrate its business operations with DC Card’s processing centers, call centers and guarantee divisions during the first half of the fiscal year ending March 31, 2006. On January 31, 2005, ACOM acquired shares in DC Card and Cash One. After the acquisition of the shares, ACOM owns approximately 55% and the MTFG Group owns approximately 45% of Cash One, which has changed its name to DC Cash One Ltd.

Change of Shareholdings in Diamond Computer Service

On December 22, 2004, Diamond Computer Service, Co., Ltd. (“DCS”), a former equity method investee, became a wholly-owned subsidiary of MTFG through a share exchange. 26,205 shares of MTFG’s common stock were issued in exchange for all of the outstanding shares of DCS’s common stock based on the exchange ratio of 0.00135 shares of MTFG’s common stock for each share of DCS’s common stock. The reason for the share exchange was to reorganize and optimize the organizational structure of the MTFG Group’s solution businesses and clarify DCS’s central role as head of the MTFG Group’s IT solution businesses. Following the completion of the exchange offer, in accordance with a business alliance between DCS and Mitsubishi Research Institute, Inc. (“MRI”), a research and consulting company headquartered in Tokyo, Japan, MTFG sold 25% of its shares of DCS to MRI. The alliance with MRI aims to strengthen the solution creation and consulting capabilities of DCS.

Planned Merger of Mitsubishi Asset Management and UFJ Partners Asset Management

On December 24, 2004, MTFG, UFJ Holdings, Mitsubishi Asset Management Co., Ltd. (“Mitsubishi Asset Management”) and UFJ Partners Asset Management Co., Ltd (“UFJ Partners Asset Management”) entered into a Memorandum of Understanding concerning the merger of Mitsubishi Asset Management and UFJ Partners Asset Management. Mitsubishi Asset Management was created on October 1, 2004 by the merger of Tokyo-Mitsubishi Asset Management Ltd. and Mitsubishi Trust Asset Management Co., Ltd., and the MTFG Group owns 92.8% of Mitsubishi Asset Management. The merger of Mitsubishi Asset Management and UFJ Partners Asset Management is scheduled to be completed between October 1, 2005 and April 1, 2006.

Mitsubishi Motors Corporation

Mitsubishi Motors Corporation (“MMC”) is a major automotive manufacturing company in Japan. In April 2004, Daimler Chrysler, the largest shareholders of MMC, announced that they planned to stop providing any financial support to MMC and its consolidated subsidiaries (the “MMC Group”). In May 2004, MMC released a new business revitalization plan without the support by Daimler Chrysler, which contains a reduction in costs and

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Concluded)

financial support from other shareholders including the MTFG Group. Under its business revitalization plan, MMC received payments totaling ¥295 billion for the issue of preferred stocks during June 2004. The payments included ¥180 billion in the aggregate from domestic subsidiary banks of the MTFG Group.

The MTFG Group had an investment in shares of common stock issued by MMC of ¥15.0 billion at March 31, 2004. These shares were classified as available-for-sale securities and were measured at fair value based on the quoted market price as of March 31, 2004, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Per share quoted market price of MMC was at ¥263 as of March 31, 2004, but declined to a price level below ¥80 per share in August 2004, after reaching in excess of over ¥300 per share in mid April. Based on a price level around ¥140 per share in February 2005, a significant part of the MTFG Group’s investment in MMC’s common stock has been lost subsequent to March 31, 2004.

On January 28, 2005, MMC announced a new business plan through the fiscal year ending March 31, 2008. The new revitalization plan includes measures for stabilizing MMC’s operations and improving its financial position over the medium- and long-terms. In connection with the revitalization plan, and at the request of MMC, BTM, Mitsubishi Heavy Industries, Ltd. and Mitsubishi Corporation decided to participate in a capital enhancement of ¥274 billion by purchasing newly issued common and preferred stock of MMC during the fiscal year ending March 31, 2005. As a result, BTM plans to subscribe to common and preferred stock of MMC for an aggregate amount of ¥154 billion, of which ¥54 billion will consist of a debt-for-equity swap during the fiscal year ending March 31, 2005. In addition, on February 24, 2005, MMC announced that Mitsubishi Trust will purchase, in a debt-for-equity swap, newly issued preferred stock of MMC for ¥10.2 billion on March 22, 2005.

Suspension of Consolidated Corporate-Tax System

In February 2005, MTFG’s application to suspend the consolidated corporate-tax system, which has been adopted since the fiscal year ended March 31, 2003, was approved by the Japanese tax authorities. The MTFG Group intends to file, for the fiscal year ending March 31, 2005, its tax returns under the consolidated corporate-tax system, which allows companies to base tax payments on the combined profits or losses of a parent company and its wholly-owned domestic subsidiaries. Due to the suspension of the consolidated corporate-tax system, deferred income taxes will be calculated separately based on temporary differences and future taxable income at each company as of March 31, 2005 for the fiscal year ending March 31, 2005. The MTFG Group currently does not believe that the change in its tax status will have a material impact on its financial position and results of operations.

* * * * *

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2003	March 31, 2004	September 30, 2004
	(in millions)
Assets:
Cash and due from banks	¥6,146,842	¥3,111,967	¥3,591,732
Interest-earning deposits in other banks	3,632,526	3,509,044	4,116,045
Call loans, funds sold, and receivables under resale agreements	2,548,561	3,114,943	2,246,091
Receivables under securities borrowing transactions	4,767,886	4,751,909	3,958,769
Trading account assets (including assets pledged that secured parties are permitted to sell or repledge of ¥2,243,357 million at September 30, 2003, ¥2,252,489 million at March 31, 2004 and ¥3,427,723 million at September 30, 2004)	9,711,675	8,378,752	7,910,977
Investment securities:
Securities available for sale—carried at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥1,896,949 million at September 30, 2003, ¥2,352,234 at March 31, 2004 and ¥3,540,247 million at September 30, 2004)	22,597,527	27,630,316	31,633,734
Securities being held to maturity—carried at amortized cost	275,587	1,250,759	1,876,692
Preferred stock investment in UFJ Bank Limited	—	—	700,000
Other investment securities	186,149	200,557	282,321

Total investment securities	23,059,263	29,081,632	34,492,747

Loans, net of unearned income and deferred loan fees (including assets pledged that secured parties are permitted to sell or repledge of ¥658,616 million at September 30, 2003, ¥713,068 million at March 31, 2004 and ¥725,123 million at September 30, 2004)	47,969,643	48,525,856	51,784,748
Allowance for credit losses	(1,069,044)	(888,127)	(938,208)

Net loans	46,900,599	47,637,729	50,846,540

Premises and equipment—net	612,963	580,073	569,285
Accrued interest	155,991	149,066	142,374
Customers’ acceptance liability	20,555	30,149	23,705
Intangible assets	231,448	234,139	251,991
Goodwill	51,488	56,690	69,468
Deferred tax assets	1,327,941	1,007,276	1,051,544
Accounts receivable	1,081,028	523,143	2,077,517
Other assets	1,602,511	1,532,587	1,945,477

Total	¥101,851,277	¥103,699,099	¥113,294,262

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Continued)

	September 30, 2003	March 31, 2004	September 30, 2004
	(in millions)
Liabilities and Shareholders’ Equity:
Deposits:
Domestic offices:
Non-interest-bearing	¥4,923,055	¥5,082,701	¥4,812,258
Interest-bearing	53,311,678	52,452,342	53,869,927
Overseas offices, principally interest-bearing	11,621,863	12,489,209	13,382,116

Total deposits	69,856,596	70,024,252	72,064,301

Debentures	517,499	265,957	30,752
Call money, funds purchased, and payables under repurchase agreements	7,528,704	7,940,220	8,846,928
Payables under securities lending transactions	2,080,340	1,457,118	2,916,200
Due to trust account and other short-term borrowings	5,520,915	7,043,336	10,948,012
Trading account liabilities	3,466,253	2,510,966	2,068,544
Obligations to return securities received as collateral	1,746,315	2,329,600	2,640,781
Bank acceptances outstanding	20,555	30,149	23,705
Accrued interest	112,296	103,411	103,787
Long-term debt	5,407,370	5,659,877	5,477,822
Accounts payable	913,674	1,144,091	2,836,121
Other liabilities	1,454,784	1,345,151	1,510,968

Total liabilities	98,625,301	99,854,128	109,467,921

Commitments and contingent liabilities
Shareholders’ equity:
Capital stock:
Preferred stock:
Class 1—authorized, 81,400 shares; issued and outstanding, 81,400 shares at September 30, 2003, March 31, 2004 and September 30, 2004 with no stated value (aggregate liquidation preference of ¥244,200 million)	122,100	122,100	122,100
Class 2—convertible: authorized, 56,200 shares at September 30, 2003, 15,000 shares at March 31, 2004 and no shares at September 30, 2004; outstanding, 56,200 shares at September 30, 2003, 15,000 shares at March 31, 2004 and no shares at September 30, 2004 with no stated value (aggregate liquidation preference of ¥112,400 million at September 30, 2003, ¥30,000 million at March 31, 2004 and nil at September 30, 2004)	56,200	15,000	—
Class 3—authorized, 120,000 shares; no shares issued or outstanding	—	—	—
Class 4—convertible: authorized, 120,000 shares; no shares issued or outstanding	—	—	—
Common stock—authorized, 22,000,000 shares; issued, 6,357,861 shares at September 30, 2003, 6,476,100 shares at March 31, 2004 and 6,519,148 shares at September 30, 2004 with no stated value	1,028,508	1,069,708	1,084,708
Capital surplus	1,057,916	1,057,900	1,057,624
Retained earnings:
Appropriated for legal reserve	239,454	239,571	239,571
Unappropriated	668,553	958,416	1,047,485
Accumulated other changes in equity from nonowner sources, net of taxes	55,392	384,719	277,358

Total	3,228,123	3,847,414	3,828,846
Less treasury stock, at cost—2,432 common shares at September 30, 2003, 2,779 common shares at March 31, 2004 and 2,913 common shares at September 30, 2004	2,147	2,443	2,505

Shareholders’ equity—net	3,225,976	3,844,971	3,826,341

Total	¥101,851,277	¥103,699,099	¥113,294,262

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions, except per share data)
Interest income:
Loans, including fees	¥473,013	¥450,682
Deposits in other banks	25,533	25,311
Investment securities	205,460	176,931
Trading account assets	15,279	23,181
Call loans, funds sold, and receivables under resale agreements and securities borrowing transactions	25,609	19,437

Total	744,894	695,542

Interest expense:
Deposits	91,012	94,088
Debentures	2,313	348
Call money, funds purchased, and payables under repurchase agreements and securities lending transactions	51,826	30,452
Due to trust account, other short-term borrowings, and trading account liabilities	22,628	34,983
Long-term debt	58,703	55,745

Total	226,482	215,616

Net interest income	518,412	479,926
Provision (credit) for credit losses	(129,602)	167,059

Net interest income after provision (credit) for credit losses	648,014	312,867

Non-interest income:
Fees and commissions	267,493	312,471
Foreign exchange gains (losses)—net	259,704	(164,247)
Trading account profits—net	17,783	12,323
Investment securities gains—net	148,916	196,686
Other non-interest income	19,382	70,128

Total	713,278	427,361

Non-interest expense:
Salaries and employee benefits	252,556	238,935
Occupancy expenses—net	59,529	60,424
Fees and commission expenses	43,827	42,079
Amortization of intangible assets	29,785	33,740
Insurance premiums, including deposit insurance	22,571	26,276
Minority interest in income of consolidated subsidiaries	14,227	15,752
Communications	13,112	14,195
Other non-interest expenses	146,373	107,016

Total	581,980	538,417

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	779,312	201,811
Income taxes	255,379	69,446

Income from continuing operations before cumulative effect of a change in accounting principle	523,933	132,365
Income from discontinued operations—net	5,276	—
Cumulative effect of a change in accounting principle, net of tax	—	(977)

Net income	¥529,209	¥131,388

Income allocable to preferred shareholders	¥4,168	¥3,479

Net income available to common shareholders	¥525,041	¥127,909

Amounts per share (in yen):
Basic earnings per common share—income from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥83,039.35	¥19,850.94
Basic earnings per common share—net income available to common shareholders	83,882.26	19,700.46
Diluted earnings per common share—income from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	79,757.80	19,743.30
Diluted earnings per common share—net income available to common shareholders	80,567.44	19,593.10

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FROM NONOWNER SOURCES (Unaudited)

	Gains (Losses), Net of Income Taxes
	Six months ended September 30,
	2003	2004
	(in millions)
Net income	¥529,209	¥131,388

Other changes in equity from nonowner sources:
Net unrealized holding gains on investment securities available for sale	173,148	13,548
Reclassification adjustment for gains included in net income	(92,271)	(126,810)

Total	80,877	(113,262)

Net unrealized gains (losses) on derivatives qualifying for cash flow hedges	3,068	(2,979)
Reclassification adjustment for gains included in net income	(3,410)	(1,285)

Total	(342)	(4,264)

Minimum pension liability adjustments	74,492	6,412

Foreign currency translation adjustments	11,516	3,526
Reclassification adjustment for losses included in net income	247	227

Total	11,763	3,753

Total changes in equity from nonowner sources	¥695,999	¥24,027

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions)
Preferred stock (Class 1):
Balance at beginning of period	¥122,100	¥122,100

Balance at end of period	¥122,100	¥122,100

Preferred stock (Class 2):
Balance at beginning of period	¥100,000	¥15,000
Conversion of Class 2 preferred stock to common stock	(43,800)	(15,000)

Balance at end of period	¥56,200	¥—

Common stock:
Balance at beginning of period	¥984,708	¥1,069,708
Issuance of new shares of common stock by conversion of Class 2 preferred stock	43,800	15,000

Balance at end of period	¥1,028,508	¥1,084,708

Capital surplus:
Balance at beginning of period	¥1,058,611	¥1,057,900
Losses on sale of shares of treasury stock, net of taxes	(695)	(276)

Balance at end of period	¥1,057,916	¥1,057,624

Retained earnings appropriated for legal reserve:
Balance at beginning of period	¥237,474	¥239,571
Transfer from unappropriated retained earnings	1,980	—

Balance at end of period	¥239,454	¥239,571

Unappropriated retained earnings:
Balance at beginning of period	¥170,408	¥958,416
Net income	529,209	131,388

Total	699,617	1,089,804

Deduction:
Cash dividends:
Common stock	(24,916)	(38,840)
Preferred stock (Class 1)	(3,358)	(3,358)
Preferred stock (Class 2)	(810)	(121)
Transfer to retained earnings appropriated for legal reserve	(1,980)	—

Total	(31,064)	(42,319)

Balance at end of period	¥668,553	¥1,047,485

Accumulated other changes in equity from nonowner sources, net of taxes:
Balance at beginning of period	¥(111,398)	¥384,719
Net change during the period	166,790	(107,361)

Balance at end of period	¥55,392	¥277,358

Treasury stock:
Balance at beginning of period	¥(3,275)	¥(2,443)
Purchases of shares of treasury stock	(140)	(417)
Sales of shares of treasury stock	1,195	790
Net increase (decrease) resulting from changes in consolidated subsidiaries and affiliated companies	73	(435)

Balance at end of period	¥(2,147)	¥(2,505)

Total shareholders’ equity	¥3,225,976	¥3,826,341

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions)
Cash flows from operating activities:
Net income	¥529,209	¥131,388
Adjustments to reconcile net income to net cash used in operating activities:
Income from discontinued operations—net	(5,276)	—
Provision (credit) for credit losses	(129,602)	167,059
Investment securities gains—net	(148,916)	(196,686)
Foreign exchange losses (gains)—net	(314,237)	232,220
Provision for deferred income taxes	229,991	29,188
Increase in trading account assets, excluding foreign exchange contracts	(997,300)	(1,281,015)
Increase (decrease) in trading account liabilities, excluding foreign exchange contracts	308,864	(154,160)
Decrease in accrued interest receivable and other receivables	14,055	6,383
Increase (decrease) in accrued interest payable and other payables	(14,418)	6,015
Other—net	79,805	14,523

Net cash used in operating activities	(447,825)	(1,045,085)

Cash flows from investing activities:
Proceeds from sales and maturities of investment securities available for sale	24,803,591	34,629,128
Purchases of investment securities available for sale	(23,767,351)	(38,407,538)
Proceeds from maturities of investment securities being held to maturity	29,186	24,144
Purchases of investment securities being held to maturity	(39,927)	(650,847)
Proceeds from sales of other investment securities	7,474	1,936
Purchases of preferred stock investment in UFJ Bank Limited	—	(700,000)
Purchases of other investment securities	(58,364)	(100,720)
Net decrease (increase) in loans	118,653	(555,000)
Net decrease (increase) in interest-earning deposits in other banks	194,271	(464,129)
Net decrease (increase) in call loans, funds sold, and receivables under resale agreements and securities borrowing transactions	(3,658,834)	1,704,435
Other—net	(208,425)	(240,777)

Net cash used in investing activities	(2,579,726)	(4,759,368)

Cash flows from financing activities:
Net increase in deposits	3,061,922	1,565,305
Decrease in debentures	(118,561)	(235,205)
Net increase in call money, funds purchased, and payables under repurchase agreements and securities lending transactions	321,807	2,235,699
Net increase in other short-term borrowings	1,318,956	2,572,448
Net decrease in due to trust account	(65,077)	(12,808)
Proceeds from issuance of long-term debt	810,295	452,561
Repayment of long-term debt	(547,503)	(417,055)
Dividends paid	(29,000)	(42,265)
Other—net	76,560	96,017

Net cash provided by financing activities	4,829,399	6,214,697

Effect of exchange rate changes on cash and cash equivalents	56,413	69,521

Net increase in cash and cash equivalents	1,858,261	479,765
Cash and cash equivalents at beginning of period	4,288,581	3,111,967

Cash and cash equivalents at end of period	¥6,146,842	¥3,591,732

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	¥240,827	¥208,604
Income taxes, net of refunds	25,413	27,934
Non-cash investing activities:
Marketable equity securities transferred to employee retirement benefit trusts	87,586	—
Available-for-sale securities transferred to held-to-maturity category	78,343	—

See the accompanying notes to Condensed Consolidated Financial Statements.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.    BASIS OF SEMIANNUAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying semiannual condensed consolidated financial statements (unaudited) are stated in Japanese yen, the currency of the country in which Mitsubishi Tokyo Financial Group, Inc. (“MTFG”) is incorporated and principally operates. Such condensed consolidated financial statements include the accounts of MTFG and its subsidiaries (collectively, the “MTFG Group”) and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of amounts involved to conform with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying condensed consolidated financial statements (unaudited) should be read in conjunction with consolidated financial statements for the fiscal year ended March 31, 2004. Certain information that would be included in annual financial statements but not required for semiannual reporting purpose under US GAAP has been omitted or condensed.

The presentation of condensed consolidated financial statements in conformity with US GAAP requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Certain reclassifications and format changes have been made to the prior period financial statements to conform to the current period presentation.

Accounting Changes

Variable Interest Entities—In January 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities (“VIEs”). The consolidation requirements of FIN No. 46 apply immediately to VIEs created after January 31, 2003. MTFG has applied, as required, FIN No. 46 to all VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003, which has been amended by the FASB as described below.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN No. 46R”). FIN No. 46R modifies FIN No. 46 in certain respects including the scope exception, the definition of VIEs, and other factors that would affect the determination of VIEs and primary beneficiaries that must consolidate VIEs. FIN No. 46R, as written, applies to VIEs created before February 1, 2003 no later than the end of the first reporting period that ends after March 15, 2004, and to all special purpose entities no later than the first reporting period that ends after December 15, 2003. Subsequent to the issuance of FIN No. 46R, the Chief Accountant of the U.S. Securities and Exchange Commission (“SEC”) stated the SEC staff’s position in a letter to the American Institute of Certified Public Accountants (“AICPA”) dated March 3, 2004, that the SEC staff does not object to the conclusion that FIN No. 46R should not be required to be applied at a date earlier than the original FIN No. 46 and that foreign private issuers would be required to apply FIN No. 46R at various dates depending on the entity’s year-end and the frequency of interim reporting. In accordance with the letter, the MTFG Group adopted FIN No. 46R on April 1, 2004, except for certain investment companies, for which the effective date of FIN No. 46R is deferred. Under FIN No. 46R, any difference between the net amount added to the balance sheet and the amount of any previously recognized interest in the VIE is to be recognized as a cumulative effect of a change in accounting principle. The cumulative effect of the change in accounting principle was to decrease net income by ¥977 million, and to increase the MTFG Group’s assets and liabilities by ¥1,470,217 million and ¥1,472,093 million, respectively. See Note 12 for further discussion of VIEs in which the MTFG Group holds variable interests.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Derivative Instruments and Hedging Activities—In April 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, (2) clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows, (3) amends the definition of underlyings, one of three characteristics of derivatives, to include the occurrence or non-occurrence of a specified event such as scheduled payments under a contract, and (4) amends certain other existing pronouncements, in particular, those related to the scope of instruments that are subject to the requirements of SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the MTFG Group’s financial position or results of operations.

Certain Financial Instruments with Characteristics of both Liabilities and Equity—In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which is the MTFG Group’s fiscal year ending March 31, 2005. On November 7, 2003, FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” delayed the effective date of certain provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of SFAS No. 150 did not have a material impact on the MTFG Group’s financial position and results of operations.

Disclosure about Pension and Other Postretirement Benefit—In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” (“SFAS No. 132R”), which replaces existing FASB disclosure requirements for pensions. SFAS No. 132R requires disclosure of more details about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. SFAS No. 132R is generally effective for the fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. See Note 7 for the required disclosures.

Impairment of Securities Investments—In November 2003, the FASB Emerging Issues Task Force (the “EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 requires certain additional quantitative and qualitative disclosures in addition to the disclosures already required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The new disclosure requirements are applied to financial statements for the fiscal years ending after December 15, 2003. See Note 4 to consolidated financial statements for the required disclosures. In March 2004, the EITF also reached a consensus on additional accounting guidance for other-than-temporary impairments, which requires an evaluation and recognition of other-than-temporary impairment by a three-step impairment test. The guidance should be applied for reporting periods beginning after June 15, 2004. On September 30, 2004, FASB Staff Position EITF Issue 03-1-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” delayed the effective date for the measurement and recognition guidance contained in paragraphs 10 through 20 of EITF 03-1. The FASB will be issuing implementation guidance related to this topic. Once issued, the MTFG Group will evaluate the impact of adopting EITF 03-1.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Recently Issued Accounting Pronouncements

Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities—In January 2003, the EITF reached a consensus on Issue No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities” (“EITF 03-2”), which was ratified by the FASB in February 2003. EITF 03-2 addresses accounting for a transfer to the Japanese government of a substitutional portion of an employee pension fund and requires employers to account for the entire separation process of the substitutional portion from an entire plan upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets as the culmination of a series of steps in a single settlement transaction. It also requires that the difference between the fair value of the obligation and the assets required to be transferred to the government, if any, should be accounted for as a subsidy from the government, separately from gain or loss on settlement of the substitutional portion of the obligation, upon completion of the transfer.

In June 2003, The Bank of Tokyo-Mitsubishi, Ltd. (“BTM”) submitted to the government an application to transfer the obligation to pay benefits for future employee service related to the substitutional portion and the application was approved in August 2003. In August 2004, BTM made another application for transfer to the government of the remaining substitutional portion and the application was approved in November 2004. Upon completion of the separation, the substitutional obligation and related plan assets will be transferred to a government agency, and BTM will be released from paying the substitutional portion of the benefits to its employees, but the timing of the completion of the transfer is not known yet. The impact on MTFG’s consolidated financial statements of the transfer accounted for in accordance with EITF 03-2 is not known and cannot be reasonably estimated until the completion of the transfer which is expected to occur.

Loans and Debt Securities Acquired in a Transfer—In December 2003, the AICPA issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” which supersedes AICPA Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans” and addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least, in part, to credit quality. SOP 03-3 limits accretable yield to the excess of the investor’s estimate of undiscounted cash flows over the investor’s initial investment in the loan and prohibits the recognition of the non-accretable difference. Under SOP 03-3, subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life while any decreases in such cash flows should be recognized as impairments. SOP 03-3 also provides guidance with regard to presentation and disclosures. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The MTFG Group has not completed the study of what effect SOP 03-3 will have on its financial position and results of operations.

Share-Based Payment—In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123 preferred a fair-value-based method of accounting for share-based payment transactions with employees, but it permitted the option of continuing to apply the guidance of using intrinsic-value-based measurement method in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. SFAS No. 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires a fair-value-based measurement method in accounting for share-based payment transactions with employees. As a result, the cost resulting from all share-based payment transactions shall be recognized in the financial

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

statements. SFAS No. 123R is effective as of the beginning of the interim or annual reporting periods beginning after June 15, 2005. See Note 14 for the pro forma information as if the fair value based method had been applied to all awards in accordance with SFAS No. 123.

Exchanges of Nonmonetary Assets—In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The guidance in APB No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier adoption permitted. The MTFG Group has not completed the study of what effect SFAS No. 153 will have on its financial position and results of operations.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

2.    INVESTMENTS IN ACOM

In April 2004, MTFG acquired an additional 12.9% of the common shares of ACOM, CO., LTD. (“ACOM”), a consumer finance company in Japan, resulting in an aggregate ownership interest of 15.1% in ACOM. Prior to the acquisition, the MTFG Group held 2.2% of the common shares of ACOM and accounted for the investment as available-for-sale securities. As a result of the additional investment and a change in the MTFG Group’s relationship with ACOM, including an increase in the MTFG Group’s representation on ACOM’s board of directors, the MTFG Group obtained the ability to exercise significant influence over the operations of ACOM and applied the equity method to the investment for the six months ended September 30, 2004. The equity method was applied in a manner consistent with the accounting for a step-by-step acquisition of a subsidiary in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Accordingly, the accompanying condensed consolidated financial statements in prior fiscal periods have been retroactively adjusted to reflect the adoption of the equity method.

The previously reported amounts and the adjusted amounts are as follows:

	September 30, 2003		March 31, 2004
	As previously reported	As adjusted	As previously reported	As adjusted
	(in millions)
Investment securities—Securities available for sale	¥22,613,343	¥22,597,527	¥27,654,310	¥27,630,316
Deferred tax assets	1,329,689	1,327,941	1,005,965	1,007,276
Other assets	1,582,449	1,602,511	1,511,885	1,532,587
Retained earnings—Unappropriated	665,828	668,553	955,291	958,416
Accumulated other changes in equity from nonowner sources, net of taxes	55,545	55,392	389,751	384,719

	Six months ended September 30, 2003
	As previously reported	As adjusted *
	(in millions, except per share data)
Interest income—Investment securities	¥205,589	¥205,460
Other non-interest income	19,737	19,382
Income taxes	251,794	255,379
Net income	528,856	529,209
Basic earnings per common share—income from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	83,825.00	83,039.35
Basic earnings per common share—net income	83,825.00	83,882.26
Diluted earnings per common share—income from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	80,512.47	79,757.80
Diluted earnings per common share—net income	80,512.47	80,567.44

*	“As adjusted” amounts related to the condensed consolidated statement of income for the six months ended September 30, 2003 include the effect of adjustments for discontinued operations. See Note 3.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

3.  DISCONTINUED OPERATIONS

During the second half of the fiscal year ended March 31, 2004, the MTFG Group completed the liquidation of its domestic mortgage securities subsidiary, The Diamond Mortgage Co., Ltd. The dissolution was due to the adverse business environment for the domestic mortgage securities business. In addition, during the second half of the fiscal year ended March 31, 2004, as a part of the MTFG Group’s efforts to streamline its securities business, Mitsubishi Securities Co., Ltd. (“Mitsubishi Securities”) sold certain domestic subsidiaries to third parties. BTM also sold its securities subsidiary in Europe to third parties.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the MTFG Group has presented the results of discontinued operations as a separate line item in the condensed consolidated statements of income and the condensed consolidated statements of cash flows.

The following table shows the results of discontinued operations for the six months ended September 30, 2003:

Six months ended September 30, 2003
(in millions)
Total revenue	¥1,627

Income from discontinued operations	1,720
Gain on disposal	212
Income tax benefit	(3,344)

Income from discontinued operations—net	¥5,276

The following is a summary of the assets and liabilities of discontinued operations at September 30, 2003:

September 30, 2003
(in millions)
Cash	¥1,179
Trading account assets	2,221
Investment securities	2,592
Loans, net of allowance for credit losses	1,728
Other assets	9,018

Total assets	¥16,738

Other short-term borrowings	¥258
Other liabilities	1,162

Total liabilities	¥1,420

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

4.  INVESTMENT SECURITIES

The amortized costs and estimated fair values of investment securities available for sale and being held to maturity at March 31, 2004 and September 30, 2004 were as follows:

	March 31, 2004				September 30, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(in millions)
Securities available for sale:
Debt securities, principally Japanese government bonds and corporate bonds	¥23,413,395	¥185,435	¥51,704	¥23,547,126	¥27,873,878	¥201,586	¥30,033	¥28,045,431
Marketable equity securities	2,410,421	1,674,409	1,640	4,083,190	2,222,768	1,371,622	6,087	3,588,303

Total securities available for sale	¥25,823,816	¥1,859,844	¥53,344	¥27,630,316	¥30,096,646	¥1,573,208	¥36,120	¥31,633,734

Debt securities being held to maturity, principally Japanese government bonds	¥1,250,759	¥8,505	¥1,363	¥1,257,901	¥1,876,692	¥14,309	¥246	¥1,890,755

In September 2000, BTM changed its intent to hold securities originally classified as held-to-maturity and transferred such securities to the available-for-sale category while The Mitsubishi Trust and Banking Corporation (“MTBC”) maintained its positive intent and ability to hold its held-to-maturity securities without any sales or transfers of such securities during the fiscal year ended March 31, 2001. As a result of the transfer, unrealized gains on securities available for sale were recorded as a separate component of shareholders’ equity and were not significant. The MTFG Group classified subsequent acquisitions of securities as either available for sale or trading until the fiscal year ended March 31, 2003. On April 1, 2003, the MTFG Group reassessed the appropriateness of the classification of the securities which had been classified as available for sale and reclassified ¥78,343 million of such securities as held-to-maturity. The transfer did not have a material impact on its financial position or results of operations.

In August 2004, four companies in the MTFG Group, MTFG, BTM, MTBC and Mitsubishi Securities, concluded a basic agreement with four companies in the UFJ Group, UFJ Holdings, Inc. (“UFJ Holdings”), UFJ Bank Limited (“UFJ Bank”), UFJ Trust Bank Limited (“UFJ Trust Bank”) and UFJ Tsubasa Securities Co., Ltd. (“UFJ Tsubasa Securities”), regarding the management integration of the holding companies, banks, trust banks and securities companies of the two groups, subject to the approval by the shareholders and the relevant authorities. In September 2004, UFJ Bank issued 3.5 billion of preferred shares to MTFG for ¥700 billion. These preferred shares were carried on the MTFG Group’s balance sheet as of September 30, 2004 at cost.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

5.    LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loans at March 31, 2004 and September 30, 2004 by domicile and type of industry of borrower are summarized below. Classification of loans by industry is based on the industry segment loan classifications as defined by The Bank of Japan.

	March 31, 2004	September 30, 2004
	(in millions)
Domestic:
Manufacturing	¥6,000,095	¥6,756,681
Construction	1,010,439	990,448
Real estate	4,585,299	4,758,946
Services	4,344,833	4,228,255
Wholesale and retail	4,998,952	5,287,629
Banks and other financial institutions	3,834,178	4,290,570
Communication and information services	874,564	826,844
Other industries	6,169,456	6,576,550
Consumer (2)	7,951,205	8,240,120

Total domestic	39,769,021	41,956,043

Foreign:
Governments and official institutions	183,117	125,365
Banks and other financial institutions	1,043,904	966,680
Commercial and industrial	7,239,896	8,137,504
Other	318,543	626,073

Total foreign	8,785,460	9,855,622

Less unearned income and deferred loan fees—net	28,625	26,917

Total (1)	¥48,525,856	¥51,784,748

Notes:

(1)	The above table includes loans held for sale of ¥12,893 million at March 31, 2004 and ¥1,858 million at September 30, 2004, which are carried at the lower of cost or estimated fair value.
(2)	Domestic loans within the “consumer” category in the above table include loans to individuals who utilize loan proceeds to finance their proprietor activities and not for their personal financing needs. During the fiscal year ended March 31, 2004, the MTFG Group’s credit administration system was upgraded and the MTFG Group became able to present a precise breakdown of the balance of such consumer loans by the type of proprietor business, as presented below:

	Manufacturing	Construction	Real estate	Services	Wholesale and retail	Banks and other financial institutions	Communication and information services	Other industries	Total included in Consumer
	(in millions)
March 31, 2004	¥28,229	¥19,283	¥738,377	¥230,730	¥52,253	¥1,200	¥4,121	¥10,620	¥1,084,813
September 30, 2004	¥23,344	¥17,491	¥712,592	¥212,143	¥45,727	¥1,050	¥9,456	¥3,768	¥1,025,571

Loans are generally placed on nonaccrual status when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more with respect to loans of domestic banking subsidiaries, including BTM and MTBC, and 90 days or more with respect to loans of certain foreign banking subsidiaries, except when the loans are in the process of collection based upon the judgment of management.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The following is a summary of nonaccrual loans, restructured loans and accruing loans past due 90 days or more at March 31, 2004 and September 30, 2004:

	March 31, 2004	September 30, 2004
	(in millions)
Nonaccrual loans	¥1,083,124	¥1,366,304
Restructured loans	632,363	413,926
Accruing loans contractually past due 90 days or more	15,596	11,509

Total	¥1,731,083	¥1,791,739

The MTFG Group’s impaired loans primarily include nonaccrual loans and restructured loans. At March 31, 2004 and September 30, 2004, the impaired loans were ¥1,588,896 million and ¥1,691,132 million, respectively, which do not include loans held for sale that were impaired of ¥12,637 million and ¥1,387 million, respectively.

Changes in the allowance for credit losses for the six months ended September 30, 2003 and 2004 were as follows:

	Six months ended September 30,
	2003	2004
	(in millions)
Balance at beginning of period	¥1,360,136	¥888,127

Provision (credit) for credit losses	(129,602)	167,059
Charge-offs	176,149	138,549
Less—Recoveries	18,774	17,368

Net charge-offs	157,375	121,181

Other *	(4,115)	4,203

Balance at end of period	¥1,069,044	¥938,208

*	Other principally includes foreign exchange translation and discontinued operations adjustments.

6.    ASSETS PLEDGED

At September 30, 2004, assets pledged as collateral for call money, funds purchased, payables for repurchase agreements and securities lending transactions, other short-term borrowings, and long-term debt and for certain other purposes were as follows:

September 30, 2004
(in millions)
Trading securities	¥3,401,054
Investment securities	6,446,415
Loans	5,065,732
Other	45,810

Total	¥14,959,011

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In addition, at September 30, 2004, Due from banks, Trading securities, Investment securities, Loans and certain other assets aggregating ¥ 6,603,755 million were pledged as collateral for acting as a collection agent of public funds, for settlement of exchange at the Bank of Japan and Tokyo Bankers Association, for derivative transactions and for certain other purposes.

7.    SEVERANCE INDEMNITIES AND PENSION PLANS

The following table summarizes the components of net periodic costs of the severance indemnities and pension plans of BTM, MTBC and certain other domestic subsidiaries for the six months ended September 30, 2003 and 2004:

	Six months ended September 30,
	2003	2004
	(in millions)
Service cost—benefits earned during the period	¥12,477	¥10,710
Interest costs on projected benefit obligation	10,089	11,035
Expected return on plan assets	(10,792)	(15,587)
Amortization of unrecognized net obligation at transition	1,969	1,247
Amortization of unrecognized prior service cost	(16)	(524)
Amortization of net actuarial loss	17,482	10,783
Loss on settlements	5,861	2,039

Net periodic benefit cost	¥37,070	¥19,703

As previously disclosed in its consolidated financial statements for the fiscal year ended March 31, 2004, BTM, MTBC and certain other domestic subsidiaries expect to contribute approximately ¥34 billion to pension plans during the fiscal year ending March 31, 2005. For the six months ended September 30, 2004, ¥18 billion of contributions have been made. BTM, MTBC and certain other domestic subsidiaries currently anticipate contributing an additional ¥16 billion for the reminder of the fiscal year ending March 31, 2005 for a total of ¥34 billion.

The following table summarizes the components of net periodic costs of the employees’ retirement and other benefit plans of certain offices and subsidiaries in the United States of America for the six months ended September 30, 2003 and 2004:

	Six months ended September 30,
	2003	2004
	(in millions)
Service cost—benefits earned during the period	¥335	¥297
Interest costs on projected benefit obligation	433	396
Expected return on plan assets	(283)	(321)
Amortization of unrecognized net obligation at transition	9	(13)
Amortization of unrecognized prior service cost	(104)	(31)
Amortization of net actuarial loss	332	267

Net periodic benefit cost	¥722	¥595

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

8.    REGULATORY CAPITAL REQUIREMENTS

MTFG, BTM, MTBC, UnionBanCal Corporation (“UNBC”), a subsidiary of BTM, and certain other subsidiaries are subject to various banking and other regulatory requirements including capital requirements promulgated by the regulatory authorities in countries in which they operate. Failure to meet such regulatory capital requirements could have a direct material impact on MTFG’s consolidated financial statements.

The table below presents MTFG’s consolidated risk-based capital, risk-adjusted assets and risk-based capital ratios at March 31, 2004 and September 30, 2004. The underlying figures are calculated in accordance with Japanese banking regulations based on information derived from the financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”) as required by the Financial Services Agency of Japan (the “FSA”):

	March 31, 2004	September 30, 2004	Minimum capital ratios required
	(in millions, except percentages)
Capital components:
Tier I capital	¥3,859,428	¥4,025,922
Tier II capital	3,157,877	2,818,062
Total risk-based capital	6,992,757	5,949,678
Risk-weighted assets	53,996,772	54,457,126
Capital ratios:
Tier I capital	7.14%	7.39%	4.00%
Total risk-based capital	12.95	10.92	8.00

The table below presents the consolidated and stand-alone risk-based capital ratios of BTM and MTBC at March 31, 2004 and September 30, 2004. The underlying figures are calculated in accordance with Japanese banking regulations based on information derived from the financial statements prepared in accordance with Japanese GAAP as required by the FSA:

	March 31, 2004	September 30, 2004	Minimum capital ratios required
Consolidated capital ratios:
BTM:
Tier I capital	6.52%	6.69%	4.00%
Total risk-based capital	11.97	10.56	8.00
MTBC:
Tier I capital	7.76	8.29	4.00
Total risk-based capital	15.03	11.71	8.00
Stand-alone capital ratios:
BTM:
Tier I capital	6.35	6.51	4.00
Total risk-based capital	12.18	10.65	8.00
MTBC:
Tier I capital	7.78	8.24	4.00
Total risk-based capital	15.16	11.71	8.00

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The table below presents the risk-based capital ratios of UNBC and Union Bank of California, a subsidiary of UNBC, at December 31, 2003 and June 30, 2004:

	December 31, 2003	June 30, 2004	Minimum capital ratios required
UNBC:
Tier I capital (to risk-weighted assets)	11.31%	10.46%	4.00%
Tier I capital (to quarterly average assets)	9.03	8.36	4.00
Total capital (to risk-weighted assets)	14.14	13.07	8.00

	December 31, 2003	June 30, 2004	Minimum capital ratios required	Ratios OCC* requires to be “well capitalized”
Union Bank of California:
Tier I capital (to risk-weighted assets)	10.44%	10.58%	4.00%	6.00%
Tier I capital (to quarterly average assets)	8.30	8.46	4.00	5.00
Total capital (to risk-weighted assets)	11.88	11.95	8.00	10.00

*	OCC represents the Office of the Comptroller of the Currency of the United States.

9.    EARNINGS PER COMMON SHARE

Basic earnings per common share (“EPS”) excludes the dilutive effects of potential common shares and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period, while diluted EPS gives effect to all dilutive potential common shares that were outstanding for the period.

The weighted average number of shares used in the computations of basic EPS and diluted EPS were 6,259 thousand shares and 6,516 thousand shares, respectively, for the six months ended September 30, 2003, and 6,493 thousand shares and 6,504 thousand shares, respectively, for the six months ended September 30, 2004.

For the six months ended September 2003 and 2004, Class 2 Preferred Stock, convertible securities and stock options issued by the subsidiaries were included to compute diluted EPS. The convertible securities are 1 1/4% Convertible Bonds due 2013 and  1/4% Convertible Bonds due 2014 issued by Mitsubishi Securities for the six months ended September 30, 2003 and  1/4% Convertible Bonds due 2014 issued by Mitsubishi Securities for the six months ended September 30, 2004. The stock options are based on the stock-based compensation plans of Mitsubishi Securities and UNBC.

10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The MTFG Group uses various derivative financial instruments, including interest rate swaps and foreign currency forward contracts, for trading, customer accommodation and risk management purposes. The MTFG Group’s trading activities include dealing and customer accommodation activities to meet the financial needs of its customers. The related derivatives are measured at fair value with gains and losses recognized currently in earnings. The MTFG Group also accounts for derivatives held for risk management purpose as trading positions and measures them at fair value with gains/losses recognized currently in earnings unless such derivatives qualify for hedge accounting.

UNBC adopts hedging strategies and uses certain derivatives to achieve hedge accounting. A cash flow hedge strategy is adopted primarily for the purpose of hedging forecasted future loan interest payments as well as future interest income from variable rate loans, utilizing interest rate swaps and various other interest rate

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

options. A fair value hedge is intended to effectively convert certain fixed rate liabilities (including trust preferred securities and medium-term notes) into floating rate instruments. Gains and losses recorded due to hedge ineffectiveness were not material for the six months ended September 30, 2003 or 2004.

11.    OBLIGATIONS UNDER GUARANTEES AND OTHER OFF-BALANCE-SHEET INSTRUMENTS

The MTFG Group provides customers with a variety of guarantees and similar arrangements as described in Note 24 to consolidated financial statements. The table below presents the contractual or notional amounts of such guarantees at March 31, 2004 and September 30, 2004:

	March 31, 2004	September 30, 2004
	(in billions)
Standby letters of credit and financial guarantees	¥2,747	¥3,480
Performance guarantees	1,213	1,338
Liquidity facilities	603	16
Derivative instruments	21,205	14,828
Guarantees for the repayment of trust principal	2,080	1,920
Liabilities of trust accounts	3,886	4,169
Others	309	486

Total	¥32,043	¥26,237

In addition to obligations under guarantees and similar arrangements set forth above, the MTFG Group issues other off-balance-sheet instruments to meet the financing needs of its customers and for other purposes as described in Note 24 to consolidated financial statements. The table below presents the contractual amounts with regard to such instruments at March 31, 2004 and September 30, 2004:

	March 31, 2004	September 30, 2004
	(in billions)
Commitments to extend credit	¥25,610	¥25,512
Commercial letters of credit	377	383
Resale and repurchase agreements	165	166
Commitments to make investments	58	39

The MTFG Group is involved in various litigation matters. Management, based upon their current knowledge and consultation with counsel, record appropriate litigation reserves. Management believes that the amount of the MTFG Group’s liabilities when ultimately determined will not have a material adverse effect on its financial position or results of operations.

12.    VARIABLE INTEREST ENTITIES

A variable interest entity (“VIE”) is defined as an entity with one or more of the following characteristics; (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, (2) the equity investors lack significant decision making ability or do not absorb the expected losses or receive the expected residual returns or (3) the equity interests have voting right that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. Variable interests in a variable interest entity are contractual, ownership, or other pecuniary interests in an entity that change with changes in the

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

fair value of the entity’s net assets exclusive of variable interests. An enterprise is required to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected returns, or both. An enterprise that consolidates a VIE is referred to as the primary beneficiary.

In the normal course of its business, the MTFG Group is a party to various entities which may be deemed to be variable interest entities such as asset-backed commercial paper conduits, securitization conduits of client properties, various investment funds and special purpose entities created for structured financing.

The MTFG Group adopted FIN No. 46R at April 1, 2004, except for certain investment companies, for which the effective date of FIN No. 46R is deferred. As a result, the MTFG Group has consolidated all VIEs in which it is deemed to be the primary beneficiary including those created before February 1, 2003. The adoption of FIN No. 46R resulted in a cumulative-effect adjustment reducing net income by ¥977 million and an increase in total assets of ¥1,470,217 million. See Note 1 “Accounting Changes” for more information.

The following table presents, by type of VIE, the total assets of consolidated and non-consolidated VIEs and the maximum exposure to non-consolidated VIEs:

	September 30, 2004
	Consolidated VIEs	Non-consolidated VIEs
	Assets	Assets	Maximum exposure
	(in millions)
Asset-backed commercial paper conduits	¥3,281,533	¥336,725	¥48,276
Securitization conduits of client properties	36,303	1,559,419	436,251
Investment funds	713,389	22,984,123	661,888
Special purpose entities created for structured financing	36,479	14,028,239	824,085
Repackaged instruments	166,301	11,319,881	598,602
Others	97,859	5,019,166	796,654

Total	¥4,331,864	¥55,247,553	¥3,365,756

The following table presents the carrying amount of consolidated assets that correspond to VIE obligations.

September 30, 2004
(in millions)
Cash	¥78,100
Trading account assets	437,299
Investment securities	456,242
Loans	3,072,731
Others	287,492

Total	¥4,331,864

A portion of the assets presented in the table above were derived from transactions between consolidated VIEs and the MTFG Group, the primary beneficiary, and were eliminated as intercompany transactions. The eliminated amounts were ¥70,706 million of cash and ¥103 million of other assets.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In general, the creditors or beneficial interest holders of consolidated VIEs have recourse only to the assets of those VIEs and do not have recourse to other assets of the MTFG Group, except where the MTFG Group provides credit support as in the case of certain asset backed commercial paper conduits.

Asset-backed Commercial Paper Conduits

The MTFG Group administers several multi-seller finance entities (primarily commercial paper conduits) that purchase financial assets, primarily pools of receivables, from third-party customers. Assets purchased by these conduits are generally funded by issuing commercial paper and/or by borrowings from the MTFG Group or third parties. While customers basically continue to service the transferred trade receivables, the MTFG Group underwrites, distributes, makes a market in commercial paper issued by the conduits, and also provides liquidity and credit support facilities to the entities.

In accordance with the consolidation requirements of FIN No. 46, the MTFG Group consolidated certain of these multi-seller finance entities for the fiscal year ended March 31, 2004. The MTFG Group has subsequently consolidated other multi-seller finance entities, where the MTFG Group is deemed to be the primary beneficiary, including those created before February 1, 2003.

As a result of the consolidation of these entities, the MTFG Group’s total assets, loans and commercial paper issued increased by ¥1,503,581 million, ¥2,423,463 million and ¥1,424,517 million, respectively, while the contractual or notional amounts of liquidity facilities and other off-balance-sheet credit related support were decreased by ¥1,444,333 million primarily as a result of elimination of the transactions within the MTFG Group.

Securitization Conduits of Client Properties

The MTFG Group administers several conduits that purchase client assets, primarily real estate, from third-party customers. Assets purchased by these conduits are generally funded by investments under partnership agreements from customers or by borrowings from the MTFG Group or third parties. Regarding the entities in which the MTFG Group has variable interests but is not the primary beneficiary, customers basically invest in the equity of the conduits and continue to use the transferred real estate by lease-back agreements.

Investment Funds

The MTFG Group holds investments in various investment funds that collectively invest in equity and debt securities including listed Japanese securities and investment grade bonds, and, to a limited extent, securities and other interests issued by companies in a start-up or restructuring stage. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds.

Special Purpose Entities Created for Structured Financing

The MTFG Group extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in real properties, to provide financing for special purpose projects including real estate development and natural resource development managed by third parties.

The MTFG Group generally acts as a member of a lending group and does not have any equity investment in the entities, which is typically provided by project owners. For most of these financings, the equity provided by the project owners is of sufficient level to absorb expected losses, while expected returns to the owners are

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

arranged to be the most significant among all returns. Accordingly, the MTFG Group determined that the MTFG Group is not the primary beneficially of most of these entities. However, in transactions with entities whose investment at risk is exceptionally thin and the MTFG Group’s share of financing is dominant, the MTFG Group is ultimately required to consolidate this type of entity.

Repackaged Instruments

The MTFG Group has two types of relationships with special purpose entities that repackage financial instruments to create new financial instruments.

The MTFG Group provides repackaged instruments with features that meet the customer’s needs and preferences through special purpose entities. The MTFG Group purchases financial instruments such as bonds and transfers them to special purpose entities which then issue new instruments. The special purpose entities may enter into derivative transactions including interest rate and currency swaps with the MTFG Group or other financial institutions to modify the cash flows of the underlying financial instruments. The MTFG Group underwrites and markets to its customers the new instruments issued by the special purpose entities.

The MTFG Group also invests in repackaged instruments arranged and issued by third parties.

Financing Vehicle

UNBC deconsolidated UNBC Finance Trust I upon adoption of FIN No. 46 in UNBC’s fiscal year ended December 31, 2003. Since then, as discussed in Note 25 to consolidated financial statements, management was evaluating whether the MTFG Group should deconsolidate similar financing vehicles after FIN No. 46R became effective. As a result, the MTFG Group deconsolidated its three financing vehicles, BTM (Curacao) Holdings N.V., BTM Finance (Curacao) N.V. and MTBC Finance (Aruba) A.E.C., in accordance with FIN No. 46R. Since the three finance vehicles are conduits, deconsolidation did not have a material impact on the MTFG Group’s results of operations or financial condition.

Trust Arrangements

The MTFG Group offers a variety of asset management and administration services under trust arrangements including securities investment trusts, pension trusts and trusts used as securitization vehicles. Although in limited cases the MTFG Group may assume risks through guarantees or certain protections as provided in the agreements or relevant legislations, the MTFG Group has determined that it will not absorb a majority of expected losses in connection with such trust arrangements. In a typical trust arrangement, however, the MTFG Group manages and administers assets on behalf of the customers in an agency, fiduciary and trust capacity and does not assume risks associated with the entrusted assets. Customers receive and absorb expected returns and losses on the performance and operations of trust assets under management of the MTFG Group. Accordingly, the MTFG Group determined that it is generally not a primary beneficiary to any trust arrangements under management as its interests in the trust arrangements are insignificant in most cases.

Other Type of VIEs

The MTFG Group is also a party to other types of VIEs including special purpose entities created to hold assets on behalf of the MTFG Group as an intermediary, and welfare associations for employees.

The MTFG Group identified borrowers that were determined to be VIEs due to an insufficient level of equity. The MTFG Group is not the primary beneficiary of these borrowers because of its limited exposure as a

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

lender to such borrowers and did not consolidate any of such borrowers. Such borrowers engage in diverse business activities of various sizes in industries such as manufacturing, merchandise trading, distribution, construction and real estate development, independently from the MTFG Group.

13.    BUSINESS SEGMENTS

The business segment information, set forth below, is derived from the internal management reporting systems used by management to measure the performance of the MTFG Group’s business segments. Unlike financial accounting, there is no authoritative body of guidance for management accounting. The business segment information, set forth below, is based on the financial information prepared in accordance with Japanese GAAP in accordance with internal management accounting rules and practices. Accordingly, the format and information is presented primarily on the basis of Japanese GAAP and is not consistent with the condensed consolidated financial statements prepared on the basis of US GAAP. A reconciliation is provided for the segments’ total operating profits with income from continuing operations before income taxes under US GAAP. Management does not use information on segments’ total assets to allocate resources and assess performance and has not prepared information on segment assets. Accordingly, business segment information on total assets is not available. Management measures the performance of MTFG Group’s business segments primarily by “operating profit” which is a defined term in the regulatory reporting requirements of the FSA.

Effective April 1, 2004, the MTFG Group implemented a new integrated business group system, which integrates the operations of BTM and MTBC into the following three areas—Retail, Corporate and Trust Assets resulting in a new basis of segmentation. Although this new measurement basis did not change the legal entities of MTFG, BTM and MTBC, it is intended to create more synergies by making collaboration between the MTFG Group’s subsidiary banks more effective and efficient. Under this integrated business group system, the holding company formulates strategy for the group on an integrated basis, which is then executed by its subsidiary banks. Through this system, MTFG aims to reduce overlapping of functions within the Group, thereby increasing efficiency and realizing the benefits of its group resources and scale of operations. Moreover, through a greater integration of MTFG’s shared expertise in the banking, trust and securities businesses, it aims to deliver a more diverse but integrated lineup of products and services to customers.

In order to reflect the MTFG Group’s new integrated business group system, the MTFG Group has changed the classification of its business segments. Regarding operations that are not covered by the integrated business group system, the MTFG Group has classified its business segments into Treasury, UNBC and Other.

Integrated Retail Banking Business Group—Covers all domestic retail businesses, including commercial banking, trust banking, securities and wealth management businesses. This group integrates the retail business of BTM and MTBC and also retail product development, promotion and marketing in a single management structure. At the same time, it has developed and implemented MTFG Plaza, a new, one-stop, comprehensive financial services concept that provides integrated banking, trust and securities services.

Integrated Corporate Banking Business Group—Covers all domestic and overseas corporate businesses, including commercial banking, investment banking, trust banking and securities businesses. Through the integration of these business lines, diverse financial products and services are provided to its corporate clients. This group has clarified strategic domains, sales channels and methods to match the different growth stages and financial needs of its customers.

Integrated Trust Assets Business Group—Covers asset management and administration services for products such as pension trusts and security trusts. The launch of this group marked a further step in the integration of the trust banking expertise of MTBC and the international strengths of BTM. This group provides a

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

full range of services to corporate and other pension funds, including stable and secure pension fund management and administration, advice on pension schemes, and payment of benefits to scheme members.

Treasury—Treasury consists of the treasury unit at BTM, which conducts asset liability management and liquidity management for BTM, and the global markets business group at MTBC which provides various financial operations including banking, money markets and capital markets operations and securities investments.

UNBC—UNBC consists of BTM’s subsidiaries in California, UnionBanCal Corporation and Union Bank of California, N.A. As of December 31, 2004, BTM owned 61.8% of UnionBanCal Corporation, a publicly traded company listed on New York Stock Exchange. UnionBanCal is a U.S. commercial bank holding company. Union Bank of California, N.A., UnionBanCal’s bank subsidiary, is one of the largest commercial banks in California based on total assets and total deposits. UNBC provides a wide range of financial services to consumers, small businesses, middle market companies and major corporations, primarily in California, Oregon and Washington but also nationally and internationally.

Other—Other mainly consists of the corporate center of BTM and MTBC. The elimination of duplicate amounts of net revenue among business segments is also reflected in Other.

The presentation for the six months ended September 30, 2003 has been reclassified to conform to the new basis of segmentation for the six months ended September 30, 2004.

	Integrated Retail Banking Business Group	Integrated Corporate Banking Business Group			Integrated Trust Assets Business Group	Treasury	UNBC	Other	Total
		Domestic	Overseas	Total
	(in billions)
Six months ended September 30, 2003:
Net revenue:	¥194.3	¥306.3	¥78.6	¥384.9	¥23.3	¥200.1	¥139.8	¥5.2	¥947.6
BTM and MTBC:	134.9	238.0	58.8	296.8	16.6	196.5	—	(5.6)	639.2
Net interest income	101.8	142.8	35.2	178.0	0.5	107.6	—	28.4	416.3
Net fees	27.3	62.0	16.7	78.7	16.1	2.9	—	2.8	127.8
Other	5.8	33.2	6.9	40.1	—	86.0	—	(36.8)	95.1
Subsidiaries other than BTM and MTBC	59.4	68.3	19.8	88.1	6.7	3.6	139.8	10.8	308.4
Operating expenses	155.4	131.5	58.3	189.8	23.5	20.7	83.1	47.4	519.9

Operating profit (loss)	¥38.9	¥174.8	¥20.3	¥195.1	¥(0.2)	¥179.4	¥56.7	¥(42.2)	¥427.7

Six months ended September 30, 2004:
Net revenue:	¥216.4	¥316.0	¥74.3	¥390.3	¥25.5	¥149.3	¥145.7	¥5.0	¥932.2
BTM and MTBC:	148.7	256.4	56.9	313.3	17.5	146.4	—	(5.2)	620.7
Net interest income	103.2	142.0	30.1	172.1	—	123.4	—	(0.6)	398.1
Net fees	35.5	72.6	20.0	92.6	17.5	11.3	—	0.6	157.5
Other	10.0	41.8	6.8	48.6	—	11.7	—	(5.2)	65.1
Subsidiaries other than BTM and MTBC	67.7	59.6	17.4	77.0	8.0	2.9	145.7	10.2	311.5
Operating expenses	155.2	130.9	56.7	187.6	23.0	20.4	81.3	50.0	517.5

Operating profit (loss)	¥61.2	¥185.1	¥17.6	¥202.7	¥2.5	¥128.9	¥64.4	¥(45.0)	¥414.7

Reconciliation

As set forth above, the measurement bases and the income and expense items covered are very different between the internal management reporting system and the accompanying condensed consolidated statements of income. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying condensed consolidated statements of income.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

A reconciliation of the operating profit under the internal management reporting systems for the six months ended September 30, 2003 and 2004 presented above to income from continuing operations before income taxes shown on the condensed consolidated statements of income is as follows:

	Six months ended September 30,
	2003	2004
	(in billions)
Operating profit	¥428	¥415

Trust fees adjusted for credit losses of trust assets	(8)	(2)
(Provision) credit for credit losses	130	(167)
Trading account losses—net	(83)	(36)
Equity investment securities gains—net	140	77
Debt investment securities gains—net	9	87
Foreign exchange gains (losses)—net	234	(200)
Minority interest in income of consolidated subsidiaries	(14)	(16)
Other—net	(57)	44

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	¥779	¥202

14.    STOCK-BASED COMPENSATION

As discussed in Note 31 to consolidated financial statements, two subsidiaries of MTFG have several stock-based compensation plans. As permitted by the provisions of SFAS No. 123, they account for those stock-based compensation plans by the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations; and, no compensation expense has been recognized for stock option grants.

Had the stock-based compensation plans been accounted for under the fair value based method of SFAS No. 123, the MTFG Group’s compensation expense, net income, and net income per share would have been the pro forma amounts indicated in the following table:

	Six months ended September 30,
	2003	2004
	(in millions)
Reported net income	¥529,209	¥131,388
Stock-based employee compensation expense (determined under the fair value based method for all awards, net of tax)	(963)	(894)

Pro forma net income, after stock-based employee compensation expense	¥528,246	¥130,494

	(in yen)
Basic earnings per common share—net income available to common shareholders:
Reported	¥83,882.26	¥19,700.46
Pro forma	83,728.41	19,562.77
Diluted earnings per common share—net income available to common shareholders:
Reported	80,567.44	19,593.10
Pro forma	80,419.66	19,455.65

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Compensation expense recognized for stock-based compensation other than stock options for the six months ended September 30, 2003 and 2004 was not significant.

15.    EVENTS SINCE SEPTEMBER 30, 2004

Approval of Dividends

On November 24, 2004, the Board of Directors approved payment of cash dividends to the shareholders of record on September 30, 2004 of ¥41,250 per share of Class 1 Preferred stock, totaling ¥3,358 million.

Management Integration of the MTFG Group and the UFJ Group

On February 18, 2005, MTFG, UFJ Holdings, BTM, UFJ Bank, MTBC, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities entered into an integration agreement, which sets forth various terms of the management integration, including the merger ratios, company names and other material terms. The merger ratios with respect to the common stock set forth in the integration agreement are as follows:

•	Holding companies: 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock;

•	Banks: 0.62 shares of BTM common stock for each share of UFJ Bank common stock;

•	Trust banks: 0.62 shares of MTBC common stock for each share of UFJ Trust Bank common stock; and

•	Securities companies: 0.42 shares of Mitsubishi Securities common stock for each share of UFJ Tsubasa Securities common stock.

Redemption of Class 1 Preferred Stock

On October 1, 2004, MTFG redeemed 40,700 shares of the 81,400 issued shares of its Class 1 Preferred stock on a pro-rata basis at ¥3 million per share, pursuant to the terms and conditions for Class 1 Preferred stock set forth in the articles of incorporation. Further, on February 18, 2005, MTFG announced its intention to redeem all of the remaining outstanding shares of the Class 1 Preferred stock, comprising 40,700 shares, at ¥3 million per share on April 1, 2005, according to the provisions of the articles of incorporation.

Issuance of Class 3 Preferred Stock

On February 17, 2005, MTFG issued 100,000 shares of Class 3 Preferred stock at ¥2.5 million per share, the aggregate amount of the issue price being ¥250 billion. The preferred stock was issued by means of a third party allocation to Meiji Yasuda Life Insurance Company, Tokio Marine & Nichido Fire Insurance Co., Ltd. and Nippon Life Insurance Company. The preferred stock does not have voting rights at any general meetings of shareholders, unless otherwise provided by applicable laws and regulations. Preferred dividends are set to be ¥60,000 per share annually, except that the preferred dividends on the Class 3 Preferred stock for the fiscal year ending March 31, 2005 will be ¥7,069 per share.

Decision to Make Mitsubishi Securities a Directly-Held Subsidiary

On February 18, 2005, MTFG announced that it would make Mitsubishi Securities a directly-held subsidiary by acquiring all of the shares of Mitsubishi Securities common stock held by BTM and MTBC. As a result of the transaction, which is scheduled to be completed on July 1, 2005 subject to the approval of the relevant regulators, MTFG would directly hold Mitsubishi Securities common stock representing 56.9% of the voting rights.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Basic Agreement Regarding the Combination of Operations and Reorganization to Strengthen the Consumer Finance Business

On October 29, 2004, MTFG, BTM, and MTFG’s subsidiaries DC Card Co., Ltd. (“DC Card”) and Tokyo-Mitsubishi Cash One Ltd. (“Cash One”) reached a basic agreement with ACOM to integrate and reorganize the business operations of the MTFG Group’s consumer finance business. Cash One will integrate its business operations with DC Card’s processing centers, call centers and guarantee divisions during the first half of the fiscal year ending March 31, 2006. On January 31, 2005, ACOM acquired shares in DC Card and Cash One. After the acquisition of the shares, ACOM owns approximately 55% and the MTFG Group owns approximately 45% of Cash One, which has changed its name to DC Cash One Ltd.

Change of Shareholdings in Diamond Computer Service

On December 22, 2004, Diamond Computer Service, Co., Ltd. (“DCS”), a former equity method investee, became a wholly-owned subsidiary of MTFG through a share exchange. 26,205 shares of MTFG’s common stock were issued in exchange for all of the outstanding shares of DCS’s common stock based on the exchange ratio of 0.00135 shares of MTFG’s common stock for each share of DCS’s common stock. The reason for the share exchange was to reorganize and optimize the organizational structure of the MTFG Group’s solution businesses and clarify DCS’s central role as head of the MTFG Group’s IT solution businesses. Following the completion of the exchange offer, in accordance with a business alliance between DCS and Mitsubishi Research Institute, Inc. (“MRI”), a research and consulting company headquartered in Tokyo, Japan, MTFG sold 25% of its shares of DCS to MRI. The alliance with MRI aims to strengthen the solution creation and consulting capabilities of DCS.

Planned Merger of Mitsubishi Asset Management and UFJ Partners Asset Management

On December 24, 2004, MTFG, UFJ Holdings, Mitsubishi Asset Management Co., Ltd. (“Mitsubishi Asset Management”) and UFJ Partners Asset Management Co., Ltd (“UFJ Partners Asset Management”) entered into a Memorandum of Understanding concerning the merger of Mitsubishi Asset Management and UFJ Partners Asset Management. Mitsubishi Asset Management was created on October 1, 2004 by the merger of Tokyo-Mitsubishi Asset Management Ltd. and Mitsubishi Trust Asset Management Co., Ltd., and the MTFG Group owns 92.8% of Mitsubishi Asset Management. The merger of Mitsubishi Asset Management and UFJ Partners Asset Management is scheduled to be completed between October 1, 2005 and April 1, 2006.

Business Revitalization Plan of Mitsubishi Motors

On January 28, 2005, Mitsubishi Motors Corporation (“MMC”), announced a new business plan through the fiscal year ending March 31, 2008. The new revitalization plan includes measures for stabilizing MMC’s operations and improving its financial position over the medium- and long-terms. In connection with the revitalization plan, and at the request of MMC, BTM, Mitsubishi Heavy Industries, Ltd. and Mitsubishi Corporation decided to participate in a capital enhancement of ¥274 billion by purchasing newly issued common and preferred stock of MMC during the fiscal year ending March 31, 2005. As a result, BTM plans to subscribe to common and preferred stock of MMC for an aggregate amount of ¥154 billion, of which ¥54 billion will consist of a debt-for-equity swap during the fiscal year ending March 31, 2005. In addition, on February 24, 2005, MMC announced that MTBC will purchase, in a debt-for-equity swap, newly issued preferred stock of MMC for ¥10.2 billion on March 22, 2005.

MITSUBISHI TOKYO FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Concluded)

Suspension of Consolidated Corporate-Tax System

In February 2005, MTFG’s application to suspend the consolidated corporate-tax system, which has been adopted since the fiscal year ended March 31, 2003, was approved by the Japanese tax authorities. The MTFG Group intends to file, for the fiscal year ending March 31, 2005, its tax returns under the consolidated corporate-tax system, which allows companies to base tax payments on the combined profits or losses of a parent company and its wholly-owned domestic subsidiaries. Due to the suspension of the consolidated corporate-tax system, deferred income taxes will be calculated separately based on temporary differences and future taxable income at each company as of March 31, 2005 for the fiscal year ending March 31, 2005. The MTFG Group currently does not believe that the change in its tax status will have a material impact on its financial position and results of operations.

*    *    *    *    *

Report of Independent Auditors

To the Board of Directors and Shareholders of UFJ Holdings, Inc.

We have audited the accompanying consolidated balance sheets of UFJ Holdings, Inc. and its subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, changes in equity from nonowner sources, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UFJ Holdings, Inc. and its subsidiaries at March 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, UFJ Holdings, Inc. changed its method of accounting for goodwill and other intangible assets in the fiscal year ended March 31, 2003, and for asset retirement obligations in the fiscal year ended March 31, 2004.

/s/ ChuoAoyama PricewaterhouseCoopers

ChuoAoyama PricewaterhouseCoopers

Tokyo, Japan

March 2, 2005, except for Note 29 as to the subsequent event for UFJ Strategic Partner Co., Ltd., as to which the date is March 31, 2005.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AT MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)
ASSETS
Cash and due from banks (Note 9)	¥3,731,126	¥3,629,487
Interest-earning deposits in other banks (Note 9)	964,248	875,259
Call loans and funds sold (Note 11)	213,670	252,169
Receivables under reverse repurchase agreements	787,172	627,868
Receivables under securities borrowing transactions	2,480,762	2,348,412
Trading account assets at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥1,635,875 million in 2003 and ¥1,060,276 million in 2004) (Note 2)	3,914,874	4,255,315
Investment securities (Note 3):
Securities available for sale—at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥1,711,045 million in 2003 and ¥1,196,507 million in 2004)	17,026,811	20,107,048
Other investment securities	171,031	293,295

Total investment securities	17,197,842	20,400,343

Loans, net of unearned income and deferred loan fees (including assets pledged that secured parties are permitted to sell or repledge of ¥392,455 million in 2003 and ¥458,072 million in 2004) (Note 4)	46,684,665	45,420,052
Allowance for loan losses (Notes 4 and 5)	(3,195,187)	(2,438,309)

Net loans	43,489,478	42,981,743

Premises and equipment (Note 6)	588,049	573,781
Accrued interest	113,567	79,934
Customers’ acceptance liabilities	37,582	31,486
Intangible assets (Note 7)	544,715	495,473
Goodwill (Note 7)	2,376,488	2,289,956
Deferred tax assets (Note 8)	23,835	63,319
Accounts receivable	229,073	565,278
Other assets (Notes 14 and 15)	644,940	1,169,908

Total assets	¥77,337,421	¥80,639,731

See the accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AT MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note 10):
Domestic offices:
Non-interest-bearing	¥3,955,581	¥4,282,080
Interest-bearing	50,508,403	52,169,603
Overseas offices:
Non-interest-bearing	105,973	111,965
Interest-bearing	1,560,544	1,974,287

Total deposits	56,130,501	58,537,935

Call money and funds purchased (Note 11)	1,571,397	2,204,080
Payables under repurchase agreements	1,248,608	649,938
Payables under securities lending transactions	2,909,178	1,764,098
Due to trust account (Note 12)	1,250,246	1,753,929
Other short-term borrowings (Note 13)	5,598,427	5,027,995
Trading account liabilities (Note 2)	2,208,078	2,669,957
Obligations to return securities received as collateral	137,371	339,747
Bank acceptances outstanding	37,582	31,486
Accrued interest	90,405	71,872
Accounts payable	380,118	444,698
Other liabilities (Notes 8, 14 and 15)	1,669,329	1,551,393
Long-term debt (Note 13)	3,734,025	4,157,758

Total liabilities	76,965,265	79,204,886

Commitments and contingent liabilities (Notes 21 and 23)
Stockholders’ equity (Note 18):
Capital stock (Note 16):
Preferred stock	759,102	737,806
Common stock—authorized, 18,000,000 shares; issued, 5,036,314 shares in 2003 and 5,093,408 shares in 2004, with no stated value	240,898	262,194
Capital surplus (Note 16)	2,496,999	2,517,821
Accumulated deficit (Notes 17 and 29)	(3,289,541)	(2,709,640)
Accumulated other changes in equity from nonowner sources, net of taxes	166,612	628,895

Total	374,070	1,437,076
Less treasury stock, at cost—3,663 common shares in 2003 and 4,430 common shares in 2004	1,914	2,231

Total stockholders’ equity	372,156	1,434,845

Total liabilities and stockholders’ equity	¥77,337,421	¥80,639,731

See the accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)
Interest income:
Loans, including fees (Note 4)	¥908,600	¥840,832
Deposits in other banks	33,934	21,264
Investment securities:
Interest	149,035	139,411
Dividends	32,544	22,571
Trading account assets	23,418	17,681
Call loans and funds sold	5,035	3,558
Receivables under reverse repurchase agreements and securities borrowing transactions	34,462	13,096

Total	1,187,028	1,058,413

Interest expense:
Deposits	108,174	74,818
Call money and funds purchased	3,221	1,274
Payables under repurchase agreements and securities lending transactions	38,040	18,587
Due to trust accounts	5,870	6,210
Other short-term borrowings and trading account liabilities	27,604	19,404
Long-term debt	86,877	88,745

Total	269,786	209,038

Net interest income	917,242	849,375
Provision for loan losses (Notes 4 and 5)	511,898	313,124

Net interest income after provision for loan losses	405,344	536,251

Non-interest income:
Fees and commissions (Note 24)	381,960	445,717
Foreign exchange gains (losses)—net	(17,538)	95,561
Trading account gains (losses)—net (Note 2)	(37,471)	228,971
Investment securities gains—net (Note 3)	122,018	316,911
Refund of local taxes by the Tokyo Metropolitan Government (Note 8)	—	25,695
Equity in earnings (loss) of affiliated companies	507	(35,310)
Other non-interest income	94,960	72,422

Total	544,436	1,149,967

Non-interest expense:
Salaries and employee benefits (Note 14)	354,431	344,550
Occupancy expenses—net (Notes 6 and 23)	121,177	121,193
Fees and commission expense	53,539	50,882
Amortization of intangible assets (Note 7)	84,986	82,722
Impairment of goodwill (Note 7)	194,000	—
Insurance premiums, including deposit insurance	50,889	52,054
Minority interest in income of consolidated subsidiaries	17,473	19,668
Communications	9,187	9,436
Provision (reversal) for acceptances and off-balance sheet credit instruments	(12,007)	831
Losses on sales and disposal of premises and equipment	28,098	19,167
Other non-interest expenses	312,381	279,409

Total	1,214,154	979,912

Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	(264,374)	706,306
Income tax expense (Note 8)	23,753	95,618

Income (loss) before cumulative effect of change in accounting principle and extraordinary gain	(288,127)	610,688
Cumulative effect of change in accounting principle, net of taxes (Notes 1 and 7)	(62,000)	(2,959)
Extraordinary gain, net of taxes (Notes 7 and 28)	12,319	—

Net income (loss)	(337,808)	607,729
Income allocable to preferred stockholders:
Cash dividends paid	23,283	7,029
Beneficial conversion feature	22,127	20,799

Net income (loss) available to common stockholders	¥(383,218)	¥579,901

See accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND 2004

	2003	2004
	(in Yen)
Earnings (loss) per common share (Notes 17 and 19):
Basic earnings (loss) per common share—income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	¥(67,823)	¥115,227
Basic earnings (loss) per common share—net income (loss) available to common stockholders	¥(77,926)	¥114,642
Diluted earnings (loss) per common share—income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	¥(67,823)	¥86,803
Diluted earnings (loss) per common share—net income (loss) available to common stockholders	¥(77,926)	¥86,382

See the accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FROM NONOWNER SOURCES

FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND 2004

	Gains (losses) before income tax expense (benefit)	Income tax (expense) benefit	Gains (losses) net of income tax expense (benefit)
	(in millions)
Fiscal year ended March 31, 2003:
Net loss			¥(337,808)

Other changes in equity from nonowner sources:
Net unrealized holding losses on investment securities available for sale	¥(15,099)	¥120	(14,979)
Reclassification adjustment for net gains included in net loss	(379,758)	3,021	(376,737)

Total	(394,857)	3,141	(391,716)

Changes in minimum pension liability	(303,681)	—	(303,681)

Foreign currency translation adjustments	(27,920)	548	(27,372)
Reclassification adjustment for losses included in net loss	1,051	—	1,051

Total	(26,869)	548	(26,321)

Total changes in equity from nonowner sources			¥(1,059,526)

Fiscal year ended March 31, 2004:
Net income			¥607,729

Other changes in equity from nonowner sources:
Net unrealized holding gains on investment securities available for sale	¥468,218	¥(13,693)	454,525
Reclassification adjustment for net gains included in net income	(279,230)	8,166	(271,064)

Total	188,988	(5,527)	183,461

Changes in minimum pension liability	307,092	—	307,092

Foreign currency translation adjustments	(27,863)	(407)	(28,270)

Total changes in equity from nonowner sources			¥1,070,012

See the accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)
Preferred stock (Note 16):
Balance at beginning of fiscal year	¥815,505	¥759,102
Conversion of preferred stock to common stock	(56,403)	(21,296)

Balance at end of fiscal year	¥759,102	¥737,806

Common stock (Note 16):
Balance at beginning of fiscal year	¥184,495	¥240,898
Issuance of new shares of common stock by conversion of preferred stock	56,403	21,296

Balance at end of fiscal year	¥240,898	¥262,194

Capital surplus (Note 16):
Balance at beginning of fiscal year	¥2,475,371	¥2,496,999
Amortization of beneficial conversion feature of preferred stock	22,127	20,799
Gains on sale of treasury stock	—	23
Stock issuance cost	(499)	—

Balance at end of fiscal year	¥2,496,999	¥2,517,821

Accumulated deficit (Note 17):
Balance at beginning of fiscal year	¥(2,873,399)	¥(3,289,541)
Net income (loss)	(337,808)	607,729
Cash dividends paid on preferred stock (Note 1)	(23,283)	(7,029)
Amortization of beneficial conversion feature of preferred stock	(22,127)	(20,799)
Loss on sale of treasury stock	(32,924)	—

Balance at end of fiscal year (Note 28)	¥(3,289,541)	¥(2,709,640)

Accumulated other changes in equity from nonowner sources, net of taxes:
Net unrealized gains on investment securities available for sale (Note 3):
Balance at beginning of fiscal year	¥940,962	¥549,246
Net change during the fiscal year	(391,716)	183,461

Balance at end of fiscal year	549,246	732,707

Minimum pension liability adjustments (Note 14):
Balance at beginning of fiscal year	(6,169)	(309,850)
Net change during the fiscal year	(303,681)	307,092

Balance at end of fiscal year	(309,850)	(2,758)

Foreign currency translation adjustments:
Balance at beginning of fiscal year	(46,463)	(72,784)
Net change during the fiscal year	(26,321)	(28,270)

Balance at end of fiscal year	(72,784)	(101,054)

Total balance at end of fiscal year	¥166,612	¥628,895

Treasury stock:
Balance at beginning of fiscal year	¥(72,988)	¥(1,914)
Purchases of treasury stock	(984)	(545)
Sales of treasury stock	61,601	228
Issuance of treasury stock in exchange for remaining interest in subsidiary	10,457	—

Balance at end of fiscal year	¥(1,914)	¥(2,231)

Total stockholders’ equity	¥372,156	¥1,434,845

See the accompanying notes to these Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND 2004

	2003	2004
	(in millions)
Cash flows from operating activities:
Net income (loss)	¥(337,808)	¥607,729
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net of taxes	62,000	2,959
Depreciation and amortization	144,557	135,083
Impairment of goodwill	194,000	—
Provision for loan losses	511,898	313,124
Investment securities gains—net	(122,018)	(316,911)
Foreign exchange losses—net	34,908	194,964
Provision for deferred income tax expense	16,101	81,371
Decrease (increase) in trading account assets, including foreign exchange contracts	294,834	(358,553)
Increase (decrease) in trading account liabilities, including foreign exchange contracts	(23,468)	473,704
Decrease (increase) in accrued interest and other receivables	(143,808)	233,422
Increase (decrease) in accrued interest and other payables	110,498	(248,659)
Other—net	138,640	(2,899)

Net cash provided by operating activities	880,334	1,115,334

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	36,445,939	36,322,558
Proceeds from maturities of investment securities available for sale	10,526,808	14,490,425
Purchases of investment securities available for sale	(50,650,731)	(53,988,499)
Proceeds from sales of other investment securities	9,543	3,784
Purchases of other investment securities	(43,442)	(275,704)
Net decrease in loans	305,678	176,586
Net decrease in interest-earning deposits in other banks	1,119,125	89,091
Net decrease (increase) in call loans, funds sold, and receivables under reverse repurchase agreements and securities borrowing transactions	(871,695)	241,626
Proceeds from sales of premises and equipment	8,626	15,835
Capital expenditures for premises and equipment	(27,389)	(40,233)
Other—net	3,678	(4)

Net cash used in investing activities	(3,173,860)	(2,964,535)

Cash flows from financing activities:
Net increase (decrease) in deposits	(1,226,389)	2,397,891
Net increase (decrease) in call money, funds purchased, and payables under repurchase agreements and securities lending transactions	1,592,291	(1,102,180)
Net increase (decrease) in due to trust accounts	(108,651)	598,095
Net increase (decrease) in other short-term borrowings	1,693,785	(584,159)
Proceeds from issuance of long-term debt	865,189	953,223
Repayment of long-term debt	(1,364,834)	(464,283)
Proceeds from preferred stock issued by subsidiaries	231,000	—
Dividends paid	(23,283)	(7,029)
Other—net	(26,997)	(38,167)

Net cash provided by financing activities	1,632,111	1,753,391

Effect of exchange rate changes on cash and cash equivalents	(4,435)	(5,829)

Net decrease in cash and cash equivalents	(665,850)	(101,639)
Cash and cash equivalents at beginning of fiscal year	4,396,976	3,731,126

Cash and cash equivalents at end of fiscal year	¥3,731,126	¥3,629,487

Supplemental disclosure of cash flow information (Note 28):
Cash paid during the fiscal year for:
Interest	¥326,556	¥227,571
Income taxes, net of refunds	(12,283)	2,621

See the accompanying notes to these Consolidated Financial Statements

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

UFJ Holdings, Inc. (“UFJ Holdings”) and its subsidiaries (together, the “UFJ Group”) conduct domestic and international financial business primarily through UFJ Bank Limited (“UFJ Bank”) and UFJ Trust Bank Limited (“UFJ Trust”), via domestic and international networks of branches, offices and subsidiaries. UFJ Bank is a major commercial banking institution, providing a broad range of financial services to consumers and corporations through commercial banking, global banking and trading, and other activities. UFJ Trust is a trust and banking subsidiary whose primary business encompasses retail and corporate banking, trust services, stock transfer agency services, asset management services and custody operations in Japan.

Basis of Financial Statements

On April 2, 2001, UFJ Holdings was established, as a bank holding company, to acquire all of the outstanding shares of The Sanwa Bank, Limited (“Sanwa Bank”), The Tokai Bank, Limited (“Tokai Bank”) and The Toyo Trust and Banking Company, Limited (“Toyo Trust”) each of which became wholly-owned subsidiaries pursuant to stock-for-stock exchanges. The business combination was accounted for as a purchase by Sanwa Bank of Tokai Bank and Toyo Trust.

The accompanying consolidated financial statements are stated in Japanese Yen, the currency of the country in which UFJ Holdings is incorporated and principally operates. The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“US GAAP”).

Annual fiscal periods of certain subsidiaries, which end on or after December 31, and UFJ Holdings’ fiscal year, which ends on March 31, have been treated as coterminous. For the fiscal years ended March 31, 2003 and 2004, the effect of recording intervening events for the periods ended March 31 on UFJ Holdings’ proportionate equity in net income of subsidiaries with fiscal periods ending prior to March 31, would have resulted in increases of ¥2.92 billion and ¥5.97 billion, respectively, to net income. No intervening events occurred during each of the periods ended March 31, 2003 and 2004 for these subsidiaries which, if recorded, would have had an effect of more than 1% of total assets, loans, total liabilities, deposits or stockholders’ equity as of March 31, 2003 and 2004.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term primarily relate to the allowance for credit losses on loans and off-balance sheet credit instruments, deferred tax assets and related allowances, derivative financial instruments, goodwill, investment securities and accrued severance indemnities and pension liabilities. It is reasonably possible that the estimate of recoverability of the loans to some of the UFJ Group’s large impaired borrowers could change due to changes in financial and operating conditions of these borrowers. The effect of any such change could have a material impact on the future financial performance of the UFJ Group.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summary of Significant Accounting Policies

Significant accounting policies applied in the accompanying consolidated financial statements are summarized below:

Consolidation—The consolidated financial statements include the accounts of UFJ Holdings and its subsidiaries. UFJ Holdings consolidates subsidiaries in which it holds, directly or indirectly, a majority of the voting shares or where it can exert control over a subsidiary’s operational and financial policies through other means. In certain situations, a voting interest is not indicative of who owns a controlling financial interest in an entity. In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” and issued a revised version of FIN 46 in December 2003 (“FIN 46R”). FIN 46 and FIN 46R require that a variable interest entity be consolidated by its primary beneficiary, which is the investor that, through its variable interests in the entity, participates in a majority of the entity’s expected loss, residual return or both. Variable interests are contractual, ownership, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets exclusive of variable interests. Variable interests include, but are not limited to, equity interests, beneficial interests, loans, guarantees, commitment facilities and derivative contracts. A variable interest entity is an entity whose equity at risk is not sufficient to fund its activities without additional subordinated financial support or the equity holders do not have essential characteristics of a controlling financial interest. In accordance with the provisions of FIN 46, UFJ Group consolidates variable interest entities created after January 31, 2003 for which UFJ Group is a primary beneficiary. UFJ Group will apply the provisions of FIN 46R to variable interest entities created before February 1, 2003 beginning April 1, 2004.

All significant intercompany transactions and accounts are eliminated on consolidation.

Investments in affiliated companies in which UFJ Group has the ability to exert significant influence, generally through an ownership interest of 20% to 50% of the voting shares, are accounted for using the equity method.

Assets that the UFJ Group holds in an agency, fiduciary or trust capacity are not assets of the UFJ Group and, accordingly, are not included in the accompanying consolidated balance sheets.

Cash Flows—For the purposes of reporting cash flows, cash and cash equivalents are defined as Cash and due from banks.

Translation of Foreign Currency Financial Statements and Foreign Currency Transactions—Financial statements of overseas entities are translated into Japanese Yen using the respective year-end exchange rates for assets and liabilities. Income and expense items are translated at average rates of exchange for the respective periods. Capital accounts are translated at historical exchange rate.

Except for overseas entities located in highly inflationary economies, foreign currency translation gains and losses related to the financial statements of overseas entities of the UFJ Group are credited or charged directly to Foreign currency translation adjustments, a component of Accumulated other changes in equity from nonowner sources.

Foreign currency transactions that are not denominated in the functional currency of the entity in which they arise are recorded at the exchange rate in effect at the date of the transaction. Any resulting foreign currency assets and liabilities are revalued at the spot exchange rates at the year end. Revaluation gains and losses arising from these assets and liabilities are recorded in the statements of operations in Foreign exchange gains (losses)—net as appropriate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repurchase Agreements, Securities Lending and Other Secured Financing Transactions—Securities sold with agreements to repurchase (“repurchase agreements”), securities purchased with agreements to resell (“reverse repurchase agreements”) and securities lending and borrowing transactions are accounted for as sales of securities with related forward repurchase commitments or purchases of securities with related forward reverse repurchase commitments, if they meet the relevant conditions for the surrender of control as provided by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125”. If the conditions are not met, the transactions are treated as secured financing or lending, and are carried at the amount the securities will be resold or repurchased, including accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and expense, respectively.

Collateral—For secured lending transactions, including reverse repurchase agreements, securities borrowing transactions, commercial lending and derivative transactions, the UFJ Group, as a secured party, generally has the right to require counterparties to provide collateral, including letters of credit, cash, securities and other financial assets. For most securities lending transactions, the UFJ Group maintains levels of collateralization governed by daily mark-to-market analysis, and additional collateral may be obtained when considered appropriate to protect the UFJ Group against credit exposure. Financial assets pledged as collateral are generally negotiable financial instruments and are permitted to be sold or repledged by secured parties. If the UFJ Group sells financial assets received as collateral, it recognizes the proceeds from the sale and its obligation to return the collateral. For secured borrowing transactions, principally repurchase agreements, securities lending transactions and derivative transactions, in which the secured party has the right to sell or repledge financial assets pledged as collateral, the UFJ Group discloses financial assets pledged as collateral in the consolidated balance sheets.

Trading Securities and Securities Sold, Not Yet Purchased—Securities and money market instruments held in anticipation of short-term market movements are included in Trading securities. Short trading positions in these instruments are included in Trading securities sold, not yet purchased. Trading positions are carried at fair value based on quoted market price, when available, on the consolidated balance sheets and recorded on a trade date basis. When quoted market prices are not available, other pricing methods such as pricing models, quoted prices of instruments with similar characteristics or discounted cash flows are used. Changes in the fair value of trading positions, excluding interest, are recognized currently in Trading account gains (losses)—net.

Investment Securities—Debt securities that the UFJ Group does not have the intent and ability to hold to maturity and marketable equity securities, other than those classified as trading securities, are classified as Securities available for sale, and are carried at their fair value, with unrealized gains and losses reported on a net-of-tax basis within accumulated other changes in equity from nonowner sources, which is a component of stockholders’ equity. Purchases and sales of investment securities are recorded on a trade date basis. Nonmarketable equity securities are stated at cost less other-than-temporary impairments in Other investment securities on the consolidated balance sheets.

Unrealized losses on individual debt and equity securities are charged to the consolidated statements of operations when, in the opinion of management, a decline in estimated fair value below the cost of such securities is other-than-temporary. Such impairment losses are included in Investment securities gains—net in the consolidated statements of operations. In determining whether a decline in fair value is other-than-temporary, the UFJ Group generally considers factors such as the financial condition of the issuer, the extent of decline in fair value, and the length of period that the decline in fair value below cost has existed. See Note 3 for a further discussion of other-than-temporary impairments. Other-than-temporary declines are reflected as realized losses and are not subsequently reversed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Premiums and discounts on purchased securities are recognized in interest income and expense as an adjustment to yield. Interest and dividends on investment securities are reported in Interest income. Dividends are recognized when the stockholders’ right to receive the dividend is established. Gains and losses on disposition of investment securities are computed using the average cost method and are recognized on the trade date.

Derivative Financial Instruments—The UFJ Group engages in derivative activities involving swaps, forwards and options, and other types of derivative contracts. Derivatives are used in trading activities to generate trading revenues and fee income for its own account and to respond to the customers’ financial needs.

Derivatives entered into for trading purposes are carried at fair value and are reported in the consolidated balance sheets as Trading account assets or Trading account liabilities. Estimates of fair value are based on market or broker-dealer quotes when available. Valuation models such as discounted cash flow and pricing models are applied to current market information to estimate fair value when such quotes are not available. The UFJ Group defers trade date gains or losses on derivatives when the fair value of those derivatives is not obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. The fair value of derivative contracts executed with the same counterparty under legally enforceable master netting agreements is presented on a net basis. Changes in the fair value of trading account derivative contracts, including interest, are recognized currently in Foreign exchange gains (losses)—net with respect to foreign exchange contracts and in Trading account gains (losses)—net with respect to interest rate contracts and other types of contracts.

Derivative features embedded in non-derivative host contracts that are not clearly and closely related to the host contracts and that meet the definition of derivatives are separated from the host contracts and measured at fair value unless the contracts containing the derivative features are measured at fair value in their entirety through the consolidated statements of operations. Changes in the fair value of these embedded derivatives are recognized in Trading account gains (losses)—net.

Derivatives are also used for asset and liability management to manage exposures to fluctuations in interest and foreign exchange rates arising from mismatches of asset and liability positions, however the UFJ Group has not adopted hedge accounting for these derivatives. Accordingly, all derivatives used for risk management purposes are marked to market and changes in fair value are reflected in Trading account gains (losses)-net in the consolidated statements of operations.

Loans—Loans are carried at the principal amount outstanding, adjusted for unearned income and deferred net nonrefundable loan fees and costs. Loans held and intended for dispositions or sales are transferred to the held-for-sale classification and carried at the lower of cost or estimated fair value generally on an individual loan basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the loan as an adjustment to yield. Interest income on loans that are not on non-accrual status is accrued and credited to Interest income as it is earned. Unearned income and discounts or premiums on purchased loans are deferred and recognized over the life of the loan as an adjustment to yield.

Loans are considered impaired when, based on current information and events, it is probable that the UFJ Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Loans are placed on non-accrual status when, in the opinion of management, substantial doubt exists as to the full and timely collection of either principal or interest, or generally when principal or interest is contractually past due one month or more. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest already accrued but not received is reversed against interest income. Cash receipts on non-accrual loans, for which the ultimate collectibility of principal is doubtful, are applied as principal reductions; otherwise, such collections are credited to income.

A non-accrual loan, other than under troubled debt restructuring, is restored to accrual status when interest and principal payments are current and management expects that the borrower will make future contractual payments as scheduled. All loans under troubled debt restructuring are brought to accrual status when the loan is performing for an adequate period of time under the restructuring agreement.

Allowance for Loan Losses— The allowance for loan losses is based upon management’s continuing review and evaluation of the loan portfolio and represents management’s estimate of probable losses in UFJ Group’s loan portfolio. The level of allowance is based on an evaluation of the risk characteristics of the loan portfolio and considers factors such as past loss experience and the financial condition of the borrower. The allowance for loan losses is charged against income as Provision for loan losses. The aggregate allowance for loan losses is increased by the net amounts charged to the provisions for loan losses, net of charge-offs and recoveries as a result of cash collections from charged-off accounts.

A key element relating to the policies and discipline used in determining the allowance for loan losses is the credit rating and the related borrower categorization process. The categorization is based on conditions that may affect the ability of borrowers to service their debt, taking into consideration current financial information, historical payment experience, credit documentation, public information, analyses of relevant industry segments and current trends. In determining the appropriate level of the allowance, the UFJ Group evaluates the probable loss by category of a loan based on its type and characteristics.

UFJ Group’s allowance for loan losses consists of (a) specific allowances for specifically identified impaired borrowers, and (b) general allowances for homogeneous pools of commercial and consumer loans, and other loans which are not specifically identified as impaired.

The allowance for loan losses for individual customers represents the impairment allowance determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. The UFJ Group measures the impairment of a loan, with the exception of homogenous pools of smaller balance commercial and consumer loans that are collectively evaluated for impairment, based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or on the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral dependent, when it is probable that the UFJ Group will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, the UFJ Group’s impaired loans include non-accrual loans, restructured loans and other loans specifically identified as impaired.

The allowance for homogeneous pools of smaller balance commercial and consumer loans, and other loans that are not specifically identified as impaired, is established through a process that begins with estimates of

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

probable losses inherent in the portfolio. These estimates are based upon various analysis including UFJ Group’s historical delinquency and loan loss experience, adjusted for qualitative factors, such as the current economic conditions in which UFJ Group operates as well as current lending policies and procedures.

Allowance for Credit Losses on Acceptance and Off-Balance Sheet Credit Instruments—The UFJ Group maintains an allowance for credit losses on acceptance and off-balance sheet credit instruments, including commitments to extend credit, a variety of guarantees and standby letters of credit. The allowance is included in Other liabilities. The considerations that UFJ Group uses in its estimate of provisions against off-balance sheet credit risk are similar to those used for on-balance sheet risk. Net changes in the allowance for credit acceptance and off-balance sheet credit instruments are accounted for as Other non-interest expenses.

Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and impairment. Depreciation is charged to operations over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever are shorter. Depreciation of premises and equipment is computed using the straight-line method for buildings and leasehold improvements, and the declining balance method for equipment and furniture, at rates based on the following estimated useful lives:

Years
Buildings	15 to 50
Equipment and furniture	2 to 20
Leasehold improvements	3 to 39

Maintenance, repairs and minor improvements are charged to operations as incurred. Major improvements are capitalized. Net gains or losses on disposition of premises and equipment are included in Other non-interest income or expense, as appropriate.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment is measured as the excess of the carrying amount of the asset over its fair value. For purposes of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level with independent and identifiable cash flows. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less estimated cost to sell.

Asset retirement obligations are recorded in Other liabilities with a corresponding increase in leasehold improvements. The amounts represent the present value of expected future cash flows associated with returning certain leased properties to original condition. The difference between the gross and present value of expected future cash flows is accreted over the life of the related leases as an interest expense.

Other Real Estate Owned—Real estate assets acquired in full or partial satisfaction of debt are recorded and carried at fair value less cost to sell. Other real estate owned assets held for sale are carried at cost less depreciation after one year. An impairment assessment is made where there is an indication that the carrying amount may not be recoverable.

Goodwill—The UFJ Group reports the excess of the cost of investments in subsidiaries over its share of the fair value of net assets at the date of acquisition as Goodwill. Goodwill related to investments in equity method

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investees is included in Other investment securities. On April 1, 2002, the UFJ Group adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which provides that goodwill acquired in a business combination should not be amortized but is subject to an annual impairment test. Goodwill is recorded at a designated reporting unit level for the purpose of assessing impairment. A reporting unit is an operating segment, or an identified business unit one level below an operating segment. An impairment loss is recognized to the extent that the carrying amount of goodwill exceeds its implied fair value.

Intangible assets—Intangible assets, including core deposit intangibles, customer relationships, software and other intangible assets are amortized over their estimated useful lives unless they have indefinite useful lives. Amortization for intangible assets is computed using the straight-line method at rates principally based on the following estimated useful lives:

Years
Core deposits	10
Customer relationships	10 to 23
Information technology and software	5
Other	10

Upon the adoption of SFAS 142, intangible assets having indefinite useful lives, primarily certain trade names, are not amortized but are subject to annual impairment tests. An impairment exists if the carrying value of an indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

The UFJ Group capitalizes certain costs associated with the acquisition or development of internal-use software. Costs subject to capitalization are salaries and employee benefits for employees who are directly associated with and who devote time to the internal-use computer software project, to the extent of time spent directly on the project. Once the software is ready for its intended use, the UFJ Group begins to amortize capitalized costs on a straight-line basis over their estimated useful life of five years.

Accrued Severance and Pension Liabilities—The UFJ Group offers severance indemnity plans as well as certain annuity benefits to its employees. The liabilities related to the defined benefit plans are computed and recognized using an actuarial appraisal approach known as the projected unit credit method. Unrecognized net gains and losses that arise from differences between actual experiences and assumptions are amortized over the average remaining service period of participating employees if it exceeds the corridor, which is defined as the greater of 10% of plan assets or projected benefit obligation. An excess of the accumulated benefit obligation over the liability recognized in the consolidated balance sheets is accrued as the minimum liability, and a corresponding intangible asset is recognized up to the amount equal to the prior service cost. To the extent that the minimum liability exceeds the intangible asset, it is recognized as a reduction of stockholders’ equity. The cost of the plans is charged to Salaries and employee benefits. The UFJ Group uses a March 31 measurement date.

Long-Term Debt—Premiums, discounts and issuance costs of long-term debt are amortized based on the interest method over the term of the long-term debt.

Obligations under Guarantees—The UFJ Group provides customers with a variety of guarantees and similar arrangements, including standby letters of credit, financial and performance guarantees, credit protection and liquidity facilities. At the inception of the contract, UFJ Group records fees received or receivable as a

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liability, which approximates the market value of the contract, which is then recognized within Fees and commissions ratably over the guarantee period.

Fees and Commissions—Revenue recognition of major components of fees and commissions is as follows:

•	Fees on funds transfer and collection services and fees from investment banking services are recognized as revenue when the related services are performed.

•	Fees from trade-related financing services are recognized over the period of the financing.

•	Trust fees are recognized on an accrual basis, based on the volume of trust assets under management and/or the operating performance for the accounting period of each trust account. With respect to trust accounts with guarantee of trust principal, trust fees are determined based on the profits earned by individual trust accounts during the trust accounting period, less deductions, including provision for reserve, impairment for individual investments and dividends paid to beneficiary certificate holders.

•	Annual fees and royalty and other service charges related to the credit card business are recorded on a straight-line basis as services are provided.

•	Interchange income from the credit card business is recognized as services are provided.

•	Service charges on deposit accounts and fees and commissions from other services are generally recognized over the period that the service is provided.

•	Fees on guarantees are recognized over the contractual periods of the respective guarantees.

Income Taxes—The provision for income taxes is comprised of the provision for income taxes currently payable and the provision for deferred income taxes, determined using the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effects of (1) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (2) operating loss and tax credit carryforwards. A valuation allowance is recognized for any portion of the deferred tax assets when it is considered more likely than not that it will not be realized. The provision for deferred taxes is based on the change in the net deferred tax asset or liability from period to period.

Earnings (Loss) per Common Share—Basic earnings per share (“EPS”) excludes dilutive effects of potential common stock and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, while diluted EPS gives effect to all dilutive potential common stocks that were outstanding during the period. Income available to common stockholders excludes amounts paid as dividends on preferred stock and accretion of discounts arising from beneficial conversion features of preferred stock. See Note 19 for the computation of basic and diluted EPS and Note 16 for information on preferred stock dividends and beneficial conversion features.

Treasury Stock— UFJ Holdings presents its treasury stock as a reduction of stockholders’ equity on the consolidated balance sheets at cost and accounts for treasury stock transactions under an average cost method. Any net gains from sales of treasury stocks are classified in capital surplus. Any losses on treasury stock sales in the excess of gains recognized from previous treasury stock sales are charged to accumulated deficit.

Accumulated Other Changes in Equity from Nonowner Sources —The UFJ Group’s Accumulated other changes in equity from nonowner sources comprises unrealized gains and losses on investment securities available for sale, minimum pension liability and foreign currency translation adjustments and is presented, net of related income tax effects, in the consolidated statements of changes in equity from nonowner sources.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting Changes

Accounting pronouncements adopted within the periods presented include:

Variable Interest Entities—In January 2003 the FASB issued FIN 46, as described above under consolidation, and in December 2003, the FASB issued a revised version, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”). UFJ Group adopted FIN 46 with respect to entities created after January 31, 2003 effective February 1, 2003 and has consolidated any such entities for which it is the primary beneficiary. The UFJ Group is required to adopt FIN 46R with respect to entities created before February 1, 2003 in its interim reporting period beginning April 1, 2004. See Note 22 for information regarding variable interest entities in which UFJ Group has an interest.

Accounting for Asset Retirement Obligations— Effective April 1, 2003, the UFJ Group adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. A legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel.

All of UFJ Group’s existing asset retirement obligations are associated with commitments to return property subject to operating leases to its original condition upon lease termination. At April 1, 2003, the UFJ Group recorded a ¥19,768 million long-term asset retirement liability, which is included in Other liabilities, and a corresponding increase in leasehold improvements. This amount represents the present value of expected future cash flows associated with returning UFJ Group’s leased properties to their original condition. The difference between the gross and present value of expected future cash flows is accreted over the life of the related leases as interest expense. Adoption of SFAS No. 143 resulted in a cumulative effect charge to net income at April 1, 2003 of ¥2,959 million. This adjustment represents the cumulative depreciation and accretion that would have been recognized through the date of adoption of SFAS No. 143 had the statement applied to UFJ Group’s existing asset retirement obligations at the time they were initially incurred. Additional asset retirement obligations of ¥3,820 million and accretion of ¥165 million were recognized during the year ended March 31, 2004. Accordingly, the asset retirement obligations outstanding at March 31, 2004 were ¥23,753 million.

Disclosure about Pension and Other Postretirement Benefits—In December 2003, the FASB revised SFAS No. 132 and issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106” (“SFAS No. 132R”). SFAS No. 132R revises employers’ disclosures about pension plans and other postretirement benefit plans. SFAS No. 132R requires additional disclosures about assets, obligations, cash flows and net periodic benefit cost of defined benefit plans and other postretirement benefit plans. The provisions of SFAS No. 132R are generally effective for financial statements with fiscal years ending after December 15, 2003. The UFJ Group adopted the provisions of SFAS No. 132R and included the required disclosures in the footnotes to the consolidated financial statements for the period ended March 31, 2004.

Other-Than-Temporary Impairment of Investment Securities—In November 2003, the FASB Emerging Issues Task Force, “EITF”, reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 requires certain additional quantitative and qualitative disclosures in addition to the disclosure already required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. The new disclosure has been included in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these consolidated financial statements to the extent applicable. On September 30, 2004, the FASB voted unanimously to delay the effective date of EITF 03-1 measurement provisions. The FASB will be issuing implementation guidance related to the measurement provisions of EITF 03-1. Once issued, the UFJ Group will evaluate the impact of adopting the measurement provisions of EITF 03-1.

Goodwill and Other Intangible Assets—Effective April 1, 2002, the UFJ Group adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that goodwill, formerly amortized over its useful life, no longer be amortized but be tested for impairment at least annually. Further, SFAS No. 142 requires that intangible assets that have finite useful lives will continue to be amortized over their useful lives while intangible assets with indefinite lives will no longer be amortized but are subject to impairment testing at least annually.

The UFJ Group performed the required transitional impairment tests of goodwill and intangible assets with indefinite lives upon adoption of SFAS No. 142. The initial adoption resulted in a cumulative effect charge to earnings of ¥62 billion.

Derivative Financial Instruments—In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, (2) clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows, (3) amends the definition of underlyings, one of three characteristics of derivatives, to include the occurrence or non-occurrence of a specified event such as scheduled payments under a contract and (4) amends certain other existing pronouncements, in particular, those related to the scope of instruments that are subject to the requirements of SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the UFJ Group’s financial position or results of operations.

Future Application of Accounting Pronouncements

Certain Financial Instruments with Characteristics of both Liabilities and Equity—In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. On November 7, 2003, FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, delayed the effective date of certain provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for UFJ Group’s interim reporting period beginning April 1, 2004. The adoption of SFAS No. 150 will not impact UFJ Group’s classification of liabilities and equities.

Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities—In January 2003, the EITF reached a consensus on Issue No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities”, (“EITF 03-2”). EITF 03-2 addresses the issue of how an employer should account for the separation of the substitutional portion of the benefit obligation of an Employees’ Pension Fund from the corporation portion, and the transfer of the obligation

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and related plan assets to the Japanese government. Pursuant to the consensus reached under EITF 03-2, the entire separation process is required to be accounted for upon completion of the transfer to the government of the substitutional portion as the culmination of a series of steps in a single settlement transaction. The difference between the obligation settled and the assets transferred to the government is accounted for as a subsidy from the government separately from the gain or loss recognized on the settlement. See Note 14 for additional discussion on the transfer of the substitutional portion.

Loans and Debt Securities Acquired in a Transfer—In December 2003, the AICPA issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), which supersedes AICPA Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans” and addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least, in part, to credit quality. SOP 03-3 limits accretable yield to the excess of the investor’s estimate of undiscounted cash flows over the investor’s initial investment in the loan and prohibits the recognition of the non-accretable difference. Under SOP 03-3, subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life while any decreases in such cash flows should be recognized as impairments. SOP 03-3 also provides guidance with regard to presentation and disclosures.

SOP 03-3 is effective for loans and debt securities acquired by the UFJ Group in its fiscal year ended March 31, 2006 and thereafter. The UFJ Group has not completed an assessment of the impact of SOP 03-3 on its financial position or results of operations.

Exchanges of Nonmonetary Assets—In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29”, The guidance in Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier adoption permitted. The UFJ Group has not completed the study of what effect SFAS No. 153 will have on its financial position and results of operations. The UFJ Group expects to apply the provisions of SFAS No. 153 in its fiscal year ended March 31, 2007.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    TRADING ACCOUNT ASSETS AND LIABILITIES

The following table shows trading account assets and liabilities, carried at estimated fair value, at March 31, 2003 and 2004. For trading derivative contracts executed under legally enforceable master netting agreements, related assets and liabilities are offset and reported net by counterparty.

	2003	2004
	(in millions)
Trading account assets:
Trading securities:
Japanese government, prefectural and municipal bonds	¥1,570,169	¥1,564,525
Commercial paper	11,116	24,892
Foreign governments bonds and other securities	1,510,359	1,811,422

Total trading securities	3,091,644	3,400,839

Trading derivative assets:
Interest rate contracts:
Forward and futures	250,120	150,330
Swaps and swap-related products	2,653,099	1,565,854
Options purchased	50,986	44,604

Total interest rate contracts	2,954,205	1,760,788

Foreign exchange contracts:
Forward and futures	105,047	162,629
Swaps	90,595	124,990
Options purchased	46,365	149,005

Total foreign exchange contracts	242,007	436,624

Other contracts, mainly equity and credit-related contracts	15,311	18,832
Netting derivatives under master netting agreements	(2,388,293)	(1,361,768)

Total	¥3,914,874	¥4,255,315

Trading account liabilities:
Trading securities sold, not yet purchased	¥1,557,081	¥1,957,730
Trading derivative liabilities:
Interest rate contracts:
Forward and futures	246,572	132,910
Swaps and swap-related products	2,471,657	1,416,457
Options written	47,618	39,821

Total interest rate contracts	2,765,847	1,589,188

Foreign exchange contracts:
Forward and futures	98,451	128,175
Swaps	102,598	140,086
Options written	63,195	154,943

Total foreign exchange contracts	264,244	423,204

Other contracts, mainly equity and credit-related contracts	9,199	61,603
Netting derivatives under master netting agreements	(2,388,293)	(1,361,768)

Total	¥2,208,078	¥2,669,957

See Note 27 for the methodologies and assumptions used to estimate fair value.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The UFJ Group performs trading activities through market-making, sales and arbitrage, while maintaining risk levels within appropriate limits in accordance with its risk management policy. Net trading gains (losses) for the fiscal years ended March 31, 2003 and 2004 comprise the following:

	2003	2004
	(in millions)

Interest rate and other derivative contracts	¥213,941	¥36,915
Trading securities, excluding derivatives	(251,412)	192,056

Trading account gains (losses)—net	(37,471)	228,971
Foreign exchange derivative contracts	32,627	97,730

Net trading gains (losses)	¥(4,844)	¥326,701

3.    INVESTMENT SECURITIES

The amortized cost and estimated fair values of available for sale investment securities and the related unrealized gains or losses at March 31, 2003 and 2004 are as follows:

	2003				2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(in millions)
Debt securities:
Japanese national government and agency bonds	¥10,474,855	¥132,180	¥1,742	¥10,605,293	¥13,528,628	¥48,967	¥13,523	¥13,564,072
Japanese prefectural and municipal bonds	382,490	17,711	153	400,048	309,614	5,584	—	315,198
Foreign governments and official institutions bonds	1,833,321	63,590	2,388	1,894,523	1,834,943	849	16,392	1,819,400
Corporate bonds	1,272,642	25,164	2,597	1,295,209	1,998,433	29,932	4,412	2,023,953
Mortgage-backed and asset-backed securities	915,731	14,268	398	929,601	527,875	962	1,927	526,910
Other debt securities	47,889	194	—	48,083	20,424	112	—	20,536
Marketable equity securities	1,549,907	321,013	16,866	1,854,054	1,158,726	681,477	3,224	1,836,979

Total	¥16,476,835	¥574,120	¥24,144	¥17,026,811	¥19,378,643	¥767,883	¥39,478	¥20,107,048

Included in net unrealized gains on available for sale investment securities in Accumulated other changes in equity from nonowner sources, net of taxes, are net unrealized holding gains from available for sale investment securities held by affiliated companies of ¥1,898 million and ¥12,457 million at March 31, 2003 and 2004, respectively. These affiliated companies are accounted for using the equity method and included in Other assets.

Nonmarketable equity securities presented in Other investment securities in the consolidated balance sheets are ¥171,031 million and ¥293,295 million at March 31, 2003 and 2004, respectively. The UFJ Group monitors the status of each investee including the credit ratings and changes in the UFJ Group’s share of net assets in the investees as compared with its share at the time of investment, to determine if any impairment losses are to be recognized.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value, which is the net carrying amount, of available for sale debt securities at March 31, 2004 by contractual maturity is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Securities not due at a single maturity date and securities embedded with call or prepayment options, such as mortgage-backed securities, are included in the table below based on their original contractual maturities.

Estimated fair value
(in millions)

Due in one year or less	¥6,660,789
Due from one year to five years	5,647,850
Due from five years to ten years	5,201,398
Due after ten years	760,032

Total	¥18,270,069

For the fiscal years ended March 31, 2003 and 2004, proceeds from sales of available for sale securities are ¥36,445,939 million and ¥36,322,558 million, respectively. For the fiscal years ended March 31, 2003 and 2004, gross realized gains on those sales are ¥536,067 million and ¥674,679 million, respectively, and gross realized losses on those sales are ¥115,831 million and ¥112,122 million, respectively. For the fiscal years ended March 31, 2003 and 2004, losses resulting from write-downs of investment securities that are classified as available for sale to reflect the decline in value considered to be other-than-temporary are ¥188,443 million and ¥132,701 million, respectively, which are included in Investment securities gains—net in the consolidated statements of operations.

For the fiscal years ended March 31, 2003 and 2004, losses resulting from write-downs of nonmarketable equity securities included in Other investment securities to reflect the impairment in value are ¥94,412 million and ¥114,171 million, respectively, which are included in Investment securities gains—net in the consolidated statements of operations.

The following table shows the fair value and gross unrealized losses of available for sale investment securities at March 31, 2004 that had unrealized losses, by length of time that individual securities have been in a continuous loss position. There are no securities with gross unrealized losses that have been in a continuous loss position of 12 months or more.

	Less than 12 months		Total
	Fair value	Unrealized losses	Number of securities
	(in millions)
Debt securities:
Japanese national government and agency bonds	¥2,883,543	¥13,523	16
Foreign governments and official institutions bonds	1,033,667	16,392	57
Corporate bonds	121,128	4,412	23
Mortgage-backed and asset-backed securities	188,787	1,927	11
Marketable equity securities	49,149	3,224	9

Total	¥4,276,274	¥39,478	116

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The UFJ Group has determined that unrealized losses on available for sale securities at March 31, 2004 are temporary, based on its ability and intent to hold the security for a period of time sufficient to allow for anticipated recovery in fair value, and the results of its review conducted to identify and evaluate investments that have indications of possible impairments. The UFJ Group’s review included consideration of the following criteria:

•	The length of time that fair value of the investment has been below cost—The UFJ Group generally deems a continuous decline of fair value below cost for six months or more to be other-than-temporary.

Gross unrealized losses of less than 12 months generally arise from rising interest rates, widening credit spreads and credit quality of the underlying collateral. Based on expected cash flow analysis, such unrealized losses have been determined to be temporary.

•	The extent to which the fair value of investments has been below cost as of the end of the reporting period—The UFJ Group’s investment portfolio is exposed to volatile prices affected by many factors including investors’ perspectives as to future economic factors and the issuers’ performance, as well as cyclical market price fluctuations due to changes in market interest rates, foreign exchange rates and changes in credit spreads. The UFJ Group generally deems a decline of fair value below cost of 20% or more as a critical indicator of an other-than-temporary decline in fair value.

•	The financial condition and near-term prospects of the issuer—The UFJ Group considers the financial condition and near-term prospects of the issuer primarily based on the credit standing of the issuers as determined by the UFJ Group’s credit rating system.

Any deterioration in economic conditions or specific situations of the issuers of the securities could adversely affect the fair value of securities held by the UFJ Group.

Banks’ Shareholdings Purchase Corporation

Under a law forbidding banks from holding marketable equity securities in excess of their Tier I capital after September 30, 2006, the Banks’ Shareholdings Purchase Corporation (“BSPC”) was established in January 2002 in order to soften the impact on the stock market of sales of cross-shareholdings. BSPC began accepting share offers from financial institutions on February 15, 2002. It has been funded by financial institutions, including UFJ Bank and UFJ Trust, which made initial contributions of ¥2,000 million (“preferred contributions”) that are classified as available for sale debt securities. BSPC will be disbanded when it sells all shares that it purchased from financial institutions, or by March 31, 2017 at the latest. UFJ Bank and UFJ Trust have sold equity securities to BSPC’s Special Account.

Prior to August 2003, 8% of the proceeds from equity securities sold to the Special Account were withheld by the BSPC as subordinated contributions by the selling financial institutions. Subsequent to August 2003, no amounts have been withheld. As a result of the sales of securities during the fiscal years ended March 31, 2003 and 2004, the UFJ Group recorded total subordinated contributions of ¥3,192 million and ¥353 million, respectively, to the Special Account that are classified as available for sale debt securities.

Funding, in addition to the subordinated contributions, is provided from borrowings guaranteed by the Japanese government with a limit of ¥2 trillion. Upon disbanding the BSPC, the cumulative net loss, if any, of the BSPC will be compensated in the following order: subordinated contributions, preferred contributions and government acting as a guarantor. The cumulative net gain, if any, will be repaid in the following order: preferred contributions, subordinated contributions, pro rata basis to the preferred or subordinated contributions up to twice the contributions and Japanese government for more than twice the contributions. However, the cumulative net loss or gain cannot be finalized and none of the contributions will be repaid until upon disbanding

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the BSPC. During the fiscal year ended March 31, 2003, the UFJ Group recorded a total impairment loss of ¥6,955 million on its preferred and subordinated contributions based on the cumulative net loss of the BSPC at March 31, 2003 as if the BSPC has been disbanded at the time.

For the fiscal years ended March 31, 2003 and 2004, the UFJ Group sold to the Special Account equity securities with aggregated market values of ¥39,905 million and ¥410,277 million, and recognized gains of ¥7,044 million and ¥180,174 million, respectively, which are included in Trading account gains (losses) - net and Investment securities gains - net in the consolidated statements of operations.

The Bank of Japan

The Bank of Japan began purchasing marketable equity securities at fair value from banks, including UFJ Bank and UFJ Trust, from November 2002, aiming to enhance the stability of the Japanese financial system by reducing the amount of marketable equity securities on the balance sheets of banks. Transfers of securities to The Bank of Japan are sales transactions with no transferors’ continuing involvement. UFJ Bank and UFJ Trust sold marketable equity securities to The Bank of Japan with aggregate market values of ¥338,967 million and ¥76,465 million for the fiscal years ended March 31, 2003 and 2004, respectively.

Pension Trusts

UFJ Bank and UFJ Trust sponsor pension trusts designated to provide annuity benefits and lump sum severance indemnity plans to the plan participants. UFJ Bank and UFJ Trust contributed marketable equity securities that are classified as available for sale to the pension trusts with aggregate market values of ¥26,700 million and ¥116,697 million, and recognized gains of ¥16,292 million and ¥40,204 million for the fiscal years ended March 31, 2003 and 2004, respectively, which are included in Investment securities gains—net in the consolidated statements of operations.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    LOANS

Loans at March 31, 2003 and 2004, before deduction of allowance for loan losses, by domicile and type of industry of borrowers are summarized below. Classification of loan by industry is based on the industry segment loan classification as defined by The Bank of Japan.

	2003	2004
	(in millions)
Domestic:
Manufacturing	¥5,848,096	¥5,370,456
Construction	1,587,462	1,282,612
Real estate	5,299,655	4,580,942
Services	3,722,414	3,178,511
Wholesale and retail	5,710,457	5,500,396
Banks and other financial institutions	4,610,625	4,181,529
Other industries	4,465,021	5,830,848
Consumer:
Mortgage loan	6,623,132	7,667,505
Other	5,804,241	5,231,207

Total domestic	43,671,103	42,824,006

Foreign:
Governments and official institutions	150,359	119,281
Banks and other financial institutions	79,291	131,831
Commercial and industrial	2,743,031	2,322,885
Other	44,499	33,675

Total foreign	3,017,180	2,607,672

Total	46,688,283	45,431,678
Less unearned income and deferred loan fees – net	3,618	11,626

Total	¥46,684,665	¥45,420,052

Non-accrual and Restructured Loans

Non-accrual and restructured loans are ¥7,146.9 billion and ¥5,065.1 billion at March 31, 2003 and 2004, respectively. Had interest on these loans been accrued at the original terms of agreement, gross interest income on such loans for the fiscal years ended March 31, 2003 and 2004 would have been approximately ¥175.9 billion and ¥126.8 billion, respectively, of which approximately ¥109.7 billion and ¥77.6 billion, respectively, is included in interest income on loans in the accompanying consolidated statements of operations. Accruing loans contractually past due 90 days or more are ¥22.9 billion and ¥19.8 billion at March 31, 2003 and 2004, respectively.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impaired Loans

The UFJ Group’s impaired loans (evaluated individually) primarily include non-accrual loans and restructured loans. A summary of the balances of impaired loans and related allowance at March 31, 2003 and 2004 is shown below.

	2003		2004
	Recorded loan balance	Impairment allowance	Recorded loan balance	Impairment allowance
	(in millions)
Requiring an impairment allowance	¥6,360,350	¥2,644,242	¥4,230,532	¥1,966,715
Not requiring an impairment allowance	638,890	—	568,894	—

Total	¥6,999,240	¥2,644,242	¥4,799,426	¥1,966,715

The average investment in impaired loans is ¥7,289 billion and ¥5,923 billion, respectively, for the fiscal yearsended March 31, 2003 and 2004.

For the fiscal years ended March 31, 2003 and 2004, the UFJ Group recognized interest income of approximately ¥107.3 billion and ¥75.5 billion, respectively, on impaired loans. Cash receipts on non-accrual loans, for which the ultimate collectibility of principal is doubtful, are applied to principal reductions; otherwise, such collections are credited to income. Interest income on accruing impaired loans, including restructured loans, was recognized on an accrual basis to the extent that the collectibility of principal was reasonably certain based on management’s assessment.

Lease Receivables

As part of its financing activities, the UFJ Group enters into leasing arrangements with customers. The UFJ Group’s leasing operations are performed through leasing subsidiaries and consist principally of direct financing leases involving various types of data processing equipment, office equipment and factory equipment.

At March 31, 2003 and 2004, the components of the investment in direct financing leases are as follows:

	2003	2004
	(in millions)
Minimum lease rentals receivable	¥462,971	¥450,456
Estimated residual value of leased property	3,239	3,415
Less—unearned income	(25,618)	(28,832)

Gross investment in direct financing leases	¥440,592	¥425,039

Future minimum lease rentals receivable on direct financing at March 31, 2004 are as follows:

Fiscal year ending March 31:	(in millions	)
2005	¥157,929
2006	115,654
2007	85,472
2008	55,537
2009	26,023
2010 and thereafter	9,841

Total future minimum lease rentals receivable	¥450,456

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party Loans

In some cases, the banking subsidiaries of UFJ Holdings make loans to related parties in the course of their normal commercial banking business. At March 31, 2003 and 2004, outstanding loans to related parties were ¥669,012 million and ¥742,711 million, respectively.

These related party loans were made on substantially the same terms, including interest rates and collateral requirements, as were generally prevailing for unrelated borrowers at the date these loans were made. For the fiscal years ended and at March 31, 2003 and 2004, there are no loans to related parties that have been charged-off or that are impaired.

Concentrations of Credit Risk

Concentrations of credit risk arise when a number of customers are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet their contractual obligations to be similarly affected by changes in economic conditions. The UFJ Group manages its portfolio of financial instruments to achieve a level of diversification amongst industries and geographies. Historically it has been the principal provider of credit to certain large borrowers and the levels of collateral associated with those loans have varied. In addition during recent years it has also made loans to certain companies which have had significant exposures to the Japanese real estate market. The UFJ Group has put into place a series of measures to reduce its exposure to these large borrowers and to increase the level diversification of its portfolio.

Sales of Loans

The UFJ Group originates loans to various types of corporate and individual customers in Japan and overseas in the normal course of its business. In order to improve the quality of its loan portfolio, the UFJ Group has disposed of certain loans. Most of these loans were disposed of by sales to third parties and by entering into loan participation transactions without retaining the credit risk. The loan participation transactions did not meet the relevant conditions for sales accounting established in accordance with SFAS No. 140. Hence, these transactions are accounted for as collateralized borrowing transactions and not considered as loans held-for-sale. For the fiscal years ended March 31, 2003 and 2004, the losses on sales of loans were ¥49.7 billion and ¥8.9 billion, respectively.

Loan Securitization

The UFJ Group had no significant transfers of loans under securitization transactions accounted for as sales for the fiscal years ended March 31, 2003 and 2004 and did not retain any significant interests associated with loans transferred in securitizations at March 31, 2003 and 2004.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the fiscal years ended March 31, 2003 and 2004 are shown below.

	2003	2004
	(in millions)
Balance at beginning of fiscal year	¥3,479,268	¥3,195,187

Provision for loan losses	511,898	313,124

Charge-offs	(897,151)	(1,148,858)
Recoveries	97,836	80,425

Net charge-offs	(799,315)	(1,068,433)

Other changes	3,336	(1,569)

Balance at end of fiscal year	¥3,195,187	¥2,438,309

Note:	Other changes principally include the effect of foreign exchange translation.

As explained in Note 4, loans were disposed of by sales during recent years. The allowance for these loans was removed and transferred to the valuation allowance for loans held-for-sale upon a decision to sell. Net charge-offs in the above table include the amount of charge-offs related to sales of loans amounting to ¥131.5 billion and ¥98.3 billion for the fiscal years ended March 31, 2003 and 2004, respectively.

6.    PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2003 and 2004 consists of the following:

	2003	2004
	(in millions)
Land	¥255,174	¥237,682
Buildings	204,382	203,880
Equipment and furniture	351,298	347,857
Leasehold improvements	161,103	184,809
Construction in progress	742	744

Total	972,699	974,972
Less accumulated depreciation	384,650	401,191

Premises and equipment—net	¥588,049	¥573,781

Premises and equipment includes capitalized leases, principally related to data processing equipment, which amounts to ¥43,809 million and ¥54,278 million at March 31, 2003 and 2004, respectively. Accumulated depreciation on such capitalized leases at March 31, 2003 and 2004 amounted to ¥22,399 million and ¥29,895 million, respectively.

Depreciation expense of premises and equipment for the fiscal years ended March 31, 2003 and 2004 is ¥59,571 million and ¥52,361 million, respectively.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2002, UFJ Bank entrusted its Tokyo headquarters, comprising land and building, to UFJ Trust under a noncancellable lease agreement for a 15 year period. At the same time, UFJ Bank sold the beneficiary trust right to a special purpose entity, which leased back the land and building to UFJ Bank. UFJ Bank accounted for this transaction as a financing arrangement, and recorded the total proceeds of ¥89,800 million as a financing obligation in addition to continuing to recognize the land and building. Under the lease agreement, UFJ Bank made non-interest-bearing deposits of ¥6,960 million with the buyer-lessor in March 2002. The lease payments are ¥6,960 million per year.

At March 31, 2003 and 2004, the financing obligation is ¥89,800 million and total annual rental payments amounted to ¥6,960 million for the years then ended.

For the fiscal year ended March 31, 2003, the UFJ Group recognized ¥3,237 million of impairment losses for long-lived assets, primarily domestic real estate assets formerly used for domestic banking operations that are no longer used and assets that are being used but are not generating sufficient cash flows to recover their carrying amount. In addition, ¥1,013 million and ¥4,123 million of impairment losses were recognized for real estate previously held for use now held for sale, for the fiscal years ended March 31, 2003 and 2004, respectively. These losses are included in Other non-interest expenses. In computing the amount of impairment losses, fair value is determined primarily based on market prices, if available, or the estimated fair value based on an appraisal.

7.    GOODWILL AND OTHER INTANGIBLE ASSETS

As discussed in Note 1, goodwill is primarily the result of Sanwa Bank’s acquisition of Tokai Bank and Toyo Trust at April 2, 2001. The business combination was accounted for under the purchase method. The aggregate purchase price for Tokai Bank and Toyo Trust was ¥2,931 billion including common and preferred stock. Goodwill and intangible assets of approximately ¥2,731 billion and ¥515 billion, respectively, were recorded. Prior to adoption of SFAS No. 142, goodwill was being amortized over 40 years.

Goodwill

The changes in the carrying amount of goodwill during the fiscal years ended March 31, 2003 and 2004 are as follows:

	Retail Banking	Corporate Banking	Global Banking & Trading	Trust Banking	Total
	(in millions)

Balance at April 1, 2002.	¥489,868	¥1,059,694	¥521,746	¥561,180	¥2,632,488
Impairment recognized by the transitional impairment test	—	—	—	62,000	62,000
Impairment recognized	—	—	—	194,000	194,000

Balance at March 31, 2003	¥489,868	¥1,059,694	¥521,746	¥305,180	¥2,376,488
Goodwill reversed due to reversal of valuation allowance on deferred tax assets (Note 8)	—	64,371	—	22,161	86,532

Balance at March 31, 2004.	¥489,868	¥995,323	¥521,746	¥283,019	¥2,289,956

See Note 25 for business segment information of the UFJ Group.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2002, UFJ Group acquired an additional 59.82% interest in UFJ Card Co., Ltd., a credit card company, for ¥13,313 million, which was paid in cash.

In June 2002, UFJ Group acquired an additional 34.36% of the outstanding stock of Tsubasa Securities Co., Ltd. (“Tsubasa Securities”), a broker dealer affiliate of UFJ Group, through the merger of Tsubasa Securities with UFJ Capital Markets Securities Co., Ltd., a subsidiary of UFJ Holdings. The combined company was subsequently renamed UFJ Tsubasa Securities Co., Ltd. The additional interest acquired in Tsubasa Securities was valued at ¥21,970 million based on the fair value of Tsubasa Securities’ publicly traded stock. The purchase price was at a discount to Tsubasa Securities’ net assets and an extraordinary gain of ¥12,319 million was recorded.

On April 1, 2002, UFJ Group adopted SFAS No. 142, which requires companies to cease amortizing goodwill and intangible assets which have indefinite useful lives. SFAS No. 142 also requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption and annually thereafter, or more often if events or circumstances warrant. Under SFAS No. 142, goodwill impairment may exist if the carrying value of the reporting unit to which it is allocated exceeds its estimated fair value.

Upon adoption of SFAS No. 142, UFJ Group reviewed the useful lives of its amortizable intangible assets— primarily core deposits, trust customer relationships and capitalized software and determined that they remained appropriate. In accordance with SFAS No. 142, UFJ Group performed a transitional impairment test of goodwill and intangible assets with indefinite lives as of April 1, 2002. UFJ Group identified eight reporting units. Goodwill was allocated to four of these reporting units on a relative fair value basis. Reporting units that were non-revenue producing or that were not expected to benefit significantly from the synergies of the business combinations were not allocated goodwill. In addition, insignificant reporting units were not allocated goodwill. The first step of the transitional test of impairment was performed by comparing the fair value of its reporting units to the carrying values of the reporting units to which goodwill was assigned.

If potential impairment of goodwill was indicated under the first step, step two for determining the amount of impairment of goodwill was performed. The second step requires UFJ Group to estimate the implied fair value of goodwill for each reporting unit by subtracting the fair value of the reporting unit’s assets, including any unrecognized intangibles, from the total fair value of the reporting unit. The excess is deemed the implied fair value of goodwill. The implied fair value of the goodwill was then compared to the carrying amount of goodwill for the reporting unit. Based on this analysis, UFJ Group recorded a charge for the cumulative effect of adopting SFAS No. 142 of ¥62 billion in its trust reporting unit.

In accordance with SFAS No. 142, UFJ Holdings continues to perform impairment tests on the remaining goodwill and indefinite-lived intangible assets on an annual basis, or more often if events or changes in circumstances indicate the assets may be impaired. During the fiscal year ended March 31, 2003, UFJ Group recorded an impairment charge of ¥194 billion in its trust reporting unit.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Intangible Assets

The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets at March 31, 2003 and 2004.

	2003			2004
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(in millions)
Intangible assets subject to amortization:
Information technology	¥64,177	¥27,154	¥37,023	¥63,852	¥39,496	¥24,356
Software	194,057	85,811	108,246	223,987	104,916	119,071
Core deposit intangibles	327,430	66,183	261,247	327,430	98,115	229,315
Customer relationships	131,800	13,171	118,629	131,800	19,755	112,045
Other	1,639	792	847	3,828	813	3,015

Total	¥719,103	¥193,111	525,992	¥750,897	¥263,095	487,802

Intangible assets recorded in connection with the additional minimum pension liabilities under SFAS No. 87 (See Note 14)			10,643			—
Intangible assets not subject to amortization			8,080			7,671

Total			¥544,715			¥495,473

The estimated aggregate amortization expense for intangible assets for the next five years is as follows:

(in millions)
Fiscal year ending March 31,
2005	¥78,439
2006	76,436
2007	61,076
2008	56,009
2009	52,969

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    INCOME TAXES

The current and deferred income tax expense (benefit) for the fiscal years ended March 31, 2003 and 2004 is as follows:

	2003	2004
	(in millions)
Current:
Domestic	¥3,214	¥13,788
Foreign	4,438	459

Total	7,652	14,247

Deferred:
Domestic	14,731	76,300
Foreign	1,370	5,071

Total	16,101	81,371

Income tax expense	23,753	95,618

Income tax expense (benefit) reported in stockholders’ equity relating to:
Net unrealized gains (losses) on investment securities available for sale	(3,141)	5,527
Foreign currency translation adjustments	(548)	407

Total	(3,689)	5,934

Total	¥20,064	¥101,552

Income taxes in Japan applicable to the UFJ Group are imposed by the national, prefectural and municipal governments, and in the aggregate, resulted in a normal effective statutory rate of approximately 42.0% and 42.0% for the fiscal years ended March 31, 2003 and 2004, respectively. It should be noted that the largest entity within the UFJ Group, UFJ Bank, had a normal effective statutory rate of approximately 39.2% and 39.2% for the fiscal years ended March 31, 2003 and 2004, respectively. Foreign subsidiaries are subject to income taxes of the countries in which they operate.

In March 2003, the Japanese government passed an amendment to the local tax law and in October 2003 the Tokyo Metropolitan Government and the Osaka Prefectural Government enacted an additional surcharge tax. The effect of these amendments will be to adjust the normal effective statutory tax rate for the fiscal year ending March 31, 2005 to approximately 40.6%. The newly enacted rates are used in calculating the future expected tax effects of temporary differences as of March 31, 2003 and 2004 that are expected to reverse during and subsequent to the fiscal year ending March 31, 2005. The change in tax rate, used in calculating the future expected tax effects of temporary differences, resulted in a decrease of ¥77,925 million in consolidated income tax expense before valuation allowance for the fiscal year ended March 31, 2003 and of ¥23,531 million in consolidated income tax expense for the fiscal year ended March 31, 2004. After the valuation allowance, the net change in tax rate used in calculating the future expected tax effects of temporary differences, resulted in a decrease of ¥408 million and ¥504 million in consolidated income tax expense for the fiscal years ended March 31, 2003 and 2004, respectively.

In October 2003, the UFJ Group received notification of a tax refund of ¥25.7 billion relating to tax assessments previously made by the Tokyo Metropolitan Government and the Osaka Prefectural Government in relation to the fiscal years ended March 31, 2001 and 2002.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the effective income tax rate reflected in the accompanying consolidated statements of operations to the normal effective statutory tax rate at March 31, 2003 and 2004 is as follows:

	2003	2004
Normal effective statutory tax rate of UFJ Holdings	42.0%	42.0%
Increase (decrease) in taxes resulting from:
Nondeductible expenses	(0.5)	6.1
Undistributed (earnings) losses of foreign subsidiaries	(2.0)	0.8
Higher (lower) tax rates applicable to income of subsidiaries	3.5	(4.6)
Nontaxable income	—	(0.9)
Change in valuation allowance	(56.1)	(36.4)
Enacted change in tax rates—net	29.5	(3.3)
Realization of previously unrealized tax benefit of subsidiaries	4.8	9.1
Goodwill impairment	(27.9)	—
Per capita tax	(0.3)	0.2
Other—net	(2.0)	0.5

Effective income tax rate	(9.0)%	13.5%

Deferred tax assets and liabilities are computed for each tax jurisdiction using currently enacted tax rates applicable to periods when the temporary differences are expected to reverse. The tax effects of the items comprising the UFJ Group’s net deferred tax assets and liabilities at March 31, 2003 and 2004 are as follows:

	2003	2004
	(in millions)
Deferred tax assets:
Allowance for loan losses	¥1,648,336	¥1,428,952
Net operating loss carryforwards	895,580	808,406
Accrued severance indemnities and pension liabilities	246,671	121,967
Investment securities	346,843	182,805
Accrued liabilities and others	85,633	128,619
Sale-and-leaseback transactions	1,118	2,240
Derivative financial instruments	18,186	35,675
Depreciation	14,658	13,177
Foreign currency translations	1,797	942
Valuation allowance	(3,010,898)	(2,465,814)

Total deferred tax assets	247,924	256,969

Deferred tax liabilities:
Gain on establishment of retirement benefit trust	48,357	65,077
Intangible assets	154,515	135,618
Tangible assets	15,318	12,503
Accrued income	8,000	7,065
Deferred tax on undistributed earnings of foreign subsidiaries	29,434	42,944
Other	685	101

Total deferred tax liabilities	256,309	263,308

Net deferred tax liabilities	¥8,385	¥6,339

A valuation allowance is recorded when it is more likely than not that some portion of or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character in the future at the individual company level. UFJ Group has provided a valuation allowance for the major part of the deferred tax asset attributable to the UFJ Group’s subsidiaries with operating loss carryforwards and existing deductible temporary differences, primarily due to the existence of high levels of accumulated deficits, taxable losses and credit costs incurred in the past years for domestic subsidiaries.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net change in the valuation allowance for the deferred income tax assets was a decrease of ¥545,084 million for the fiscal year ended March 31, 2004, which primarily reflected a decrease in such deductible temporary differences and operating loss carryforwards of these subsidiaries. The reduction in the valuation allowance against the deferred tax asset that existed at the acquisition date of Tokai Bank and Toyo Trust was applied to reduce goodwill by the amount of ¥86,532 million for the fiscal year ended March 31, 2004.

At March 31, 2004, the UFJ Group had operating loss carryforwards of ¥1,984,673 million and no tax credit carryforwards for tax purposes. Such carryforwards, if not utilized, are scheduled to expire as follows:

Operating loss carryforwards
(in millions)
Fiscal year ending March 31:
2005	¥45,530
2006	64,400
2007	5
2008	58
2009	48,026
2010	1,629,303
2011 and thereafter	197,351

Total	¥1,984,673

In March 2004, the Japanese government extended the period for operating loss carryforwards from five years to seven years under the corporate tax law. This change applied retroactively to operating loss carryforwards for fiscal years beginning on or after April 1, 2001.

Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain for the fiscal year ended March 31, 2003 and income before income tax expense and cumulative effect of change in accounting principle for the fiscal year ended March 31, 2004 are as follows:

	2003	2004
	(in millions)

Domestic income (loss)	¥(335,419)	¥661,695
Foreign income	71,045	44,611

Total	¥(264,374)	¥706,306

9.    PLEDGED ASSETS AND COLLATERAL

Pledged Assets

At March 31, 2004, the primary components of all assets mortgaged, pledged, or otherwise subject to lien with corresponding liabilities are as follows:

(in millions)
Trading securities	¥1,042,488
Investment securities	4,520,666
Loans	3,801,710
Other	41,521

Total	¥9,406,385

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The above pledged assets are classified by type of liabilities to which they relate as follows:

(in millions)
Deposits	¥618,136
Call money and funds purchased	719,227
Payables under repurchase agreements and securities lending transactions	1,817,046
Other short-term borrowings and long-term debt	6,251,648
Other	328

Total	¥9,406,385

In addition, at March 31, 2004, the UFJ Group has pledged certain non-cash financial assets, aggregating ¥3,945,947 million as collateral for acting as a collection agent of public funds, for settlement of exchange at The Bank of Japan and Tokyo Bankers Association, for derivative transactions and for certain other purposes. Such assets primarily include loans and securities. The securities pledged consist principally of Japanese national government and Japanese government agency bonds.

Under Japanese law, Japanese banks are required to maintain certain minimum reserves on deposit with The Bank of Japan based on the amount of deposit balances and certain other factors. There are similar reserve deposit requirements for foreign offices engaged in banking businesses in foreign countries. At March 31, 2003 and 2004, the reserve funds maintained by the UFJ Group, which are included in Cash and due from banks and Interest-earning deposits in other banks, are ¥2,348,209 million and ¥2,381,921 million, respectively.

Collateral

The UFJ Group both accepts and pledges financial assets as collateral for transactions. Such transactions typically include commercial loans, repurchase and reverse repurchase agreements, security lending transactions, call money and derivatives transactions, while eligible collateral includes, marketable debt and equity securities, trade receivables and certificates of deposit.

Secured parties, including creditors and counterparties to certain transactions, may sell or re-pledge financial assets provided as collateral but their ability to do so differs according to interpretations of specific provisions of applicable statutes, contracts and market practices since certain contracts do not explicitly define the secured party’s right to sell or re-pledge collateral. The value of assets pledged is reported on the face of the consolidated balance sheet only when the UFJ Group determines, based on the information available to it, that a secured party is permitted to sell or re-pledge, either by contract or custom, the collateral it received.

At March 31, 2004, the UFJ Group pledged assets with a fair value of ¥10,637,477 million as collateral that it has determined may not be sold or re-pledged by the secured parties.

Certain banking subsidiaries accept collateral for commercial loans and other banking transactions under standardized agreements with customers which stipulate that customers may be required to provide collateral or guarantees. Applicable legislation in Japan generally permits collateral to be negotiated or transferred unless otherwise prohibited by contract or other statutes. Nevertheless, in common with market practice in Japan, the UFJ Group does not sell or re-pledge collateral accepted in connection with commercial loans unless a debtor defaults or other specified credit events occur.

Derivative agreements commonly used in the marketplace do not prohibit a secured party’s disposition of financial assets received as collateral. Similarly, in reverse repurchase agreements and securities borrowing transactions, assets accepted as collateral may be sold or re-pledged.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2004, the fair value of the collateral accepted by the UFJ Group that is permitted to be sold or re-pledged was approximately ¥3,240,666 million, of which approximately ¥2,921,419 million was sold or re-pledged.

10.    DEPOSITS

The balances of time deposits, including certificates of deposit (“CDs”), issued in amounts of ¥10 million (approximately US$96 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2004) or more with respect to domestic deposits and issued in amounts of US$100,000 or more with respect to foreign deposits are ¥14,817,984 million and ¥1,401,607 million, respectively, at March 31, 2003, and ¥15,046,435 million and ¥1,728,760 million, respectively, at March 31, 2004.

Maturities of domestic and foreign time deposits, including CDs at March 31 2004, are as follows:

	Domestic	Foreign
	(in millions)

Due in one year or less	¥20,250,772	¥1,751,408
Due after one year through two years	2,023,267	6,434
Due after two years through three years	1,705,962	1,355
Due after three years through four years	429,842	—
Due after four years through five years	441,797	158
Due after five years	203,683	—

Total	¥25,055,323	¥1,759,355

11.    CALL LOANS AND FUNDS SOLD, AND CALL MONEY AND FUNDS PURCHASED

A summary of call loans, call money and funds transactions at March 31, 2003 and 2004 is as follows:

	2003	2004
	(in millions)
Balance at end of the fiscal year:
Call money and funds purchased	¥1,571,397	¥2,204,080
Call loans and funds sold	213,670	252,169

Net funds purchased position	¥1,357,727	¥1,951,911

Call money and funds purchased:
Outstanding at end of fiscal year:
Amount	¥1,571,397	¥2,204,080
Weighted average interest rate	0.10%	0.04%

12.    DUE TO TRUST ACCOUNT

UFJ Trust holds assets on behalf of its customers in an agent, fiduciary or trust capacity. Such trust account assets are not the UFJ Group’s proprietary assets and are managed and accounted for separately. However, excess cash funds of individual trust accounts are often placed with UFJ Trust, which manages the funds together with its own funds in its proprietary account. Due to trust account reflects a temporary placement of the excess funds from individual trust accounts. In view of the UFJ Group’s funding, Due to trust account is similar to short-term funding, including demand deposits and other overnight funds purchased. The balance changes in

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

response to the day-to-day changes in the excess funds placed by the trust accounts. The weighted average interest rate of Due to trust account transactions is 0.48% and 0.47% on the balance at the end of the fiscal years ended March 31, 2003 and 2004, respectively.

13.    SHORT-TERM BORROWINGS AND LONG-TERM DEBT

At March 31, 2003 and 2004, the UFJ Group had unused lines of credit amounting to ¥1,927,918 million and ¥2,381,096 million, respectively. The amounts principally consist of the lines of collateralized intraday overdrafts without interest charges and collateralized overnight loans on bills at the official discount rate granted by The Bank of Japan, which are used to cover shortages in The Bank of Japan account and to meet liquidity needs. The UFJ Group may borrow from The Bank of Japan on demand up to the total amount of collateral eligible for credit extension.

Short-term borrowings at March 31, 2003 and 2004 are comprised of the following:

	2003	2004
	(in millions)
Domestic offices:
Loans on notes and acceptances transferred with recourse (rediscount)	¥3,597,100	¥2,652,500
Commercial paper	757,730	1,442,990
Borrowings from financial institutions	1,039,161	798,302
Other	8,693	7,602

Total domestic offices	5,402,684	4,901,394

Foreign offices:
Commercial paper	67,275	50,980
Other	128,468	75,621

Total foreign offices	195,743	126,601

Total	¥5,598,427	¥5,027,995

Weighted average interest rate on outstanding balance at end of fiscal year	0.18%	0.11%

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term debt (with original maturities of more than one year) at March 31, 2003 and 2004 is comprised of the following:

	2003	2004
	(in millions)
UFJ Holdings:
Obligations under capital leases	¥13	¥8
Subordinated debt:
Perpetual bonds, payable in Japanese Yen, 0.41%	100,000	100,000

Total UFJ Holdings	100,013	100,008

UFJ Bank:
Obligations under capital leases	17,499	25,366
Obligation under sale-and-leaseback transactions	89,800	89,800
Loan participation borrowings	294,583	356,930
Unsubordinated debt:
Insurance companies and other institutions, due 2004-2028, principally 0.00%-6.30%	112,324	97,904
Fixed rate bonds, payable in Japanese Yen, due 2004-2009, principally 0.58%-2.08%	1,298,468	1,519,631
Adjustable rate bonds, payable in Japanese Yen, due 2014, 2.00%	20,000	20,000
Subordinated debt:
Fixed rate borrowings, payable in Japanese Yen, due 2004-2013, principally 1.95%-4.40%	271,000	271,000
Floating rate borrowings, payable in Japanese Yen, due 2005-2009, principally 1.65%-1.80%	7,800	7,800
Adjustable rate borrowings, payable in Japanese Yen, due 2009-2013, principally 1.22%-2.13%	167,500	191,000
Perpetual borrowings, payable in Japanese Yen, principally 1.31%-3.80%	47,000	47,000
Adjustable rate bonds, payable in Japanese Yen, due 2009-2013, principally 0.65%-1.27%	154,800	154,500
Fixed rate bonds, payable in Japanese Yen, due 2013, 1.30%	—	64,300
Fixed rate bonds, payable in United States Dollars, due 2011, 7.40%	238,775	209,251

Total UFJ Bank	2,719,549	3,054,482

UFJ Trust:
Obligation under capital leases	3,889	2,782
Loan participation borrowings	174,267	47,081
Unsubordinated debt:
Insurance companies and other institutions, due 2004, principally 0.90%-4.75%	9,005	9,001
Subordinated debt:
Fixed rate borrowings, payable in Japanese Yen, due 2005-2013, principally 2.61%-3.70%	9,000	9,000
Adjustable rate borrowings, payable in Japanese Yen, due 2010-2015, principally 1.65%-5.85%	35,000	35,000
Adjustable rate bonds, payable in Japanese Yen, due 2010-2011, principally 0.87%-2.20%	38,900	69,800

Total UFJ Trust	270,061	172,664

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other subsidiaries:
Obligation under capital leases	¥8,101	¥5,875
Unsubordinated debt:
Fixed rate borrowings, payable in Japanese Yen, due 2004-2008, principally 0.25%-6.00%	94,826	119,167
Floating rate borrowings, payable in Japanese Yen, due 2004-2005, principally 1.62%-1.65%	910	545
Fixed rate borrowings, payable in New Taiwan Dollars, due 2003, principally 6.20%-6.30%	448	—
Fixed rate bonds and notes, payable in Japanese Yen, due 2004-2007, principally 1.00%-23.20%	3,882	3,955
Fixed rate bonds and notes, payable in United States Dollars, due 2003-2007, principally 6.60%-8.00%	3,336	367
Fixed rate bonds, payable in Euro, due 2003, 4.20%	1,254	—
Adjustable rate bonds and notes, payable in Japanese Yen, due 2011-2023, principally 0.57%-4.48%	11,437	9,320
Adjustable rate bonds and notes, payable in United States Dollars, due 2005-2013, principally 3.50%-8.00%	—	1,715
Subordinated debt:
Fixed rate borrowings, payable in Japanese Yen, due 2004, 3.75%	5,058	4,989
Floating rate borrowings, payable in Japanese Yen, due 2005-2014, principally 0.23%-2.15%	8,058	15,989
Fixed rate bonds and notes, payable in Japanese Yen, due 2010-2014, principally 3.00%-4.90%	25,200	27,200
Adjustable rate bonds and notes, payable in Japanese Yen, due 2009-2013, principally 0.22%-4.00%	51,200	55,000
Fixed rate bonds and notes, payable in United States Dollars, due 2009-2013, principally 6.75%-8.35%	179,987	286,293
Perpetual bonds, payable in Japanese Yen, principally 0.42%-4.15%	152,300	103,800
Perpetual bonds, payable in United States Dollars, 8.75%	—	61,192
Borrowings of variable interest entities	2,684	26,511
Bonds and notes of variable interest entities	95,721	108,686

Total other subsidiaries	644,402	830,604

Total UFJ Group	¥3,734,025	¥4,157,758

Note:	Adjustable rate debts are debts where interest rates are reset in accordance with the terms of the debt agreements, and floating rate debts are debts where interest rates are repriced in accordance with movements of market interest rate indices.

The obligation under sale-and-leaseback transactions includes bonds of ¥62,000 million redeemable between 2005 and 2007, with adjustable rates from 0.743% to 3.273% and redeemable preferred equities of ¥27,800 million redeemable between 2005 and 2012, with the dividend rate capped in a range between 3.6% and 10.4%.

Certain unsubordinated bonds and notes (aggregating ¥15,357 million at March 31, 2004), and certain subordinated bonds and notes (aggregating ¥533,485 million at March 31, 2004) issued by subsidiaries are guaranteed, on a subordinated basis, by UFJ Bank, UFJ Trust or a subsidiary as to payment of principal and interest.

The interest rates for the adjustable and floating rate debt shown in the above table are those in effect at March 31, 2003 and 2004, respectively. Certain interest rates are determined by formulas and may be subject to certain minimum and maximum rates. Floating and adjustable rate debt agreements may provide for interest rate floors to prevent negative interest payments (i.e. receipts).

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain debt agreements permit UFJ Bank, UFJ Trust and some other subsidiaries to redeem the related debt, in whole or in part, prior to maturity at the option of the issuer on terms specified in the respective agreements.

The following is a summary of maturities of long-term debt subsequent to March 31, 2004:

	UFJ Bank	UFJ Trust	UFJ Holdings and other subsidiaries	Total
	( in millions )
Fiscal year ending March 31:
2005	¥269,748	¥29,526	¥90,258	¥389,532
2006	611,735	25,131	56,334	693,200
2007	403,249	3,526	54,284	461,059
2008	410,507	2,180	27,968	440,655
2009	357,015	1,501	29,628	388,144
2010 and thereafter	1,002,228	110,800	672,140	1,785,168

Total	¥3,054,482	¥172,664	¥930,612	¥4,157,758

14.    SEVERANCE INDEMNITIES AND PENSION PLANS

Substantially all of the employees of UFJ Holdings are seconded by UFJ Bank and UFJ Trust. These employees are covered by the severance indemnity and annuity plans offered by each respective employer as discussed below.

The employees of UFJ Bank, UFJ Trust and certain other domestic subsidiaries are covered under lump-sum severance indemnity plans. Under the lump-sum severance indemnity plans, employees receive, at the time of termination of their employment either voluntarily or at contractual retirement age, benefit payments in the form of lump-sum cash payment. Employees with service of one year or more are eligible for the severance indemnity.

In addition to the lump-sum severance indemnities, UFJ Bank, UFJ Trust and certain other domestic subsidiaries offer funded annuity plans to their retiring employees. The annuity plans are established and administered pursuant to the Japanese Welfare Pension Insurance Law (“JWPIL”). Under the JWPIL, employers with 5 or more full-time employees are required to participate in the Welfare Pension, which is substantially similar to Social Security in the United States. Employers who participate in the Welfare Pension may, at their discretion, enhance annuity benefits by establishing additional plans known as Employees’ Pension Funds (“EPF”). The EPF generally comprises two parts, the corporate portion and the substitutional portion. The benefits paid from the substitutional portion are based on a standard remuneration table set forth by the JWPIL, whereas the benefits paid from the corporate portion is set forth by the employers that sponsor the plans or the EPF. The benefits provided by the corporate portion of the EPFs sponsored by the UFJ Group are generally based on the length of service and remuneration at the time of termination, except for UFJ Bank, which adopted a new plan formula in April 2002 based on “points” that employees accumulate over their careers, and determined based on job titles and certain professional certifications.

UFJ Trust and certain other domestic subsidiaries also offer retirement benefits under tax qualified pension plans, which are funded contributory defined annuity plans. These plans generally cover employees with a service period of 5 years or more, and the annuity benefits vest with the employees with a service period of 15 years or more. The plan provides lifetime annuity benefits with guaranteed annuity payment for 15 years commencing in the month following the month an eligible employee reaches age 60. The amount of annuity benefits is determined based on points that employees accumulate over their careers.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2001, the JWPIL was amended to permit an employer to separate the substitutional portion and transfer the obligation and related assets to the government. In September 2002, UFJ Bank obtained an approval of exemption from the obligation for benefits related to future employee service related to the substitutional portion of its EPF, and started to make pension insurance payments to the government. UFJ Bank received a final approval for separation from the government in November 2004. In accordance with the provisions of EITF 03-2, the entire separation process is accounted for as a settlement upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets, which happened immediately after the final approval was granted by the government. The benefit obligation and related plan assets pertaining to UFJ Bank’s substitutional portion at March 31, 2004 amounted to ¥211,099 million and ¥123,863 million, respectively.

The components of net periodic benefit cost for the years ended March 31, 2003 and 2004 are as follows:

	2003	2004
	(in millions)

Service cost—benefits earned during the fiscal year	¥26,472	¥22,313
Interest costs on projected benefit obligation	25,115	18,988
Expected return on plan assets	(30,372)	(25,893)
Amortization of unrecognized prior service cost	(4,083)	(5,206)
Amortization of net actuarial loss	643	24,347

Net periodic benefit cost	¥17,775	¥34,549

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in projected benefit obligation and plan assets, funded status and composition of amounts recognized in the consolidated balance sheets at March 31, 2003 and 2004 for the lump-sum severance indemnity plans and the annuity plans are as follows:

	2003			2004
	Severance indemnities plans and non- contributory annuity plans	Contributory annuity plans	Total	Severance indemnities plans and non- contributory annuity plans	Contributory annuity plans	Total
	(in millions)
Change in benefit obligation:
Projected benefit obligation at beginning of fiscal year	¥101,135	¥855,508	¥956,643	¥109,193	¥991,325	¥1,100,518
Service cost	7,178	19,294	26,472	6,306	16,007	22,313
Interest cost	2,623	22,492	25,115	1,859	17,129	18,988
Plan participants’ contributions	—	1,216	1,216	—	366	366
Acquisitions	6,184	—	6,184	—	—	—
Actuarial loss (gain)	3,899	119,513	123,412	(5,885)	(188,873)	(194,758)
Benefits paid	(11,826)	(26,698)	(38,524)	(15,902)	(26,481)	(42,383)

Projected benefit obligation at end of fiscal year	109,193	991,325	1,100,518	95,571	809,473	905,044

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	68,753	790,595	859,348	66,460	671,600	738,060
Actual return (negative return) on plan assets	(11,406)	(147,821)	(159,227)	40,851	129,128	169,979
Acquisitions	1,633	—	1,633	—	—	—
Employer contributions	19,306	54,308	73,614	20,899	133,824	154,723
Plan participants’ contributions	—	1,216	1,216	—	366	366
Benefits paid	(11,826)	(26,698)	(38,524)	(15,902)	(26,481)	(42,383)

Fair value of plan assets at end of fiscal year	66,460	671,600	738,060	112,308	908,437	1,020,745

Funded status of the plan	(42,733)	(319,725)	(362,458)	16,737	98,964	115,701
Unrecognized net actuarial loss	43,124	346,245	389,369	10,488	101,430	111,918
Unrecognized prior service cost	9,827	(51,878)	(42,051)	9,147	(100,523)	(91,376)

Net pension asset (liability) amount recognized	¥10,218	¥(25,358)	¥(15,140)	¥36,372	¥99,871	¥136,243

Amounts recognized in the balance sheets:
Prepaid pension cost	¥275	¥—	¥275	¥50,876	¥104,067	¥154,943
Accrued pension liability	(36,618)	(299,290)	(335,908)	(14,504)	(6,954)	(21,458)
Intangible assets	10,643	—	10,643	—	—	—
Accumulated other changes in equity from nonowner sources	35,918	273,932	309,850	—	2,758	2,758

Net pension asset (liability) amount recognized	¥10,218	¥(25,358)	¥(15,140)	¥36,372	¥99,871	¥136,243

Accumulated benefit obligation at end of fiscal year	¥88,264	¥947,830	¥1,036,094	¥74,225	¥784,303	¥858,528

At March 31, 2003, the projected benefit obligation and accumulated benefit obligation are in excess of the fair value of plan assets for all plans. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with benefit obligations in excess of plan assets at March 31, 2004 are

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

¥25,193 million, ¥23,795 million and ¥2,758 million, respectively. The change in the amount included within other changes in equity from nonowner sources for the period arising from the additional minimum pension liability recognized is an increase of ¥303,681 million and a decrease of ¥307,092 million for the years ended March 31, 2003 and 2004, respectively.

During the fiscal years ended March 31, 2003 and 2004, the UFJ Group contributed marketable equity securities with fair value totaling ¥26,700 million and ¥116,697 million, respectively, to the pension trusts designated to pay annuity benefits and lump sum severance indemnities and recognized a gain of ¥16,292 million and ¥40,204 million, respectively.

The UFJ Group expects to contribute ¥33,800 million to the severance indemnity and annuity plans during the year ending March 31, 2005.

During the year ended March 31, 2003 and 2004, certain subsidiaries of UFJ Holdings instituted early retirement plans under which employees accepting early retirement were entitled to receive benefits in addition to regular retirement benefits. The expense recognized in connection with such additional benefits amounted to ¥14,069 million and ¥10,734 million for the years ended March 31, 2003 and 2004, respectively.

Weighted-average actuarial assumptions used to determine net periodic benefit cost for the years ended March 31, 2003 and 2004 and net obligations at March 31, 2003 and 2004 are as follows:

	2003	2004
Weighted-average assumptions used:
Discount rate in determining expense	2.63%	1.74%
Discount rate in determining benefit obligation	1.74	2.49
Rate of increase in future compensation level for determining expense	5.11	5.11
Rate of increase in future compensation level for determining benefit obligation	5.11	4.96
Expected rate of return on plan assets	3.53	2.57

The UFJ Group determines its assumptions for the expected rate of return on plan assets using a forward-looking building block approach. In the forward-looking building block approach, the rate of return for each component of the plan assets is derived using long-term historical performance and forward-looking return expectations based on future prospects of the economy and capital markets. The expected rate of return on plan assets is the average of the expected rates of return that is weighted by portfolio allocation.

The primary objective of the UFJ Group’s investment policy is to maximize return for an appropriate level of risk the UFJ Group can assume to ensure that, combined with the UFJ Group’s contributions, funds will be available to cover future benefit payments to the plan participants.

The plan assets are separately administered by each of UFJ Group’s subsidiaries. The asset allocation at March 31, 2003 and 2004 as well as the target asset allocation of UFJ Bank and UFJ Trust, the two largest subsidiaries of UFJ Group, are as follows.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation of plan assets for UFJ Bank’s annuity plan is as follows:

Asset category	Assets ratio at March 31,
	2003	2004
EPF assets
Japanese equity securities	24.58%	23.41%
Japanese debt securities	11.50	28.86
General account of life insurance companies	34.89	—
Non-Japanese equity securities	19.68	14.51
Non-Japanese debt securities	6.28	8.14
Short-term assets	3.07	25.08

	100.00%	100.00%

In addition to the EPF assets above, UFJ Bank sponsors pension trusts designated to provide annuity benefits and lump sum severance indemnities to the plan participants, which almost entirely comprise Japanese equity securities.

The general account of life insurance companies is a product offered by life insurers with a guaranteed rate of return, where funds are pooled and invested in securities with relatively low market risk such as Japanese government bonds.

The plan assets belonging to the substitutional portion of the EPF are invested in risk-free assets to avoid potential depreciation in value and incurrence of a loss at the time of the transfer to the government. At March 31, 2003, such plan assets were included in the general account of life insurance companies. The general account of life insurance companies was subsequently cancelled and the fund has been reallocated to short-term assets at March 31, 2004.

Japanese equity securities include the UFJ Group’s common stock in the amounts of ¥187 million and ¥782 million at March 31, 2003 and 2004, respectively.

UFJ Bank’s target asset allocation for the EPF assets including those pertaining to the substantial portion at March 31, 2004 is as follows:

Asset category	Asset ratio
EPF assets
Japanese equity securities	22.0%
Japanese debt securities	30.0
Non-Japanese equity securities	15.0
Non-Japanese debt securities	8.0
Short-term assets	25.0

Total	100.0%

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation of plan assets for UFJ Trust’s annuity plan is as follows:

Asset category	Asset ratio at March 31,
	2003	2004
EPF assets
Japanese equity securities	32.93%	36.73%
Japanese debt securities	38.79	36.30
Non-Japanese equity securities	21.15	19.58
Non-Japanese debt securities	5.64	5.22
Others	1.49	2.17

Total	100.0%	100.0%

Japanese equity securities include the UFJ Group’s common stock in the amounts of ¥13 million and ¥67 million at March 31, 2003 and 2004, respectively.

Similar to UFJ Bank, UFJ Trust sponsors pension trusts designated to provide annuity benefits and lump sum severance indemnities to the plans’ participants, which almost entirely comprise Japanese equity securities. In addition to the pension trusts, UFJ Trust sponsors a separate plan asset for the tax-qualified pension plan, which is held in the general account of life insurance companies.

UFJ Trust’s target asset allocation for the EPF assets at March 31, 2004 is as follows:

Asset category	Asset ratio
EPF assets
Japanese equity securities	37.0%
Japanese debt securities	36.0
Non-Japanese equity securities	20.0
Non-Japanese debt securities	5.0
Others	2.0

Total	100.0%

The original implementation date of the Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”), was the fiscal year beginning after December 15, 1988 for non-US plans. Due to the unavailability of data, however, the UFJ Group adopted SFAS No. 87 from the fiscal year ended March 31, 2002 for the purpose of the consolidated financial statements. Because the expected future service period of the existing employees as at the adoption date was approximately 12 years assuming that SFAS No. 87 had been adopted at its original implementation date, the net transition obligation of ¥252,598 million was charged directly to equity in its entirety as at March 31, 2002.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.    OTHER ASSETS AND LIABILITIES

Major components of other assets and liabilities at March 31, 2003 and 2004 are as follows:

	2003	2004
	(in millions)
Other assets:
Investments in affiliated companies	¥58,371	¥267,404
Other real estate owned, net	4,524	3,610
Non-interest-earning deposits with the Special Fund and the New Fund	169,884	174,582
Prepaid pension cost (Note 14)	275	154,943
Deposits with exchanges	54,861	110,057
Lease deposits	107,894	97,410
Other	249,131	361,902

Total	¥644,940	¥1,169,908

Other liabilities:
Deferred tax liabilities (Note 8)	¥32,220	¥69,658
Allowance for credit losses on acceptances and off-balance sheet credit instruments	67,523	68,354
Accrued pension liability (Note 14)	335,908	21,458
Minority interest	850,816	841,775
Unearned income	159,771	194,160
Accrued and other liabilities	160,186	243,547
Guarantees and indemnifications	62,905	112,441

Total	¥1,669,329	¥1,551,393

Investments in affiliated companies are accounted for using the equity method. Among the investments are affiliated companies which are listed companies. The investment in such companies is carried at ¥41,782 million and ¥49,616 million, respectively, at March 31, 2003 and 2004. The corresponding aggregated market values for such listed affiliated companies are ¥44,002 million and ¥62,138 million as at March 31, 2003 and 2004, respectively.

At March 31, 2003 and 2004, the valuation allowance to reduce the carrying amounts of other real estate owned, which represents assets acquired through foreclosure, to their estimated fair value less estimated cost to sell is ¥1,589 million and ¥1,272 million, respectively. The valuation allowance decreased by ¥671 million and ¥317 million, respectively, during the fiscal years ended March 31, 2003 and 2004.

Government-led Loan Restructuring Program

Under the legislation enacted by the Japanese Diet in June 1996, which incorporates the restructuring program for the loans of seven failed housing-loan companies (the “Jusen”), the Deposit Insurance Corporation (“DIC”) established the Housing Loan Corporation (“HLAC”) to collect and dispose of loans of the liquidated Jusen. In 1999, HLAC merged with the Resolution and Collection Bank Limited to create the Resolution and Collection Corporation (“RCC”), which is wholly owned by the DIC.

Financial institutions, including the UFJ Group, waived repayment of substantial amounts of loans to the Jusen and transferred the remaining balances to HLAC. Financial institutions were requested to make loans to HLAC to finance its collection activities, and in the fiscal year ended March 31, 1997, the UFJ Group made loans

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to HLAC of ¥295,626 million with an original maturity term of 15 years, which were included in the loan portfolio at March 31, 2003 and 2004. The 15-year term loans to HLAC, which are guaranteed by the DIC under the legislation and loan agreements, mature in 2011 and earn interest at TIBOR (Tokyo Interbank Offered Rate) plus 0.125%.

Under this restructuring program, a Financial Stabilization Fund (the “Special Fund”) was established within the DIC, and the Bank of Japan and other financial institutions established another fund (the “New Fund”). These funds are principally invested in Japanese government bonds. The UFJ Group made non-interest-earning deposits of ¥214,023 million with the Special Fund and the New Fund in the fiscal year ended March 31, 1997. The deposit balances at March 31, 2003 and 2004, which are included in Other assets, are ¥169,884 million and ¥174,582 million, respectively, reflecting a present value discount and subsequent amortization of the discount during the period until the expected maturity date. The non-interest-earning deposits with these funds are expected to mature in 15 years from the deposit dates, which coincides with the planned operational lifespan of HLAC.

It is uncertain what losses (so-called “stage two loss”), if any, may ultimately be incurred by RCC through the collection of the Jusen loans during the 15-year term. If any such losses ultimately occur, the law concerning Reorganizing Specialized Housing Loan Companies (the “Jusen Law”) states that Japanese government can compensate for half of such losses, and the DIC can cover the remaining half of the losses. The investment income to be earned by the Special Fund and the New Fund during the 15 years is used by the DIC to compensate for a portion of the public funds used for the Jusen restructuring.

In addition, the Jusen Law states that the DIC can use funds held in the general account to eliminate the cumulative losses incurred at the Special Fund up to the amount prescribed in the Jusen Law. The DIC receives insurance premiums from insured banks at a specified percentage of their deposit balances and manages the insurance premiums in the general accounts. The utilization of funds managed in the general account will be determined by the Operating Committee at the DIC and approved by the Prime Minister and the Minister of Finance.

At this time management believes all loans and deposits will be collectible according to their respective terms.

16.    COMMON STOCK, PREFERRED STOCK AND CAPITAL SURPLUS

The change in the number of shares of common stock outstanding during the fiscal years ended March 31, 2003 and 2004 is as follows:

	2003	2004
	(number of shares)

Balance at beginning of fiscal year	4,858,856	5,036,314
Issuance of new shares of common stock upon conversion of shares of Class I, III and VI Preferred stock	177,458	57,094

Balance at end of fiscal year	5,036,314	5,093,408

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Preferred stock issued and outstanding at March 31, 2003 and March 31, 2004 is as follows:

	Outstanding at March 31, 2002	Conversion to shares of common stock during the year	Outstanding at March 31, 2003	Conversion to shares of common stock during the year	Outstanding at March 31, 2004
	(number of shares)
Preferred stock
Class I	17,571	(3,502)	14,069	(527)	13,542
Class II	200,000	—	200,000	—	200,000
Class III	49,149	(15,662)	33,487	(16,498)	16,989
Class IV	150,000	—	150,000	—	150,000
Class V	150,000	—	150,000	—	150,000
Class VI	80,000	(70,977)	9,023	(8,015)	1,008
Class VII	200,000	—	200,000	—	200,000

	Par value at March 31, 2002	Conversion to shares of common stock during the year	Par value at March 31, 2003	Conversion to shares of common stock during the year	Par value at March 31, 2004
	(in millions)
Preferred stock
Class I	¥26,356	¥(5,253)	¥21,103	¥(790)	¥20,313
Class II	300,000	—	300,000	—	300,000
Class III	49,149	(15,662)	33,487	(16,498)	16,989
Class IV	150,000	—	150,000	—	150,000
Class V	150,000	—	150,000	—	150,000
Class VI	40,000	(35,488)	4,512	(4,008)	504
Class VII	100,000	—	100,000	—	100,000

Total	¥815,505	¥(56,403)	¥759,102	¥(21,296)	¥737,806

Shares of Preferred stock that are converted to shares of Common stock are cancelled and retired when converted; for Class I through VII Preferred stock the number of shares authorized and issued is equal to the number outstanding. UFJ Holdings is authorized to issue 700,000 shares each of Class VIII and IX Preferred stock, none of which have been issued.

	Cash dividends for the year ended March 31,
	2003	2004
	(in millions)
Preferred stock
Class I	¥984	¥264
Class II	4,770	1,590
Class III	5,055	1,151
Class IV	4,185	1,395
Class V	4,365	1,455
Class VI	474	24
Class VII	3,450	1,150

Total	¥23,283	¥7,029

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The portion of proceeds from the sale of shares that is designated as capital stock is determined by resolution of the Board of Directors of UFJ Holdings; however, at least 50% of the issue price of newly issued shares is required to be designated as capital stock under the Japanese Commercial Code (the “Code”). Proceeds in excess of amounts designated as capital stock are designated as capital surplus.

Convertible preferred stock contains a beneficial conversion feature if the effective conversion price (either initially or after being reset) for a share of common stock upon conversion is less than the market price of a share of common stock when the preferred stock was issued. UFJ Holdings accounts for the beneficial conversion features of its preferred stock under the recognition and measurement principles of EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversions Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 “Application of EITF Issue No. 98-5 to Certain Convertible Instruments”.

Beneficial conversion feature discounts are measured as the excess of the market price of a share of common stock when the preferred stock is issued over the initial or reset preferred stock conversion price per share of common stock. Beneficial conversion feature discounts are charged to capital surplus when recognized and amortized to accumulated deficit, as non-cash preferred dividends using the effective yield method. Initial beneficial conversion feature discounts are amortized over the period from the issuance date of the preferred stock to the mandatory conversion date. Contingent beneficial conversion feature discounts are recognized when the reset conversion price is determinable and amortized over the period from the conversion price reset date to the mandatory conversion date. Any unamortized beneficial conversion feature discount remaining when preferred stock is converted at the option of the holder before the mandatory conversion date is immediately charged to accumulated deficit as a non-cash preferred dividend.

Significant terms of Preferred stock as of March 31, 2004 consisted of the following:

Class I Preferred stock

Class I preferred stockholders are entitled to receive annual non-cumulative dividends of ¥37,500 per share with priority over common stockholders, and a distribution of ¥3,000,000 per share upon the liquidation of UFJ Holdings.

Class I Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including the day of establishment of UFJ Holdings to and including July 31, 2005, except during certain excluded periods, at an initial conversion price of ¥850,600 per share of common stock, subject to anti-dilution adjustments. The conversion price was subject to reset on August 1 of 2001, 2003 and 2004 to the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date, if the average market price were less than the conversion price prior to the reset, but not less than ¥750,000 per share. All Class I Preferred stock outstanding on August 1, 2005 will be mandatorily converted into shares of common stock at a conversion ratio of ¥3,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to August 1, 2005 and (y) ¥750,000.

The conversion price for Class I Preferred stock was reset on August 1, 2001 to ¥750,000 per share of common stock, giving rise to an aggregate contingent beneficial conversion feature discount of ¥3,200 million, which is being amortized through August 1, 2005.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class II Preferred stock

Class II preferred stockholders are entitled to receive annual non-cumulative dividends of ¥15,900 per share with priority over common stockholders, and a distribution of ¥3,000,000 per share upon the liquidation of UFJ Holdings.

Class II Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including July 1, 2001 to and including July 31, 2008, except during certain excluded periods, at an initial conversion price of ¥1,050,000 per share of common stock, subject to anti-dilution adjustments. The conversion price is subject to reset annually on August 1, from 2001 to 2007 to the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date, multiplied by 1.025, but not less than ¥1,050,000 per share. All Class II Preferred stock outstanding on August 1, 2008 will be mandatorily converted into shares of common stock at a conversion ratio of ¥3,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to August 1, 2008 and (y) ¥750,000.

Class III Preferred stock

Class III preferred stockholders are entitled to receive annual non-cumulative dividends of ¥68,750 per share with priority over common stockholders, and a distribution of ¥2,000,000 per share upon the liquidation of UFJ Holdings.

Class III Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including the day of establishment of UFJ Holdings to and including September 30, 2004, except during certain excluded periods, at an initial conversion ratio of 0.888 share of common stock per share of preferred stock, subject to anti-dilution adjustments. The conversion ratio was subject to reset on October 5 of 2001, 2002 and 2003 to ¥2,000,000 divided by the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date, but not less than 0.888 or more than 2.480. All Class III Preferred stock outstanding on October 1, 2004 will be mandatorily converted into common stock at a conversion ratio of ¥2,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to October 1, 2004 and (y) ¥806,500.

Class IV Preferred stock

Class IV preferred stockholders are entitled to receive annual non-cumulative dividends of ¥18,600 per share with priority over common stockholders, and a distribution of ¥2,000,000 per share upon the liquidation of UFJ Holdings.

Class IV Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including July 1, 2002 to and including March 30, 2009, except during certain excluded periods, at an initial conversion ratio of 2.202 shares of common stock per preferred stock, subject to anti-dilution adjustments. The conversion ratio is subject to reset annually on October 5 from 2002 to 2008 to ¥2,000,000 divided by the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date multiplied by 1.035, but not more than 3.543. All Class IV Preferred stock outstanding on March 31, 2009 will be mandatorily converted into common stock at a conversion ratio of ¥2,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to March 31, 2009 and (y) ¥564,500.

The conversion ratio for the Class IV Preferred stock was reset on October 5, 2002 to 3.543 shares of common stock per share of preferred stock, giving rise to an aggregate contingent beneficial conversion feature discount of ¥88,246 million, which is being amortized through March 31, 2009.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class V Preferred stock

Class V preferred stockholders are entitled to receive annual non-cumulative dividends of ¥19,400 per share with priority over common stockholders, and a distribution of ¥2,000,000 per share upon the liquidation of UFJ Holdings.

Class V Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including July 1, 2003 to and including March 30, 2009, except during certain excluded periods, at an initial conversion ratio of 2.202 shares of common stock per share of preferred stock, subject to anti-dilution adjustments. The conversion ratio is subject to reset annually on October 5 from 2003 to 2008 to ¥2,000,000 divided by the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date multiplied by 1.035, but not more than 3.543. All Class V Preferred stock outstanding on March 31, 2009 will be mandatorily converted into common stock at a conversion ratio of ¥2,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to March 31, 2009 and (y) ¥564,500.

The conversion ratio for the Class V Preferred stock was reset on October 5, 2003 to 3.543 shares of common stock per share of preferred stock, giving rise to an aggregate contingent beneficial conversion feature discount of ¥89,434 million, which is being amortized through March 31, 2009.

Class VI Preferred stock

Class VI preferred stockholders are entitled to receive annual non-cumulative dividends of ¥5,300 per share with priority over common stockholders, and a distribution of ¥1,000,000 per share upon the liquidation of UFJ Holdings.

Class VI Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including the day of establishment of UFJ Holdings to and including July 31, 2014, except during certain excluded periods, at an initial conversion price of ¥710,900 per share of common stock, subject to anti-dilution adjustments. The conversion price was subject to reset annually on August 1 from 2001 to 2013 to the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date, if the average market price were less than the conversion price prior to the reset, but not less than ¥569,600 per share. All Class VI Preferred stock outstanding on August 1, 2014 will be mandatorily converted into shares of common stock at a conversion ratio of ¥1,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to August 1, 2014 and (y) ¥497,600.

The conversion ratio for the Class VI Preferred stock was reset on August 1, 2001 to 1.5408 shares of common stock per share of preferred stock, giving rise to a contingent beneficial conversion feature discount of ¥5,755 million, which is being amortized to August 1, 2014. The conversion ratio for Class VI Preferred stock was further reset on August 1, 2002 to 1.7556 shares of common stock per share of preferred stock, giving rise to an additional contingent beneficial conversion feature discount of ¥12,389 million, which is being amortized through August 1, 2014.

Class VII Preferred stock

Class VII preferred stockholders are entitled to receive annual non-cumulative dividends of ¥11,500 per share with priority over common stockholders, and a distribution of ¥1,000,000 per share upon the liquidation of UFJ Holdings.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class VII Preferred stock is convertible into fully paid shares of UFJ Holdings common stock at the election of holders from and including the day of establishment of UFJ Holdings to and including July 31, 2009, except during certain excluded periods, at an initial conversion price of ¥704,300 per share of common stock, subject to anti-dilution adjustments. The conversion price was subject to reset annually on June 30 from 2001 to 2008 to the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to each reset date, if the average market price were less than the conversion price prior to the reset, but not less than ¥493,500 per share. All Class VII Preferred stock outstanding on August 1, 2009 will be mandatorily converted into shares of common stock at a conversion ratio of ¥1,000,000 divided by the higher of (x) the average market price of the common stock for the 30 trading day period beginning 45 trading days prior to August 1, 2009 and (y) ¥493,000.

The change in the unamortized discount arising from beneficial conversion features of the Preferred stock during the fiscal years ended March 31, 2003 and 2004 is as follows:

	Class I	Class IV	Class V	Class VI	Total
	(in millions)

Balance at March 31, 2002	¥939	¥—	¥—	¥5,470	¥6,409
Addition on conversion price/ratio reset	—	88,246	—	12,389	100,635
Amortization to accumulated deficit	(224)	(5,751)	—	(120)	(6,095)
Charged to accumulated deficit on conversion of Preferred stock	(187)	—	—	(15,845)	(16,032)

Balance at March 31, 2003	528	82,495	—	1,894	84,917
Addition on conversion price/ratio reset	—	—	89,434	—	89,434
Amortization to accumulated deficit	(225)	(11,975)	(6,886)	(18)	(19,104)
Charged to accumulated deficit on conversion of Preferred stock	(12)	—	—	(1,683)	(1,695)

Balance at March 31, 2004	¥291	¥70,520	¥82,548	¥193	¥153,552

The Code permits, upon approval of the Board of Directors, the transfer of amounts from the legal capital surplus to the capital stock account.

The Code, as amended effective on October 1, 2001, permits Japanese companies to effect purchases of their own stock pursuant to a resolution by the stockholders at an annual general meeting until the conclusion of the following ordinary general meeting of stockholders, and to hold such stock as its treasury stock indefinitely regardless of purpose. However, the Code requires the amount of treasury stock purchased be within the amount of retained earnings available for dividends. Disposition of treasury stock is subject to the approval of the Board of Directors and is to follow the procedures similar to a public offering of stock for subscription. Prior to October 1, 2001 in principle, reacquisition of treasury stock was prohibited with the exception of reacquisition for retirement and certain limited purposes, as specified by the Code. Any treasury stock were required to be disposed of in the near term.

17.    ACCUMULATED DEFICIT, LEGAL RESERVE AND DIVIDENDS

In addition to the Code, Japanese banks, including UFJ Bank and UFJ Trust, are required to comply with the Banking Law of Japan (the “Banking Law”).

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Reserve Set Aside as Appropriation of Retained Earnings and Legal Capital Surplus

Under the Code

The Code as applicable to UFJ Holdings provides that an amount at least equal to 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be appropriated and set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 25% of stated capital (prior to October 1, 2001, 25% of common stock) as defined in the Code.

Under the Banking Law

The Banking Law as applicable to UFJ Bank and UFJ Trust provides that an amount at least equal to 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be appropriated and set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 100% of stated capital as defined in the Code.

Transfer of the Legal Reserve

Under the Code

Japanese companies, including UFJ Holdings, are permitted, pursuant to a resolution by the stockholders at a general meeting, to make amounts from the legal reserve set aside as appropriation of retained earnings and legal capital surplus available for dividends as long as the aggregate amount of the legal reserve and legal capital surplus equals at least 25% of stated capital as defined in the Code.

Under the Banking Law

Japanese banks, including UFJ Bank and UFJ Trust, are permitted, pursuant to a resolution by the stockholders at a general meeting, to make amounts from the legal reserve set aside as appropriation of retained earnings and legal capital surplus available for dividends as long as the aggregate amount of the legal reserve and legal capital surplus after the dividend equals at least 100% of stated capital as defined in the Code.

The Code permits the transfer, upon approval of the stockholders, of a portion of unappropriated retained earnings available for dividends to stated capital as defined in the Code.

Retained Earnings and Dividends

Under the Code, the amount available for dividends is based on the amount recorded in UFJ Holdings’ general books of account maintained in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The US GAAP adjustments included in the accompanying consolidated financial statements but not recorded in UFJ Holdings’ general books of account under Japanese GAAP have no effect on the determination of retained earnings available for dividends under the Code. In addition to the provision that requires an appropriation for legal reserve as described above, the Code and the Banking Law impose certain limitations on the amount available for dividends. Under the Banking Law, UFJ Holding, UFJ Bank and UFJ Trust have to meet minimum capital adequacy requirements. Distributions of retained earnings of UFJ Holdings and UFJ Bank, which would otherwise be distributable to stockholders, are restricted in order to maintain the minimum 4.0% Tier I capital for capital adequacy purposes. For UFJ Trust, which is not engaged in international operations conducted by foreign offices, distributions of retained earnings are restricted in order to maintain the minimum 2.0% Tier I capital for capital adequacy purposes.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

UFJ Holdings was established on April 2, 2001 with common stock of ¥135,000 million, Preferred stock of ¥865,000 million, legal capital surplus of ¥2,882,954 million and no retained earnings in accordance with the Code and Japanese GAAP.

UFJ Holdings’ amount available for dividends, at March 31, 2004, is ¥1,067,309 million, which is based on the amount recorded in Japanese GAAP. UFJ Holdings’ amount available for dividends increased by ¥4,010 million compared with ¥1,063,299 million at March 31, 2003.

Annual dividends, including those for Preferred stock, are approved by the stockholders at an annual general meeting held subsequent to the fiscal year to which the dividends are applicable. In addition, a semi-annual interim dividend payment may be made by resolution of the Board of Directors, subject to limitations imposed by the Code and the Banking Law.

In the accompanying consolidated statements of stockholders’ equity, dividends shown for each fiscal year represent dividends approved and paid during the fiscal year.

18.    REGULATORY CAPITAL REQUIREMENTS

UFJ Holdings, UFJ Bank, UFJ Trust and various other bank subsidiaries are subject to various regulatory capital requirements promulgated by the regulatory authorities of the countries in which they operate. Failure to meet minimum capital requirements will initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on UFJ Holdings’ consolidated financial statements.

In Japan, UFJ Holdings, UFJ Bank, and UFJ Trust are subject to regulatory capital requirements administered by the Financial Services Agency (“FSA”) in accordance with the provisions of the Banking Law and related regulations. A banking institution is subject to the minimum capital adequacy requirements both on a consolidated basis and a stand-alone basis and is required to maintain the minimum capital irrespective of whether it operates independently or as a subsidiary under the control of another company. When a bank holding company manages operations of its banking subsidiaries, it is required to maintain the minimum capital adequacy ratio on a consolidated basis in the same manner as its subsidiary banks. The FSA provides two sets of capital adequacy guidelines. One is a set of guidelines applicable to Japanese banks and bank holding companies with foreign offices conducting international operations, and the other is applicable to Japanese banks and bank holding companies that are not engaged in international operations.

Under the capital adequacy guidelines applicable to a Japanese banking institution with international operations conducted by foreign offices, the minimum target capital ratio of 8.0% is required. The capital adequacy guidelines adopt the approach of risk-weighted capital measure based on the framework developed and proposed by the Basel Committee on Banking Supervision of the Bank for International Settlements and involve quantitative credit measures of the assets and certain off-balance sheet items as calculated under Japanese GAAP. The UFJ Group’s proprietary assets do not include trust assets under management and administration in a capacity of agent or fiduciary and, accordingly trust account assets are generally not included in the capital measure. However, if trust principal is guaranteed, trust assets are counted the same as proprietary assets. Also, a banking institution engaged in certain qualified trading activities, as defined, is required to calculate an additional capital charge for market risk using either the institution’s own internal risk measurement model or a standardized process proposed and defined by the Bank for International Settlements. Capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. Tier I generally consists of shareholders’ equity (including common stock, preferred stock, capital surplus, minority interests and retained earnings) less any recorded goodwill. Tier II generally consists of general reserves for credit losses up to 1.25% of risk-weighted assets, 45% of the unrealized gains on available for sale investment securities, 45% of the land revaluation excess, the

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

balance of perpetual subordinated debt and the balance of subordinated term debt with an original maturity of over five years subject to some limitations, up to 50% of Tier I capital. Preferred shares are includable in Tier I capital unless the preferred shares have a fixed maturity, in which case, such preferred shares will be components of Tier II capital. Tier III capital generally consists of short-term subordinated debt with an original maturity of at least two years, subject to certain limitations. At least 50% of the minimum capital requirements must be maintained in the form of Tier I capital.

If a banking institution is not engaged in international operations conducted by foreign offices, it is subject to the other set of capital adequacy requirements with a minimum target capital ratio of 4.0%. Such guidelines incorporate measures of risk under the risk-weighted approach similar to the guidelines applicable to banking institutions with international operations. Qualifying capital is classified into Tier I and Tier II capital. Tier II does not include the unrealized gains on available for sale investment securities and also the general reserves for credit losses includable is limited to 0.625% of risk weighted assets.

The Banking Law and related regulations require that one of three categories be assigned to banks and bank holding companies, based on its risk-adjusted capital adequacy ratio if the bank fails to meet the minimum target capital adequacy ratio. These categories indicate capital deterioration, which may be subject to certain prompt corrective action by the FSA.

UFJ Holdings and UFJ Bank have international operations conducted by foreign offices, as defined, and are subject to the 8.0% capital adequacy requirement. UFJ Trust is not engaged in international operations conducted by foreign offices and is subject to the 4.0% capital adequacy requirement. For the purpose of calculating the additional charge for market risk, UFJ Holdings and UFJ Bank have adopted the internal risk measurement model approach for general market risk calculations.

The risk-adjusted capital amounts and ratios of UFJ Holdings, UFJ Bank and UFJ Trust presented in the following table are based on amounts calculated in accordance with Japanese GAAP as required by the FSA.

	Actual		Minimum for capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(in millions, except percentages) (unaudited)
Consolidated:
At March 31, 2004:
Total capital (to risk-weighted assets):
UFJ Holdings	¥4,268,617	9.24%	¥3,694,879	8.00%
UFJ Bank	3,500,367	8.36	3,347,998	8.00
UFJ Trust	507,171	12.34	164,393	4.00
Tier I capital (to risk-weighted assets):
UFJ Holdings	2,175,269	4.70	1,847,440	4.00
UFJ Bank	1,789,047	4.27	1,673,999	4.00
UFJ Trust	361,038	8.78	82,197	2.00
Stand-alone:
At March 31, 2004:
Total capital (to risk-weighted assets):
UFJ Bank	¥3,379,780	8.43%	¥3,203,802	8.00%
UFJ Trust	518,951	12.82	161,918	4.00
Tier I capital (to risk-weighted assets):
UFJ Bank	1,761,589	4.39	1,601,901	4.00
UFJ Trust	382,420	9.44	80,959	2.00

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Securities and Exchange Law, securities companies in Japan are subject to the capital adequacy rules of the FSA. These rules require the maintenance of a capital adequacy ratio, which is defined as the ratio of adjusted capital to a quantified total of business risk, of not less than 120%. Adjusted capital is defined as net worth (which includes shareholders’ equity, net unrealized gains and losses on securities held, reserves and subordinated debts) less illiquid assets. The business risks are divided into three categories: (1) market risks, (2) counterparty risks and (3) basic risks. Under this rule, there are no restrictions on the operations of the companies provided that the resulting net capital adequacy ratio exceeds 120%. At March 31, 2003 and 2004, the capital adequacy ratio of the UFJ Group exceeded 120%.

Management believes, at March 31, 2004, that UFJ Holdings, UFJ Bank, UFJ Trust, other bank subsidiaries and regulated securities subsidiaries meet all capital adequacy requirements to which they are subject.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.    EARNINGS (LOSS) PER COMMON SHARE

Reconciliations of net income (loss) and weighted average number of shares of common stock outstanding used for the computation of basic earnings (loss) per common share to the adjusted amounts for the computation of diluted earnings (loss) per common share for the fiscal years ended March 31, 2003 and 2004 are as follows:

	2003	2004
	(in millions)
Income (Numerator):
Income (loss) before cumulative effect of change in accounting principle and extraordinary gain	¥(288,127)	¥610,688
Cumulative effect of change in accounting principle, net of taxes	(62,000)	(2,959)
Extraordinary gain, net of taxes	12,319	—

Net income (loss)	(337,808)	607,729
Income allocable to preferred stockholders:
Dividends on preferred stock	(23,283)	(7,029)
Beneficial conversion feature	(22,127)	(20,799)

Income (loss) available to common stockholders for basic earnings per share	(383,218)	579,901
Add back income allocable to holders of convertible preferred stock, if the convertible preferred stock is dilutive
Dividends on preferred stock	—	7,005
Beneficial conversion feature	—	19,098

Income (loss) available to common stockholders for diluted earnings per share	¥(383,218)	¥606,004

	2003	2004
	(in thousands of shares)
Shares (Denominator):
Weighted average common stock outstanding	4,918	5,058
Add common stock obtainable on conversion of convertible preferred stock, if the convertible preferred stock is dilutive	—	1,957

Weighted average common stock for diluted computation	4,918	7,015

	2003	2004
	(in Yen)
Earnings (loss) per common share:
Basic earnings (loss) per common share:
Income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	¥(67,823)	¥115,227
Cumulative effect of change in accounting principle, net of taxes	(12,608)	(585)
Extraordinary gain, net of taxes	2,505	—

Net income (loss) available to common stockholders	¥(77,926)	¥114,642

Diluted earnings (loss) per common share:
Income (loss) available to common stockholders before cumulative effect of change in accounting principle and extraordinary gain	¥(67,823)	¥86,803
Cumulative effect of change in accounting principle, net of taxes	(12,608)	(421)
Extraordinary gain, net of taxes	2,505	—

Net income (loss) available to common stockholders	¥(77,926)	¥86,382

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the fiscal year ended March 31, 2003, Class I to VII Preferred Stock could have potentially diluted earnings per common share but are not included in the computation of diluted earnings per common share due to their antidilutive effects. For the fiscal year ended March 31, 2004, Class I to V and VII Preferred Stock are included in the computation of diluted earnings per common share. Class VI Preferred Stock is not included in the computation of diluted earnings per common share due to its antidilutive effects.

20.    DERIVATIVE FINANCIAL INSTRUMENTS

The UFJ Group uses various derivative financial instruments both for trading purposes and for risk management purposes in the normal course of business to meet the financial needs of its customers, as a source of revenue and to manage its exposure to a variety of risks. The UFJ Group is a party to derivatives, including swaps, forwards, options and other types of derivatives, dealing primarily with market risk associated with interest rate, foreign currency, equity and commodity prices and credit risk.

Market risk is the possibility that future changes in market prices make a financial instrument less valuable. Credit risk is the possibility that a loss may result from a counterparty’s failure to perform according to the terms and conditions of a contract, which may exceed the value of underlying collateral. To reduce credit risk, the UFJ Group may require collateral or guarantees based on a case-by-case assessment of creditworthiness of each customer and evaluation of the instrument. The UFJ Group also uses master netting agreements in order to mitigate overall counterparty credit risk.

Trading Activities

The UFJ Group’s trading activities include dealing and other activities measured at fair value with gains and losses recognized currently in earnings. As part of its trading activities, the UFJ Group offers a variety of derivative financial instruments and debt instruments for managing interest rate and foreign exchange risk to its domestic and foreign corporate and financial institution customers. The UFJ Group also enters into other types of derivative transactions, including equity- and credit-related contracts, for its own account.

Risk Management Activities

In the normal course of business, the UFJ Group enters into derivatives, including interest rate and foreign exchange contracts to help its customers manage their risk exposures. The UFJ Group also uses derivative instruments for its own trading accounts and to manage its asset and liability exposures related to interest rate and foreign exchange risks.

The UFJ Group uses interest rate derivatives, including non-leveraged generic interest rate and basis swaps, options and futures, principally to manage exposures to fluctuations in fair value due to interest rate risk. Pay-fixed receive-variable interest rate swap contracts are used to convert fixed rate assets, principally loans and investment securities, into synthetic variable rate instruments. Receive-fixed pay-variable interest rate swaps contracts are used to convert fixed rate funding sources, principally deposit liabilities and debt, into synthetic variable rate funding instruments.

The UFJ Group uses exchange rate derivatives, including cross-currency swaps and forward exchange contracts, principally to manage exposures to fluctuations in fair value due to foreign exchange risks. Cross-currency interest rate swaps are contracts that generally involve the exchange of both interest and principal amounts in two different currencies to manage exposures to fluctuations in fair value due to foreign exchange risks.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative instruments may expose the UFJ Group to market risk or credit risk in excess of the amounts recorded on the balance sheets. Market risk arises due to market price, interest rate and foreign exchange rate fluctuations that may result in a decrease in the market value of a financial instrument and/or an increase in its funding cost. Exposure to market risk is managed through position limits and other controls and by entering into hedging transactions. Credit risk is the possibility that losses may occur from counterparty’s failure to perform according to the terms of the contract, when the value of collateral held, if any, is not adequate to cover such losses. Credit risk is controlled through credit approvals, limits and monitoring procedures based on the same credit policies used for on-balance-sheet instruments. Generally, collateral or other security is not required. The amount of collateral obtained, if any, is based on the nature of the financial instrument and management’s credit evaluation of each counterparty.

Derivatives are used for asset and liability management to manage exposures to fluctuations in interest and foreign exchange rates arising from mismatches of asset and liability positions, however the UFJ Group has not adopted hedge accounting for these derivatives. Accordingly, all derivatives used for risk management purposes are marked to market through the statement of operations.

Embedded Derivatives

Derivative features embedded in other non-derivative host contracts are separated from the host contracts and measured at fair value when they are not clearly and closely related to the host contract and meet the definition of a derivative. The change in the fair value of such an embedded derivative is recognized currently in earnings. The carrying amount is reported on the consolidated balance sheets with the host contract. The UFJ Group accounts for credit-linked notes as host contracts with embedded derivatives and measures the entire contracts at fair value.

21.    OBLIGATIONS UNDER GUARANTEES AND OTHER OFF-BALANCE SHEET INSTRUMENTS

Obligations Under Guarantees

The UFJ Group provides customers with a variety of guarantees and similar arrangements, including standby letters of credit, financial and performance guarantees, credit protections, liquidity facilities, other off-balance sheet credit-related supports and similar instruments, in order to meet customers’ financial and business needs. The table below summarizes the contractual or notional amounts with regard to obligations under guarantees and similar arrangements at March 31, 2003 and 2004. The contractual or notional amounts of these instruments represent the maximum potential amounts of future payments without consideration of possible recoveries under recourse provisions or from collateral held or pledged.

For certain types of derivatives, such as written interest rate options and written currency options, the maximum potential future payments are unlimited. Accordingly, it is impracticable to estimate such maximum potential amount of future payments. As such, the notional amounts of the related contracts, other than the maximum potential payments, are included in the table.

The UFJ Group mitigates credit risk exposure resulting from guarantees by utilizing various techniques, including collateralization in the form of cash, securities, and real properties based on management’s credit assessment of the guaranteed parties and the related credit profile. In order to manage credit risk exposure, the UFJ Group also enters into sub-participation contracts with third parties who will fund a portion of the credit facility and bear their share of the loss to be incurred in the event that the borrower fails to fulfill its obligations. The following table includes unfunded commitments of ¥28 billion and ¥18 billion, at March 31, 2003 and 2004, respectively, that are participated out to third parties. Contractual or notional amounts summarized in the following table may not necessarily bear a direct relationship to the future actual credit exposure, primarily because of these risk management techniques.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2003	Maximum potential/ Contractual or Notional amount	Amount by expiration period
		Less than 1 year	1-2 years	2-3 years	3-5 years	Over 5 years
	(in billions)

Standby letters of credit and financial guarantees	¥1,479	¥422	¥252	¥144	¥79	¥582
Performance guarantees	515	382	47	62	21	3
Liquidity facilities	186	142	27	—	17	—
Derivative instruments	—	—	—	—	—	—
Guarantees for the repayment of trust principal	2,142	781	628	323	400	10
Liabilities of trust accounts	785	431	6	6	3	339

Total	¥5,107	¥2,158	¥960	¥535	¥520	¥934

At March 31, 2004	Maximum potential/ Contractual or Notional amount	Amount by expiration period
		Less than 1 year	1-2 years	2-3 years	3-5 years	Over 5 years
	(in billions)

Standby letters of credit and financial guarantees	¥1,388	¥605	¥236	¥240	¥22	¥285
Performance guarantees	268	168	57	27	14	2
Liquidity facilities	82	57	—	—	25	—
Derivative instruments	14	1	—	—	13	—
Guarantees for the repayment of trust principal	2,379	1,205	721	180	267	6
Liabilities of trust accounts	1,310	949	5	1	34	321

Total	¥5,441	¥2,985	¥1,019	¥448	¥375	¥614

Nature of guarantee contracts

Standby letters of credit and financial guarantees generally include an obligation of an issuer or a designated third party to guarantee the performance of the customer to the beneficiary under the terms of contracts such as lending contracts and other similar financial transactions. The UFJ Group is required to make payments to the guaranteed parties in the event that customers fail to fulfill their obligations under such contracts.

Performance guarantees are contracts that contingently require the UFJ Group to make payments to the guaranteed party based on another party’s failure to perform under an obligating agreement, except financial obligation. For example, performance guarantees include guarantees of completion of construction or service projects.

Liquidity facilities may include a provision of guarantees of collection of contractual cash flows under an asset securitization structure, involving variable interest entities. Such guarantee provisions protect the beneficiaries of asset securitizations from negative returns relating to shortfalls of cash collections on underlying assets held by the securitization vehicle. See Note 22 for additional information on the UFJ Group’s operations regarding variable interest entities.

Derivative instruments that are deemed to be included within the definition of guarantees as prescribed in FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), include certain written options and credit default swaps. In order for the UFJ Group to determine if those derivative instruments meet the definition of guarantees as prescribed in FIN 45, the

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

UFJ Group applies criteria of whether a derivative contract specifies an underlying in which adverse changes could result in losses on a counterparty’s assets, liabilities or capital and the counterparty could cover those losses with proceeds from the derivative contract. Accordingly, the UFJ Group has disclosed information on such identified credit default swaps and certain written options that meet the definition of guarantees as prescribed in FIN 45.

Guarantees for the repayment of trust principal include guarantees that the UFJ Group provides for the repayment of principal of certain types of trust products, including certain jointly operated designated money in trusts and loan trusts. The UFJ Group manages and administers trust assets in a capacity of agent or fiduciary on behalf of its customers and trust assets are segregated from the assets of the UFJ Group, which keeps records for the trust activities separately. The UFJ Group, in principle, does not assume any risks associated with the trust assets under management, however, as permitted by applicable laws, the UFJ Group may provide guarantees for the repayment of principal of such trust products. At March 31, 2003 and 2004, the contract amounts of such guarantees for repayment of trust principal were ¥2,142 billion and ¥2,379 billion, respectively. The accounting methods used for the segregated records of trust activities are different from financial accounting principles and practices. However, the UFJ Group follows an approach similar to those used for its own assets to identify an impairment of an asset included in trusts with guaranteed principal, with inherent variations peculiar to trust accounting. Amounts of loans deemed to be impaired are written off directly and are charged to the trust account earnings during the trust accounting period. Write-downs of securities are also directly charged to trust account earnings. The amounts of trust assets written-off in the segregated records were ¥13,514 million and ¥10,868 million, for the fiscal years ended March 31, 2003 and 2004, respectively. These amounts of write-offs were reflected in the segregated records as deductions before net fees earned by trust accounts for the accounting period. In addition, part of trust account fees are set aside as a reserve to absorb losses in the trust asset portfolios in the segregated records in accordance with relevant legislation concerning the trust business and/or trust agreements. Statutory reserves for loan trusts are established at a rate of 4.0% of the trust fees up to the amounts of 0.5% of the trust principal in accordance with the legislation. Reserves for jointly operated designated money in trusts are established at a rate of 0.3% of the balance of loans and other assets in the trust account in accordance with the related trust agreement. The amounts of such reserves set aside in the segregated records were ¥6,940 million and ¥4,805 million, at March 31, 2003 and 2004, respectively. The UFJ Group is required to provide an allowance for off-balance sheet instruments on such guarantees in the financial statements only when aggregate losses on trust assets are judged to exceed the reserve and the profit earned by the trust account, and the principal is deemed to be impaired. Management believes that the UFJ Group will not incur any significant losses on the guarantees.

Liabilities of trust accounts represent the trustee’s potential responsibility for temporary payments to creditors of trust accounts making use of funds of the UFJ Group, except for certain trust agreements that have provisions limiting the UFJ Group’s responsibility as a trustee to the trust account assets. A trust may incur external liabilities to finance its activities and obtain certain services during the terms of the trust arrangement. While, in principle, any liabilities of a trust are payable by the trust account and its beneficiaries, a trustee’s responsibility may be interpreted to encompass temporary payments for the trust account liabilities when the trust account has insufficient liquidity available for such liabilities. At March 31, 2003 and 2004, there were liabilities of ¥785 billion and ¥1,310 billion, respectively, in the segregated records of trust accounts including the amounts related to liabilities with provisions limiting trustee responsibility. Liabilities of trust accounts principally included obligations to return collateral under security lending transactions. The UFJ Group has experienced no significant losses on such responsibilities and its exposure to the risk associated with the temporary payments is judged to be remote because trust account liabilities are generally covered by the corresponding trust account assets; the UFJ Group continuously monitors the liabilities of trust accounts and assesses the trust account’s ability to perform its obligations to prevent any unfavorable outcomes; and the UFJ Group claims its recourse for any temporary payments against the trust account assets and the beneficiaries.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carrying amount

At March 31, 2003 and 2004, the carrying amounts of the liabilities related to guarantees and similar instruments set forth above were ¥9,646 million and ¥35,238 million, respectively, which are included in Other liabilities and Trading account liabilities. In addition, Other liabilities also include an allowance for credit losses on off-balance sheet instruments of ¥66,733 million and ¥67,752 million at March 31, 2003 and 2004, respectively, related to these transactions.

Other Off-Balance Sheet Instruments

In addition to obligations under guarantees set forth above, the UFJ Group issues other off-balance sheet instruments for purposes other than trading. Such off-balance sheet instruments consist of lending-related commitments, including commitments to extend credit and commercial letters of credit that the UFJ Group provides to meet the financing needs of its customers. Once the UFJ Group issues these financial instruments, the UFJ Group is required to extend credit to or make certain payments to the customers or beneficiaries specified pursuant to the underlying contracts unless otherwise provided in the contracts. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At March 31, 2004, approximately 92% of these commitments will expire within one year, 7% from one year to five years and 1% after five years. The table below summarizes the contractual amounts of these commitments at March 31, 2003 and 2004.

	2003	2004
	(in billions)

Commitments to extend credit	¥19,038	¥20,552
Commercial letters of credit	299	196
Reverse repurchase and repurchase agreements	176	24
Commitments to make investments	5	9

Commitments to extend credit, which generally have fixed expiration dates or other termination clauses, are legally binding agreements to lend to customers. Commitments are different from guarantees in that the commitments are generally revocable or have provisions that enable the UFJ Group to avoid payments in the event of violations of any conditions of the contracts or certain deterioration of the potential borrowers’ financial condition.

Commercial letters of credit, used for facilitating trade transactions, are generally secured by underlying goods. The UFJ Group continually monitors the type and amount of collateral and other security, and requires counterparties to provide additional collateral or guarantees as necessary.

Reverse repurchase and repurchase transactions are collateralized financing agreements. In a sale of securities or other financial instruments with agreement to repurchase them, the UFJ Group sells securities or other financial instruments at a stated price to a counterparty and agrees to repurchase identical financial instruments from the same counterparty at a later date at a predetermined price which reflects the principal amount and interest. In a purchase of securities or other financial instruments with an agreement to resell them, the UFJ Group receives securities or other financial instruments for a stated price from a counterparty and agrees to sell identified financial instrument to the same counterparty at a later date at a predetermined price reflecting the principal amount and interest. When certain conditions specified in SFAS No. 140 are met, the UFJ Group accounts for reverse repurchase agreements as purchase of financial instruments with related off-balance sheet forward reverse repurchase commitments and repurchase agreements as sale of financial instruments with related forward repurchase agreements. The UFJ Group bears risk related to the forward reverse repurchase and repurchase commitments, including credit risk and market risk and accounts for such commitments as derivative

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial instruments. The UFJ Group accounts for reverse repurchase agreements as borrowings and retains the securities sold in the balance sheet, and accounts for reverse repurchase agreements as secured lending transactions.

Commitments to make investments are legally binding contracts to make additional contributions to corporate recovery or private equity investment funds in accordance with limited partnership agreements. Funds in which the UFJ Group has significant variable interest, are described in Note 22.

22.    VARIABLE INTEREST ENTITIES

The table below is a summary of the carrying amounts and classification of consolidated assets that are legally segregated as collateral for obligations of variable interest entities that are consolidated prior to the adoption of FIN 46 under existing standards and guidance as well as variable interest entities that the UFJ Group became first involved with on or after February 1, 2003, which are consolidated under the requirements of FIN 46:

March 31, 2004
(in millions)

Cash	¥4,162
Investments	83,280
Loans	2,166,114
Other assets	871

Total	¥2,254,427

The investors in the variable interest entities that are consolidated by the UFJ Group have recourse only to the assets of the variable interest entities and have no recourse to the general credit of the UFJ Group.

Of the ¥2,254,427 million of total assets of variable interest entities consolidated at March 31, 2004, ¥647,285 million relates to sales and securitization of the UFJ Group’s financial assets, ¥1,586,612 million relates to financing entities that purchase financial assets from or provide financing to UFJ Group’s customers, and ¥20,530 million relate to transactions entered into for investment purposes.

The UFJ Group’s assets sold to the variable interest entities include corporate loans, housing loans and privately placed corporate bonds. In addition to subordinated loans to these entities, the UFJ Group provides liquidity facilities to some of the entities.

The assets held by the financing entities, which are primarily asset-backed commercial paper conduits, include corporate loans, receivables under lease contracts and security deposits. The UFJ Group provides loans as well as liquidity facilities to the entities.

The UFJ Group administers conduits that purchase financial assets from UFJ Group’s customers. Also, UFJ Group extends credits to certain entities that provide financing to UFJ Group’s customers. These entities are typically funded by investments under partnership agreements from customers or by borrowings from the UFJ Group or third parties. In this type of arrangement, the owner of real estate properties receives financing from the entity that is secured by the property. The UFJ Group consolidates entities in which it participates in a majority of risks and rewards through the investment and financing.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The entities created for investment purposes involve entities that invest in Japanese government bonds and other investment securities using loans from the UFJ Group, or credit-linked loans from the UFJ Group that are referenced to credit risks of certain borrowers.

In addition to the variable interest entities that are consolidated, the UFJ Group has significant interests in other variable interest entities that are not consolidated because the UFJ Group is not primary beneficiary, as discussed below.

The UFJ Group administers several third-party owned finance companies, primarily commercial paper conduits, that purchase financial assets including loans as well as pools of trade or lease receivables from its customers. Assets purchased by these conduits are generally funded by issuing commercial paper, or partly by borrowings from the UFJ Group or third parties. While customers generally continue to service the transferred receivables, the UFJ Group underwrites, distributes, makes a market in commercial paper issued by the conduits, and also provides liquidity and credit support facilities to the entities. The UFJ Group is not the primary beneficiary of these entities because it (together with its related parties) is not exposed to a majority of the expected losses due to the existence of third-party investments. At March 31, 2004, the total assets of these entities amounts to ¥13,559,240 million and the UFJ Group is exposed to a maximum loss of ¥48,822 million.

The UFJ Group holds investments in various investment funds that collectively invest in equity and debt securities including listed Japanese securities and investment grade bonds, and, to a limited extent, securities and other interests issued by companies in a start-up or restructuring stage. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds. Since the equity holders do not have the substantive decision-making power and they do not have kick-out rights on the investment manager, these investment funds are variable interest entities. At March 31, 2004, these investment funds have total assets of ¥9,930,938 million and the UFJ Group is exposed to a maximum loss of ¥243,503 million.

The UFJ Group extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in certain properties, to provide financing for the securitization of existing real estate properties held by the UFJ Group’s customers and development projects including real estate development and natural resource development managed by third parties, who are typically the equity owner of the special purpose entities. The UFJ Group generally acts as a member of a lending group, and is not exposed to a majority of the expected losses of these entities. At March 31, 2004, these entities have total assets of ¥17,518,342 million and the UFJ Group is exposed to a maximum loss of ¥414,731 million.

In addition to the above entities, the UFJ Group offers a variety of trust products and manages and administers a wide range of trust arrangements through securities investment trusts, pension trusts and trusts used in the securitization of assets originated by and transferred to third parties. In a typical trust arrangement, the UFJ Group manages and administers the assets on behalf of the customers in an agency, fiduciary and trust capacity. In principle, the UFJ Group does not assume risks associated with the entrusted assets, which are borne by the customers, although in limited cases the UFJ Group may assume risks through guarantees or certain protections as provided in the trust agreement.

Further, the UFJ Group extends credits, along with other financial institutions, to numerous financing entities that provide project financing or financing on an acquisition of an aircraft or large commercial vessel.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The source of repayment by the entities is primarily the lease payments from the lessee. In this type of arrangement, the lessee generally assumes the risks and rewards of the entity. The UFJ Group extends loans based on the credit quality of the lessee, and does not participate in the economics of the assets being financed by the entities.

It is expected that the UFJ Group will consolidate additional variable interest entities upon adoption of FIN 46R from the period beginning April 1, 2004. The UFJ Group has concluded that certain borrowers of the UFJ Group are variable interest entities for which the UFJ Group is a primary beneficiary. At March 31, 2004, the total assets of such borrowers amount to ¥1,994,173 million, and the UFJ Group’s maximum exposure to these entities is ¥516,045 million.

23.    COMMITMENTS AND CONTINGENT LIABILITIES

The UFJ Group leases certain office space and equipment under noncancelable capital and operating leases expiring through fiscal year 2046.

Future minimum rental commitments for noncancelable capital and operating leases at March 31, 2004 are as follows:

	Capital leases	Operating leases
	(in millions)
Fiscal year ending March 31:
2005	¥9,619	¥3,876
2006	9,098	3,747
2007	7,110	2,951
2008	4,589	2,852
2009	2,577	2,620
2010 and thereafter	4,050	10,421

Total minimum lease payments	37,043	¥26,467

Amount representing interest	(3,012)

Present value of minimum lease payments	¥34,031

Total rental expense for the fiscal years ended March 31, 2003 and 2004 is ¥12,169 million and ¥12,813 million, respectively.

In 2002, UFJ Bank established UFJ Strategic Partner Co., Ltd. (“UFJ Strategic Partner”), a joint venture with Merrill Lynch to provide advisory services for formulating and implementing restructuring plans to UFJ Bank’s small- and medium-sized clients and to advise them on problem loans. UFJ Strategic Partner is a subsidiary of UFJ Bank. UFJ Strategic Partner has issued ¥120 billion in non-voting preferred stock to Merrill Lynch. UFJ Bank currently holds all the common shares and all the voting rights of UFJ Strategic Partner.

Upon the occurrence of certain events, including the non-payment of dividends on the preferred stock for three consecutive fiscal years, specified insolvency and business suspension events of UFJ Bank or a change in control of UFJ Holdings, Merrill Lynch will be able to obtain control of UFJ Strategic Partner and could then terminate the venture. If Merrill Lynch chooses to exercise this option, UFJ Bank has the right to purchase the preferred stock at a premium based upon the loan portfolio held by UFJ Strategic Partner. The entering into and seeking of shareholders’ approval of the proposed merger agreement between UFJ Bank and the Bank of Tokyo- Mitsubishi constitutes such an event. At the present time, however, Merrill Lynch has not indicated whether it intends to exercise its rights.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The UFJ Group is involved in various litigation matters. Management, based upon its current knowledge and results of consultation with counsel, makes an appropriate level of litigation reserve. Management believes that the amount of UFJ Group’s liabilities when ultimately determined will not have a material adverse effect on the UFJ Group’s results of operations, financial position and cash flows.

24.    FEES AND COMMISSION INCOME

Details of fees and commissions income for the fiscal years ended March 31, 2003 and 2004 are as follows:

	2003	2004
	(in millions)

Trust fees	¥56,289	¥50,115
Fees on funds transfer and service charges for collections	78,580	80,673
Fees and commissions on international business	35,173	39,093
Fees and commissions on credit card business	16,740	33,632
Service charges on deposits	35,488	37,838
Fees and commissions on securities business	48,503	70,267
Fees and commissions on stock transfer agency services	28,721	30,173
Other fees and commissions	82,466	103,926

Total	¥381,960	¥445,717

Trust fees consist of fees earned primarily by fiduciary asset management and administration services for corporate pension plans, investment funds, etc. Fees on funds transfer and service charges for collection are earned by providing settlement services such as domestic fund remittances and domestic collection services. Fees and commissions on international business primarily consist of fees from international fund transfer and collection services, and trade-related financing services. Fees and commissions on credit card business are composed of interchange income, annual fees, and royalty and other service charges from franchisees. Service charges on deposits are fees charged for deposits such as checking account deposits. Fees and commissions on securities business primarily consist of investment banking services, including underwriting, brokerage and advisory services, and arrangement fees on securitizations. Other fees and commissions include fees on guarantees and other miscellaneous fees.

25.    BUSINESS SEGMENTS

The business segment information of UFJ Holdings and its subsidiaries, set forth below, is derived from the internal management reporting system used by management to measure performance of the business segments. Unlike financial accounting, there is no authoritative body of guidance for management accounting. The business segment information is based on financial information prepared in accordance with Japanese GAAP along with internal management accounting rules and practices. Accordingly, the format and information is presented primarily on the basis of Japanese GAAP and is not consistent with the consolidated financial statements prepared on the basis of US GAAP. A reconciliation is provided to the total amount of segments’ operating profits with income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain under US GAAP.

See Note 26 for financial information relating to the UFJ Group’s operations by geographic area. The geographic financial information is consistent with the basis of accounting used in the accompanying consolidated financial statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

UFJ Holdings is organized into the following business segments:

•	The Retail Banking business unit provides banking products and services of UFJ Bank to individual customers in Japan.

•	The Corporate Banking business unit provides banking products and services of UFJ Bank to large corporations and small and medium-sized companies.

•	The Global Banking and Trading business unit provides banking services of UFJ Bank to large Japanese corporations on their overseas operations as well as non-Japanese corporations who do business on a global basis and conducts trading operations with markets and customers.

•	The UFJ Bank Planning and Administration business unit includes UFJ Bank’s treasury services (asset and liability management, bond-related business) as well as the corporate advisory group and other indirect business of UFJ Bank.

•	The UFJ Trust business unit provides all operations of UFJ Trust including retail and corporate banking, trust services, stock transfer agency services, real estate services, asset securitization services, asset management services and custody operations.

•	The Other segment includes asset management services and the securities business which provides a broad range of retail and corporate securities services including retail brokerage, support for equity financing, securitization and mergers and acquisition advisory services.

The financial performance of UFJ Holdings’ major business units, derived from the internal management reporting system, are summarized below. Management does not use information on segments’ total assets to allocate resources and assess performance and has not prepared information on segment assets. Accordingly, business segment information on total assets is not available.

	Retail Banking	Corporate Banking	Global Banking & Trading	UFJ Bank Planning & Administration	UFJ Trust	Other	Total
	(in millions)
Fiscal year ended March 31, 2003:
Net revenue:
Net interest income	¥250,786	¥341,771	¥29,744	¥62,080	¥82,349	¥—	¥766,730
Net non-interest income	57,012	167,917	44,906	10,741	80,499	—	361,075
Other	(28,604)	(9,759)	105,039	158,629	20,265	—	245,570
Subsidiaries*	72,110	1,414	54,765	—	3,541	51,266	183,096

Total	351,304	501,343	234,454	231,450	186,654	51,266	1,556,471
Operating expenses	289,040	233,086	91,289	(110)	84,566	53,324	751,195

Operating profit (loss)	¥62,264	¥268,257	¥143,165	¥231,560	¥102,088	¥(2,058)	¥805,276

Fiscal year ended March 31, 2004:
Net revenue:
Net interest income	¥247,267	¥276,027	¥16,505	¥98,815	¥72,824	¥—	¥711,438
Net non-interest income	74,097	237,329	63,296	7,754	80,405	—	462,881
Other	(32,848)	1,158	104,895	85,458	10,141	—	168,804
Subsidiaries*	109,400	12,146	27,211	—	5,507	70,219	224,483

Total	397,916	526,660	211,907	192,027	168,877	70,219	1,567,606
Operating expenses	302,980	210,664	67,235	17,005	80,982	53,316	732,182

Operating profit	¥94,936	¥315,996	¥144,672	¥175,022	¥87,895	¥16,903	¥835,424

*	Subsidiaries are UFJ Holdings’ subsidiaries and affiliates other than UFJ Bank and UFJ Trust.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management measures performance of each business unit by “Operating profit”. “Operating profit” is a defined term in regulatory reporting of UFJ Bank and UFJ Trust to the FSA. “Operating profit” under Japanese GAAP does not reflect items such as a part of provisions for credit losses (primarily an equivalent of formula allowance under US GAAP), foreign exchange gains (losses) and equity investment securities gains (losses).

“Net revenue” above includes net interest income, net non-interest income (fees and commissions received including trust fees, net of fees paid and other related expenses) and other, including net trading gains, net foreign exchange gains, net gains from sales of debt investment securities, insurance costs and funding cost measured under Japanese GAAP. Interest income and expenses between business units are determined using an internal transfer pricing system, based on current market rates. “Operating expenses” includes salaries and employee benefits, occupancy and certain other non-interest expenses.

In determining operating profit, UFJ Holdings’ does not assign to each business unit certain income and expense items such as provisions for loan loss reserve, equity investment securities gains or losses, goodwill impairment, net gains or losses from disposition of premises and equipment, and other non-interest income and expense items.

Reconciliation

As set forth above, the measurement bases and the income and expenses items covered under the internal management reporting system are very different from the accompanying consolidated statements of operations. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying consolidated statements of operations.

Reconciliation of the total amount of operating profit under the internal management reporting system for the fiscal years ended March 31, 2003 and 2004 to income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain shown in the consolidated statements of operations are as follows:

	2003	2004
	(in billions)

Operating profit	¥805	¥835
Differences between internal management reporting and financial accounting regarding the scope of consolidation and other adjustments	72	86
Trust fees adjusted for credit losses of trust assets	(21)	(16)
Provision for loan losses	(508)	(335)
Trading derivative profits (losses)—net	52	(70)
Equity investment securities gains (losses)—net	(360)	418
Debt investment securities losses—net	(19)	(58)
Land and building revaluation	(3)	3
Consolidation and deconsolidation of variable interest entities	(5)	(55)
Impairment and amortization of goodwill and intangible assets	(235)	(42)
Minority interest	(18)	(19)
Other—net	(24)	(41)

Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	¥(264)	¥706

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.    FOREIGN ACTIVITIES

Foreign operations include the business conducted by overseas offices and involve various transactions with debtors and customers residing outside Japan. Close integration of the UFJ Group’s foreign and domestic activities makes precise estimates of the amounts of assets, liabilities, income and expenses attributable to foreign operations difficult and necessarily subjective. Assets, income and expenses attributable to foreign operations are allocated to geographical areas based on the location of the subsidiary or branch in which the transaction is recorded.

Interest rates with respect to funds borrowed and loaned between domestic and foreign operations are based on prevailing money market rates appropriate for the transactions. The UFJ Group has allocated all direct expenses and a proportionate share of general and administrative expenses to income derived from foreign loans and other transactions by the UFJ Group’s foreign operations.

The following table sets forth total assets at March 31, 2003 and 2004, and total revenue, total expenses, income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain and net income (loss) for the respective years then ended.

	Domestic	International
	Japan	Americas*	Europe	Asia/Oceania excluding Japan	Total
	(in millions)
Fiscal year ended March 31, 2003:
Total revenue	¥1,418,620	¥119,323	¥98,601	¥94,920	¥1,731,464
Total expenses	1,754,039	90,615	85,271	65,913	1,995,838
Income (loss) before income tax expense, cumulative effect of change in accounting principle and extraordinary gain	(335,419)	28,708	13,330	29,007	(264,374)
Net income (loss)	(403,302)	28,832	12,756	23,906	(337,808)
Total assets at end of fiscal year	69,759,695	2,198,486	3,003,137	2,376,103	77,337,421
Fiscal year ended March 31, 2004:
Total revenue	2,023,649	69,942	50,644	64,145	2,208,380
Total expenses	1,361,954	67,741	45,515	26,864	1,502,074
Income before income tax expense and cumulative effect of change in accounting principle	661,695	2,201	5,129	37,281	706,306
Net income	568,699	1,306	3,773	33,951	607,729
Total assets at end of fiscal year	74,668,315	1,823,493	2,363,273	1,784,650	80,639,731

*	Americas primarily include the United States of America and Canada.

27.    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Quoted market prices, when available, are used to estimate fair value of financial instruments. However, quoted market prices are not available for a substantial portion of financial instruments and, therefore, fair value for such financial instruments are estimated using discounted cash flow models or other valuation techniques. Although management uses its best judgment in estimating fair value of financial instruments, estimation

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

methodologies and assumptions used to estimate fair value are inherently subjective. Accordingly, the estimates presented herein are not necessarily indicative of the values at which these instruments could be bought and sold. The use of different estimation methodologies and/or market assumptions may have a significant effect on the estimated fair value. The estimated fair value of financial instruments do not include valuations of related intangible assets such as core deposits.

The following table is a summary of carrying amounts and estimated fair value of financial instruments at March 31, 2003 and 2004.

	2003		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in billions)
Financial assets:
Cash and due from banks, interest-earning deposits in other banks, call loans and funds sold, and receivables under reverse repurchase agreements and securities borrowing transactions	¥8,177	¥8,179	¥7,733	¥7,734
Trading securities	3,092	3,092	3,401	3,401
Investment securities	17,198	17,198	20,400	20,400
Loans, net of allowance for loan losses	43,489	44,086	42,982	43,378
Other financial assets	380	380	677	677
Derivative financial instruments	823	823	854	854

Financial liabilities:
Non-interest-bearing deposits, call money and funds purchased, and payables under repurchase agreements and securities lending transactions	9,791	9,791	9,012	9,012
Interest-bearing deposits	52,069	52,071	54,144	54,121
Trading securities sold, not yet purchased	1,557	1,557	1,958	1,958
Obligations to return securities received as collateral	137	137	340	340
Due to trust account	1,250	1,250	1,754	1,754
Other short-term borrowings	5,598	5,598	5,028	5,028
Long-term debt	3,734	3,853	4,158	4,300
Other financial liabilities	508	508	548	548
Derivative financial instruments	651	651	712	712

The methodologies and assumptions used to estimate the fair value of the financial instruments are summarized below.

Cash, interest-earning deposits in other banks, call loans and funds sold, and receivables under reverse repurchase agreements and securities borrowing transactions—For cash, due from banks including interest-earning deposits, and call loans and funds sold, the carrying amounts are a reasonable estimate of the fair value because of their short-term nature and limited credit risk. The fair value of interest-earning deposits in other banks maturing after a short period of time is estimated by discounting the estimated cash flows using the applicable current market rates. For receivables under reverse repurchase agreements and securities borrowing transactions, the fair value is based on quoted market prices, when available, or estimated with reference to quoted market prices for similar instruments when quoted market prices are not available.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trading securities and securities sold, not yet purchased—Trading securities and securities sold, not yet purchased are carried at fair value, which is principally based on quoted market prices, when available. If the quoted market prices are not available, fair value is based on quoted market prices of comparable instruments.

Investment securities—The fair value of investment securities, where quoted market prices or secondary market prices are available, is equal to such market prices. For investment securities, when quoted market prices or secondary market prices are not available, the fair value is estimated using quoted market prices for similar securities or based on appraised value as deemed appropriate by management. The fair value of investment securities other than those classified as available for sale (i.e. nonmarketable equity securities) are estimated based on the acquisition cost of the investments and adjusted for other-than-temporary impairment losses, if any.

Loans—The fair value of loans is estimated for groups of loans with similar characteristics, including type of loan, credit quality and remaining maturity. In incorporating a credit risk factor, management concluded that the allowance for loan losses adequately adjusts the related book values for credit risk. For floating-or adjustable-rate loans, which mature or are repriced within a short period of time, the carrying value is considered to be a reasonable estimate of fair value. For fixed-rate loans, market prices are not generally available and the fair value is estimated by discounting the estimated future cash flows based on the contracted maturity of the loans. The discount rates are based on the current market rates corresponding to the applicable maturity. Where quoted market prices or estimated fair value is available, primarily for loans to refinancing companies, loans held for disposition or sale and certain other foreign loans, the fair value is based on such market prices and estimated fair value, including secondary market prices. For nonperforming loans, the fair value is generally determined on an individual basis by discounting the estimated future cash flows and may be based on the appraisal value of underlying collateral as appropriate.

Other financial assets—The estimated fair value of other financial assets, which primarily includes accrued interest receivable, customers’ acceptance liabilities and accounts receivable, approximate their carrying amounts.

Derivative financial instruments—The estimated fair value of derivative financial instruments is the amount the UFJ Group would receive or pay to terminate the contracts at the balance-sheet date, taking into account the current unrealized gain or loss on open contracts. The estimated fair value is based on market or dealer quotes when available. Valuation models such as present value and option pricing models are applied to current market information to estimate fair value when such quotes are not available.

Non-interest-bearing deposits, call money and funds purchased, payables under repurchase agreements and securities lending transactions, and obligations to return securities received as collateral—The fair value of non-interest-bearing deposits is equal to the amount payable on demand. For call money and funds purchased, the carrying amount is a reasonable estimate of the fair value because of their short-term nature. For payables under repurchase agreements and securities lending transactions and obligations to return securities received as collateral, the fair value is generally based on quoted market prices, when available, or estimated using quoted market prices for similar instruments when quoted market prices are not available.

Interest–bearing deposits—The fair value of demand deposits, deposits at notice, and certificates of deposit maturing within a short period of time is the amounts payable on demand. Fair value of time deposits and certificates of deposit maturing after a short period of time is estimated by discounting the estimated cash flows using the rates currently offered for deposits of similar remaining maturities or the applicable current market rates.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Due to trust account—For due to trust account, which reflects a temporary placement of excess funds from individual trust accounts managed by the trust banking subsidiary in their fiduciary and trust capacity, the carrying amount is a reasonable estimate of the fair value due to the fact that this is short-term funding.

Other short-term borrowings—For most other short-term borrowings, the carrying amount is a reasonable estimate of the fair value because of their short-term nature. For certain borrowings, fair value is estimated by discounting the estimated future cash flows using applicable current market interest rates or comparable rates for similar instruments, which represent the UFJ Group’s cost to raise funds with a similar remaining maturity.

Long-term debt—For bonds and certain subordinated debt, the fair value is estimated based on quoted market prices of the instruments. The fair value of other long-term debt is estimated using a discounted cash flow model based on rates applicable to the UFJ Group for debt with similar terms and remaining maturities.

Other financial liabilities—The estimated fair value of other financial liabilities, which primarily include accrued interest payable, bank acceptances, accounts payable and obligations under standby letters of credit and guarantees, approximate their carrying amount. Effective January 1, 2003, the UFJ Group adopted the initial recognition and measurement provisions of FIN No. 45, which requires that, for guarantees within the scope of FIN No. 45 issued or amended after December 31, 2002, liability for the fair value of the obligations undertaken in issuing the guarantees be initially measured at fair value. The fair value of obligations under standby letters of credit and guarantees are based on fees received or receivable by the UFJ Group.

The fair value of certain off-balance sheet financial instruments held for purposes other than trading, including commitments to extend credit and commercial letters of credit, is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit quality. The aggregate fair value of such instruments at March 31, 2003 and 2004 was not material.

The fair value estimates presented herein are based on pertinent information available to management at March 31, 2003 and 2004. These amounts have not been comprehensively revalued since that date and, therefore, current estimates of fair value may have changed significantly from the amounts presented herein.

28.	SUPPLEMENTAL INFORMATION ON NON-CASH ACTIVITIES

During the year ended March 31, 2003, the UFJ Group acquired an additional 59.82% interest in UFJ Card. In addition, the UFJ Group acquired 34.36% of Tsubasa Securities in conjunction with the formation of UFJ Tsubasa Securities through an exchange of shares in former UFJ Capital Markets Securities Ltd., Inc. for shares of Tsubasa Securities. The assets acquired and liabilities assumed in these transactions are summarized below.

(in millions)
Fair value of assets acquired	¥258,045
Fair value of liabilities assumed	210,443

Net assets acquired	47,602

Cash consideration paid for UFJ Card interest	13,313
Fair value of common shares issued and other consideration by Tsubasa Securities	21,970

Total consideration	35,283

Excess of net assets acquired over consideration	¥12,319

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The excess of net assets acquired over consideration was credited to the consolidated statement of operations as an extraordinary gain for the year ended March 31, 2003.

In addition, the UFJ Group converted loans amounting to ¥116,116 million to securities in debt-for-equity swap transactions during the year ended March 31, 2003.

The UFJ Group also contributed equity securities of ¥26,700 million and ¥116,697 million to pension trusts during the year ended March 31, 2003 and 2004, respectively (refer to Note 14).

29.	SUBSEQUENT EVENTS

Planned Management Integration with Mitsubishi Tokyo Financial Group, Inc. (“MTFG”)

On May 21, 2004, UFJ Holdings, UFJ Trust, UFJ Bank and The Sumitomo Trust & Banking Co., Ltd. (“Sumitomo Trust”) entered into a basic agreement that UFJ Trust and Sumitomo Trust would integrate management and operate the UFJ Group’s trust and custody businesses jointly. Under this agreement, the UFJ Group would have transferred all operations of UFJ Trust, except its corporate lending business, to Sumitomo Trust or to a new trust banking entity that Sumitomo Trust would have established.

On July 14, 2004, UFJ Holdings withdrew from the basic agreement with Sumitomo Trust dated May 21, 2004, and initiated discussions with MTFG on an integration of the two groups.

In response to the withdrawal from the basic agreement by UFJ Group, on July 27, 2004, Sumitomo Trust filed a complaint with the Tokyo District Court, which granted a preliminary injunction to restrain the UFJ Group from entering into discussions with any third party in breach of the basic agreement between the UFJ Group and Sumitomo Trust. On August 4, 2004, the Tokyo District Court approved its previous preliminary injunction ruling dated July 27, 2004 in favor of Sumitomo Trust preventing the UFJ Group from engaging in discussion with any third party involving the merger or sale of UFJ Trust.

However, on August 11, 2004, the Tokyo High Court overturned the Tokyo District Court’s August 4, 2004 ruling. On August 30, 2004, the Supreme Court also rejected the complaint by Sumitomo Trust and allowed the appeal by the UFJ Group. With this decision, the UFJ Group resumed its integration negotiations with MTFG, including UFJ Trust.

On August 12, 2004, UFJ Holdings, MTFG, UFJ Bank, The Bank of Tokyo Mitsubishi, Ltd., UFJ Trust, The Mitsubishi Trust and Banking Corporation, UFJ Tsubasa and Mitsubishi Securities Co., Ltd. concluded a basic agreement regarding the integration of the holding companies, banks, trust banks and securities companies of the two groups. The integration is scheduled to be completed by October 1, 2005, subject to regulatory approval.

The UFJ Group has accelerated the aim of reducing its non-performing loan ratio and, as a result, these actions have incurred additional credit-related expenses on a Japanese GAAP basis. On September 10, 2004, UFJ Holdings, UFJ Bank and MTFG concluded an agreement regarding MTFG’s cooperation in strengthening UFJ Group’s capital, based on approvals from the respective boards of directors. Under the terms of this agreement, UFJ Bank issued ¥700 billion in preferred shares to MTFG. This capital strengthening is a part of the proposed management integration, as outlined in the basic agreement between the two groups.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 17, 2004, the capital injection from MTFG to UFJ Bank was completed, based on the agreement dated September 10, 2004.

Name of Newly Issued Shares:	Class E Preferred Shares of Series 1 of UFJ Bank
Number of Shares to be Issued:	3,500,000,000 shares
Issue Price:	¥200 per share
Aggregate Issue Price:	¥700 billion
Payment Date:	September 17, 2004
Date of the Effect of the Newly Issued Shares:	September 18, 2004
Right to Convert into Class F Preferred Shares:

The Class E Preferred Shares Series 1 shareholders will, on or after the day following the payment date, have the right to convert one Class E Preferred Share Series 1 into one Class F Preferred Share, which has voting rights at a meeting of shareholders. MTFG has agreed to not exercise the conversion right unless among other things, any of the Conversion Triggering Events, as defined in the Basic Agreement of Recapitalization dated September 10, 2004, occurs. Such Conversion Triggering Events include the commencement of a tender offer or if any person comes to own more than one-third of UFJ Holdings’ shares. If all of the Class E Preferred Share Series 1 were to be converted to Class F Preferred Share Series, the Class F Preferred Share Series holders would have 43.5% of the outstanding voting shares of UFJ Bank, based on UFJ Bank’s issued and outstanding shares at September 30, 2004.

Management Integration of the MTFG Group and the UFJ Group

On February 18, 2005, MTFG, UFJ Holdings, BTM, UFJ Bank, MTBC, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities entered into an integration agreement, which sets forth various terms of the management integration, including the merger ratios, company names and other material terms. The merger ratios set forth in the integration agreement are as follows:

•	Holding companies: 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock

•	Banks: 0.62 shares of BTM common stock for each share of UFJ Bank common stock

•	Trust banks: 0.62 shares of MTBC common stock for each share of UFJ Trust Bank common stock

•	Securities companies: 0.42 shares of Mitsubishi Securities common stock for each share of UFJ Tsubasa Securities common stock

Merger of Mitsubishi Asset Management and UFJ Partners Asset Management

MTFG and UFJ Holdings, Inc. have been discussing the establishment of a system which will be capable of providing customers with higher quality asset management services following the merger. As part of these efforts, the asset management companies of the two groups, Mitsubishi Asset Management Co., Ltd., UFJ Partners Asset Management Co., Ltd., and other relevant parties entered into a “Memorandum of Understanding Concerning Merger” on December 24, 2004, and preparations and mutual consultations have commenced to prepare for the merger. Timing of merger is scheduled to be completed as soon as possible between October 1, 2005 and April 1, 2006. The relevant parties will engage in discussions concerning the name, capital contribution structure and personnel of the new asset management company.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

UFJ Strategic Partner Co., Ltd.

As disclosed under Note 23. Commitments and Contingent Liabilities, Merrill Lynch upon the occurrence of certain events, including a change in control of UFJ Holdings, will be able to obtain control of UFJ Strategic Partner and terminate the joint venture between UFJ Bank and Merrill Lynch. If Merrill Lynch chooses to exercise this option, UFJ Bank has the right to purchase the preferred stock at a premium based upon the loan portfolio held by UFJ Strategic Partner. The entering into and seeking of shareholders’ approval of the proposed merger of UFJ Bank and Bank of Tokyo-Mitsubishi will constitute such an event. On March 31, 2005, Merrill Lynch executed a waiver pursuant to which Merrill Lynch has agreed not to exercise such rights upon the merger of UFJ Bank with and into Bank of Tokyo-Mitsubishi.

*    *    *    *    *

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (Unaudited)	March 31, 2004	September 30, 2004 (Unaudited)
	(in millions)
ASSETS
Cash and due from banks	¥4,028,758	¥3,629,487	¥8,149,014
Interest-earning deposits in other banks	998,282	875,259	569,684
Call loans and funds sold	256,530	252,169	259,176
Receivables under reverse repurchase agreements	531,094	627,868	201,384
Receivables under securities borrowing transactions	2,942,545	2,348,412	3,244,318
Trading account assets at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥1,727,675 million at September 30, 2003, ¥1,060,276 million at March 31, 2004 and ¥1,279,614 million at September 30, 2004)	4,289,367	4,255,315	4,827,545
Investment securities (Note 2):
Securities available for sale—at estimated fair value (including assets pledged that secured parties are permitted to sell or repledge of ¥1,408,965 million at September 30, 2003, ¥1,196,507 at March 31, 2004 and ¥1,210,154 million at September 30, 2004)	20,137,345	20,107,048	18,035,485
Other investment securities	268,010	293,295	275,943

Total investment securities	20,405,355	20,400,343	18,311,428

Loans, net of unearned income and deferred loan fees (including assets pledged that secured parties are permitted to sell or repledge of ¥347,789 million at September 30, 2003, ¥458,072 million at March 31, 2004 and ¥406,670 million at September 30, 2004) (Note 3)	44,941,851	45,420,052	43,928,238
Allowance for loan losses (Note 3)	(2,802,823)	(2,438,309)	(2,080,771)

Net loans	42,139,028	42,981,743	41,847,467

Premises and equipment	591,611	573,781	597,926
Accrued interest	77,983	79,934	69,586
Customers’ acceptance liabilities	27,909	31,486	30,358
Intangible assets	516,336	495,473	620,086
Goodwill	2,340,583	2,289,956	2,399,391
Deferred tax assets	40,572	63,319	56,284
Accounts receivable	298,412	565,278	634,689
Other assets	681,475	1,169,908	803,347

Total assets	¥80,165,840	¥80,639,731	¥82,621,683

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (Unaudited)	March 31, 2004	September 30, 2004 (Unaudited)
	(in millions)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Domestic offices:
Non-interest-bearing	¥3,882,419	¥4,282,080	¥3,860,822
Interest-bearing	51,718,142	52,169,603	51,306,252
Overseas offices:
Non-interest-bearing	114,822	111,965	125,450
Interest-bearing	1,576,340	1,974,287	2,214,226

Total deposits	57,291,723	58,537,935	57,506,750

Call money and funds purchased	2,365,559	2,204,080	1,226,230
Payables under repurchase agreements	1,187,345	649,938	943,557
Payables under securities lending transactions	2,582,256	1,764,098	2,380,652
Due to trust account	1,348,330	1,753,929	1,698,607
Other short-term borrowings	5,171,978	5,027,995	6,110,201
Trading account liabilities	2,460,841	2,669,957	2,647,808
Obligations to return securities received as collateral	161,000	339,747	195,478
Bank acceptances outstanding	27,909	31,486	30,358
Accrued interest	70,435	71,872	68,371
Accounts payable	1,130,763	444,698	635,590
Other liabilities (Note 5)	1,592,877	1,551,393	1,894,559
Long-term debt	3,960,897	4,157,758	5,775,359

Total liabilities	79,351,913	79,204,886	81,113,520

Commitments and contingent liabilities (Note 11)
Stockholders’ equity:
Capital stock:
Preferred stock	757,018	737,806	732,224
Common stock authorized, 18,000,000 shares; issued, 5,043,369 shares at September 30, 2003, 5,093,408 shares at March 31, 2004 and 5,107,405 shares at September 30, 2004, with no stated value	242,982	262,194	267,776
Capital surplus	2,503,823	2,517,821	2,527,309
Accumulated deficit	(2,905,672)	(2,709,640)	(2,490,221)
Accumulated other changes in equity from nonowner sources, net of taxes	217,338	628,895	480,429

Total	815,489	1,437,076	1,517,517
Less treasury stock, at cost—3,952 common shares at September 30, 2003, 4,430 common shares at March 31, 2004 and 6,082 common shares at September 30, 2004	1,562	2,231	9,354

Total stockholders’ equity	813,927	1,434,845	1,508,163

Total liabilities and stockholders’ equity	¥80,165,840	¥80,639,731	¥82,621,683

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions)
Interest income:
Loans, including fees (Note 3)	¥424,453	¥483,857
Deposits in other banks	12,269	8,153
Investment securities:
Interest	68,056	91,785
Dividends	10,044	10,821
Trading account assets	10,769	8,674
Call loans and funds sold	1,971	1,858
Receivables under reverse repurchase agreements and securities borrowing transactions	7,493	8,314

Total	535,055	613,462

Interest expense:
Deposits	37,342	38,815
Call money and funds purchased	669	662
Payables under repurchase agreements and securities lending transactions	10,411	11,032
Due to trust accounts	2,685	3,909
Other short-term borrowings and trading account liabilities	14,892	16,535
Long-term debt	42,482	65,357

Total	108,481	136,310

Net interest income	426,574	477,152
Provision for loan losses (Note 3)	134,881	202,398

Net interest income after provision for loan losses	291,693	274,754

Non-interest income:
Fees and commissions	207,156	297,036
Foreign exchange gains—net	33,111	5,402
Trading account gains (losses)—net	177,420	(65,469)
Investment securities gains—net	199,579	250,735
Equity in earnings of affiliated companies	9,126	9,217
Other non-interest income	30,430	27,602

Total	656,822	524,523

Non-interest expense:
Salaries and employee benefits	172,634	160,962
Occupancy expenses—net	60,602	68,039
Fees and commission expense	24,989	29,905
Amortization of intangible assets	40,533	55,074
Insurance premiums, including deposit insurance	25,848	25,758
Minority interest in income of consolidated subsidiaries	9,457	3,754
Communications	4,798	4,684
Reversal of allowance for acceptances and off-balance sheet credit instruments	(14,223)	(9,733)
Losses on sales and disposal of premises and equipment	11,339	3,526
Other non-interest expenses	154,414	208,595

Total	490,391	550,564

Income before income tax expense and cumulative effect of change in accounting principle	458,124	248,713
Income tax expense	57,449	5,906

Income before cumulative effect of change in accounting principle	400,675	242,807
Cumulative effect of change in accounting principle, net of taxes (Notes 1 and 12)	(2,959)	2,942

Net income	397,716	245,749
Income allocable to preferred stockholders:
Cash dividends paid	7,029	12,861
Beneficial conversion feature	6,818	13,469

Net income available to common stockholders	¥383,869	¥219,419

	(in Yen)
Earnings per common share (Note 8):
Basic earnings per common share—income available to common stockholders before cumulative effect of change in accounting principle	¥76,830	¥42,528
Basic earnings per common share—net income available to common stockholders	¥76,242	¥43,106
Diluted earnings per common share—income available to common stockholders before cumulative effect of change in accounting principle	¥57,020	¥33,605
Diluted earnings per common share—net income available to common stockholders	¥56,598	¥34,012

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FROM NONOWNER SOURCES (Unaudited)

	Gains (losses), net of income taxes
	Six months ended September 30,
	2003	2004
	(in millions)

Net income	¥397,716	¥245,749

Other changes in equity from nonowner sources:
Net unrealized holding losses on investment securities available for sale	(100,145)	(14,316)
Reclassification adjustment for net (gains) losses included in net income	99,122	(137,930)

Total	(1,023)	(152,246)

Changes in minimum pension liability	42,836	92

Foreign currency translation adjustments	8,913	3,640
Reclassification adjustment for losses included in net income	—	48

Total	8,913	3,688

Total changes in equity from nonowner sources	¥448,442	¥97,283

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions)
Preferred stock:
Balance at beginning of period	¥759,102	¥737,806
Conversion of preferred stock to common stock	(2,084)	(5,582)

Balance at end of period	¥757,018	¥732,224

Common stock:
Balance at beginning of period	¥240,898	¥262,194
Issuance of new shares of common stock by conversion of preferred stock	2,084	5,582

Balance at end of period	¥242,982	¥267,776

Capital surplus:
Balance at beginning of period	¥2,496,999	¥2,517,821
Amortization of beneficial conversion feature of preferred stock	6,818	13,469
Gain on sale of treasury stock, net of taxes	6	9
Stock issuance cost	—	(3,990)

Balance at end of period	¥2,503,823	¥2,527,309

Accumulated deficit:
Balance at beginning of period	¥(3,289,541)	¥(2,709,640)
Net income	397,716	245,749
Cash dividends paid on preferred stock	(7,029)	(12,861)
Amortization of beneficial conversion feature of preferred stock	(6,818)	(13,469)

Balance at end of period	¥(2,905,672)	¥(2,490,221)

Accumulated other changes in equity from nonowner sources, net of taxes:
Balance at beginning of period	¥166,612	¥628,895
Net change during the period	50,726	(148,466)

Total balance at end of period	¥217,338	¥480,429

Treasury stock:
Balance at beginning of period	¥(1,914)	¥(2,231)
Purchases of treasury stock	(129)	(377)
Sales of treasury stock	481	428
Net decrease resulting from issuance of treasury stock in exchange for remaining interest in subsidiary	—	(7,174)

Balance at end of period	¥(1,562)	¥(9,354)

Total stockholders’ equity	¥813,927	¥1,508,163

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six months ended September 30,
	2003	2004
	(in millions)
Cash flows from operating activities:
Net income	¥397,716	¥245,749
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle, net of taxes	2,959	(2,942)
Depreciation and amortization	66,333	85,486
Provision for loan losses	134,881	202,398
Investment securities gains—net	(199,579)	(250,735)
Foreign exchange losses (gains)—net	137,244	(101,522)
Provision for deferred income tax expense (benefit)	53,738	(5,439)
Increase in trading account assets, including foreign exchange contracts	(355,029)	(541,432)
Increase (decrease) in trading account liabilities, including foreign exchange contracts	238,684	(48,248)
Decrease in accrued interest and other receivables	25,041	585,828
Decrease in accrued interest and other payables	(186,597)	(451,724)
Other—net	40,656	75,715

Net cash provided by (used in) operating activities	356,047	(206,866)

Cash flows from investing activities:
Proceeds from sales and maturities of investment securities available for sale	28,814,560	30,415,351
Purchases of investment securities available for sale	(31,134,245)	(27,962,790)
Proceeds from sales of other investment securities	1,749	8,165
Purchases of other investment securities	(161,100)	(4,579)
Net decrease in loans	1,227,786	2,373,005
Net decrease (increase) in interest-earning deposits in other banks	(28,136)	340,988
Net increase in call loans, funds sold, and receivables under reverse repurchase agreements and securities borrowing transactions	(234,237)	(444,445)
Other—net	(13,581)	(776)

Net cash provided by (used in) investing activities	(1,527,204)	4,724,919

Cash flows from financing activities:
Net increase (decrease) in deposits	1,141,497	(970,608)
Net increase (decrease) in call money, funds purchased, and payables under repurchase agreements and securities lending transactions	381,847	(81,934)
Net increase (decrease) in due to trust accounts	155,761	(25,735)
Net increase (decrease) in other short-term borrowings	(451,285)	566,395
Proceeds from issuance of long-term debt	578,322	262,513
Repayment of long-term debt	(306,424)	(501,754)
Proceeds from preferred stock issued by subsidiaries	—	700,000
Dividends paid	(7,029)	(12,861)
Other—net	(20,911)	(20,730)

Net cash provided by (used in) financing activities	1,471,778	(84,714)

Effect of exchange rate changes on cash and cash equivalents	(2,989)	12,252

Net increase in cash and cash equivalents	297,632	4,445,591
Cash and cash equivalents due to the initial consolidation of variable interest entities pursuant to the adoption of FIN 46R	—	73,936
Cash and cash equivalents at beginning of period	3,731,126	3,629,487

Cash and cash equivalents at end of period	¥4,028,758	¥8,149,014

Supplemental disclosure of cash flow information (Note 14):
Cash paid during the period for:
Interest	¥128,450	¥139,811
Income taxes, net of refunds	(1,635)	7,671

See the accompanying notes to these Condensed Consolidated Financial Statements.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.    BASIS OF SEMI-ANNUAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited semi-annual condensed consolidated financial statements are stated in Japanese Yen, the currency of the country in which UFJ Holdings, Inc. (“UFJ Holdings”) is incorporated and principally operates. Such condensed consolidated financial statements include the accounts of UFJ Holdings and its subsidiaries (collectively, the “UFJ Group”) and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of amounts involved to conform with generally accepted accounting principles and prevailing practices within the banking industry in the United States of America (“US GAAP”). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended March 31, 2004. Certain information that would be included in annual financial statements but is not required for semi-annual reporting purposes under US GAAP has been omitted or condensed.

The presentation of condensed consolidated financial statements in conformity with US GAAP requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Accounting Changes

Accounting pronouncements adopted within the periods presented include:

Variable Interest Entities—In December 2003, the FASB deliberated a partial deferral of and certain proposed modifications to FIN 46 to address certain implementation issues. The FASB incorporated all of the proposed modifications into “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”). UFJ Group adopted FIN 46R for the interim reporting period ending September 30, 2004 with respect to the entities created before February 1, 2003. See Note 12 to UFJ Group’s condensed consolidated financial statements for further discussion on the impact of the adoption of FIN 46R.

Accounting for Asset Retirement Obligations—Effective April 1, 2003, the UFJ Group adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. A legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel.

All of UFJ Group’s existing asset retirement obligations are associated with commitments to return property subject to operating leases to its original condition upon lease termination. At April 1, 2003, the UFJ Group recorded a ¥19,768 million long-term asset retirement liability, which is included in Other liabilities, and a corresponding increase in leasehold improvements. This amount represents the present value of expected future cash flows associated with returning UFJ Group’s leased properties to their original condition. The difference between the gross and present value of expected future cash flows is accreted over the life of the related leases as interest expense. Adoption of SFAS No. 143 resulted in a cumulative effect charge to net income at April 1, 2003 of ¥2,959 million. This adjustment represents the cumulative depreciation and accretion that would have been recognized through the date of adoption of SFAS No. 143 had the statement applied to UFJ Group’s existing asset retirement obligations at the time they were initially incurred.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Certain Financial Instruments with Characteristics of both Liabilities and Equity—In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which is UFJ Group’s interim reporting period ending September 30, 2004. The adoption of SFAS No. 150 did not impact UFJ Group’s clarification of liabilities and equities. On November 7, 2003, FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, delayed the effective date of certain provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests.

2.    INVESTMENT SECURITIES

The amortized costs and estimated fair values of available for sale investment securities at March 31, 2004 and September 30, 2004 are as follows:

	March 31, 2004			September 30, 2004
	Amortized cost	Estimated fair value	Net unrealized gains	Amortized cost	Estimated fair value	Net unrealized gains
	(in millions)
Debt securities, principally Japanese government bonds and corporate bonds	¥18,219,917	¥18,270,069	¥50,152	¥16,139,838	¥16,210,684	¥70,846
Marketable equity securities	1,158,726	1,836,979	678,253	1,314,382	1,824,801	510,419

Total securities available for sale	¥19,378,643	¥20,107,048	¥728,405	¥17,454,220	¥18,035,485	¥581,265

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

3.    LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at March 31, 2004 and September 30, 2004 by domicile and type of industry of borrower are summarized below. Classification of loan by industry is based on the industry segment loan classifications as defined by The Bank of Japan.

	March 31, 2004	September 30, 2004
	(in millions)
Domestic:
Manufacturing	¥5,370,456	¥4,912,681
Construction	1,282,612	1,186,540
Real estate	4,580,942	4,437,190
Services	3,178,511	2,894,038
Wholesale and retail	5,500,396	4,969,319
Banks and other financial institutions	4,181,529	3,448,402
Other industries	5,830,848	5,054,980
Consumer:
Mortgage loan	7,667,505	8,099,977
Credit card	146,278	922,161
Other industries	5,084,929	5,204,273

Total domestic	42,824,006	41,129,561

Foreign:
Governments and official institutions	119,281	114,446
Banks and other financial institutions	131,831	217,737
Commercial and industrial	2,322,885	2,445,301
Other	33,675	26,450

Total foreign	2,607,672	2,803,934

Less unearned income and deferred loan fees—net	11,626	5,257

Total	¥45,420,052	¥43,928,238

Loans are placed on non-accrual status when substantial doubt exists as to the full and timely collection of either principal or interest, or when principal or interest is contractually past due one month or more with respect to loans of domestic banking subsidiaries, including UFJ Bank Limited (“UFJ Bank”) and UFJ Trust Bank Limited (“UFJ Trust”), and 90 days or more with respect to loans of certain foreign banking subsidiaries, except when the loans are in the process of collection based upon the judgment of management.

At September 30, 2004, an additional ¥1,489 billion of loans relate to the consolidation of Nippon Shinpan Co., Ltd., which is included mainly within Consumer—Credit card and Other.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The following table is a summary of non-accrual loans, restructured loans and accruing loans past due 90 days or more at March 31, 2004 and September 30, 2004.

	March 31, 2004	September 30, 2004
	(in millions)

Non-accrual loans	¥4,905,847	¥4,295,589
Restructured loans	159,226	80,656
Accruing loans contractually past due 90 days or more	19,794	24,068

Total	¥5,084,867	¥4,400,313

The UFJ Group’s impaired loans (evaluated individually) primarily include non-accrual loans and restructured loans. At March 31, 2004 and September 30, 2004, impaired loans are ¥4,799,426 million and ¥4,169,934 million, respectively.

Changes in the allowance for loan losses for the six months ended September 30, 2003 and 2004 are as follows:

	Six months ended September 30,
	2003	2004
	(in millions)

Balance at beginning of period	¥3,195,187	¥2,438,309

Provision for loan losses	134,881	202,398
Charge-offs	(547,980)	(676,086)
Recoveries	20,990	35,621

Net charge-offs	(526,990)	(640,465)

Other changes *	(255)	80,529

Balance at end of period	¥2,802,823	¥2,080,771

*	Other changes principally include the effects of foreign exchange translation. At September 30, 2004, an additional ¥80.2 billion of loan loss allowances relates to the first time consolidation of Nippon Shinpan.

4.    PLEDGED ASSETS AND COLLATERAL

At September 30, 2004, non-cash assets pledged as collateral for call money, funds purchased, payables under repurchase agreements and securities lending transactions, other short-term borrowings, and long-term debt, and for certain other purposes are as follows:

September 30, 2004
(in millions)

Trading securities	¥1,280,802
Investment securities	5,546,006
Loans	3,952,218
Other	30,366

Total	¥10,809,392

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In addition, at September 30, 2004, the UFJ Group has pledged non-cash financial assets aggregating ¥3,359,137 million as collateral for acting as a collection agent of public funds, for settlement of exchange at The Bank of Japan and Tokyo Bankers Association, for derivative transactions and for certain other purposes. Such assets primarily include loans and securities. The securities pledged consist principally of Japanese national government and Japanese government agency bonds.

At September 30, 2004, the UFJ Group pledged assets with a fair value of ¥11,272,091 million as collateral that it has determined may not be sold or repledged by the secured parties.

5.    CAPITAL INJECTION TO UFJ BANK

On September 17, 2004, UFJ Bank issued ¥700 billion in preferred shares to Mitsubishi Tokyo Financial Group, Inc. (“MTFG”). The terms of the issue are as follows:

Name of Newly Issued Shares:	Class E Preferred Shares of Series 1 of UFJ Bank
Number of Shares to be Issued:	3,500,000,000 shares
Issue Price:	¥200 per share
Aggregate Issue Price:	¥700 billion
Payment Date:	September 17, 2004
Date of the Effect of the Newly Issued Shares:	September 18, 2004
Right to Convert into Class F Preferred Shares:
The Class E Preferred Shares Series 1 shareholders will, on or after the day following the payment date, have the right to convert one Class E Preferred Share Series 1 into one Class F Preferred Share, which has voting rights at a meeting of shareholders. MTFG has agreed to not exercise the conversion right unless among other things, any of the Conversion Triggering Events, as defined in the Basic Agreement of Recapitalization dated September 10, 2004, occurs. Such Conversion Triggering Events include the commencement of a tender offer or if any person comes to own more than one-third of UFJ Holdings’ shares. If all of the Class E Preferred Share Series 1 were to be converted to Class F Preferred Share Series, the Class F Preferred Share Series holders would have 43.5% of the outstanding voting shares of UFJ Bank, based on UFJ Bank’s issued and outstanding shares at September 30, 2004.

This amount is included within Other liabilities at September 30, 2004.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

6.    SEVERANCE INDEMNITIES AND PENSION PLANS

The UFJ Group maintains various severance indemnities and defined pension plans for its employees. These plans generally provide benefits based on eligible compensation at the time of retirement, years of service and other factors. The net pension and severance cost of defined benefit plans for the six months ended September 30, 2003 and 2004 are as follows:

	Six months ended September 30,
	2003	2004
	(in millions)

Service cost—benefits earned during the period	¥11,867	¥8,919
Interest costs on projected benefit obligation	9,497	12,224
Expected return on plan assets	(12,990)	(13,347)
Amortization of unrecognized prior service cost	(2,035)	(4,048)
Amortization of net actuarial loss	12,000	1,050

Net periodic benefit cost	¥18,339	¥4,798

UFJ Group expects to contribute approximately ¥33,800 million to the Japanese plans during the year ending March 31, 2005. In April 2004, UFJ Bank instituted a plan amendment to reduce benefit payments on the severance indemnity plan and the annuity plan. In June 2004, the trustee of the pension trusts approved a transfer of excess plan assets to UFJ Bank in the amount of ¥153,264 million comprising ¥144,983 million of equity securities and ¥8,281 million of cash.

7.    REGULATORY CAPITAL REQUIREMENTS

UFJ Holdings, UFJ Bank and UFJ Trust and various other bank subsidiaries are subject to various regulatory capital requirements promulgated by the regulatory authorities of the countries in which they operate. Failure to meet minimum capital requirements will initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on UFJ Holdings’ consolidated financial statements.

The table below presents UFJ Holdings’ consolidated risk-based capital, risk-adjusted assets and risk-based capital ratios at March 31, 2004 and September 30, 2004. Underlying figures are calculated in accordance with Japanese banking regulations based on information derived from the financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”) as required by the Financial Services Agency of Japan (“FSA”).

	March 31, 2004	September 30, 2004	Minimum capital ratios required
	(in millions, except percentages)
Capital components:
Tier I capital	¥2,175,269	¥2,203,945
Tier II capital	2,175,268	2,159,130
Total risk-based capital	4,268,617	4,288,225
Risk-weighted assets	46,185,990	43,207,718
Capital ratios:
Tier I capital	4.70%	5.10%	4.00%
Total risk-based capital	9.24	9.92	8.00

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The table below presents the consolidated and stand-alone risk-based capital ratios of UFJ Bank and UFJ Trust at March 31, 2004 and September 30, 2004. Underlying figures are calculated in accordance with Japanese banking regulations based on information derived from the financial statements prepared in accordance with Japanese GAAP as required by the FSA.

	March 31, 2004	September 30, 2004	Minimum capital ratios required
Consolidated capital ratios:
UFJ Bank:
Tier I capital	4.27%	5.12%	4.00%
Total risk-based capital	8.36	10.03	8.00
UFJ Trust:
Tier I capital	8.78	7.05	2.00
Total risk-based capital	12.34	8.82	4.00

Stand-alone capital ratios:
UFJ Bank:
Tier I capital	4.39	5.40	4.00
Total risk-based capital	8.43	10.42	8.00
UFJ Trust:
Tier I capital	9.44	7.74	2.00
Total risk-based capital	12.82	9.25	4.00

8.    EARNINGS (LOSS) PER COMMON SHARE

Basic earnings per common share (“EPS”) excludes the dilutive effects of potential common stock and is computed by dividing net income available to common stockholders by the weighted average number of common stock outstanding for the period, while diluted EPS gives effect to all dilutive potential common stock that was outstanding for the period.

The weighted average number of shares used in the computations of basic EPS and diluted EPS were 5,035 thousand shares and 7,013 thousand shares, respectively, for the six months ended September 30, 2003, and 5,090 thousand shares and 7,225 thousand shares, respectively, for the six months ended September 30, 2004.

For the six months ended September 30, 2003, Class I to V and VII Preferred stock are included in the computation of diluted earnings per common share. Class VI Preferred stock is not included in the computation of diluted earnings per common share due to its antidilutive effects. For the six months ended September 30, 2004, Class I to VII Preferred stock are included in the computation of diluted earnings per common share.

The per share impact of the cumulative effect of change in accounting principle for basic earnings per common share for the six months ended September 30, 2003 and 2004 was ¥(588) and ¥578, respectively. The per share impact of the cumulative effect of change in accounting principle for diluted earnings per common share for the six months ended September 30, 2003 and 2004 was ¥(422) and ¥407, respectively.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

9.    BENEFICIAL CONVERSION FEATURE

The change in the unamortized discount arising from the beneficial conversion feature of the Preferred stock during the six months ended September 30, 2003 is as follows:

	Class I	Class IV	Class V	Class VI	Total
	(in millions)

Balance at March 31, 2003	¥528	¥82,495	¥—	¥1,894	¥84,917
Amortization to accumulated deficit	(111)	(5,907)	—	(140)	(6,158)
Charged to accumulated deficit on conversion of Preferred stock	(8)	—	—	(652)	(660)

Balance at September 30, 2003	¥409	¥76,588	¥—	¥1,102	¥78,099

The change in the unamortized discount arising from the beneficial conversion feature of the Preferred stock during the six months ended September 30, 2004 is as follows:

	Class I	Class IV	Class V	Class VI	Total
	(in millions)

Balance at March 31, 2004	¥291	¥70,520	¥82,548	¥193	¥153,552
Amortization to accumulated deficit	(104)	(6,232)	(7,112)	(9)	(13,457)
Charged to accumulated deficit on conversion of Preferred stock	(12)	—	—	—	(12)

Balance at September 30, 2004	¥175	¥64,288	¥75,436	¥184	¥140,083

10.    DERIVATIVE FINANCIAL INSTRUMENTS

The UFJ Group uses various derivative financial instruments, including interest rate swaps and foreign currency forward contracts, for trading, customer accommodation and risk management purposes. The UFJ Group’s trading activities include dealing and customer accommodation activities to meet the financial needs of its customers and related derivatives are measured at fair value with gains and losses recognized currently in earnings. The UFJ Group also accounts for derivatives held for risk management purpose as trading positions and measures them at fair value with gains (losses) recognized currently in earnings.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

11.    OBLIGATIONS UNDER GUARANTEES AND OTHER OFF-BALANCE SHEET INSTRUMENTS

The UFJ Group provides customers with a variety of guarantees and similar arrangements as described in its consolidated financial statements. The table below presents the contractual or notional amounts of such guarantees at March 31, 2004 and September 30, 2004.

	March 31, 2004	September 30, 2004
	(in billions)

Standby letters of credit and financial guarantees	¥1,388	¥4,325
Performance guarantees	268	289
Liquidity facilities	82	65
Derivative instruments	14	10
Guarantees for the repayment of trust principal	2,379	2,192
Liabilities of trust accounts	1,310	1,645

Total	¥5,441	¥8,526

In addition to obligations under guarantees and similar arrangements set forth above, the UFJ Group issues other off-balance sheet instruments to meet the financing needs of its customers and other purposes. The table below presents the contractual amounts with regard to such instruments at March 31, 2004 and September 30, 2004.

	March 31, 2004	September 30, 2004
	(in billions)

Commitments to extend credit	¥20,552	¥25,987
Commercial letters of credit	196	262
Reverse repurchase and repurchase agreements	24	105
Commitments to make investments	9	21

The UFJ Group is involved in various litigation matters. Management, based upon its current knowledge and results of consultation with counsel, makes an appropriate level of litigation reserve. Management believes that the amount of UFJ Group’s liabilities when ultimately determined will not have a material adverse effect on the UFJ Group’s results of operations, financial position and cash flows.

In 2002, UFJ Bank established UFJ Strategic Partner Co., Ltd (“UFJ Strategic Partner”), a joint venture with Merrill Lynch to provide advisory services for formulating and implementing restructuring plans to UFJ Bank’s small- and medium-sized clients and to advise them on their problem loans. UFJ Strategic Partner is a subsidiary of UFJ Bank. UFJ Strategic Partner has issued ¥120 billion in non-voting preferred stock to Merrill Lynch. UFJ Bank currently holds all the common shares and all the voting rights of UFJ Strategic Partner.

Upon the occurrence of certain events, including the non-payment of dividends on the preferred stock for three consecutive fiscal years, specified insolvency and business suspension events of UFJ Bank or a change in control of UFJ Holdings, Merrill Lynch will be able to obtain control of UFJ Strategic Partner and could then terminate the venture. If Merrill Lynch chooses to exercise this option, UFJ Bank has the right to purchase the preferred stock at a premium based upon the loan portfolio held by UFJ Strategic Partner. The entering into and seeking of shareholders’ approval of the proposed merger agreement between UFJ Bank and the Bank of Tokyo-Mitsubishi constitutes such an event. At the present time, however, Merrill Lynch has not indicated whether it intends to exercise its rights.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

12.    VARIABLE INTEREST ENTITIES

The table below is a summary of the carrying amounts and classification of consolidated assets of variable interest entities that the UFJ Group consolidates under FIN 46R as well as the variable interest entities the UFJ Group continues to consolidate since the previous period:

September 30, 2004
(in millions)

Cash	¥52,627
Trading account assets	2,522
Investments	56,795
Loans	3,226,975
Premises and equipments	41,009
Other assets	261,530

Total	¥3,641,458

The investors in the variable interest entities that are consolidated by the UFJ Group have recourse only to the assets of the variable interest entities and have no recourse to the general credit of the UFJ Group.

Of the ¥3,641,458 million of total assets of variable interest entities consolidated at September 30, 2004, ¥559,027 million relates to the sales and securitization of the UFJ Group’s financial assets, ¥1,259,753 million relates to the financing entities that purchase financial assets from or provide financing to the UFJ Group’s customers, ¥15,195 million for an investment purpose and ¥1,807,483 million for certain borrowers of the UFJ Group.

The UFJ Group’s assets sold to the variable interest entities include corporate loans, housing loans and privately placed corporate bonds. In addition to subordinated loans to these entities, the UFJ Group provides liquidity facilities to some of the entities.

The assets held by the financing entities, which are primarily asset-backed commercial paper conduits, include corporate loans, receivables under lease contracts and security deposits. The UFJ Group provides loans as well as liquidity facilities to these entities.

The UFJ Group administers conduits that purchase financial assets from the UFJ Group’s customers. Also, UFJ Group extends credits to certain entities that provide financing to the UFJ Group’s customers. These entities are typically funded by investments under partnership agreements from customers or by borrowings from the UFJ Group or third parties. In this type of arrangement, the owner of real estate properties receives financing from the entity that is secured by the property. The UFJ Group consolidates entities in which it participates in a majority of risks and rewards through the investment and financing.

The entities created for investment purposes involve entities that invest in Japanese government bonds and other investment securities using loans from the UFJ Group, or credit-linked loans from the UFJ Group that are referenced to credit risks of certain borrowers.

Upon adoption of FIN 46R, the UFJ Group concluded that certain borrowers are variable interest entities for which the UFJ Group is a primary beneficiary. The UFJ Group consolidated these borrowers for the first time beginning April 1, 2004 and recognized a cumulative effect of a change in accounting principle, net of income taxes, of ¥2,942 million. These entities include companies engaged in consumer financing and real estate business.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In addition to the variable interest entities that are consolidated, the UFJ Group has significant interests in other variable interest entities that are not consolidated because the UFJ Group is not the primary beneficiary, as discussed below.

The UFJ Group administers several third-party owned finance companies, primarily commercial paper conduits, that purchase financial assets including loans as well as pools of trade or lease receivables from its customers. Assets purchased by these conduits are generally funded by issuing commercial paper, or partly by borrowings from the UFJ Group or third parties. While customers generally continue to service the transferred receivables, the UFJ Group underwrites, distributes, makes a market in commercial paper issued by the conduits, and also provides liquidity and credit support facilities to the entities. The UFJ Group is not the primary beneficiary of these entities because it (together with its related parties) is not exposed to a majority of the expected losses due to the existence of third-party investments. At September 30, 2004, the total assets of these entities amounts to ¥24,085,216 million and the UFJ Group is exposed to a maximum loss of ¥115,022 million.

The UFJ Group holds investments in various investment funds that collectively invest in equity and debt securities including listed Japanese securities and investment grade bonds, and, to a limited extent, securities and other interests issued by companies in a start-up or restructuring stage. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds. Since the equity holders do not have the substantive decision-making power and they do not have kick-out rights on the investment manager, these investment funds are deemed as variable interest entities. At September 30, 2004, these investment funds have total assets of ¥14,705,153 million and the UFJ Group is exposed to a maximum loss of ¥495,732 million.

The UFJ Group extends non-recourse asset-backed loans to special purpose entities, which hold beneficial interests in certain properties, to provide financing for the securitization of existing real estate properties held by the UFJ Group’s customers and development projects including real estate development and natural resource development managed by third parties, who are typically the equity owner of the special purpose entities. The UFJ Group generally acts as a member of a lending group, and is not exposed to a majority of the expected losses of these entities. At September 30, 2004, these entities have total assets of ¥18,166,794 million and the UFJ Group is exposed to a maximum loss of ¥494,270 million.

In addition to the above entities, the UFJ Group offers a variety of trust products and manages and administers a wide range of trust arrangements including securities investment trusts, pension trusts and trusts used in the securitization of assets originated by and transferred to third parties. In a typical trust arrangement, the UFJ Group manages and administers the assets on behalf of the customers in an agency, fiduciary and trust capacity. In principle, the UFJ Group does not assume risks associated with the entrusted assets, which are borne by the customers, although in limited cases the UFJ Group may assume risks through guarantees or certain protections as provided in the trust agreement. The UFJ Group, however, is not a primary beneficiary of these trusts because the majority of the risks and rewards belongs to the holders of beneficiary certificates, and the guarantees and protections are called upon only in limited circumstances.

Further, the UFJ Group extends credits to, along with other financial institutions, numerous financing entities that provide project finance or financing on an acquisition of an aircraft or large commercial vessel. The source of repayment by the entities is primarily the lease payments from the lessee. In this type of arrangement, the lessee generally assumes the risks and rewards of the entity, and the UFJ Group extends loans based on the credit quality of the lessee, as the UFJ Group does not participate in the economics of the assets being financed by the entity.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

At March 31, 2004, the UFJ Group had 11 wholly-owned financing vehicles that were formed to issue preferred securities to third-party investors. Prior to the adoption of FIN 46R, these financing vehicles have been consolidated as UFJ Holdings’ subsidiaries. Common stock and loans to the financial vehicles were eliminated in the consolidated balance sheet, and the preferred securities issued by the financing vehicles have been classified as minority interests. Upon adopting FIN 46R, UFJ Holdings deconsolidated the financing vehicles, and ¥1,242,485 million of senior and junior subordinated loans the UFJ Group issued to the financing vehicles are reflected as long-term debt in the consolidated balance sheets at September 30, 2004.

13.    BUSINESS SEGMENTS

The business segment information of UFJ Holdings and its subsidiaries, set forth below, is derived from the internal management reporting system used by management to measure performance of the business segments. Unlike financial accounting, there is no authoritative body of guidance for management accounting. The business segment information is based on financial information prepared in accordance with Japanese GAAP along with internal management accounting rules and practices. Accordingly, the format and information is presented primarily on the basis of Japanese GAAP and is not consistent with the condensed consolidated financial statements prepared on the basis of US GAAP. A reconciliation is provided to the segments’ operating profits with income (loss) before income tax expense and cumulative effect of change in accounting principle under US GAAP.

Management does not use information on segments’ total assets to allocate resources and assess performance and has not prepared information on segment assets. Accordingly, business segment information on total assets is not available. Management measures the performance of each of UFJ Holdings’ business segments primarily by “operating profit” which is a defined term in the regulatory reporting to the FSA.

UFJ Holdings is organized into the following business segments:

•	The Retail Banking business unit of UFJ Bank provides banking products and services to individual customers in Japan.

•	The Corporate Banking business unit of UFJ Bank provides banking products and services to large corporations and small and medium-sized companies.

•	The Global Banking and Trading business unit of UFJ Bank provides banking services to large Japanese corporations on their overseas operations as well as non-Japanese corporations who do business on a global basis and conducts trading operations with markets and customers.

•	The UFJ Bank Planning and Administration business unit includes UFJ Bank’s treasury services (asset and liability management, bond-related business) as well as the corporate advisory group and other indirect business of UFJ Bank.

•	The UFJ Trust business unit provides all operations of UFJ Trust including retail and corporate banking, trust services, stock transfer agency services, real estate services, asset securitization services, asset management services and custody operations.

•	The Other segment includes asset management services and the securities business which provides a broad range of retail and corporate securities services including retail brokerage, support for equity financing, securitization and mergers and acquisition advisory services.

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The financial performances of UFJ Holdings’ major business units, derived from the internal management reporting system, are summarized below.

	Retail Banking	Corporate Banking	Global Banking & Trading	UFJ Bank Planning & Administration	UFJ Trust	Other	Total
	(in millions)
Six months ended September 30, 2003:
Net revenue	¥189,678	¥256,032	¥103,646	¥153,368	¥82,297	¥32,081	¥817,102
Operating expenses	148,840	103,850	33,979	11,487	41,228	26,042	365,426

Operating profit	¥40,838	¥152,182	¥69,667	¥141,881	¥41,069	¥6,039	¥451,676

Six months ended September 30, 2004:
Net revenue	¥199,534	¥272,136	¥90,650	¥98,686	¥76,293	¥36,084	¥773,383
Operating expenses	151,640	106,355	30,660	803	37,594	28,093	355,145

Operating profit	¥47,894	¥165,781	¥59,990	¥97,883	¥38,699	¥7,991	¥418,238

Reconciliation

As set forth above, the measurement bases and the income and expense items covered under the internal management reporting system are very different from the accompanying condensed consolidated statements of income. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying condensed consolidated statements of income.

Reconciliation of the operating profit under the internal management reporting system for the six months ended September 30, 2003 and 2004 to income before income tax expense and cumulative effect of change in accounting principle shown on the condensed consolidated statements of operations are as follows:

	Six months ended September 30,
	2003	2004
	(in billions)
Operating profit	¥452	¥418
Differences between internal management reporting and financial accounting regarding the scope of consolidation and other adjustments	50	46
Trust fees adjusted for credit losses of trust assets	(10)	(2)
Provision for credit losses	(123)	(163)
Trading derivative losses—net	(27)	(55)
Equity investment securities gains (losses)—net	116	131
Debt investment securities gains—net	55	(25)
Land and building revaluation	—	2
Consolidation and deconsolidation of variable interest entities	5	5
Impairment and amortization of goodwill and intangible assets	(21)	(24)
Minority interest	(9)	(11)
Other—net	(30)	(73)

Income before income tax expense and cumulative effect of change in accounting principle	¥458	¥249

UFJ HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Concluded)

14. SUPPLEMENTAL	INFORMATION ON NON-CASH ACTIVITIES

The UFJ Group converted loans amounting to ¥747 million and ¥614 million to securities in debt-for-equity swap transactions during the six months ended September 30, 2003 and 2004, respectively.

In addition, the UFJ Group contributed equity securities amounting to ¥116,697 million to pension trusts during the six months ended September 30, 2003.

In June 2004, the trustee of pension trusts approved a transfer of excess plan assets to UFJ Bank amounting to ¥144,983 million (refer to Note 6).

15.    SUBSEQUENT EVENTS

Management Integration of the MTFG Group and the UFJ Group

On February 18, 2005, MTFG, UFJ Holdings, BTM, UFJ Bank, MTBC, UFJ Trust Bank, Mitsubishi Securities and UFJ Tsubasa Securities entered into an integration agreement, which sets forth various terms of the management integration, including the merger ratios, company names and other material terms. The merger ratios set forth in the integration agreement are as follows:

•	Holding companies: 0.62 shares of MTFG common stock for each share of UFJ Holdings common stock

•	Banks: 0.62 shares of BTM common stock for each share of UFJ Bank common stock

•	Trust banks: 0.62 shares of MTBC common stock for each share of UFJ Trust Bank common stock

•	Securities companies: 0.42 shares of Mitsubishi Securities common stock for each share of UFJ Tsubasa Securities common stock

Merger of Mitsubishi Asset Management and UFJ Partners Asset Management

MTFG and UFJ Holdings, Inc. have been discussing the establishment of a system which will be capable of providing customers with higher quality asset management services following the merger. As part of these efforts, the asset management companies of the two groups, Mitsubishi Asset Management Co., Ltd., UFJ Partners Asset Management Co., Ltd., and other relevant parties entered into a “Memorandum of Understanding Concerning Merger” on December 24, 2004, and preparations and mutual consultations have commenced to prepare for the merger. Timing of merger is scheduled to be completed as soon as possible between October 1, 2005 and April 1, 2006. The relevant parties will engage in discussions concerning the name, capital contribution structure and personnel of the new asset management company.

UFJ Strategic Partner Co., Ltd.

As disclosed under Note 11. Obligations under Guarantees and Other Off-Balance Sheet Instruments, Merrill Lynch upon the occurrence of certain events, including a change in control of UFJ Holdings, will be able to obtain control of UFJ Strategic Partner and terminate the joint venture between UFJ Bank and Merrill Lynch. If Merrill Lynch chooses to exercise this option, UFJ Bank has the right to purchase the preferred stock at a premium based upon the loan portfolio held by UFJ Strategic Partner. The entering into and seeking of shareholders’ approval of the proposed merger of UFJ Bank and Bank of Tokyo-Mitsubishi will constitute such an event. On March 31, 2005, Merrill Lynch executed a waiver pursuant to which Merrill Lynch has agreed not to exercise such rights upon the merger of UFJ Bank with and into Bank of Tokyo-Mitsubishi.

*    *    *    *    *

ANNEX A

ENGLISH TRANSLATION OF INTEGRATION AGREEMENT, DATED FEBRUARY 18, 2005

This Integration Agreement (this “Agreement”) is made and entered into by and among Mitsubishi Tokyo Financial Group, Inc. (“MTFG”), The Bank of Tokyo-Mitsubishi Limited (“BTM”), The Mitsubishi Trust and Banking Corporation (“Mitsubishi Trust”) and Mitsubishi Securities Co., Ltd. (“Mitsubishi Securities”; and together with MTFG, BTM and Mitsubishi Trust, collectively, the “Mitsubishi Group Companies”), and UFJ Holdings, Inc. (“UFJ Holdings”), UFJ Bank Limited (“UFJ Bank”), UFJ Trust Bank Limited (“UFJ Trust”) and UFJ Tsubasa Securities Co., Ltd. (“UFJ Securities”; and together with UFJ Holdings, UFJ Bank and UFJ Trust, collectively, the “UFJ Group Companies”), with respect to the integration of the business operations of each of the Mitsubishi Group Companies and each of the UFJ Group Companies.

ARTICLE I.    PURPOSE OF THIS AGREEMENT, ETC.

Section 1.    (Purpose of This Agreement)

The purpose of this Agreement shall be to provide for the structure of the business integration of each of the Mitsubishi Group Companies and each of UFJ Group Companies, the merger ratios, the terms and conditions of the mergers and other related matters, under the terms and conditions set forth in this Agreement, with respect to the business integration of each of the Mitsubishi Group Companies and each of UFJ Group Companies (the “Business Integration”) as set forth in Sections 2, 10, 16 and 22 of the Basic Memorandum of Agreement (as defined below). The Business Integration contemplates:

(1)	in the current environment where the needs of domestic and foreign customers are becoming more diversified and advanced, by virtue of the Business Integration, to create the “world’s leading comprehensive financial group” which can succeed in global competition and provide customers with products and services at the highest level;

(2)	by virtue of the Business Integration, to create a highly competitive group of companies and a presence in the field of major financial business such as banking, trust, securities, investment trust, credit cards, consumer financing and leasing, and dramatically strengthen its system to comprehensively and flexibility respond to all the needs of customers through close coordination among the group companies;

(3)	by virtue of the Business Integration, to build on the strengths of both the financial group led by MTFG and the financial group led by UFJ Holdings, which highly complement each other in terms of business operations and branch office networks, by developing businesses in a well-balanced manner in the Tokyo metropolitan area, the Chubu area and the Kansai area in Japan, and also having the largest global network among Japanese banks with a wide variety of customers from individuals to small and medium-sized companies to large corporations, and to further enrich the products and services and seek to return to customers and shareholders the benefit from the business integration, by pursuing the efficiency of group operations taken as a whole; and

(4)	to integrate the financial group led by MTFG and the financial group led by UFJ Holdings with a sprit of equality, to create a corporate culture which, based on the principles of reliance and trust, enables employees to maximize their abilities, and to further reinforce and improve corporate governance systems, thereby contributing to the prosperity of customers, society and the economy as a truly reliable comprehensive financial group, while striving to increase shareholder value.

A-A-1

Section 2.    (Definitions)

In this Agreement, the following terms shall have the respective meanings indicated below:

(1)	“Merger Agreement Scheduled Execution Date” means the last day of April 2005.

(2)	“Merger Between Banks” means the merger to be conducted in accordance with Section 14.

(3)	“Merger Agreement Between Banks” has the meaning set forth in Section 18.

(4)	“Material Adverse Effect” means, with respect to the relevant party, (i) an effect which is material and adverse to the financial condition, results of operations, cash-flow, and/or business or future revenue plan, on a consolidated basis, or (ii) a material obstacle to the ability to timely perform any important obligation under this Agreement or the relevant Merger Agreement.

(5)	“Merger Between Securities Companies” means the merger to be conducted in accordance with Section 34.

(6)	“Merger Agreement Between Securities Companies” has the meaning set forth in Section 39.

(7)	“New Bank” means BTM after the Merger Between Banks.

(8)	“New Securities Company” means Mitsubishi Securities after the Merger Between Securities Companies.

(9)	“New Trust Bank” means Mitsubishi Trust after the Merger Between Trust Banks.

(10)	“Merger Between Trust Banks” means the merger to be conducted in accordance with Section 24.

(11)	“Merger Agreement Between Trust Banks” has the meaning set forth in Section 28.

(12)	“New Holding Company” means MTFG after the Merger Between Holding Companies.

(13)	“Damages, etc.” has the meaning set forth in Section 58.

(14)	“Third Party Collaborations” has the meaning set forth in Section 47(5).

(15)	“Third Party Collaboration Solicitations” has the meaning set forth in Section 47(5).

(16)	“Merger Agreements” means, collectively, the Merger Agreement Between Holding Companies, the Merger Agreement Between Banks, the Merger Agreement Between Trust Banks and the Merger Agreement Between Securities Companies.

(17)	“Mergers” means, collectively, the Merger Between Holding Companies, the Merger Between Banks, the Merger Between Trust Banks and the Merger Between Securities Companies.

(18)	“Basic Memorandum of Agreement” means the Basic Memorandum of Agreement dated August 12, 2004 by and among the parties hereto.

(19)	“Basic Agreement of Recapitalization” means the Basic Agreement of Recapitalization dated September 10, 2004 by and among MTFG, UFJ Holdings and UFJ Bank.

(20)	“Merger Between Holding Companies” means the merger to be conducted in accordance with Section 3.

(21)	“Merger Agreement Between Holding Companies” has the meaning set forth in Section 8.

ARTICLE II.    MERGER BETWEEN HOLDING COMPANIES

Section 3.    (Merger Between Holding Companies)

UFJ Holdings shall merge with and into MTFG, with MTFG being the surviving company and UFJ Holdings being the dissolving company.

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Section 4.    (Corporate Name)

4.1.	The corporate name of the New Holding Company shall be “Kabushiki Kaisha Mitsubishi UFJ Financial Group.”

4.2.	The English corporate name of the New Holding Company shall be “Mitsubishi UFJ Financial Group, Inc.”

Section 5.    (Location of Head Office)

The New Holding Company shall have its head office at 2-7-1, Marunouchi, Chiyoda-ku.

Section 6.    (Stock Exchanges)

The stock exchanges on which the common stock, or American Depository Receipts representing the common stock, of the New Holding Company shall be listed are the Tokyo Stock Exchange, Osaka Securities Exchange, Nagoya Stock Exchange, New York Stock Exchange and London Stock Exchange.

Section 7.    (Officers)

The Chairman (kaicho), the Deputy Chairman (fuku kaicho) and the President (shacho) of the New Holding Company shall be Ryosuke Tamakoshi, Haruya Uehara and Nobuo Kuroyanagi, respectively.

Section 8.    (Merger Agreement Between Holding Companies)

MTFG and UFJ Holdings shall enter into a merger agreement as prescribed in Article 408 of the Commercial Code of Japan in connection with the Merger Between Holding Companies (the “Merger Agreement Between Holding Companies”) following the execution of this Agreement and on or prior to the Merger Agreement Scheduled Execution Date. The provisions in this Agreement that are also required to be prescribed in the Merger Agreement Between Holding Companies shall be prescribed therein in accordance with the terms and conditions of this Agreement.

Section 9.     (Date of the Merger and Shareholders’ Meetings to Approve the Merger)

9.1.	The date of the Merger Between Holding Companies shall be October 1, 2005; provided, however, that MTFG and UFJ Holdings may change the date of such merger upon agreement through separate consultations between them, if they consider such change to be necessary for the purpose of effectuating the Mergers or other reasons.

9.2.	Subject to the terms and conditions set forth in this Agreement, each of MTFG and UFJ Holdings shall convene their respective annual shareholders’ meeting (in the case of MTFG, its annual shareholders’ meeting will also be deemed as the class shareholders’ meeting of the ordinary shares) that are scheduled to be held in late June, 2005, and shall seek shareholder approval of the Merger Agreement Between Holding Companies and the resolutions required for the Merger Between Holding Companies.

9.3.	Subject to the terms and conditions set forth in this Agreement, MTFG shall convene class shareholders’ meetings of the Class 1 preferred shares and Class 3 preferred shares, respectively, within the last ten days of June 2005, and shall seek class shareholder approval of the Merger Agreement Between Holding Companies and the resolutions required for the Merger Between Holding Companies.

9.4.	Subject to the terms and conditions set forth in this Agreement, UFJ Holdings shall convene class shareholders’ meetings of the ordinary shares, Series 1 of Class 1 preferred shares, Series 2 of Class 2 preferred shares, Series 4 of Class 4 preferred shares, Series 5 of Class 5 preferred shares, Series 6 of Class 6 preferred shares and Series 7 of Class 7 preferred shares, respectively, within the last ten days of June 2005, and shall seek shareholder approval of the Merger Agreement Between Holding Companies and the resolutions required for the Merger Between Holding Companies at each such meeting.

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Section 10.    (Merger Ratio)

MTFG and UFJ Holdings agree with respect to the merger ratio of the Merger Between Holding Companies:

10.1.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of common stock in a number equal to the product obtained by multiplying the (x) total number of shares of common stock of UFJ Holdings held by the shareholders (the term “shareholder” being hereinafter defined as including a beneficial shareholder) entered or recorded in the latest shareholder register (the term “shareholder register” being hereinafter defined as including a beneficial shareholder register) of UFJ Holdings as of the day immediately preceding the date of the merger by (y) 0.62, and allot and deliver such newly issued shares to the shareholders of common stock of UFJ Holdings at a rate of 0.62 shares of common stock of MTFG per share of common stock of UFJ Holdings.

10.2.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 2 of Class 2 preferred shares of UFJ Holdings, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 2 of Class 2 preferred shares of UFJ Holdings held by the shareholders entered or recorded in the latest shareholder register of UFJ Holdings as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of Series 2 of Class 2 preferred stock of UFJ Holdings at a rate of 1 share of preferred stock to be issued pursuant to this Section 10.2 per share of the Series 2 of Class 2 preferred stock of UFJ Holdings.

10.3.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 4 of Class 4 preferred shares of UFJ Holdings, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 4 of Class 4 preferred shares of UFJ Holdings held by the shareholders entered or recorded in the latest shareholder register of UFJ Holdings as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 4 of Class 4 preferred stock of UFJ Holdings at a rate of 1 share of preferred stock to be issued pursuant to this Section 10.3 per share of the Series 4 of Class 4 preferred stock of UFJ Holdings.

10.4.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 5 of Class 5 preferred shares of UFJ Holdings, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 5 of Class 5 preferred shares of UFJ Holdings held by the shareholders entered or recorded in the latest shareholder register of UFJ Holdings as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 5 of Class 5 preferred stock of UFJ Holdings at a rate of 1 share of preferred stock to be issued pursuant to this Section 10.4 per share of the Series 5 of Class 5 preferred stock of UFJ Holdings.

10.5.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 6 of Class 6 preferred shares of UFJ Holdings, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 6 of Class 6 preferred shares of UFJ Holdings held by the shareholders entered or recorded in the latest shareholder register of UFJ Holdings as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 6 of Class 6 preferred stock of UFJ Holdings at a rate of 1 share of preferred stock to be issued pursuant to this Section 10.5 per share of the Series 6 of Class 6 preferred stock of UFJ Holdings.

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10.6.	Upon the Merger Between Holding Companies, MTFG shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 7 of Class 7 preferred shares of UFJ Holdings, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 7 of Class 7 preferred shares of UFJ Holdings held by the shareholders entered or recorded in the latest shareholder register of UFJ Holdings as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 7 of Class 7 preferred stock of UFJ Holdings at a rate of 1 share of preferred stock to be issued pursuant to this Section 10.6 per share of the Series 7 of Class 7 preferred stock of UFJ Holdings.

Section 11.    (Merger-Related Cash Distributions)

MTFG shall make no payment of merger-related cash distributions upon the Merger Between Holding Companies.

Section 12.    (Maximum Amount of Dividends)

12.1.	MTFG may pay to the shareholders and registered pledgees entered or recorded in its latest shareholder register as of March 31, 2005 dividends in such amount as is separately agreed upon by MTFG and UFJ Holdings for each class of shares, subject to approval at the annual shareholders’ meeting to be held within the last ten days of June 2005.

12.2.	The New Holding Company may pay to the shareholders and registered pledgees entered or recorded in the latest shareholder register as of September 30, 2005 interim dividends in such amount as is separately agreed upon between MTFG and UFJ Holdings for each class of shares.

Section 13.    (Loss of Effect, Termination Events, Etc.)

13.1.	The Merger Agreement Between Holding Companies shall cease to be effective if:

(1)	the Merger Agreement Between Holding Companies is not approved at any of the shareholders’ meetings of either MTFG or UFJ Holdings in accordance with Sections 9.2 through 9.4 hereof; or

(2)	the approvals, etc., of the relevant authorities that are required by the laws of Japan or relevant foreign countries are not obtained prior to the date of the merger, or such approvals, etc. are obtained subject to any condition or restriction that may result in a material obstacle to achieving the purposes of the Business Integration.

13.2.	MTFG and UFJ Holdings shall determine, upon agreement through separate consultations between them, any other event of termination of the Merger Agreement Between Holding Companies and other related matters, in addition to those provided for in this Agreement.

ARTICLE III.    MERGER BETWEEN BANKS

Section 14.    (Merger Between Banks)

UFJ Bank shall merge with and into BTM, with BTM being the surviving company and UFJ Bank being the dissolving company.

Section 15.    (Corporate Name)

15.1.	The corporate name of the New Bank shall be “Kabushiki Kaisha Mitsubishi Tokyo UFJ Bank.”

15.2.	The English corporate name of the New Bank shall be “The Bank of Tokyo-Mitsubishi UFJ, Ltd.”

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Section 16.    (Location of Head Office)

The New Bank shall have its head office at 2-7-1, Marunouchi, Chiyoda-ku.

Section 17.    (Officers)

The Chairman (kaicho), the Deputy Chairman (fuku kaicho) and the President (todori) of the New Bank shall be Shigemitsu Miki, Ryosuke Tamakoshi and Nobuo Kuroyanagi, respectively.

Section 18.    (Merger Agreement Between Banks)

BTM and UFJ Bank shall enter into a merger agreement as prescribed in Article 408 of the Commercial Code of Japan in connection with the Merger Between Banks (the “Merger Agreement Between Banks”) following the execution of this Agreement and on or prior to the Merger Agreement Scheduled Execution Date. The provisions in this Agreement that are also required to be prescribed in the Merger Agreement Between Banks shall be prescribed therein in accordance with the terms and conditions of this Agreement.

Section 19.    (Date of the Merger and Shareholders’ Meetings to Approve the Merger)

19.1.	The date of the Merger Between Banks shall be October 1, 2005; provided, however, that MTFG, BTM, UFJ Holdings and UFJ Bank may change the date of such merger upon agreement through separate consultations among them, if they consider such change to be necessary for the purpose of effectuating the Mergers or other reasons.

19.2.	Subject to the terms and conditions set forth in this Agreement, each of BTM and UFJ Bank shall convene their respective annual shareholders’ meeting (in the case of BTM, its annual shareholders’ meeting will also be deemed as the class shareholders’ meeting of the ordinary shares) within the last ten days of June 2005, and shall seek shareholder approval of the Merger Agreement Between Banks and the resolutions required for the Merger Between Banks. MTFG and UFJ Holdings shall exercise their respective voting rights in favor of the resolution to approve the Merger Agreement Between Banks at such annual shareholders’ meetings.

19.3.	Subject to the terms and conditions set forth in this Agreement, BTM shall convene class shareholders’ meeting of the preferred shares within the last ten days of June 2005, and shall seek class shareholder approval of the Merger Agreement Between Banks and the resolutions required for the Merger Between Banks. MTFG shall exercise its voting rights in favor of the resolution to approve the Merger Agreement Between Banks at such shareholders’ meeting.

19.4.	Subject to the terms and conditions set forth in this Agreement, UFJ Bank shall convene class shareholders’ meetings of the ordinary shares, Series 1 of preferred shares, Series 1 of Class A preferred shares, Series 1 of Class D preferred shares, Series 2 of Class D preferred shares, Series 1 of Class E preferred shares, Series 1 of Class G preferred Shares and Series 2 of Class G preferred shares, respectively, within the last ten days of June 2005, and shall seek shareholder approval of the Merger Agreement Between Banks and the resolutions required for the Merger Between Banks at each such meeting. UFJ Holdings and MTFG shall exercise their respective voting rights in favor the resolution to approve the Merger Agreement Between Banks at such shareholders’ meetings.

Section 20.    (Merger Ratio)

BTM and UFJ Bank agree with respect to the merger ratio of the Merger Between Banks:

20.1.

Upon the Merger Between Banks, BTM shall newly issue shares of common stock in a number equal to the product obtained by multiplying the (x) total number of shares of common stock of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately

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preceding the date of the merger by (y) 0.62, and allot and deliver such newly issued shares to the shareholders of common stock of UFJ Bank at a rate of 0.62 shares of common stock of BTM per share of common stock of UFJ Bank.

20.2.	Upon the Merger Between Banks, BTM shall newly issue share of preferred stock (upon substantially the same terms and conditions as those of the Series 1 of Class A preferred shares of UFJ Bank, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 1 of Class A preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of Series 1 of Class A preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.2 per share of the Series 1 of Class A preferred stock of UFJ Bank.

20.3.	Upon the Merger Between Banks, BTM shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 1 of Class D preferred shares of UFJ Bank, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 1 of Class D preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 1 of Class D preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.3 per share of the Series 1 of Class D preferred stock of UFJ Bank.

20.4.	Upon the Merger Between Banks, BTM shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 2 of Class D preferred shares of UFJ Bank, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 2 of Class D preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 2 of Class D preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.4 per share of the Series 2 of Class D preferred stock of UFJ Bank.

20.5.	Upon the Merger Between Banks, BTM shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 1 of Class E preferred shares of UFJ Bank) in a number equal to the total number of the Series 1 of Class E preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 1 of Class E preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.5 per share of the Series 1 of Class E preferred stock of UFJ Bank.

20.6.	Upon the Merger Between Banks, BTM shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 1 of Class G preferred shares of UFJ Bank) in a number equal to the total number of the Series 1 of Class G preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 1 of Class G preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.6 per share of the Series 1 of Class G preferred stock of UFJ Bank.

20.7.	Upon the Merger Between Banks, BTM shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 2 of Class G preferred shares of UFJ Bank) in a number equal to the total number of the Series 2 of Class G preferred shares of UFJ Bank held by the shareholders entered or recorded in the latest shareholder register of UFJ Bank as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 2 of Class G preferred stock of UFJ Bank at a rate of 1 share of preferred stock to be issued pursuant to this Section 20.7 per share of the Series 2 of Class G preferred stock of UFJ Bank.

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Section 21.    (Merger–Related Cash Distributions)

BTM shall make no payment of merger-related cash distributions upon the Merger Between Banks.

Section 22.    (Maximum Amount of Dividends)

22.1.	BTM may pay to the shareholders and registered pledgees entered or recorded in its latest shareholder register as of March 31, 2005 dividends in such amount as is separately agreed upon by BTM and UFJ Bank for each class of shares, subject to approval at the annual shareholders’ meeting to be held within the last ten days of June 2005.

22.2.	The New Bank may pay to the shareholders and registered pledgees entered or recorded in the latest shareholder register as of September 30, 2005 interim dividends in such amount as separately agreed upon between BTM and UFJ Bank, for each class of shares.

Section 23.    (Loss of Effect, Termination Events, Etc.)

23.1.	The Merger Agreement Between Banks shall cease to be effective if:

(1)	the Merger Agreement Between Banks is not approved at any of the shareholders’ meeting of either BTM or UFJ Bank in accordance with Sections 19.2 through 19.4 hereof;

(2)	the Merger Agreement Between Holding Companies ceases to be effective for any reason; or

(3)	the approvals, etc., of the relevant authorities that are required by the laws of Japan or relevant foreign countries are not obtained prior to the date of the merger, or such approvals, etc. are obtained subject to any condition or restriction that may result in a material obstacle to achieving the purposes of the Business Integration.

23.2.	MTFG, BTM, UFJ Holdings and UFJ Bank shall determine, upon agreement through separate consultations among them, any other event of termination of the Merger Agreement Between Banks and other related matters, in addition to those provided for in this Agreement.

ARTICLE IV.    MERGER BETWEEN TRUST BANKS

Section 24.    (Merger Between Trust Banks)

UFJ Trust shall merge with and into Mitsubishi Trust, with Mitsubishi Trust being the surviving company and UFJ Trust being the dissolving company.

Section 25.    (Corporate Name)

25.1.	The corporate name of the New Trust Bank shall be “Mitsubishi UFJ Trust Bank Kabushiki Kaisha.”

25.2.	The English corporate name of the New Trust Bank shall be “Mitsubishi UFJ Trust and Banking Corporation.”

Section 26.    (Location of Head Office)

The New Trust Bank shall have its head office at 1-4-5, Marunouchi, Chiyoda-ku.

Section 27.    (Officers)

The Chairman (kaicho) and the President (shacho) of the New Trust Bank shall be Akio Utsumi and Haruya Uehara, respectively.

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Section 28.    (Merger Agreement Between Trust Banks)

Mitsubishi Trust and UFJ Trust shall enter into a merger agreement as prescribed in Article 408 of the Commercial Code of Japan in connection with the Merger Between Trust Banks (the “Merger Agreement Between Trust Banks”) following the execution of this Agreement and on or prior to the Merger Agreement Scheduled Execution Date. The provisions in this Agreement that are also required to be prescribed in the Merger Agreement Between Trust Banks shall be prescribed therein in accordance with the terms and conditions of this Agreement.

Section 29.    (Date of the Merger and Shareholders’ Meetings to Approve the Merger)

29.1.	The date of the Merger Between Trust Banks shall be October 1, 2005; provided, however, that the MTFG, Mitsubishi Trust, UFJ Holdings and UFJ Trust may change the date of such merger upon agreement through separate consultations among them, if they consider such change to be necessary for the purpose of effectuating the Mergers or other reasons.

29.2.	Subject to the terms and conditions set forth in this Agreement, each of Mitsubishi Trust and UFJ Trust shall convene their respective annual shareholders’ meeting (in the case of Mitsubishi Trust, its annual shareholders’ meeting will also be deemed as the class shareholders’ meeting of the ordinary shares) within the last ten days of June 2005, and shall seek shareholder approval of the Merger Agreement Between Trust Banks and the resolutions required for the Merger Between Trust Banks. MTFG and UFJ Holdings shall exercise their respective voting rights in favor of the resolution to approve the Merger Agreement Between Trust Banks at such annual shareholders’ meetings.

29.3.	Subject to the terms and conditions set forth in this Agreement, UFJ Trust shall convene class shareholders’ meetings of the ordinary shares, Series 1 of Class 1 preferred shares and Series 2 of Class 1 preferred shares, respectively, within the last ten days of June 2005, and shall seek class shareholder approval of the Merger Agreement Between Trust Banks and the resolutions required for the Merger Between Trust Banks. UFJ Holdings shall exercise its voting rights in favor of the resolution to approve the Merger Agreement Between Trust Banks at such shareholders’ meetings.

Section 30.    (Merger Ratio)

Mitsubishi Trust and UFJ Trust agree with respect to the merger ratio of the Merger Between Trust Banks:

30.1.	Upon the Merger Between Trust Banks, Mitsubishi Trust shall newly issue shares of common stock in a number equal to the product obtained by multiplying the (x) total number of shares of common stock of UFJ Trust held by the shareholders entered or recorded in the latest shareholder register of UFJ Trust as of the day immediately preceding the date of the merger by (y) 0.62, and allot and deliver such newly issued shares to the shareholders of common stock of UFJ Trust at a rate of 0.62 shares of common stock of Mitsubishi Trust per share of common stock of UFJ Trust.

30.2.	Upon the Merger Between Trust Banks, Mitsubishi Trust shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 1 of Class 1 preferred shares of UFJ Trust, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 1 of Class 1 preferred shares of UFJ Trust held by the shareholders entered or recorded in the latest shareholder register of UFJ Trust as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 1 of Class 1 preferred stock of UFJ Trust at a rate of 1 share of preferred stock to be issued pursuant to this Section 30.2 per share of the Series 1 of Class 1 preferred stock of UFJ Trust.

30.3.

Upon the Merger Between Trust Banks, Mitsubishi Trust shall newly issue shares of preferred stock (upon substantially the same terms and conditions as those of the Series 2 of Class 1 preferred shares of UFJ

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Trust, except for any modifications required to adjust the conversion price in accordance with the merger ratio) in a number equal to the total number of the Series 2 of Class 1 preferred shares of UFJ Trust held by the shareholders entered or recorded in the latest shareholder register of UFJ Trust as of the day immediately preceding the date of the merger, and allot and deliver such newly issued shares to the shareholders of the Series 2 of Class 1 preferred stock of UFJ Trust at a rate of 1 share of preferred stock to be issued pursuant to this Section 30.3 per share of the Series 2 of Class 1 preferred stock of UFJ Trust.

Section 31.    (Merger-Related Cash Distributions)

Mitsubishi Trust shall make no payment of merger-related cash distributions upon the Merger Between Trust Banks.

Section 32.    (Maximum Amount of Dividends)

32.1.	Mitsubishi Trust may pay to the shareholders and registered pledgees entered or recorded in its latest shareholder register as of March 31, 2005 dividends in such amount as is separately agreed upon by Mitsubishi Trust and UFJ Trust for each class of shares, subject to approval at the annual shareholders’ meeting to be held within the last ten days of June 2005.

32.2.	The New Trust Bank may pay to the shareholders and registered pledgees entered or recorded in the latest shareholder register as of September 30, 2005 interim dividends in such amount as is separately agreed upon between Mitsubishi Trust and UFJ Trust for each class of shares.

Section 33.    (Loss of Effect, Termination Events, Etc.)

33.1.	The Merger Agreement Between Trust Banks shall cease to be effective if:

(1)	the Merger Agreement Between Trust Banks is not approved at any of the shareholders’ meeting of either Mitsubishi Trust or UFJ Trust in accordance with Sections 29.2 and 29.3 herein;

(2)	the Merger Agreement Between Holding Companies ceases to be effective for any reason; or

(3)	the approvals, etc., of the relevant authorities that are required by the laws of Japan or relevant foreign countries are not obtained prior to the date of the merger, or such approvals, etc. are obtained subject to any condition or restriction that may result in a material obstacle to achieving the purposes of the Business Integration.

33.2.	MTFG, Mitsubishi Trust, UFJ Holdings and UFJ Trust shall determine, upon agreement through separate consultations among them, any other event of termination of the Merger Agreement Between Trust Banks and other related matters, in addition to those provided for in this Agreement.

ARTICLE V.    MERGER BETWEEN SECURITIES COMPANIES

Section 34.    (Merger Between Securities Companies)

UFJ Securities shall merge with and into Mitsubishi Securities, with Mitsubishi Securities being the surviving company and UFJ Securities being the dissolving company. The New Securities Company shall be a subsidiary directly owned by the New Holding Company.

Section 35.    (Corporate Name)

35.1.	The corporate name of the New Securities Company shall be “Mitsubishi UFJ Securities Kabushiki Kaisha.”

35.2.	The English corporate name of the New Securities Company shall be “Mitsubishi UFJ Securities Co., Ltd.”

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Section 36.    (Location of Head Office)

The New Securities Company shall have its head office at 2-4-1, Marunouchi, Chiyoda-ku.

Section 37.    (Stock Exchanges)

The stock exchanges on which the common stock of the New Securities Company shall be listed are the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange.

Section 38.    (Officers)

The Chairman (kaicho), the Deputy Chairman (fuku kaicho) and the President (shacho) of the New Securities shall be Yasumasa Gomi, Koichi Kane and Kimisuke Fujimoto, respectively.

Section 39.    (Merger Agreement Between Securities Companies)

Mitsubishi Securities and UFJ Securities shall enter into a merger agreement as prescribed in Article 408 of the Commercial Code of Japan in connection with the Merger Between Securities Companies (the “Merger Agreement Between Securities Companies”) following the execution of this Agreement and on or prior to the Merger Agreement Scheduled Execution Date. The provisions in this Agreement that are also required to be prescribed in the Merger Agreement Between Securities Companies shall be prescribed therein in accordance with the terms and conditions of this Agreement.

Section 40.    (Date of the Merger and Shareholders’ Meetings to Approve the Merger)

40.1.	The date of the Merger Between Securities Companies shall be October 1, 2005; provided, however, that Mitsubishi Securities and UFJ Securities may change the date of such merger upon agreement through separate consultations between them, if they consider such change to be necessary for the purpose of effectuating the Mergers or other reasons.

40.2.	Subject to the terms and conditions set forth in this Agreement, each of Mitsubishi Securities and UFJ Securities shall convene their respective annual shareholders’ meeting within the last ten days of June 2005, and shall seek the approval of the Merger Agreement Between Securities Companies and the resolutions required for the Merger Between Securities Companies. BTM, Mitsubishi Trust and UFJ Holdings shall exercise their respective voting rights in favor of the resolution to approve the Merger Agreement Between Securities Companies at such annual shareholders’ meetings.

Section 41.    (Merger Ratio)

Mitsubishi Securities and UFJ Securities agree with respect to the merger ratio of the Merger Between Securities Companies, upon the Merger Between Securities Companies, that Mitsubishi Securities shall newly issue shares of common stock in a number equal to the product obtained by multiplying the (x) total number of shares of common stock of UFJ Securities held by the shareholders entered or recorded in the latest shareholder register of UFJ Securities as of the day immediately preceding the date of the merger by (y) 0.42, and allot and deliver such newly issued shares to the shareholders of common stock entered or recorded in the latest shareholder register of UFJ Securities as of the day immediately preceding the date of the merger at a rate of 0.42 shares of common stock of Mitsubishi Securities per share of common stock of UFJ Securities.

Section 42.    (Merger-Related Cash Distributions)

Mitsubishi Securities shall make no payment of merger-related cash distributions upon the Merger Between Securities Companies.

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Section 43.    (Maximum Amount of Dividends and Treatment of Subscription Warrants)

43.1.	Each of Mitsubishi Securities and UFJ Securities may pay to the shareholders and registered pledgees entered or recorded in its latest shareholder register as of March 31, 2005 dividends in such amount as is separately agreed upon by Mitsubishi Securities and UFJ Securities, subject to approval at its respective annual shareholders’ meeting to be held within the last ten days of June 2005.

43.2.	Mitsubishi Securities and UFJ Securities shall determine, upon agreement through separate consultations between them, the manner in which to treat the outstanding stock subscription rights (shinkabu hikiuke-ken) of UFJ Securities, including, but not limited to, the manner in which to treat such stock subscription rights through issuance of stock acquisition rights (shinkabu yoyaku-ken) of Mitsubishi Securities, UFJ Securities, or the New Securities Company.

Section 44.    (Loss of Effect, Termination Event, Etc.)

44.1.	The Merger Agreement Between Securities Companies shall cease to be effective if:

(1)	the Merger Agreement Between Securities Companies is not approved at the shareholders’ meeting of either Mitsubishi Securities or UFJ Securities in accordance with Section 40.2;

(2)	the Merger Agreement Between Holding Companies ceases to be effective for any reason; or

(3)	the approvals, etc., of the relevant authorities that are required by the laws of Japan or relevant foreign countries are not obtained prior to the date of the merger, or such approvals, etc. are obtained subject to any condition or restriction that may result in a material obstacle to achieving the purposes of the Business Integration.

44.2.	Mitsubishi Securities and UFJ Securities shall determine, upon agreement through separate consultations between them, any other event of termination of the Merger Agreement Between Securities Companies and other related matters, in addition to those provided for in this Agreement.

ARTICLE VI.    MATERIAL ADVERSE EFFECT

Section 45.    Occurrence of a Material Adverse Effect)

The Mitsubishi Group Companies and the UFJ Group Companies shall, upon the occurrence of a Material Adverse Effect on or after the execution date hereof, use their best efforts to a reasonable extent and hold mutual consultations in good faith with respect to the terms and conditions of the Mergers.

ARTICLE VII.    COVENANTS

Section 46.    (Management of Assets and Prior Consultations)

Each party shall operate its respective business and administer and manage its respective assets with the due care of a prudent custodian (zenryonaru-kanrisha-no-chui) during the effective term of this Agreement, and any act that might have a Material Adverse Effect on its respective financial condition, results of operations, cash flow or business (including any issuance of new shares and stock acquisition rights, any dividends, any acquisition of treasury stock or any other acts which might affect the merger ratio except as contemplated herein, but excluding any measures intended to facilitate Mitsubishi Securities becoming a directly owned subsidiary of MTFG and the delivery by either Mitsubishi Securities or UFJ Securities of its treasury shares upon the exercise of stock subscription rights (shinkabu hikiuke-ken) or stock acquisition rights (shinkabu yoyaku-ken))shall be subject to mutual consultations between MTFG, UFJ Holdings and the relevant merging parties and to a prior agreement among MTFG, UFJ Holdings and such parties (or, in the case of the Merger Between Securities Companies, a prior agreement solely between Mitsubishi Securities and UFJ Securities).

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Section 47.    (Measures In Furtherance of the Mergers)

Each of the parties hereof shall, during the effective term of this Agreement and except as otherwise provided for herein, take the following measures in furtherance of the Mergers:

(1)	In addition to performing the following obligations set forth in Sections 47.(1)(a) and 47.(1)(b) at the general meeting of shareholders and the class shareholders’ meeting of any class of shares concerning the approval of the Merger Agreements, use its best efforts to a reasonable extent to obtain the approval from its shareholders and holders of any class of shares:

(a)	Actively seek the shareholders’ exercise of their voting rights in favor of the proposal for approval of the Merger Agreements; and

(b)	Provide instructions that voting cards submitted in blank concerning the proposal for approval of the Merger Agreements shall be deemed votes in favor of such proposal;

(2)	Use its best efforts to a reasonable extent in filing with, and obtaining approvals from, domestic (Japanese) and foreign regulatory authorities in connection with the Business Integration;

(3)	Maintain the listing of its shares on stock exchanges (including overseas securities exchanges);

(4)	Prepare the necessary documents pursuant to U.S. securities laws and regulations and perform other related procedures (including preparation of financial statements and a Form F-4 pursuant to U.S. GAAP, provision by UFJ Holdings to MTFG of an accounting firm comfort letter which has sufficient content in light of market practices in connection with the financial information of the UFJ Group Companies provided in the Form F-4, within the time period necessary for the purpose of the Form F-4 filing procedures, and in the event that the filing of a Form F-4 by Mitsubishi Securities is required, provision by UFJ Securities to Mitsubishi Securities of an accounting firm comfort letter which has sufficient content in light of market practices in connection with the financial information of UFJ Securities provided in such Form F-4, within the time period necessary for the purpose of the Form F-4 filing procedures) or use its best efforts to a reasonable extent for the performance of such procedures;

(5)	In the event of any solicitations, proposals, inquiries or requests for the provision of information (collectively, “Third Party Collaboration Solicitations”) with respect to a capital participation, business collaboration, assignment of all or material part of its business or assets which conflicts with the purposes of the Business Integration (including reorganizations such as a share transfer, transfer of business, merger, demerger, stock-for-stock exchange and stock-for-stock transfer, and any other acts substantially having the effect of a transfer of a material business or assets, irrespective of the form thereof, but excluding any measures intended to facilitate Mitsubishi Securities becoming a directly owned subsidiary of MTFG) (collectively, “Third Party Collaborations”), the party receiving such Third Party Collaboration Solicitation shall:

(a)	immediately notify the other party (UFJ Holdings in the event of any of the Mitsubishi Group Companies and MTFG in the event of any of the UFJ Group Companies) of the existence of the Third Party Collaboration Solicitation, the name of the party making such Third Party Collaboration Solicitation and other relevant parties and the particulars of such Third Party Collaboration Solicitation (such as major terms and conditions), including attaching copies of documents (including notices and correspondences) received from such third party in connection with the Third Party Collaboration Solicitation; and

(b)	timely provide the other party with information relating to the status of the Third Party Collaboration Solicitation thereafter (including furnishing copies of documents received from such third party thereafter, including notices and correspondences);

(6)	Mutually use its best efforts to a reasonable extent in furtherance of the Business Integration.

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Section 48.    (Prohibitions)

Except as otherwise set forth herein, during the effective term of this Agreement, each party shall not directly or indirectly:

(i)	enter into and/or perform any agreement for the purpose of any Third Party Collaboration;

(ii)	propose to any third party, or solicit any third party for, any Third Party Collaboration by itself;

(iii)	discuss or negotiate any Third Party Collaboration with a third party and provide, directly or indirectly, information concerning a Third Party Collaboration to such third party;

(iv)	submit to a vote any proposal concerning a Third Party Collaboration at a shareholders’ meeting as a proposal submitted by the company;

(v)	submit to a vote any proposal concerning a Third Party Collaboration at a shareholders’ meeting as a proposal submitted by shareholders where such shareholders fail to satisfy the procedural requirements provided in Article 232-2 of the Commercial Code of Japan; or

(vi)	express its opinion in favor of a takeover bid for the shares of either MTFG or UFJ Holdings by any person other than the Mitsubishi Group Companies or the UFJ Group Companies.

Section 49.    (Information Provision)

Each company within the Mitsubishi Group Companies and the UFJ Group Companies shall mutually provide to each other information related to its business that is necessary for or useful in the Business Integration during the effective term of this Agreement, subject to applicable laws and regulations.

Section 50.    (Treatment of Third Party Proposals)

50.1. (1)

If either MTFG or UFJ Holdings receives a proposal for a Third Party Collaboration (the “Third Party Proposal”) from a third party (the “Third Party Offeror”) prior to the execution of the Merger Agreement Between Holding Companies, and reasonably determines that the failure to consider such proposal would likely result in a breach of the fiduciary duties of the directors or corporate auditors of the party receiving such proposal (the “Proposal Receiving Party”) under the Commercial Code of Japan, the Proposal Receiving Party shall promptly notify the other party (the “Proposal Non-Receiving Party”) in writing of such determination, together with copies of the Third Party Proposal received by it from the Third Party Offeror and all written notices relating thereto, and the Proposal Non-Receiving Party shall, upon the receipt of such notice from the Proposal Receiving Party, promptly commence good faith discussions with the Proposal Receiving Party with respect to the response to the Third Party Proposal. So long as the Proposal Receiving Party, after so notifying and having so discussed with the Proposal Non-Receiving Party in good faith, has entered into a confidentiality agreement (containing confidentiality obligations no less restrictive than those of the Proposal Non-Receiving Party to the Proposal Receiving Party in connection with the Business Integration) with the Third Party Offeror in connection with discussion, negotiation or provision of information relating to such Third Party Proposal, and has provided the Proposal Non-Receiving Party with a copy of such confidentiality agreement, the Proposal Receiving Party shall be entitled to discuss and negotiate with, and provide information to, the Third Party Offeror in connection with the Third Party Proposal (in this item, such discussion, negotiation and provision of information is referred to as the “Discussions”), notwithstanding the provisions of Section 48(3) hereof and Section 40 of the Basic Memorandum of Agreement; provided, however, that if the Proposal Receiving Party receives from or gives to the Third Party Offeror any written document in connection with the Discussions, the Proposal Receiving Party shall give to the Proposal Non-Receiving Party a copy of such document by the morning of the business day immediately following the day on which such document is received or given, and shall provide the Proposal Non-Receiving Party with detailed

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information about the Discussions to a reasonable extent promptly after the day on which such Discussions were held.

(2)	The Proposal Non-Receiving Party shall, within ten (10) days from receipt of the notice of the Third Party Proposal provided for in item (1) above, have the option to offer new terms and conditions of the Business Integration (the “New Terms”) in writing to the Proposal Receiving Party.

(3)	Immediately after the expiration of the period provided for in item (2) above, MTFG and UFJ Holdings shall commence good faith discussions of the measures concerning the terms and conditions of the Business Integration (if the New Terms are offered, the New Terms) and the Third Party Proposal, taking into consideration all related circumstances. If, as the result of such discussion, MTFG and UFJ Holdings reach an agreement (such agreement shall not be refused or delayed without any reasonable cause; and the burden of proving in advance that there is no such reasonable cause is placed on the Proposal Receiving Party), they may, on the agreed terms and conditions, (a) modify the terms and conditions of the Mergers, (b) exempt the Proposal Receiving Party from its obligations under this Agreement (including, but not limited to, those provided for in Sections 9.2 through 9.4 and items (1) and (6) of Section 47), or (c) terminate this Agreement. For the avoidance of doubt, any action of the Proposal Receiving Party pursuant to this Section 50 shall not constitute any breach of its obligations under this Agreement, the Basic Memorandum of Agreement and/or the Basic Agreement of Recapitalization.

ARTICLE VIII.    REPRESENTATIONS AND WARRANTIES

Section 51.    (Representations and Warranties of MTFG)

51.1.	MTFG shall, as of the date of execution hereof and as of the timing of the execution of the Merger Agreement Between Holding Companies, represent and warrant to UFJ Holdings that the statements set forth below are true and correct:

(1)	Financial reports or financial statements for the fiscal year ending in March 2004 and the interim fiscal period ending in September 2004 of each company within the Mitsubishi Group Companies have been prepared in conformity with generally accepted accounting principles in Japan consistently applied, and such reports or statements accurately and fairly reflect the financial condition, results of operations and cash flows of each company within the Mitsubishi Group Companies and have been duly audited and certified by an accounting firm as required by applicable laws and regulations. In addition, there are no obligations or liabilities not reflected in such reports or statements (irrespective of whether they are fixed or not, and including any and all contingent liabilities) other than those incurred in the ordinary course of business at or after the time of their preparation;

(2)	No event has occurred which has or could have a Material Adverse Effect on any of the Mitsubishi Group Companies; and

(3)

Any and all documents and information furnished or disclosed (including those disclosed orally) by the Mitsubishi Group Companies to the UFJ Group Companies (including agents thereof) in connection with the Business Integration are accurate and truthful in all material respects. None of such documents and information (i) include any misleading contents in any material respects as of the date of their preparation, (ii) have omitted any material facts necessary in order to make their contents, in light of all the other information furnished to the UFJ Group Companies and the circumstances under which they were made, not false or misleading. In addition, there is no information undisclosed to the UFJ Group Companies which, to the knowledge of each of the Mitsubishi Group Companies, has or could have a material effect on the Business Integration or the business operations of the Mitsubishi Group Companies. For the avoidance of doubt, any disclosure

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of information by the Mitsubishi Group Companies to the UFJ Group Companies shall not affect the representations and warranties set forth in this Section 51.1 or any breach thereof.

51.2.	MTFG shall promptly notify UFJ Holdings of the occurrence or discovery of any breach of the representations and warranties set forth in Section 51.1 above and the parties shall hold mutual consultations on any remedial measures therefor.

Section 52.    (Representations and Warranties of UFJ Holdings)

52.1.	UFJ Holdings shall, as of the date of execution hereof and as of the timing of execution of the Merger Agreement Between Holding Companies, represent and warrant to MTFG that the statements set forth below are true and correct:

(1)	Financial reports or financial statements for the fiscal year ending in March 2004 and the interim fiscal period ending in September 2004 of each company within the UFJ Group Companies have been prepared in conformity with generally accepted accounting principles in Japan consistently applied, and such reports or statements accurately and fairly reflect the financial condition, results of operations and cash flows of each company within the UFJ Group Companies and have been duly audited and certified by an accounting firm as required by applicable laws and regulations. In addition, there are no obligations or liabilities not reflected in such reports or statements (irrespective of whether they are fixed or not, and including any and all contingent liabilities) other than those incurred in the ordinary course of business at or after the time of their preparation;

(2)	No event has occurred which has or could have a Material Adverse Effect on any of the UFJ Group Companies; and

(3)	Any and all documents and information furnished or disclosed (including those disclosed orally) by the UFJ Group Companies to the Mitsubishi Group Companies (including agents thereof) in connection with the Business Integration are accurate and truthful in all material respects. None of such documents and information (i) include any misleading contents in any material respects as of the date of their preparation, (ii) have omitted any material facts necessary in order to make their contents, in light of all the other information furnished to the Mitsubishi Group Companies and the circumstances under which they were made, not false or misleading. In addition, there is no information undisclosed to the Mitsubishi Group Companies which, to the knowledge of each of the UFJ Group Companies, has or could have a material effect on the Business Integration or the business operations of the UFJ Group Companies. For the avoidance of doubt, any disclosure of information by the UFJ Group Companies to the Mitsubishi Group Companies shall not affect the representations and warranties set forth in this Section 52.1 or any breach thereof.

52.2.	UFJ Holdings shall promptly notify MTFG of the occurrence or discovery of any breach of the representations and warranties set forth in Section 52.1 above and the parties shall hold mutual consultations on any remedial measures therefor.

ARTICLE IX.    EFFECT/TERMINATION EVENTS OF THIS AGREEMENT

Section 53.    (Binding Effect, etc.)

53.1.	This Agreement shall be legally binding upon the parties hereto.

53.2.	In the event that the performance of any of the obligations under this Agreement result in a breach of the fiduciary duties of the directors or corporate auditors of any party hereto and the parties hereto agree as a result of mutual consultations in good faith, then the parties hereto shall modify this Agreement so as to avoid such breach.

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Section 54.    (Relation to the Basic Memorandum of Agreement)

In the event that there are any conflicts or discrepancies between the provisions of this Agreement and the provisions of the Basic Memorandum of Agreement, the provisions of this Agreement shall prevail.

Section 55.    (Effective Term of this Agreement)

Except as otherwise set forth herein, the effective term of this Agreement shall be until June 29, 2005; provided, however, that in the event that this Agreement is terminated pursuant to Sections 56 or 57 prior to the expiration of such period, the term shall be until such termination except as otherwise set forth herein.

Section 56.    (Termination of this Agreement)

This Agreement may be terminated by an agreement in writing between the Mitsubishi Group Companies and the UFJ Group Companies and in accordance with such agreement prior to the annual shareholders’ meetings of MTFG and UFJ Holdings that are scheduled to be held in late June, 2005.

Section 57.    (Termination of this Agreement for Cause)

57.1.	If any of the following events occur, MTFG may terminate this Agreement upon notice to UFJ Holdings (MTFG shall hold mutual consultations with BTM, Mitsubishi Trust and Mitsubishi Securities prior to exercising its right of termination):

(1)	any violation of the representations and warranties, covenants or other obligations of UFJ Holdings provided for herein has occurred or has been discovered, which violation may have a Material Adverse Effect on UFJ Holdings, and such violation fails to be remedied within thirty (30) days (or, if June 29, 2005 arrives prior to the elapse of such thirty (30) day period, then on or before June 28, 2005) after MTFG’s written notice of such violation; or

(2)	any event which may have a Material Adverse Effect on UFJ Holdings has occurred on or after the date hereof and such event fails to be eliminated within thirty (30) days (or, if June 29, 2005 arrives prior to the elapse of such thirty (30) day period, then on or before June 28, 2005) after MTFG’s written notice of such violation.

57.2.	If any of the following events occur, UFJ Holdings may terminate this Agreement upon notice to MTFG (UFJ Holdings shall hold mutual consultations with UFJ Bank, UFJ Trust and UFJ Securities prior to exercising its right of termination):

(1)	any violation of the representations and warranties, covenants or other obligations of MTFG provided for herein has occurred or has been discovered, which violation may have a Material Adverse Effect on MTFG, and such violation fails to be remedied within thirty (30) days (or, if June 29, 2005 arrives prior to the elapse of such thirty (30) day period, then on or before June 28, 2005) after UFJ Holdings’s written notice of such violation; or

(2)	any event which may have a Material Adverse Effect on MTFG has occurred on or after the date hereof and such event fails to be eliminated within thirty (30) days (or, if June 29, 2005 arrives prior to the elapse of such thirty (30) day period, then on or before June 28, 2005) after UFJ Holdings’s written notice of such violation.

Section 58.    (Indemnities)

In the event that any of the Mitsubishi Group Companies or any of the UFJ Group Companies (the “Indemnifying Party”) causes any damage, loss, liability, claim, cost or expense (including reasonable attorney’s fees and expenses, but excluding indirect or consequential damages) (collectively, the “Damages, etc.”) to the other parties hereto arising from any material violation of the obligations, covenants, or representations and

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warranties hereunder of such Indemnifying Party, such Indemnifying Party shall compensate or indemnify such parties hereto that incur the Damages, etc.

Section 59.    (Effect of the Termination of this Agreement)

No termination of this Agreement in accordance with Section 55, 56 or 57 (the “Termination”) shall prevent any party hereto from seeking indemnification under the preceding Section 58. In addition, the provisions of Article X shall survive any Termination. No Termination shall discharge either MTFG or UFJ Holdings from (i) any liability accrued pursuant to this Agreement at the time of the Termination or (ii) any liability incurred hereunder after the Termination arising from any act or omission of action prior to the Termination.

ARTICLE X.    MISCELLANEOUS

Section 60.    (Notice)

All expressions of intent, notices, demands or other means of communication of the parties hereto to be made pursuant to or in relation to this Agreement shall be in writing and shall be delivered by hand delivery, registered mail or facsimile to the following contact persons (or successors thereof) (or to other persons separately notified by each party in accordance to this Section 60); provided, however, that the parties hereto may change such contact persons (or successors thereto) or addresses with prior notices to the other parties hereto. Each of the foregoing shall be deemed received by the intended recipient (i) upon delivery if delivered by hand, (ii) the day immediately following the day of fax transmission if sent by facsimile, or (iii) two (2) days after posting if sent by mail.

(i)	To MTFG:

Mitsubishi Tokyo Financial Group, Inc.

2-4-1 Marunouchi, Chiyoda-ku, Tokyo

Attn. Takashi Oyamada, General Manager (Togo Kikaku Shitsucho)

Facsimile No.: 03-3240-8205

(ii)	To BTM:

The Bank of Tokyo-Mitsubishi Limited

2-7-1 Marunouchi, Chiyoda-ku, Tokyo

Attn. Kanetsugu Mike, General Manager (Togo Kikaku Shitsucho)

Facsimile No.: 03-3240-3156

(iii)	To Mitsubishi Trust:

The Mitsubishi Trust and Banking Corporation

1-4-5 Marunouchi, Chiyoda-ku, Tokyo

Attn. Hatsuhito Kaneko, Senior Chief Manager (Togo Kikaku Shitsucho)

Facsimile No.: 03-6214-6058

(iv)	To Mitsubishi Securities:

Mitsubishi Securities Co., Ltd.

2-4-1 Marunouchi, Chiyoda-ku, Tokyo

Attn. Koji Nishimoto, General Manager (Keiei Kikakubu Togo Kikaku Shitsucho)

Facsimile No.: 03-6213-6568

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(v)	To UFJ Holdings:

UFJ Holdings, Inc.

1-1-1 Otemachi, Chiyoda-ku, Tokyo

Attn. Ichiro Hamakawa, General Manager (Keiei Kikaku Bucho and Togo Kikaku Shitsucho]

Facsimile No.: 03-3212-5869

(vi)	To UFJ Bank:

UFJ Bank Limited

1-1-1 Otemachi, Chiyoda-ku, Tokyo

Attn. Atsushi Muto, General Manager (Kikakubu Togo Kikakushitsucho)

Facsimile No.: 03-3214-6470

(vii)	To UFJ Trust:

UFJ Trust Bank Limited

1-4-3 Marunouchi, Chiyoda-ku, Tokyo

Attn. Kenichi Miyanaga, General Manager / General Planning Department (Sogo Kikakubu Fukubucho and Togo Kikaku Shitsucho)

Facsimile No.: 03-3201-1185

(viii)	To UFJ Securities:

UFJ Tsubasa Securities Co., Ltd.

1-1-3 Otemachi, Chiyoda-ku, Tokyo

Attn. Akio Sashida, General Manager (Togo Kikaku Shitsucho)

Facsimile No.: 03-5220-2057

Section 61.    (Public Announcement)

Any public announcement with respect to the execution or content of this Agreement subsequent to the execution hereof shall be made at such time and in such manner and content as agreed upon in advance by the parties hereto; provided, however, that the foregoing shall not apply if such announcement is required by applicable laws and regulations, rules of stock exchange(s) or judicial and/or administrative bodies (including announcements made in the Form F-4 to be filed by MTFG or Mitsubishi Securities pursuant to U.S. securities laws and regulations ).

Section 62.    (Modification, etc. of this Agreement)

No modification or amendment of this Agreement shall be valid unless agreed upon in writing and executed by an authorized representative of each party by printing his name and affixing his seal. In addition, no waiver by any party of any rights under this Agreement shall be valid unless made in writing and executed by an authorized representative of such party by printing his name and affixing his seal.

Section 63.    (Severability)

Any invalidity or unenforceability of any of the provisions in this Agreement for any reason shall not directly cause any other provisions herein to be invalid or unenforceable.

Section 64.    (Language)

The official text of this Agreement shall be in Japanese. The official text in Japanese shall be the only effective contract irrespective of any translations of this Agreement in English or in any other languages, and in the event that there are any discrepancies between the official Japanese text and any translation thereof, the Japanese text shall prevail.

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Section 65.    (Governing Law)

This Agreement shall be governed by the laws of Japan.

Section 66.    (Jurisdiction)

The parties to this Agreement hereby submit to the exclusive consent jurisdiction of the Tokyo District Court as the court of first instance over any and all disputes relating to this Agreement.

Section 67.    (Consultation)

The parties hereto shall consult in good faith and resolve by mutual agreement any matters not explicitly provided for herein or any doubts that arise in the interpretation of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement is executed in eight counterparts and the parties hereto shall affix their names and seals and shall each retain one copy.

February 18, 2005

MTFG:	2-4-1 Marunouchi, Chiyoda-ku, Tokyo Mitsubishi Tokyo Financial Group, Inc.

BTM:	2-7-1 Marunouchi, Chiyoda-ku, Tokyo The Bank of Tokyo-Mitsubishi Limited

Mitsubishi Trust:	1-4-5 Marunouchi, Chiyoda-ku, Tokyo The Mitsubishi Trust and Banking Corporation

Mitsubishi Securities:	2-4-1 Marunouchi, Chiyoda-ku, Tokyo Mitsubishi Securities Co., Ltd.

UFJ Holdings:	3-5-6 Fushimi-machi Chuo-ku, Osaka UFJ Holdings, Inc.

UFJ Bank:	3-21-24 Nishiki, Naka-ku, Nagoya-shi UFJ Bank Limited

UFJ Trust:	1-4-3 Marunouchi, Chiyoda-ku, Tokyo UFJ Trust Bank Limited

UFJ Securities:	1-1-3 Otemachi, Chiyoda-ku, Tokyo UFJ Tsubasa Securities Co., Ltd.

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ANNEX B

ENGLISH TRANSLATION OF MERGER AGREEMENT, DATED                     , 2005

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ANNEX C

ENGLISH TRANSLATION OF ARTICLES 245-2 THROUGH 245-4 AND 408-3

OF THE COMMERCIAL CODE OF JAPAN

Article 245-2. Any shareholder who has notified in writing to the company, prior to the meeting of shareholders at which a resolution mentioned in paragraph 1 of the preceding Article(1) is to be made, of his intention to oppose any of the acts mentioned in the said paragraph and has casted an opposing vote at the meeting, may demand the company to purchase his shares at a fair share value at which the shares would have been valued but for such resolution. However, the same shall not apply in cases where a resolution for dissolution has been adopted simultaneously with the resolution as to the acts mentioned in item (1) of paragraph 1 of the said Article.

2. Provisions of Article 204-2 paragraphs 2(2) and 3(3) shall apply mutatis mutandis to the shareholders notice made in writing under the preceding paragraph.

Article 245-3. Such demand mentioned in paragraph 1 of the preceding Article shall be made in writing stating the class and the number of the shares within 20 days after the date on which the resolution was adopted.

2. The provisions of Article 204-2 paragraphs 2(4) and 3(5) shall apply mutatis mutandis to the shareholders demand made in writing under paragraph 1 of the preceding Article and the preceding paragraph.

3. If the share value is agreed upon between the shareholder and the company, the company shall make payment of the agreed value within 90 days after the date of the said resolution.

4. If the shareholder and the company do not agree upon a value of shares within a period of 60 days after the date on which the resolution was adopted, the shareholder may, within 30 days after the expiration of the 60-day period, file a petition with a court for a determination of the fair value of such shares.

5. The company shall also make payment of statutory interest on such share value as determined by the court after the expiration of the period mentioned in paragraph 3.

6. The payment of the price of shares shall be made in exchange for share certificates, the transfer of shares becoming effective upon the payment of the price.

Article 245-4. The demand of a opposing shareholder as provided for in Article 245-2 paragraph 1 shall not be effective when the company has abandoned the act mentioned in Article 245 paragraph 1(6). The same shall also apply in cases where a opposing shareholder has failed to make the demand mentioned in paragraph 4 of the preceding article within the period mentioned in the said paragraph.

Article 408-3. Any shareholder who has notified in writing to the company, prior to the meeting of shareholders mentioned in Article 408 paragraph 1(7), of his intention to oppose the merger and has casted an opposing vote on the merger agreement at the meeting, may demand the company to purchase his shares at a fair share value which the shares would have had but for such.

2. The provisions of Article 245-2 paragraph 2, Article 245-3 and 245-4 shall apply mutatis mutandis to the case mentioned in the preceding paragraph.

Notes:

(1)	Article 245 paragraph 1 indicates the subject matters which are subject to the special resolution of a general meeting of shareholders in which a quorum comprising the holders of one-third of the total voting rights is required.
(2)	Article 204-2 paragraph 2 provides that a shareholder may, in substitution for demand made in writing, furnish the information which shall be stated in the document the transferee, the number and class of shares to be transferred are clarified by the electromagnetic method with the company’s consent.

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(3)	Article 204-2 paragraph 3 provides that in the case where the shareholder under the preceding paragraph is a person who gives consent to receive notices by electromagnetic method, the company may not refuse to give its consent unless there is a justifiable reason during the period until the close of the ordinary general meeting of shareholders concerning the term of settlement of accounts in the business year to which the date of the general meeting of shareholders pertaining to such consent belongs.
(4)	Article 204-2 paragraph 2 provides that a shareholder may, in substitution for demand made in writing, furnish the information which shall be stated in the document the transferee, the number and class of shares to be transferred are clarified by the electromagnetic method with the company’s consent.
(5)	Article 204-2 paragraph 3 provides that in the case where the shareholder under the preceding paragraph is a person who gives consent to receive notices by electromagnetic method, the company may not refuse to give its consent unless there is a justifiable reason during the period until the close of the ordinary general meeting of shareholders concerning the term of settlement of accounts in the business year to which the date of the general meeting of shareholders pertaining to such consent belongs.
(6)	Article 245 paragraph 1 indicates the subject matters which are subject to the special resolution of a general meeting of shareholders in which a quorum comprising the holders of one-third of the total voting rights is required.
(7)	Article 408 paragraph 1 indicates the general meetings of shareholders at which the merger agreements are approved.

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ANNEX D

PRESS RELEASE OF MTFG, DATED JANUARY 31, 2005, ANNOUNCING

ITS JAPANESE GAAP RESULTS FOR THE NINE MONTHS ENDED DECEMBER 31, 2004

Consolidated Financial Information

<consistent with Japanese GAAP>

for the nine months ended December 31, 2004

Date:	January 31, 2005
Company name (code number):	Mitsubishi Tokyo Financial Group, Inc. (8306)
(URL http://www.mtfg.co.jp)
Stock exchange listings:	Tokyo, Osaka, New York, London
Headquarters:	Tokyo
Representative:	Nobuo Kuroyanagi, President & CEO
For inquiry:	Katsuhiko Ishizuka, Chief Manager—Financial Policy Division
(Phone) +81-3-3240-8211
Trading accounts:	Established
Audit corporation participation	None

1.    Notes to consolidated financial information

(1)	Adoption of simplified accounting method:

The allowance for credit losses and the others partially adopt the simplified accounting methods.

The allowance for credit losses is stated based on the following:

For claims to debtors whose internal credit ratings are not changed from that as of the previous fiscal year, it is calculated using the loss ratios on the claims as of the previous fiscal year, etc.

For claims to debtors whose internal credit ratings are changed from that as of the previous fiscal year, it is calculated using the loss ratios on the claims as of the previous fiscal year based on the internal credit ratio as of December 31, 2004, etc.

A part of assets is stated based on actual amounts as of the previous fiscal year, etc.

(2)	Change in accounting policies: None

(3)	Change in scope of consolidated and application of the equity method:

Consolidated subsidiaries:	Newly included:	7	Excluded:	8
Affiliated companies accounted for by the equity method:	Newly included:	1	Excluded:	1

2.    Consolidated financial data for the nine months ended December 31, 2004

(1)    Operating results

	For the nine months ended December 31,		For the year ended March 31,
	2004	2003	2004
	(in millions of yen except per share data and percentages)
Ordinary income	1,878,791	—	2,555,183
Change from the previous year	—	—	(7.8)%
Ordinary profit	470,141	—	578,371
Change from the previous year	—	—	—
Net income	284,200	—	560,815
Change from the previous year	—	—	—
Net income per common share	43,068.96	—	87,156.63
Net income per common and common equivalent share	—	—	85,017.34

Note:
The above operating results for the nine months of the previous year and the percentage of fluctuation between the nine months of this year and that of the previous year are not disclosed since quarterly consolidated operating results have been prepared from this first year.

A-D-1

Qualitative information related to the operating results:

With respect to the financial and economic environment for the third quarter ended December 31, 2004, though overseas economies moved toward recovery in the first half of the current fiscal year, a certain degree of uncertainty prevailed over overseas economies in the latter part of the fiscal year as growth in the United States slowed, and due to measures taken in the China to restrain investments and the sharp rise in crude oil prices. Similarly, the Japanese economy moved toward recovery led by exports and capital expenditures in the first part of the current fiscal year, but began slowing down in the latter part of the fiscal year and deflation continued. Regarding the financial environment, in the EU, the European Central Bank’s policy rate remained at 2%. In the United States, the target for the federal funds rate was raised from 1.0% to 2.25% between June and December 2004. In Japan, the Bank of Japan continued its current easy monetary policy and kept short-term interest rates at near zero percent. On the other hand, the yield on ten-year Japanese government bonds rose temporarily due to expectations of economic recovery to approximately 1.9%, before declining again to around 1.4%. In the foreign exchange markets, although the yen initially depreciated against the US dollar to around 115, in the latter part of the current fiscal year, the yen strengthened against the US dollar to around 102 as concerns rose over the US budget and current account deficit.

Amidst this environment, for the nine months ended December 31, 2004, MTFG’s ordinary profit was ¥470.1 billion and net income was ¥284.2 billion.

(2)    Financial condition

	As of December 31,		As of March 31,
	2004	2003	2004
	(in millions of yen except per share data and percentages)
Total assets	116,246,651	—	106,615,487
Shareholders’ equity	4,401,133	—	4,295,243
Shareholders’ equity as a percentage of total liabilities, minority interest and shareholders’ equity	3.8%	—	4.0%
Shareholders’ equity per common share	654,213.78	—	620,797.48

Note:

The above financial condition for the nine months of the previous year are not disclosed since quarterly consolidated financial condition have been prepared from this first year.

Qualitative information related to the financial condition:

Total assets increased by ¥9,631.1 billion from ¥106,615.4 billion at March 31, 2004 to ¥116,246.6 billion at December 31, 2004 and shareholders’ equity increased by ¥105.8 billion from ¥4,295.2 billion at March 31, 2004 to ¥4,401.1 billion at December 31, 2004.

Loans and bills discounted decreased by ¥458.9 billion from ¥46,590.1 billion at March 31, 2004 to ¥46,131.2 billion at December 31, 2004. The decrease primarily reflected the decrease in loans to the government and official institutions. On the other hand, domestic housing loans increased by ¥302.7 billion.

Investment securities increased by ¥6,688.8 billion from ¥28,329.5 billion at March 31, 2004 to ¥35,018.3 billion at December 31, 2004.

A-D-2

(Reference)

Earning projections for the fiscal year ending March 31, 2005

	Ordinary income	Ordinary profit	Net income
	(in millions of yen)
For the year ending March 31, 2005	2,450,000	640,000	340,000

Projected net income per common share for the year ending March 31, 2005 (yen): 51,225.18

Qualitative information related to the earning projections:

There are no changes to the full-year forecasts issued on November 24, 2004 for the fiscal year ending March 31, 2005.

This information contains forward-looking statements and other forward-looking information relating to the company and/or the group as a whole (the “forward-looking statements”). The forward-looking statements are not historical facts and include, reflect or are otherwise based upon, among other things, the company’s current estimations, projections, views, policies, business strategies, targets, expectations, assumptions and evaluations with respect to general economic conditions, its results of operations, its financial condition, its management in general and other future events. Accordingly, they are inherently susceptible to uncertainties, risks and changes in circumstances and are not guarantees of future performance.

Some forward-looking statements represent targets that the company’s management will strive to achieve through the successful implementation of the company’s business strategies. The company may not be successful in implementing its business strategy, and actual results may differ materially, for a wide range of possible reasons.

In light of the many risks, uncertainties and possible changes, you are advised not to put undue reliance on the forward-looking statements. The company is under no obligation — and expressly disclaims any obligation — to update or alter the forward-looking statements, except as may be required by any applicable laws and regulations or stock exchange rules.

For detailed information relating to uncertainties, risks and changes regarding the forward-looking statements, please see the company’s latest annual report and other disclosure documents.

A-D-3

(Attachment)

1.    Consolidated Balance Sheets

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Assets:
Cash and due from banks	7,487,042	6,511,422
Call loans and bills bought	569,910	893,805
Receivables under resale agreements	1,339,595	1,336,995
Receivables under securities borrowing transactions	5,771,386	5,572,154
Commercial paper and other debt purchased	1,829,314	1,338,092
Trading assets	8,017,487	6,572,110
Money held in trust	466,447	469,377
Investment securities	35,018,376	28,329,543
Allowance for losses on investment securities	(1,396)	(1,948)
Loans and bills discounted	46,131,201	46,590,131
Foreign exchanges	653,777	559,382
Other assets	3,631,147	3,217,991
Premises and equipment	857,167	889,580
Deferred tax assets	602,438	711,680
Customers’ liabilities for acceptances and guarantees	4,637,823	4,457,806
Allowance for loan losses	(765,070)	(832,638)

Total assets	116,246,651	106,615,487

Liabilities:
Deposits	66,952,158	66,097,591
Negotiable certificates of deposit	3,052,037	2,819,588
Debentures	15,211	265,056
Call money and bills sold	10,774,081	6,879,141
Payables under repurchase agreements	5,805,682	3,316,268
Payables under securities lending transactions	4,403,291	3,415,952
Commercial paper	654,008	637,006
Trading liabilities	3,513,457	2,824,399
Borrowed money	1,240,273	1,342,691
Foreign exchanges	1,069,102	1,081,271
Short-term corporate bonds	690,900	340,200
Bonds and notes	3,993,704	3,734,610
Bonds with warrants	49,165	50,000
Due to trust account	1,344,756	1,380,268
Other liabilities	3,021,282	3,079,852
Reserve for employees’ bonuses	5,191	16,881
Reserve for employees’ retirement benefits	41,989	34,932
Reserve for expenses related to EXPO 2005 Japan	238	158
Reserves under special laws	1,345	1,160
Deferred tax liabilities	58,482	56,131
Deferred tax liabilities on land revaluation excess	133,750	138,926
Acceptances and guarantees	4,637,823	4,457,806

Total liabilities	111,457,937	101,969,895

Minority interest	387,580	350,347

Shareholders’ equity:
Capital stock	1,258,052	1,258,052
Capital surplus	829,937	931,309
Retained earnings	1,769,004	1,506,576
Land revaluation excess	150,862	158,044
Unrealized gains on securities available for sale	494,924	560,316
Foreign currency translation adjustments	(98,436)	(115,424)
Less treasury stock	(3,211)	(3,631)

Total shareholders’ equity	4,401,133	4,295,243

Total liabilities, minority interest and shareholders’ equity	116,246,651	106,615,487

A-D-4

2.    Consolidated Statements of Income

	For the nine months ended December 31, 2004	For the year ended March 31, 2004 (Reference)
	(in millions of yen)
Ordinary income:
Interest income:	1,038,433	1,417,724
(Interest on loans and discounts)	630,337	873,427
(Interest and dividends on securities)	241,327	340,494
Trust fees	64,022	86,461
Fees and commissions	409,071	487,786
Trading profits	94,969	135,647
Other business income	158,144	243,377
Other ordinary income	114,149	184,186

Total ordinary income	1,878,791	2,555,183

Ordinary expenses:
Interest expense:	294,662	390,496
(Interest on deposits)	140,651	161,921
(Interest on debentures)	349	4,030
Fees and commissions	47,900	66,102
Trading losses	641	—
Other business expenses	86,662	152,803
General and administrative expenses	787,128	1,047,735
Other ordinary expenses	191,654	319,674

Total ordinary expenses	1,408,649	1,976,811

Ordinary profit	470,141	578,371

Special gains	65,691	339,286
Special losses	10,523	37,754

Income before income taxes and others	525,309	879,903

Income taxes-current	61,151	45,956
Income taxes-deferred	149,410	230,650
Minority interest	30,547	42,480

Net income	284,200	560,815

A-D-5

3.    Statement of Trust Assets and Liabilities (The Mitsubishi Trust and Banking Corporation)

Statement of Trust Assets and Liabilities which is obtained by adding up Trust Assets under Service-Shared Co-Trusteeship

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Assets:
Loans and bills discounted	623,898	735,872
Securities	25,244,782	26,511,148
Beneficiary rights to the trust	11,988,885	10,911,534
Securities held in custody accounts	3,993,525	4,241,080
Money claims	4,106,725	4,034,942
Premises and equipment	2,564,013	2,327,330
Surface rights	548	548
Lease rights	24,080	23,695
Other claims	2,876,142	1,768,093
Call loans	1,103,685	1,406,530
Due from banking account	1,846,963	1,702,841
Cash and due from banks	1,941,110	2,212,768

Total assets	56,314,361	55,876,387

Liabilities:
Money trusts	18,067,953	19,604,145
Pension trusts	8,227,555	8,274,971
Property formation benefit trusts	13,004	12,958
Loan trusts	622,785	792,932
Investment trusts	10,690,054	9,424,449
Money entrusted other than money trusts	2,076,495	2,010,336
Securities trusts	7,349,497	7,291,686
Money claim trusts	4,082,042	3,876,931
Land and fixtures trusts	100,709	127,435
Other trusts	5,084,264	4,460,539

Total liabilities	56,314,361	55,876,387

A-D-6

4.    Business segment information

<For the nine months ended December 31, 2004>

	Banking	Trust Banking	Securities	Other	Total	(Elimination)	Consolidated
	(in millions of yen)
Ordinary profit	381,976	63,824	10,926	228,921	685,648	(215,506)	470,141

Notes:

1.	Ordinary profit is presented as counterparts of operating profit of companies in other industries.
2.	Other primarily includes credit card and leasing businesses.
3.	Other primarily includes dividend of 214,015 million yen from MTFG’s domestic banking subsidiary and trust banking subsidiary.

(Reference)

<For the year ended March 31, 2004>

	Banking	Trust Banking	Securities	Other	Total	(Elimination)	Consolidated
	(in millions of yen)
Ordinary profit	391,877	130,916	43,810	78,104	644,709	(66,337)	578,371

Notes:

1.	Ordinary profit is presented as counterparts of operating profit of companies in other industries.
2.	Other primarily includes credit card and leasing businesses.

A-D-7

5.    Financial Results

	For the nine months ended December 31, 2004	For the year ended March 31, 2004
	(in millions of yen)
Gross profits	1,336,139	1,763,520
Net interest income	745,135	1,029,154
Trust fees	64,022	86,461
Credit costs for trust accounts (1)	(2,678)	(10,045)
Net fees and commissions	361,171	421,684
Net trading profits	94,327	135,647
Net other business income	71,481	90,573
Net gains (losses) on debt securities	37,503	(25,017)
General and administrative expenses	749,108	980,438
Net business profits before credit costs for trust accounts and provision for formula allowance for loan losses	589,709	793,127
Provision for formula allowance for loan losses (2)	—	—
Net business profits*	587,030	783,081
Net non-recurring losses	(116,889)	(204,710)
Credit related costs (3)	(103,324)	(156,963)
Losses on loan charge-offs	(65,571)	(70,472)
Provision for specific allowance for loan losses	—	—
Losses on sales of loans to the Resolution and Collection Corporation	(1,112)	(39,418)
Other credit related costs	(36,641)	(47,072)
Net gains on equity securities	5,455	3,371
Gains on sales of equity securities	53,957	90,571
Losses on sales of equity securities	(14,969)	(74,470)
Losses on write down of equity securities	(33,532)	(12,729)
Other	(19,019)	(51,118)

Ordinary profit	470,141	578,371

Net special gains	55,167	301,531
Reversal of allowance for loan losses (4)	42,726	239,965
Income before income taxes and others	525,309	879,903
Income taxes-current	61,151	45,956
Income taxes-deferred	149,410	230,650
Minority interest	30,547	42,480

Net income	284,200	560,815

Note:

*       Net business profits = The 2 Banks’ non-consolidated net business profits + Other consolidated entities’ gross profits - Other consolidated entities’ general and administrative expenses - Other consolidated entities’ provision for formula allowance for loan losses - Inter-company transactions.

(Reference)

Total credit costs (1)+(2)+(3)+(4)	(63,276)	72,955

A-D-8

Financial Results (The Bank of Tokyo-Mitsubishi, Ltd.)

	For the nine months ended December 31, 2004	For the year ended March 31, 2004
	(in millions of yen)
Gross profits	709,294	925,311
Net interest income	462,255	634,259
Net fees and commissions	134,495	153,396
Net trading profits	43,472	54,739
Net other business income	69,071	82,915
Net gains (losses) on debt securities	30,317	(32,316)
General and administrative expenses	355,309	458,498
Net business profits before provision for formula allowance for loan losses	353,984	466,813
Provision for formula allowance for loan losses (1)	137,634	—
Net business profits	491,619	466,813
Net non-recurring losses	(210,666)	(176,591)
Credit related costs (2)	(193,036)	(107,187)
Losses on loan charge-offs	(23,985)	(24,592)
Provision for specific allowance for loan losses	(143,988)	—
Losses on sales of loans to the Resolution and Collection Corporation	(1,112)	(38,273)
Other credit related costs	(23,949)	(44,321)
Net gains (losses) on equity securities	6,597	(20,916)
Gains on sales of equity securities	44,398	85,756
Losses on sales of equity securities	(14,105)	(59,515)
Losses on write down of equity securities	(23,694)	(47,156)
Other	(24,227)	(48,488)

Ordinary profit	280,953	290,221

Net special gains	5,111	297,498
Reversal of allowance for loan losses (3)	—	242,574
Income before income taxes and others	286,065	587,719
Income taxes-current	7,186	44,462
Income taxes-deferred	106,053	183,503

Net income	172,825	359,754

(Reference)

Total credit costs (1)+(2)+(3)	(55,401)	135,386

A-D-9

Financial Results (The Mitsubishi Trust and Banking Corporation)

	For the nine months ended December 31, 2004	For the year ended March 31, 2004
	(in millions of yen)
Gross profits	221,284	329,054
(Gross ordinary profit before trust accounts charge-offs)*	223,963	339,099
Net interest income	127,924	202,868
Trust fees	50,582	70,487
Credit costs for trust accounts** (1)	(2,678)	(10,045)
Net fees and commissions	37,519	44,201
Net trading profits	5,448	403
Net other business income	(190)	11,093
Net gains on debt securities	7,355	7,723
General and administrative expenses	104,391	151,040
Net business profits before credit costs for trust accounts and provision for formula allowance for loan losses	119,571	188,059
Provision for formula allowance for loan losses (2)	—	17,479
Net business profits	116,892	195,493
Net non-recurring losses	(50,116)	(56,979)
Credit related costs (3)	(40,001)	(37,090)
Losses on loan charge-offs	(27,310)	(10,293)
Provision for specific allowance for loan losses	—	(20,074)
Losses on sales of loans to the Resolution and Collection Corporation	—	131
Other credit related costs	(12,691)	(6,853)
Net losses on equity securities	(1,551)	(335)
Gains on sales of equity securities	9,022	23,284
Losses on sales of equity securities	(814)	(15,226)
Losses on write down of equity securities	(9,759)	(8,393)
Other	(8,562)	(19,554)

Ordinary profit	66,776	138,513

Net special gains (losses)	46,086	(7,215)
Reversal of allowance for loan losses (4)	45,140	—
Income before income taxes and others	112,862	131,297
Income taxes-current	10,880	(32,920)
Income taxes-deferred	43,128	41,436

Net income	58,853	122,781

Note:
* Amounts before credit costs for loans in trusts with contracts for compensating the principal
** Credit costs for loans in trusts with contracts for compensating the principal

(Reference)

Total credit costs (1)+(2)+(3)+(4)	2,460	(29,656)

A-D-10

6.    Disclosed Claims under the Financial Reconstruction Law

Total of the 2 Banks [Banking and Trust accounts]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Claims to bankrupt and substantially bankrupt debtors	148,541	140,428
Claims under high risk	847,584	541,309
Claims under close observation	344,980	737,350

Total (A)	1,341,105	1,419,088

Total claims (B)	48,313,578	48,306,522
Non-performing claims ratio (A) / (B)	2.77%	2.93%

The Bank of Tokyo-Mitsubishi, Ltd. [Banking accounts : Non-Consolidated]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Claims to bankrupt and substantially bankrupt debtors	68,589	90,966
Claims under high risk	695,164	382,536
Claims under close observation	242,297	519,276

Total (A)	1,006,051	992,778

Total claims (B)	38,767,098	38,845,250
Non-performing claims ratio (A) / (B)	2.59%	2.55%

The Mitsubishi Trust and Banking Corporation [Banking accounts : Non-Consolidated]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Claims to bankrupt and substantially bankrupt debtors	76,354	46,423
Claims under high risk	149,744	149,286
Claims under close observation	81,349	194,779

Total (A)	307,449	390,490

Total claims (B)	9,023,296	8,839,295
Non-performing claims ratio (A) / (B)	3.40%	4.41%

The Mitsubishi Trust and Banking Corporation [Trust accounts]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Claims to bankrupt and substantially bankrupt debtors	3,597	3,038
Claims under high risk	2,675	9,486
Claims under close observation	21,332	23,294

Total (A)	27,605	35,819

Total claims (B)	523,183	621,976
Non-performing claims ratio (A) / (B)	5.27%	5.75%

A-D-11

The Mitsubishi Trust and Banking Corporation [Banking(Non-consolidated) and Trust accounts]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Claims to bankrupt and substantially bankrupt debtors	79,952	49,462
Claims under high risk	152,420	158,773
Claims under close observation	102,682	218,074

Total (A)	335,054	426,309

Total claims (B)	9,546,479	9,461,271
Non-performing claims ratio (A) / (B)	3.50%	4.50%

Notes:

1.	The above figures are classified by the claims category under the Financial Reconstruction Law No.4. The results of the self-assessment are reflected except for a part of assets.
2.	“Total of the 2 Banks” stands for the aggregated non-consolidated figures of The Bank of Tokyo- Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

7.    Risk-Adjusted Capital Ratio Based on the Standards of the BIS

[Consolidated]

	As of December 31, 2004 (Preliminary basis)	As of March 31, 2004 (Reference)
	(in billions of yen except percentages)
(1) Risk-adjusted capital ratio	10.86%	12.95%
(2) Tier 1 capital	4,074.3	3,859.4
(3) Tier 2 capital includable as qualifying capital	2,968.5	3,157.8
i) The amount of unrealized gains on investment securities, includable as qualifying capital	377.2	428.0
ii) The amount of land revaluation excess includable as qualifying capital	128.1	133.6
iii) Subordinated debt	2,092.2	1,993.9
(4) Tier 3 capital includable as qualifying capital	—	30.0
(5) Deductions from total qualifying capital	912.0	54.5
(6) Total qualifying capital (2)+(3)+(4)-(5)	6,130.8	6,992.7
(7) Risk-adjusted assets	56,417.7	53,996.7

8.    Return on Equity

[Consolidated]

	For the nine months ended December 31, 2004	For the year ended March 31, 2004 (Reference)
	(%)
ROE *	10.73	17.97

A-D-12

Note:	* ROE is computed as follows:

[For the nine months ended December 31, 2004]

(Net income for the nine months)×4/3 - Equivalent dividends on preferred stocks	× 100

{(Shareholders’ equity at beginning of period - Number of preferred stocks at beginning of period × Issue price - Land revaluation excess at beginning of period - Unrealized gains on securities available for sale at beginning of period) + (Shareholders’ equity at nine months ended - Number of preferred stocks at nine months ended × Issue price - Land revaluation excess at nine months ended - Unrealized gains on securities available for sale at nine months ended)} / 2

[For the year ended March 31, 2004]

(Net income - Dividends on preferred stocks)	× 100
{(Shareholders’ equity at beginning of period - Number of preferred stocks at beginning of period × Issue price - Land revaluation excess at beginning of period - Unrealized gains on securities available for sale at beginning of period) + (Shareholders’ equity at end of period - Number of preferred stocks at end of period × Issue price - Land revaluation excess at end of period - Unrealized gains on securities available for sale at end of period)} / 2

9.    Investment Securities [Consolidated]

Following tables include:

Investment securities

Trading securities, trading commercial paper and short-term corporate bonds in “Trading assets”

(1)    Trading securities

As of December 31, 2004
Balance sheet amount	Valuation profits recognized on statement of operations
(in millions of yen)
7,086,171	18,421

(2)    Marketable debt securities being held to maturity

	As of December 31, 2004
	Balance sheet amount	Market Value	Differences
				Gains	Losses
	(in millions of yen)
Domestic bonds	1,926,128	1,943,095	16,967	16,967	—
Government bonds	1,788,706	1,800,115	11,408	11,408	—
Municipal bonds	95,353	99,160	3,807	3,807	—
Corporate bonds	42,068	43,819	1,750	1,750	—
Foreign bonds	59,669	61,319	1,649	1,784	135

Note:

“Other” is not listed.

A-D-13

(3)    Marketable securities available for sale

	As of December 31, 2004
	Cost	Balance sheet amount	Valuation differences
				Gains	Losses
	(in millions of yen)
Domestic equity securities	2,486,299	3,220,006	733,706	813,923	80,216
Domestic bonds	20,769,332	20,809,203	39,870	56,402	16,532
Government bonds	18,811,752	18,841,901	30,148	45,550	15,401
Municipal bonds	181,493	182,755	1,262	1,939	677
Corporate bonds	1,776,087	1,784,546	8,459	8,912	453
Foreign bonds	6,107,311	6,129,444	22,133	52,020	29,887

Note:

“Foreign equity securities” and “Other” are not listed.

(Reference) Investment Securities [Consolidated]

Following tables include:

Investment securities

Trading securities, trading commercial paper and short-term corporate bonds in “Trading assets”

Negotiable certificates of deposits in “Cash and due from banks”

Beneficiary certificates of commodity investment trusts in “Commercial Paper and other debt purchased”.

(1)    Trading securities

As of March 31, 2004
Balance sheet amount	Valuation profits recognized on statement of operations
(in millions of yen)
5,655,999	(3,823)

(2)    Marketable debt securities being held to maturity

	As of March 31, 2004
	Balance sheet amount	Market Value	Differences
				Gains	Losses
	(in millions of yen)
Domestic bonds	1,159,458	1,165,842	6,383	7,602	1,218
Government bonds	998,942	999,449	507	1,724	1,217
Municipal bonds	108,526	112,230	3,703	3,704	0
Corporate bonds	51,988	54,162	2,173	2,173	—
Foreign bonds	74,239	76,825	2,586	2,592	5
Other	168,118	168,152	34	34	—

Total	1,401,815	1,410,820	9,004	10,228	1,224

A-D-14

(3)    Marketable securities available for sale

	As of March 31, 2004
	Cost	Balance sheet amount	Valuation differences
				Gains	Losses
	(in millions of yen)
Domestic equity securities	2,768,443	3,553,772	785,328	891,328	105,999
Domestic bonds	15,703,795	15,707,190	3,394	40,723	37,328
Government bonds	13,989,184	13,986,921	(2,263)	31,617	33,880
Municipal bonds	243,459	244,981	1,522	2,734	1,212
Corporate bonds	1,471,150	1,475,286	4,136	6,371	2,235
Foreign equity securities	15,012	29,518	14,506	14,827	321
Foreign bonds	6,316,837	6,424,133	107,296	115,867	8,570
Other	1,475,136	1,512,124	36,987	51,846	14,858

Total	26,279,224	27,226,739	947,514	1,114,592	167,078

10.    Deferred gains (losses) with derivatives [Consolidated]

	As of December 31, 2004
	Deferred gains (A)	Deferred losses (B)	Net gains (losses) (A) - (B)
	(in billions of yen)
Interest rate futures	8.8	10.3	(1.5)
Interest rate swaps	234.1	210.2	23.9
Currency swaps	36.5	65.0	(28.4)
Other interest rate-related transactions	0.2	0.4	(0.1)
Others	1.7	1.7	(0.0)

Total	281.5	287.7	(6.2)

Notes:

1.	Deferred gains(losses) which are accounted for on accrual basis based on “Accounting standard for financial instruments” are not included in the above table.
2.	Deferred gains (losses) attributable to the macro hedge accounting are included in the above table.

(Reference)

	As of March 31, 2004
	Deferred gains (A)	Deferred losses (B)	Net gains (losses) (A) - (B)
	(in billions of yen)
Interest rate futures	17.7	13.8	3.8
Interest rate swaps	325.2	305.1	20.0
Currency swaps	37.2	39.1	(1.9)
Other interest rate-related transactions	0.1	0.1	—
Others	4.0	4.4	(0.3)

Total	384.3	362.6	21.6

Notes:

1.	Deferred gains(losses) which are accounted for on accrual basis based on “Accounting standard for financial instruments” are not included in the above table.
2.	Deferred gains (losses) attributable to the macro hedge accounting are included in the above table.

A-D-15

11.    Loans and Deposits [Total of the 2 Banks]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Deposits (ending balance)	62,560,810	62,664,147
Deposits (average balance)	61,910,419	60,253,507
Loans (ending balance)	43,205,203	43,389,829
Loans (average balance)	43,389,285	43,012,635

Note:

“Total of the 2 Banks” stands for the aggregated non-consolidated figures of The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

12.    Domestic Deposits [Total of the 2 Banks]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Individuals	34,306,971	33,402,365
Corporations and others	20,216,901	20,575,149

Domestic deposits	54,523,872	53,977,514

Note:	Amounts do not include negotiable certificates of deposit, deposits of overseas offices and JOM accounts.

13.    Domestic consumer loans

[Total of the 2 Banks]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Total domestic consumer loans	8,379,488	8,117,335
Housing loans	7,958,187	7,655,479
Others	421,300	461,855

The Mitsubishi Trust and Banking Corporation [Trust accounts]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Total domestic consumer loans	204,781	228,089
Housing loans	202,688	225,558
Others	2,093	2,530

A-D-16

14.    Domestic loans to small and medium-sized companies

[Total of the 2 Banks]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Domestic loans to small and medium-sized companies	20,679,312	20,100,373
Percentage to total domestic loans	53.69%	51.58%

The Mitsubishi Trust and Banking Corporation [Trust accounts]

	As of December 31, 2004	As of March 31, 2004 (Reference)
	(in millions of yen)
Domestic loans to small and medium-sized companies	408,652	472,447
Percentage to total domestic loans	65.50%	64.20%

15.    Number of Offices [Total of the 2 Banks]

	As of December 31, 2004	As of March 31, 2004 (Reference)
Domestic	317	315
Head office and Branches	292	296
Sub-branches and Agencies	25	19
Overseas	81	81
Branches	47	48
Sub-branches	15	14
Representative offices	19	19

Total	398	396

A-D-17

16.    Status of Deferred Tax Assets

Tax Effects of the Items Comprising Net Deferred Tax Assets

[Total of the 2 Banks]

	December 31, 2004
		vs. Mar. 31, 2004
	(in billions of yen)
Deferred tax assets	954.9	(162.2)

Allowance for loan losses	347.6	(6.1)
Write down of investment securities	106.1	6.4
Net operating loss carryforwards	507.7	(155.0)
Reserve for employees’ retirement benefits	41.1	5.1
Unrealized losses on securities available for sale	—	—
Other	47.7	(7.6)
Valuation allowance	(95.3)	(4.9)

Deferred tax liabilities	352.3	(51.9)

Gains on placing trust for retirement benefits	7.3	—
Unrealized gains on securities available for sale	343.4	(43.9)
Other	1.5	(7.9)

Net deferred tax assets	602.6	(110.3)

[Consolidated]
Net deferred tax assets	543.9	(111.5)
Percent of Tier 1 Capital	13.3%	(3.6)%

A-D-18

ANNEX E

UNAUDITED REVERSE RECONCILIATION OF

SELECTED FINANCIAL INFORMATION OF MTFG

MTFG has included unaudited consolidated financial statements as of December 31, 2004 prepared in accordance with Japanese GAAP in Annex D of this prospectus. The basis of the consolidated financial information included in this prospectus, which are presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. MTFG presents below a reverse reconciliation from U.S. GAAP to Japanese GAAP of shareholders’ equity as of September 30, 2004 and net income for the six months ended September 30, 2004.

As of September 30, 2004
(in millions)
Shareholders’ equity in accordance with U.S. GAAP	¥3,826,341
Differences arising from different accounting for:
1. Investment securities	33,561
2. Loans	26,157
3. Allowance for credit losses	266,913
4. Premises and equipment	3,495
5. Real estate sale and leaseback	96,265
6. Land revaluation	285,284
7. Pension liability	186,965
8. Non-interest-earning deposits made under government-led restructuring program	33,140
9. Derivative financial instruments and hedging activities	47,084
10. Trust fees	(11,025)
11. Consolidation	(45,525)
12. Business combination	(30,685)
Other	13,245
Deferred income tax effects of the above adjustments, when applicable	(473,054)
Minority interest	48,271

Shareholders’ Equity in accordance with Japanese GAAP	¥4,306,432

For the six months ended September 30, 2004
(in millions)
Net income in accordance with U.S. GAAP	¥131,388
Differences arising from different accounting for:
1. Investment securities	29,029
2. Loans	3,593
3. Allowance for credit losses	84,952
4. Premises and equipment	(625)
5. Real estate sale and leaseback	268
6. Land revaluation	(11,831)
7. Pension liability	(4,476)
8. Non-interest-earning deposits made under government-led restructuring program	(2,121)
9. Derivative financial instruments and hedging activities	27,154
10. Trust fees	(7,012)
11. Consolidation	(5,093)
Other	(2,551)
Deferred income tax effects of the above adjustments, when applicable	(65,847)
Minority interest	(5,150)

Net income in accordance with Japanese GAAP	¥171,678

A-E-1

Explanation of differences between U.S. GAAP and Japanese GAAP

Major factors which explain the differences shown in the above table are as follows:

1.	Investment securities

The cost basis of certain securities is different under Japanese GAAP and U.S. GAAP due primarily to the following:

•	Certain wash sales accounted for as a sale under Japanese GAAP did not meet sale accounting criteria under U.S. GAAP. Although such wash sales often resulted in gains under Japanese GAAP, those gains were not recorded under U.S. GAAP and as a result, the cost of investment tended to be lower under U.S. GAAP.

•	U.S. GAAP requires declines in the fair value of securities below their cost basis that are deemed to be other-than-temporary to be recorded in earnings as impairment losses. In determining whether a decline in fair value is other-than-temporary, factors such as the extent of decline in fair value below cost and the length of time that the decline has continued are considered. If a decline in fair value is 20% or more or a decline in fair value has continued for six months or more, such decline is generally deemed as other-than-temporary. The financial conditions and near-term prospects of issuers are also considered, primarily based on the credit standing of the issuers as determined by the credit rating system. These are more strict criteria than Japanese GAAP, although recognition of impairment losses of investment securities are also required under Japanese GAAP when a decline in the market value below the cost is substantial, based on the extent of decline in market value and the credit standing of the issuers.

•	Exchanges of investments as part of business combinations have been accounted for at cost under Japanese GAAP, while U.S. GAAP requires accounting for the transactions at fair value when investments in acquired companies are exchanged for surviving companies in accordance with EITF 91-5, “Nonmonetary Exchange of Cost-Method Investments.”

In addition, changes in the fair value of available-for-sale debt securities denominated in foreign currency due to changes in foreign exchange rates are recognized as profits or losses under Japanese GAAP, while they are included in other changes in equity from nonowner sources under U.S. GAAP in accordance with EITF 96-15, “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities.”

2.	Loans

Under U.S. GAAP, loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the loans, while under Japanese GAAP, they are primarily recognized at the time of origination.

In addition, certain transfers of loans accounted for as sales under Japanese GAAP were not accounted for as sales under U.S. GAAP in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125,” which requires different criteria for a transfer of loans to qualify as a sale.

3.	Allowance for credit losses

Under U.S. GAAP, the credit loss allowance for impaired loans is calculated primarily based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan.” Under Japanese GAAP, an allowance is provided for certain types of impaired loans based on historical loss experience for borrowers with equivalent credit quality on a group basis. This difference between U.S. GAAP and Japanese GAAP generally results in a larger amount of allowance for credit losses under U.S. GAAP.

A-E-2

4.	Premises and equipment

Under U.S. GAAP, the cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is booked at the fair value of the asset surrendered or that of the asset received, and a gain or loss is recognized on the exchange, unless the exchange is not essentially the culmination of an earning process in accordance with APB 29, “Accounting for Nonmonetary Transactions.” Under Japanese GAAP, the cost of the asset surrendered is assigned to the newly acquired asset in certain types of exchange transactions, resulting in no gain or loss on the nonmonetary exchange.

5.	Real estate sale and leaseback

In March 1999, Bank of Tokyo-Mitsubishi transferred a 50% undivided interest in its head office land and building and in its main office land and buildings to a third-party real estate company and, at the same time, entered into an agreement to lease back a portion of the transferred buildings from the buyer over a period of seven years. This series of transactions has been accounted for as a sale and an operating lease under Japanese GAAP, while it has been accounted for as financing arrangements under U.S. GAAP in accordance with EITF D-24, “Sale-Leaseback Transactions with Continuing Involvement.”

6.	Land revaluation

Under Japanese GAAP, land used for business operations of domestic subsidiaries was revalued as of March 31, 1998 for Bank of Tokyo-Mitsubishi, as of March 31, 2002 for Mitsubishi Trust Bank and as of December 31, 2001 for other domestic subsidiaries of MTFG with the corresponding impact recorded directly in equity as well as related deferred tax assets/liabilities, pursuant to the Law concerning Revaluation of Land. U.S. GAAP does not allow revaluation of operating assets and requires land to be recorded at cost. Accordingly, land held on the revaluation dates are recorded at different values.

7.	Pension liability

Bank of Tokyo-Mitsubishi obtained approval for an exemption from the substitutional portion of its future pension obligation by the government in August 2003. Under Japanese GAAP, Bank of Tokyo-Mitsubishi recognized the extinguishment of benefit obligations and plan assets at the date of approval, which resulted in special gains. Under U.S. GAAP, such gains have not been recorded because the entire separation process should be accounted for in a single settlement transaction upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets in accordance with EITF 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities.”

In addition, under U.S. GAAP, it is required to recognize a liability that is at least equal to the unfunded accumulated benefit obligation, when the accumulated benefit obligation exceeds the fair value of plan assets. The excess of this additional minimum liability over unrecognized prior service cost is recorded on a net-of-tax basis within accumulated other changes in equity from nonowner sources, in accordance with SFAS 87 “Employers’ Accounting for Pensions.”

Further, net periodic costs, including amortization of unrecognized net obligation at transition and amortization of net actuarial gain or loss, are accounted for differently mainly due to the differences in the adoption dates of the applicable accounting standards and amortization periods.

8.	Non-interest-earning deposits made under government-led restructuring program

The MTFG group made non-interest-earning deposits with funds which were established under a government-led restructuring program for the loans of seven failed housing loan companies in the fiscal year ended March 31, 1997. Under U.S. GAAP, these deposits were discounted to present value at the time of deposit, and subsequently have been accreted with the recognition of the corresponding interest income during the period through the expected maturity date. Under Japanese GAAP, these deposits were booked at amounts of funding without discounting.

A-E-3

9.	Derivative financial instruments and hedging activities

The MTFG group utilizes derivatives to manage its exposures to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches in the risk profiles of assets and liabilities. Under U.S. GAAP, most derivatives used by the MTFG group are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” Japanese GAAP permits hedge accounting for certain derivative hedging activities, including portfolio hedges, using less restrictive hedging criteria.

In addition, bifurcation requirements are different between U.S. GAAP and Japanese GAAP. Certain embedded derivatives deemed as “clearly and closely related” to the host contracts under U.S. GAAP are bifurcated from their host contracts under Japanese GAAP when such embedded derivatives are processed separately from the host contracts for internal management purposes.

Further, under U.S. GAAP, net unrealized gains at the inception of derivatives are deferred when the fair values of such derivatives are not based on quoted market prices or assumptions observable in markets in accordance with EITF 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” Accordingly, under U.S. GAAP, gains and losses from such contracts are recognized at a later date as compared with Japanese GAAP.

10.	Trust fees

Under Japanese GAAP, MTFG’s domestic trust banking subsidiary recognizes trust fees on a cash basis. Under U.S. GAAP, trust fees are recognized on an accrual basis.

11.	Consolidation

The scope of consolidation is different under U.S. GAAP and Japanese GAAP primarily because, under U.S. GAAP, the primary beneficiary must consolidate variable interest entities based on variable interests in accordance with FIN 46(R), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” which resulted in additional consolidation of certain variable interest entities. Japanese GAAP does not have a concept of variable interest entities.

12.	Business Combination

On April 2, 2001, MTFG was established as a bank holding company, through which Nippon Trust Bank, which had been a majority-owned subsidiary of Bank of Tokyo-Mitsubishi and merged with and into Mitsubishi Trust Bank later on October 1, 2001, had become a wholly-owned subsidiary along with Bank of Tokyo-Mitsubishi and Mitsubishi Trust Bank pursuant to stock-for-stock exchanges. The stock-for-stock exchanges involved the exchange of MTFG’s common stock with common shares held by Nippon Trust Bank’s minority shareholders, which has been accounted for as a purchase under U.S. GAAP. Under Japanese GAAP, acquisition of the minority interest in Nippon Trust Bank has been accounted for by a method in accordance with Japanese Commercial Code which is similar to a pooling-of-interests, and consequently goodwill and intangible assets have not been recognized for the acquisition of the shares previously held by Nippon Trust Bank’s minority shareholders.

A-E-4

ANNEX F

PRESS RELEASE OF UFJ HOLDINGS, DATED FEBRUARY 4, 2005, ANNOUNCING

ITS JAPANESE GAAP RESULTS FOR THE NINE MONTHS ENDED DECEMBER 31, 2004

February 4, 2005

To Whom It May Concern:

UFJ Holdings, Inc.

Consolidated Financial Information

for the 3rd Quarter of the Fiscal Year Ending March 31, 2005

FINANCIAL HIGHLIGHTS

	3rd Quarter of the Fiscal Year		3rd Quarter of the Fiscal Year		Fiscal Year ended March 31, 2004 (For Reference)
	ending March 31, 2005 (Unaudited)	(percentage change)	ended March 31, 2004 (Unaudited)	(percentage change)
	(Millions of Yen) (Yen for data per share)
OPERATING RESULTS
Total Revenues	2,231,421				2,689,911
Income (Loss) before Income Taxes	(134,669)				(331,745)
Net Income (Loss)	(385,792)				(402,806)
Net Income (Loss) per Share	(75,550.90)				(82,174.75)

BALANCE SHEETS
Total Assets (A)	83,910,051				82,134,447
Stockholders’ Equity (B)	1,270,864				1,665,098
Ratio of Stockholders’ Equity (B)/(A)	1.5%				2.0%
Stockholders’ Equity per Share	(29,162.66)				34,706.92

FULL-YEAR FORECASTS FOR THE FISCAL YEAR ENDING MARCH 31, 2005 (CONSOLIDATED)

(Millions of Yen)
Total Income	2,300,000
Ordinary Profit	(530,000)
Net Income (Loss)	(750,000)

(Reference) Forecasted net income per share : JPY (145,458.18)

Notes:	Figures etc. are not audited by independent auditors.
Figures are truncated rather than rounded.
Results for the 3rd quarter of the previous fiscal year and rates of change are not available because quarterly financial statements were not prepared.
Full-year forecasts are same as those announced on November 24, 2004.

A-F-1

EXHIBIT

Adoption of simplified accounting procedure

The 3rd quarter financial information is prepared pursuant to the standards for the preparation of consolidated interim reports etc. Simplified accounting methods are partly adopted as long as such methods do not mislead decisions made by investors and other stake holders. Details are exemplified below.

1.	Reserve for possible loan losses

-	The same self-assessment as in account settlement (including the interim period) is conducted for calculation of reserve for possible loan losses. For the calculation of reserves, expected loss ratio used in last fiscal term is applied.

-	Significant subsequent events are considered in classification of claims and calculation of reserves for possible loan losses.

2.	Deferred tax assets

-	Deferred tax assets are calculated by reflecting the changes in unrealized gains and losses of available-for-sale securities during the 3rd quarter to the balance as of the end of the previous financial period.

A-F-2

Overview of Financial Information

for the 9 months ended December 31, 2004

1.    Summary of Financial Information

In the consolidated financial results for the 9 months ended December 31, 2004, we posted a gross operating profit of Yen 1,153.9 billion, an ordinary loss of Yen 643.3 billion, and a net loss of Yen 385.7 billion.

A summary of the results for the subsidiary banks on a combined basis1 is as follows.

Gross operating profit decreased by Yen 33.3 billion compared with the same period of the previous year to Yen 940.9 billion, due to a decrease in gains on bonds. The performance of each business division was steady.

General and administrative expenses declined by Yen 23.7 billion to Yen 404.5 billion, largely due to the significant reduction in employee bonuses.

As a result, business profit before net transfer to general reserve decreased by Yen 9.6 billion to Yen 536.3 billion. Business profit before net transfer to general reserve, excluding gains on bonds, increased by Yen 19.9 billion to Yen 455.5 billion.

We posted an ordinary loss of Yen 814.1 billion for the period. The major reasons are as follows.

1)	We recognized losses on stocks and other equity securities of Yen 224.2 billion, due to the impairment of certain borrowers’ preferred stocks which we underwrote in the process of supporting the borrowers’ business revitalization.

2)	Credit costs totaling Yen 1,022.8 billion were reported because we needed to make additional reserves in order to support large borrowers’ significant revitalization, and also because we promoted other activities, including loan sales, to dispose of non-performing assets.

We transferred funds from specific reserve to reserve for possible losses on support of specific borrowers, because the schemes for supporting the revitalization of some large borrowers had been specifically determined. This is the main reason why we recognized gains from reversal of total reserves for credit losses2 . Accordingly, we reported extraordinary gains of Yen 556.2 billion from reversal of reserves for credit losses.

We posted a net loss of Yen 432.4 billion for the period, including deferred income taxes etc.

Credit-related expenses (the sum of net transfer to general reserve, credit costs for banking and trust accounts, collection of written-off claims, reversal of loan loss reserve, etc.) totaled Yen 456.4 billion. Please refer to the explanation below for information related to our problem loans issue.

The BIS capital ratios (estimated) for UFJ Holdings, UFJ Bank and UFJ Trust Bank on a consolidated basis, as of December 31, 2004, were 10.70%, 10.82% and 10.84%, respectively.

[1]	Subsidiary banks on a combined basis represents a simple aggregate on a non-consolidated basis of UFJ Bank and UFJ Trust Bank, including their subsidiaries UFJSP, UFJEI and UFJTE.
[2]	Total reserves for credit losses include general reserve, specific reserve, and specific reserve for loans to refinancing countries. According to the accounting standards, gains from reversal of the total reserves for credit losses have to be reported as extraordinary gains.

2.    Problem Loans Issue

(Status of Problem Loans under Financial Reconstruction Law)

The UFJ Group considers the resolution of its problem loans issue as the top priority for management. In order to achieve this goal, we have actively implemented initiatives to promptly revitalize troubled borrowers .

A-F-3

As a result, revitalizing schemes have been determined for many of our large troubled borrowers. Because some of the schemes were already implemented, some claims were disposed of or written off and some doubtful or sub-standard claims were upgraded to the other special mention category.

Consequently, the balance of problem loans, as of December 31, 2004, decreased to around Yen 2.9 trillion on a subsidiary banks combined basis, down by approximately Yen 1.2 trillion from September 30, 2004. As a result, the problem loan ratio improved, declining by 2.56% from September 30, 2004 to 6.86% on December 31, 2004.

UFJ is aiming to resolve its problem loans issue by the end of FY 2004. We will continue to make efforts aimed at reducing our problem loan balance and ratio.

(Credit Related Expenses)

Credit-related expenses for the period decreased by Yen 157.6 billion, compared with the 6 months period ended September 30, 2004, due to the reversal of loan loss reserve for some borrowers for whom revitalization initiatives were implemented or support schemes were determined. However, we expect an increase in credit-related expenses towards the end of FY 2004 because the actual loss ratio used for the calculation of reserves for credit losses will increase temporarily due to the implementation of radical initiatives in the first half in FY2004 for resolving the problem loans issue.

3.    Outlook of Financial Results

As we mentioned above, we are making steady progress towards resolving the problem loans issue, which is one of management’s top priorities. We are gradually achieving our goal of reducing UFJ’s problem loan ratio to less than 4% as we originally planned.

Forecasts of the financial results for the fiscal year ending March 31, 2005, which we released last November, remain unchanged as outlined below. We continue to steadily accumulate business profit.

Forecasts of financial results for FY 2004 (consolidated basis)

Ordinary Loss : Yen 530.0 billion

Net Loss          : Yen 750.0 billion

A-F-4

UFJ Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

	As of Dec. 31 2004 (A) (Unaudited)	As of Dec. 31 2003 (B) (Unaudited)	Variance (A) - (B)	As of March 31 2004 (C) (Summary)	Variance (A) - (C)
	(Millions of Yen)
Assets:
Cash and Due from Banks	8,822,014			4,476,660	4,345,354
Call Loans	314,180			292,119	22,060
Receivables under Resale Agreements	875,928			632,784	243,143
Collateral Deposits on Securities Borrowed	2,680,692			2,269,420	411,272
Monetary Receivables Bought	364,309			304,500	59,808
Trading Assets	5,374,794			2,792,948	2,581,846
Money Held in Trust	74,857			132,524	(57,666)
Securities	19,350,085			22,025,991	(2,675,906)
Loans and Bills Discounted	38,695,080			42,462,644	(3,767,564)
Foreign Exchanges	643,504			613,382	30,121
Other Assets	2,329,444			2,753,638	(424,194)
Premises and Equipment	653,087			678,113	(25,025)
Deferred Tax Assets	1,228,158			1,413,766	(185,607)
Consolidated Adjustment Account	4,614			9,229	(4,614)
Customers’ Liabilities for Acceptances and Guarantees	3,757,465			3,398,200	359,264
Reserve for Credit Losses	(1,241,743)			(2,120,260)	878,516
Reserve for Losses on Securities	(16,422)			(1,217)	(15,205)

Total Assets	83,910,051			82,134,447	1,775,604

Liabilities, Minority Interests and Stockholders’ Equity Liabilities:
Deposits	49,732,045			52,975,742	(3,243,696)
Negotiable Certificates of Deposit	4,791,365			5,514,401	(723,035)
Call Money	6,875,789			4,863,792	2,011,997
Payables under Repurchase Agreements	1,952,873			669,520	1,283,353
Collateral Deposits on Securities Loaned	2,865,948			1,764,098	1,101,850
Commercial Paper	126,411			297,079	(170,668)
Trading Liabilities	2,838,073			2,167,596	670,476
Borrowed Money	1,592,410			1,495,260	97,149
Foreign Exchanges	167,921			187,987	(20,066)
Short-term Corporate Bonds	220,600			70,000	150,600
Corporate Bonds and Notes	2,640,102			2,686,367	(46,265)
Borrowed Money from Trust Account	1,434,955			1,754,077	(319,122)
Other Liabilities	1,510,812			1,668,144	(157,332)
Reserve for Employee Bonus	3,318			17,016	(13,697)
Reserve for Retirement Benefits	13,096			14,354	(1,257)
Reserve for Losses on Supports to Specific Borrowers	480,511			5,057	475,453
Reserve for Losses on Compensation Claim	15,410			—	15,410
Other Reserves	339			295	43
Deferred Tax Liabilities	21,488			17,985	3,502
Deferred Tax Liabilities for Revaluation Reserve for Land	75,393			76,958	(1,564)
Acceptances and Guarantees	3,757,465			3,398,200	359,264

Total Liabilities	81,116,332			79,643,938	1,472,394

Minority Interests	1,522,854			825,410	697,443

Stockholders’ Equity:
Capital Stocks	1,000,000			1,000,000	—
Capital Surplus	1,233,738			1,233,725	13
Retained Earnings	(1,156,884)			(760,566)	(396,317)
Revaluation Reserve for Land, Net of Taxes	110,800			112,964	(2,163)
Net Unrealized Profit (Loss) on Available-for-sale securities, Net of Tax	163,608			172,640	(9,031)
Foreign Currency Translation Adjustments	(77,923)			(91,434)	13,511
Treasury Stock	(2,475)			(2,231)	(244)

Total Stockholders’ Equity	1,270,864			1,665,098	(394,233)

Total Liabilities, Minority Interests and Stockholders’ Equity	83,910,051			82,134,447	1,775,604

Note:	Figures have been truncated

A-F-5

UFJ Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	3rd Quarter of the Fiscal Year ending March 31, 2005 (Unaudited) (A)	3rd Quarter of the Fiscal Year ended March 31, 2004 (Unaudited) (B)	Variance (A) - (B)	Fiscal Year ended March 31, 2004 (Summary)
	(Millions of Yen)
Revenues:

Interest Income	746,867			1,027,517
Interest on Loans and Bills Discounted	549,288			771,488
Interest on and Dividends from Securities	148,200			174,723
Trust Fees	30,839			49,408
Fees and Commissions	353,138			454,711
Trading Gains, Net	63,726			188,019
Other Operating Income	329,024			492,556
Other Income	707,824			477,698

Total Revenues	2,231,421			2,689,911

Expenses:

Interest Expenses	151,798			202,504
Interest on Deposits	56,501			71,859
Fees and Commissions	55,662			66,914
Other Operating Expenses	165,845			334,458
General and Administrative Expenses	546,660			773,036
Other Expenses	1,446,124			1,644,742

Total Expenses	2,366,091			3,021,656

Income (Loss) before Income Taxes & Minority Interests	(134,669)			(331,745)
Income Taxes (current)	9,411			14,127
Income Taxes (deferred)	226,904			36,929
Minority Interests in Net Income (Loss)	14,807			20,003

Net Income (Loss)	(385,792)			(402,806)

Note:	Figures have been truncated

A-F-6

UFJ Holdings, Inc.

CONSOLIDATED STATEMENTS OF CAPITAL SURPLUS AND RETAINED EARNINGS

	3rd Quarter of the Fiscal Year ending March 31, 2005 (Unaudited) (A)	3rd Quarter of the Fiscal Year ended March 31, 2004 (Unaudited) (B)	Variance (A) - (B)	Fiscal Year ended March 31, 2004 (Summary)
	(Millions of Yen)
Capital Surplus
Balance, at the Beginning of the Period	1,233,725			1,233,702
Additions	13			23
Gain on Sales of Treasury Stocks	13			23
Balance, at the End of the Period	1,233,738			1,233,725

Retained Earnings
Balance, at the Beginning of the Period	(760,566)			(359,380)
Additions	2,338			8,651
Reversal of Revaluation Reserve for Land	2,338			8,651
Deductions	398,656			409,837
Dividend Declared	12,861			7,028
Bonuses for Directors and Statutory Auditors	2			2
Net Loss for the Period	385,792			402,806
Balance, at the End of the Period	(1,156,884)			(760,566)

Note:	Figures have been truncated

A-F-7

Supplementary to the Financial Information

for the 3rd Quarter of the Fiscal Year Ending March 31, 2005

UFJ Holdings, Inc.

UFJ Holdings, Inc.
1. INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005 (Consolidated)	9
2. INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005 (Combined)	10
3. PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Combined)	11
4. BIS RISK ADJUSTED CAPITAL RATIOS (Consolidated)	11
5. UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)	12
6. BALANCE OF DOMESTIC LOANS AND DEPOSITS (Combined)	12
“Combined” means simple aggregate on a non-consolidated basis of UFJ Bank combined (including UFJ Strategic Partner Co., Ltd. and UFJ Equity Investments Co., Ltd.) and UFJ Trust Bank combined (including UFJ Trust Equity, Co., Ltd.).

UFJ Bank Limited
1. INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005 (Combined)	13
2. PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Combined)	14
3. BIS RISK ADJUSTED CAPITAL RATIOS (Consolidated)	14
4. UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)	15
5. BALANCE OF DOMESTIC LOANS AND DEPOSITS (Combined)	16
“Combined” means simple aggregate on a non-consolidated basis of UFJ Bank and two subsidiaries (UFJ Strategic Partner Co., Ltd. and UFJ Equity Investments Co., Ltd.).

UFJ Trust Bank Limited
1. INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005 (Combined)	17
2. PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Non-consolidated)	18
3. RISK ADJUSTED CAPITAL RATIOS (Consolidated, Domestic Standards)	19
4. UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)	19
5. BALANCE OF DOMESTIC LOANS AND DEPOSITS (Non-consolidated)	20
6. BALANCE SHEETS (Trust Account) (Non-consolidated)	21
“Combined” means simple aggregate on a non-consolidated basis of UFJ Trust Bank and the subsidiary (UFJ Trust Equity Co., Ltd.).

A-F-8

UFJ Holdings (Consolidated)

1.    INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005

		3rd Quarter of the FY Ending March 31, 2005 (Unaudited)	3rd Quarter of the FY Ended March 31, 2004 (Unaudited)	Variance	FY03 (For Reference)
		(Billions of Yen)
Gross Operating Profit	A	1,153.9			1,625.2
Interest Income	B	595.0			825.0
Trust Fees (before write-off)	C	34.5			66.3
Fees & Commissions	D	297.4			387.7
Trading Revenue	E	63.7			188.0
Other Operating Income	F	163.1			158.0
General and Administrative Expenses (minus)	G	546.6			773.0
Net Transfer to General Reserve (minus)	H	—			280.0
Nonrecurrent Income & Expenses	I	(1,250.6)			(969.8)
Gains/Losses on Stocks & Other Equity Securities	J	(158.2)			239.1
Credit Costs	K	(1,024.4)			(1,134.3)
Credit Costs (Trust Account)	L	(3.6)			(16.9)
Trust Account Loss Indemnified	M	(3.0)			—
Transfer to Reserve for Losses on Securities	N	(15.5)			—
Gains/Losses on Investments under Equity Method	O	2.6			7.8

Ordinary Profit (Loss)	P	(643.3)			(397.6)

Extraordinary Gains/Losses	Q	508.6			65.9
Collection of Written-off Claims	R	35.3			54.9
Reversal from Reserve for Possible Loan Losses	S	466.8			—
Reversal from Reserve for Contingent Liabilities Related to Loans Sold	T	—			0.2
Gains on Cancellation of Retirement Benefit Trusts	U	38.3			—
Income before Income Taxes	V	(134.6)			(331.7)
Income Taxes (current)(minus)	W	9.4			14.1
Income Taxes (deferred)(minus)	X	226.9			36.9
Minority Interests in Net Income	Y	14.8			20.0

Net Income (Loss)	Z	(385.7)			(402.8)

Credit-related Expenses (H+K+L+M+R+S+T)	AA	(528.9)			(1,376.0)

Notes:
1.	Results for the 3rd quarter of the previous fiscal year are not available because quarterly financial statements were not prepared.
2.	There is Reversal from Reserve for Possible Loan Losses in the 3rd quarter of the Fiscal Year ending March 31, 2005 and is posted as an item in Extraordinary Gains. (column R)
3.	There is Reversal from Reserve for Contingent Liabilities Related to Loans Sold in FY 2003 and is posted as an item in Extraordinary Gains. (column S)

A-F-9

UFJ Holdings (Combined for UFJ Bank and UFJ Trust Bank)

2.    INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005

		3rd Quarter of the FY Ending March 31, 2005 (Unaudited)	3rd Quarter of the FY Ended March 31, 2004 (Unaudited)	Variance	FY03 (For Reference)
		(Billions of Yen)
Gross Operating Profit	A	940.9	974.2	(33.3)	1,362.3
Interest Income	B	536.9			780.2
Trust Fees (before write-off)	C	34.6			66.6
Fees & Commissions	D	171.7			220.4
Trading Revenue	E	39.7			146.6
Other Operating Income	F	157.8			148.4
Expenses (minus)	G	404.5	428.2	(23.7)	567.7

Business Profit (before net transfer to general reserve)	H	536.3	546.0	(9.6)	794.6
Excluding Gains & Losses on Bonds	I	455.5	435.6	19.9	673.3

Net Transfer to General Reserve (minus)	J	21.1			342.3

Business Profit (before write-off in trust account)	K	515.2			452.2
Gains & Losses on Bonds	L	80.8			121.3

Nonrecurrent Income & Expenses	M	(1,329.4)			(879.4)
Gains/Losses on Stocks & Other Equity Securities	N	(224.2)			327.5
Gains on Sales	O	176.5			397.7
Losses on Sales	P	(20.5)			(57.7)
Revaluation Losses	Q	(380.1)			(12.4)
Credit Costs	R	(1,019.2)			(1,031.9)
Credit Costs (Trust Account)	S	(3.6)			(16.9)
Trust Account Loss Indemnified	T	(3.0)			—
Transfer to Reserve for Losses on Securities	U	(15.3)			(51.9)
Transfer to Reserve for Losses on Compensation Claim	V	(15.4)			—

Ordinary Profit (Loss)	W	(814.1)	134.5	(948.7)	(427.2)

Extraordinary Gains/Losses	X	601.6			90.5
Collection of Written-off Claims	Y	34.2			53.7
Reversal from Reserve for Possible Loan Losses	Z	556.2			25.6
Reversal from Reserve for Contingent Liabilities Related to Loans Sold	AA	—			0.2
Gains on Cancellation of Retirement Benefit Trusts	AB	38.3			—
Income before Income Taxes	AC	(212.5)			(336.6)
Income Taxes (current)(minus)	AD	0.9			3.5
Income Taxes (deferred)(minus)	AE	218.9			35.3

Net Income (Loss)	AF	(432.4)	251.3	(683.8)	(375.5)

Credit-related Expenses (J+R+S+T+Y+Z+AA)	AG	(456.4)	(266.1)	(190.3)	(1,311.5)

Notes:
1.	There is Reversal from Reserve for Possible Loan Losses in the 3rd quarter of the Fiscal Year ending March 31, 2005 and is posted as an item in Extraordinary Gains. (column Z)
2.	There is Reversal from Reserve for Possible Loan Losses (column Z) and Reversal from Reserve for Contingent Liabilities Related to Loans Sold (column AA) in FY 2003 and is posted as an item in Extraordinary Gains
3.	Business profit in column H is the figure before write-off in trust account and net transfer to general reserve.

A-F-10

UFJ HOLDINGS

3.    PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Combined)

		Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
		(Billions of Yen)
Bankrupt / Quasi-bankrupt	A	259.5	259.5	365.4
Doubtful	B	2,196.0	3,270.9	889.9
Sub-standard	C	488.0	623.8	2,119.8

Total Problem Loans	D	2,943.5	4,154.3	3,375.2

Notes

1.	Figures as of Dec. 31, 2004 and Dec 31, 2003 are classified into the categories defined in Article 4 of “Regulation Rules of the Law relating to Emergency Measures for Revitalization of Financial Systems”. The figures are compiled in the same aggregation process in account settlement (including the interim account settlement) and fully reflect the outcome of the self assessment as of Dec 31, 2004 and Dec. 31, 2003. Above figures are presented net of direct write-offs.
2.	The combined amounts are those after adjustment of intra-group transactions.
3.	Claims which are not classified as problem loans under the Financial Reconstruction Law are as follows.

		Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
		(Billions of Yen)
Loans to Sub-standard Borrowers (C is included)	E	592.5	757.7	2,881.3
Other Special Mention	F	2,258.8	1,955.2	3,647.5
Normal	G	37,558.2	37,820.1	37,426.7

Total (A+B+E+F+G)	H	42,865.2	44,063.6	45,210.9

Problem Loan Ratio (D/H)	I	6.86%	9.42%	7.46%

4.    BIS RISK ADJUSTED CAPITAL RATIOS (Consolidated)

	Dec. 31, 2004 *	Sept. 30, 2004	Mar. 31, 2005 **
	(Billions of Yen)
(1) Capital Ratio	10.70%	9.92%	9.0% to 9.5%
(2) Tier I	2,508.9	2,203.9
(3) Tier II (Amount included in Total Capital)	2,293.0	2,159.1
(4) Deducted Items	77.0	74.8
(5) Total Capital (2)+(3)-(4)	4,725.0	4,288.2
(6) Risk-Weighted Assets	44,138.4	43,207.7

*	Estimated Amount
**	Forecasted Amount

A-F-11

UFJ HOLDINGS

5.    UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Market Value	Net	Unrealized		Market Value	Net	Unrealized		Market Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
	(Billions of Yen)
Available-for-Sale Securities

Total	15,815.6	185.5	374.5	189.0	16,434.9	189.1	390.8	201.6	19,780.7	254.6	517.4	262.7
(a) Stocks	1,793.7	253.4	320.0	66.5	1,827.5	283.3	345.5	62.2	2,427.2	300.7	427.7	127.0
(b) Bonds	11,074.6	(62.2)	8.3	70.5	11,484.9	(69.1)	13.3	82.5	15,208.8	(60.7)	49.5	110.2
(c) Others	2,947.3	(5.6)	46.1	51.8	3,122.4	(24.9)	31.8	56.8	2,144.5	14.6	40.0	25.4

Notes:

1.	Unrealized gain/loss as of Dec. 31, 2004 and Dec. 31, 2003 are represented as the difference between book value after application of amortized cost method and impairment accounting and market value as of each date. (Market values for stocks are calculated mainly by using the average market prices during the final month of the quarter period. Market values for bonds and others are calculated from the prices at the end of the quarter period.)
2.	The above includes securities, negotiable due from banks, commodity fund and others.
3.	Unrealized gain/loss of securities of subsidiaries and affiliates with market value are as follows.
We have no held-to-maturity bond with market value.

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Book Value	Net	Unrealized		Book Value	Net	Unrealized		Book Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
(Billions of Yen)
Investments in subsidiaries and affiliates	137.7	(13.6)	4.5	18.2	137.7	(14.4)	3.8	18.2	272.0	57.7	70.3	12.5

6.    BALANCE OF DOMESTIC LOANS AND DEPOSITS (Combined)

	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
	(Billions of Yen)
Domestic Individual Deposits	26,324.3	26,060.9	27,113.5
Demand Deposits	15,080.8	14,585.2	15,057.9
Time Deposits	10,776.6	11,014.8	11,583.2
Domestic Corporate Deposits	17,229.1	17,424.5	17,613.1
Demand Deposits	12,456.4	12,318.9	12,354.5
Time Deposits	4,044.9	4,144.1	4,062.3
Other Domestic Deposits	2,156.0	3,133.4	3,033.4
Demand Deposits	1,350.6	1,722.9	1,443.6
Time Deposits	334.3	402.4	327.4
Trust Principal	1,858.0	2,097.7	2,017.9
Domestic Individuals	747.5	781.7	920.8
Domestic Corporations	1,110.4	1,316.0	1,097.0
Domestic Loans	36,395.8	37,212.0	38,915.6
Banking Account	35,811.4	36,599.4	38,109.0
Trust Account	584.4	612.6	806.6

Notes:

1.	The above figures are calculated based on Bank of Japan report (excluding overseas transactions and Tokyo special offshore accounts [International Banking Facility]).
2.	Other Domestic Deposits includes public money from local governments and deposits from financial institutions.
3.	Demand Deposits = Current Deposits + Ordinary Deposits + Saving Deposits + Deposits at Notice Time Deposits = Time Deposits + Periodical Deposits
4.	‘Trust Principal’ and ‘Domestic Loans in Trust Account’ are the total of Jointly Operated Designated Money Trusts and Loan Trusts whose principal is indemnified.

A-F-12

UFJ Bank (Combined for UFJ Bank, UFJSP and UFJEI)

1.    INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005

		3rd Quarter of the FY Ending March 31, 2005 (Unaudited)	3rd Quarter of the FY Ended March 31, 2004 (Unaudited)	Variance	FY03 (For Reference)
		(Billions of Yen)
Gross Operating Profit	A	840.1	869.1	(29.0)	1,198.2
Interest Income	B	513.7			741.3
Fees & Commissions	C	133.5			171.9
Trading Revenue	D	39.0			143.6
Other Operating Income	E	153.7			141.3
Expenses (minus)	F	349.9	369.4	(19.5)	490.0

Business Profit (before net transfer to general reserve)	G	490.2	499.6	(9.4)	708.1
Excluding Gains & Losses on Bonds	H	413.7	394.7	18.9	594.9

Net Transfer to General Reserve (minus)	I	—			342.3

Business Profit	J	490.2			365.8
Gains & Losses on Bonds	K	76.4			113.2

Nonrecurrent Income & Expenses	L	(1,256.1)			(824.7)
Gains/Losses on Stocks & Other Equity Securities	M	(228.8)			305.2
Gains on Sales	N	164.6			352.8
Losses on Sales	O	(19.2)			(37.2)
Revaluation Losses	P	(374.2)			(10.3)
Credit Costs	Q	(968.0)			(983.1)
Transfer to Reserve for Losses on Securities	R	(14.9)			(51.9)

Ordinary Profit (Loss)	S	(765.9)	153.2	(919.2)	(458.8)

Extraordinary Gains/Losses	T	604.1			70.0
Collection of Written-off Claims	U	33.9			51.3
Reversal from Reserve for Possible Loan Losses	V	556.2			—
Reversal from Reserve for Contingent Liabilities Related to Loans Sold	W	—			0.2
Gains on Cancellation of Retirement Benefit Trusts	X	38.3			—
Income before Income Taxes	Y	(161.7)			(388.8)
Income Taxes (current)(minus)	Z	0.9			3.4
Income Taxes (deferred)(minus)	AA	178.0			16.4

Net Income (Loss)	AB	(340.7)	222.9	(563.7)	(408.8)

Credit-related Expenses (I+Q+U+V+W)	AC	(377.8)	(253.1)	(124.6)	(1,273.9)

Notes:
1.	There is Reversal from Reserve for Possible Loan Losses in the 3rd quarter of the Fiscal Year ending March 31, 2005 and is posted as an item in Extraordinary Gains. (column V)

A-F-13

2.    PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Combined)

		Dec. 31, 2004		Sept. 30, 2004		Dec. 31, 2003
			UFJ Bank (non-consol.)		UFJ Bank (non-consol.)		UFJ Bank (non-consol.)
		(Billions of Yen)
Bankrupt / Quasi-bankrupt	A	222.4	219.9	235.0	218.0	304.0	254.9
Doubtful	B	2,163.5	2,148.8	2,999.1	2,982.4	857.4	803.8
Sub-standard	C	461.8	453.4	571.1	562.1	1,806.7	1,778.7

Total Problem Loans	D	2,847.8	2,822.2	3,805.3	3,762.7	2,968.2	2,837.6

Notes

1.	Figures as of Dec. 31, 2004 and Dec. 31, 2003 are classified into the categories defined in Article 4 of “Regulation Rules of the Law relating to Emergency Measures for Revitalization of Financial Systems”. The figures are compiled in the same aggregation process in account settlement (including the interim account settlement) and fully reflect the outcome of the self assessment as of Dec. 31, 2004 and Dec. 31, 2003. Above figures are presented net of direct write-offs.
2.	The combined amounts are those after adjustment of intra-group transactions.
3.	Claims which are not classified as problem loans under the Financial Reconstruction Law are as follows.

		Dec. 31, 2004		Sept. 30, 2004		Dec. 31, 2003
			UFJ Bank (non-consol.)		UFJ Bank (non-consol.)		UFJ Bank (non-consol.)
		(Billions of Yen)
Loans to Sub-standard Borrowers (C is included)	E	562.4	553.1	700.9	691.2	2,532.8	2,500.4
Other Special Mention	F	1,939.8	1,935.8	1,646.9	1,642.9	3,162.5	3,157.9
Normal	G	34,863.6	34,858.1	34,844.0	34,837.8	34,436.8	34,436.6

Total (A+B+E+F+G)	H	39,751.8	39,715.9	40,426.2	40,372.5	41,293.8	41,153.9

Problem Loan Ratio (D/H)	I	7.16%	7.10%	9.41%	9.31%	7.18%	6.89%

3.    BIS RISK ADJUSTED CAPITAL RATIOS (Consolidated)

	Dec. 31, 2004 *	Sept. 30, 2004	Mar. 31, 2005 **
	(Billions of Yen)
(1) Capital Ratio	10.82%	10.03%	Appx. 9.0%
(2) Tier I	2,296.9	2,021.1
(3) Tier II (Amount included in Total Capital)	2,143.2	2,006.8
(4) Deducted Items	73.3	70.5
(5) Total Capital (2)+(3)-(4)	4,366.7	3,957.4
(6) Risk-Weighted Assets	40,347.8	39,419.1

*	Estimated Amount
**	Forecasted Amount

A-F-14

4.    UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Market Value		Unrealized		Market Value		Unrealized		Market Value		Unrealized
		Net	Gain	Loss		Net	Gain	Loss		Net	Gain	Loss
	(Billions of Yen)
Available-for-Sale Securities

Total	13,943.4	178.5	321.1	142.6	14,460.9	184.2	332.8	148.5	17,920.2	286.2	460.1	173.9
(a) Stocks	1,448.2	226.6	270.0	43.3	1,472.7	248.9	290.9	41.9	2,017.4	294.2	372.3	78.0
(b) Bonds	9,687.4	(53.4)	5.6	59.1	10,000.9	(57.2)	10.4	67.7	13,851.7	(37.5)	49.0	86.6
(c) Others	2,807.7	5.3	45.4	40.1	2,987.2	(7.4)	31.4	38.9	2,051.1	29.5	38.7	9.2

Notes:

1.	Unrealized gain/loss as of Dec. 31, 2004 and Dec. 31, 2003 are represented as the difference between book value after application of amortized cost method and impairment accounting and market value as of each date. (Market values for stocks are calculated mainly by using the average market prices during the final month of the quarter period. Market values for bonds and others are calculated from the prices at the end of the quarter period.)
2.	The above includes securities, negotiable due from banks, commodity fund and others.
3.	Unrealized gain/loss of securities of subsidiaries and affiliates with market value are as follows.
We have no held-to-maturity bond with market value.

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Book Value		Unrealized		Book Value		Unrealized		Book Value		Unrealized
		Net	Gain	Loss		Net	Gain	Loss		Net	Gain	Loss
(Billions of Yen)
Investments in subsidiaries and affiliates	137.7	(13.6)	4.5	18.2	137.7	(14.4)	3.8	18.2	272.0	57.7	70.3	12.5

<UFJ Bank, excluding 2 subsidiaries>

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Market Value	Net	Unrealized		Market Value	Net	Unrealized		Market Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
	(Billions of Yen)
Available-for-Sale Securities

Total	13,520.2	134.4	274.2	139.7	14,035.1	135.1	281.7	146.5	17,551.8	241.9	412.3	170.4
(a) Stocks	1,025.4	182.6	223.0	40.4	1,047.4	199.8	239.7	39.9	1,649.8	249.9	324.5	74.5
(b) Bonds	9,686.9	(53.4)	5.6	59.1	10,000.4	(57.2)	10.4	67.7	13,850.9	(37.5)	49.0	86.6
(c) Others	2,807.7	5.3	45.4	40.1	2,987.2	(7.4)	31.4	38.9	2,051.1	29.5	38.7	9.2

Notes:

1.	Unrealized gain/loss as of Dec. 31, 2004 and Dec. 31, 2003 are represented as the difference between book value after application of amortized cost method and impairment accounting and market value as of each date. (Market values for stocks are calculated mainly by using the average market prices during the final month of the quarter period. Market values for bonds and others are calculated from the prices at the end of the quarter period.)
2.	The above includes securities, negotiable due from banks, commodity fund and others.
3.	Unrealized gain/loss of securities of subsidiaries and affiliates with market value are as follows.
We have no held-to-maturity bond with market value.

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Book Value	Net	Unrealized		Book Value	Net	Unrealized		Book Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
(Billions of Yen)
Investments in subsidiaries and affiliates	137.7	(13.6)	4.5	18.2	137.7	(14.4)	3.8	18.2	272.0	57.7	70.3	12.5

A-F-15

5.    BALANCE OF DOMESTIC LOANS AND DEPOSITS (Combined)

	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
	(Billions of Yen)
Domestic Individual Deposits	24,355.9	24,018.9	24,934.1
Demand Deposits	14,694.4	14,202.7	14,675.9
Time Deposits	9,204.1	9,366.0	9,793.8
Domestic Corporate Deposits	16,470.9	16,597.5	16,239.5
Demand Deposits	12,139.0	11,898.1	11,868.2
Time Deposits	3,614.0	3,748.6	3,581.7
Other Domestic Deposits	2,071.0	2,991.5	2,968.6
Demand Deposits	1,343.5	1,719.1	1,430.7
Time Deposits	258.3	317.6	277.9
Domestic Loans	33,358.8	33,658.3	35,127.9
UFJ Bank (excl.UFJSP &UFJEI)	33,311.3	33,604.7	34,988.8

Notes:

1.	The above figures are calculated based on Bank of Japan report (excluding overseas transactions and Tokyo special offshore accounts [International Banking Facility]).
2.	Other Domestic Deposits includes public money from local governments and deposits from financial institutions.
3.	Demand Deposits = Current Deposits + Ordinary Deposits + Saving Deposits + Deposits at Notice Time Deposits = Time Deposits + Periodical Deposits

A-F-16

UFJ Trust Bank (Combined for UFJ Trust Bank and UFJTE)

1.    INCOME STATEMENT FOR THE THIRD QUARTER OF THE FY ENDING MARCH 31, 2005

		3rd Quarter of the FY Ending March 31, 2005 (Unaudited)	3rd Quarter of the FY Ended March 31, 2004 (Unaudited)	Variance	FY03 (For Reference)
		(Billions of Yen)
Gross Operating Profit	A	100.7	105.1	(4.3)	164.1
Trust Fees (before write-off)	B	34.6			66.6
Interest Income	C	23.2			38.8
Fees & Commissions	D	38.1			48.4
Trading Revenue	E	0.6			3.0
Other Operating Income	F	4.1			7.1
Expenses (minus)	G	54.6	58.7	(4.1)	77.6

Business Profit (before net transfer to general reserve)	H	46.1	46.3	(0.1)	86.4
Excluding Gains & Losses on Bonds	I	41.8	40.8	0.9	78.3

Net Transfer to General Reserve (minus)	J	21.1			—

Business Profit (before write-off in trust account)	K	25.0			86.4
Gains & Losses on Bonds	L	4.3			8.0

Nonrecurrent Income & Expenses	M	(73.2)			(54.7)
Gains/Losses on Stocks & Other Equity Securities	N	4.6			22.3
Gains on Sales	O	11.8			44.9
Losses on Sales	P	(1.3)			(20.5)
Revaluation Losses	Q	(5.9)			(2.1)
Credit Costs	R	(51.2)			(48.7)
Credit Costs (Trust Account)	S	(3.6)			(16.9)
Trust Account Loss Indemnified	T	(3.0)			—
Transfer to Reserve for Losses on Securities	U	(0.3)			0.0
Transfer to Reserve for Losses on Compensation Claim	V	(15.4)			—

Ordinary Profit (Loss)	W	(48.2)	(18.7)	(29.4)	31.6

Extraordinary Gains/Losses	X	(2.5)			20.5
Collection of Written-off Claims	Y	0.3			2.4
Reversal from Reserve for Possible Loan Losses	Z	—			25.6
Income before Income Taxes	AA	(50.8)			52.1
Income Taxes (current)(minus)	AB	0.0			0.0
Income Taxes (deferred)(minus)	AC	40.9			18.8

Net Income (Loss)	AD	(91.7)	28.3	(120.1)	33.2

Credit-related Expenses (J+R+S+T+Y+Z)	AE	(78.6)	(12.9)	(65.6)	(37.6)

Notes:
1.	Business profit in column H is the figure before write-off in trust account and net transfer to general reserve.
2.	Due to trust accounts, settlement of which are concentrated in September and March, trust fees and business profit in the 1st and 3rd quarters tend to be smaller than those in the 2nd and 4th quarters.
3.	There was Reversal from Reserve for Possible Loan Losses in the Fiscal Year ended March 31, 2004 and was posted as an item in Extraordinary Gains. (column Z)

A-F-17

UFJ TRUST BANK

2.    PROBLEM LOANS UNDER FINANCIAL RECONSTRUCTION LAW (Non-consolidated)

		Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
		(Billions of Yen)
Banking Account	A	30.4	16.4	49.8
Trust account	B	6.7	7.9	11.5
Bankrupt/Quasi-bankrupt	C	37.1	24.4	61.4
Banking Account	D	24.9	262.7	22.8
Trust account	E	7.5	9.0	9.6
Doubtful	F	32.4	271.7	32.4
Banking Account	G	15.9	40.2	288.0
Trust account	H	10.2	12.4	25.0
Sub-standard	I	26.1	52.6	313.0
Banking Account	J	71.2	319.5	360.7
Trust account	K	24.4	29.3	46.1
Total Problem Loans	L	95.7	348.9	406.9

Notes

1.	Figures as of Dec. 31, 2004 and Dec. 31, 2003 are classified into the categories defined in Article 4 of “Regulation Rules of the Law relating to Emergency Measures for Revitalization of Financial Systems”. The figures are compiled in the same aggregation process in account settlement (including the interim account settlement) and fully reflect the outcome of the self assessment as of Dec. 31, 2004 and Dec. 31, 2003. Above figures are presented net of direct write-offs.
2.	Claims which are not classified as problem loans under the Financial Reconstruction Law are as follows.

		Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
		(Billions of Yen)
Banking Account	M	17.5	42.1	319.2
Trust account	N	12.6	14.5	29.2
Loans to Sub-standard Borrowers (“I” is included)	O	30.1	56.7	348.4
Banking Account	P	283.0	272.5	421.8
Trust account	Q	35.9	35.6	63.1
Other Special Mention	R	319.0	308.2	484.9
Banking Account	S	2,174.4	2,430.6	2,298.1
Trust account	T	520.1	545.3	691.7
Normal	U	2,694.6	2,976.0	2,989.8
Banking Account	V	2,530.3	3,024.7	3,111.8
Trust account	W	583.0	612.6	805.2
Total (C+F+O+R+U)	X	3,113.4	3,637.3	3,917.1
Problem Loan Ratio (L/X)	Y	3.07%	9.59%	10.38%

A-F-18

3.    RISK ADJUSTED CAPITAL RATIOS (Consolidated, Domestic Standards)

	Dec. 31, 2004 *	Sept. 30, 2004	Mar. 31, 2005 **
	(Billions of Yen)
(1) Capital Ratio	10.84%	8.82%	Appx. 11.5%
(2) Tier I	277.7	245.6
(3) Tier II (Amount included in Total Capital)	143.2	145.8
(4) Deducted Items	87.8	84.3
(5) Total Capital (2)+(3)-(4)	333.1	307.1
(6) Risk-Weighted Assets	3,073.3	3,480.7

*	Estimated Amount
**	Forecasted Amount

4.    UNREALIZED GAINS/LOSSES ON SECURITIES WITH MARKET VALUE (Combined)

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Market Value	Net	Unrealized		Market Value	Net	Unrealized		Market Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
	(Billions of Yen)
Available-for-Sale Securities

Total	1,872.2	6.9	53.3	46.3	1,974.0	4.9	57.9	53.0	1,860.4	(31.6)	57.2	88.8
(a) Stocks	345.5	26.7	49.9	23.2	354.8	34.3	54.6	20.3	409.8	6.4	55.4	49.0
(b) Bonds	1,387.1	(8.8)	2.6	11.4	1,484.0	(11.8)	2.9	14.7	1,357.1	(23.1)	0.4	23.6
(c) Others	139.5	(10.9)	0.6	11.6	135.1	(17.5)	0.4	17.9	93.4	(14.9)	1.2	16.2

Notes:

1.	Unrealized gain/loss as of Dec. 31, 2004 and Dec. 31, 2003 are represented as the difference between book value after application of amortized cost method and impairment accounting and market value as of each date. (Market values for stocks are calculated mainly by using the average market prices during the final month of the quarter period. Market values for bonds and others are calculated from the prices at the end of the quarter period.)
2.	We have no security of subsidiary or affiliate with market value.

<UFJ Trust Bank, excluding UFJ Trust Equity>

	As of Dec. 31, 2004				As of Sept. 30, 2004				As of Dec. 31, 2003
	Market Value	Net	Unrealized		Market Value	Net	Unrealized		Market Value	Net	Unrealized
			Gain	Loss			Gain	Loss			Gain	Loss
	(Billions of Yen)
Available-for-Sale Securities

Total	1,740.5	2.3	44.4	42.0	1,837.4	(3.5)	46.9	50.4	1,802.0	(32.2)	55.9	88.2
(a) Stocks	213.8	22.1	41.1	18.9	218.2	25.8	43.6	17.7	351.4	5.7	54.1	48.4
(b) Bonds	1,387.1	(8.8)	2.6	11.4	1,484.0	(11.8)	2.9	14.7	1,357.1	(23.1)	0.4	23.6
(c) Others	139.5	(10.9)	0.6	11.6	135.1	(17.5)	0.4	17.9	93.4	(14.9)	1.2	16.2

Notes:

1.	Unrealized gain/loss as of Dec. 31, 2004 and Dec. 31, 2003 are represented as the difference between book value after application of amortized cost method and impairment accounting and market value as of each date. (Market values for stocks are calculated mainly by using the average market prices during the final month of the quarter period. Market values for bonds and others are calculated from the prices at the end of the quarter period.)
2.	We have no security of subsidiary or affiliate with market value.

A-F-19

5.    BALANCE OF DOMESTIC LOANS AND DEPOSITS (Non-consolidated)

	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003
	(Billions of Yen)
Domestic Individual Deposits	1,968.4	2,042.0	2,179.3
Demand Deposits	386.4	382.4	382.0
Time Deposits	1,572.4	1,648.8	1,789.3
Domestic Corporate Deposits	758.1	827.0	1,373.6
Demand Deposits	317.4	420.8	486.3
Time Deposits	430.8	395.5	480.5
Other Domestic Deposits	85.0	141.8	64.7
Demand Deposits	7.0	3.8	12.8
Time Deposits	75.9	84.7	49.4
Trust Principal	1,858.0	2,097.7	2,017.9
Domestic Individuals	747.5	781.7	920.8
Domestic Corporations	1,110.4	1,316.0	1,097.0
Domestic Loans	3,037.0	3,553.6	3,787.6
Banking Account	2,452.5	2,941.0	2,981.0
Trust Account	584.4	612.6	806.6

Notes:

1.	The above figures are calculated based on Bank of Japan report (excluding overseas transactions and Tokyo special offshore accounts [International Banking Facility]).
2.	Other Domestic Deposits includes public money from local governments and deposits from financial institutions.
3.	Demand Deposits = Current Deposits + Ordinary Deposits + Saving Deposits + Deposits at Notice Time Deposits = Time Deposits + Periodical Deposits
4.	‘Trust Principal’ and ‘Domestic Loans in Trust Account’ are the total of Jointly Operated Designated Money Trusts and Loan Trusts whose principal is indemnified.

A-F-20

6.    BALANCE SHEETS (TRUST ACCOUNT) (Non-consolidated)

	As of Dec. 31 2004	As of Sept. 30 2004	As of Dec. 31 2003
	(Billions of Yen)
Assets:
Loans and Bills Discounted	669.6	691.7
Securities	13,297.6	13,104.5
Beneficiary Rights in Trust	12,489.9	12,223.7
Securities in Trust	467.5	436.8
Securities Lent	946.1	981.2
Money Claims	3,089.9	3,009.3
Premises and Equipment	2,252.6	2,161.1
Superficies	10.9	10.9
Leasing Rights on Land	25.9	22.2
Other Claims	1,491.7	1,276.0
Call Loans	390.8	410.6
Lending Money to Banking Account	1,533.4	1,797.6
Cash and Due from Banks	693.6	937.7

Total Assets	37,360.1	37,063.8

Liabilities:
Money Trusts	7,849.4	7,776.2
Pension Trusts	4,274.7	4,563.7
Property Formation Trusts	4.6	4.4
Loan Trusts	569.3	618.1
Investment Trusts	12,464.3	12,202.6
Money in Trusts Other than Money Trusts	835.0	818.2
Securities in Trust	2,948.2	2,856.5
Money Claims in Trust	3,104.7	3,046.3
Equipment in Trust	74.2	87.4
Real Estate in Trust	64.4	92.9
Leasing Rights on Land in Trust	0.2	0.2
Composite Trusts	5,170.6	4,996.8
Other Trusts	0.0	0.0

Total Liabilities	37,360.1	37,063.8

Notes:

1.	Figures in the above balance sheets include the trust assets under the Service-Shared Co-Trusteeship with The Master Trust Bank of Japan. (Amount of which was Yen 11,342.7 billion as of Dec. 31, 2004 and Yen 11,644.8 billion as of Sept. 30, 2004)

A-F-21

ANNEX G

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION OF UFJ HOLDINGS

UFJ Holdings has included unaudited consolidated financial statements as of December 31, 2004 prepared in accordance with Japanese GAAP in Annex F of this prospectus. The basis of the consolidated financial information included in this prospectus, which is presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. UFJ Holdings presents below a reverse reconciliation from U.S. GAAP to Japanese GAAP of the stockholders’ equity as of September 30, 2004 and the net income for the six months ended September 30, 2004.

As of September 30, 2004
(in millions)
Stockholders’ equity in accordance with US GAAP	¥1,508,163
Differences arising from different accounting for:
1. Investment securities	69,359
2. Loans	4,274
3. Allowance for loan losses	217,358
4. Capital leases	(942)
5. Exchange of premises and equipment	(4,992)
6. Real estate sale and leasebacks	38,974
7. Land and buildings	79,307
8. Pension liability	303,328
9. Non-interest earning deposits made under government-led restructuring program	37,043
10. Derivative financial instruments and hedging activities	64,387
11. Trust fees	(4,026)
12. Goodwill and intangible assets	(2,678,765)
13. Variable interest entities	55,483
14. Deferred tax valuation allowance	1,338,541
15. Other	47,953
Tax effect of adjustments	(101,032)

Stockholders’ equity in accordance with Japanese GAAP	¥974,413

Six months ended September 30, 2004
(in millions)
Net income in accordance with US GAAP	¥245,749
Differences arising from different accounting for:
1. Investment securities	(274,663)
2. Loans	962
3. Allowance for loan losses	(502,607)
4. Capital leases	(3,485)
5. Exchange of premises and equipment	98
6. Real estate sale and leasebacks	261
7. Land and buildings	(3,247)
8. Pension liability	15,006
9. Non-interest earning deposits made under government-led restructuring program	(2,398)
10. Derivative financial instruments and hedging activities	55,102
11. Trust fees	202
12. Goodwill and intangible assets	24,579
13. Variable interest entities	(10,284)
14. Deferred tax valuation allowance	(383,211)
15. Other	5,648
Tax effect of adjustments	158,004

Net income in accordance with Japanese GAAP	¥(674,284)

A-G-1

The following is a summary of the significant adjustments made to consolidated stockholders’ equity and net income to reconcile the U.S. GAAP results with Japanese GAAP. The paragraphs below refer to the corresponding items set forth above.

1.    Investment securities

Differences in the cost basis of investment securities:

The cost basis of certain investment securities differs between Japanese GAAP and U.S. GAAP primarily due to the following reasons:

•	Certain sales and subsequent repurchases of available for sale securities under Japanese GAAP do not meet the sale accounting criteria under U.S. GAAP. These sales and subsequent repurchases resulted in realized gains or losses being recognized in earnings under Japanese GAAP. Under U.S. GAAP, these gains or losses would instead be recognized as unrealized gains or losses within other comprehensive income. Consequently, the cost basis and realized and unrealized gains and losses of these securities differ under Japanese GAAP and U.S. GAAP.

•	Under U.S. GAAP, declines in the fair value of available for sale securities below their cost that are deemed to be “other-than-temporary” are recorded in earnings. Various quantitative and qualitative factors are assessed to determine whether impairment is “other-than-temporary,” including the duration and extent of the decline, the current operating and future expected performance, market value of comparable companies, changes in industry and market prospects, and the intent and ability of the holder to hold the security for a sufficient period of time for subsequent expected recovery in market value. Under Japanese GAAP, declines in the fair value of securities below their cost that are deemed to be “other-than-temporary” are also recorded in earnings. Although various quantitative and qualitative factors are also assessed, the judgement is generally based on whether there is a significant decline of 30 to 50% below cost.

•	Under U.S. GAAP, investments in unlisted equity securities, including private equity securities and preferred securities, are carried at cost less impairment, if any. Under Japanese GAAP, they are also carried at cost less impairment, if any. However, the extent of the impairment could be different between U.S. GAAP and Japanese GAAP primarily based on differences in assumptions and estimates used in calculating fair value.

•	Under U.S. GAAP, the cost basis of available for sale securities held by legacy Tokai Bank and Toyo Trust was adjusted to fair value at the date of acquisition (April 2001). Under Japanese GAAP, the historical cost basis for these securities was retained.

Differences in classifications of investment securities:

•	Certain investments, such as those held by securities subsidiaries, are reclassified from available for sale securities under Japanese GAAP to trading securities under U.S. GAAP. Cumulative unrealized gains or losses recognized in other comprehensive income are reclassified to Accumulated deficit.

•	Changes in the fair value of investments in available for sale debt securities denominated in foreign currencies arising from movements in foreign currency exchange rates are recognized as gains or losses in earnings under Japanese GAAP. Under U.S. GAAP, these fair value movements are included in total changes in fair value to be recognized within changes in equity from nonowner sources.

2.    Loans

Under U.S. GAAP, loan origination fees, net of certain direct origination costs are deferred and recognized within net interest income over the contractual life of the loans, while under Japanese GAAP, the fees and costs generally are recognized directly in earnings when the loan is originated.

A-G-2

In addition, certain transfers of loans are accounted for as sales under Japanese GAAP and the loans are derecognized from the consolidated balance sheet. These transfers do not meet sales criteria under U.S. GAAP and the loans are therefore recognized as on balance sheet assets.

3.    Allowance for loan losses

Under U.S. GAAP, the allowance for loan losses for specifically identified impaired loans is based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate or as a practical expedient, (2) the loan’s observable market price or (3) the fair value of the collateral if the loan is collateral dependent.

For homogeneous pools of commercial and consumer loans, and other loans that are not specifically identified as impaired, the allowance for loan losses is based on the historical losses experience, adjusted for qualitative factors.

Under Japanese GAAP, the allowance for loan losses for loans that are specifically identified and exceed a certain threshold amount is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.

For the remaining loans, the allowance is calculated based on historical losses using a statistical analysis based on past experience and borrowers’ risk ratings. The use of the discounted cash flow approach for certain large problem loans was first required for the year ended March 31, 2003 under Japanese GAAP. For periods prior to the year ended March 31, 2003, the allowance for all of the loans was established using the statistical approach based on past experience.

This adjustment results from the differences in the application of the methodologies to estimate the loan loss allowance under Japanese GAAP and U.S. GAAP as well as the scope of the loans that are subject to the individual and portfolio impairment analysis.

4.    Capital leases

The requirements for a lease to qualify as a capital lease under U.S. GAAP is similar to the requirements for recognition as a finance lease under Japanese GAAP. However, under Japanese GAAP, finance leases fall into one of two categories: finance leases with a transfer of ownership, for which the lessees are required to record lease assets, and finance leases without a transfer of ownership, which the lessees are allowed to treat as operating leases with footnote disclosure of the impact of using capital lease accounting.

The impact of this difference has been to record certain finance leases without a transfer of ownership as capital leases under U.S. GAAP.

5.    Exchange of premises and equipment

Under U.S. GAAP, the cost of a non-monetary asset acquired in exchange for another non-monetary asset is recognized at the fair value of the asset surrendered or that of the asset received, and a gain or loss is recognized for the exchange, unless the exchange is not essentially the culmination of an earning process. Under Japanese GAAP, the cost of the asset surrendered is assigned to the newly acquired asset in certain types of exchange transactions, resulting in no gain or loss being recognized. When these types of exchange transactions are viewed as a culmination of an earnings process under U.S. GAAP, the carrying value of the newly acquired asset will be the fair value of the asset surrendered as opposed to the cost under Japanese GAAP.

In addition, the difference in carrying value leads to a difference in the recognition of depreciation expense under U.S. GAAP as compared to Japanese GAAP.

A-G-3

6.    Real estate sale and leasebacks

In March 2002, UFJ Bank entered into a sale and leaseback transaction with respect to land and buildings used as its headquarters. This transaction was recognized as a sale under Japanese GAAP with a loss on sale recorded in earnings.

Due to UFJ Bank’s continuing involvement in the real estate, the sale and leaseback transaction does not qualify for asset derecognition under U.S. GAAP.

7.    Land and buildings

Under Japanese GAAP, land was allowed to be revalued by March 31, 1998. The revaluation difference was recorded directly in equity and a related deferred tax asset or liability recognized. Under U.S. GAAP, there is no similar provision allowing for the upward revaluation of land and accordingly the revaluation is reversed.

Further, under U.S. GAAP, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of an asset exceeds its fair value. For the purposes of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level of independent and identifiable cash flows. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less estimated costs to sell.

Under Japanese GAAP, an equivalent impairment standard has been established but is not yet effective.

The impact of this difference has been to record an impairment charge to earnings with a corresponding reduction in the carrying value of the associated long-lived assets under U.S. GAAP, with no equivalent charge or reduction in long-lived assets under Japanese GAAP.

8.    Pension liability

UFJ Bank obtained an approval from the Minister of Health, Labor and Welfare on September 1, 2002 that released UFJ Bank from making future contributions to the substitutional portion of the Employees’ Pension Funds as defined under the Japanese Welfare Pension Insurance Law. At a future date, UFJ Bank will transfer plan assets to the government related to past employee service and the government will assume responsibility for the entire substitutional portion of the Employees’ Pension Funds, as defined. Under Japanese GAAP, UFJ Bank recognized extinguishment of the entire substitutional portion of the benefit obligation and related plan assets as of the date of the approval, which resulted in a gain. Under U.S. GAAP, such gain has not been recorded as the entire separation process should be accounted for in a single settlement transaction upon completion of the transfer to the government of the substitutional portion of the benefit obligation for past employee service and related plan assets.

In addition, under U.S. GAAP, a liability that is at least equal to the unfunded accumulated benefit obligation is required to be recognized. The excess of this minimum pension liability over unrecognized prior service cost is recorded on a net-of-tax basis as accumulated other comprehensive loss in the shareholders’ equity section.

Further, under Japanese GAAP, UFJ Holdings adopted pension accounting that is based on the actuarial present value of the accrued benefits as of April 1, 2000. Upon adoption, an election to amortize the transition obligation over a 5 year period was made. Under U.S. GAAP, the applicable transitional obligation has been fully amortized and is therefore recorded in accumulated deficit.

A-G-4

9.    Non-interest earning deposits made under the Japanese government-led restructuring program

Non-interest earning deposits have been provided to investment vehicles established under a government-led restructuring program to assist with the repayment of loans made to seven failed housing-loan entities in the fiscal year ended March 31, 1997. Under Japanese GAAP, these deposits are recorded at cost. Under U.S. GAAP, these deposits were discounted to their present value at the deposit date and the discount is subsequently accreted to interest income over the expected period to maturity.

10.    Derivative financial instruments and hedging activities

Derivatives are used to manage exposure to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches of risk profile of assets and liabilities. UFJ Holdings adopts hedge accounting for certain derivative hedging activities under Japanese GAAP. However, under U.S. GAAP, UFJ Holdings has accounted for such derivatives as trading assets or liabilities with changes in fair value recorded in earnings.

Requirements for bifurcation of embedded derivatives differ between Japanese GAAP and U.S. GAAP. Embedded derivatives that are deemed to be clearly and closely related to their host contract are not bifurcated under U.S. GAAP, while under Japanese GAAP, it is possible to bifurcate, on a discretionary basis, all embedded derivatives under the condition that the entity manages the risk of the embedded derivatives and host contracts separately.

Under U.S. GAAP, unrealized gains and losses at inception of a derivative contract are deferred and recognized over the life of the related contract, when the fair value of such derivatives is not based on quoted market prices or observable market prices of comparable products, whereas under Japanese GAAP such amounts are recognized immediately in earnings.

11.    Trust fees

Under Japanese GAAP, UFJ Trust Bank recognizes trust fees on a cash basis. Under U.S. GAAP, they are recognized on an accrual basis when earned.

12.    Goodwill and intangible assets

Under Japanese GAAP, the integration of Sanwa Bank, Tokai Bank, and Toyo Trust in April 2001 was accounted for as a pooling of interests. Consequently, UFJ Holdings did not recognize goodwill or intangible assets as of the integration date.

Under U.S. GAAP, this integration was accounted for using the purchase method of accounting as if Sanwa Bank acquired Tokai Bank and Toyo Trust. Consequently, goodwill and intangible assets were recognized as of April 1, 2001. Under U.S. GAAP goodwill ceased to be amortized to earnings from April 1, 2002, but instead is tested annually for impairment with impairment charges recognized in earnings in the period in which they arise. Definite lived intangible assets are amortized to earnings over their estimated useful lives, which range from 5 to 23 years.

The impact of the fair valuation of assets acquired and liabilities assumed under the purchase method of accounting has been included in the relevant categories of this reconciliation.

13.    Variable interest entities

Under U.S. GAAP, an entity that is a variable interest entity is consolidated by the primary beneficiary of its activities, if any. U.S. GAAP provides guidance for determination of a variable interest entity and identification of the primary beneficiary of the variable interest entity.

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Under Japanese GAAP there is no equivalent accounting standard, therefore no variable interest entities have been consolidated under Japanese GAAP.

A difference also arises in relation to entities consolidated under Japanese GAAP that are variable interest entities under U.S. GAAP for which UFJ Holdings is not the primary beneficiary. Under U.S. GAAP such entities have been accounted for using the equity method.

14.    Deferred tax valuation allowance

Under U.S. GAAP all available evidence, both positive and negative, must be considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Under Japanese GAAP the assessment as to whether deferred tax assets are realizable is primarily based on estimates of future taxable income.

15.    Other

This adjustment reflects the effect of miscellaneous items that are individually immaterial.

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ANNEX H

ENGLISH TRANSLATION OF FAIRNESS OPINION

DELIVERED BY MERRILL LYNCH TO THE BOARD OF UFJ HOLDINGS

Merrill Lynch Japan Securities Co., Ltd.
1-4-1 Nohonbashi Chuo-ku, Tokyo 103-8230, Japan

February 18, 2005

Board of Directors

UFJ Holdings, Inc.

5-6, Fushimimachi 3-chome, Chuo-ku,

Osaka-shi, Osaka 541-0044, Japan

Members of the Board of Directors:

We understand that UFJ Holdings, Inc. (“UFJHD”) and Mitsubishi Tokyo Financial Group, Inc. (“MTFG”) propose to enter into an agreement (the “Integration Agreement”) pursuant to which UFJHD will be merged with and into MTFG in a transaction (the “Merger”) in which each outstanding common share of UFJHD (the “UFJHD Common Shares”) will be converted into the right to receive 0.62 of a share (the “Merger Ratio”) of the common shares of MTFG (the “MTFG Common Shares”), all as set forth more fully in the Integration Agreement.

You have asked us whether, in our opinion, the Merger Ratio is fair from a financial point of view to the holders of the UFJHD Common Shares.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to UFJHD and MTFG that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of UFJHD and MTFG furnished to us by senior management of UFJHD and MTFG, as well as the amount and timing of the cost savings, revenue enhancement and related expenses expected to result from the Merger (the “Expected Synergies”) furnished to us by senior management of UFJHD and MTFG;

(3)	Conducted discussions with members of senior management of UFJHD and MTFG concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the UFJHD Common Shares and the MTFG Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the publicly reported financial condition and results of operations of UFJHD and MTFG and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Participated in certain discussions and negotiations among representatives of UFJHD and MTFG and their financial and legal advisors;

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(7)	Reviewed the potential pro forma impact of the Merger;

(8)	Reviewed the draft dated February 17, 2005 of the Integration Agreement (the “Draft of the Integration Agreement”); and

(9)	Reviewed such other financial studies, analyses and professional reports and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any assets or liabilities of UFJHD, MTFG or their subsidiaries and affiliates (the “Related Companies”), including any loan portfolios, deferred tax assets, valuation allowance or hedge or derivative positions, or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of the adequacy of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of allowances for loan losses of UFJHD or MTFG, nor have we reviewed any individual credit files of UFJHD, MTFG or their Related Companies and, as a result, we have assumed that the aggregate allowance for loan losses for each of UFJHD and MTFG is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have not evaluated the solvency or fair value of UFJHD or MTFG under any local or national laws relating to bankruptcy, insolvency or similar matters. In addition, we have not conducted, or assumed any obligation to conduct, any physical inspection of the properties or facilities of UFJHD, MTFG or their Related Companies.

With respect to the financial and operating information, including, without limitation, financial forecasts, valuation of contingencies, projections regarding risk-weighted assets and capital as defined under relevant Japanese regulations, under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and the Expected Synergies, furnished to or discussed with us by UFJHD or MTFG, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of senior management of UFJHD and MTFG as to the expected future financial performance of UFJHD, MTFG and the combined entity and the Expected Synergies.

We have assumed that shares of Series 2 Class 2 Preferred Shares, Series 4 Class 4 Preferred Shares, Series 5 Class 5 Preferred Shares, Series 6 Class 6 Preferred Shares and Series 7 Class 7 Preferred Shares of UFJHD (collectively, the “UFJHD Preferred Shares”) will be exchanged for preferred shares to be newly issued by MTFG, respectively (collectively, the “New MTFG Preferred Shares”), as set forth in the Draft of the Integration Agreement. We have also assumed that the terms of the New MTFG Preferred Shares will be substantially the same as the terms of the respective UFJHD Preferred Shares, other than the adjustment to the conversion price of the UFJHD Preferred Shares to reflect the Merger Ratio. To the extent our opinion takes into consideration dilution that would result from the conversion of the UFJHD Preferred Shares, we have assumed that the UFJHD Preferred Shares would be converted in accordance with the respective conversion price or assumed conversion price of the UFJHD Preferred Shares. We express no opinion as to whether or when holders of the UFJHD Preferred Shares or the New MTFG Preferred Shares may elect to convert such shares.

We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles in Japan (“Japanese GAAP”), which differ in certain respects from accounting principles generally accepted in other countries, and that it will qualify as a tax-free reorganization for Japanese income tax purposes. Our opinion is based upon financial information in accordance with Japanese GAAP which is supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not reviewed any financial information prepared by UFJHD or MTFG under generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP.

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We have also assumed that the final form of the Integration Agreement will be substantially similar to the Draft of the Integration Agreement.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof, and we are under no obligation to update our opinion. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by UFJHD or the Board of Directors of UFJHD to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of UFJHD. We note that UFJHD has received an unsolicited merger proposal (the “Proposed SMFG Merger”) from Sumitomo Mitsui Financial Group, Inc. (“SMFG”). Because UFJHD has determined not to engage in any discussions with any person regarding a transaction that might be an alternative to the Merger and we have not discussed, nor have we been asked to discuss, the Proposed SMFG Merger with SMFG or its representatives, we have not been able to evaluate the Proposed SMFG Merger, including any cost savings, revenue enhancement and related expenses expected to result from the Proposed SMFG Merger, on the same basis on which we have evaluated the Merger. As a result, we are not in the position to express any opinion as to the relative merits of the Merger and the Proposed SMFG Merger.

We are acting as financial advisor to UFJHD and UFJ Bank Limited (“UFJ Bank”), a subsidiary of UFJHD, in connection with the Merger and will receive a fee from UFJHD and UFJ Bank for our services, all of which is contingent upon the consummation of the Merger. In addition, UFJHD and UFJ Bank have agreed to indemnify us for certain liabilities arising out of our engagement. We acted as financial advisor to UFJ Bank in connection with the issuance of the Class E preferred shares Series 1 of UFJ Bank and we received a fee for such services. We have, in the past, provided other financial advisory and financing services to UFJHD, UFJ Bank and MTFG and may continue to do so, and have received, and may receive, fees for the rendering of such services. We also directly or indirectly have an equity interest in, and provide know-how and expertise to, UFJ Strategic Partner Co., Ltd., (“UFJSP”), a subsidiary of UFJ Bank, and Genesis Capital K.K. (“Genesis Capital”), a joint venture with UFJ Bank and UFJSP, both of which are engaged in the management of non-performing loans. We may obtain profit through our direct or indirect equity stake in UFJSP and Genesis Capital (the “Principal Investment Profit”). Upon the merger of UFJ Bank with and into The Bank of Tokyo-Mitsubishi, Ltd., contemplated by UFJHD and MTFG to occur contemporaneously with the Merger, we will become entitled to obtain control of UFJSP and to accelerate the return of our original investment and our receipt of the Principal Investment Profit; however, the Merger Ratio will not affect the amount of the Principal Investment Profit. In addition, in the ordinary course of our business, we may actively trade the UFJHD Common Shares and other securities of UFJHD and its Related Companies, as well as the MTFG Common Shares and other securities of MTFG and its Related Companies, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of UFJHD. If reference to this opinion is required by law or regulation in any jurisdictions other than Japan, or by the Board of Directors of UFJHD, to be made in a proxy statement, we will not unreasonably withhold our consent thereto so long as the full text of our opinion is reproduced therein and we approve in advance the text of any accompanying disclosure. Except as permitted by the preceding sentence, our opinion may not be reproduced, summarized, described or referred to or given to any person without our prior written consent. Our opinion does not address the merits of the underlying decision by UFJHD to engage in the Merger and does not constitute a recommendation to any UFJHD shareholder as to how such shareholder should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of UFJHD, other than the holders of the UFJHD Common Shares.

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We are not expressing any opinion herein as to the prices at which the UFJHD Common Shares, the MTFG Common Shares or the common shares of the combined entity will trade following the announcement of the Merger Ratio or consummation of the Merger, as applicable.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Ratio is fair from a financial point of view to the holders of the UFJHD Common Shares.

Very truly yours,

Merrill Lynch Japan Securities Co., Ltd.

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ANNEX I

ENGLISH TRANSLATION OF FAIRNESS OPINION

DELIVERED BY JPMORGAN TO THE BOARD OF UFJ HOLDINGS

[JPMorgan letterhead]

February 18, 2005

The Board of Directors

UFJ Holdings, Inc.

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the “Holdings Common Stock”) of UFJ Holdings, Inc. (“Holdings”) of the Merger Ratio (as defined below) in the proposed merger (the “Merger”) of Holdings with Mitsubishi Tokyo Financial Group, Inc. (“MTFG”). Pursuant to the Basic Agreement, dated as of August 12, 2004 (the “Basic Agreement”), among Holdings, UFJ Bank Limited (“Bank”), UFJ Trust Bank Limited, UFJTSUBASA Securities Co., Ltd., MTFG, The Bank of Tokyo-Mitsubishi, Ltd., The Mitsubishi Trust and Banking Corporation and Mitsubishi Securities Co., Ltd. and the Integration Agreement (the “Integration Agreement” and, together with the Basic Agreement, the “Agreements”) scheduled to be executed on February 18, 2005 by and among the same parties as those to the Basic Agreement, Holdings intends to merge with MTFG, but subject to execution of a merger agreement between them with respect to the Merger, and subject also to shareholder approval of such merger agreement and certain other conditions. The draft dated as of February 17, 2005 of the Integration Agreement (the “Draft Integration Agreement”) provides that in the Merger 0.62 shares of common stock of MTFG (the “MTFG Common Stock”) shall be allotted to holders of Holdings Common Stock in respect of each share of Holdings Common Stock held by them (the ratio of the number of shares of MTFG Common Stock to be so allotted to one share of Holdings Common Stock being hereinafter referred to as the “Merger Ratio”). We note that Sumitomo Mitsui Financial Group, Inc. (“SMFG”) has publicly proposed a merger with Holdings (the “SMFG Bid”) in which one share of common stock SMFG (the “SMFG Common Stock”) would be allotted to holders of Holdings Common Stock in respect of each share of Holdings Common Stock held by them (the ratio of the number of shares of SMFG Common Stock to be so allotted to one share of Holdings Common Stock being hereinafter referred to as the “SMFG Merger Ratio”).

In arriving at our opinion, we have (i) reviewed the Basic Agreement; (ii) reviewed the Draft Integration Agreement; (iii) reviewed certain publicly available business and financial information concerning Holdings, MTFG, SMFG and the industries in which they operate; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of the SMFG Bid; (v) compared the financial and operating performance of Holdings and MTFG with publicly available information concerning SMFG and certain other companies we deemed relevant and reviewed the current and historical market prices of the Holdings Common Stock, the MTFG Common Stock, the SMFG Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of Holdings and MTFG relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); (vii) reviewed certain due diligence reports prepared by advisors to Holdings; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. We have not had any opportunity to review any non-public business or financial information concerning SMFG.

In addition, we have held discussions with certain members of the management of Holdings and MTFG with respect to certain aspects of the Merger, and the past and current business operations of Holdings and MTFG, the financial condition and future prospects and operations of Holdings and MTFG, the effects of the Merger on the

A-I-1

financial condition and future prospects of Holdings and MTFG, and certain other matters we believed necessary or appropriate to our inquiry. As instructed by you, we have conducted only limited due diligence on the financial and operating performance and condition of Holdings and MTFG. As further instructed by you, we have not had any discussions with any representatives of SMFG concerning the SMFG Bid. As a result, the analysis you requested and this letter are limited to the extent of the information that was made available to us.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Holdings and MTFG or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities and have not been provided with any such valuations or appraisals, nor have we evaluated the solvency of Holdings or MTFG or any of their respective subsidiaries under laws of any jurisdiction relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities including, but not limited to, valuation allowances) of Holdings or MTFG or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal.

In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Holdings and MTFG to which such analyses or forecasts relate.

We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles in Japan (“Japanese GAAP”), which differ in certain respects from accounting principles generally accepted in other countries, and that it will qualify as a tax-free reorganization for Japanese income tax purposes. Our opinion is based upon financial information in accordance with Japanese GAAP which is supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not reviewed any financial information prepared by Holdings or MTFG under generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP.

We have also assumed that shares of Series 2 Class 2 Preferred Shares, Series 4 Class 4 Preferred Shares, Series 5 Class 5 Preferred Shares, Series 6 Class 6 Preferred Shares and Series 7 Class 7 Preferred Shares of Holdings (collectively, the “Holdings Preferred Shares”) will be exchanged for the preferred shares to be newly issued by MTFG (collectively, the “New MTFG Preferred Shares”), as set forth in the Integration Agreement. We have also assumed that the terms of the New MTFG Preferred Shares will be substantially the same as the terms of the related Holdings Preferred Shares, other than the adjustment to the conversion price of the Holdings Preferred Shares to reflect the Merger Ratio. To the extent our opinion takes into consideration dilution that would result from the conversion of the Holdings Preferred Shares, we have assumed that the Holdings Preferred Shares would be converted into Holdings Common Stock, as the case may be, in accordance with the respective conversion prices or assumed conversion prices of the Holdings Preferred Shares. We express no opinion as to whether or when holders of the Holdings Preferred Shares or the New MTFG Preferred Shares may elect to convert such shares.

We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have assumed that the definitive Integration Agreement will not differ in any material respect from the Draft Integration Agreement furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Holdings or MTFG or on the contemplated benefits of the Merger.

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Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Holdings Common Stock of the Merger Ratio in the proposed Merger and we express no opinion as to the underlying decision by Holdings to engage in the Merger. We are expressing no opinion herein as to the price at which MTFG Common Stock will trade at any future time. In addition, we are expressing no opinion with respect to any other merger transaction contemplated by the Agreements.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the Merger or any other alternative transaction. In addition, we were not permitted by you to engage in any discussions or negotiations with representatives of SMFG concerning the SMFG Bid. Our financial analysis of the SMFG Bid was subject to the limitations described above. We are expressing no opinion herein as to fairness, from a financial point of view, of the SMFG Merger Ratio, the relative merits, from a financial point of view, of the SMFG Bid and the proposed Merger or as to whether any alternative transaction might produce consideration for Holdings’ shareholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to Holdings and Bank with respect to the proposed Merger and we will receive fees from Holdings and Bank for our services if the proposed Merger is consummated. We acted as financial advisor to Holdings and Bank in connection with the issuance of Series 1 Class E preferred shares of Bank and we received a fee for such services. We and our affiliates have, in the past, provided other financial advisory and financing services to Holdings, Bank and MTFG and may continue to do so, and have received, and may receive, fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Holdings, MTFG, UFJTSUBASA Securities Co., Ltd., Mitsubishi Securities Co., Ltd. or SMFG for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Holdings Common Stock.

This letter is provided to the Board of Directors of Holdings in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of Holdings as to how such shareholder should vote with respect to the Merger or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Holdings, other than the holders of the Holdings Common Stock. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES ASIA PTE. LIMITED

TOKYO BRANCH

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Articles 254 and 280 of the Commercial Code of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between Mitsubishi Tokyo Financial Group, Inc. (“MTFG” or the “Registrant”) and its directors and corporate auditors. Section 10, which consists of Article 643 to 656, when so applied to the directors and corporate auditors, among other things, provides in effect that:

(1)	any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him, he may demand reimbursement therefor together with interest thereon from the company;

(3)	if a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 279-2 of the Commercial Code, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligations was or is not necessary for the performance of the corporate auditor’s duties.

MTFG has indemnification arrangements with all directors and corporate auditors. Such arrangements cover certain liabilities and litigation expenses, including liabilities under U.S. securities laws, arising from actions taken by such persons in their capacity as directors and corporate auditors, except to the extent that any such liability resulted from gross negligence or willful misconduct of the directors or corporate auditors.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS

2.1	Integration Agreement, dated February 18, 2005 (English translation) (included in the prospectus as Annex A)(1)

2.2	Merger Agreement (included in the prospectus as Annex B) (English translation)(2)

3.1	Articles of Incorporation of MTFG, as amended and restated on June 29, 2004 (English translation)(3)

3.2	Corporation Meetings Regulations of MTFG, as amended on April 1, 2004 (English translation)(3)

3.3	Board of Directors Regulations of MTFG, as amended on July 29, 2004 (English translation)(3)

3.4	Share Handling Regulations of MTFG, as amended and restated on June 29, 2004 (English translation)(3)

3.5	Form of Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc. (included in Annex B) (English translation)(2)

3.6	Form of Corporation Meetings Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(2)

3.7	Form of Board of Directors Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(2)

3.8	Form of Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc. (English translation)(2)

4.1	Form of MTFG stock certificates (English translation)(3)

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS

4.2	Form of American Depositary Receipt(4)

4.3	Form of Deposit Agreement, as amended and restated as of December 22, 2004, among MTFG, The Bank of New York and the holders from time to time of American Depositary Receipts issued thereunder(4)

4.4	Form of Mitsubishi UFJ Financial Group, Inc. stock certificates (English translation)(2)

5.1	Opinion of Mori Hamada & Matsumoto regarding the validity of the securities being registered(2)

8.1	Opinion of Mori Hamada & Matsumoto regarding certain Japanese tax aspects of the merger(2)

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain U.S. tax aspects of the merger(2)

10.1	Basic Agreement of Recapitalization, dated as of September 10, 2004, among MTFG, UFJ Holdings, Inc. and UFJ Bank Limited (English translation)(1)

21.1	Subsidiaries of MTFG (included on page 105 of the prospectus)

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of ChuoAoyama PricewaterhouseCoopers

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)(2)

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.2)(2)

99.1	Form of Convocation Notice of UFJ Holdings, Inc. (English translation)(2)

99.2	Form of Mail-in Voting Card of UFJ Holdings, Inc. (English translation)(2)

99.3	Consent of J.P. Morgan Securities Asia Pte. Limited

99.4	Consent of Merrill Lynch Japan Securities Co., Ltd.

(1)	Previously filed.
(2)	To be filed by amendment.
(3)	Incorporated by reference from MTFG’s Annual Report on Form 20-F filed on September 28, 2004.
(4)	Incorporated by reference from the Registration Statement on Form F-6 (Reg. No. 333-13338) filed on April 2, 2001.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, Mitsubishi Tokyo Financial Group, Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo and Country of Japan, on April 11, 2005.

MITSUBISHI TOKYO FINANCIAL GROUP, INC.

By:	/s/ HAJIME SUGIZAKI
Name: Hajime Sugizaki Title: Senior Managing Director and Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Haruya Uehara	Director, Chairman and co-Chief Executive Officer (principal executive officer)	April 11, 2005

* Nobuo Kuroyanagi	Director, President and Chief Executive Officer (principal executive officer)	April 11, 2005

* Tatsunori Imagawa	Director, Deputy President and Chief Planning Officer	April 11, 2005

* Asataro Miyake	Senior Managing Director and Chief Risk Management Officer	April 11, 2005

/S/ HAJIME SUGIZAKI Hajime Sugizaki	Senior Managing Director and Chief Financial Officer (principal financial and accounting officer)	April 11, 2005

* Shigemitsu Miki	Director	April 11, 2005

* Akio Utsumi	Director	April 11, 2005

* Tetsuo Iwata	Director	April 11, 2005

* Kinya Okauchi	Director	April 11, 2005

Ryotaro Kaneko	Director	, 2005

Takuma Otoshi	Director	, 2005

Authorized United States Representative:

The Bank of Tokyo-Mitsubishi, Ltd.

Headquarters for the Americas

By:	*
Name: Robert E. Hand Title: General Counsel and Director of Public Affairs, Legal and Compliance Office for the Americas

Date: April 11, 2005

*By:	/s/ HAJIME SUGIZAKI
Name: Hajime Sugizaki Title: Attorney-in-fact

Date: April 11, 2005